As filed with the Securities and Exchange Commission on August 28, 2006
Registration No. 333-136508

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Charter Communications, Inc.,
CCH II, LLC
and
CCH II Capital Corp.
(Exact name of registrants as specified in their charters)

Delaware Delaware Delaware	4841 4841 4841	43-1857213 03-0511293 13-4257703
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
12405 Powerscourt Drive
St. Louis, Missouri 63131
(314) 965-0555
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)
Grier C. Raclin
Executive Vice President, General Counsel and Corporate Secretary
12405 Powerscourt Drive
St. Louis, Missouri 63131
(314) 965-0555
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Dennis J. Friedman
Barbara L. Becker
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
(212) 351-4000
      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Exchange Offer Prospectus may change. We may not offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Exchange Offer Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

EXCHANGE OFFER PROSPECTUS
CCHC, LLC, CCH II, LLC and CCH II Capital Corp.
Offer to Exchange up to $450,000,000 Principal Amount Outstanding of
Charter Communications, Inc.’s
5.875% Convertible Senior Notes due 2009
(CUSIP Nos. 16117MAE7 and 16117MAD9)
     The “Exchange Consideration” offered per $1,000 principal amount of Charter Communications, Inc.’s (“Charter”) 5.875% convertible senior notes due 2009 (the “Convertible Notes”) validly tendered for exchange and not validly withdrawn on or prior to the Expiration Date (as defined below) consists of:

•	$417.75 in cash,

•	100 shares of Charter’s Class A Common Stock, par value $0.001 (the “Class A Common Stock”) and

•	$325.00 principal amount of 10.25% Senior Notes due 2010 issued by CCH II (the “CCH II Notes”), as an add-on to its currently outstanding series.
This Exchange Offer will expire at 11:59 p.m., New York City time, on September 8, 2006, unless extended or earlier terminated (such date, as the same may be extended or earlier terminated, the “Expiration Date”). Holders of Convertible Notes (as defined below) must tender their Convertible Notes for exchange on or prior to the Expiration Date to receive the Exchange Consideration (as defined below).
     CCHC, LLC (“CCHC”) and CCH II, LLC and CCH II Capital Corp. (collectively, “CCH II” and, together with CCHC, the “Offerors”) hereby offer up to $187,987,500 in cash, 45,000,000 shares of Class A Common Stock and $146,250,000 principal amount of CCH II Notes to holders (the “Holders”) of up to $450,000,000 of Charter’s $862,500,000 principal amount outstanding Convertible Notes who elect to exchange their Convertible Notes upon the terms and subject to the conditions set forth in this Exchange Offer Prospectus (this “Exchange Offer Prospectus”) and in the accompanying Letter of Transmittal (the “Letter of Transmittal” and together with this Exchange Offer Prospectus, the “Exchange Offer”). The Convertible Notes are not listed on any national securities exchange but are eligible for trading on the PORTAL Market.
     The Exchange Offer is not conditioned on a minimum amount of Convertible Notes being tendered. The Offerors will not accept for exchange more than $450,000,000 principal amount of Convertible Notes (the “Maximum Amount”). As a result, if more than the Maximum Amount of Convertible Notes is validly tendered and not validly withdrawn, the Offerors will accept Convertible Notes from each Holder pro rata, based on the total principal amount of Convertible Notes validly tendered and not validly withdrawn.
     The CCH II Notes being offered as part of the Exchange Consideration will be issued under a temporary CUSIP number until the next interest payment date, which is expected to be September 15, 2006, at which time it is expected that they will be mandatorily merged into the existing CUSIP number of approximately $1.6 billion outstanding principal amount of CCH II Notes. The CCH II Notes are not listed on any national securities exchange but are eligible for trading on the PORTAL Market.
     The Class A Common Stock is traded on the Nasdaq Global Market under the symbol “CHTR.”
     In addition to the Exchange Consideration, we will pay accrued interest on the Convertible Notes from and after the last interest payment date (which was May 16, 2006) up to, but not including, the Settlement Date.
     The “Settlement Date” in respect of any Convertible Notes that are validly tendered for exchange and not validly withdrawn is expected to be not later than the fourth day following the Expiration Date.
     Exchange of the Convertible Notes and an investment in our Class A Common Stock and CCH II Notes involves risks. See “Recent Events” on page 1 and “Risk Factors” on page 22 for a discussion of issues that you should consider with respect to the Exchange Offer.
     You must make your own decision whether to exchange any Convertible Notes pursuant to the Exchange Offer, and, if you wish to exchange Convertible Notes, the principal amount of Convertible Notes to tender. In addition, you must make your own decision as to whether to unwind any hedged positions you hold with respect to your Convertible Notes. Neither Charter, CCHC, CCH II, their subsidiaries nor their respective Boards of Directors make any recommendation as to whether Holders should exchange their Convertible Notes or unwind any hedged positions with respect to the Convertible Notes.
     Neither this transaction nor the securities to be issued upon exchange of the Convertible Notes have been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.
The Dealer Managers for the Exchange Offer are:

Citigroup	Banc of America Securities LLC
The Date of this Exchange Offer Prospectus is August 28, 2006.

      Unless otherwise stated, the discussion in this Exchange Offer Prospectus of our business and operations includes the business of Charter Communications, Inc. (“Charter”) and its direct and indirect subsidiaries. Unless otherwise stated or the context otherwise requires, the terms “we,” “us” and “our” refer to Charter and its direct and indirect subsidiaries on a consolidated basis.

i

IMPORTANT
      Convertible Notes tendered for exchange may be validly withdrawn at any time up until 11:59 p.m., New York City time, on the Expiration Date. In the event of a termination of the Exchange Offer, the Convertible Notes tendered for exchange pursuant to the Exchange Offer will be promptly returned to the tendering Holders. Likewise, any Convertible Notes not accepted for exchange because the Maximum Amount has been exceeded will be promptly returned to the tendering Holders.
      Convertible Notes tendered for exchange, along with completed Letters of Transmittal and any other required documents should be directed to the Exchange Agent (as defined below). Any requests for assistance in connection with the Exchange Offer or for additional copies of this Exchange Offer Prospectus or related materials should be directed to the Information Agent (as defined below). Any additional questions regarding the Exchange Offer should be directed to either of the Dealer Managers (as defined below). Contact information for the Information Agent, the Exchange Agent and the Dealer Managers is set forth on the back cover of this Exchange Offer Prospectus. Neither we nor any of the Dealer Managers, the Trustee (as defined below), the Information Agent or the Exchange Agent make any recommendation as to whether or not Holders should tender their Convertible Notes for exchange pursuant to the Exchange Offer.
      The Information Agent for the Exchange Offer is Global Bondholder Services Corporation (the “Information Agent”). The Exchange Agent for the Exchange Offer is Global Bondholder Services Corporation (the “Exchange Agent”). Citigroup and Banc of America Securities LLC (the “Dealer Managers”) are acting as dealer managers in connection with the Exchange Offer.
      Subject to the terms and conditions set forth in the Exchange Offer, the Exchange Consideration to which a tendering Holder is entitled pursuant to the Exchange Offer will be paid on the Settlement Date. Under no circumstances will any interest be payable because of any delay in the transmission of the Exchange Consideration to Holders by the Exchange Agent.
      Notwithstanding any other provision of the Exchange Offer, the Offerors’ obligation to pay the Exchange Consideration for Convertible Notes validly tendered for exchange and not validly withdrawn pursuant to the Exchange Offer is subject to, and conditioned upon, the satisfaction or waiver of, the conditions described below under “Description of the Exchange Offer — Conditions to the Exchange Offer.”
      The Offerors reserve the right, in their sole discretion, to waive any one or more of the conditions to the Exchange Offer at any time. See “Description of the Exchange Offer — Conditions to the Exchange Offer.”
      The Offerors reserve the right to extend the Exchange Offer, if necessary, so that the Expiration Date occurs upon or shortly after the satisfaction of the conditions to the Exchange Offer.
      Subject to applicable securities laws and the terms set forth in this Exchange Offer, the Offerors reserve the right:

•	to waive any and all conditions to the Exchange Offer;

•	to extend the Exchange Offer;

•	to terminate the Exchange Offer, but only if any condition to the Exchange Offer is not satisfied (see “Description of the Exchange Offer — Conditions to the Exchange Offer”); or

•	otherwise to amend the Exchange Offer in any respect; however, the Offerors do not currently intend to change the amount of Class A Common Stock offered to more than 134 shares or less than 67 shares per $1,000 principal amount of Convertible Notes.
      In accordance with applicable securities laws, if a material change occurs in the information published, sent or given to Holders, the Offerors will promptly disclose the change in a manner reasonably calculated to inform Holders of the change.

      In the event that the Exchange Offer is withdrawn or otherwise not completed, the Exchange Consideration will not be paid or become payable to Holders of the Convertible Notes who have validly tendered their Convertible Notes for exchange in connection with the Exchange Offer and the Convertible Notes tendered for exchange pursuant to the Exchange Offer will be promptly returned to the tendering Holders.
      Any Holder who desires to tender Convertible Notes pursuant to the Exchange Offer and who holds physical certificates evidencing such Convertible Notes must complete and sign a Letter of Transmittal in accordance with the instructions therein, have the signature thereon guaranteed (if required by Instruction 4 of the Letter of Transmittal) and send or deliver such manually signed Letter of Transmittal (or a manually signed facsimile thereof), together with certificates evidencing such Convertible Notes being tendered and any other required documents to the Exchange Agent at its address set forth on the back cover of this Exchange Offer Prospectus. Only Holders of Convertible Notes are entitled to tender Convertible Notes for exchange.
      Beneficial owners of Convertible Notes that are held of record by a broker, dealer, commercial bank, trust company or other nominee must instruct such nominee to tender the Convertible Notes for exchange on the beneficial owner’s behalf. A letter of instructions is included in the materials provided along with this Exchange Offer Prospectus, which may be used by a beneficial owner in this process to effect the tender of Convertible Notes for exchange. See “Description of the Exchange Offer — Procedure for Tendering Convertible Notes.”
      The Depository Trust Company (“DTC”) has authorized DTC participants that hold Convertible Notes on behalf of beneficial owners of Convertible Notes through DTC to tender their Convertible Notes for exchange as if they were Holders. To tender their Convertible Notes for exchange, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal, transmit their acceptance to DTC through the DTC Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible, and follow the procedure for book-entry transfer set forth in “Description of the Exchange Offer — Procedure for Tendering Convertible Notes.”
      Converting Holders will not be obligated to pay brokerage fees or commissions to the Dealer Managers, the Exchange Agent, the Information Agent, the Trustee or the Offerors.
      Any requests for assistance in connection with the Exchange Offer or for additional copies of this Exchange Offer Prospectus or related materials should be directed to the Information Agent. Any additional questions regarding the Exchange Offer should be directed to either of the Dealer Managers. Contact information for the Information Agent and the Dealer Managers is set forth on the back cover of this Exchange Offer Prospectus. Beneficial owners may also contact their brokers, dealers, commercial banks, trust companies or other nominees through which they hold the Convertible Notes with questions and requests for assistance.
      This Exchange Offer Prospectus and the Letter of Transmittal contain important information that should be read before any decision is made with respect to a exchange of Convertible Notes.
      The delivery of this Exchange Offer shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of Charter or any of its subsidiaries or affiliates since the date hereof.
      This Exchange Offer does not constitute an offer to sell or exchange or a solicitation of an offer to buy or exchange securities in any jurisdiction where it is unlawful to make such an offer or solicitation.
      No one has been authorized to give any information or to make any representations with respect to the matters described in this Exchange Offer Prospectus, other than those contained in this Exchange Offer Prospectus. If given or made, such information or representation may not be relied upon as having been authorized by us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This Exchange Offer Prospectus includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this Exchange Offer Prospectus may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this Exchange Offer Prospectus are set forth in this Exchange Offer Prospectus and in other reports or documents that we file from time to time with the SEC and include, but are not limited to:

•	the availability, in general, of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash flows from operating activities, further borrowings or other sources and, in particular, our ability to be able to provide under applicable debt instruments and applicable law such funds (by dividend, investment or otherwise) to the applicable obligor of such debt;

•	our ability to comply with all covenants in our indentures and credit facilities, any violation of which would result in a violation of the applicable facility or indenture and could trigger a default of other obligations under cross-default provisions;

•	our ability to pay or refinance debt prior to or when it becomes due and/or to take advantage of market opportunities and market windows to refinance that debt through new issuances, exchange offers or otherwise, including restructuring our balance sheet and leverage position;

•	our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed Internet, telephone and other services and to maintain and grow a stable customer base, particularly in the face of increasingly aggressive competition from other service providers;

•	our ability to obtain programming at reasonable prices or to pass programming cost increases on to our customers;

•	general business conditions, economic uncertainty or slowdown; and

•	the effects of governmental regulation, including but not limited to local franchise authorities, on our business.
      All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement.

SUMMARY

The following summary is provided solely for the convenience of the Holders of the Convertible Notes. This summary is not intended to be complete and is qualified in its entirety by reference to the full text and more specific details contained elsewhere in this Exchange Offer Prospectus, the Letter of Transmittal and any amendments or supplements hereto or thereto. Holders of the Convertible Notes are urged to read this Exchange Offer Prospectus in its entirety. Each of the capitalized terms used in this summary and not defined herein has the meaning set forth elsewhere in this Exchange Offer Prospectus.

CCHC, LLC (“CCHC”) is an indirect subsidiary of Charter Communications, Inc. (“Charter”). CCHC is a holding company with no operations of its own. CCH II, LLC is a wholly-owned indirect subsidiary of CCHC. CCH II, LLC is a holding company with no operations of its own. CCH II Capital Corp. (together with CCH II, LLC, “CCH II”) is a wholly-owned subsidiary of CCH II, LLC. CCH II Capital Corp. is a company with no operations of its own and no subsidiaries. For a chart showing our ownership structure, see page 3.
The Company

We are a broadband communications company operating in the United States, with approximately 5.81 million customers at June 30, 2006, pro forma for the asset sales discussed below. Through our broadband network of coaxial and fiber optic cable, we offer our customers traditional cable video programming (analog and digital, which we refer to as “video” service), high-speed Internet access, advanced broadband cable services (such as video on demand (“VOD”), high definition television service, and interactive television) and, in some of our markets, telephone service. See “Business — Products and Services” for further description of these terms, including “customers.”

At June 30, 2006, pro forma for the asset sales discussed below, we served approximately 5.52 million analog video customers, of which approximately 2.73 million were also digital video customers. We also served approximately 2.26 million high-speed Internet customers (including approximately 266,700 who received only high-speed Internet services). We also provided telephone service to approximately 257,600 customers (including approximately 24,100 who received telephone service only).

Our principal executive offices are located at Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131. Our telephone number is (314) 965-0555 and we have a website accessible at www.charter.com. The information posted or linked on this website is not part of the Exchange Offer or this Exchange Offer Prospectus and you should rely solely on the information contained in this Exchange Offer Prospectus and the related documents to which we refer herein when deciding whether or not to tender your Convertible Notes.

The Offerors are offering to pay the Exchange Consideration with respect to up to $450,000,000 of the Convertible Notes tendered for exchange upon the terms and subject to the conditions set forth in this Exchange Offer Prospectus and the related Letter of Transmittal. The Exchange Offer and the payment of the Exchange Consideration are conditioned upon, among other things, the satisfaction of certain conditions. See “Description of the Exchange Offer — Conditions to the Exchange Offer.”
Recent Events

Contribution of CC VIII, LLC Interests to CCH I, LLC. As part of the Private Exchange Offers (as defined below), CCHC will contribute its 70% interest (the “CC VIII Interest”) in the Class A preferred equity interests of CC VIII, LLC (“CC VIII”), a majority-owned indirect subsidiary of Charter Communications Operating, LLC (“Charter Operating”), to CCH I, LLC (“CCH I”). The CC VIII Interest will be pledged as security for all CCH I notes, including those that may be issued in the Private Exchange Offers described below. The CC VIII preferred interests are entitled to a 2% accreting priority return on the priority capital. The CC VIII Interest represents approximately 13% of the total equity interests in CC VIII at June 30, 2006. CC VIII owns systems with approximately 934,000 analog video customers at June 30, 2006. The CC VIII Interests are being pledged as security for the CCH I notes in order to provide an additional asset supporting the CCH I notes.
      Charter Communications Holdings, LLC (“Charter Holdings”) Exchange Offers. Concurrently with the Exchange Offer, CCH II and CCH I have commenced private offers (the “Private Exchange Offers”) in which certain holders of certain of Charter Holdings’ outstanding notes are being offered the right to exchange those notes for up to $200 million principal amount of 10.25% Senior Notes due 2013 of CCH II (“CCH II 2013 notes”) and up to $675 million principal amount of 11% Senior Secured Notes due 2015 of CCH I (“CCH I notes”). The CCH I notes to be issued in the Private Exchange Offers, if issued, will be of the same class as the currently outstanding $3.525 billion principal amount of CCH I notes. Charter Holdings will unconditionally guarantee the CCH II 2013 notes. Charter Holdings guarantees the currently outstanding CCH I notes and will guarantee the CCH I notes to be issued in the Private Exchange Offers. As noted above, the CC VIII Interest to be held by CCH I will be pledged as security for any CCH I notes that may be issued in the Private Exchange Offers and all outstanding CCH I notes. The CCH I notes currently outstanding are, and the CCH I Notes to be issued in the Private Exchange Offers also will be secured by a pledge of CCH I’s equity interests in CCH II.
      The Exchange Offer and the Private Exchange Offers are independent, however they are both being conducted at the present time based on our current ability to incur indebtedness and the current trading prices of the subject securities in each offer. In addition, neither consummation of the Exchange Offer nor the Private Exchange Offers is conditioned upon consummation of the other offer.
      Charter Investment, Inc., a wholly-owned corporation of Mr. Paul G. Allen, Charter’s Chairman and controlling stockholder, holds approximately $56 million of Charter Holdings’ notes that are the subject of the Private Exchange Offers. Mr. Allen has agreed to cause this entity to tender these notes in the Private Exchange Offers. We are not aware that any of our other officers, directors or affiliates own the Charter Holdings’ notes that are the subject of the Private Exchange Offers.
      Asset Sales. Earlier in 2006, we signed three separate definitive agreements to sell certain cable television systems serving a total of approximately 356,000 analog video customers in (1) West Virginia and Virginia to Cebridge Connections, Inc. (“Cebridge”), (2) Illinois and Kentucky to Telecommunications Management, LLC, doing business as New Wave Communications (“New Wave”) and (3) Nevada, Colorado, New Mexico and Utah to Orange Broadband Holding Company, LLC (“Orange”) for a total of approximately $971 million. The sale of the systems to Cebridge and New Wave closed on July 1, 2006, and the sale of the systems to Orange is scheduled to close in the third quarter of 2006. Proceeds from the sales to Cebridge and New Wave that closed on July 1, 2006 were used to reduce the amount outstanding on our revolving credit facility to zero, without reducing commitments, and the remainder to fund our business. Proceeds from the sale to Orange are expected to be used for general corporate purposes, including to fund the cash consideration to be paid in the Exchange Offer. Because the West Virginia and Virginia systems meet the criteria for presentation as discontinued operations, on August 10, 2006, Charter and CCH II each filed current reports on Form 8-K reflecting revenues and expenses related to the West Virginia and Virginia systems for each of the three years ended December 31, 2005 as discontinued operations.
Purpose of the Exchange Offer
      The purpose of the Exchange Offer is to exchange up to $450,000,000 of Charter’s outstanding Convertible Notes to extend maturities and reduce our overall indebtedness.

Organizational Structure
      The chart below sets forth our organizational structure as of June 30, 2006 and that of our direct and indirect subsidiaries — after giving effect to the contribution of the CC VIII Interest to CCH I. This chart does not include all of our affiliates and subsidiaries and, in some cases, we have combined separate entities for presentation purposes. The equity ownership, voting percentages and indebtedness amounts shown below are approximations as of June 30, 2006 — after giving effect to the contribution of the CC VIII Interest to CCH I and do not give effect to any exercise, conversion or exchange of then outstanding options, preferred stock, convertible notes and other convertible or exchangeable securities. Indebtedness amounts shown below are accreted values for financial reporting purposes as of June 30, 2006. See “Description of Other Indebtedness,” which also includes the principal amount of the indebtedness described below.

Public common stock and other equity
Paul G. Allen and his controlled entities
93% common equity interest, 10% voting interest (2)
7% common equity interest, 90% voting interest (2)
Charter Communications, Inc. ("Charter") (1) (issuer of Class A Common Stock and approximately $848 million of Convertible Notes) (2)
56% common equity interest and mirror senior securities (4)
44% common equity interest (exchangeable for Charter common stock) (3)(4)
Charter Communications Holding Company, LLC ("Charter Holdco")
$53 million subordinated accreting note (5)
CCHC, LLC ("CCHC" an "Offeror")
Charter Communications Holdings, LLC ("Charter Holdings" or "CCH") (co-issuer of approximately $1.8 billion of senior notes and of senior discount notes) (6)(7)
CCH I Holdings, LLC ("CIH") (co-issuer of approximately $2.5 billion of senior notes and senior discount notes)
CCH I, LLC ("CCH I") (co-issuer of approximately $3.7 billion senior secured notes) (6)
CCH II, LLC ("CCH II" an "Offeror") (co-issuer of the CCH II Notes and approximately $2.0 billion senior notes) (7)
CCH II Capital Corp. (an "Offeror") (co-issuer of the CCH II Notes and approximately $2.0 billion senior notes)
CCO Holdings, LLC ("CCO Holdings") (co-issuer of approximately $1.3 billion senior notes)
Charter Communications Operating, LLC ("Charter Operating") (obligor under approximately $6.85 billion senior credit facilities – approximately $5.8 billion outstanding) (co-issuer of approximately $1.9 billion senior second lien notes) (8)
Charter Operating Subsidiaries (9)
CCO NR Holdings, LLC (9)
100%
CC VII companies (9)
100%
CC VI companies (9)
100% common equity
CC V Holdings, LLC (9)
100% Class B units
70% Class A preferred units in CC VIII, LLC
CC VIII, LLC ("CC VIII") (9)
30% Class A preferred units in CC VIII, LLC

(1)	Charter acts as the sole manager of Charter Holdco and its direct and indirect limited liability company subsidiaries, including CCHC and CCH II.

(2)	Without giving effect to the Exchange Offer. Concurrently with the Exchange Offer, CCH II and CCH I have commenced the Private Exchange Offers.

(3)	Held by Charter Investment, Inc. (“CII”) and Vulcan Cable III Inc., each of which is 100% owned by Paul G. Allen, Charter’s Chairman and controlling shareholder. They are exchangeable at any time on a one-for-one basis for shares of Class A Common Stock.

(4)	The percentages reflect the issuance of the 116.9 million shares of Class A Common Stock issued in 2005 and February 2006 and the corresponding issuance of an equal number of mirror membership units by Charter Holdco to Charter. However, for accounting purposes, Charter’s common equity interest in Charter Holdco is 48%, and Paul G. Allen’s ownership of Charter Holdco is 52%. These percentages exclude the 116.9 million mirror membership units issued to Charter due to the required return of the issued mirror units upon return of the shares offered pursuant to the share lending agreement.

(5)	Represents an exchangeable accreting note issued by CCHC related to the settlement of the CC VIII dispute. See “Certain Relationships and Related Party Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII”.

(6)	Without giving effect to the Private Exchange Offers or the Exchange Offer. In the Private Exchange Offers, CCH I is offering up to $675 million of the CCH I notes.

(7)	Without giving effect to the Private Exchange Offers or the Exchange Offer. In the Private Exchange Offers, CCH II is expected to offer up to $200 million of the CCH II 2013 notes. In the Exchange Offer, CCH II is offering up to $146 million of CCH II Notes.

(8)	Giving pro forma effect to the asset sales described under “— Recent Events — Asset Sales,” the aggregate principal amount of loans under Charter Operating’s senior credit facilities is $5.0 billion.

(9)	This subsidiary guarantees the Charter Operating senior credit facilities and senior second lien notes, which guarantee is secured by substantially all assets of this subsidiary.

The Exchange Offer

Exchange Offer	The Offerors are offering to pay the Exchange Consideration to Holders of up to $450,000,000 aggregate principal amount of the Convertible Notes who elect to exchange their Convertible Notes upon the terms and subject to the conditions of the Exchange Offer.

Offerors	CCHC and CCH II are the entities making the Exchange Offer. See “— Organizational Structure.”

Exchange Consideration	The Exchange Consideration offered per $1,000 principal amount of Convertible Notes validly tendered for exchange and not validly withdrawn on or prior to the Expiration Date consists of:

• $417.75 in cash,

• 100 shares of Class A Common Stock, and

• $325.00 principal amount of CCH II Notes.

Subject to applicable securities laws and the terms set forth in the Exchange Offer Prospectus, the Offerors reserve the right to amend the Exchange Offer in any respect; however, the Offerors do not currently intend to change the amount of Class A Common Stock offered to more than 134 shares or less than 67 shares per $1,000 principal amount of Convertible Notes.

CCH II Notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000. See “Description of the Exchange Offer.”

No Minimum Condition	The Exchange Offer is not conditioned on a minimum principal amount of Convertible Notes being tendered.

Maximum Amount	The Offerors will not accept for exchange more than the Maximum Amount. As a result, if more than the Maximum Amount of Convertible Notes is validly tendered and not validly withdrawn, the Offerors will accept Convertible Notes from each Holder pro rata based on the total principal amount of Convertible Notes validly tendered and not validly withdrawn.

Accrued Interest on the Convertible Notes	In addition to the Exchange Consideration, the Offerors will pay accrued interest on the Convertible Notes from and after the last interest payment date (which was May 16, 2006) up to, but not including, the Settlement Date.

Consequences of Failure to Exchange	For a description of certain risks of continuing to own Convertible Notes after the Settlement Date because such Holder elects not to tender Convertible Notes or Convertible Notes tendered are not accepted (as a result of the Maximum Amount or otherwise) see “Risk Factors — Risks to Continuing Holders of Convertible Notes After the Settlement Date.” In particular, you should note that as part of the Private Exchange Offers CCHC will contribute the CC VIII Interest to CCH I. The CC VIII Interest will be pledged as security for all CCH I notes, including those to be issued in the Private Exchange

Offers. Any claim Holders of the Convertible Notes have against those assets will become subordinate to claims of the holders of CCH I notes, as well as the creditors of CCHC, Charter Holdings and CIH.

Expiration Date	September 8, 2006, unless extended or earlier terminated by the Offerors. The Offerors reserve the right to extend the Exchange Offer, if necessary, so that the Expiration Date occurs upon or shortly after the satisfaction of the conditions to the Exchange Offer. We do not currently intend to extend the Expiration Date beyond September 8, 2006.

Settlement Date	The “Settlement Date” in respect of any Convertible Notes that are validly tendered for exchange prior to 11:59 p.m., New York City time, on the Expiration Date is expected to be not later than the fourth day following the Expiration Date.

Accounting Treatment	Charter will consider the fair value of consideration to be issued versus the book value of Convertible Notes tendered and will record the resulting anticipated gain on the transaction on our consolidated statement of operations in the period the transaction closes. CCH II will record the fair value of CCH II Notes issued in long-term debt and will record the fair value of the Convertible Notes received by CCH II as a reduction of member’s equity of CCH II. See “Unaudited Pro Forma Consolidated Financials.”

How to Tender Convertible Notes	See “Description of the Exchange Offer — Procedure for Tendering Convertible Notes.” For further information, call the Information Agent or the Exchange Agent at the respective telephone numbers set forth on the back cover of this Exchange Offer Prospectus or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Withdrawal and Revocation Rights	Convertible Notes may be validly withdrawn at any time up until 11:59 p.m., New York City time, on the Expiration Date. In the event of a termination of the Exchange Offer, which can only occur if a condition to the Exchange Offer is not satisfied, the Convertible Notes tendered pursuant to the Exchange Offer will be promptly returned to the tendering Holders. In addition, even after the Expiration Date, if the Offerors have not accepted for payment any validly tendered Convertible Notes, such Convertible Notes may be withdrawn 60 days after commencement of the Exchange Offer.

Purpose of the Exchange Offer	The purpose of the Exchange Offer is to exchange up to $450,000,000 of Charter’s outstanding Convertible Notes to extend maturities and reduce our overall indebtedness.

Background of the Exchange Offer	This Exchange Offer and the Private Exchange Offer are being conducted at the present time based on our current ability to incur indebtedness under the financial covenants contained in our various debt instruments and the current trading prices of the subject securities in each offer. See “Background of the Exchange Offer.”

Certain Conditions Precedent to the Exchange Offer	The Offerors’ obligation to pay the Exchange Consideration in respect of Convertible Notes validly tendered for exchange pursuant to the Exchange Offer is conditioned upon the satisfaction of certain conditions including effectiveness of the registration statement. See “Description of the Exchange Offer — Conditions to the Exchange Offer.”

Optional Settlement Procedure	As described under “Description of Capital Stock and Membership Units — Share Lending Agreement” below, as of June 30, 2006, Charter has loaned to Citigroup Global Markets Limited (“CGML”) 116.9 million shares of Class A Common Stock to facilitate the placement of the Convertible Notes. To the extent you tender Convertible Notes in the Exchange Offer, and you have entered into a share loan agreement with CGML pursuant to which you have, as of the Acceptance Date (as defined below) of the Exchange Offer, an open borrow position thereunder, you may, at your option, elect the settlement of Class A Common Stock to be issued by Charter as part of the Exchange Consideration through the settlement procedure described below. Any such election may be made:

(i) if you hold your Convertible Notes in book-entry form through DTC, by instructing your nominee to make such an election on your behalf in accordance with DTC procedures; or

(ii) otherwise, by making such an election in the Letter of Transmittal and delivery of such Letter of Transmittal in accordance with the procedures described under “— Procedures for Tendering Convertible Notes” below.

If you validly make such an election as described above, any Class A Common Stock you are entitled to receive as a component of the Exchange Consideration will be issued by Charter to CGML, or an affiliate, and used, to the extent you have, as of the date we accept your Convertible Notes pursuant to the Exchange Offer (the “Acceptance Date”) an outstanding obligation to return shares of our Class A Common Stock under the share loan agreement, to satisfy a corresponding portion of such return obligation to CGML. Such share deliveries will be deemed to occur on the Acceptance Date and will be used, on such date, to satisfy your return obligation to CGML. Although it has no obligation to do so, we anticipate that CGML will contemporaneously return such shares to Charter under the Share Lending Agreement on such date. In lieu of actual issuances of shares by Charter to CGML or an affiliate, and return of those shares to CGML under our share loan agreement, CGML and Charter may agree to deem your obligation to deliver those shares to CGML and CGML’s obligation to deliver those shares to Charter to be mutually satisfied as of the Acceptance Date.

Certain U.S. Federal Income Tax Consequences	For a summary of the material U.S. federal income tax consequences of the Exchange Offer, see “Certain U.S. Federal Income Tax Consequences.”

Use of Proceeds	Neither the Offerors, Charter nor any of their subsidiaries will receive any proceeds from the Exchange Offer.

Brokerage Commissions	No brokerage commissions are payable by Holders of the Convertible Notes to the Dealer Managers, the Information Agent, the Offerors, the Trustee or the Exchange Agent.

Dealer Managers	Citigroup and Banc of America Securities LLC are the Dealer Managers for the Exchange Offer. Their respective addresses and telephone numbers are set forth on the back cover of this Exchange Offer Prospectus.

Information Agent	Global Bondholder Services Corporation is the Information Agent for the Exchange Offer. Its address and telephone number are set forth on the back cover of this Exchange Offer Prospectus.

Exchange Agent	Global Bondholder Services Corporation is the Exchange Agent for the Exchange Offer. Its address and telephone number are set forth on the back cover of this Exchange Offer Prospectus.

Regulatory Approvals	The Offerors are not aware of any other material regulatory approvals necessary to complete the Exchange Offer, other than the obligation to file a Schedule TO with the SEC and otherwise comply with applicable securities laws.

No Appraisal Rights	No appraisal rights are available to the Holders in connection with the Exchange Offer.

Further Information	Any requests for assistance in connection with the Exchange Offer or for additional copies of this Exchange Offer Prospectus or related materials should be directed to the Information Agent. Any questions regarding the Exchange Offer should be directed to either of the Dealer Managers. Contact information for the Information Agent and the Dealer Managers is set forth on the back cover of this Exchange Offer Prospectus. Beneficial owners may also contact their brokers, dealers, commercial banks, trust companies or other nominees through which they hold the Convertible Notes with questions and requests for assistance.

The CCH II Notes

Issuers	CCH II, LLC and CCH II Capital Corp.

Maturity	September 15, 2010.

Interest	Interest will accrue from and including the Settlement Date and is payable in cash semi-annually, in arrears, on March 15 and September 15 of each year.

Interest Rate	The per annum interest rate on the CCH II Notes equals 10.25%.

CCH II Notes Offered/ CUSIP	The CCH II Notes offered hereby will be pari passu with, of the same class as, will vote on any matter submitted to bondholders with and otherwise be substantially identical in all respects to approximately $2.1 billion principal amount of currently outstanding CCH II Notes. However, the currently outstanding CCH II Notes trade under two CUSIP numbers, which are not fungible. The CCH II Notes being offered as part of the Exchange Consideration will be issued under a temporary CUSIP number until the next interest payment date, which is expected to be September 15, 2006 at which time it is expected that they will be mandatorily merged into the existing CUSIP number of approximately $1.6 billion outstanding principal amount of CCH II Notes.

Ranking	The CCH II Notes are the senior unsecured obligations of CCH II and rank pari passu to all of CCH II’s existing and future unsecured senior indebtedness, including approximately $2.1 billion aggregate principal amount of CCH II notes that are outstanding and up to $200 million of CCH II 2013 notes that are being offered in the Private Exchange Offers. In addition, the CCH II Notes are structured to be effectively senior to any indebtedness of any parent of CCH II. However, the CCH II Notes are effectively subordinated to all existing and future obligations of CCH II’s subsidiaries. As of June 30, 2006, CCH II had stand-alone indebtedness and other obligations outstanding of $2.1 billion, and its consolidated subsidiaries had approximately $11.3 billion of indebtedness and other liabilities outstanding on their consolidated balance sheet. See “Capitalization.”

Optional Redemption	CCH II may redeem, at its option, the CCH II Notes in whole or in part from time to time as described in the section “Description of the CCH II Notes — Optional redemption.”

Change of Control	Upon the occurrence of a Change of Control (as defined herein under “Description of the CCH II Notes), each holder of the CCH II Notes will have the right to require CCH II to repurchase all or any part of that holder’s CCH II Notes at a repurchase price equal to 101% of the aggregate principal amount of the CCH II Notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. There can be no assurance that CCH II will have sufficient funds available at the time of any Change of Control to make any required debt repayment (including repurchases of the CCH II

Notes). See “Description of the CCH II Notes — Repurchase at the Option of Holders — Change of Control.”

Restrictive Covenants	The indenture under which the CCH II Notes will be issued, which we refer to as the “CCH II indenture”, restricts the ability of CCH II and CCH II’s restricted subsidiaries to: (1) incur indebtedness; (2) create liens; (3) pay dividends or make distributions in respect of capital stock and other restricted payments; (4) make investments; (5) sell assets; (6) create restrictions on the ability of restricted subsidiaries to make certain payments; (7) enter into transactions with affiliates; or (8) consolidate, merge or sell all or substantially all assets. However, such covenants are subject to a number of important qualifications and exceptions as described under “Description of the CCH II Notes — Certain Covenants”, including provisions allowing CCH II and its restricted subsidiaries, as long as CCH II’s leverage ratio is not greater than 5.5 to 1.0, to incur additional indebtedness and make investments. CCH II is also permitted under these covenants to provide funds to its parent companies, to repay intercompany debt and to pay interest on and, subject to meeting its leverage ratio test, to retire or repurchase their debt obligations.

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the CCH II Notes, see “Description of the CCH II Notes — Events of Default and Remedies.”
Differences between CCH II Notes and Convertible Notes

Restrictive Covenants	The indenture under which the CCH II Notes will be issued includes a number of covenants restricting the actions of CCH II and CCH II’s restricted subsidiaries. See “Description of the CCH II Notes — Certain Covenants.” The indenture under which the Convertible Notes were issued does not include such covenants, with the exception of a covenant relating to fundamental changes. See “Description of the Convertible Notes — Consolidation, Merger and Sale of Assets.”

Conversion Rights	Holders of Convertible Notes may convert their Convertible Notes into shares of Charter’s Class A Common Stock. See “Description of the Convertible Notes — Organizational Structure.” Holders of the CCH II Notes have no such conversion rights.

Interest Rate	The per annum interest rate on the CCH II Notes equals 10.25%. The per annum interest rate on the Convertible Notes is 5.875%.

Maturity	The maturity date of the CCH II Notes is September 15, 2010. The maturity date of the Convertible Notes is November 16, 2009.

Summary Consolidated Financial Data
      Charter is a holding company whose principal assets are a controlling common equity interest in Charter Holdco and “mirror” notes that are payable by Charter Holdco to Charter which have the same principal amount and terms as those of Charter’s convertible senior notes. Charter Holdco is a holding company whose primary assets are equity interests in our cable operating subsidiaries and intercompany loan receivables. Charter consolidates Charter Holdco as a variable interest entity under Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) 46(R) Consolidation of Variable Interest Entities. Charter Holdco’s limited liability agreement provides that so long as Charter’s Class B common stock retains its special voting rights, Charter will maintain 100% voting interest in Charter Holdco. Voting control gives Charter full authority and control over the operations of Charter Holdco.
      CCH II, LLC is a holding company whose primary assets are equity interests in our cable operating subsidiaries. CCH II, LLC was formed in March 2003 and is a direct subsidiary of CCH I, which is an indirect subsidiary of Charter Holdings. Charter Holdings is an indirect subsidiary of Charter.
      Historical Financial Data. The following tables present summary financial and other data for Charter and CCH II and their subsidiaries and has been derived from the audited consolidated financial statements of Charter and CCH II and their subsidiaries as of December 31, 2005 and 2004 and for the three years ended December 31, 2005 and the unaudited consolidated financial statements of Charter and CCH II and their subsidiaries as of June 30, 2006 and for the six months ended June 30, 2006 and 2005. The consolidated financial statements of Charter and CCH II and their subsidiaries as of December 31, 2005 and 2004, and for the three years ended December 31, 2005 have been audited by KPMG LLP, an independent registered public accounting firm.
      The following information should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Charter,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCH II, LLC” and the historical consolidated financial statements and related notes of Charter and CCH II included elsewhere in this Exchange Offer Prospectus.

Charter Communications, Inc.

				Six Months Ended
	Year Ended December 31,			June 30,

	2003	2004	2005	2005	2006

	(Dollars in millions)
Statement of Operations Data:
Revenues:
Video	$3,306	$3,217	$3,248	$1,623	$1,684
High-speed Internet	535	712	875	425	506
Telephone	14	18	36	14	49
Advertising sales	254	279	284	135	147
Commercial	196	227	266	128	149
Other	311	307	324	156	168

Total revenues	4,616	4,760	5,033	2,481	2,703

Costs and Expenses:
Operating (excluding depreciation and amortization)	1,873	1,994	2,203	1,081	1,215
Selling, general and administrative	909	965	1,012	483	551
Depreciation and amortization	1,396	1,433	1,443	730	690
Impairment of franchises	—	2,297	—	—	—
Asset impairment charges	—	—	39	39	99
Other operating (income) expenses, net	(46)	13	32	6	10

Total costs and expenses	4,132	6,702	4,729	2,339	2,565

Operating income (loss) from continuing operations	484	(1,942)	304	142	138
Interest expense, net	(1,557)	(1,670)	(1,789)	(871)	(943)
Gain (loss) on extinguishment of debt and preferred stock	267	(31)	521	8	(27)
Other income, net	49	49	72	47	18

Loss from continuing operations before minority interest, income taxes and cumulative effect of accounting change	(757)	(3,594)	(892)	(674)	(814)
Minority interest	394	19	1	(6)	(1)

Loss from continuing operations before income taxes and cumulative effect of accounting change	(363)	(3,575)	(891)	(680)	(815)
Income tax benefit (expense)	122	134	(112)	(56)	(60)

Loss from continuing operations before cumulative effect of accounting change	(241)	(3,441)	(1,003)	(736)	(875)
Income (loss) from discontinued operations, net of tax	3	(135)	36	29	34

Loss before cumulative effect of accounting change	(238)	(3,576)	(967)	(707)	(841)
Cumulative effect of accounting change, net of tax	—	(765)	—	—	—

Net loss	(238)	(4,341)	(967)	(707)	(841)
Dividends on preferred stock-redeemable	(4)	(4)	(3)	(2)	—

Net loss applicable to common stock	$(242)	$(4,345)	$(970)	$(709)	$(841)

Loss per common share, basic and diluted:
Loss from continuing operations before cumulative effect of accounting change per common share, basic and diluted	$(0.83)	$(11.47)	$(3.24)	$(2.43)	$(2.76)

Net loss	$(0.82)	$(14.47)	$(3.13)	$(2.34)	$(2.65)

Weighted-average common shares outstanding, basic and diluted	294,597,519	300,291,877	310,159,047	303,465,474	317,531,492

				Six Months Ended
	Year Ended December 31,			June 30,

	2003	2004	2005	2005	2006

Other Financial Data:
Capital expenditures	$854	$924	$1,088	$542	$539
Deficiency of earnings to cover fixed charges(a)	725	3,698	853	655	776
Operating Data:
(end of period)(b):
Analog video customers	6,431,300	5,991,500	5,884,500	5,943,100	5,876,100
Digital video customers	2,671,900	2,674,700	2,796,600	2,685,600	2,889,000
Residential high-speed Internet customers	1,565,600	1,884,400	2,196,400	2,022,200	2,375,100
Telephone customers	24,900	45,400	121,500	67,800	257,600

CCH II, LLC

				Six Months Ended
	Year Ended December 31,			June 30,

	2003	2004	2005	2005	2006

	(Dollars in millions)
Statement of Operations Data:
Revenues:
Video	$3,306	$3,217	$3,248	$1,623	$1,684
High-speed Internet	535	712	875	425	506
Telephone	14	18	36	14	49
Advertising sales	254	279	284	135	147
Commercial	196	227	266	128	149
Other	311	307	324	156	168

Total revenues	4,616	4,760	5,033	2,481	2,703

Costs and Expenses:
Operating (excluding depreciation and amortization)	1,873	1,994	2,203	1,081	1,215
Selling, general and administrative	909	965	1,012	483	551
Depreciation and amortization	1,396	1,433	1,443	730	690
Impairment of franchises	—	2,297	—	—	—
Asset impairment charges	—	—	39	39	99
Other operating (income) expenses, net	(46)	13	32	6	10

Total costs and expenses	4,132	6,702	4,729	2,339	2,565

Operating income (loss) from continuing operations	484	(1,942)	304	142	138
Interest expense, net	(545)	(726)	(858)	(408)	(488)
Other income (expense), net	27	71	99	35	(19)

Loss from continuing operations before income taxes and cumulative effect of accounting change	(34)	(2,597)	(455)	(231)	(369)
Income tax benefit (expense)	(13)	35	(9)	(8)	(4)

Loss from continuing operations before cumulative effect of accounting change	(47)	(2,562)	(464)	(239)	(373)
Income (loss) from discontinued operations, net of tax	32	(104)	39	19	38

Loss before cumulative effect of accounting change	(15)	(2,666)	(425)	(220)	(335)
Cumulative effect of accounting change, net of tax	—	(840)	—	—	—

Net loss	$(15)	$(3,506)	$(425)	$(220)	$(335)

				Six Months Ended
	Year Ended December 31,			June 30,

	2003	2004	2005	2005	2006

Other Financial Data:
Capital expenditures	$804	$893	$1,088	$542	$539
Ratio of earnings to cover fixed charges	1.05	NA	NA	NA	NA
Deficiency of earnings to cover fixed charges(a)	NA	2,721	449	206	321
Operating Data:
(end of period)(b):
Analog video customers	6,431,300	5,991,500	5,884,500	5,943,100	5,876,100
Digital video customers	2,671,900	2,674,700	2,796,600	2,685,600	2,889,000
Residential high-speed Internet customers	1,565,600	1,884,400	2,196,400	2,022,200	2,375,100
Telephone customers	24,900	45,400	121,500	67,800	257,600

      As Adjusted and Pro Forma Financial Data. The “as adjusted” data set forth below represent our unaudited consolidated financial statements after giving effect to the following transactions as if they occurred on January 1, 2005 for the statement of operations data and other financial data and as of the last day of the respective period for the operating and balance sheet data:

(1) the redemption in March, 2005 of all (approximately $113 million principal amount) of CC V Holdings, LLC’s outstanding 11.875% senior discount notes due 2008 with cash on hand;

(2) the issuance and sale of $300 million of 8 3/4% CCO Holdings senior notes in August, 2005 and the use of a portion of such proceeds to pay financing costs and accrued interest in the September, 2005 exchange transaction referenced below;

(3) the exchange in September, 2005 of approximately $3.4 billion principal amount of Charter Holdings’ notes scheduled to mature in 2009 and 2010 for CCH I notes and the exchange of approximately $3.4 billion principal amount of Charter Holdings’ notes scheduled to mature in 2011 and 2012 for CIH notes and CCH I notes;

(4) the issuance and sale of $450 million principal amount of CCH II Notes in January, 2006 and the use of such proceeds to pay down credit facilities;

(5) the refinancing of the Charter Operating credit facilities in April, 2006 and the related reductions in interest rate margins on the term loan;

(6) the acquisition of certain assets in January, 2006 for approximately $42 million;

(7) the completed and scheduled disposition of certain assets for total proceeds of $971 million and the temporary use of such proceeds to reduce amounts outstanding under our revolving credit facility to zero; and

(8) the Private Exchange Offers Pro Forma Adjustments (defined in the section entitled “Unaudited Pro Forma Consolidated Financials” below).
      The “pro forma” data set forth below represent our unaudited pro forma consolidated financial statements after giving effect to the “as adjusted” transactions described above and the Exchange Offer Pro Forma Adjustments (defined in the section entitled “Unaudited Pro Forma Consolidated Financials” below) as if they occurred on January 1, 2005 for the statement of operations data and other financial data and as of the last day of the respective period for the operating and balance sheet data.
      The following information should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Capitalization,” “Unaudited Pro Forma Consolidated Financials,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Charter” and “Management’s Discussion Analysis of Financial Condition and Results of Operations of CCH II, LLC” and the historical consolidated financial statements and related notes of Charter and CCH II included elsewhere in this Exchange Offer Prospectus.
      The pro forma data are based on information available to us as of the date of this Exchange Offer Prospectus and certain assumptions that we believe are reasonable under the circumstances. The financial data required allocation of certain revenues and expenses and such information has been presented for comparative purposes and is not intended to provide any indication of what our actual financial position, including actual cash balances and revolver borrowings, or results of operations would have been had the transactions described above been completed on the dates indicated or to project our results of operations for any future date.

Charter Communications, Inc.

	Year Ended December 31,		Six Months Ended June 30,

	2005	2005	2005	2005	2006	2006
	As Adjusted	Pro Forma	As Adjusted	Pro Forma	As Adjusted	Pro Forma

	(Dollars in millions)
Statement of Operations Data:
Revenues:
Video	$3,195	$3,195	$1,596	$1,596	$1,655	$1,655
High-speed Internet	868	868	422	422	499	499
Telephone	41	41	17	17	49	49
Advertising sales	280	280	133	133	145	145
Commercial	260	260	125	125	145	145
Other	319	319	153	153	165	165

Total revenues	4,963	4,963	2,446	2,446	2,658	2,658

Costs and Expenses:
Operating (excluding depreciation and amortization)	2,172	2,172	1,066	1,066	1,191	1,191
Selling, general and administrative	1,003	1,003	476	476	544	544
Depreciation and amortization	1,432	1,432	730	730	685	685
Other operating expenses, net	32	32	6	6	10	10

Total costs and expenses	4,639	4,639	2,278	2,278	2,430	2,430

Operating income (loss) from continuing operations	324	324	168	168	228	228
Interest expense, net	(1,707)	(1,687)	(833)	(823)	(906)	(896)
Other income, net	109	109	54	54	17	17

Loss from continuing operations before income taxes	(1,274)	(1,254)	(611)	(601)	(661)	(651)
Income tax expense	(110)	(110)	(55)	(55)	(79)	(79)

Loss from continuing operations	$(1,384)	$(1,364)	$(666)	$(656)	$(740)	$(730)

Loss from continuing operations per common share, basic and diluted	$(4.47)	$(3.87)	$(2.20)	$(1.90)	$(2.33)	$(2.02)

Weighted-average common shares outstanding, basic and diluted	310,159,047	353,284,047	303,465,474	346,590,474	317,531,492	360,656,492

	Year Ended December 31,		Six Months Ended June 30,

	2005	2005	2005	2005	2006	2006
	As Adjusted	Pro Forma	As Adjusted	Pro Forma	As Adjusted	Pro Forma

Other Financial Data:
Capital expenditures	$1,051	$1,051	$524	$524	$524	$524
Deficiency of earnings to cover fixed charges(a)	1,275	1,255	605	595	660	650
Operating Data:
(end of period)(b):
Analog video customers	5,542,100	5,542,100	5,570,000	5,570,000	5,520,100	5,520,100
Digital video customers	2,650,500	2,650,500	2,532,300	2,532,300	2,730,000	2,730,000
Residential high-speed Internet customers	2,106,000	2,106,000	1,937,000	1,937,000	2,264,200	2,264,200
Telephone customers	136,000	136,000	82,600	82,600	257,600	257,600

	As of June 30, 2006

	As Adjusted	Pro Forma

	(Dollars in millions)
Balance Sheet Data:
(end of period):
Cash and cash equivalents	$175	$—
Total assets	15,496	15,310
Long-term debt	18,935	18,668
Note payable-related party	53	53
Minority interest(c)	189	189
Shareholders’ deficit	(5,444)	(5,359)

(a)	Earnings include net loss plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

(b)	See “Business — Products and Services” for definitions of the terms contained in this section.

(c)	Minority interest represents preferred membership interests in CC VIII. This preferred interest arises from approximately $630 million of preferred membership units issued by CC VIII in connection with an acquisition in February 2000 and was the subject of a dispute between Charter and Mr. Allen, Charter’s Chairman and controlling shareholder that was settled October 31, 2005. See “Certain Relationships and Related Party Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII.”

CCH II, LLC

	Year Ended December 31,		Six Months Ended June 30,

	2005	2005	2005	2005	2006	2006
	As Adjusted	Pro Forma	As Adjusted	Pro Forma	As Adjusted	Pro Forma

	(Dollars in millions)
Statement of Operations Data:
Revenues:
Video	$3,195	$3,195	$1,596	$1,596	$1,655	$1,655
High-speed Internet	868	868	422	422	499	499
Telephone	41	41	17	17	49	49
Advertising sales	280	280	133	133	145	145
Commercial	260	260	125	125	145	145
Other	319	319	153	153	165	165

Total revenues	4,963	4,963	2,446	2,446	2,658	2,658

Costs and Expenses:
Operating (excluding depreciation and amortization)	2,172	2,172	1,066	1,066	1,191	1,191
Selling, general and administrative	1,003	1,003	476	476	544	544
Depreciation and amortization	1,432	1,432	730	730	685	685
Other operating expenses, net	32	32	6	6	10	10

Total costs and expenses	4,639	4,639	2,278	2,278	2,430	2,430

Income (loss) from continuing operations	324	324	168	168	228	228
Interest expense, net	(847)	(862)	(412)	(419)	(465)	(472)
Other income, net	104	104	40	40	8	8

Loss from continuing operations before income taxes and cumulative effect of accounting change	(419)	(434)	(204)	(211)	(229)	(236)
Income tax expense	(9)	(9)	(8)	(8)	(4)	(4)

Loss from continuing operations before cumulative effect of accounting change	$(428)	$(443)	$(212)	$(219)	$(233)	$(240)

	Year Ended December 31,		Six Months Ended June 30,

	2005	2005	2005	2005	2006	2006
	As Adjusted	Pro Forma	As Adjusted	Pro Forma	As Adjusted	Pro Forma

Other Financial Data:
Capital expenditures	$1,051	$1,051	$524	$524	$524	$524
Deficiency of earnings to cover fixed charges(a)	452	467	198	205	219	226
Operating Data:
(end of period)(b):
Analog video customers	5,542,100	5,542,100	5,570,000	5,570,000	5,520,100	5,520,100
Digital video customers	2,650,500	2,650,500	2,532,300	2,532,300	2,730,000	2,730,000
Residential high-speed Internet customers	2,106,000	2,106,000	1,937,000	1,937,000	2,264,200	2,264,200
Telephone customers	136,000	136,000	82,600	82,600	257,600	257,600

	As of June 30, 2006

	As Adjusted	Pro Forma

	(Dollars in millions)
Balance Sheet Data:
(end of period):
Cash and cash equivalents	$168	$—
Total assets	15,219	15,056
Long-term debt	10,462	10,619
Loans payable-related party	109	109
Minority interest(c)	631	631
Member’s equity	2,621	2,301

(a)	Earnings include net loss plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

(b)	See “Business — Products and Services” for definitions of the terms contained in this section.

(c)	Minority interest represents preferred membership interests in CC VIII. This preferred interest arises from approximately $630 million of preferred membership units issued by CC VIII in connection with an acquisition in February 2000 and was the subject of a dispute between Charter and Mr. Allen, Charter’s Chairman and controlling shareholder that was settled October 31, 2005. See “Certain Relationships and Related Party Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII.”

Charter Communications, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges Calculation
(in millions)

						Six Months
	Year Ended December 31,					Ended June 30,

	2001	2002	2003	2004	2005	2005	2006

Earnings
Loss before Minority Interest, Income Taxes and Cumulative Effect of Accounting Change	$(2,630)	$(5,944)	$(725)	$(3,698)	$(853)	$(655)	$(776)
Fixed Charges	1,316	1,510	1,564	1,677	1,796	874	946

Total Earnings	$(1,314)	$(4,434)	$839	$(2,021)	$943	$219	$170

Fixed Charges
Interest Expense	$1,045	$1,149	$1,186	$1,406	$1,567	$817	$920
Amortization of Debt Costs	265	354	371	264	222	54	23
Interest Element of Rentals	6	7	7	7	7	3	3

Total Fixed Charges	$1,316	$1,510	$1,564	$1,677	$1,796	$874	$946

Ratio of Earnings to Fixed Charges(1)	—	—	—	—	—	—	—

(1)	Earnings for the years ended December 31, 2001, 2002, 2003, 2004 and 2005 and the six months ended June 30, 2005 and 2006 were insufficient to cover fixed charges by $2,630, $5,944, $725, $3,698, $853, $655 and $776, respectively. As a result of such deficiencies, the ratios are not presented above.

CCH II, LLC and Subsidiaries
Ratio of Earnings to Fixed Charges Calculation
(in millions)

						Six Months
	Year Ended December 31,					Ended June 30,

	2001	2002	2003	2004	2005	2005	2006

Earnings
Loss before Minority Interest, Income Taxes and Cumulative Effect of Accounting Change	$(1,838)	$(4,946)	$27	$(2,721)	$(449)	$(206)	$(321)
Fixed Charges	531	519	552	733	865	411	491

Total Earnings	$(1,307)	$(4,427)	$579	$(1,988)	$416	$205	$170

Fixed Charges
Interest Expense	$517	$502	$532	$702	$829	$394	$474
Amortization of Debt Costs	8	10	13	24	29	14	14
Interest Element of Rentals	6	7	7	7	7	3	3

Total Fixed Charges	$531	$519	$552	$733	$865	$411	$491

Ratio of Earnings to Fixed Charges(1)	—	—	1.05	—	—	—	—

(1)	Earnings for the years ended December 31, 2001, 2002, 2004 and 2005 and the six months ended June 30, 2005 and 2006 were insufficient to cover fixed charges by $1,838, $4,946, $2,721, $449, $206 and $321, respectively. As a result of such deficiencies, the ratios are not presented above.
Book Value per Common Share
      The book value per share of Class A Common Stock as of June 30, 2006 was $(13.14). Pro forma for the Exchange Offer, the book value per share of Class A Common Stock as of June 30, 2006 was $(11.13).

RISK FACTORS
      Your decision whether to tender your Convertible Notes pursuant to the Exchange Offer, and to acquire the Exchange Consideration, including the Class A Common Stock and CCH II Notes, involves risk. You should be aware of, and carefully consider, the following risk factors, along with all of the other information provided or referred to in this Exchange Offer Prospectus, before deciding whether to tender your Convertible Notes pursuant to the Exchange Offer.
Risks to Continuing Holders of Convertible Notes After the Settlement Date
      The following risks specifically apply to the extent a Holder continues to own Convertible Notes after the Settlement Date because such Holder elects not to tender Convertible Notes or because Convertible Notes tendered are not accepted for exchange (as a result of the Maximum Amount or otherwise). There are additional risks attendant to being an investor in our equity and debt securities that you should review, whether or not you elect to tender your Convertible Notes. These risks are described elsewhere in this “Risk Factors” section under the headings “— Risks Related to Our and Our Subsidiaries’ Significant Indebtedness,” “— Risks Related to Our Business,” “— Risks Related to Mr. Allen’s Controlling Position” and “— Risks Related to Regulatory and Legislative Matters”.
The preferred equity interests of CC VIII currently held by CCHC will be contributed to CCH I and pledged as security for all outstanding CCH I notes, including those to be issued in the Private Exchange Offers, and any claims that Holders of the Convertible Notes have against those assets will become subordinated to claims of the holders of CCH I notes, as well as the creditors of CCHC, Charter Holdings and CIH.
      In addition to its equity interests in Charter Holdings, CCHC currently holds a direct interest in certain Class A preferred equity of CC VIII, LLC, an indirect subsidiary of Charter Operating representing 70% of all outstanding Class A preferred units in CC VIII. As part of the Private Exchange Offers, CCHC will contribute its preferred equity interest in CC VIII to CCH I. This interest in CC VIII will be pledged as security for all outstanding CCH I notes, including those to be issued in the Private Exchange Offers. As a result, any claim that Holders of the Convertible Notes have against those CC VIII assets will become subordinated to claims of the holders of CCH I notes, as well as creditors of certain of Charter’s subsidiaries, including CCHC, Charter Holdings and CIH. The subordination of the claims of the Holders of Convertible Notes not exchanged against the CC VIII preferred equity interests could materially and adversely affect the value of any Convertible Notes not exchanged and, in the event of a bankruptcy, liquidation or insolvency of Charter, the extent of a Holder’s recovery. CC VIII owns systems with approximately 934,000 analog video customers at June 30, 2006. CC VIII has guaranteed, on a secured basis, the credit facility and senior second lien notes of Charter Operating.
If the Offerors consummate the Exchange Offer, claims with respect to any Convertible Notes not exchanged will be structurally subordinated to claims with respect to the CCH II Notes.
      The Convertible Notes are obligations of Charter and the CCH II Notes will be issued by, and obligations of, its indirect subsidiary CCH II. All of our consolidated operations are conducted through indirect subsidiaries of CCH II. To the extent that the Exchange Offer is consummated, holders of the CCH II Notes will have direct claims against the assets of CCH II and, in the event of a bankruptcy, liquidation or insolvency of CCH II, will be entitled to payment before any funds are available to creditors of Charter, including the Holders of Convertible Notes not exchanged. The structural subordination and unsecured nature of the claims of the Holders of Convertible Notes not exchanged could materially and adversely affect the value of such Convertible Notes and, in the event of a bankruptcy, liquidation or insolvency of Charter or any of its subsidiaries, the extent of such Holder’s recovery.

Restrictions in Charter’s subsidiaries’ debt instruments and under applicable law limit those subsidiaries’ ability to provide funds to Charter to pay principal of and interest on the Convertible Notes
      Charter’s subsidiaries’ ability to make distributions to Charter is subject to their compliance with the terms of their credit facilities and indentures and restrictions under applicable law. Under the Delaware limited liability company act, Charter’s subsidiaries may only pay dividends to Charter if they have “surplus” as defined in the act. Under fraudulent transfer laws, our subsidiaries may not pay dividends to us if they are insolvent or are rendered insolvent thereby. There can be no assurance that these subsidiaries will be permitted to make distributions in the future in compliance with these restrictions in the amounts needed to service the Convertible Notes. See “— Risks Related to Our and Our Subsidiaries’ Significant Indebtedness — Because of our holding company structure, our outstanding notes are structurally subordinated in right of payment to all liabilities of our subsidiaries. Restrictions in our subsidiaries’ debt instruments and under applicable law limit their ability to provide funds to us.”
Liquidity of the market for non-tendered Convertible Notes likely will be decreased, and the market prices for any Convertible Notes not exchanged may therefore be reduced.
      If the Exchange Offer is consummated, the aggregate principal amount of outstanding Convertible Notes will be reduced, which will likely adversely affect the liquidity of any Convertible Notes not exchanged. An issue of securities with a small outstanding principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for Convertible Notes that are not exchanged may be adversely affected. The reduced float also may tend to make the trading prices of any Convertible Notes that are not exchanged more volatile. The market prices for any Convertible Notes not exchanged may also be negatively affected by their structural subordination to new notes.
If shares of our Class A common stock are returned to us under our Share Lending Agreement with an affiliate of Citigroup, the liquidity of our Class A Common Stock will likely be affected, which may affect the market value of the Convertible Notes.
      As described under “Description of Capital Stock and Membership Units — Share Lending Agreement” below, we have loaned to Citigroup Global Markets Limited (“CGML”) 116.9 million shares of our Class A common stock to facilitate the placement of the Convertible Notes. CGML, or its affiliates, have sold such loaned shares short in a series of registered offerings and concurrently entered into swap transactions or share lending agreements with Holders of Convertible Notes. Because it is likely that Holders of Convertible Notes who tender their Convertible Notes in the Exchange Offer will terminate all or a portion of the swap transactions or share lending agreements upon tender of their Convertible Notes, we expect CGML to return shares of our Class A common stock to us under the Share Lending Agreement. In addition, as described under “Description of the Exchange Offer — Optional Settlement Procedure,” we are offering holders the election to use shares to be issued by us as part of the Exchange Consideration, to the extent such holder has, as of the Settlement Date of the Exchange Offer, an open borrow position with CGML under a share lending agreement, to close such borrow position with CGML. Although it has no obligation to do, we expect that CGML will return such shares to us under the Share Lending Agreement.
      Any such shares we receive from CGML pursuant to the Share Lending Agreement will be retired and no longer outstanding for corporate law purposes, which will likely adversely affect the liquidity of our Class A common stock and, accordingly, the market prices for non-tendered Convertible Notes.
We do not intend to distribute Convertible Notes received in the Exchange Offer to Charter for cancellation. As a result, the exchanged Convertible Notes will remain outstanding and held by CCHC, which will be entitled to the benefit of the U.S. government securities held in escrow for the payment of interest and principal to the same extent as Holders of Convertible Notes not exchanged.
      With some of the proceeds from the initial sale of the Convertible Notes, we purchased and pledged to the trustee under the indenture for the Convertible Notes as security for the benefit of the Holders, approximately $144 million of U.S. government securities. These securities were pledged to provide for the payment of the first six scheduled interest payments due on the original principal amount of the Convertible Notes. So that CCHC will receive any benefit from these U.S. government securities on the same pro rata basis as any Holders of Convertible Notes not exchanged, we intend that, following the closing of the Exchange Offer, CCHC will hold the Convertible Notes accepted for exchange. As a result, Holders of Convertible Notes not exchanged will not be entitled to any increase in the pro rata share of these pledged U.S. government securities. However, there can be no assurance that the cash received by CCHC as interest on the Convertible Notes will be available to pay either principal or interest on any Convertible Notes not exchanged. See “Description of the Convertible Notes.”
We cannot assure you that, if the Offerors consummate the Exchange Offer, existing ratings for the Convertible Notes will be maintained.
      We cannot assure you that, as a result of the Exchange Offer, the rating agencies, including Standard & Poor’s Ratings Service, Moody’s Investors Service and Fitch Ratings, will not downgrade or negatively comment upon the ratings for Convertible Notes.
Risks to Tendering Holders of Convertible Notes
      The following risks specifically apply to the extent a Holder elects to tender Convertible Notes pursuant to the Exchange Offer and such Convertible Notes are accepted for Exchange and should be considered, along with the other risk factors. There are additional risks attendant to being an investor in our equity and debt securities that you should review, whether or not you elect to tender your Convertible Notes. These risks are described elsewhere in this “Risk Factors” section under the headings “— Risks Related to Our and Our Subsidiaries’ Significant Indebtedness,” “— Risks Related to Our Business,” “— Risks Related to Mr. Allen’s Controlling Position” and “— Risks Related to Regulatory and Legislative Matters.”
Claims with respect to the Class A Common Stock issued as part of the Exchange Consideration, as equity, will be junior to claims with respect to the non-tendered Convertible Notes.
      A significant portion of the Exchange Consideration is in the form of Class A Common Stock. The Class A Common Stock is the most junior security outstanding of any Charter entity. As result, any claims with respect to the Class A Common Stock against the assets of Charter will be junior to claims with respect to the non-tendered Convertible Notes, and in the event of a bankruptcy, liquidation or insolvency of Charter, the Convertible Notes will be entitled to payment before any funds are available to holders of the Class A Common Stock. This could materially and adversely affect the value of the Class A Common Stock and, in the event of a bankruptcy, liquidation or insolvency of Charter, the extent of recovery by a holder of the Class A Common Stock.
During the pendency of this Exchange Offer, it is likely that the market prices of the Class A Common Stock will be volatile.
      It is likely that during the pendency of the Exchange Offer, the market price of the Class A Common Stock will be volatile. Holders of Convertible Notes will likely terminate all or a portion of any hedging arrangement they have entered into in respect of their Convertible Notes (including swap transactions or share lending agreements with an affiliate of Citigroup), which may lead to increased purchase activity by or on behalf of such Holders during the Exchange Offer. Such purchase activity may temporarily increase, or retard a decline in, the price of the Class A Common Stock, or may lead to unusually high trading volumes.

Failure to close the Exchange Offer may adversely affect the market price and borrow availability of the Class A Common Stock and, consequently, the market value of the Convertible Notes.
      If for any reason the Exchange Offer fails to close, the market value of the Class A Common Stock and the Convertible Notes may be adversely affected. Holders of Convertible Notes who elect to terminate all or a portion of any hedging transaction in respect of the Convertible Notes may not be able to re-establish such transaction if the Exchange Offer does not close for any reason. In addition, if the Exchange Offer fails to close, such Holders of Convertible Notes may seek to re-establish a short position in the Class A Common Stock against the Convertible Notes, which may adversely affect the market price of the Class A Common Stock. These activities are likely to adversely affect the value of the Convertible Notes.
      We have not committed to provide any loans of shares of Class A Common Stock, other than as described under “Description of Capital Stock and Membership Units — Share Lending Agreement.”
If shares of Class A Common Stock are returned to Charter under the Share Lending Agreement with an affiliate of Citigroup, the liquidity of the Class A common stock will likely be affected.
      As described above under “— Risks to Continuing Holders of Convertible Notes After the Settlement Date — If shares of our Class A common stock are returned to us under our Share Lending Agreement with an affiliate of Citigroup, the liquidity of our Class A Common Stock will likely be affected which may affect the market value of the Convertible Notes,” liquidity of the Class A Common Stock may be adversely affected through the return of shares under the Share Lending Agreement. As a result, the market price of any shares of Class A Common Stock that the Offerors issue as Exchange Consideration will also likely be adversely affected.
The market price of the Class A Common Stock and CCH II Notes may be volatile, which could affect the value of your investment.
      It is impossible to predict whether the price of the Class A Common Stock and CCH II Notes will rise or fall. Trading prices of the Class A Common Stock and CCH II Notes will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors, as well as by this Exchange Offer and/or the Private Exchange Offer. General market conditions, including the level of, and fluctuations in, the prices of stocks and high-yield notes, will also have an impact. In addition, sales of substantial amounts of the Class A Common Stock and CCH II Notes after this Exchange Offer, or the perception that such sales may occur, could affect the price of the Class A Common Stock and CCH II Notes. Furthermore, the Exchange Offer may cause a significant number of investors in the Convertible Notes to purchase the Class A Common Stock, which may temporarily increase its price. As a result, because the price of the Convertible Notes is linked to the price of the Class A Common Stock, the price of the Convertible Notes may exceed the Exchange Consideration after the Expiration Date.
The market price of the Class A Common Stock could be adversely affected by the large number of additional shares of Class A Common Stock eligible for issuance in the future.
      As of June 30, 2006, 438,474,028 shares of Class A Common Stock were issued and outstanding, and 50,000 shares of Class B common stock were issued and outstanding. This includes 116,900,000 shares of Class A Common Stock that were issued in previous share borrow transactions related to the original issuance of the Convertible Notes. An additional 339,132,031 shares of Class A Common Stock are issuable upon conversion of outstanding units of Charter Holdco and an additional 26,418,908 shares are issuable as of June 30, 2006 if Mr. Allen were to exchange the CCHC subordinated accreting note that he holds as a result of the settlement of the CC VIII dispute, into Charter Holdco units and exchange Charter Holdco units into Class A Common Stock. See “Certain Relationships and Related Party Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII”. Also 28,571,485 shares were issuable upon the exercise of outstanding options under our option plans and, assuming 50% of the outstanding Convertible Notes are tendered pursuant to the Exchange Offer, approximately 178 million shares will still be issuable upon conversion of the Convertible Notes. All of the 365,550,939 shares of Class A Common Stock issuable upon exchange of Charter Holdco membership units and all shares of the Class A Common Stock issuable upon conversion of shares of the Class B common stock will have “demand” and/or “piggyback” registration rights attached to them. All of the shares issuable upon conversion of the Convertible Notes are eligible for resale pursuant to a shelf registration statement. The sale of a substantial number of shares of Class A Common Stock or the perception that such sales could occur could adversely affect the market price for the Class A Common Stock because the sale could cause the amount of the Class A Common Stock available for sale in the market to exceed the demand for the Class A Common Stock and could also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we deem appropriate. This could adversely affect our ability to fund our current and future obligations. See “Shares Eligible for Future Sale.”
The failure to maintain a minimum share price of $1.00 per share of Class A Common Stock could result in delisting of Charter’s shares on the Nasdaq Global Market, which would harm the market price of the Class A Common Stock.
      In order to retain Charter’s listing on the Nasdaq Global Market we are required to maintain a minimum bid price of $1.00 per share. Although, as of August 9, 2006, the trading price of the Class A Common Stock was $1.17 per share, Charter’s stock has traded below this $1.00 minimum in the recent past. If the bid price falls below the $1.00 minimum for more than 30 consecutive trading days, we will have 180 days to satisfy the $1.00 minimum bid price for a period of at least 10 trading days. If we are unable to take action to increase the bid price per share (either by reverse stock split or otherwise), we could be subject to delisting from the Nasdaq Global Market.
      The failure to maintain Charter’s listing on the Nasdaq Global Market would harm the liquidity of the Class A Common Stock and would have an adverse effect on the market price of Charter’s common stock. In addition, Charter’s common stock would become subject to the low-priced security or so-called “penny stock” rules that impose additional sales practice requirements on broker-dealers who sell such securities.
The Offerors will not be able to determine whether the Maximum Amount has been exceeded until after the Expiration Date, and, therefore, tendering Holders of Convertible Notes will not know the percentage of such notes accepted for exchange until after the Expiration Date.
      If the amount of Convertible Notes validly tendered and not validly withdrawn exceeds the Maximum Amount, the Offerors will accept Convertible Notes from each Holder pro rata based on the total principal amount of Convertible Notes validly tendered and not validly withdrawn. The Offerors will not be able to determine whether the Maximum Amount has been exceeded, and the principal amount of Convertible Notes accepted for exchange from each Holder, until after the Expiration Date.
The Exchange Consideration does not reflect any independent valuation of the Convertible Notes.
      We have not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the Exchange Consideration or the value of the Convertible Notes. If you tender your Convertible Notes, you may or may not receive more or as much value than if you choose to keep them.
To the extent that a Holder of Convertible Notes is tendering Convertible Notes for CCH II Notes with a later maturity, such holder may ultimately find that we would have been able to repay the non-tendered Convertible Notes when they otherwise would have matured, but are unable to repay or refinance the CCH II Notes when they mature.
      If you tender your Convertible Notes, you will receive CCH II Notes, which have a later maturity than the Convertible Notes that you presently own. It is possible that tendering Holders of such Convertible Notes will be adversely affected by the extension of maturity. Following the maturity date of the Convertible Notes, but prior to the maturity date of the CCH II Notes, we may become subject to a bankruptcy or similar proceeding. If so, Holders of the Convertible Notes who opted not to participate in the Exchange Offer may have been paid in full, and there is a risk that the holders of the CCH II Notes will not be paid in full. If you decide to tender Convertible Notes, you will be exposed to the risk of nonpayment for a longer period of time.
Because of our holding company structure, the CCH II Notes are structurally subordinated in right of payment to all liabilities of CCH II’s subsidiaries. Restrictions in CCH II’s subsidiaries’ debt instruments limit their ability to provide funds to CCH II.
      CCH II’s sole assets are its equity interests in its subsidiaries. Its operating subsidiaries are separate and distinct legal entities and are not obligated to make funds available to CCH II for payments on the CCH II Notes or other obligations in the form of loans, distributions or otherwise. CCH II’s subsidiaries’ ability to make distributions to CCH II is subject to their compliance with the terms of their credit facilities and indentures. CCH II’s direct or indirect subsidiaries include the borrowers and guarantors under the Charter Operating credit facilities. Several of CCH II’s subsidiaries are also obligors under other senior high yield notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCH II, LLC — Liquidity and Capital Resources — Debt Covenants.” CCH II’s notes are structurally subordinated in right of payment to all of the debt and other liabilities of its subsidiaries. As of June 30, 2006, CCH II’s total consolidated debt was approximately $11.1 billion, of which approximately $9.0 billion was structurally senior to the CCH II Notes.
      In the event of bankruptcy, liquidation or dissolution of one or more of CCH II’s subsidiaries, that subsidiary’s assets would first be applied to satisfy its own obligations, and following such payments, such subsidiary may not have sufficient assets remaining to make payments to CCH II as an equity holder or otherwise. In that event the lenders under Charter Operating’s credit facilities and the holders of CCH II’s subsidiaries’ other debt instruments will have the right to be paid in full before CCH II from any of its subsidiaries’ assets. Furthermore, because the CC VIII Interest will be held by CCH I, holders of the CCH II Notes will not have any claim against those assets.
      In addition, the CCH II Notes are unsecured and therefore will be effectively subordinated in right of payment to all existing and future secured debt CCH II may incur to the extent of the value of the assets securing such debt.
Any failure by CCH II’s direct and indirect parent companies to satisfy their substantial debt obligations could have a material adverse effect on the CCH II notes.
      Because Charter is CCH II’s sole manager, and because CCH II is directly and indirectly wholly owned by certain parent entities, financial or liquidity problems of Charter and CCH II’s parent companies could cause serious disruption to CCH II’s business and could have a material adverse effect on its operations and results. To the extent Charter or any other parent company relies on receiving distributions from its subsidiaries, it is subject to compliance with the terms of their credit facilities and indentures and restrictions under applicable law. Under the Delaware limited liability company act, these subsidiaries may only pay dividends to their parent if they have “surplus” as defined in the act. Under fraudulent transfer laws, these subsidiaries may not pay dividends to their parent if they are insolvent or are rendered insolvent thereby. See “— Risks to Tendering Holders of Convertible Notes — Under certain circumstances, federal and state laws may allow courts to avoid or subordinate claims with respect to the CCH II Notes” for the meaning of “insolvent” in this context. While we believe that the relevant Charter subsidiaries currently have surplus and are not insolvent, there can be no assurance that these subsidiaries will be permitted to make distributions in the future in compliance with these restrictions in amounts needed to service parent company indebtedness.
      A failure by Charter Holdings or any parent of CCOH that is a subsidiary of Charter Holdings to satisfy certain of its respective debt payment obligations or a bankruptcy filing with respect to such parent with respect to indebtedness in an outstanding aggregate principal amount which exceeds $200 million would give the lenders under the Charter Operating credit facilities the right to accelerate the payment obligations under these facilities. Any such acceleration would be a default under the indentures governing the CCH II Notes. In addition, if such parent companies were to default under their respective debt obligations and that default were to result in a change of control of any of them (whether through a bankruptcy, receivership or other reorganization, or otherwise), such a change of control could result in an event of default under the Charter Operating credit facilities and require a change of control repurchase offer under the new notes, the old notes and our parent companies’ and subsidiaries’ other outstanding notes. See “— Risks Related to Our and Our Subsidiaries’ Significant Indebtedness — All of our and our subsidiaries’ outstanding debt is subject to change of control provisions. We may not have the ability to raise the funds necessary to fulfill our obligations under our indebtedness following a change of control, which would place us in default under the applicable debt instruments.”
      Furthermore, the Charter Operating credit facilities provide that an event of default would occur if certain of Charter Operating’s parent companies have indebtedness in excess of $500 million aggregate principal amount which remains undefeased three months prior to its final maturity. The parent company indebtedness subject to this provision will mature in 2009 and 2010, respectively. The inability of those parent companies to refinance or repay their indebtedness would result in a default under those credit facilities.
There is currently no public market for the CCH II Notes, and an active trading market may not develop for the CCH II Notes. The failure of a market to develop for the CCH II Notes could adversely affect the liquidity and value of the CCH II Notes.
      There is no public market for the currently outstanding CCH II Notes. In addition, until September 15, 2007, the CCH II Notes being offered hereby will trade with a separate CUSIP and will not be fungible with the currently outstanding CCH II Notes. Further, although the Offerors intend to apply for the CCH II Notes to be eligible for trading in the PORTALsm Market, the Offerors do not intend to apply for listing of the CCH II Notes on any securities exchanges or for quotation of the CCH II Notes on any automated dealer quotation system. Accordingly, notwithstanding any existing market for our existing high-yield notes, a market may not develop for the CCH II Notes, and if a market does develop, it may not be sufficiently liquid for your purposes. If an active, liquid market does not develop for the CCH II Notes, the market price and liquidity of such issue of the CCH II Notes may be adversely affected.
      The liquidity of the trading market, if any, and future trading prices of the CCH II Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. The market for the CCH II Notes may be subject to disruptions that could have a negative effect on the holders of the CCH II Notes, regardless of our operating results, financial performance or prospects.
We may not have the ability to raise the funds necessary to fulfill our obligations under the CCH II Notes following a change of control, which would place us in default under the indenture governing the CCH II Notes.
      Under the indenture governing the CCH II Notes, upon the occurrence of specified change of control events, we will be required to offer to repurchase all of the outstanding CCH II Notes. However, we may not have sufficient funds at the time of the change of control event to make the required repurchases of the CCH II Notes. In addition, a change of control would require the repayment of borrowings under credit facilities and an offer to repurchase publicly held debt of our subsidiaries. Our failure to make or complete an offer to repurchase the CCH II Notes would place us in default under the indenture governing the CCH II Notes.

If we do not fulfill our obligations to you under the CCH II Notes, you will not have any recourse against Charter, Charter Holdco, CCHC, Mr. Allen or their affiliates.
      None of our direct or indirect equity holders, directors, officers, employees or affiliates, including, without limitation, Charter, Charter Holdco, CCHC, Charter Holdings, CIH, CCH I, and Mr. Allen, will be an obligor or guarantor under the CCH II Notes. The indenture governing the CCH II Notes expressly provides that these parties will not have any liability for our obligations under the CCH II Notes or the indenture governing the CCH II Notes. By accepting the CCH II Notes, you waive and release all such liability as consideration for issuance of the CCH II Notes. If we do not fulfill our obligations to you under the CCH II Notes, you will have no recourse against any of our direct or indirect equity holders, directors, officers, employees or affiliates including, without limitation, Charter, Charter Holdco, CCHC, Charter Holdings, CIH, CCH I, and Mr. Allen.
Your receipt of the Exchange Consideration offered hereby could be wholly or partially voided as a preferential transfer.
      If we become the subject of a bankruptcy proceeding within 90 days after we consummate the Exchange Offer (or, with respect to any insiders specified in the bankruptcy law who are Holders of the Convertible Notes, within one year after consummation of the Exchange Offer), and the court determines that we were insolvent at the time of the Exchange Offer, the court could find that the issuance of the cash and the CCH II Note consideration involved a preferential transfer. If the court determined that the Exchange Offer was a preferential transfer which did not qualify for a bankruptcy law defense, then the value of any consideration Holders received with respect to the Convertible Notes could be recovered from such holders and possibly from subsequent transferees, and such persons might be returned to the same position they would have held as holders of the Convertible Notes so exchanged.
Under certain circumstances, federal and state laws may allow courts to avoid or subordinate claims with respect to the CCH II Notes.
      Under the federal Bankruptcy Code and comparable provisions of state fraudulent transfer laws, a court could void claims with respect to the CCH II Notes or subordinate them, if, among other things, at the time CCH II issued the CCH II Notes it:

•	received less than reasonably equivalent value or fair consideration for the CCH II Notes; and

•	was insolvent or rendered insolvent by reason of the incurrence;

•	was engaged in a business or transaction for which its remaining assets constituted an unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they became due.
      The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, CCH II would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.
      In addition, if there were to be a bankruptcy of Charter or its subsidiaries, creditors of Charter and its subsidiaries, or the trustee in bankruptcy on behalf of such companies, may attempt to make claims against CCH II and its subsidiaries, which (if successful) could have an adverse effect on the holders of the CCH II Notes and their recoveries in any bankruptcy proceeding.
Risks Related to Our and Our Subsidiaries’ Significant Indebtedness
We may not generate (or, in general, have available to the applicable obligor) sufficient cash flow or access to additional external liquidity sources to fund our capital expenditures, ongoing operations and debt obligations, including our payment obligations under the Convertible Notes and the CCH II Notes, which could have a material adverse effect on you as holders of the Convertible Notes and the CCH II Notes.
      Our ability to service our debt (including payments on the Convertible Notes and the CCH II Notes) and to fund our planned capital expenditures and ongoing operations will depend on both our ability to generate cash flow and our access to additional external liquidity sources, and in general our ability to provide (by dividend or otherwise), such funds to the applicable issuer of the debt obligation. Our ability to generate cash flow is dependent on many factors, including:

•	our future operating performance;

•	the demand for our products and services;

•	general economic conditions and conditions affecting customer and advertiser spending;

•	competition and our ability to stabilize customer losses; and

•	legal and regulatory factors affecting our business.
      Some of these factors are beyond our control. If we are unable to generate sufficient cash flow or access additional external liquidity sources, we may not be able to service and repay our debt, operate our business, respond to competitive challenges or fund our other liquidity and capital needs. Although CCH II sold $450 million principal amount of the CCH II Notes in January 2006 and our subsidiary, Charter Operating, completed a $6.85 billion refinancing of its credit facilities in April 2006, we may not be able to access additional sources of external liquidity on similar terms, if at all. We expect that cash on hand, cash flows from operating activities, proceeds from sales of assets and the amounts available under our credit facilities will be adequate to meet our cash needs through 2007. We believe that cash flows from operating activities and amounts available under our credit facilities may not be sufficient to fund our operations and satisfy our interest and principal repayment obligations in 2008 and will not be sufficient to fund such needs in 2009 and beyond. To the extent we use cash to purchase Convertible Notes in the Exchange Offer, our liquidity will be adversely impacted. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Charter — Liquidity and Capital Resources” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCH II, LLC — Liquidity and Capital Resources” in this Exchange Offer Prospectus.
Charter Operating may not be able to access funds under its credit facilities if it fails to satisfy the covenant restrictions in its credit facilities, which could adversely affect our financial condition and our ability to conduct our business.
      Our subsidiaries have historically relied on access to credit facilities in order to fund operations and to service parent company debt, and we expect such reliance to continue in the future. Our total potential borrowing availability under the Charter Operating credit facilities was approximately $900 million as of June 30, 2006, none of which was limited by covenant restrictions. In the past, our actual availability under our credit facilities has been limited by covenant restrictions. There can be no assurance that our actual availability under our credit facilities will not be limited by covenant restrictions in the future. However, pro forma for the closing of the asset sales on July 1, 2006, and the related application of net proceeds to repay amounts outstanding under our revolving credit facility, potential availability under our credit facilities as of June 30, 2006 would have been approximately $1.7 billion, although actual availability would have been limited to $1.3 billion because of limits imposed by covenant restrictions.
      One of the conditions to the availability of funding under Charter Operating’s credit facilities is the absence of a default under the credit facilities, including as a result of any failure to comply with the covenants under the facilities. Among other covenants, the facilities require Charter Operating to maintain specific financial ratios. The facilities also provide that Charter Operating has to obtain an unqualified audit opinion from its independent accountants for each fiscal year, which among other things requires Charter Operating to demonstrate that it has adequate access to liquidity. There can be no assurance that Charter Operating will be able to continue to comply with these or any other of the covenants under the credit facilities.
      An event of default under the credit facilities or indentures, if not waived, could result in the acceleration of those debt obligations and, consequently, other debt obligations. Such acceleration could result in exercise of remedies by our creditors and could force us to seek the protection of the bankruptcy laws, which could materially adversely impact our ability to operate our business and to make payments under our debt instruments.
Because of our holding company structure, our outstanding notes are structurally subordinated in right of payment to all liabilities of our subsidiaries. Restrictions in our subsidiaries’ debt instruments and under applicable law limit their ability to provide funds to us.
      Our sole assets are our equity interests in our subsidiaries. Our operating subsidiaries are separate and distinct legal entities and are not obligated to make funds available to us for payments on our notes or other obligations in the form of loans, distributions or otherwise. Our subsidiaries’ ability to make distributions to us is subject to their compliance with the terms of their credit facilities and indentures and restrictions under applicable law. Under the Delaware limited liability company act, our subsidiaries may only pay dividends to us if they have “surplus” as defined in the act. Under fraudulent transfer laws, our subsidiaries may not pay dividends to us if they are insolvent or are rendered insolvent thereby. See “Risks to Tendering Holders of Convertible Notes — Under certain circumstances, federal and state laws may allow courts to avoid or subordinate claims with respect to the CCH II Notes” for the meaning of “insolvent” in this context. While we believe that our relevant subsidiaries currently have surplus and are not insolvent, there can be no assurance that these subsidiaries will be permitted to make distributions in the future in compliance with these restrictions in amounts needed to service our indebtedness, including the Convertible Notes.
      Our direct or indirect subsidiaries include the borrowers and guarantors under the Charter Operating credit facilities. Several of our subsidiaries are also obligors under other senior high yield notes. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of Charter — Liquidity and Capital Resources — Recent Financing Transactions” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCH II, LLC — Liquidity and Capital Resources — Debt Covenants” in this Exchange Offer Prospectus. Our notes are structurally subordinated in right of payment to all of the debt and other liabilities of the subsidiaries of the respective issuers. However, because the CC VIII Interest will be held by CCH I, holders of CCH I notes, through CCH I, will have a preferred equity claim against the CC VIII assets and holders of the CCH II Notes will not have any claim against, or interest in, those preferred equity interests. As of June 30, 2006, taking into account the Exchange Offer Pro Forma Adjustments and the Private Exchange Offers Pro Forma Adjustments, Charter’s total debt was approximately $18.7 billion, of which approximately $18.2 billion was structurally senior to the Convertible Notes and CCH II’s total debt was approximately $10.6 billion of which approximately $8.2 billion was structurally senior to the CCH II Notes.
      In the event of bankruptcy, liquidation or dissolution of one or more of our subsidiaries, that subsidiary’s assets would first be applied to satisfy its own obligations, and following such payments, such subsidiary may not have sufficient assets remaining to make payments to us as an equity holder or otherwise. In that event:

•	the lenders under Charter Operating’s credit facilities and the holders of our subsidiaries’ other debt instruments will have the right to be paid in full before us from any of our subsidiaries’ assets; and

•	the other holders of preferred membership interests in CCH I’s subsidiary, CC VIII, would have a claim on a portion of its assets that may reduce the amounts available for repayment to holders of our outstanding notes.
We and our subsidiaries have a significant amount of existing debt and may incur significant additional debt, including secured debt, in the future, which could adversely affect our financial health and our ability to react to changes in our business.
      Charter and its subsidiaries have a significant amount of debt and may (subject to applicable restrictions in their debt instruments) incur additional debt in the future. As of June 30, 2006, Charter’s total debt was approximately $19.9 billion, Charter’s shareholders’ deficit was approximately $5.8 billion and the deficiency of earnings to cover fixed charges for the six months ended June 30, 2006 was $776 million. As of June 30, 2006, CCH II’s total debt was approximately $11.1 billion, its member’s equity was approximately $2.6 billion and the deficiency of earnings to cover fixed charges for the six months ended June 30, 2006 was $321 million.
      As of June 30, 2006, Charter had outstanding approximately $863 million aggregate principal amount of Convertible Notes, Charter Holdings had outstanding approximately $1.8 billion aggregate principal amount of notes, CIH had outstanding approximately $2.5 billion aggregate principal amount of notes, CCH I had outstanding approximately $3.5 billion aggregate principal amount of notes and CCH II had outstanding approximately $2.1 billion aggregate principal amount of notes. Charter will need to raise additional capital and/or receive distributions or payments from its subsidiaries in order to satisfy its debt obligations in 2009. CCH II will need to raise additional capital and/or receive distributions or payments from its subsidiaries in order to satisfy its debt obligations in 2010, including the CCH II Notes. However, because of our significant indebtedness, our ability to raise additional capital at reasonable rates or at all is uncertain, and the ability of our subsidiaries to make distributions or payments to their parent companies is subject to availability of funds and restrictions under our and our subsidiaries’ applicable debt instruments as more fully described in the section entitled “Description of Other Indebtedness.” If we were to raise capital through the issuance of additional equity or to engage in a recapitalization or other similar transaction, our shareholders could suffer significant dilution.
      Our significant amount of debt could have other important consequences. For example, the debt will or could:

•	require us to dedicate a significant portion of our cash flow from operating activities to make payments on our debt, which will reduce our funds available for working capital, capital expenditures and other general corporate expenses;

•	limit our flexibility in planning for, or reacting to, changes in our business, the cable and telecommunications industries and the economy at large;

•	place us at a disadvantage as compared to our competitors that have proportionately less debt;

•	make us vulnerable to interest rate increases, because a significant portion of our borrowings are, and will continue to be, at variable rates of interest;

•	expose us to increased interest expense as we refinance all existing lower interest rate instruments;

•	adversely affect our relationship with customers and suppliers;

•	limit our ability to borrow additional funds in the future, if we need them, due to applicable financial and restrictive covenants in our debt; and

•	make it more difficult for us to satisfy our obligations to the holders of our notes and for our subsidiaries to satisfy their obligations to their lenders under their credit facilities and to their noteholders.
      A default by one of our subsidiaries under its debt obligations could result in the acceleration of those obligations, the obligations of our other subsidiaries, CCH II’s obligations under the CCH II Notes and Charter’s obligations under the Convertible Notes. We may not have the ability to fund our obligations under the Convertible Notes and the CCH II Notes in the event of such a default. We and our subsidiaries may incur substantial additional debt in the future. If current debt levels increase, the related risks that we now face will intensify.
The agreements and instruments governing our debt and the debt of our subsidiaries contain restrictions and limitations that could significantly affect our ability to operate our business, as well as significantly affect our liquidity, and adversely affect the holders of the Convertible Notes and the CCH II Notes.
      The Charter Operating credit facilities and the indentures governing our and our subsidiaries’ debt (including the Convertible Notes and the CCH II Notes) contain a number of significant covenants that could adversely affect the holders of the Convertible Notes and the CCH II Notes and our ability to operate our business, as well as significantly affect our liquidity, and therefore could adversely affect our results of operations. These covenants will restrict, among other things, our and our subsidiaries’ ability to:

•	incur additional debt;

•	repurchase or redeem equity interests and debt;

•	issue equity;

•	make certain investments or acquisitions;

•	pay dividends or make other distributions;

•	dispose of assets or merge;

•	enter into related party transactions; and

•	grant liens and pledge assets.
      Furthermore, Charter Operating’s credit facilities require our subsidiaries to, among other things, maintain specified financial ratios, meet specified financial tests and provide annual audited financial statements, with an unqualified opinion from our independent auditors. See “Description of Other Indebtedness” for a summary of our outstanding indebtedness and a description of our credit facilities and other indebtedness and for details on our debt covenants and future liquidity. Charter Operating’s ability to comply with these provisions may be affected by events beyond our control.
      The breach of any covenants or obligations in the foregoing indentures or credit facilities, not otherwise waived or amended, could result in a default under the applicable debt agreement or instrument and could trigger acceleration of the related debt, which in turn could trigger defaults under other agreements governing our long-term indebtedness. In addition, the secured lenders under the Charter Operating credit facilities and the holders of the Charter Operating second-lien notes could foreclose on their collateral, which includes equity interests in our subsidiaries, and exercise other rights of secured creditors. Any default under those credit facilities, the indentures governing the Convertible Notes or our subsidiaries’ debt could adversely affect our growth, our financial condition and our results of operations and our ability to make payments on our notes and Charter Operating’s credit facilities and other debt of our subsidiaries. See “Description of Other Indebtedness” for a summary of our outstanding indebtedness and a description of our credit facilities and other indebtedness and for details on our debt covenants and future liquidity.

All of our and our subsidiaries’ outstanding debt is subject to change of control provisions. We may not have the ability to raise the funds necessary to fulfill our obligations under our indebtedness following a change of control, which would place us in default under the applicable debt instruments.
      We may not have the ability to raise the funds necessary to fulfill our obligations under our and our subsidiaries’ notes and credit facilities following a change of control. Under the indentures governing our and our subsidiaries’ notes (including the Convertible Notes and the CCH II Notes), upon the occurrence of specified change of control events, we are required to offer to repurchase all of these notes. However, Charter and our subsidiaries may not have sufficient funds at the time of the change of control event to make the required repurchase of these notes, and our subsidiaries are limited in their ability to make distributions or other payments to fund any required repurchase. In addition, a change of control under our subsidiaries’ credit facilities would result in a default under those credit facilities. Because such credit facilities and our subsidiaries’ notes are obligations of our subsidiaries, the credit facilities and our subsidiaries’ notes would have to be repaid by our subsidiaries before their assets could be available to us to repurchase the Convertible Notes or the CCH II Notes. Our failure to make or complete a change of control offer would place us in default under the Convertible Notes or CCH II Notes. The failure of our subsidiaries to make a change of control offer or repay the amounts accelerated under their credit facilities would place them in default.
Paul G. Allen and his affiliates are not obligated to purchase equity from, contribute to or loan funds to us or any of our subsidiaries.
      Paul G. Allen and his affiliates are not obligated to purchase equity from, contribute to or loan funds to us or any of our subsidiaries.
Risks Related to Our Business
We operate in a very competitive business environment, which affects our ability to attract and retain customers and can adversely affect our business and operations. We have lost a significant number of video customers to direct broadcast satellite competition and further loss of video customers could have a material negative impact on our business.
      The industry in which we operate is highly competitive and has become more so in recent years. In some instances, we compete against companies with fewer regulatory burdens, easier access to financing, greater personnel resources, greater brand name recognition and long-established relationships with regulatory authorities and customers. Increasing consolidation in the cable industry and the repeal of certain ownership rules may provide additional benefits to certain of our competitors, either through access to financing, resources or efficiencies of scale.
      Our principal competitor for video services throughout our territory is direct broadcast satellite (“DBS”). Competition from DBS, including intensive marketing efforts and aggressive pricing has had an adverse impact on our ability to retain customers. DBS has grown rapidly over the last several years and continues to do so. The cable industry, including us, has lost a significant number of subscribers to DBS competition, and we face serious challenges in this area in the future. We believe that competition from DBS service providers may present greater challenges in areas of lower population density, and that our systems service a higher concentration of such areas than those of other major cable service providers.
      Local telephone companies and electric utilities can offer video and other services in competition with us and they increasingly may do so in the future. Certain telephone companies have begun more extensive deployment of fiber in their networks that enable them to begin providing video services, as well as telephone and high bandwidth Internet access services, to residential and business customers and they are now offering such service in limited areas. Some of these telephone companies have obtained, and are now seeking, franchises or operating authorizations that are less burdensome than existing Charter franchises.

      The subscription television industry also faces competition from free broadcast television and from other communications and entertainment media. Further loss of customers to DBS or other alternative video and Internet services could have a material negative impact on the value of our business and its performance.
      With respect to our Internet access services, we face competition, including intensive marketing efforts and aggressive pricing, from telephone companies and other providers of DSL and “dial-up”. DSL service is competitive with high-speed Internet service over cable systems. In addition, DBS providers have entered into joint marketing arrangements with Internet access providers to offer bundled video and Internet service, which competes with our ability to provide bundled services to our customers. Moreover, as we expand our telephone offerings, we will face considerable competition from established telephone companies and other carriers, including VoIP providers.
      In order to attract new customers, from time to time we make promotional offers, including offers of temporarily reduced-price or free service. These promotional programs result in significant advertising, programming and operating expenses, and also require us to make capital expenditures to acquire additional digital set-top boxes. Customers who subscribe to our services as a result of these offerings may not remain customers for any significant period of time following the end of the promotional period. A failure to retain existing customers and customers added through promotional offerings or to collect the amounts they owe us could have a material adverse effect on our business and financial results.
      Mergers, joint ventures and alliances among franchised, wireless or private cable operators, satellite television providers, local exchange carriers and others, may provide additional benefits to some of our competitors, either through access to financing, resources or efficiencies of scale, or the ability to provide multiple services in direct competition with us.
      We cannot assure you that our cable systems will allow us to compete effectively. Additionally, as we expand our offerings to include other telecommunications services, and to introduce new and enhanced services, we will be subject to competition from other providers of the services we offer. We cannot predict the extent to which competition may affect our business and operations in the future.
We have a history of net losses and expect to continue to experience net losses. Consequently, we may not have the ability to finance future operations.
      We have had a history of net losses and expect to continue to report net losses for the foreseeable future. Our net losses are principally attributable to insufficient revenue to cover the combination of operating costs and interest costs we incur because of our high level of debt and the depreciation expenses that we incur resulting from the capital investments we have made in our cable properties. We expect that these expenses will remain significant, and we expect to continue to report net losses for the foreseeable future. Charter reported net losses applicable to common stock of $382 million and $356 million for the three months ended June 30, 2006 and 2005, respectively, and $841 million and $709 million for the six months ended June 30, 2006 and 2005, respectively. CCH II reported net losses of $107 million and $87 million for the three months ended June 30, 2006 and 2005, respectively, and $335 million and $220 million for the six months ended June 30, 2006 and 2005, respectively. Continued losses would reduce our cash available from operations to service our indebtedness, as well as limit our ability to finance our operations.
We may not have the ability to pass our increasing programming costs on to our customers, which would adversely affect our cash flow and operating margins.
      Programming has been, and is expected to continue to be, our largest operating expense item. In recent years, the cable industry has experienced a rapid escalation in the cost of programming, particularly sports programming. We expect programming costs to continue to increase because of a variety of factors, including inflationary or negotiated annual increases, additional programming being provided to customers and increased costs to purchase programming. The inability to fully pass these programming cost increases on to our customers has had an adverse impact on our cash flow and operating margins. As measured by programming costs, and excluding premium services (substantially all of which were renegotiated and renewed in 2003), as of July 7, 2006, approximately 11% of our current programming contracts were expired, and approximately another 4% were scheduled to expire at or before the end of 2006. There can be no assurance that these agreements will be renewed on favorable or comparable terms. Our programming costs increased by approximately 13% and 11% in the three and six months ended June 30, 2006 compared to the corresponding periods in 2005, respectively. We expect our programming costs in 2006 to continue to increase at a higher rate than in 2005. To the extent that we are unable to reach agreement with certain programmers on terms that we believe are reasonable we may be forced to remove such programming channels from our line-up, which could result in a further loss of customers.
If our required capital expenditures in 2006, 2007 and beyond exceed our projections, we may not have sufficient funding, which could adversely affect our growth, financial condition and results of operations.
      During the three and six months ended June 30, 2006, we spent approximately $298 million and $539 million, respectively, on capital expenditures. During 2006, we expect capital expenditures to be approximately $1.0 billion to $1.1 billion. The actual amount of our capital expenditures depends on the level of growth in high-speed Internet and telephone customers and in the delivery of other advanced services, as well as the cost of introducing any new services. We may need additional capital in 2006, 2007 and beyond if there is accelerated growth in high-speed Internet customers, telephone customers or in the delivery of other advanced services. If we cannot obtain such capital from increases in our cash flow from operating activities, additional borrowings, proceeds from asset sales or other sources, our growth, financial condition and results of operations could suffer materially.
Our inability to respond to technological developments and meet customer demand for new products and services could limit our ability to compete effectively.
      Our business is characterized by rapid technological change and the introduction of new products and services. We cannot assure you that we will be able to fund the capital expenditures necessary to keep pace with unanticipated technological developments, or that we will successfully anticipate the demand of our customers for products and services requiring new technology. Our inability to maintain and expand our upgraded systems and provide advanced services in a timely manner, or to anticipate the demands of the marketplace, could materially adversely affect our ability to attract and retain customers. Consequently, our growth, financial condition and results of operations could suffer materially.
Malicious and abusive Internet practices could impair our high-speed Internet services
      Our high-speed Internet customers utilize our network to access the Internet and, as a consequence, we or they may become victim to common malicious and abusive Internet activities, such as unsolicited mass advertising (i.e., “spam”) and dissemination of viruses, worms and other destructive or disruptive software. These activities could have adverse consequences on our network and our customers, including degradation of service, excessive call volume to call centers and damage to our or our customers’ equipment and data. Significant incidents could lead to customer dissatisfaction and, ultimately, loss of customers or revenue, in addition to increased costs to us to service our customers and protect our network. Any significant loss of high-speed Internet customers or revenue or significant increase in costs of serving those customers could adversely affect our growth, financial condition and results of operations.
Charter could be deemed an “investment company” under the Investment Company Act of 1940. This would impose significant restrictions on us and would be likely to have a material adverse impact on our growth, financial condition and results of operation.
      Charter’s principal assets are its equity interests in Charter Holdco and certain indebtedness of Charter Holdco. If Charter’s membership interest in Charter Holdco were to constitute less than 50% of the voting securities issued by Charter Holdco, then Charter’s interest in Charter Holdco could be deemed an “investment security” for purposes of the Investment Company Act. This may occur, for example, if a court determines that the Class B common stock is no longer entitled to special voting rights and, in accordance with the terms of the Charter Holdco limited liability company agreement, Charter’s membership units in Charter Holdco were to lose their special voting privileges. A determination that such interest was an investment security could cause Charter to be deemed to be an investment company under the Investment Company Act, unless an exemption from registration were available or we were to obtain an order of the Securities and Exchange Commission excluding or exempting us from registration under the Investment Company Act.
      If anything were to happen which would cause Charter to be deemed an investment company, the Investment Company Act would impose significant restrictions on us, including severe limitations on our ability to borrow money, to issue additional capital stock and to transact business with affiliates. In addition, because our operations are very different from those of the typical registered investment company, regulation under the Investment Company Act could affect us in other ways that are extremely difficult to predict. In sum, if we were deemed to be an investment company it could become impractical for us to continue our business as currently conducted and our growth, our financial condition and our results of operations could suffer materially.
If a court determines that the Class B common stock is no longer entitled to special voting rights, we would lose our rights to manage Charter Holdco. In addition to the investment company risks discussed above, this could materially impact the value of the Class A Common Stock.
      If a court determines that the Class B common stock is no longer entitled to special voting rights, Charter would no longer have a controlling voting interest in, and would lose its right to manage, Charter Holdco. If this were to occur:

•	we would retain our proportional equity interest in Charter Holdco but would lose all of our powers to direct the management and affairs of Charter Holdco and its subsidiaries; and

•	we would become strictly a passive investment vehicle and would be treated under the Investment Company Act as an investment company.
      This result, as well as the impact of being treated under the Investment Company Act as an investment company, could materially adversely impact:

•	the liquidity of the Class A Common Stock;

•	how the Class A Common Stock trades in the marketplace;

•	the price that purchasers would be willing to pay for the Class A Common Stock in a change of control transaction or otherwise; and

•	the market price of the Class A Common Stock.
      Uncertainties that may arise with respect to the nature of our management role and voting power and organizational documents as a result of any challenge to the special voting rights of the Class B common stock, including legal actions or proceedings relating thereto, may also materially adversely impact the value of the Class A Common Stock.
Risks Related to Charter’s Future Ability to Utilize Net Operating Loss Carryforwards
The issuance of the Class A Common Stock offered hereby, the possible return of shares of Class A Common Stock in connection with the unwinding of hedge positions and possible future conversions of the Convertible Notes significantly increase the risk that we will experience an ownership change in the future for tax purposes, resulting in a material limitation on the use of a substantial amount of our existing net operating loss carryforwards.
      As of June 30, 2006, we had approximately $6.4 billion of tax net operating loss carryforwards and current year losses (resulting in a gross deferred tax asset of approximately $2.6 billion) expiring in the years 2007 through 2026. Due to uncertainties in projected future taxable income, valuation allowances have been established against the gross deferred tax assets for book accounting purposes except for deferred benefits available to offset certain deferred tax liabilities. Currently, such tax net operating losses can be used to offset any of our future taxable income. An “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, would place significant limitations, on an annual basis, on the use of such net operating losses existing as of the date of an ownership change to offset any future taxable income we may generate post-ownership change. Such limitations, in conjunction with the net operating loss expiration provisions, could effectively eliminate our ability to use a substantial portion of our net operating losses prior to such ownership change to offset any post-ownership change taxable income.
      The issuance of the Class A Common Stock offered hereby and the possible return of shares of our Class A Common Stock in connection with the unwinding of hedge positions undertaken by Holders of the Convertible Notes who participate in the Exchange Offer as well as the issuance of up to a total of 150 million shares of Class A Common Stock (of which a total of 116.9 million have been issued through June 2006) offered pursuant to a share lending agreement executed by Charter in connection with the issuance of the Convertible Notes in November 2004 and possible future transactions significantly increase the risk that we will experience an ownership change in the future for tax purposes. Such transactions include additional issuances of Class A Common Stock by us (including but not limited to issuances upon future conversion of the Convertible Notes and any future issuances pursuant to the share lending agreement), reacquisitions by us of shares borrowed pursuant to the share lending agreement, or acquisitions or sales of shares by certain holders of our shares, including persons who have held, currently hold, or accumulate in the future five percent or more of our outstanding stock (including upon an exchange by Mr. Allen or his affiliates, directly or indirectly, of membership units of Charter Holdco into Class A Common Stock). Many of the foregoing transactions are beyond our control.
Risks Related to Mr. Allen’s Controlling Position
The failure by Mr. Allen to maintain a minimum voting and economic interest in us could trigger a change of control default under our subsidiary’s credit facilities.
      The Charter Operating credit facilities provide that the failure by (a) Mr. Allen, (b) his estate, spouse, immediate family members and heirs and (c) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or other owners of which consist exclusively of Mr. Allen or such other persons referred to in (b) above or a combination thereof, to maintain a 35% direct or indirect voting interest in the applicable borrower would result in a change of control default. Such a default could result in the acceleration of repayment of our and our subsidiaries’ indebtedness, including borrowings under the Charter Operating credit facilities.
Mr. Allen controls our stockholder voting and may have interests that conflict with your interests.
      Mr. Allen has the ability to control us. Through his control as of June 30, 2006 of approximately 90% of the voting power of Charter’s capital stock, Mr. Allen is entitled to elect all but one of our board members and effectively has the voting power to elect the remaining board member as well. Mr. Allen thus has the ability to control fundamental corporate transactions requiring equity holder approval, including, but not limited to, the election of all of our directors, approval of merger transactions involving us and the sale of all or substantially all of our assets.
      Mr. Allen is not restricted from investing in, and has invested in, and engaged in, other businesses involving or related to the operation of cable television systems, video programming, high-speed Internet service, telephone or business and financial transactions conducted through broadband interactivity and Internet services. Mr. Allen may also engage in other businesses that compete or may in the future compete with us.
      Mr. Allen’s control over our management and affairs could create conflicts of interest if he is faced with decisions that could have different implications for him, us and the holders of the Class A Common

Stock. Further, Mr. Allen could effectively cause us to enter into contracts with another entity in which he owns an interest or to decline a transaction into which he (or another entity in which he owns an interest) ultimately enters.
      Current and future agreements between us and either Mr. Allen or his affiliates may not be the result of arm’s-length negotiations. Consequently, such agreements may be less favorable to us than agreements that we could otherwise have entered into with unaffiliated third parties.
We are not permitted to engage in any business activity other than the cable transmission of video, audio and data unless Mr. Allen authorizes us to pursue that particular business activity, which could adversely affect our ability to offer new products and services outside of the cable transmission business and to enter into new businesses, and could adversely affect our growth, financial condition and results of operations.
      The Restated Certificate of Incorporation of Charter and Charter Holdco’s limited liability company agreement provide that Charter and Charter Holdco and our subsidiaries, cannot engage in any business activity outside the cable transmission business except for specified businesses. This will be the case unless Mr. Allen consents to our engaging in the business activity. The cable transmission business means the business of transmitting video, audio (including telephone services), and data over cable television systems owned, operated or managed by us from time to time. These provisions may limit our ability to take advantage of attractive business opportunities.
The loss of Mr. Allen’s services could adversely affect our ability to manage our business.
      Mr. Allen is Chairman of our board of directors and provides strategic guidance and other services to us. If we were to lose his services, our growth, financial condition and results of operations could be adversely impacted.
The special tax allocation provisions of the Charter Holdco limited liability company agreement may cause us in some circumstances to pay more taxes than if the special tax allocation provisions were not in effect.
      Charter Holdco’s limited liability company agreement provided that through the end of 2003, net tax losses (such net tax losses being determined under the federal income tax rules for determining capital accounts) of Charter Holdco that would otherwise have been allocated to us based generally on our percentage ownership of outstanding common membership units of Charter Holdco would instead be allocated to the membership units held by Vulcan Cable III Inc. (“Vulcan Cable”) and Charter Investment, Inc. (“CII”). The purpose of these special tax allocation provisions was to allow Mr. Allen to take advantage, for tax purposes, of the losses generated by Charter Holdco during such period. In some situations, these special tax allocation provisions could result in our having to pay taxes in an amount that is more or less than if Charter Holdco had allocated net tax losses to its members based generally on the percentage of outstanding common membership units owned by such members. For further discussion on the details of the tax allocation provisions see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Charter — Critical Accounting Policies and Estimates — Income Taxes” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCH II, LLC — Critical Accounting Policies and Estimates — Income Taxes” in this Exchange Offer Prospectus.

Risks Related to Regulatory and Legislative Matters
Our business is subject to extensive governmental legislation and regulation, which could adversely affect our business.
      Regulation of the cable industry has increased cable operators’ administrative and operational expenses and limited their revenues. Cable operators are subject to, among other things:

•	rules governing the provision of cable equipment and compatibility with new digital technologies;

•	rules and regulations relating to subscriber privacy;

•	limited rate regulation;

•	requirements governing when a cable system must carry a particular broadcast station and when it must first obtain consent to carry a broadcast station;

•	rules and regulations relating to provision of voice communications;

•	rules for franchise renewals and transfers; and

•	other requirements covering a variety of operational areas such as equal employment opportunity, technical standards and customer service requirements.
      Additionally, many aspects of these regulations are currently the subject of judicial proceedings and administrative or legislative proposals. There are also ongoing efforts to amend or expand the federal, state and local regulation of some of our cable systems, which may compound the regulatory risks we already face. Certain states and localities are considering new telecommunications taxes that could increase operating expenses.
Our cable systems are operated under franchises that are subject to non-renewal or termination. The failure to renew a franchise in one or more key markets could adversely affect our business.
      Our cable systems generally operate pursuant to franchises, permits and similar authorizations issued by a state or local governmental authority controlling the public rights-of-way. Many franchises establish comprehensive facilities and service requirements, as well as specific customer service standards and monetary penalties for non-compliance. In many cases, franchises are terminable if the franchisee fails to comply with significant provisions set forth in the franchise agreement governing system operations. Franchises are generally granted for fixed terms and must be periodically renewed. Local franchising authorities may resist granting a renewal if either past performance or the prospective operating proposal is considered inadequate. Franchise authorities often demand concessions or other commitments as a condition to renewal. In some instances, franchises have not been renewed at expiration, and we have operated and are operating under either temporary operating agreements or without a license while negotiating renewal terms with the local franchising authorities. Approximately 12% of our franchises, covering approximately 13% of our analog video customers, were expired as of June 30, 2006. Approximately 4% of additional franchises, covering approximately an additional 6% of our analog video customers, will expire on or before December 31, 2006, if not renewed prior to expiration.
      We cannot assure you that we will be able to comply with all significant provisions of our franchise agreements and certain of our franchisors have from time to time alleged that we have not complied with these agreements. Additionally, although historically we have renewed our franchises without incurring significant costs, we cannot assure you that we will be able to renew, or to renew as favorably, our franchises in the future. A termination of or a sustained failure to renew a franchise in one or more key markets could adversely affect our business in the affected geographic area.

Our cable systems are operated under franchises that are non-exclusive. Accordingly, local franchising authorities can grant additional franchises and create competition in market areas where none existed previously, resulting in overbuilds, which could adversely affect results of operations.
      Our cable systems are operated under non-exclusive franchises granted by local franchising authorities. Consequently, local franchising authorities can grant additional franchises to competitors in the same geographic area or operate their own cable systems. In addition, certain telephone companies are seeking authority to operate in local communities without first obtaining a local franchise. As a result, competing operators may build systems in areas in which we hold franchises. In some cases municipal utilities may legally compete with us without obtaining a franchise from the local franchising authority.
      Different legislative proposals have been introduced in the United States Congress and in some state legislatures that would greatly streamline cable franchising. This legislation is intended to facilitate entry by new competitors, particularly local telephone companies. Such legislation has passed in at least six states in which we have operations and one of these newly enacted statutes is subject to court challenge. Although various legislative proposals provide some regulatory relief for incumbent cable operators, these proposals are generally viewed as being more favorable to new entrants due to a number of factors, including provisions withholding streamlined cable franchising from incumbents until after the expiration of their existing franchises. To the extent incumbent cable operators are not able to avail themselves of this streamlined franchising process, such operators may continue to be subject to more onerous franchise requirements at the local level than new entrants. A proceeding is pending at the Federal Communications Commission (“FCC”) to determine whether local franchising authorities are impeding the deployment of competitive cable services through unreasonable franchising requirements and whether such impediments should be preempted. We are not yet able to determine what impact such proceeding may have on us.
      The existence of more than one cable system operating in the same territory is referred to as an overbuild. These overbuilds could adversely affect our growth, financial condition and results of operations by creating or increasing competition. As of June 30, 2006, we are aware of overbuild situations impacting approximately 8% of our estimated homes passed, and potential overbuild situations in areas servicing approximately an additional 5% of our estimated homes passed. Additional overbuild situations may occur in other systems.
Local franchise authorities have the ability to impose additional regulatory constraints on our business, which could further increase our expenses.
      In addition to the franchise agreement, cable authorities in some jurisdictions have adopted cable regulatory ordinances that further regulate the operation of cable systems. This additional regulation increases the cost of operating our business. We cannot assure you that the local franchising authorities will not impose new and more restrictive requirements. Local franchising authorities also generally have the power to reduce rates and order refunds on the rates charged for basic services.
Further regulation of the cable industry could cause us to delay or cancel service or programming enhancements or impair our ability to raise rates to cover our increasing costs, resulting in increased losses.
      Currently, rate regulation is strictly limited to the basic service tier and associated equipment and installation activities. However, the FCC and the U.S. Congress continue to be concerned that cable rate increases are exceeding inflation. It is possible that either the FCC or the U.S. Congress will again restrict the ability of cable system operators to implement rate increases. Should this occur, it would impede our ability to raise our rates. If we are unable to raise our rates in response to increasing costs, our losses would increase.
      There has been considerable legislative and regulatory interest in requiring cable operators to offer historically bundled programming services on an á la carte basis or to at least offer a separately available child-friendly “Family Tier.” It is possible that new marketing restrictions could be adopted in the future. Such restrictions could adversely affect our operations.
Actions by pole owners might subject us to significantly increased pole attachment costs.
      Pole attachments are cable wires that are attached to poles. Cable system attachments to public utility poles historically have been regulated at the federal or state level, generally resulting in favorable pole attachment rates for attachments used to provide cable service. The FCC clarified that a cable operator’s favorable pole rates are not endangered by the provision of Internet access, and that approach ultimately was upheld by the Supreme Court of the United States. Despite the existing regulatory regime, utility pole owners in many areas are attempting to raise pole attachment fees and impose additional costs on cable operators and others. The favorable pole attachment rates afforded cable operators under federal law can be increased by utility companies if the operator provides telecommunications services, in addition to cable service, over cable wires attached to utility poles. To date, Voice over Internet Protocol, or VoIP, service has not been classified as either a telecommunications service or cable service under the Communications Act. If VoIP were classified as a telecommunications service under the Communications Act by the FCC, a state Public Utility Commission, or an appropriate court, it might result in significantly increased pole attachment costs for us, which could adversely affect our financial condition and results of operations. Any significant increased costs could have a material adverse impact on our profitability and discourage system upgrades and the introduction of new products and services.
We may be required to provide access to our networks to other Internet service providers or restrictions could be imposed on our ability to manage our broadband infrastructure, either of which could significantly increase our competition and adversely affect our ability to provide new products and services.
      A number of companies, including independent Internet service providers, or ISPs, have requested local authorities and the FCC to require cable operators to provide non-discriminatory access to cable’s broadband infrastructure, so that these companies may deliver Internet services directly to customers over cable facilities. In a June 2005 ruling, commonly referred to as Brand X, the Supreme Court upheld an FCC decision (and overruled a conflicting Ninth Circuit opinion) making it less likely that any nondiscriminatory “open access” requirements (which are generally associated with common carrier regulation of “telecommunications services”) will be imposed on the cable industry by local, state or federal authorities. The Supreme Court held that the FCC was correct in classifying cable provided Internet service as an “information service,” rather than a “telecommunications service.” Notwithstanding Brand X, there has been increasing advocacy by certain internet content providers and consumer groups for new federal laws or regulations to limiting the ability of broadband network owners (like Charter) to manage and control their own networks. The proposals might prevent network owners, for example, from charging bandwidth intensive content providers, such as certain online gaming, music, and video service providers, an additional fee to ensure quality delivery of the services to consumers. If we were required to allocate a portion of our bandwidth capacity to other Internet service providers, or were prohibited from charging heavy bandwidth intensive services a fee for use of our networks, we believe that it could impair our ability to use our bandwidth in ways that would generate maximum revenues.
Changes in channel carriage regulations could impose significant additional costs on us.
      Cable operators also face significant regulation of their channel carriage. They currently can be required to devote substantial capacity to the carriage of programming that they would not carry voluntarily, including certain local broadcast signals, local public, educational and government access programming, and unaffiliated commercial leased access programming. This carriage burden could increase in the future, particularly if cable systems were required to carry both the analog and digital versions of local broadcast signals (dual carriage) or to carry multiple program streams included with a single digital broadcast transmission (multicast carriage). Additional government-mandated broadcast carriage obliga-

tions could disrupt existing programming commitments, interfere with our preferred use of limited channel capacity and limit our ability to offer services that would maximize customer appeal and revenue potential. Although the FCC issued a decision in February 2005, confirming an earlier ruling against mandating either dual carriage or multicast carriage, that decision is subject to a petition for reconsideration which is pending. In addition, the FCC could reverse its own ruling or Congress could legislate additional carriage obligations.
Offering voice communications service may subject us to additional regulatory burdens, causing us to incur additional costs.
      In 2002, we began to offer voice communications services on a limited basis over our broadband network. We continue to develop and deploy Voice over Internet Protocol or VoIP services. The FCC has declared that certain VoIP services are not subject to traditional state public utility regulation. The full extent of the FCC preemption of state and local regulation of VoIP services is not yet clear. Expanding our offering of these services may require us to obtain certain authorizations, including federal and state licenses. We may not be able to obtain such authorizations in a timely manner, or conditions could be imposed upon such licenses or authorizations that may not be favorable to us. The FCC has extended certain traditional telecommunications requirements, such as E911 and Universal Service requirements, to many VoIP providers, such as Charter. The FCC has also required that these VoIP providers comply with obligations applied to traditional telecommunications carriers to ensure their networks can accommodate law enforcement wiretaps by May 2007, that requirement has been affirmed by the Court of Appeals for the D.C. Circuit. Telecommunications companies generally are subject to other significant regulation which could also be extended to VoIP providers. If additional telecommunications regulations are applied to our VoIP service, it could cause us to incur additional costs.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER
      For your convenience, the following is additional summary information regarding the Exchange Offer in a question and answer format.
Who is making the Exchange Offer?
      The Offerors, CCHC, LLC, CCH II, LLC and CCH II Capital Corp., are offering to pay the Exchange Consideration to Holders of outstanding Convertible Notes who agree to tender their Convertible Notes in accordance with the terms of the Exchange Offer.
What securities are the subject of the Exchange Offer?
      The securities that are the subject of the Exchange Offer are Charter’s 5.875% Convertible Senior Notes due 2009. As of the date of this Exchange Offer Prospectus, there are $862,500,000 in aggregate principal amount of Convertible Notes outstanding. The Offerors will not accept for exchange more than $450,000,000 principal amount of Convertible Notes.
What will I receive in the Exchange Offer if I tender my Convertible Notes pursuant to the Exchange Offer and they are accepted?
      The Exchange Consideration offered per $1,000 principal amount of Convertible Notes validly tendered for exchange and not validly withdrawn on or prior to the Expiration Date consists of:

•	$417.75 in cash,

•	100 shares of Class A Common Stock and

•	$325.00 principal amount of CCH II Notes.
      The Exchange Offer is not conditioned on a minimum amount of Convertible Notes being tendered. The Offerors will not accept for exchange more than the Maximum Amount. As a result, if more than the Maximum Amount of Convertible Notes is validly tendered and not validly withdrawn, the Offerors will accept Convertible Notes from each Holder pro rata, based on the total amount of Convertible Notes validly tendered and not validly withdrawn.
      Subject to applicable securities laws and the terms set forth in this Exchange Offer, the Offerors reserve the right to amend the Exchange Offer in any respect; however, the Offerors do not currently intend to change the amount of Class A Common Stock offered to more than 134 shares or less than 67 shares per $1,000 principal amount of Convertible Notes.
      The CCH II Notes being offered as part of the Exchange Consideration will be issued under a temporary CUSIP number until the next interest payment date which is expected to be September 15, 2006, at which time it is expected that they will be mandatorily merged into the existing CUSIP number of approximately $1.6 billion outstanding principal amount of CCH II Notes.
      CCH II Notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000. See “Description of the Exchange Offer.”
If the Exchange Offer is consummated and I do not fully participate or some of my Convertible Notes are not accepted for exchange, how will my rights and obligations under the Convertible Notes be affected?
      Convertible Notes not tendered pursuant to the Exchange Offer will remain outstanding after the consummation of the Exchange Offer. Holders of Convertible Notes not tendered pursuant to the Exchange Offer will continue to have the same rights under the Convertible Notes as they are entitled to today.
      With some of the proceeds from the initial sale of the Convertible Notes, we purchased and pledged to the trustee under the indenture for the Convertible Notes as security for the benefit of the Holders, approximately $144 million of U.S. government securities. These securities were pledged to provide for the payment of the first six scheduled interest payments due on the original principal amount of the Convertible Notes. Because we currently intend that the Convertible Notes accepted for exchange will not be cancelled and will be held by CCHC after the Settlement Date, you will not be entitled to any increases in your pro rata share of the U.S. government securities pledged as security for the Convertible Notes. Holders are subject to certain risks associated with both tendering or not tendering Convertible Notes pursuant to the Exchange Offer. See “Risk Factors — Risks to Continuing Holders of Convertible Notes After the Settlement Date” and “Risk Factors — Risks to Tendering Holders of Convertible Notes.”
How does the contribution of the CC VIII Interest to CCH I by CCHC impact the Convertible Notes that remain outstanding?
      As of October 31, 2005, as a result of Charter’s settlement of a dispute with Paul G. Allen, Charter’s controlling stockholder and Chairman of the Board, the interest in CC VIII was transferred to CCHC (the remaining preferred equity interests were retained by affiliates of Mr. Allen). As part of the Private Exchange Offers, CCHC will contribute its preferred equity interest in CC VIII to CCH I. The interest in CC VIII will be pledged as security for all outstanding CCH I notes, including those to be issued in the Private Exchange Offers. As a result, any claim that Holders of the Convertible Notes have against those CC VIII assets will become subordinated to claims of the holders of CCH I notes, as well as creditors of certain of Charter’s subsidiaries, including CCHC, Charter Holdings and CIH.
What is the purpose of the Exchange Offer?
      The purpose of the Exchange Offer is to exchange up to $450,000,000 of Charter’s outstanding Convertible Notes to extend maturities and reduce our overall indebtedness.
What is the market value of the Convertible Notes?
      The Convertible Notes are not listed on any national securities exchange but are eligible for trading on the PORTAL Market.
What is the recent market price of the Class A Common Stock?
      The Class A Common Stock is traded on the Nasdaq Global Market under the symbol “CHTR.” The last reported sale price of the Class A Common Stock on August 9, 2006 was $1.17 per share. Each $1,000 principal amount of Convertible Notes is convertible into 413.2331 shares of Class A Common Stock, which is equivalent to a conversion price of $2.42 per share. See “Price Range of Common Stock.”
For the reasons described elsewhere herein, it is likely that the market price of the Class A Common Stock will be especially volatile during the Exchange Offer and may be substantially affected by the unwinding of hedging positions that Holders of Convertible Notes had entered into in connection with their investment in the Convertible Notes.
What is the market value of the CCH II Notes?
      The CCH II Notes are not listed on any national securities exchange but are eligible for trading on the PORTAL Market.
How does the Exchange Consideration I will receive if I tender my Convertible Notes compare to what I would receive if I do not tender them?
      If you do not tender your Convertible Notes pursuant to the Exchange Offer you will be entitled to receive interest payments of 5.875% per annum, payable semi-annually in arrears on May 16 and November 16 of each year through maturity (November 16, 2009). In addition, prior to the maturity of the Convertible Notes, you may elect to convert them into Class A Common Stock. Each $1,000 principal amount of Convertible Notes is convertible into 413.2231 shares of Class A Common Stock, which is equivalent to a conversion price of $2.42 per share. At maturity, if you have not elected to convert your Convertible Notes, you will be entitled to the repayment of the principal amount of the Convertible Notes.
      Because we intend that CCHC will hold the Convertible Notes accepted for exchange, Holders of Convertible Notes not exchanged will not be entitled to any increase in the pro rata share of these pledged securities. Instead, CCHC will receive any benefit from these U.S. government securities on the same pro rata basis as any Holders of Convertible Notes not exchanged. Furthermore, there can be no assurance that the cash received by CCHC as interest on the Convertible Notes will be available to pay either principal or interest on any Convertible Notes not exchanged.
      If, however, you participate in the Exchange Offer, you will receive the Exchange Consideration described in the previous question and answer.
Will I receive accrued and unpaid interest from and after May 16, 2006 to the Expiration Date?
      In addition to the Exchange Consideration the Offerors will pay accrued interest on the Convertible Notes from and after the last interest payment date (which was May 16, 2006) up to, but not including, the Settlement Date.
How will fluctuations in the trading price of the Class A Common Stock and CCH II Notes affect the amount I will receive if I tender my Convertible Notes?
      You will receive a fixed number of shares of Class A Common Stock and a fixed principal amount of CCH II Notes. If the market price of the Class A Common Stock and/or CCH II Notes declines, the value of the shares of Class A Common Stock and CCH II Notes you will receive will decline. Trading prices of the Class A Common Stock and CCH II Notes will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors, as well as by this Exchange Offer and/or the Private Exchange Offer. General market conditions, including the level of, and fluctuations in, the prices of stocks and high-yield notes, will also have an impact. In addition, sales of substantial amounts of the Class A Common Stock and CCH II Notes after this Exchange Offer, or the perception that such sales may occur, could affect the price of the Class A Common Stock and CCH II Notes.
When will I receive the Exchange Consideration for tendering my Convertible Notes pursuant to the Exchange Offer?
      Assuming the Offerors have not previously elected to terminate the Exchange Offer (which the Offerors can only do if a condition to the Exchange Offer has not been satisfied, see “Description of the Exchange Offer — Conditions to the Exchange Offer”), Convertible Notes validly tendered in accordance with the procedures set forth herein prior to 11:59 p.m., New York City time, on the Expiration Date, will, upon the terms and subject to the conditions of the Exchange Offer, be accepted for exchange and payment by the Offerors of the Exchange Consideration, and payments will be made therefor promptly on the Settlement Date. The Offerors intend to deposit the Exchange Consideration with the Exchange Agent or return tendered Convertible Notes pursuant to the Exchange Offer, as applicable, on the third business day following the Expiration Date. If the Exchange Offer is not consummated, no such exchange will occur and no payments will be made.
      In the event of a termination of the Exchange Offer, the Convertible Notes tendered for exchange pursuant to the Exchange Offer will be promptly returned to the tendering Holders. Likewise, any Convertible Notes not accepted for exchange because the Maximum Amount has been exceeded will be promptly returned to the tendering Holders.
Will the Class A Common Stock and CCH II Notes I receive upon tender of the Convertible Notes be freely tradable?
      Yes. Generally, the Class A Common Stock and CCH II Notes you will receive pursuant to the Exchange Offer will be freely tradable, unless you are an affiliate of Charter, as that term is defined in the

Securities Act, or you acquired your Convertible Notes from an affiliate of Charter in an unregistered transaction. The Class A Common Stock will be listed on Nasdaq Global Market under the symbol “CHTR.” However, the Offerors do not intend to list the CCH II Notes on any securities exchange or to seek approval for quotation through any automated quotation system.
Do the Offerors or their affiliates have any current plans to purchase any Convertible Notes that remain outstanding subsequent to the Expiration Date?
      No. The Offerors and their affiliates reserve the right, in their absolute discretion, to purchase or make offers to purchase any Convertible Notes that remain outstanding subsequent to the Expiration Date and, to the extent permitted by applicable law, purchase Convertible Notes in the open market, in privately negotiated transactions or otherwise, but have no current plans to do so. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.
What will happen if I unwind positions relating to my hedging of my investment in the Convertible Notes and the Exchange Offer is not consummated?
      Neither we nor our board of directors is making any recommendation whether you should tender your Convertible Notes in the Exchange Offer. We cannot assure you that the conditions to this Exchange Offer will be satisfied on a timely basis, if at all. We are making no recommendation, and bear no responsibility, for any activities that Holders of Convertible Notes may undertake in connection with any hedging activities that they may have entered into in connection with their investment in the Convertible Notes.
What will happen to the Convertible Notes that are accepted for exchange?
      So that CCHC will receive any benefit from the U.S. government securities pledged as security for the Convertible Notes, we intend that, following the closing of the Exchange Offer, CCHC will hold the Convertible Notes accepted for exchange. As a result, Holders of Convertible Notes not exchanged will not be entitled to any increase in the pro rata share of these pledged U.S. government securities. However, there can be no assurance that the cash received by CCHC as interest on the Convertible Notes will be available to pay either principal or interest on any Convertible Notes not exchanged. See “Description of the Convertible Notes.”
Are any Convertible Notes held by the officers or directors of Charter or its subsidiaries?
      No. None of our directors or executive officers beneficially holds Convertible Notes.
      However, Mr. Neil Smit, our President and Chief Executive Officer sold 800,000 shares of Class A Common Stock in the open market on August 22, 2006, to pay an estimated tax liability related to the vesting of shares of Class A Common Stock. See “Management — Sale of Restricted Shares by Mr. Smit.”
Are Charter, the Offerors or any of their subsidiaries making a recommendation regarding whether I should tender my Convertible Notes pursuant to the Exchange Offer?
      Neither Charter, the Offerors, their subsidiaries nor their respective Boards of Directors has made, nor will they make a recommendation to any Holder, and will remain neutral as to whether you should exchange your Convertible Notes pursuant to the Exchange Offer or unwind any hedged positions with respect to the Convertible Notes. You must make your own investment decision with regard to the Exchange Offer. The Offerors urge you to carefully read this Exchange Offer Prospectus and the related Letter of Transmittal in its entirety, including the information set forth in the section entitled “Risk Factors.”

What are the conditions to the Exchange Offer?
      The Exchange Offer is subject to applicable law and the conditions described under “Description of the Exchange Offer — Conditions to the Exchange Offer,” including effectiveness of the registration statement. The Exchange Offer is not conditioned upon any minimum principal amount of Convertible Notes being tendered. The Offerors currently expect that each of the conditions will be satisfied and that no waiver of any condition will be necessary. the Offerors do not know whether any of the conditions will be satisfied on a timely basis, if at all, and have made no determination of whether or not (or to what extent) that the Offerors would waive any of the conditions to the Exchange Offer. We have no obligation, and do not presently intend, to extend the expiration date of the Exchange Offer beyond September 8, 2006.
When does the Exchange Offer expire?
      The Exchange Offer will expire at 11:59 p.m., New York City time, on September 8, 2006, unless extended or earlier terminated by the Offerors.
Under what circumstances can the Exchange Offer be extended, amended or terminated?
      The Offerors may extend or amend the Exchange Offer in its their and absolute discretion, and the Offerors expressly reserve the right, in their discretion and subject to Rule 14e-l(c) under the Exchange Act, to delay acceptance of, or payment of Exchange Consideration in respect of, Convertible Notes in order to comply with any applicable law, however, the Offerors do not currently intend to change the amount of Class A Common Stock offered to more than 134 shares or less than 67 shares per $1,000 principal amount of Convertible Notes. In addition, the Offerors may terminate the Exchange Offer if any one or more of the conditions to the Exchange Offer is not satisfied, but in no other circumstance. See “Description of the Exchange Offer — Conditions to the Exchange Offer.” We do not currently intend to extend the Expiration Date beyond September 8, 2006.
How will I be notified if the Exchange Offer is extended, amended or terminated?
      Any extension, amendment or termination of the Exchange Offer will be followed promptly by public announcement thereof, the announcement in the case of an extension of the Exchange Offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.
      Without limiting the manner in which any public announcement may be made, the Offerors shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.
What risks should I consider in deciding whether or not to tender my Convertible Notes pursuant to the Exchange Offer?
      In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of risks and uncertainties described under “Recent Events” and “Risk Factors” herein.
What are the material United States federal income tax consequences of the Exchange Offer?
      For a summary of the material U.S. federal income tax consequences of the Exchange Offer, see “Certain U.S. Federal Income Tax Consequences.”
Will Charter, the Offerors or any of their subsidiaries receive any proceeds from the Exchange Offer?
      No.

How do I tender my Convertible Notes pursuant to the Exchange Offer?
      If your Convertible Notes are held in the name of a broker, dealer or other nominee, the Convertible Notes may be tendered by your nominee through DTC. If your Convertible Notes are not held in the name of a broker, dealer or other nominee, you must tender your Convertible Notes together with a completed Letter of Transmittal and any other documents required thereby or hereby, to the Exchange Agent, no later than 11:59 p.m. New York City time, on the Expiration Date. For more information regarding the procedures for tendering your Convertible Notes pursuant to the Exchange Offer. See “Description of the Exchange Offer — Procedures for Tendering Convertible Notes.”
May I tender only a portion of the Convertible Notes that I hold?
      Yes. You do not have to tender all of your Convertible Notes to participate in the Exchange Offer. However, you may only tender Convertible Notes in integral multiples of $1,000 principal amount.
What happens if some of my Convertible Notes are not accepted for exchange?
      The Offerors will not accept for exchange more than $450,000,000 principal amount of Convertible Notes, which is the Maximum Amount. As a result, if more than the Maximum Amount of Convertible Notes is validly tendered and not validly withdrawn, the Offerors will accept Convertible Notes from each Holder pro rata, based on the total principal amount of Convertible Notes validly tendered and not validly withdrawn. Any Convertible Notes not accepted for exchange because the Maximum Amount has been exceeded will be promptly returned to the tendering Holders.
What is the deadline and what are the procedures for withdrawing previously tendered Convertible Notes?
      Convertible Notes previously tendered may be withdrawn at any time up until 11:59 p.m. New York City time, on the Expiration Date. For a withdrawal of tendered Convertible Notes to be effective, a written, telegraphic or facsimile transmission with all the information required must be received by the Exchange Agent on or prior to 11:59 p.m. New York City time, on the Expiration Date at its address set forth on the back cover of this Exchange Offer Prospectus. See “Description of the Exchange Offer — Withdrawal of Tendered Convertible Notes.”
Who do I call if I have any questions on how to tender my Convertible Notes or any other questions relating to the Exchange Offer?
      Any requests for assistance in connection with the Exchange Offer or for additional copies of this Exchange Offer Prospectus or related materials should be directed to the Information Agent. Any questions regarding the Exchange Offer should be directed to either of the Dealer Managers. Contact information for the Information Agent and the Dealer Managers is set forth on the back cover of this Exchange Offer Prospectus. Beneficial owners may also contact their brokers, dealers, commercial banks, trust companies or other nominees through which they hold the Convertible Notes with questions and requests for assistance.

PRICE RANGE OF COMMON STOCK
      The Class A Common Stock is quoted on the Nasdaq Global Market under the symbol “CHTR.” The following table sets forth, for the periods indicated, the range of high and low last reported sale price per share of Class A Common Stock on the Nasdaq Global Market. There is no established trading market for the Class B common stock.

	High	Low

2004
First quarter	$5.43	$3.99
Second quarter	4.70	3.61
Third quarter	3.90	2.61
Fourth quarter	3.01	2.03
2005
First quarter	$2.30	$1.35
Second quarter	1.53	0.90
Third quarter	1.71	1.14
Fourth quarter	1.50	1.12
2006
First quarter	$1.25	$0.94
Second quarter	1.38	1.03
Third quarter through August 9, 2006	1.32	1.11
      As of June 30, 2006, there were 4,424 holders of record of the Class A Common Stock, one holder of the Class B common stock and 4 holders of record of Charter’s Series A Convertible Redeemable Preferred Stock.
      The last reported sale price of the Class A Common Stock on the Nasdaq Global Market on August 9, 2006 was $1.17 per share.
      We have never paid and do not expect to pay any cash dividends on the Class A Common Stock in the foreseeable future. Charter Holdco is required under certain circumstances to pay distributions pro rata to all its common members to the extent necessary for any common member to pay taxes incurred with respect to its share of taxable income attributed to Charter Holdco. Covenants in the indentures and credit agreements governing the debt of our subsidiaries restrict their ability to make distributions to us and, accordingly, limit our ability to declare or pay cash dividends. We intend to cause Charter Holdco and its subsidiaries to retain future earnings, if any, to finance the operation of the business of Charter Holdco and its subsidiaries.
BOOK VALUE PER COMMON SHARE
      The book value per share of Class A Common Stock as of June 30, 2006 was $(13.14).
USE OF PROCEEDS
      None of Charter, CCHC, CCH II or any of their subsidiaries will receive any proceeds from the Exchange Offer.

CAPITALIZATION
Capitalization of Charter and its Subsidiaries.
      The following table sets forth, as of June 30, 2006, on a consolidated basis:

•	cash and cash equivalents of Charter;

•	the actual (historical) capitalization of Charter;

•	the actual as adjusted capitalization of Charter after giving effect to:

(1)	the completed and scheduled disposition of certain assets for total proceeds of $971 million and the temporary use of such proceeds to reduce amounts outstanding under our revolving credit facility; and

(2)	the Private Exchange Offers Pro Forma Adjustments.

•	the capitalization of Charter, on a pro forma basis to reflect the Private Exchange Offers Pro Forma Adjustments and the Exchange Offer Pro Forma Adjustments.
      The following information should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financials,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Charter” and the historical consolidated financial statements and related notes of Charter included elsewhere in this Exchange Offer Prospectus.
      We use a 50% participation rate for illustrative purposes only and cannot assure you that we will achieve a participation rate at or near that percentage or to what extent the Convertible Notes or Charter Holdings notes will be tendered. This table should be read in conjunction with the “Summary — Summary Consolidated Financial Data” and the historical consolidated financial statements of Charter and CCH II included elsewhere in this Exchange Offer Prospectus. The financial data is not intended to provide any indication of what our actual financial position, including actual cash balances and revolver borrowings, or results would have been had the transactions described above been completed on the dates indicated or to project our results of operations for any future date.

	As of June 30, 2006

		As
	Actual	Adjusted	Pro Forma

	(Dollars in millions, unaudited)
Cash and cash equivalents	$56	$175	$—

Long-Term Debt:
Charter Communications, Inc.
5.875% convertible senior notes due 2009	848	848	424
Charter Communications Holdings, LLC:
Senior and senior discount notes(a)	1,757	931	931
CCH I Holdings, LLC:
Senior and senior discount notes(b)(c)	2,520	2,520	2,520
CCH I, LLC:
11.000% senior notes due 2015	3,678	4,174	4,174
CCH II, LLC:
10.250% senior notes due 2010	2,042	2,247	2,389
CCO Holdings:
8 3/4% senior notes due 2013	795	795	795
Senior floating rate notes due 2010	550	550	550

	As of June 30, 2006

		As
	Actual	Adjusted	Pro Forma

	(Dollars in millions, unaudited)
Charter Operating:
8.000% senior second lien notes due 2012	1,100	1,100	1,100
8 3/8% senior second lien notes due 2014	770	770	770
Credit Facilities:
Charter Operating(d)	5,800	5,000	5,015

Total long-term debt	19,860	18,935	18,668

Note Payable — Related Party(e)	53	53	53

Preferred stock — redeemable(f)	4	4	4

Minority Interest(g)	189	189	189

Shareholders’ Deficit	(5,762)	(5,444)	(5,359)

Total Capitalization	$14,344	$13,737	$13,555

(a)	Represents the following Charter Holdings notes:

As of June 30, 2006

(Dollars in millions)
8.250% senior notes due 2007	$105
8.625% senior notes due 2009	292
9.920% senior discount notes due 2011	198
10.000% senior notes due 2009	154
10.250% senior notes due 2010	49
11.750% senior discount notes due 2010	43
10.750% senior notes due 2009	131
11.125% senior notes due 2011	217
13.500% senior discount notes due 2011	94
9.625% senior notes due 2009	107
10.000% senior notes due 2011	136
11.750% senior discount notes due 2011	125
12.125% senior discount notes due 2012	106

Total	$1,757

(b)	Represents the following CIH notes:

As of June 30, 2006

(Dollars in millions)
11.125% senior notes due 2014	$151
9.920% senior discount notes due 2014	471
10.000% senior notes due 2014	299
11.750% senior discount notes due 2014	815
13.500% senior discount notes due 2014	581
12.125% senior discount notes due 2015	203

Total	$2,520

(c)	Certain of the CIH notes and CCH I notes issued in exchange for Charter Holdings notes in 2005 and certain of the CCH I notes and CCH II notes to be issued in the Private Exchange Offers are recorded at the historical book values of the Charter Holdings notes for financial reporting purposes as opposed to the current accreted value for legal purposes and notes indenture purposes (which, for both purposes, is the amount that would become payable if the debt becomes immediately due). As of June 30, 2006, the accreted value of Charter’s debt for legal purposes and notes indenture purposes is approximately $19.4 billion.

(d)	As of June 30, 2006, our potential availability under our credit facilities totaled approximately $900 million, none of which was limited by covenant restrictions. However, pro forma for the closing of the asset sales on July 1, 2006, and the related application of net proceeds to repay amounts outstanding under our revolving credit facility, potential availability under our credit facilities as of June 30, 2006 would have been approximately $1.7 billion, although actual availability would have been limited to $1.3 billion because of limits imposed by covenant restrictions.

(e)	Represents an exchangeable accreting note issued by CCHC in relation to the CC VIII settlement. See “Certain Relationships and Related Party Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII.”

(f)	In connection with Charter’s acquisition of Cable USA, Inc. and certain cable system assets from affiliates of Cable USA, Inc., Charter issued 545,259 shares of Series A Convertible Redeemable Preferred Stock valued at and with a liquidation preference of $55 million. Holders of the preferred stock have no voting rights but are entitled to receive cumulative cash dividends at an annual rate of 5.75%, payable quarterly or 7.75% if not paid but accrued. Beginning January 1, 2005 and through September 30, 2005, Charter accrued the dividend on its Series A Convertible Redeemable Preferred Stock. The preferred stock is redeemable by Charter at its option on or after August 31, 2004 and must be redeemed by Charter at any time upon a change of control, or if not previously redeemed or converted, on August 31, 2008. In November 2005, we repurchased 508,546 shares of the preferred stock. The preferred stock is convertible, in whole or in part, at the option of the holders from April 1, 2002 through August 31, 2008, into shares of Class A common stock at an initial conversion rate equal to a conversion price of $24.71 per share of Class A common stock, subject to certain customary adjustments.

(g)	Minority interest represents preferred membership interests in CC VIII. Paul G. Allen held preferred membership units in CC VIII as a result of the exercise of put rights originally granted in connection with the Bresnan transaction in 2000. There was an issue regarding the ultimate ownership of the CC VIII membership interests following the consummation of the Bresnan put transaction on June 6, 2003. This dispute was settled October 31, 2005. See “Certain Relationships and Related Party Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII.”

Capitalization of CCH II and its Subsidiaries.
      The following table sets forth, as of June 30, 2006, on a consolidated basis:

•	cash and cash equivalents of CCH II;

•	the actual (historical) capitalization CCH II;

•	the actual as adjusted capitalization of CCH II after giving effect to:

(1)	the completed and scheduled disposition of certain assets for total proceeds of $971 million and the temporary use of such proceeds to reduce amounts outstanding under our revolving credit facility; and

(2)	the Private Exchange Offers Pro Forma Adjustments.

•	the capitalization of CCH II, on a pro forma basis to reflect the Private Exchange Offers Pro Forma Adjustments and the Exchange Offer Pro Forma Adjustments.
      The following information should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financials,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCH II, LLC” and the historical consolidated financial statements and related notes of CCH II included elsewhere in this Exchange Offer Prospectus.
      We use a 50% participation rate for illustrative purposes only and cannot assure you that we will achieve a participation rate at or near that percentage or to what extent the Convertible Notes or Charter Holdings note will be tendered. This table should be read in conjunction with the “Summary — Summary Consolidated Financial Data” and the historical consolidated financial statements of Charter and CCH II included elsewhere in this Exchange Offer Prospectus. The financial data is not intended to provide any indication of what our actual financial position, including actual cash balances and revolver borrowings, or results would have been had the transactions described above been completed on the dates indicated or to project our results of operations for any future date.

	As of June 30, 2006

	Actual	As Adjusted	Pro Forma

	(Dollars in millions, unaudited)
Cash and cash equivalents	$44	$170	$—

Long-Term Debt:
CCH II, LLC:
10.250% senior notes due 2010	2,042	2,247	2,389
CCO Holdings:
8 3/4% senior notes due 2013	795	795	795
Senior floating rate notes due 2010	550	550	550
Charter Operating:
8.000% senior second lien notes due 2012	1,100	1,100	1,100
8 3/8% senior second lien notes due 2014	770	770	770

	As of June 30, 2006

	Actual	As Adjusted	Pro Forma

	(Dollars in millions, unaudited)
Credit Facilities:
Charter Operating(a)	5,800	5,000	5,015

Total long-term debt	11,057	10,462	10,619

Loans Payable — Related Party	109	109	109

Minority Interest(b)	631	631	631

Member’s Equity	2,648	2,621	2,301

Total Capitalization	$14,445	$13,823	$13,660

(a)	As of June 30, 2006, our potential availability under our credit facilities totaled approximately $900 million, none of which was limited by covenant restrictions. However, pro forma for the closing of the asset sales on July 1, 2006, and the related application of net proceeds to repay amounts outstanding under our revolving credit facility, potential availability under our credit facilities as of June 30, 2006 would have been approximately $1.7 billion, although actual availability would have been limited to $1.3 billion because of limits imposed by covenant restrictions.

(b)	Minority interest consists of preferred membership interests in CC VIII. This preferred interest arises from approximately $630 million of preferred membership units issued by CC VIII in connection with an acquisition in February 2000 and was the subject of a dispute between Charter and Mr. Allen, Charter’s Chairman and controlling shareholder that was settled October 31, 2005. See “Certain Relationships and Related Party Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII.”

UNAUDITED PRO FORMA CONSOLIDATED FINANCIALS
      The following unaudited pro forma consolidated financial statements are based on the historical consolidated financial statements of Charter and CCH II, adjusted to reflect the following transactions as if they occurred on January 1, 2005 for the unaudited pro forma consolidated statements of operations and as of June 30, 2006 for the unaudited consolidated balance sheets:

(1) the redemption in March 2005 of all (approximately $113 million principal amount) of CC V Holdings, LLC’s outstanding 11.875% senior discount notes due 2008 with cash on hand;

(2) the issuance and sale of $300 million of 8 3/4% CCO Holdings senior notes in August 2005 and the use of a portion of such proceeds to pay financing costs and accrued interest in the September 2005 exchange transaction referenced below;

(3) the exchange in September 2005 of approximately $3.4 billion principal amount of Charter Holdings’ notes scheduled to mature in 2009 and 2010 for CCH I notes and the exchange of approximately $3.4 billion principal amount of Charter Holdings’ notes scheduled to mature in 2011 and 2012 for CIH notes and CCH I notes;

(4) the issuance and sale of $450 million principal amount of 10.250% CCH II senior notes in January 2006 and the use of such proceeds to pay down credit facilities.

(5) the refinancing of the Charter Operating credit facilities in April 2006 and the related reductions in interest rate margins on the term loan;

(6) the acquisition of certain assets in January 2006 for approximately $42 million;

(7) the completed and scheduled disposition of certain assets for total proceeds of $971 million and the use of such proceeds to reduce amounts outstanding under our revolving credit facility;

(8) the issuance of $200 million principal amount of CCH II 2013 notes and $530 million principal amount of CCH I notes in exchange for 50% of the outstanding Charter Holdings’ notes of each outstanding series pursuant to the Private Exchange Offers (the “Private Exchange Offers Pro Forma Adjustments”); and

(9) the issuance of $140 million principal amount of CCH II Notes, 43 million shares of Class A Common Stock and the use of $180 million in cash in exchange for 50% of the outstanding Convertible Notes pursuant to the Exchange Offer (the “Exchange Offer Pro Forma Adjustments”).
      The unaudited pro forma adjustments are based on information available to us as of the date of this Exchange Offer Prospectus and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma consolidated financial statements required allocation of certain revenues and expenses and such information has been presented for comparative purposes and is not intended to provide any indication of what our actual financial position, including actual cash balances and revolver borrowings, or results of operations would have been had the transactions described above been completed on the dates indicated or to project our results of operations for any future date.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Consolidated Statement of Operations
For the Six Months Ended June 30, 2006

				Private
		Acquisition/	Prior Financing	Exchange		Exchange
	Historical	Dispositions(a)	Transactions(b)	Offers(c)	As Adjusted	Offer(d)	Pro Forma

	(Dollars in millions)
REVENUES
Video	$1,684	$(29)	$—	$—	$1,655	$—	$1,655
High-speed Internet	506	(7)	—	—	499	—	499
Telephone	49	—	—	—	49	—	49
Advertising sales	147	(2)	—	—	145	—	145
Commercial	149	(4)	—	—	145	—	145
Other	168	(3)	—	—	165	—	165

	2,703	(45)	—	—	2,658	—	2,658

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	1,215	(24)	—	—	1,191	—	1,191
Selling, general and administrative	551	(7)	—	—	544	—	544
Depreciation and amortization	690	(5)	—	—	685	—	685
Asset impairment charges	99	(99)	—	—	—	—	—
Other operating expenses, net	10	—	—	—	10	—	10

	2,565	(135)	—	—	2,430	—	2,430

Operating income from continuing operations	138	90	—	—	228	—	228

Interest expense, net	(943)	26	7	4	(906)	10	(896)
Other income (expense), net	(10)	—	27	—	17	—	17

	(953)	26	34	4	(889)	10	(879)

Loss from continuing operations before income taxes	(815)	116	34	4	(661)	10	(651)
INCOME TAX EXPENSE	(60)	(19)	—	—	(79)	—	(79)

Loss from continuing operations	$(875)	$97	$34	$4	$(740)	$10	$(730)

Loss from continuing operations per common share, basic and diluted	$(2.76)				$(2.33)		$(2.02)

Weighted — average common shares outstanding, basic and diluted	317,531,492				317,531,492	43,125,000	360,656,492

(a)	Represents the elimination of operating results related to the disposition of certain cable systems in July 2006 and the announced disposition of certain cable systems scheduled to close in the third quarter of 2006 as discussed in assumption (7).

(b)	Represents the adjustment to interest expense associated with the completion of the financing transactions discussed in assumptions (4) and (5) (in millions):

Reduction in interest expense on the April 2006 refinancing of Charter Operating credit facilities	$(9)
Interest on $450 million principal amount of CCH II 10.250% senior notes issued in January 2006	2

Net decrease in interest expense	$(7)

Adjustment to other income (expense), net represents the elimination of the write-off of deferred financing fees and third party costs related to the Charter Operating refinancing in April 2006.

(c)	Represents the adjustment to interest expense associated with the Private Exchange Offers Pro Forma Adjustments (in millions):

Interest on new CCH I and CCH II senior notes issued in August 2006	$41
Amortization of deferred gain and deferred financing costs	(2)
Historical interest expense on Charter Holdings and CIH notes exchanged for new CCH I and CCH II notes	(43)

Net decrease in interest expense		$(4)

(d)	Represents the adjustment to interest expense associated with the Exchange Offer Pro Forma Adjustments (in millions):

Interest on new CCH II senior notes issued in August 2006	$7
Historical interest expense on Charter convertible notes	(15)
Amortization of deferred financing costs	(2)

Net decrease in interest expense		$(10)

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2005

				Private
		Acquisition/	Prior Financing	Exchange		Exchange
	Historical	Dispositions(a)	Transactions(b)	Offers(c)	As Adjusted	Offer(d)	Pro Forma

	(Dollars in millions)
REVENUES
Video	$3,248	$(53)	$—	$—	$3,195	$—	$3,195
High-speed Internet	875	(7)	—	—	868	—	868
Telephone	36	5	—	—	41	—	41
Advertising sales	284	(4)	—	—	280	—	280
Commercial	266	(6)	—	—	260	—	260
Other	324	(5)	—	—	319	—	319

	5,033	(70)	—	—	4,963	—	4,963

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	2,203	(31)	—	—	2,172	—	2,172
Selling, general and administrative	1,012	(9)	—	—	1,003	—	1,003
Depreciation and amortization	1,443	(11)	—	—	1,432	—	1,432
Asset impairment charges	39	(39)	—	—	—	—	—
Other operating expenses, net	32	—	—	—	32	—	32

	4,729	(90)	—	—	4,639	—	4,639

Operating income from continuing operations	304	20	—	—	324	—	324

Interest expense, net	(1,789)	34	40	8	(1,707)	20	(1,687)
Other income (expense), net	594	—	(485)	—	109	—	109

	(1,195)	34	(445)	8	(1,598)	20	(1,578)

Loss from continuing operations before income taxes	(891)	54	(445)	8	(1,274)	20	(1,254)
INCOME TAX EXPENSE	(112)	2	—	—	(110)	—	(110)

Loss from continuing operations	$(1,003)	$56	$(445)	$8	$(1,384)	$20	$(1,364)

Loss from continuing operations per common share, basic and diluted	$(3.24)				$(4.47)		$(3.87)

Weighted — average common shares outstanding, basic and diluted	310,159,047				310,159,047	43,125,000	353,284,047

(a)	Represents the elimination of operating results related to the disposition of certain cable systems in July 2005, July 2006 and the announced disposition of certain cable systems scheduled to close in the third quarter of 2006 and the inclusion of operating results related to the acquisition of certain cable systems in January 2006 as discussed in assumptions (6) and (7).

(b)	Represents the adjustment to interest expense associated with the completion of the financing transactions discussed in assumptions (1) through (5) (in millions):

Reduction in interest expense on the Charter Operating refinancing in April 2006		$(26)
Interest on $450 million principal amount of CCH II 10.250% senior notes issued in January 2006	48
Amortization of deferred financing costs	2
Historical interest expense for Charter Operating’s revolving credit facility	(32)

		18

Interest on new CCH I notes issued in September 2005 in exchange for CCH notes	279
Amortization of deferred financing costs	5
Historical interest expense on CCH notes exchanged for CCH I notes	(327)

		(43)
Interest on $300 million of CCO Holdings 8 3/4% senior notes issued in August 2005	16
Amortization of deferred financing costs	1

		17
Historical interest expense on Charter Operating’s revolving credit facility repaid with cash on hand in February 2005		(3)
Historical interest expense on CC V Holdings, LLC 11.875% senior discount notes repaid with cash on hand in March 2005		(3)

Net decrease in interest expense		$(40)

Adjustment to other income (expense), net represents the elimination of gains related to the exchange of Charter Holdings notes for CCH I and CIH notes issued in September 2005 and the elimination of losses related to the redemption of CC V Holdings, LLC 11.875% notes due 2008.

(c)	Represents the adjustment to interest expense associated with the Private Exchange Offers Pro Forma Adjustments (in millions):

Interest on new CCH I and CCH II senior notes issued in August 2006	$81
Amortization of deferred gain and deferred financing costs	(3)
Historical interest expense on Charter Holdings and CIH notes exchanged for new CCH I and CCH II notes	(86)

Net decrease in interest expense		$(8)

(d)	Represents the adjustment to interest expense associated with the Exchange Offer Pro Forma Adjustments (in millions):

Interest on new CCH II senior notes issued in August 2006	$14
Historical interest expense on Charter convertible notes	(30)
Amortization of deferred financing costs	(4)

Net decrease in interest expense		$(20)

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Consolidated Statement of Operations
For the Six Months Ended June 30, 2005

				Private
		Acquisition/	Prior Financing	Exchange		Exchange
	Historical	Dispositions(a)	Transactions(b)	Offers(c)	As Adjusted	Offer(d)	Pro Forma

	(Dollars in millions)
REVENUES
Video	$1,623	$(27)	$—	$—	$1,596	$—	$1,596
High-speed Internet	425	(3)	—	—	422	—	422
Telephone	14	3	—	—	17	—	17
Advertising sales	135	(2)	—	—	133	—	133
Commercial	128	(3)	—	—	125	—	125
Other	156	(3)	—	—	153	—	153

	2,481	(35)	—	—	2,446	—	2,446

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	1,081	(15)	—	—	1,066	—	1,066
Selling, general and administrative	483	(7)	—	—	476	—	476
Depreciation and amortization	730	—	—	—	730	—	730
Asset impairment charges	39	(39)	—	—	—	—	—
Other operating expenses, net	6	—	—	—	6	—	6

	2,339	(61)	—	—	2,278	—	2,278

Operating income from continuing operations	142	26	—	—	168	—	168

Interest expense, net	(871)	11	23	4	(833)	10	(823)
Other income, net	49	—	5	—	54	—	54

	(822)	11	28	4	(779)	10	(769)

Loss from continuing operations before income taxes	(680)	37	28	4	(611)	10	(601)
INCOME TAX EXPENSE	(56)	1	—	—	(55)	—	(55)

Loss from continuing operations	$(736)	$38	$28	$4	$(666)	$10	$(656)

Loss from continuing operations per common share, basic and diluted	$(2.43)				$(2.20)		$(1.90)

Weighted — average common shares outstanding, basic and diluted	303,465,474				303,465,474	43,125,000	346,590,474

(a)	Represents the elimination of operating results related to the disposition of certain cable systems in July 2005, July 2006 and the announced disposition of certain cable systems scheduled to close in the third quarter of 2006 and the inclusion of operating results related to the acquisition of certain cable systems in January 2006 as discussed in assumptions (6) and (7).

(b)	Represents the adjustment to interest expense associated with the completion of the financing transactions discussed in assumptions (1) through (5) (in millions):

Reduction in interest expense on the Charter Operating refinancing in April 2006		$(13)
Interest on $450 million principal amount of CCH II 10.250% senior notes issued in January 2006	24
Amortization of deferred financing costs	1
Historical interest expense for Charter Operating’s revolving credit facility	(14)

		11
Interest on new CCH I notes issued in September 2005 in exchange for CCH notes	186
Write off of deferred financing costs	(3)
Historical interest expense on CCH notes exchanged for CCH I notes	(211)

		(28)
Interest on $300 million of CCO Holdings 8 3/4% senior notes issued in August 2005		13
Historical interest expense on Charter Operating’s revolving credit facility repaid with cash on hand in February 2005		(3)
Historical interest expense on CC V Holdings, LLC 11.875% senior discount notes repaid with cash on hand in March 2005		(3)

Net decrease in interest expense		$(23)

Adjustment to other income, net represents the elimination of losses related to the redemption of CC V Holdings, LLC 11.875% notes due 2008.

(c)	Represents the adjustment to interest expense associated with the Private Exchange Offers Pro Forma Adjustments (in millions):

Interest on new CCH I and CCH II senior notes issued in August 2006	$41
Amortization of deferred gain and deferred financing costs	(2)
Historical interest expense on Charter Holdings and CIH notes exchanged for new CCH I and CCH II notes	(43)

Net decrease in interest expense		$(4)

(d)	Represents the adjustment to interest expense associated with the Exchange Offer Pro Forma Adjustments (in millions):

Interest on new CCH II senior notes issued in August 2006	$7
Historical interest expense on Charter convertible notes	(15)
Write off of deferred financing costs	(2)

Net decrease in interest expense		$(10)

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Consolidated Balance Sheet
As of June 30, 2006

			Private
		Acquisition/	Exchange	As	Exchange
	Historical	Dispositions(a)	Offers(b)	Adjusted	Offer(c)	Pro Forma

	(Dollars in millions)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$56	$148	$(29)	$175	$(175)	$—
Accounts receivable, net	180	—	—	180	—	180
Prepaid expenses and other current assets	84	—	—	84	—	84
Assets held for sale	768	(768)	—	—	—	—

Total current assets	1,088	(620)	(29)	439	(175)	264

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	5,392	—	—	5,392	—	5,392
Franchises, net	9,280	—	—	9,280	—	9,280

Total investment in cable properties, net	14,672	—	—	14,672	—	14,672

OTHER NONCURRENT ASSETS	385	—	—	385	(11)	374

Total assets	$16,145	$(620)	$(29)	$15,496	$(186)	$15,310

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,220	$—	$(22)	$1,198	$(4)	$1,194
Liabilities held for sale	20	(20)	—	—	—	—

Total current liabilities	1,240	(20)	(22)	1,198	(4)	1,194

LONG-TERM DEBT	19,860	(800)	(125)	18,935	(267)	18,668

NOTE PAYABLE — RELATED PARTY	53	—	—	53	—	53

DEFERRED MANAGEMENT FEES — RELATED PARTY	14	—	—	14	—	14

OTHER LONG-TERM LIABILITIES	547	—	—	547	—	547

MINORITY INTEREST	189	—	—	189	—	189

PREFERRED STOCK — REDEEMABLE; $.001 par value; 1 million shares authorized; 36,713 shares issued and outstanding	4	—	—	4	—	4

SHAREHOLDERS’ DEFICIT:
Class A Common stock; $.001 par value; 1.75 billion shares authorized; 438,474,028 and 416,204,671 shares issued and outstanding, respectively	—	—	—	—	—	—
Class B Common stock; $.001 par value; 750 million shares authorized; 50,000 shares issued and outstanding	—	—	—	—	—	—
Preferred stock; $.001 par value; 250 million shares authorized; no non-redeemable shares issued and outstanding	—	—	—	—	—	—
Additional paid-in capital	5,240	—	—	5,240	—	5,240
Accumulated deficit	(11,007)	200	118	(10,689)	85	(10,604)
Accumulated other comprehensive income	5	—	—	5	—	5

Total shareholders’ deficit	(5,762)	200	118	(5,444)	85	(5,359)

Total liabilities and shareholders’ deficit	$16,145	$(620)	$(29)	$15,496	$(186)	$15,310

(a)	Represents the elimination of assets and liabilities sold or to be sold in the completed and scheduled disposition of certain cable systems and the related use of the proceeds to reduce amounts outstanding under our revolving credit facility and for general corporate purposes. Adjustment to equity represents the expected gain on the sale of the assets as discussed in assumption (7).

(b)	Adjustment to cash represents the payment of approximately $7 million of transaction fees and approximately $22 million of accrued interest related to the Charter Holdings notes exchanged for CCH I and CCH II notes. Adjustment to accounts payable and accrued expenses represents payment of accrued interest related to the Charter Holdings notes. Adjustment to equity represents the net gain expected to be recognized on the exchange. Adjustment to long-term debt is detailed below.

Accreted value of Charter Holdings notes exchanged	$(826)
Fair value of CCH II notes issued	200
Fair value of CCH I notes issued	477
Gain on exchange deferred	24

Net decrease in long-term debt	$(125)

(c)	Adjustment to cash represents use of cash to pay the cash portion of the consideration paid to repurchase the Charter convertible notes. Adjustment to other assets represents the payment of approximately $5 million of fees and the write-off of approximately $16 million of unamortized deferred financing costs associated with the Charter converts repurchased. Adjustment to accounts payable and accrued expenses represents payment of accrued interest related to the Charter convertible notes. Adjustments to long-term debt and shareholders’ deficit are detailed below.

Accreted value of Charter convertible notes exchanged	$(424)
Fair value of CCH II notes issued	142
Drawdown on credit facility for payment of transaction fees and consideration on notes exchanged	15

Net decrease in long-term debt	$(267)

Fair value of Charter Class A Common stock issued	$60
Net gain on exchange	25

Net increase in equity	$85

CCH II, LLC
Unaudited Pro Forma Consolidated Statement of Operations
For the Six Months Ended June 30, 2006

				Private
		Acquisition/	Prior Financing	Exchange	As	Exchange	Pro
	Historical	Dispositions (a)	Transactions (b)	Offers (c)	Adjusted	Offer (d)	Forma

	(Dollars in millions)
REVENUES
Video	$1,684	$(29)	$—	$—	$1,655	$—	$1,655
High-speed Internet	506	(7)	—	—	499	—	499
Telephone	49	—	—	—	49	—	49
Advertising sales	147	(2)	—	—	145	—	145
Commercial	149	(4)	—	—	145	—	145
Other	168	(3)	—	—	165	—	165

	2,703	(45)	—	—	2,658	—	2,658

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	1,215	(24)	—	—	1,191	—	1,191
Selling, general and administrative	551	(7)	—	—	544	—	544
Depreciation and amortization	690	(5)	—	—	685	—	685
Asset impairment charges	99	(99)	—	—	—	—	—
Other operating expenses, net	10	—	—	—	10	—	10

	2,565	(135)	—	—	2,430	—	2,430

Operating income from continuing operations	138	90	—	—	228	—	228

Interest expense, net	(488)	26	7	(10)	(465)	(7)	(472)
Other income (expense), net	(19)	—	27	—	8	—	8

	(507)	26	34	(10)	(457)	(7)	(464)

Loss from continuing operations before income taxes	(369)	116	34	(10)	(229)	(7)	(236)
INCOME TAX EXPENSE	(4)	—	—	—	(4)	—	(4)

Loss from continuing operations	$(373)	$116	$34	$(10)	$(233)	$(7)	$(240)

(a)	Represents the elimination of operating results related to the disposition of certain cable systems in July 2006 and the announced disposition of certain cable systems scheduled to close in the third quarter of 2006 as discussed in assumption (7).

(b)	Represents the adjustment to interest expense associated with the completion of the financing transactions discussed in assumptions (4)and (5) (in millions):

Reduction in interest expense on the April 2006 refinancing of Charter Operating credit facilities	$(9)
Interest on $450 million principal amount of CCH II 10.250% senior notes issued in January 2006	2

Net decrease in interest expense	$(7)

Adjustment to other income (expense), net represents the elimination of the write-off of deferred financing fees and third party costs related to the Charter Operating refinancing in April 2006.

(c)	Represents the adjustment to interest expense to reflect interest on the new CCH II notes associated with the Private Exchange Offers Pro Forma Adjustments.

(d)	Represents the adjustment to interest expense to reflect interest on the new CCH II notes associated with the Exchange Offer Pro Forma Adjustments.

CCH II, LLC
Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2005

				Private
		Acquisition/	Prior Financing	Exchange	As	Exchange	Pro
	Historical	Dispositions(a)	Transactions(b)	Offers(c)	Adjusted	Offer(d)	Forma

	(Dollars in millions)
REVENUES
Video	$3,248	$(53)	$—	$—	$3,195	$—	$3,195
High-speed Internet	875	(7)	—	—	868	—	868
Telephone	36	5	—	—	41	—	41
Advertising sales	284	(4)	—	—	280	—	280
Commercial	266	(6)	—	—	260	—	260
Other	324	(5)	—	—	319	—	319

	5,033	(70)	—	—	4,963	—	4,963

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	2,203	(31)	—	—	2,172	—	2,172
Selling, general and administrative	1,012	(9)	—	—	1,003	—	1,003
Depreciation and amortization	1,443	(11)	—	—	1,432	—	1,432
Asset impairment charges	39	(39)	—	—	—	—	—
Other operating expenses, net	32	—	—	—	32	—	32

	4,729	(90)	—	—	4,639	—	4,639

Operating income from continuing operations	304	20	—	—	324	—	324

Interest expense, net	(858)	34	(3)	(20)	(847)	(15)	(862)
Other income, net	99	—	5	—	104	—	104

	(759)	34	2	(20)	(743)	(15)	(758)

Loss from continuing operations before income taxes	(455)	54	2	(20)	(419)	(15)	(434)
INCOME TAX EXPENSE	(9)	—	—	—	(9)	—	(9)

Loss from continuing operations	$(464)	$54	$2	$(20)	$(428)	$(15)	$(443)

(a)	Represents the elimination of operating results related to the disposition of certain cable systems in July 2005, July 2006 and the announced disposition of certain cable systems scheduled to close in the third quarter of 2006 and the inclusion of operating results related to the acquisition of certain cable systems in January 2006 as discussed in assumption (6) and (7).

(b)	Represents the adjustment to interest expense associated with the completion of the financing transactions discussed in as adjusted assumptions (1), (2), (4) and (5) (in millions):

Reduction in interest expense on the Charter Operating refinancing in April 2006		$(26)
Interest on $450 million principal amount of CCH II 10.250% senior notes issued in January 2006	48
Amortization of deferred financing costs	2
Historical interest expense for Charter Operating’s revolving credit facility	(32)

		18
Interest on $300 million of CCO Holdings 8 3/4% senior notes issued in August 2005	16
Amortization of deferred financing costs	1

		17
Historical interest expense on Charter Operating’s revolving credit facility repaid with cash on hand in February 2005		(3)
Historical interest expense on CC V Holdings, LLC 11.875% senior discount notes repaid with cash on hand in March 2005		(3)

Net increase in interest expense		$3

Adjustment to other income, net represents the elimination of losses related to the redemption of CC V Holdings, LLC 11.875% notes due 2008.

(c)	Represents the adjustment to interest expense associated with the Private Exchange Offers Pro Forma Adjustments (in millions):

Interest on new CCH II senior notes issued in August 2006	$21
Amortization of deferred gain and deferred financing costs	(1)

Net increase in interest expense		$20

(d)	Represents the adjustment to interest expense associated with the Exchange Offer Pro Forma Adjustments (in millions):

Interest on new CCH II senior notes issued in August 2006	$14
Amortization of deferred financing costs	1

Net increase in interest expense		$15

CCH II, LLC
Unaudited Pro Forma Consolidated Statement of Operations
For the Six Months Ended June 30, 2005

				Private
		Acquisition/	Prior Financing	Exchange		Exchange	Pro
	Historical	Dispositions(a)	Transactions(b)	Offers(c)	As Adjusted	Offer(d)	Forma

	(Dollars in millions)
REVENUES
Video	$1,623	$(27)	$—	$—	$1,596	$—	$1,596
High-speed Internet	425	(3)	—	—	422	—	422
Telephone	14	3	—	—	17	—	17
Advertising sales	135	(2)	—	—	133	—	133
Commercial	128	(3)	—	—	125	—	125
Other	156	(3)	—	—	153	—	153

	2,481	(35)	—	—	2,446	—	2,446

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	1,081	(15)	—	—	1,066	—	1,066
Selling, general and administrative	483	(7)	—	—	476	—	476
Depreciation and amortization	730	—	—	—	730	—	730
Asset impairment charges	39	(39)	—	—	—	—	—
Other operating expenses, net	6	—	—	—	6	—	6

	2,339	(61)	—	—	2,278	—	2,278

Operating income from continuing operations	142	26	—	—	168	—	168

Interest expense, net	(408)	11	(5)	(10)	(412)	(7)	(419)
Other income, net	35	—	5	—	40	—	40

	(373)	11	—	(10)	(372)	(7)	(379)

Loss from continuing operations before income taxes	(231)	37	—	(10)	(204)	(7)	(211)
INCOME TAX EXPENSE	(8)	—	—	—	(8)	—	(8)

Loss from continuing operations	(239)	37	—	(10)	(212)	(7)	(219)

(a)	Represents the elimination of operating results related to the disposition of certain cable systems in July 2005, July 2006 and the announced disposition of certain cable systems scheduled to close in the third quarter of 2006 and the inclusion of operating results related to the acquisition of certain cable systems in January 2006 discussed in assumptions (6) and (7).

(b)	Represents the adjustment to interest expense associated with the completion of the financing transactions discussed in assumptions (1), (2), (4) and (5) (in millions):

Reduction in interest expense on the Charter Operating refinancing in April 2006		$(13)
Interest on $450 million principal amount of CCH II 10.250% senior notes issued in January 2006	24
Amortization of deferred financing costs	1
Historical interest expense for Charter Operating’s revolving credit facility	(14)

		11
Interest on $300 million of CCO Holdings 8 3/4% senior notes issued in August 2005		13
Historical interest expense on Charter Operating’s revolving credit facility repaid with cash on hand in February 2005		(3)
Historical interest expense on CC V Holdings, LLC 11.875% senior discount notes repaid with cash on hand in March 2005		(3)

Net increase in interest expense		$5

Adjustment to other income, net represents the elimination of losses related to the redemption of CC V Holdings, LLC 11.875% notes due 2008.

(c)	Represents the adjustment to interest expense to reflect interest on the new CCH II notes associated with the Private Exchange Offers Pro Forma Adjustments.

(d)	Represents the adjustment to interest expense to reflect interest on the new CCH II notes associated with the Exchange Offer Pro Forma Adjustments.

CCH II, LLC
Unaudited Pro Forma Consolidated Balance Sheet
As of June 30, 2006

			Private
		Acquisition/	Exchange	As	Exchange
	Historical	Dispositions(a)	Offers(b)	Adjusted	Offer(c)	Pro Forma

	(Dollars in millions)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$44	$148	$(24)	$168	$(168)	$—
Accounts receivable, net	178	—	—	178	—	178
Prepaid expenses and other current assets	20	—	—	20	—	20
Assets held for sale	768	(768)	—	—	—	—

Total current assets	1,010	(620)	(24)	366	(168)	198

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	5,354	—	—	5,354	—	5,354
Franchises, net	9,280	—	—	9,280	—	9,280

Total investment in cable properties, net	14,634	—	—	14,634	—	14,634

OTHER NONCURRENT ASSETS	217	—	2	219	5	224

Total assets	$15,861	$(620)	$(22)	$15,219	$(163)	$15,056

LIABILITIES AND MEMBER’S EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$917	$—	$—	$917	$—	$917
Payables to related parties	106	—	—	106	—	106
Liabilities held for sale	20	(20)	—	—	—	—

Total current liabilities	1,043	(20)	—	1,023	—	1,023

LONG-TERM DEBT	11,057	(800)	205	10,462	157	10,619

NOTE PAYABLE — RELATED PARTY	109	—	—	109	—	109

DEFERRED MANAGEMENT FEES — RELATED PARTY	14	—	—	14	—	14

OTHER LONG-TERM LIABILITIES	359	—	—	359	—	359

MINORITY INTEREST	631	—	—	631	—	631

MEMBER’S EQUITY:
Member’s equity	2,646	200	(227)	2,619	(320)	2,299
Accumulated other comprehensive income	2	—	—	2	—	2

Total member’s equity	2,648	200	(227)	2,621	(320)	2,301

Total liabilities and member’s equity	$15,861	$(620)	$(22)	$15,219	$(163)	$15,056

(a)	Represents the elimination of assets and liabilities sold or to be sold in the completed and scheduled disposition of certain cable systems and the related use of the proceeds to reduce amounts outstanding under our revolving credit facility and for general corporate purposes. Adjustment to equity represents the expected gain on the sale of the assets.

(b)	Represents the exchange of CCH II notes for Charter Holdings notes and the payment of fees and accrued interest related to such exchange.

(c)	Adjustment to cash represents use of cash to pay the cash portion of the consideration paid to repurchase the Charter convertible notes. Adjustment to other assets represents the payment of approximately $5 million of fees associated with the issuance of the CCH II notes. Adjustment to member’s equity represents the fair value of the Convertible Notes received by CCH II. Adjustment to long-term debt is detailed below.

Fair value of CCH II notes issued	$142
Drawdown on credit facility for payment of transaction fees accrued interest and consideration on notes exchanged	15

Net increase in long-term debt	$157

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
      The following tables present summary financial and other data for Charter and CCH II and their subsidiaries and has been derived from the audited consolidated financial statements of Charter and CCH II and their subsidiaries for the five years ended December 31, 2005 and the unaudited consolidated financial statements of Charter and CCH II and their subsidiaries for the six months ended June 30, 2005 and 2006. The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Charter — Liquidity and Capital Resources — Recent Financing Transactions,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCH II, LLC” and the historical consolidated financial statements and related notes of Charter and CCH II included elsewhere in this Exchange Offer Prospectus.
CHARTER COMMUNICATIONS, INC.

						Six Months Ended
	Year Ended December 31,					June 30,

	2001	2002	2003	2004	2005	2005	2006

	(Dollars in millions)
Statement of Operations Data:
Revenues	$3,648	$4,377	$4,616	$4,760	$5,033	$2,481	$2,703

Costs and Expenses:
Operating (excluding depreciation and amortization)	1,430	1,736	1,873	1,994	2,203	1,081	1,215
Selling, general and administrative	789	932	909	965	1,012	483	551
Depreciation and amortization	2,638	1,364	1,396	1,433	1,443	730	690
Impairment of franchises	—	4,220	—	2,297	—	—	—
Asset impairment charges	—	—	—	—	39	39	99
Other operating (income) expenses, net	28	39	(46)	13	32	6	10

	4,885	8,291	4,132	6,702	4,729	2,339	2,565

Operating income (loss) from continuing operations	(1,237)	(3,914)	484	(1,942)	304	142	138
Interest expense, net	(1,310)	(1,503)	(1,557)	(1,670)	(1,789)	(871)	(943)
Gain (loss) on extinguishment of debt and preferred stock	—	—	267	(31)	521	8	(27)
Other income (expense), net	(109)	(119)	49	49	72	47	18

Loss from continuing operations before minority interest, income taxes and cumulative effect of accounting change	(2,656)	(5,536)	(757)	(3,594)	(892)	(674)	(814)
Minority interest	1,475	2,958	394	19	1	(6)	(1)

Loss from continuing operations before income taxes and cumulative effect of accounting change	(1,181)	(2,578)	(363)	(3,575)	(891)	(680)	(815)
Income tax benefit (expense)	12	474	122	134	(112)	(56)	(60)

Loss from continuing operations before cumulative effect of accounting change	(1,169)	(2,104)	(241)	(3,441)	(1,003)	(736)	(875)
Income (loss) from discontinued operations, net of tax	12	(204)	3	(135)	36	29	34

Loss before cumulative effect of accounting change	(1,157)	(2,308)	(238)	(3,576)	(967)	(707)	(841)
Cumulative effect of accounting change, net of tax	(10)	(206)	—	(765)	—	—	—

Net loss	(1,167)	(2,514)	(238)	(4,341)	(967)	(707)	(841)
Dividends on preferred stock — redeemable	(1)	(3)	(4)	(4)	(3)	(2)	—

Net loss applicable to common stock	$(1,168)	$(2,517)	$(242)	$(4,345)	$(970)	$(709)	$(841)

						Six Months Ended
	Year Ended December 31,					June 30,

	2001	2002	2003	2004	2005	2005	2006

	(Dollars in millions)
Loss per common share, basic and diluted:
Loss from continuing operations before cumulative effect of accounting change	$(4.34)	$(7.16)	$(0.83)	$(11.47)	$(3.24)	$(2.43)	$(2.76)

Net loss	$(4.33)	$(8.55)	$(0.82)	$(14.47)	$(3.13)	$(2.34)	$(2.65)

Weighted-average common shares outstanding, basic and diluted	269,594,386	294,440,261	294,597,519	300,291,877	310,159,047	303,465,474	317,531,492
Other Data:
Deficiencies of earnings to cover fixed charges(a)	$2,630	$5,994	$725	$3,698	$853	$655	$776
Balance Sheet Data (end of period):
Cash and cash equivalents	$2	$321	$127	$650	$21	$40	$56
Total assets	26,463	22,384	21,364	17,673	16,431	16,779	16,145
Long-term debt	16,343	18,671	18,647	19,464	19,388	19,247	19,860
Note payable — related party	—	—	—	—	49	—	53
Minority interest(b)	4,434	1,050	689	648	188	659	189
Shareholder’s equity (deficit)	2,585	41	(175)	(4,406)	(4,920)	(5,102)	(5,762)

(a)	Earnings include net loss plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

(b)	Minority interest represents the percentage of Charter Holdco not owned by Charter, plus preferred membership interests in our indirect subsidiary, CC VIII, and since June 6, 2003, the pro rata share of the profits and losses of CC VIII. This preferred membership interest arises from approximately $630 million of preferred membership units issued by CC VIII in connection with an acquisition in February 2000 and was the subject of a dispute between Charter and Mr. Allen, Charter’s Chairman and controlling shareholder that was settled October 31, 2005. Reported losses allocated to minority interest on the statement of operations are limited to the extent of any remaining minority interest on the balance sheet related to Charter Holdco. Because minority interest in Charter Holdco was substantially eliminated at December 31, 2003, beginning in 2004, Charter began to absorb substantially all losses before income taxes that otherwise would have been allocated to minority interest, resulting in an approximate additional $454 million and $2.4 billion of net losses for the years ended December 31, 2005 and 2004, respectively. Under our existing capital structure, Charter will absorb all future losses. See “Certain Relationships and Related Party Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII.”

CCH II, LLC

						Six Months Ended
	Year Ended December 31,					June 30,

	2001	2002	2003	2004	2005	2005	2006

	(Dollars in millions)
Statement of Operations Data:
Revenues	$3,648	$4,377	$4,616	$4,760	$5,033	$2,481	$2,703

Costs and Expenses:
Operating (excluding depreciation and amortization)	1,430	1,736	1,873	1,994	2,203	1,081	1,215
Selling, general and administrative	789	932	909	965	1,012	483	551
Depreciation and amortization	2,638	1,364	1,396	1,433	1,443	730	690
Impairment of franchises	—	4,220	—	2,297	—	—	—
Asset impairment charges	—	—	—	—	39	39	99
Other operating (income) expenses, net	28	39	(46)	13	32	6	10

	4,885	8,291	4,132	6,702	4,729	2,339	2,565

Operating income (loss) from continuing operations	(1,237)	(3,914)	484	(1,942)	304	142	138
Interest expense, net	(525)	(512)	(545)	(726)	(858)	(408)	(488)
Loss on extinguishment of debt	—	—	—	(21)	(6)	(6)	(27)
Other income (expense), net	(118)	(128)	27	92	105	41	8

Loss from continuing operations before income taxes and cumulative effect of accounting change	(1,880)	(4,554)	(34)	(2,597)	(455)	(231)	(369)
Income tax benefit (expense)	27	216	(13)	35	(9)	(8)	(4)

Loss from continuing operations before cumulative effect of accounting change	(1,853)	(4,338)	(47)	(2,562)	(464)	(239)	(373)
Income (loss) from discontinued operations, net of tax	26	(408)	32	(104)	39	19	38

Loss before cumulative effect of accounting change	(1,827)	(4,746)	(15)	(2,666)	(425)	(220)	(335)
Cumulative effect of accounting change, net of tax	(24)	(540)	—	(840)	—	—	—

Net loss	$(1,851)	$(5,286)	$(15)	$(3,506)	$(425)	$(220)	$(335)

Other Data:
Ratio of earnings to cover fixed charges	NA	NA	1.05	NA	NA	NA	NA
Deficiencies of earnings to cover fixed charges(a)	$1,838	$4,946	NA	$2,721	$449	$206	$321
Balance Sheet Data (end of period):
Cash and cash equivalents	$—	$310	$85	$546	$3	$22	$44
Total assets	26,091	21,984	21,009	16,979	16,101	16,356	15,861
Long-term debt	6,961	8,066	9,557	9,895	10,624	10,045	11,057
Loans payable — related party	366	133	37	29	22	62	109
Minority interest(b)	680	693	719	656	622	662	631
Members’ equity	15,940	11,040	8,951	4,913	3,402	3,993	2,648

(a)	Earnings include net loss plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

(b)	Minority interest represents the preferred membership interests in our indirect subsidiary, CC VIII, and since June 6, 2003, the pro rata share of the profits and losses of CC VIII. This preferred membership interest arises from approximately $630 million of preferred membership units issued by CC VIII in connection with an acquisition in February 2000 and was the subject of a dispute between Charter and Mr. Allen, Charter’s Chairman and controlling shareholder that was settled October 31, 2005. See “Certain Relationships and Related Party Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII.”

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF CHARTER
      Unless otherwise stated, the terms “we,” “us” and “our” used in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Charter” refer to Charter and its direct and indirect subsidiaries on a consolidated basis.
      Reference is made to “Risk Factors” and “Special Note Regarding Forward-Looking Statements,” which describe important factors that could cause actual results to differ from expectations and non-historical information contained herein. In addition, the following discussion should be read in conjunction with the audited consolidated financial statements of Charter Communications, Inc. and subsidiaries as of and for the years ended December 31, 2005, 2004 and 2003 and the unaudited consolidated financial statements of Charter Communications, Inc. and its subsidiaries as of and for the six months ended June 30, 2006.
Introduction
      We continue to pursue opportunities to improve our liquidity. Our efforts in this regard have resulted in the completion of a number of financing transactions in 2005 and 2006, as follows:

•	the July 2006 sale of cable systems to Cebridge and New Wave for proceeds of approximately $896 million;

•	the April 2006 refinancing of our existing credit facilities (See “— Liquidity and Capital Resources — Recent Financing Transactions”);

•	the January 2006 sale by our subsidiaries, CCH II and CCH II Capital Corp., of an additional $450 million principal amount of their 10.250% senior notes due 2010;

•	the October 2005 entry by our subsidiaries, CCO Holdings and CCO Holdings Capital Corp., as guarantor thereunder, into a $600 million senior bridge loan agreement with various lenders (which was reduced to $435 million as a result of the issuance of CCH II notes);

•	the September 2005 exchange by Charter Holdings, CCH I and CIH of approximately $6.8 billion in total principal amount of outstanding debt securities of Charter Holdings in a private placement for new debt securities;

•	the August 2005 sale by our subsidiaries, CCO Holdings and CCO Holdings Capital Corp., of $300 million of 8 3/4% senior notes due 2013;

•	the March and June 2005 issuance of $333 million of Charter Operating notes in exchange for $346 million of Charter Holdings notes;

•	the repurchase during 2005 of $136 million of Charter’s 4.75% convertible senior notes due 2006 leaving $20 million in principal amount outstanding; and

•	the March 2005 redemption of all of CC V Holdings, LLC’s outstanding 11.875% senior discount notes due 2008 at a total cost of $122 million.
      During the years 1999 through 2001, we grew significantly, principally through acquisitions of other cable businesses financed by debt and, to a lesser extent, equity. We have no current plans to pursue any significant acquisitions. However, we may pursue exchanges of non-strategic assets or divestitures, such as the sale of cable systems discussed above. We therefore do not believe that our historical growth rates are accurate indicators of future growth.
      The industry’s and our most significant operational challenges include competition from DBS providers and DSL service providers. See “Business — Competition.” We believe that competition from DBS has resulted in net analog video customer losses and decreased growth rates for digital video customers. Competition from DSL providers combined with limited opportunities to expand our customer base now that approximately 36% of our analog video customers subscribe to our high-speed Internet services has resulted in decreased growth rates for high-speed Internet customers. In the recent past, we have grown revenues by offsetting video customer losses with price increases and sales of incremental advanced services such as high-speed Internet, video on demand, digital video recorders and high definition television. We expect to continue to grow revenues through price increases and through continued growth in high-speed Internet and incremental new services including telephone, high definition television, VOD and DVR service.
      Historically, our ability to fund operations and investing activities has depended on our continued access to credit under our credit facilities. We expect we will continue to borrow under our credit facilities from time to time to fund cash needs. The occurrence of an event of default under our credit facilities could result in borrowings from these credit facilities being unavailable to us and could, in the event of a payment default or acceleration, also trigger events of default under the indentures governing our outstanding notes and would have a material adverse effect on us. See “— Liquidity and Capital Resources.”
Sale of Assets
      In 2006, we signed three separate definitive agreements to sell certain cable television systems serving a total of approximately 356,000 analog video customers in 1) West Virginia and Virginia to Cebridge Connections, Inc. (the “Cebridge Transaction”); 2) Illinois and Kentucky to Telecommunications Management, LLC, doing business as New Wave Communications (the “New Wave Transaction”) and 3) Nevada, Colorado, New Mexico and Utah to Orange Broadband Holding Company, LLC (the “Orange Transaction”) for a total of approximately $971 million. These cable systems met the criteria for assets held for sale. As such, the assets were written down to fair value less estimated costs to sell resulting in asset impairment charges during the six months ended June 30, 2006 of approximately $99 million related to the New Wave Transaction and the Orange Transaction. In the third quarter of 2006, we expect to record a gain of approximately $200 million on the Cebridge Transaction. In addition, assets and liabilities to be sold have been presented as held for sale. We have also determined that the West Virginia and Virginia cable systems comprise operations and cash flows that for financial reporting purposes meet the criteria for discontinued operations. Accordingly, the results of operations for the West Virginia and Virginia cable systems have been presented as discontinued operations, net of tax for the six months ended June 30, 2006 and all prior periods presented herein have been reclassified to conform to the current presentation.
Overview of Operations
      Approximately 86% of our revenues for the six months ended June 30, 2006 and year ended December 31, 2005 are attributable to monthly subscription fees charged to customers for our video, high-speed Internet, telephone and commercial services provided by our cable systems. Generally, these customer subscriptions may be discontinued by the customer at any time. The remaining 14% of revenue for the six months ended June 30, 2006 and year ended December 31, 2005 is derived primarily from advertising revenues, franchise fee revenues, which are collected by us but then paid to local franchising authorities, pay-per-view and VOD programming where users are charged a fee for individual programs viewed, installation or reconnection fees charged to customers to commence or reinstate service, and commissions related to the sale of merchandise by home shopping services. We have increased revenues during the past three years, primarily through the sale of digital video and high-speed Internet services to new and existing customers and price increases on video services offset in part by dispositions of systems. Going forward, our goal is to increase revenues by offsetting video customer losses with price increases and sales of incremental advanced services such as telephone, high-speed Internet, video on demand, digital video recorders and high definition television. See “Business — Sales and Marketing.”
      Our success in our efforts to grow revenues and improve margins will be impacted by our ability to compete against companies with easier access to financing, greater personnel resources, greater brand name recognition, long-established relationships with regulatory authorities and customers, and, often fewer regulatory burdens. Additionally, controlling our cost of operations is critical, particularly cable programming costs, which have historically increased at rates in excess of inflation and are expected to continue to increase. See “Business — Programming.” We are attempting to control our costs of operations by maintaining strict controls on expenses. More specifically, we are focused on managing our cost structure by managing our workforce to control cost increases and improve productivity, and leveraging our size in purchasing activities.
      Our expenses primarily consist of operating costs, selling, general and administrative expenses, depreciation and amortization expense and interest expense. Operating costs primarily include programming costs, the cost of our workforce, cable service related expenses, advertising sales costs, franchise fees and expenses related to customer billings. For the six months ended June 30, 2006 and 2005, our operating income from continuing operations, which includes depreciation and amortization expense and asset impairment charges but excludes interest expense, was $138 million and $142 million, respectively. We had operating margins of 5% and 6% for the six months ended June 30, 2006 and 2005, respectively. The decrease in operating income from continuing operations and operating margins for the six months ended June 30, 2006 compared to 2005 was principally due to an increase in operating costs and asset impairment charges of $60 million. Our operating loss from continuing operations decreased from $1.9 billion for year ended December 31, 2004 to income of $304 million for the year ended December 31, 2005. We had a positive operating margin (defined as operating income (loss) from continuing operations divided by revenues) of 6% and a negative operating margin of 40% for the years ended December 31, 2005 and 2004, respectively. The improvement from an operating loss from continuing operations and negative operating margin to operating income from continuing operations and positive operating margin for the year end December 31, 2005 is principally due to the impairment of franchises of $2.3 billion recorded in the third quarter of 2004 which did not recur in 2005. For the year ended December 31, 2003, operating income from continuing operations was $484 million and for the year ended December 31, 2004, our operating loss from continuing operations was $1.9 billion. We had a negative operating margin of 40% for the year ended December 31, 2004, whereas for the year ending December 31, 2003, we had positive operating margin of 10%. The decline in operating income from continuing operations and operating margin for the year end December 31, 2004 is principally due to the impairment of franchises of $2.3 billion recorded in the third quarter of 2004. The year ended December 31, 2004 also includes a gain on the sale of certain cable systems to Atlantic Broadband Finance, LLC which is substantially offset by an increase in option compensation expense and special charges when compared to the year ended December 31, 2003. Although we do not expect charges for impairment in the future of comparable magnitude, potential charges could occur due to changes in market conditions.
      We have a history of net losses. Our net losses are principally attributable to insufficient revenue to cover the combination of operating costs and interest costs we incur because of our high level of debt and depreciation expenses that we incur resulting from the capital investments we have made and continue to make in our cable properties. We expect that these expenses will remain significant, and we therefore expect to continue to report net losses for the foreseeable future. We had net losses of $841 million and $707 million for the six months ended June 30, 2006 and 2005, respectively.
Critical Accounting Policies and Estimates
      Certain of our accounting policies require our management to make difficult, subjective or complex judgments. Management has discussed these policies with the Audit Committee of Charter’s Board of Directors and the Audit Committee has reviewed the following disclosure. We consider the following policies to be the most critical in understanding the estimates, assumptions and judgments that are involved in preparing our financial statements and the uncertainties that could affect our results of operations, financial condition and cash flows:

•	Capitalization of labor and overhead costs;

•	Useful lives of property, plant and equipment;

•	Impairment of property, plant, and equipment, franchises, and goodwill;

•	Income taxes; and

•	Litigation.
      In addition, there are other items within our financial statements that require estimates or judgment but are not deemed critical, such as the allowance for doubtful accounts, but changes in judgment, or estimates in these other items could also have a material impact on our financial statements.
      Capitalization of labor and overhead costs. The cable industry is capital intensive, and a large portion of our resources are spent on capital activities associated with extending, rebuilding, and upgrading our cable network. As of June 30, 2006, December 31, 2005 and 2004, the net carrying amount of our property, plant and equipment (consisting primarily of cable network assets) was approximately $5.4 billion (representing 33% of total assets), $5.8 billion (representing 36% of total assets) and $6.3 billion (representing 36% of total assets), respectively. Total capital expenditures for the six months ended June 30, 2006 and the years ended December 31, 2005, 2004 and 2003 were approximately $539 million, $1.1 billion, $924 million and $854 million, respectively.
      Costs associated with network construction, initial customer installations (including initial installations of new or advanced services), installation refurbishments and the addition of network equipment necessary to provide new or advanced services are capitalized. While our capitalization is based on specific activities, once capitalized, we track these costs by fixed asset category at the cable system level and not on a specific asset basis. Costs capitalized as part of initial customer installations include materials, direct labor, and certain indirect costs (“overhead”). These indirect costs are associated with the activities of personnel who assist in connecting and activating the new service and consist of compensation and overhead costs associated with these support functions. The costs of disconnecting service at a customer’s dwelling or reconnecting service to a previously installed dwelling are charged to operating expense in the period incurred. Costs for repairs and maintenance are charged to operating expense as incurred, while equipment replacement and betterments, including replacement of cable drops from the pole to the dwelling, are capitalized.
      We make judgments regarding the installation and construction activities to be capitalized. We capitalize direct labor and overhead using standards developed from actual costs and applicable operational data. We calculate standards for items such as the labor rates, overhead rates and the actual amount of time required to perform a capitalizable activity. For example, the standard amounts of time required to perform capitalizable activities are based on studies of the time required to perform such activities. Overhead rates are established based on an analysis of the nature of costs incurred in support of capitalizable activities and a determination of the portion of costs that is directly attributable to capitalizable activities. The impact of changes that resulted from these studies were not significant in the periods presented.
      Labor costs directly associated with capital projects are capitalized. We capitalize direct labor costs associated with personnel based upon the specific time devoted to network construction and customer installation activities. Capitalizable activities performed in connection with customer installations include such activities as:

•	Dispatching a “truck roll” to the customer’s dwelling for service connection;

•	Verification of serviceability to the customer’s dwelling (i.e., determining whether the customer’s dwelling is capable of receiving service by our cable network and/or receiving advanced or Internet services);

•	Customer premise activities performed by in-house field technicians and third-party contractors in connection with customer installations, installation of network equipment in connection with the installation of expanded services and equipment replacement and betterment; and

•	Verifying the integrity of the customer’s network connection by initiating test signals downstream from the headend to the customer’s digital set-top box.

      Judgment is required to determine the extent to which overhead is incurred as a result of specific capital activities, and therefore should be capitalized. The primary costs that are included in the determination of the overhead rate are (i) employee benefits and payroll taxes associated with capitalized direct labor, (ii) direct variable costs associated with capitalizable activities, consisting primarily of installation and construction vehicle costs, (iii) the cost of support personnel, such as dispatch, that directly assist with capitalizable installation activities, and (iv) indirect costs directly attributable to capitalizable activities.
      While we believe our existing capitalization policies are appropriate, a significant change in the nature or extent of our system activities could affect management’s judgment about the extent to which we should capitalize direct labor or overhead in the future. We monitor the appropriateness of our capitalization policies, and perform updates to our internal studies on an ongoing basis to determine whether facts or circumstances warrant a change to our capitalization policies. We capitalized internal direct labor and overhead of $100 million, $185 million, $159 million and $166 million, respectively, for the six months ended June 30, 2006 and the years ended December 31, 2005, 2004 and 2003. Capitalized internal direct labor and overhead costs have increased in 2005 as a result of the use of more internal labor for capitalizable installations rather than third party contractors.
      Useful lives of property, plant and equipment. We evaluate the appropriateness of estimated useful lives assigned to our property, plant and equipment, based on annual analyses of such useful lives, and revise such lives to the extent warranted by changing facts and circumstances. Any changes in estimated useful lives as a result of these analyses, which were not significant in the periods presented, will be reflected prospectively beginning in the period in which the study is completed. The effect of a one-year decrease in the weighted average remaining useful life of our property, plant and equipment would be an increase in depreciation expense for the year ended December 31, 2005 of approximately $232 million. The effect of a one-year increase in the weighted average useful life of our property, plant and equipment would be a decrease in depreciation expense for the year ended December 31, 2005 of approximately $172 million.
      Depreciation expense related to property, plant and equipment totaled $687 million, $1.4 billion, $1.4 billion and $1.4 billion, representing approximately 27%, 30%, 21% and 34% of costs and expenses, for the six months ended June 30, 2006 and the years ended December 31, 2005, 2004 and 2003, respectively. Depreciation is recorded using the straight-line composite method over management’s estimate of the estimated useful lives of the related assets as listed below:

Cable distribution systems	7-20 years
Customer equipment and installations	3-5 years
Vehicles and equipment	1-5 years
Buildings and leasehold improvements	5-15 years
Furniture, fixtures and equipment	5 years
      Impairment of property, plant and equipment, franchises and goodwill. As discussed above, the net carrying value of our property, plant and equipment is significant. We also have recorded a significant amount of cost related to franchises, pursuant to which we are granted the right to operate our cable distribution network throughout our service areas. The net carrying value of franchises as of June 30, 2006, December 31, 2005 and 2004 was approximately $9.3 billion (representing 57% of total assets), $9.8 billion (representing 60% of total assets) and $9.9 billion (representing 56% of total assets), respectively. Furthermore, our noncurrent assets include approximately $61 million of goodwill.
      We adopted SFAS No. 142, Goodwill and Other Intangible Assets, on January 1, 2002. SFAS No. 142 requires that franchise intangible assets that meet specified indefinite-life criteria no longer be amortized against earnings, but instead must be tested for impairment annually based on valuations, or more frequently as warranted by events or changes in circumstances. In determining whether our franchises have an indefinite-life, we considered the exclusivity of the franchise, the expected costs of franchise renewals, and the technological state of the associated cable systems with a view to whether or not we are in compliance with any technology upgrading requirements. We have concluded that as of June 30, 2006, December 31, 2005, 2004 and 2003 more than 99% of our franchises qualify for indefinite-life treatment under SFAS No. 142, and that less than one percent of our franchises do not qualify for indefinite-life treatment due to technological or operational factors that limit their lives. Costs of finite-lived franchises, along with costs associated with franchise renewals, are amortized on a straight-line basis over 10 years, which represents management’s best estimate of the average remaining useful lives of such franchises. Franchise amortization expense was approximately $1 million, $4 million, $3 million and $7 million for the six months ended June 30, 2006 and the years ended December 31, 2005, 2004 and 2003, respectively. We expect that amortization expense on franchise assets will be approximately $2 million annually for each of the next five years. Actual amortization expense in future periods could differ from these estimates as a result of new intangible asset acquisitions or divestitures, changes in useful lives and other relevant factors. Our goodwill is also deemed to have an indefinite life under SFAS No. 142.
      SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, requires that we evaluate the recoverability of our property, plant and equipment and franchise assets which did not qualify for indefinite-life treatment under SFAS No. 142 upon the occurrence of events or changes in circumstances which indicate that the carrying amount of an asset may not be recoverable. Such events or changes in circumstances could include such factors as the impairment of our indefinite-life franchises under SFAS No. 142, changes in technological advances, fluctuations in the fair value of such assets, adverse changes in relationships with local franchise authorities, adverse changes in market conditions or a deterioration of operating results. Under SFAS No. 144, a long-lived asset is deemed impaired when the carrying amount of the asset exceeds the projected undiscounted future cash flows associated with the asset. No impairments of long-lived assets were recorded in the six months ended June 30, 2006 and the years ended December 31, 2005, 2004 or 2003, however, approximately $99 million and $39 million of impairment on assets held for sale was recorded for the six months ended June 30, 2006 and the year ended December 31, 2005. We were also required to evaluate the recoverability of our indefinite-life franchises, as well as goodwill, as of January 1, 2002 upon adoption of SFAS No. 142, and on an annual basis or more frequently as deemed necessary.
      Under both SFAS No. 144 and SFAS No. 142, if an asset is determined to be impaired, it is required to be written down to its estimated fair market value. We determine fair market value based on estimated discounted future cash flows, using reasonable and appropriate assumptions that are consistent with internal forecasts. Our assumptions include these and other factors: penetration rates for analog and digital video, high-speed Internet and telephone, revenue growth rates, expected operating margins and capital expenditures. Considerable management judgment is necessary to estimate future cash flows, and such estimates include inherent uncertainties, including those relating to the timing and amount of future cash flows and the discount rate used in the calculation.
      Based on the guidance prescribed in Emerging Issues Task Force (“EITF”) Issue No. 02-7, Unit of Accounting for Testing of Impairment of Indefinite-Lived Intangible Assets, franchises were aggregated into essentially inseparable asset groups to conduct the valuations. The asset groups generally represent geographic clustering of our cable systems into groups by which such systems are managed. Management believes such groupings represent the highest and best use of those assets.
      Our valuations, which are based on the present value of projected after tax cash flows, result in a value of property, plant and equipment, franchises, customer relationships and our total entity value. The value of goodwill is the difference between the total entity value and amounts assigned to the other assets. The use of different valuation assumptions or definitions of franchises or customer relationships, such as our inclusion of the value of selling additional services to our current customers within customer relationships versus franchises, could significantly impact our valuations and any resulting impairment.
      Franchises, for valuation purposes, are defined as the future economic benefits of the right to solicit and service potential customers (customer marketing rights), and the right to deploy and market new services such as interactivity and telephone to the potential customers (service marketing rights). Fair value is determined based on estimated discounted future cash flows using assumptions consistent with internal forecasts. The franchise after-tax cash flow is calculated as the after-tax cash flow generated by the potential customers obtained and the new services added to those customers in future periods. The sum of the present value of the franchises’ after-tax cash flow in years 1 through 10 and the continuing value of the after-tax cash flow beyond year 10 yields the fair value of the franchise. Prior to the adoption of EITF Topic D-108, Use of the Residual Method to Value Acquired Assets Other than Goodwill, discussed below, we followed a residual method of valuing our franchise assets, which had the effect of including goodwill with the franchise assets.
      We follow the guidance of EITF Issue 02-17, Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination, in valuing customer relationships. Customer relationships, for valuation purposes, represent the value of the business relationship with our existing customers and are calculated by projecting future after-tax cash flows from these customers including the right to deploy and market additional services such as interactivity and telephone to these customers. The present value of these after-tax cash flows yields the fair value of the customer relationships. Substantially all our acquisitions occurred prior to January 1, 2002. We did not record any value associated with the customer relationship intangibles related to those acquisitions. For acquisitions subsequent to January 1, 2002, we did assign a value to the customer relationship intangible, which is amortized over its estimated useful life.
      In September 2004, EITF Topic D-108, Use of the Residual Method to Value Acquired Assets Other than Goodwill, was issued, which requires the direct method of separately valuing all intangible assets and does not permit goodwill to be included in franchise assets. We performed an impairment assessment as of September 30, 2004, and adopted Topic D-108 in that assessment resulting in a total franchise impairment of approximately $3.3 billion. We recorded a cumulative effect of accounting change of $765 million (approximately $875 million before tax effects of $91 million and minority interest effects of $19 million) for the year ended December 31, 2004 representing the portion of our total franchise impairment attributable to no longer including goodwill with franchise assets. The effect of the adoption was to increase net loss and loss per share by $765 million and $2.55, respectively, for the year ended December 31, 2004. The remaining $2.4 billion of the total franchise impairment was attributable to the use of lower projected growth rates and the resulting revised estimates of future cash flows in our valuation and was recorded as impairment of franchises in our consolidated statements of operations for the year ended December 31, 2004. Sustained analog video customer losses by us and our industry peers in the third quarter of 2004 primarily as a result of increased competition from DBS providers and decreased growth rates in our and our industry peers’ high-speed Internet customers in the third quarter of 2004, in part as a result of increased competition from DSL providers, led us to lower our projected growth rates and accordingly revise our estimates of future cash flows from those used at October 1, 2003. See “Business — Competition.”
      The 2003 and 2005 valuations showed franchise values in excess of book value and thus resulted in no impairment.
      The valuations used in our impairment assessments involve numerous assumptions as noted above. While economic conditions, applicable at the time of the valuation, indicate the combination of assumptions utilized in the valuations are reasonable, as market conditions change so will the assumptions with a resulting impact on the valuation and consequently the potential impairment charge.
      Sensitivity Analysis. The effect on franchise values as of October 1, 2005 of the indicated increase/decrease in the selected assumptions is shown below:

	Percentage/	Franchise Value
	Percentage Point	Increase/(Decrease)
Assumption	Change	(Dollars in millions)

Annual Operating Cash Flow(1)	+/-5%	$1,200/$(1,200)
Long-Term Growth Rate(2)	+/-1pts(3)	1,700/(1,300)
Discount Rate	+/-0.5pts(3)	(1,300)/1,500

(1)	Operating Cash Flow is defined as revenues less operating expenses and selling general and administrative expenses.

(2)	Long-Term Growth Rate is the rate of cash flow growth beyond year ten.

(3)	A percentage point change of one point equates to 100 basis points.
      Income taxes. All operations are held through Charter Holdco and its direct and indirect subsidiaries. Charter Holdco and the majority of its subsidiaries are not subject to income tax. However, certain of these subsidiaries are corporations and are subject to income tax. All of the taxable income, gains, losses, deductions and credits of Charter Holdco are passed through to its members: Charter, CII and Vulcan Cable III Inc. Charter is responsible for its share of taxable income or loss of Charter Holdco allocated to it in accordance with the Charter Holdco limited liability company agreement (“LLC Agreement”) and partnership tax rules and regulations.
      The LLC Agreement provides for certain special allocations of net tax profits and net tax losses (such net tax profits and net tax losses being determined under the applicable federal income tax rules for determining capital accounts). Under the LLC Agreement, through the end of 2003, net tax losses of Charter Holdco that would otherwise have been allocated to Charter based generally on its percentage ownership of outstanding common units were allocated instead to membership units held by Vulcan Cable III Inc. and CII (the “Special Loss Allocations”) to the extent of their respective capital account balances. After 2003, under the LLC Agreement, net tax losses of Charter Holdco are allocated to Charter, Vulcan Cable III Inc. and CII based generally on their respective percentage ownership of outstanding common units to the extent of their respective capital account balances. Allocations of net tax losses in excess of the members’ aggregate capital account balances are allocated under the rules governing Regulatory Allocations, as described below. Subject to the Curative Allocation Provisions described below, the LLC Agreement further provides that, beginning at the time Charter Holdco generates net tax profits, the net tax profits that would otherwise have been allocated to Charter based generally on its percentage ownership of outstanding common membership units will instead generally be allocated to Vulcan Cable III Inc. and CII (the “Special Profit Allocations”). The Special Profit Allocations to Vulcan Cable III Inc. and CII will generally continue until the cumulative amount of the Special Profit Allocations offsets the cumulative amount of the Special Loss Allocations. The amount and timing of the Special Profit Allocations are subject to the potential application of, and interaction with, the Curative Allocation Provisions described in the following paragraph. The LLC Agreement generally provides that any additional net tax profits are to be allocated among the members of Charter Holdco based generally on their respective percentage ownership of Charter Holdco common membership units.
      Because the respective capital account balance of each of Vulcan Cable III Inc. and CII was reduced to zero by December 31, 2002, certain net tax losses of Charter Holdco that were to be allocated for 2002, 2003, 2004 and 2005, to Vulcan Cable III Inc. and CII instead have been allocated to Charter (the “Regulatory Allocations”). As a result of the allocation of net tax losses to Charter in 2005, Charter’s capital account balance was reduced to zero during 2005. The LLC Agreement provides that once the capital account balances of all members have been reduced to zero, net tax losses are to be allocated to Charter, Vulcan Cable III Inc. and CII based generally on their respective percentage ownership of outstanding common units. Such allocations are also considered to be Regulatory Allocations. The LLC Agreement further provides that, to the extent possible, the effect of the Regulatory Allocations is to be offset over time pursuant to certain curative allocation provisions (the “Curative Allocation Provisions”) so that, after certain offsetting adjustments are made, each member’s capital account balance is equal to the capital account balance such member would have had if the Regulatory Allocations had not been part of the LLC Agreement. The cumulative amount of the actual tax losses allocated to Charter as a result of the Regulatory Allocations through the year ended December 31, 2005 is approximately $4.1 billion.
      As a result of the Special Loss Allocations and the Regulatory Allocations referred to above (and their interaction with the allocations related to assets contributed to Charter Holdco with differences between book and tax basis), the cumulative amount of losses of Charter Holdco allocated to Vulcan Cable III Inc. and CII is in excess of the amount that would have been allocated to such entities if the losses of Charter Holdco had been allocated among its members in proportion to their respective percentage ownership of Charter Holdco common membership units. The cumulative amount of such excess losses was approximately $977 million through December 31, 2005.
      In certain situations, the Special Loss Allocations, Special Profit Allocations, Regulatory Allocations and Curative Allocation Provisions described above could result in Charter paying taxes in an amount that is more or less than if Charter Holdco had allocated net tax profits and net tax losses among its members based generally on the number of common membership units owned by such members. This could occur due to differences in (i) the character of the allocated income (e.g., ordinary versus capital), (ii) the allocated amount and timing of tax depreciation and tax amortization expense due to the application of section 704(c) under the Internal Revenue Code, (iii) the potential interaction between the Special Profit Allocations and the Curative Allocation Provisions, (iv) the amount and timing of alternative minimum taxes paid by Charter, if any, (v) the apportionment of the allocated income or loss among the states in which Charter Holdco does business, and (vi) future federal and state tax laws. Further, in the event of new capital contributions to Charter Holdco, it is possible that the tax effects of the Special Profit Allocations, Special Loss Allocations, Regulatory Allocations and Curative Allocation Provisions will change significantly pursuant to the provisions of the income tax regulations or the terms of a contribution agreement with respect to such contributions. Such change could defer the actual tax benefits to be derived by Charter with respect to the net tax losses allocated to it or accelerate the actual taxable income to Charter with respect to the net tax profits allocated to it. As a result, it is possible under certain circumstances, that Charter could receive future allocations of taxable income in excess of its currently allocated tax deductions and available tax loss carryforwards. The ability to utilize net operating loss carryforwards is potentially subject to certain limitations as discussed below.
      In addition, under their exchange agreement with Charter, Vulcan Cable III Inc. and CII may exchange some or all of their membership units in Charter Holdco for Charter’s Class B common stock, be merged with Charter, or be acquired by Charter in a non-taxable reorganization. If such an exchange were to take place prior to the date that the Special Profit Allocation provisions had fully offset the Special Loss Allocations, Vulcan Cable III Inc. and CII could elect to cause Charter Holdco to make the remaining Special Profit Allocations to Vulcan Cable III Inc. and CII immediately prior to the consummation of the exchange. In the event Vulcan Cable III Inc. and CII choose not to make such election or to the extent such allocations are not possible, Charter would then be allocated tax profits attributable to the membership units received in such exchange pursuant to the Special Profit Allocation provisions. Mr. Allen has generally agreed to reimburse Charter for any incremental income taxes that Charter would owe as a result of such an exchange and any resulting future Special Profit Allocations to Charter. The ability of Charter to utilize net operating loss carryforwards is potentially subject to certain limitations (See “Risk Factors — Risks Related to Charter’s Future Ability to Utilize Net Operating Loss Carryforwards”). If Charter were to become subject to such limitations (whether as a result of an exchange described above or otherwise), and as a result were to owe taxes resulting from the Special Profit Allocations, then Mr. Allen may not be obligated to reimburse Charter for such income taxes.
      As of June 30, 2006 and December 31, 2005 and 2004, we have recorded net deferred income tax liabilities of $385, $325 million and $216 million, respectively. Additionally, as of June 30, 2006, December 31, 2005 and 2004, we have deferred tax assets of $4.5 billion, $4.2 billion and $3.8 billion, respectively, which primarily relate to financial and tax losses allocated to Charter from Charter Holdco. We are required to record a valuation allowance when it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Given the uncertainty surrounding our ability to utilize our deferred tax assets, these items have been offset with a corresponding valuation allowance of $4.0 billion, $3.7 billion and $3.5 billion at June 30, 2006, December 31, 2005 and 2004, respectively.
      Charter Holdco is currently under examination by the Internal Revenue Service for the tax years ending December 31, 2002 and 2003. Our results (excluding Charter and our indirect corporate subsidiaries) for these years are subject to this examination. Management does not expect the results of this examination to have a material adverse effect on our consolidated financial condition, results of operations or our liquidity, including our ability to comply with our debt covenants.

      Litigation. Legal contingencies have a high degree of uncertainty. When a loss from a contingency becomes estimable and probable, a reserve is established. The reserve reflects management’s best estimate of the probable cost of ultimate resolution of the matter and is revised accordingly as facts and circumstances change and, ultimately when the matter is brought to closure. We have established reserves for certain matters and if any of these matters are resolved unfavorably resulting in payment obligations in excess of management’s best estimate of the outcome, such resolution could have a material adverse effect on our consolidated financial condition, results of operations or our liquidity.
RESULTS OF OPERATIONS

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005
      The following table sets forth the percentages of revenues that items in the accompanying condensed consolidated statements of operations constituted for the periods presented (dollars in millions, except per share and share data):

	Six Months Ended June 30,

	2006		2005

Revenues	$2,703	100%	$2,481	100%

Costs and expenses:
Operating (excluding depreciation and amortization)	1,215	45%	1,081	44%
Selling, general and administrative	551	20%	483	19%
Depreciation and amortization	690	26%	730	29%
Asset impairment charges	99	4%	39	2%
Other operating expenses, net	10	—	6	—

	2,565	95%	2,339	94%

Operating income from continuing operations	138	5%	142	6%

Interest expense, net	(943)		(871)
Other income (expenses), net	(10)		49

	(953)		(822)

Loss before income taxes	(815)		(680)
Income tax expense	(60)		(56)

Loss from continuing operations	(875)		(736)
Income from discontinued operations, net of tax	34		29

Net loss	(841)		(707)
Dividends on preferred stock — redeemable	—		(2)

Net loss applicable to common stock	$(841)		$(709)

Loss per common share, basic and diluted:
Loss from continuing operations	$(2.76)		$(2.43)

Net loss	$(2.65)		$(2.34)

Weighted average common shares outstanding, basic and diluted	317,531,492		303,465,474

      Revenues. The overall increase in revenues from continuing operations in 2006 compared to 2005 is principally the result of an increase from June 30, 2005 of 343,800 high-speed Internet customers, 194,300 digital video customers and 189,800 telephone customers, as well as price increases for video and high-speed Internet services, and is offset partially by a decrease of 41,400 analog video customers. Our goal is to increase revenues by improving customer service, which we believe will stabilize our analog video customer base, implementing price increases on certain services and packages and increasing the number of customers who purchase high-speed Internet services, digital video and advanced products and services such as telephone, VOD, high definition television and digital video recorder service.
      Average monthly revenue per analog video customer increased to $79.73 for the six months ended June 30, 2006 from $72.47 for the six months ended June 30, 2005 primarily as a result of incremental revenues from advanced services and price increases. Average monthly revenue per analog video customer represents total revenue for the six months ended during the respective period, divided by six, divided by the average number of analog video customers during the respective period.
      Revenues by service offering were as follows (dollars in millions):

	Six Months Ended June 30,

	2006		2005
					2006 over 2005
		% of		% of
	Revenues	Revenues	Revenues	Revenues	Change	% Change

Video	$1,684	62%	$1,623	66%	$61	4%
High-speed Internet	506	19%	425	17%	81	19%
Telephone	49	2%	14	1%	35	250%
Advertising sales	147	5%	135	5%	12	9%
Commercial	149	6%	128	5%	21	16%
Other	168	6%	156	6%	12	8%

	$2,703	100%	$2,481	100%	$222	9%

      Video revenues consist primarily of revenues from analog and digital video services provided to our non-commercial customers. Approximately $58 million of the increase was the result of price increases and incremental video revenues from existing customers and approximately $24 million was the result of an increase in digital video customers. The increases were offset by decreases of approximately $21 million related to a decrease in analog video customers.
      Approximately $73 million of the increase in revenues from high-speed Internet services provided to our non-commercial customers related to the increase in the average number of customers receiving high-speed Internet services, whereas approximately $8 million related to the increase in average price of the service.
      Revenues from telephone services increased primarily as a result of an increase of 189,800 telephone customers in 2006.
      Advertising sales revenues consist primarily of revenues from commercial advertising customers, programmers and other vendors. Advertising sales revenues increased primarily as a result of an increase in local advertising sales and a one-time ad buy by a programmer. For the six months ended June 30, 2006 and 2005, we received $10 million and $6 million, respectively, in advertising sales revenues from programmers.
      Commercial revenues consist primarily of revenues from video and high-speed Internet services provided to our commercial customers. Commercial revenues increased primarily as a result of an increase in commercial high-speed Internet revenues.
      Other revenues consist of revenues from franchise fees, equipment rental, customer installations, home shopping, dial-up Internet service, late payment fees, wire maintenance fees and other miscellaneous revenues. For the six months ended June 30, 2006 and 2005, franchise fees represented approximately 53% of total other revenues. The increase in other revenues was primarily the result of an increase in franchise fees of $5 million, installation revenue of $3 million and wire maintenance fees of $4 million.

      Operating expenses. Programming costs represented 62% and 63% of operating expenses for the six months ended June 30, 2006 and 2005, respectively. Key expense components as a percentage of revenues were as follows (dollars in millions):

	Six Months Ended June 30,

	2006		2005
					2006 over 2005
		% of		% of
	Expenses	Revenues	Expenses	Revenues	Change	% Change

Programming	$755	28%	$678	27%	$77	11%
Service	408	15%	356	15%	52	15%
Advertising sales	52	2%	47	2%	5	11%

	$1,215	45%	$1,081	44%	$134	12%

      Programming costs consist primarily of costs paid to programmers for analog, premium, digital channels, VOD and pay-per-view programming. The increase in programming costs was primarily a result of rate increases and increases in digital video customers. Programming costs were offset by the amortization of payments received from programmers in support of launches of new channels of $8 million and $17 million for the six months ended June 30, 2006 and 2005, respectively.
      Our cable programming costs have increased in every year we have operated in excess of customary inflationary and cost-of-living increases. We expect them to continue to increase due to a variety of factors, including annual increases imposed by programmers and additional programming being provided to customers as a result of system rebuilds and bandwidth reallocation, both of which increase channel capacity. In 2006, programming costs have increased and we expect will continue to increase at a higher rate than in 2005. These costs will be determined in part on the outcome of programming negotiations in 2006 and may be subject to offsetting events. Our increasing programming costs have resulted in declining operating margins on our video services because we have been unable to pass on all cost increases to our customers. We expect to partially offset the resulting margin compression on our traditional video services with revenue from advanced video services, increased telephone revenues, high-speed Internet revenues, advertising revenues and commercial service revenues.
      Service costs consist primarily of service personnel salaries and benefits, franchise fees, system utilities, costs of providing high-speed Internet service and telephone service, maintenance and pole rent expense. The increase in service costs resulted primarily from increased costs of providing high-speed Internet and telephone service of $16 million, an increase in service personnel salaries and benefits of $14 million, higher fuel and utility prices of $8 million, increased labor and maintenance costs to support improved service levels and our advanced products of $7 million and franchise fees of $5 million. Advertising sales expenses consist of costs related to traditional advertising services provided to advertising customers, including salaries, benefits and commissions. Advertising sales expenses increased primarily as a result of increased salary, benefit and commission costs.
      Selling, general and administrative expenses. Key components of expense as a percentage of revenues were as follows (dollars in millions):

	Six Months Ended June 30,

	2006		2005
					2006 over 2005
		% of		% of
	Expenses	Revenues	Expenses	Revenues	Change	% Change

General and administrative	$471	17%	$418	17%	$53	13%
Marketing	80	3%	65	2%	15	23%

	$551	20%	$483	19%	$68	14%

      General and administrative expenses consist primarily of salaries and benefits, rent expense, billing costs, customer care center costs, internal network costs, bad debt expense and property taxes. The increase in general and administrative expenses resulted primarily from a rise in salaries and benefits of

$34 million, increases in billing costs of $7 million, computer maintenance of $5 million, bad debt expense of $5 million, telephone expense of $4 million, contractor labor of $3 million and property and casualty insurance of $2 million partially offset by decreases in consulting services of $8 million.
      Marketing expenses increased as a result of increased spending in targeted marketing campaigns consistent with management’s strategy to increase revenues.
      Depreciation and amortization. Depreciation and amortization expense decreased by $40 million for the six months ended June 30, 2006 compared to the six months ended June 30, 2005. The decrease in depreciation was primarily the result of assets becoming fully depreciated.
      Asset impairment charges. Asset impairment charges for the six months ended June 30, 2006 and 2005 represent the write-down of assets related to cable asset sales to fair value less costs to sell. See Note 3 to the condensed consolidated financial statements.
      Other operating expenses, net. Other operating expenses, net increased $4 million as a result of an $8 million increase in special charges primarily related to severance associated with closing call centers and divisional restructuring and a $4 million decrease related to losses on sales of assets.
      Interest expense, net. Net interest expense increased by $72 million, or 8%, for the six months ended June 30, 2006 compared to the six months ended June 30, 2005. The increase in net interest expense was a result of an increase in our average borrowing rate from 8.89% in the six months ended June 30, 2005 to 9.42% in the six months ended June 30, 2006 and an increase of $204 million in average debt outstanding from $19.4 billion for the six months ended June 30, 2005 compared to $19.6 billion for the six months ended June 30, 2006.
      Other income (expenses), net. Other income decreased $59 million from other income of $49 million for the six months ended June 30, 2005 to other expense of $10 million for the six months ended June 30, 2006 primarily as a result of a $35 million decrease in the gain (loss) on extinguishment of debt from an $8 million gain for the six months ended June 30, 2005 to a loss of $27 million for the six months ended June 30, 2006. See Note 6 to the condensed consolidated financial statements included in this Exchange Offer Prospectus. Other income also decreased as a result of a $15 million decrease in net gains on derivative instruments and hedging activities as a result of decreases in gains on interest rate agreements that do not qualify for hedge accounting under Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities. In addition, the six months ended June 30, 2005 included a $20 million gain on investments for the six months ended June 30, 2005 recognized as a result of a gain realized on an exchange of our interest in an equity investee for an investment in a larger enterprise. Other income also includes the 2% accretion of the preferred membership interests in our indirect subsidiary, CC VIII, and the pro rata share of the profits and losses of CC VIII.
      Income tax expense. Income tax expense was recognized through increases in deferred tax liabilities related to our investment in Charter Holdco, as well as through current federal and state income tax expense and increases in the deferred tax liabilities of certain of our indirect corporate subsidiaries. Income tax expense was offset by deferred tax benefits of $21 million and $6 million related to asset impairment charges recorded in the six months ended June 30, 2006 and 2005, respectively.
      Income from discontinued operations, net of tax. Income from discontinued operations, net of tax increased from $29 million for the six months ended June 30, 2005 to $34 million for the six months ended June 30, 2006 primarily due to a decrease in depreciation for the six months ended June 30, 2006 as we ceased recognizing depreciation on the West Virginia and Virginia cable systems when we classified them as assets held for sale in the first quarter of 2006.
      Net loss. Net loss increased by $134 million, or 19%, for the six months ended June 30, 2006 compared to the six months ended June 30, 2005 as a result of the factors described above.
      Preferred stock dividends. On August 31, 2001, Charter issued 505,664 shares (and on February 28, 2003 issued an additional 39,595 shares) of Series A Convertible Redeemable Preferred Stock in

connection with the Cable USA acquisition, on which Charter pays or accrues a quarterly cumulative cash dividend at an annual rate of 5.75% if paid or 7.75% if accrued on a liquidation preference of $100 per share. Beginning January 1, 2005, Charter accrues the dividend on its Series A Convertible Redeemable Preferred Stock. In November 2005, we repurchased 508,546 shares of our Series A Convertible Redeemable Preferred Stock. Following the repurchase, 36,713 shares of preferred stock remain outstanding.
      Loss per common share. Loss per common share increased by $0.31, or 13%, for the six months ended June 30, 2006 compared to the six months ended June 30, 2005 as a result of the factors described above.

Year Ended December 31, 2005, December 31, 2004 and December 31, 2003
      The following table sets forth the percentage of revenues that items in the accompanying consolidated statements of operations constitute for the indicated periods (dollars in millions).

	Year Ended December 31,

	2005		2004		2003

Revenues	$5,033	100%	$4,760	100%	$4,616	100%

Costs and Expenses:
Operating (excluding depreciation and amortization)	2,203	44%	1,994	42%	1,873	41%
Selling, general and administrative	1,012	20%	965	20%	909	20%
Depreciation and amortization	1,443	29%	1,433	30%	1,396	30%
Impairment of franchises	—	—	2,297	48%	—	—
Asset impairment charges	39	1%	—	—	—	—
Other operating (income) expenses, net	32	—	13	—	(46)	(1)%

	4,729	94%	6,702	140%	4,132	90%

Operating income (loss) from continuing operations	304	6%	(1,942)	(40)%	484	10%
Interest expense, net	(1,789)		(1,670)		(1,557)
Gain (loss) on extinguishment of debt and preferred stock	521		(31)		267
Other income, net	73		68		443

Loss from continuing operations before income taxes and cumulative effect of accounting change	(891)		(3,575)		(363)
Income tax benefit (expense)	(112)		134		122

Loss from continuing operations before cumulative effect of accounting change	(1,003)		(3,441)		(241)
Income (loss) from discontinued operations, net of tax	36		(135)		3

Loss before cumulative effect of accounting change	(967)		(3,576)		(238)
Cumulative effect of accounting change, net of tax	—		(765)		—

Net loss	(967)		(4,341)		(238)
Dividends on preferred stock — redeemable	(3)		(4)		(4)

Net loss applicable to common stock	$(970)		$(4,345)		$(242)

Loss per common share, basic and diluted:
Loss from continuing operations	$(3.24)		$(11.47)		$(0.83)

Net loss	$(3.13)		$(14.47)		$(0.82)

Weighted average common shares outstanding	310,159,047		300,291,877		294,597,519

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004
      Revenues. The overall increase in revenues in 2005 compared to 2004 is principally the result of an increase from December 31, 2004 of 306,000 and 124,600 high-speed Internet customers and digital video customers, respectively, as well as price increases for video and high-speed Internet services, and is offset partially by a decrease of 79,100 analog video customers and $12 million of credits issued to hurricane Katrina and Rita impacted customers related to service outages. We have restored service to our impacted customers. Included in the reduction in analog video customers and reducing the increase in digital video and high-speed Internet customers are 26,800 analog video customers, 12,000 digital video customers and 600 high-speed Internet customers sold in the cable system sales in Texas and West Virginia, which closed in July 2005. The cable system sales to Atlantic Broadband Finance, LLC, which closed in March and April 2004 and the cable system sales in Texas and West Virginia, which closed in July 2005 (collectively referred to in this section as the “Systems Sales”) reduced the increase in revenues by approximately $30 million.
      Average monthly revenue per analog video customer increased from $67.37 for the year ended December 31, 2004 to $73.73 for the year ended December 31, 2005 primarily as a result of price increases and incremental revenues from advanced services. Average monthly revenue per analog video customer represents total annual revenue, divided by twelve, divided by the average number of analog video customers during the respective period.
      Revenues by service offering were as follows (dollars in millions):

	Year Ended December 31,

	2005		2004		2005 over 2004

	Revenues	% of Revenues	Revenues	% of Revenues	Change	% Change

Video	$3,248	65%	$3,217	68%	$31	1%
High-speed Internet	875	17%	712	15%	163	23%
Telephone	36	1%	18	—	18	100%
Advertising sales	284	6%	279	6%	5	2%
Commercial	266	5%	227	5%	39	17%
Other	324	6%	307	6%	17	6%

	$5,033	100%	$4,760	100%	$273	6%

      Video revenues consist primarily of revenues from analog and digital video services provided to our non-commercial customers. Approximately $119 million of the increase in video revenues was the result of price increases and incremental video revenues from existing customers and approximately $18 million was the result of an increase in digital video customers. The increases were offset by decreases of approximately $76 million related to a decrease in analog video customers, approximately $21 million resulting from the System Sales and approximately $9 million of credits issued to hurricanes Katrina and Rita impacted customers related to service outages.
      Approximately $135 million of the increase in revenues from high-speed Internet services provided to our non-commercial customers related to the increase in the average number of customers receiving high-speed Internet services, whereas approximately $34 million related to the increase in average price of the service. The increase was offset by approximately $3 million of credits issued to hurricanes Katrina and Rita impacted customers related to service outages and $3 million resulting from the System Sales.
      Revenues from telephone services increased primarily as a result of an increase of 76,100 telephone customers in 2005.
      Advertising sales revenues consist primarily of revenues from commercial advertising customers, programmers and other vendors. Advertising sales revenues increased primarily as a result of an increase in local advertising sales and offset by a decline in national advertising sales. In addition, the increase was offset by a decrease of $1 million as a result of the System Sales. For the years ended December 31, 2005 and 2004, we received $15 million and $16 million, respectively, in advertising sales revenues from programmers.
      Commercial revenues consist primarily of revenues from cable video and high-speed Internet services provided to our commercial customers. Commercial revenues increased primarily as a result of an increase in commercial high-speed Internet revenues. The increase was reduced by approximately $3 million as a result of the System Sales.
      Other revenues consist of revenues from franchise fees, equipment rental, customer installations, home shopping, dial-up Internet service, late payment fees, wire maintenance fees and other miscellaneous revenues. For the years ended December 31, 2005 and 2004, franchise fees represented approximately 54% and 52%, respectively, of total other revenues. The increase in other revenues was primarily the result of an increase in franchise fees of $14 million and installation revenue of $8 million offset by a decrease of $2 million in equipment rental and $2 million in processing fees. In addition, other revenues were offset by approximately $2 million as a result of the System Sales.
      Operating expenses. The overall increase in operating expenses was reduced by approximately $12 million as a result of the System Sales. Programming costs were $1.4 billion and $1.3 billion, representing 62% and 63% of total operating expenses for the years ended December 31, 2005 and 2004, respectively. Key expense components as a percentage of revenues were as follows (dollars in millions):

	Year Ended December 31,

	2005		2004		2005 over 2004

		% of		% of		%
	Expenses	Revenues	Expenses	Revenues	Change	Change

Programming	$1,359	27%	$1,264	27%	$95	8%
Service	748	15%	638	13%	110	17%
Advertising sales	96	2%	92	2%	4	4%

	$2,203	44%	$1,994	42%	$209	10%

      Programming costs consist primarily of costs paid to programmers for analog, premium, digital channels and pay-per-view programming. The increase in programming was a result of price increases, particularly in sports programming, partially offset by a decrease in analog video customers. Additionally, the increase in programming costs was reduced by $9 million as a result of the Systems Sales. Programming costs were offset by the amortization of payments received from programmers in support of launches of new channels of $40 million and $59 million for the year ended December 31, 2005 and 2004, respectively. Programming costs for the year ended December 31, 2004 also include a $5 million reduction related to the settlement of a dispute with TechTV, Inc., a related party. See Note 25 to the accompanying consolidated financial statements included in this Exchange Offer Prospectus.
      Service costs consist primarily of service personnel salaries and benefits, franchise fees, system utilities, cost of providing high-speed Internet and telephone service, maintenance and pole rental expense. The increase in service costs resulted primarily from increased labor and maintenance costs to support improved service levels and our advanced products, increased costs of providing high-speed Internet and telephone service as a result of the increase in these customers and higher fuel prices. The increase in service costs was reduced by $3 million as a result of the System Sales. Advertising sales expenses consist of costs related to traditional advertising services provided to advertising customers, including salaries, benefits and commissions. Advertising sales expenses increased primarily as a result of increased salary, benefit and commission costs.

      Selling, general and administrative expenses. The overall increase in selling, general and administrative expenses was reduced by $4 million as a result of the System Sales. Key components of expense as a percentage of revenues were as follows (dollars in millions):

	Year Ended December 31,

	2005		2004		2005 over 2004

		% of		% of		%
	Expenses	Revenues	Expenses	Revenues	Change	Change

General and administrative	$870	17%	$846	18%	$24	3%
Marketing	142	3%	119	2%	23	19%

	$1,012	20%	$965	20%	$47	5%

      General and administrative expenses consist primarily of salaries and benefits, rent expense, billing costs, call center costs, internal network costs, bad debt expense and property taxes. The increase in general and administrative expenses resulted primarily from increases in salaries and benefits of $24 million and professional fees associated with consulting services of $18 million both related to investments to improve service levels in our customer care centers as well as an increase of $13 million in legal and other professional fees offset by decreases in bad debt expense of $16 million related to a reduction in the use of discounted pricing, property taxes of $5 million, property and casualty insurance of $6 million and the System Sales of $4 million.
      Marketing expenses increased as a result of an increased investment in targeted marketing campaigns.
      Depreciation and amortization. Depreciation and amortization expense increased by $10 million in 2005. The increase in depreciation is related to an increase in capital expenditures, which was partially offset by lower depreciation as the result of the Systems Sales and certain assets becoming fully depreciated.
      Impairment of franchises. We performed an impairment assessment during the third quarter of 2004. The use of lower projected growth rates and the resulting revised estimates of future cash flows in our valuation, primarily as a result of increased competition, led to the recognition of a $2.3 billion impairment charge for the year ended December 31, 2004. Our annual assessment in 2005 did not result in an impairment.
      Asset impairment charges. Asset impairment charges for the year ended December 31, 2005 represent the write-down of assets related to cable asset sales to fair value less costs to sell. See Note 4 to the accompanying consolidated financial statements included in this Exchange Offer Prospectus.
      Other operating (income) expenses, net. Other operating expenses increased $19 million primarily as a result of a $19 million hurricane asset retirement loss recorded in 2005 associated with the write-off of the net book value of assets destroyed by hurricanes Katrina and Rita. This was coupled with a decrease in gain on sale of assets of $92 million primarily as a result of the gain realized on the sale of systems to Atlantic Broadband Finance, LLC which closed in 2004. This was offset by a decrease in special charges of $97 million primarily as a result of a decrease in severance and related costs of our management reduction and realignment in 2004, litigation costs and costs incurred as part of a settlement of the consolidated federal class actions, state derivative actions and federal derivative actions.
      Interest expense, net. Net interest expense increased by $119 million, or 7%, for the year ended December 31, 2005 compared to the year ended December 31, 2004. The increase in net interest expense was a result of an increase in our average borrowing rate from 8.66% in the year ended December 31, 2004 to 9.04% in the year ended December 31, 2005 and an increase of $612 million in average debt outstanding from $18.6 billion in 2004 to $19.2 billion in 2005 combined with approximately $11 million of liquidated damages on our 5.875% convertible senior notes. The increase was offset partially by $29 million in gains related to embedded derivatives in Charter’s 5.875% convertible senior notes. See Note 16 to the accompanying consolidated financial statements included in this Exchange Offer Prospectus.

      Gain (loss) on extinguishment of debt and preferred stock. Gain on extinguishment of debt and preferred stock for the year ended December 31, 2005 represents $490 million related to the exchange of approximately $6.8 billion total principal amount of outstanding debt securities of Charter Holdings for new CCH I and CIH debt securities, approximately $10 million related to the issuance of Charter Operating notes in exchange for Charter Holdings notes, approximately $3 million related to the repurchase of $136 million principal amount of our 4.75% convertible senior notes due 2006 and $23 million of gain realized on the repurchase of 508,546 shares of Series A convertible redeemable preferred stock. These gains were offset by approximately $5 million of losses related to the redemption of our subsidiary’s CC V Holdings, LLC 11.875% notes due 2008. See Note 9 to the accompanying consolidated financial statements included in this Exchange Offer Prospectus. Loss on extinguishment of debt for the year ended December 31, 2004 represents the write-off of deferred financing fees and third party costs related to the Charter Communications Operating refinancing in April 2004 and the redemption of our 5.75% convertible senior notes due 2005 in December 2004.
      Other income, net. Other income increased $5 million primarily as a result of a gain realized on an exchange of our interest in an equity investee for an investment in a larger enterprise which did not occur in 2004 partially offset by a decrease in gains on derivative instruments and hedging activities as a result of decreases in gains on interest rate agreements that do not qualify for hedge accounting under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Other income in 2004 included a loss on debt to equity conversions which represents the loss recognized from privately negotiated exchanges of a total of $30 million principal amount of Charter’s 5.75% convertible senior notes held by two unrelated parties for shares of Charter Class A common stock. Other income also includes the 2% accretion of the preferred membership interests in our indirect subsidiary, CC VIII, and the pro rate share of the profits and losses of CC VIII.
      Income tax benefit (expense). Income tax expense for the year ended December 31, 2005 was recognized through increases in deferred tax liabilities related to our investment in Charter Holdco, as well as through current federal and state income tax expense and increases in the deferred tax liabilities of certain of our indirect corporate subsidiaries. Income tax benefit for the year ended December 31, 2004 was realized as a result of decreases in certain deferred tax liabilities related to our investment in Charter Holdco as well as decreases in the deferred tax liabilities of certain of our indirect corporate subsidiaries, attributable to the write-down of franchise assets for financial statement purposes and not for tax purposes. We do not expect to recognize a similar benefit associated with the impairment of franchises in future periods. However, the actual tax provision calculations in future periods will be the result of current and future temporary differences, as well as future operating results.
      Income (loss) from discontinued operations, net of tax. Loss from discontinued operations, net of tax decreased from $135 million for the year ended December 31, 2004 to income from discontinued operations, net of tax of $36 million for the year ended December 31, 2005 primarily due to the impairment of franchises recognized in 2004 described above.
      Cumulative effect of accounting change, net of tax. Cumulative effect of accounting change of $765 million (net of minority interest effects of $19 million and tax effects of $91 million) in 2004 represents the impairment charge recorded as a result of our adoption of Topic D-108.
      Net loss. Net loss decreased by $3.4 billion in 2005 compared to 2004 as a result of the factors described above. The impact to net loss in 2005 of the asset impairment charges, extinguishment of debt and preferred stock was to decrease net loss by approximately $482 million. The impact to net loss in 2004 of the impairment of franchises, cumulative effect of accounting change and the reduction in losses allocated to minority interest was to increase net loss by approximately $3.7 billion.
      Preferred stock dividends. On August 31, 2001, Charter issued 505,664 shares (and on February 28, 2003 issued an additional 39,595 shares) of Series A Convertible Redeemable Preferred Stock in connection with the Cable USA acquisition, on which Charter pays or accrues a quarterly cumulative cash dividend at an annual rate of 5.75% if paid or 7.75% if accrued on a liquidation preference of $100 per share. Beginning January 1, 2005, Charter accrued the dividend on its Series A Convertible Redeemable

Preferred Stock. In November 2005, we repurchased 508,546 shares of our Series A Convertible Redeemable Preferred Stock. Following the repurchase, 36,713 shares or preferred stock remain outstanding. In addition, the Certificate of Designation governing the Series A Convertible Redeemable Preferred Stock was amended to (i) delete the dividend rights of the remaining shares outstanding and (ii) increase the liquidation preference and redemption price from $100 to $105.4063 per share, which amount shall further increase at the rate of 7.75% per annum, compounded quarterly, from September 30, 2005.
      Loss per common share. The loss per common share decreased by $11.34, or 78%, as a result of the factors described above.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003
      Revenues. The overall increase in revenues in 2004 compared to 2003 is principally the result of an increase of 311,600 from December 31, 2003 and 2,300 high-speed Internet customers and digital video customers, respectively, as well as price increases for video and high-speed Internet services, and is offset partially by a decrease of 425,300 analog video customers. Included in the reduction in analog video customers and reducing the increase in digital video and high-speed Internet customers are 230,800 analog video customers, 83,300 digital video customers and 37,800 high-speed Internet customers sold in the cable system sales to Atlantic Broadband Finance, LLC, which closed in March and April 2004 (collectively, with the cable system sale to WaveDivision Holdings, LLC in October 2003, referred to in this section as the “Systems Sales”). The Systems Sales reduced the increase in revenues by $161 million.
      Average monthly revenue per analog video customer increased from $61.84 for the year ended December 31, 2003 to $67.37 for the year ended December 31, 2004 primarily as a result of price increases and incremental revenues from advanced services. Average monthly revenue per analog video customer represents total annual revenue, divided by twelve, divided by the average number of analog video customers during the respective period.
      Revenues by service offering were as follows (dollars in millions):

	Year Ended December 31,

	2004		2003		2004 over 2003

		% of		% of		%
	Revenues	Revenues	Revenues	Revenues	Change	Change

Video	$3,217	68%	$3,306	72%	$(89)	(3)%
High-speed Internet	712	15%	535	12%	177	33%
Telephone	18	—	14	—	4	29%
Advertising sales	279	6%	254	5%	25	10%
Commercial	227	5%	196	4%	31	16%
Other	307	6%	311	7%	(4)	(1)%

	$4,760	100%	$4,616	100%	$144	3%

      Video revenues consist primarily of revenues from analog and digital video services provided to our non-commercial customers. Approximately $116 million of the decrease in video revenues was the result of the Systems Sales and approximately an additional $58 million related to a decline in analog video customers. These decreases were offset by increases of approximately $59 million resulting from price increases and incremental video revenues from existing customers and approximately $26 million resulting from an increase in digital video customers.
      Approximately $159 million of the increase in revenues from high-speed Internet services provided to our non-commercial customers related to the increase in the average number of customers receiving high-speed Internet services, whereas approximately $31 million related to the increase in average price of the service. The increase in high-speed Internet revenues was reduced by approximately $13 million as a result of the Systems Sales.
      Revenues from telephone services increased primarily as a result of an increase of 20,500 telephone customers.
      Advertising sales revenues consist primarily of revenues from commercial advertising customers, programmers and other vendors. Advertising sales revenues increased primarily as a result of an increase in national advertising campaigns and election related advertising. The increase was offset by a decrease of $7 million as a result of the System Sales. For the years ended December 31, 2004 and 2003, we received $16 million and $15 million, respectively, in advertising revenue from programmers.
      Commercial revenues consist primarily of revenues from cable video and high-speed Internet services to our commercial customers. Commercial revenues increased primarily as a result of an increase in commercial high-speed Internet revenues. The increase was reduced by approximately $14 million as a result of the Systems Sales.
      Other revenues consist of revenues from franchise fees, equipment rental, customer installations, home shopping, dial-up Internet service, late payment fees, wire maintenance fees and other miscellaneous revenues. For the year ended December 31, 2004 and 2003, franchise fees represented approximately 52% and 50%, respectively, of total other revenues. Approximately $11 million of the decrease in other revenues was the result of the Systems Sales offset by an increase in home shopping and infomercial revenue.
      Operating expenses. The overall increase in operating expenses was reduced by approximately $59 million as a result of the System Sales. Programming costs were $1.3 billion and $1.2 billion, representing 63% and 64% of total operating expenses for the years ended December 31, 2004 and 2003, respectively. Key expense components as a percentage of revenues were as follows (dollars in millions):

	Year Ended December 31,

	2004		2003		2004 over 2003

		% of		% of		%
	Expenses	Revenues	Expenses	Revenues	Change	Change

Programming	$1,264	27%	$1,195	26%	$69	6%
Service	638	13%	595	13%	43	7%
Advertising sales	92	2%	83	2%	9	11%

	$1,994	42%	$1,873	41%	$121	6%

      Programming costs consist primarily of costs paid to programmers for analog, premium and digital channels and pay-per-view programming. The increase in programming costs was a result of price increases, particularly in sports programming, an increased number of channels carried on our systems, and an increase in digital video customers, partially offset by a decrease in analog video customers. Additionally, the increase in programming costs was reduced by $42 million as a result of the Systems Sales. Programming costs were offset by the amortization of payments received from programmers in support of launches of new channels of $59 million and $63 million for the year ended December 31, 2004 and 2003, respectively. Programming costs for the year ended December 31, 2004 also include a $5 million reduction related to the settlement of a dispute with TechTV, Inc., a related party. See Note 25 to the accompanying consolidated financial statements included in this Exchange Offer Prospectus.
      Service costs consist primarily of service personnel salaries and benefits, franchise fees, system utilities, Internet service provider fees, maintenance and pole rental expense. The increase in service costs resulted primarily from additional activity associated with ongoing infrastructure maintenance. The increase in service costs was reduced by $15 million as a result of the System Sales. Advertising sales expenses consist of costs related to traditional advertising services provided to advertising customers, including salaries, benefits and commissions. Advertising sales expenses increased primarily as a result of increased salary, benefit and commission costs. The increase in advertising sales expenses was reduced by $2 million as a result of the System Sales.
      Selling, general and administrative expenses. The overall increase in selling, general and administrative expenses was reduced by $22 million as a result of the System Sales. Key components of expense as a percentage of revenues were as follows (dollars in millions):

	Year Ended December 31,

	2004		2003		2004 over 2003

		% of		% of		%
	Expenses	Revenues	Expenses	Revenues	Change	Change

General and administrative	$846	17%	$806	18%	$40	5%
Marketing	119	3%	103	2%	16	16%

	$965	20%	$909	20%	$56	6%

      General and administrative expenses consist primarily of salaries and benefits, rent expense, billing costs, call center costs, internal network costs, bad debt expense and property taxes. The increase in general and administrative expenses resulted primarily from increases in costs associated with our commercial business of $21 million, third party call center costs resulting from increased emphasis on customer service of $10 million, bad debt expense of $9 million and costs associated with salaries and benefits of $11 million offset by decreases in and rent expense of $3 million.
      Marketing expenses increased as a result of an increased investment in marketing and branding campaigns.
      Depreciation and amortization. Depreciation and amortization expense increased by $37 million, or 3%. The increase in depreciation related to an increase in capital expenditures, which was partially offset by lower depreciation as the result of the Systems Sales.
      Impairment of franchises. We performed an impairment assessment during the third quarter of 2004. The use of lower projected growth rates and the resulting revised estimates of future cash flows in our valuation, primarily as a result of increased competition, led to the recognition of a $2.3 billion impairment charge for the year ended December 31, 2004.
      Other operating (income) expenses, net. Other operating income decreased $59 million primarily as a result of an increase in special charges of $83 million related to severance and related costs of our management reduction and realignment in 2004, litigation costs and costs incurred as part of a settlement of the consolidated federal class actions, state derivative actions and federal derivative actions. This was coupled with a decrease of $67 million in the settlement of estimated liabilities recorded in connection with prior business combinations, which based on current facts and circumstances, are no longer required. This was offset by an increase of $91 million in gain on sale of assets as a result of the gain realized on the sale of systems to Atlantic Broadband Finance, LLC which closed in 2004.
      Interest expense, net. Net interest expense increased by $113 million, or 7%, for the year ended December 31, 2004 compared to the year ended December 31, 2003. The increase in net interest expense was a result of an increase in our average borrowing rate from 7.99% in the year ended December 31, 2003 to 8.66% in the year ended December 31, 2004 partially offset by a decrease of $306 million in average debt outstanding from $18.9 billion in 2003 to $18.6 billion in 2004.
      Gain (loss) on extinguishment of debt. Loss on extinguishment of debt for the year ended December 31, 2004 represents the write-off of deferred financing fees and third party costs related to the Charter Communications Operating refinancing in April 2004 and the redemption of our 5.75% convertible senior notes due 2005 in December 2004. Gain on extinguishment of debt for the year ended December 31, 2003 represents the gain realized on the purchase of an aggregate $609 million principal amount of our outstanding convertible senior notes and $1.3 billion principal amount of Charter Holdings’ senior notes and senior discount notes in consideration for an aggregate of $1.6 billion principal amount of

10.25% notes due 2010 issued by our indirect subsidiary, CCH II. The gain is net of the write-off of deferred financing costs associated with the retired debt of $27 million.
      Other income, net. Other income decreased $358 million primarily as a result of a decrease in minority interest. Reported losses allocated to minority interest on the statement of operations are limited to the extent of any remaining minority interest on the balance sheet related to Charter Holdco. Because minority interest in Charter Holdco was substantially eliminated at December 31, 2003, beginning in the first quarter of 2004, Charter began to absorb substantially all future losses before income taxes that otherwise would have been allocated to minority interest. For the year ended December 31, 2003, 53.5% of our losses were allocated to minority interest. As a result of negative equity at Charter Holdco during the year ended December 31, 2004, no additional losses were allocated to minority interest, resulting in an additional $2.4 billion of net losses. Under our existing capital structure, future losses will be substantially absorbed by Charter. This was coupled with an increase in net gains on derivative instruments and hedging activities as a result of increases in gains on interest rate agreements that do not qualify for hedge accounting under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Other income in 2004 included a loss on debt to equity conversions which represents the loss recognized from privately negotiated exchanges of a total of $30 million principal amount of Charter’s 5.75% convertible senior notes held by two unrelated parties for shares of Charter Class A common stock. Other income also includes the 2% accretion of the preferred membership interests in our indirect subsidiary, CC VIII, and the pro rata share of the profits and losses of CC VIII.
      Income tax benefit. Income tax benefits were realized for the years ended December 31, 2004 and 2003 as a result of decreases in certain deferred tax liabilities related to our investment in Charter Holdco as well as decreases in the deferred tax liabilities of certain of our indirect corporate subsidiaries.
      The income tax benefit recognized in the year ended December 31, 2004 was directly related to the impairment of franchises as discussed above because the deferred tax liabilities decreased as a result of the write-down of franchise assets for financial statement purposes and not for tax purposes. We do not expect to recognize a similar benefit associated with the impairment of franchises in future periods. However, the actual tax provision calculations in future periods will be the result of current and future temporary differences, as well as future operating results.
      The income tax benefit recognized in the year ended December 31, 2003 was directly related to the tax losses allocated to Charter from Charter Holdco. In the second quarter of 2003, Charter started receiving tax loss allocations from Charter Holdco. Previously, the tax losses had been allocated to Vulcan Cable III Inc. and CII in accordance with the Special Loss Allocations provided under the Charter Holdco limited liability company agreement. We do not expect to recognize a similar benefit related to our investment in Charter Holdco after 2003 related to tax loss allocations received from Charter Holdco, due to limitations associated with our ability to offset future tax benefits against the remaining deferred tax liabilities. However, the actual tax provision calculations in future periods will be the result of current and future temporary differences, as well as future operating results.
      Income (loss) from discontinued operations, net of tax. Income from discontinued operations, net of tax decreased from $3 million for the year ended December 31, 2003 to loss from discontinued operations, net of tax of $135 million for the year ended December 31, 2005 primarily due to the impairment of franchises recognized in 2004 described above.
      Cumulative effect of accounting change, net of tax. Cumulative effect of accounting change of $765 million (net of minority interest effects of $19 million and tax effects of $91 million) in 2004 represents the impairment charge recorded as a result of our adoption of Topic D-108.
      Net loss. Net loss increased by $4.1 billion in 2004 compared to 2003 as a result of the factors described above. The impact to net loss in 2004 of the impairment of franchises, cumulative effect of accounting change and the reduction in losses allocated to minority interest was to increase net loss by approximately $3.7 billion. The impact to net loss in 2003 of the gain on the sale of systems, unfavorable contracts and settlements and gain on debt exchange, net of income tax impact, was to decrease net loss by $168 million.
      Preferred stock dividends. On August 31, 2001, in connection with the Cable USA acquisition, Charter issued 505,664 shares (and on February 28, 2003 issued an additional 39,595 shares) of Series A Convertible Redeemable Preferred Stock, on which it pays a quarterly cumulative cash dividend at an annual rate of 5.75% on a liquidation preference of $100 per share.
      Loss per common share. The loss per common share increased by $13.65 as a result of the factors described above.
Liquidity and Capital Resources

Introduction
      This section contains a discussion of our liquidity and capital resources, including a discussion of our cash position, sources and uses of cash, access to credit facilities and other financing sources, historical financing activities, cash needs, capital expenditures and outstanding debt.

Recent Financing Transactions
      In January 2006, CCH II, LLC (“CCH II”) and CCH II Capital Corp. issued $450 million in debt securities, the proceeds of which were provided, directly or indirectly, to Charter Communications Operating, LLC (“Charter Operating”), which used such funds to reduce borrowings, but not commitments, under the revolving portion of its credit facilities.
      In April 2006, Charter Operating completed a $6.85 billion refinancing of its credit facilities including a new $350 million revolving/term facility (which converts to a term loan no later than April 2007), a $5.0 billion term loan due in 2013 and certain amendments to the existing $1.5 billion revolving credit facility. In addition, the refinancing reduced margins on Eurodollar rate term loans to 2.625% from a weighted average of 3.15% previously and margins on base rate term loans to 1.625% from a weighted average of 2.15% previously. Concurrent with this refinancing, the CCO Holdings, LLC (“CCO Holdings”) bridge loan was terminated.
      We have a significant level of debt. Our long-term financing as of June 30, 2006 consists of $5.8 billion of credit facility debt, $13.2 billion accreted value of high-yield notes and $848 million accreted value of convertible senior notes. For the remainder of 2006, none of the Company’s debt matures, and in 2007 and 2008, $130 million and $50 million mature, respectively. In 2009 and beyond, significant additional amounts will become due under our remaining long-term debt obligations.
      Our business requires significant cash to fund debt service costs, capital expenditures and ongoing operations. We have historically funded these requirements through cash flows from operating activities, borrowings under our credit facilities, sales of assets, issuances of debt and equity securities and cash on hand. However, the mix of funding sources changes from period to period. For the six months ended June 30, 2006, we generated $205 million of net cash flows from operating activities after paying cash interest of $791 million. In addition, we used approximately $539 million for purchases of property, plant and equipment. Finally, we had net cash flows from financing activities of $383 million. We expect that our mix of sources of funds will continue to change in the future based on overall needs relative to our cash flow and on the availability of funds under our credit facilities, our access to the debt and equity markets, the timing of possible asset sales and our ability to generate cash flows from operating activities. We continue to explore asset dispositions as one of several possible actions that we could take in the future to improve our liquidity, but we do not presently believe unannounced future asset sales to be a significant source of liquidity.
      We expect that cash on hand, cash flows from operating activities, proceeds from sale of assets and the amounts available under our credit facilities will be adequate to meet our cash needs through 2007. We believe that cash flows from operating activities and amounts available under our credit facilities may not be sufficient to fund our operations and satisfy our interest and principal repayment obligations in 2008 and will not be sufficient to fund such needs in 2009 and beyond. See “Risk Factors — Risks Related to Our and Our Subsidiaries’ Significant Indebtedness — We may not generate (or, in general, have available to the applicable obligor) sufficient cash flow or access to additional external liquidity sources to fund our capital expenditures, ongoing operations and debt obligations, including our payment obligations under the Convertible Notes and the CCH II Notes, which could have a material adverse effect on you as holders of the Convertible Notes and the CCH II Notes.” We continue to work with our financial advisors in our approach to addressing liquidity, debt maturities and our overall balance sheet leverage.

Debt Covenants
      Our ability to operate depends upon, among other things, our continued access to capital, including credit under the Charter Operating credit facilities. The Charter Operating credit facilities, along with our indentures, contain certain restrictive covenants, some of which require us to maintain specified financial ratios and meet financial tests and to provide annual audited financial statements with an unqualified opinion from our independent auditors. As of June 30, 2006, we are in compliance with the covenants under our indentures and credit facilities, and we expect to remain in compliance with those covenants for the next twelve months. As of June 30, 2006, our potential availability under our credit facilities totaled approximately $900 million, none of which was limited by covenant restrictions. In the past, our actual availability under our credit facilities has been limited by covenant restrictions. There can be no assurance that our actual availability under our credit facilities will not be limited by covenant restrictions in the future. However, pro forma for the closing of the asset sales on July 1, 2006, and the related application of net proceeds to repay amounts outstanding under our revolving credit facility, potential availability under our credit facilities as of June 30, 2006 would have been approximately $1.7 billion, although actual availability would have been limited to $1.3 billion because of limits imposed by covenant restrictions. Continued access to our credit facilities is subject to our remaining in compliance with these covenants, including covenants tied to our operating performance. If any events of non-compliance occur, funding under the credit facilities may not be available and defaults on some or potentially all of our debt obligations could occur. An event of default under any of our debt instruments could result in the acceleration of our payment obligations under that debt and, under certain circumstances, in cross-defaults under our other debt obligations, which could have a material adverse effect on our consolidated financial condition and results of operations. See “Risk Factors — Risks Related to Our and Our Subsidiaries’ Significant Indebtedness — Charter Operating may not be able to access funds under its credit facilities if it fails to satisfy the covenant restrictions in its credit facilities, which could adversely affect our financial condition and our ability to conduct our business.”

Specific Limitations
      Our ability to make interest payments on our convertible senior notes, and, in 2009, to repay the outstanding principal of our convertible senior notes of $863 million will depend on our ability to raise additional capital and/or on receipt of payments or distributions from Charter Holdco and its subsidiaries. As of June 30, 2006, Charter Holdco was owed $3 million in intercompany loans from its subsidiaries, which were available to pay interest and principal on our convertible senior notes. In addition, Charter has $74 million of U.S. government securities pledged as security for the next three scheduled semi-annual interest payments on Charter’s 5.875% convertible senior notes.
      Distributions by Charter’s subsidiaries to a parent company (including Charter, Charter Holdco and CCHC, LLC) for payment of principal on parent company notes are restricted under the indentures governing the CIH notes, CCH I notes, CCH II notes, CCO Holdings notes and Charter Operating notes unless there is no default under the applicable indenture, each applicable subsidiary’s leverage ratio test is met at the time of such distribution and, in the case of our convertible senior notes, other specified tests are met. For the quarter ended June 30, 2006, there was no default under any of these indentures and each such subsidiary met its applicable leverage ratio tests based on June 30, 2006 financial results. Such distributions would be restricted, however, if any such subsidiary fails to meet these tests at such time. In the past, certain subsidiaries have from time to time failed to meet their leverage ratio test. There can be no assurance that they will satisfy these tests at the time of such distribution. Distributions by Charter Operating for payment of principal on parent company notes are further restricted by the covenants in the credit facilities.
      Distributions by CIH, CCH I, CCH II, CCO Holdings and Charter Operating to a parent company for payment of parent company interest are permitted if there is no default under the aforementioned indentures. However, distributions for payment of interest on our convertible senior notes are further limited to when each applicable subsidiary’s leverage ratio test is met and other specified tests are met. There can be no assurance that the subsidiary will satisfy these tests at the time of such distribution.
      The indentures governing the Charter Holdings notes permit Charter Holdings to make distributions to Charter Holdco for payment of interest or principal on the convertible senior notes, only if, after giving effect to the distribution, Charter Holdings can incur additional debt under the leverage ratio of 8.75 to 1.0, there is no default under Charter Holdings’ indentures and other specified tests are met. For the quarter ended June 30, 2006, there was no default under Charter Holdings’ indentures and Charter Holdings met its leverage ratio test based on June 30, 2006 financial results. Such distributions would be restricted, however, if Charter Holdings fails to meet these tests at such time. In the past, Charter Holdings has from time to time failed to meet this leverage ratio test. There can be no assurance that Charter Holdings will satisfy these tests at the time of such distribution. During periods in which distributions are restricted, the indentures governing the Charter Holdings notes permit Charter Holdings and its subsidiaries to make specified investments (that are not restricted payments) in Charter Holdco or Charter up to an amount determined by a formula, as long as there is no default under the indentures.
      Our significant amount of debt could negatively affect our ability to access additional capital in the future. Additionally, our ability to incur additional debt may be limited by the restrictive covenants in our indentures and credit facilities. No assurances can be given that we will not experience liquidity problems if we do not obtain sufficient additional financing on a timely basis as our debt becomes due or because of adverse market conditions, increased competition or other unfavorable events. If, at any time, additional capital or borrowing capacity is required beyond amounts internally generated or available under our credit facilities or through additional debt or equity financings, we would consider:

•	issuing equity that would significantly dilute existing shareholders;

•	issuing convertible debt or some other securities that may have structural or other priority over our existing notes and may also significantly dilute Charter’s existing shareholders;

•	further reducing our expenses and capital expenditures, which may impair our ability to increase revenue;

•	selling assets; or

•	requesting waivers or amendments with respect to our credit facilities, the availability and terms of which would be subject to market conditions.
      If the above strategies are not successful, we could be forced to restructure our obligations or seek protection under the bankruptcy laws. In addition, if we need to raise additional capital through the issuance of equity or find it necessary to engage in a recapitalization or other similar transaction, our shareholders could suffer significant dilution and our noteholders might not receive principal and interest payments to which they are contractually entitled.

Sale of Assets
      In July 2006, we closed the Cebridge Transaction and New Wave Transaction for net proceeds of approximately $896 million. We used the net proceeds from the asset sales to repay (but not reduce permanently) amounts outstanding under our revolving credit facility. The Orange Transaction is scheduled to close in the third quarter of 2006.

      In July 2005, we closed the sale of certain cable systems in Texas and West Virginia and closed the sale of an additional cable system in Nebraska in October 2005 for a total sales price of approximately $37 million, representing a total of approximately 33,000 customers.

Acquisition
      In January 2006, we closed the purchase of certain cable systems in Minnesota from Seren Innovations, Inc. We acquired approximately 17,500 analog video customers, 8,000 digital video customers, 13,200 high-speed Internet customers and 14,500 telephone customers for a total purchase price of approximately $42 million.

Summary of Outstanding Contractual Obligations
      The following table summarizes our payment obligations as of December 31, 2005 under our long-term debt and certain other contractual obligations and commitments (dollars in millions).

	Payments by Period

		Less than	1-3	3-5	More than
	Total	1 Year	Years	Years	5 Years

Contractual Obligations
Long-Term Debt Principal Payments(1)	$19,336	$50	$1,129	$5,781	$12,376
Long-Term Debt Interest Payments(2)	11,426	1,469	3,224	3,066	3,667
Payments on Interest Rate Instruments(3)	18	8	10	—	—
Capital and Operating Lease Obligations(1)	94	20	27	23	24
Programming Minimum Commitments(4)	1,253	342	678	233	—
Other(5)	301	146	70	42	43

Total	$32,428	$2,035	$5,138	$9,145	$16,110

(1)	The table presents maturities of long-term debt outstanding as of December 31, 2005. Refer to Notes 9 and 26 to our accompanying consolidated financial statements contained in “Item 8. Financial Statements and Supplementary Data” in our 2005 Annual Report on Form 10-K for a description of our long-term debt and other contractual obligations and commitments.

(2)	Interest payments on variable debt are estimated using amounts outstanding at December 31, 2005 and the average implied forward London Interbank Offering Rate (LIBOR) rates applicable for the quarter during the interest rate reset based on the yield curve in effect at December 31, 2005. Actual interest payments will differ based on actual LIBOR rates and actual amounts outstanding for applicable periods.

(3)	Represents amounts we will be required to pay under our interest rate hedge agreements estimated using the average implied forward LIBOR applicable rates for the quarter during the interest rate reset based on the yield curve in effect at December 31, 2005.

(4)	We pay programming fees under multi-year contracts ranging from three to ten years typically based on a flat fee per customer, which may be fixed for the term or may in some cases, escalate over the term. Programming costs included in the accompanying statement of operations were $1.4 billion, $1.3 billion and $1.2 billion for the years ended December 31, 2005, 2004 and 2003, respectively. Certain of our programming agreements are based on a flat fee per month or have guaranteed minimum payments. The table sets forth the aggregate guaranteed minimum commitments under our programming contracts.

(5)	“Other” represents other guaranteed minimum commitments, which consist primarily of commitments to our billing services vendors.

      The following items are not included in the contractual obligations table because the obligations are not fixed and/or determinable due to various factors discussed below. However, we incur these costs as part of our operations:

•	We also rent utility poles used in our operations. Generally, pole rentals are cancelable on short notice, but we anticipate that such rentals will recur. Rent expense incurred for pole rental attachments related to continuing operations for the years ended December 31, 2005, 2004 and 2003, was $44 million, $42 million and $38 million, respectively.

•	We pay franchise fees under multi-year franchise agreements based on a percentage of revenues earned from video service per year. We also pay other franchise related costs, such as public education grants under multi-year agreements. Franchise fees and other franchise-related costs related to continuing operations included in the accompanying statement of operations were $165 million, $159 million and $157 million for the years ended December 31, 2005, 2004 and 2003, respectively.

•	We also have $165 million in letters of credit, primarily to our various worker’s compensation, property casualty and general liability carriers as collateral for reimbursement of claims. These letters of credit reduce the amount we may borrow under our credit facilities.

Historical Operating, Financing and Investing Activities
      Our cash flows include the cash flows related to our discontinued operations for all periods presented.
      We held $56 million in cash and cash equivalents as of June 30, 2006 compared to $21 million as of December 31, 2005. For the six months ended June 30, 2006, we generated $205 million of net cash flows from operating activities after paying cash interest of $791 million. In addition, we used approximately $539 million for purchases of property, plant and equipment. Finally, we had net cash flows from financing activities of $383 million.
      Operating Activities. Net cash provided by operating activities increased $24 million, or 13%, from $181 million for the six months ended June 30, 2005 to $205 million for the six months ended June 30, 2006. For the six months ended June 30, 2006, net cash provided by operating activities increased primarily as a result of changes in operating assets and liabilities that provided $107 million more cash during the six months ended June 30, 2006 than the corresponding period in 2005 coupled with an increase in revenue over cash costs offset by an increase in cash interest expense of $99 million over the corresponding prior period.
      Net cash provided by operating activities decreased $212 million, or 45%, from $472 million for the year ended December 31, 2004 to $260 million for the year ended December 31, 2005. For the year ended December 31, 2005, net cash provided by operating activities decreased primarily as a result of an increase in cash interest expense of $189 million over the corresponding prior period and changes in operating assets and liabilities that used $45 million more cash during the year ended December 31, 2005 than the corresponding period in 2004. The change in operating assets and liabilities is primarily the result of the finalization of the class action settlement in the third quarter of 2005.
      Net cash provided by operating activities decreased $293 million, or 38%, from $765 million for the year ended December 31, 2003 to $472 million for the year ended December 31, 2004. For the year ended December 31, 2004, net cash provided by operating activities decreased primarily as a result of an increase in cash interest expense of $203 million over the corresponding prior period and changes in operating assets and liabilities that provided $83 million less cash during the year ended December 31, 2004 than the corresponding period in 2003. The change in operating assets and liabilities is primarily the result of the benefit in the year ended December 31, 2003 from collection of receivables from programmers related to network launches, while accounts receivable remained essentially flat in the year ended December 31, 2004.

      Investing Activities. Net cash used by investing activities for the six months ended June 30, 2006 and 2005 was $553 million and $477 million, respectively. Investing activities used $76 million more cash during the six months ended June 30, 2006 than the corresponding period in 2005 primarily as a result of increased cash used for the purchase of cable systems discussed above coupled with a decrease in our liabilities related to capital expenditures. Net cash used in investing activities for the years ended December 31, 2005 and 2004 was $1.0 billion and $243 million, respectively. Investing activities used $782 million more cash during the year ended December 31, 2005 than the corresponding period in 2004 primarily as a result of cash provided by proceeds from the sale of certain cable systems to Atlantic Broadband Finance, LLC in 2004 which did not recur in 2005 combined with increased cash used for capital expenditures.
      Net cash used in investing activities for the years ended December 31, 2004 and 2003 was $243 million and $817 million, respectively. Investing activities used $574 million less cash during the year ended December 31, 2004 than the corresponding period in 2003 primarily as a result of cash provided by proceeds from the sale of certain cable systems to Atlantic Broadband Finance, LLC offset by increased cash used for capital expenditures.
      Financing Activities. Net cash provided by financing activities was $383 million for the six months ended June 30, 2006 and net cash used in financing activities was $314 million for the six months ended June 30, 2005. The increase in cash provided during the six months ended June 30, 2006 as compared to the corresponding period in 2005, was primarily the result of proceeds from the issuance of debt.
      Net cash provided by financing activities was $136 million and $294 million for the years ended December 31, 2005 and 2004, respectively. The decrease in cash provided during the year ended December 31, 2005, as compared to the corresponding period in 2004, was primarily the result of an decrease in borrowings of long-term debt and proceeds from issuance of debt offset by a decrease in repayments of long-term debt.
      Net cash provided by financing activities for the year ended December 31, 2004 was $294 million and the net cash used in financing activities for the year ended December 31, 2003 was $142 million. The increase in cash provided during the year ended December 31, 2004, as compared to the corresponding period in 2003, was primarily the result of an increase in borrowings of long-term debt and proceeds from issuance of debt reduced by repayments of long-term debt.

Capital Expenditures
      We have significant ongoing capital expenditure requirements. Capital expenditures were $539 million, $542 million, $1.1 billion, $924 million and $854 million for the six months ended June 30, 2006 and 2005 and the years ended December 31, 2005, 2004 and 2003, respectively. Capital expenditures decreased as a result of decreases in expenditures related to line extensions and support capital partially offset by increased spending on customer premise equipment as a result of increases in digital video, high-speed Internet and telephone customers. See the table below for more details.
      Our capital expenditures are funded primarily from cash flows from operating activities, the issuance of debt and borrowings under credit facilities. In addition, during the six months ended June 30, 2006 and 2005 and the years ended December 31, 2005, 2004 and 2003, our liabilities related to capital expenditures decreased $9 million and increased $45 million and $8 million and decreased $43 million and $33 million, respectively.
      During 2006, we expect capital expenditures to be approximately $1.0 billion to $1.1 billion. We expect that the nature of these expenditures will continue to be composed primarily of purchases of customer premise equipment related to telephone and other advanced services, support capital and for scalable infrastructure costs. We expect to fund capital expenditures for 2006 primarily from cash flows from operating activities, proceeds from asset sales and borrowings under our credit facilities.
      We have adopted capital expenditure disclosure guidance, which was developed by eleven publicly traded cable system operators, including Charter, with the support of the National Cable &

Telecommunications Association (“NCTA”). The disclosure is intended to provide more consistency in the reporting of operating statistics in capital expenditures and customers among peer companies in the cable industry. These disclosure guidelines are not required disclosure under Generally Accepted Accounting Principles (“GAAP”), nor do they impact our accounting for capital expenditures under GAAP.
      The following table presents our major capital expenditures categories in accordance with NCTA disclosure guidelines for the three and six months ended June 30, 2006 and 2005 (dollars in millions):

	Six Months
	Ended June 30,		Year Ended December 31,

	2006	2005	2005	2004	2003

Customer premise equipment(a)	$258	$228	$434	$451	$380
Scalable infrastructure(b)	97	89	174	108	67
Line extensions(c)	59	77	134	131	131
Upgrade/ Rebuild(d)	23	22	49	49	132
Support capital(e)	102	126	297	185	144

Total capital expenditures	$539	$542	$1,088	$924	$854

(a)	Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues. It also includes customer installation costs in accordance with SFAS No. 51, Financial Reporting by Cable Television Companies, and customer premise equipment (e.g., set-top boxes and cable modems, etc.).

(b)	Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)	Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).
Interest Rate Risk
      We are exposed to various market risks, including fluctuations in interest rates. We use interest rate risk management derivative instruments, such as interest rate swap agreements and interest rate collar agreements (collectively referred to herein as interest rate agreements) as required under the terms of the credit facilities of our subsidiaries. Our policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, we agree to exchange, at specified intervals through 2007, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate collar agreements are used to limit our exposure to, and to derive benefits from, interest rate fluctuations on variable rate debt to within a certain range of rates. Interest rate risk management agreements are not held or issued for speculative or trading purposes.
      As of June 30, 2006 and December 31, 2005, our long-term debt totaled approximately $19.9 billion and $19.4 billion, respectively. This debt was comprised of approximately $5.8 billion and $5.7 billion of credit facilities debt, $13.2 billion and $12.8 billion accreted amount of high-yield notes and $848 million and $863 million accreted amount of convertible senior notes, respectively.

      As of June 30, 2006 and December 31, 2005, the weighted average interest rate on the credit facility debt was approximately 8.0% and 7.8%, the weighted average interest rate on the high-yield notes was approximately 10.3% and 10.2%, and the weighted average interest rate on the convertible senior notes was approximately 6.4% and 6.3%, respectively, resulting in a blended weighted average interest rate of 9.5% and 9.3%, respectively. The interest rate on approximately 77% of the total principal amount of our debt was effectively fixed, including the effects of our interest rate hedge agreements as of June 30, 2006 and December 31, 2005. The fair value of our high-yield notes was $11.0 billion and $10.4 billion at June 30, 2006 and December 31, 2005, respectively. The fair value of our convertible senior notes was $628 million and $647 million at June 30, 2006 and December 31, 2005, respectively. The fair value of our credit facilities is $5.8 billion and $5.7 billion at June 30, 2006 and December 31, 2005, respectively. The fair value of high-yield and convertible notes is based on quoted market prices, and the fair value of the credit facilities is based on dealer quotations.
      We do not hold or issue derivative instruments for trading purposes. We do, however, have certain interest rate derivative instruments that have been designated as cash flow hedging instruments. For qualifying hedges, SFAS No. 133 allows derivative gains and losses to offset related results on hedged items in the consolidated statement of operations. We have formally documented, designated and assessed the effectiveness of transactions that receive hedge accounting. For the six months ended June 30, 2006 and 2005 and the years ended December 31, 2005, 2004 and 2003, other income includes gains of $2 million, $1 million, $3 million, $4 million and $8 million, respectively, which represent cash flow hedge ineffectiveness on interest rate hedge agreements arising from differences between the critical terms of the agreements and the related hedged obligations. Changes in the fair value of interest rate agreements designated as hedging instruments of the variability of cash flows associated with floating-rate debt obligations that meet the effectiveness criteria of SFAS No. 133 are reported in accumulated other comprehensive loss and minority interest. For the six months ended June 30, 2006 and 2005 and the years ended December 31, 2005, 2004 and 2003, a gain of $0 and $9 million, $16 million, $42 million and $48 million, respectively, related to derivative instruments designated as cash flow hedges, was recorded in accumulated other comprehensive loss. The amounts are subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on the floating-rate debt obligations affects earnings (losses).
      Certain interest rate derivative instruments are not designated as hedges as they do not meet the effectiveness criteria specified by SFAS No. 133. However, management believes such instruments are closely correlated with the respective debt, thus managing associated risk. Interest rate derivative instruments not designated as hedges are marked to fair value, with the impact recorded as other income in our statements of operations. For the six months ended June 30, 2006 and 2005 and the years ended December 31, 2005, 2004 and 2003, other income includes gains of $9 million, $25 million, $47 million, $65 million and $57 million, respectively, for interest rate derivative instruments not designated as hedges.

      The table set forth below summarizes the fair values and contract terms of financial instruments subject to interest rate risk maintained by us as of June 30, 2006 (dollars in millions):

									Fair Value at
	2006	2007	2008	2009	2010	2011	Thereafter	Total	June 30, 2006

Debt:
Fixed Rate	$—	$105	$—	$1,547	$2,143	$771	$8,842	$13,408	$11,058
Average Interest Rate	—	8.25%	—	7.48%	10.28%	11.01%	10.38%	10.06%
Variable Rate	$—	$25	$50	$50	$600	$850	$4,775	$6,350	$6,359
Average Interest Rate	—	8.21%	8.14%	8.22%	9.64%	8.66%	8.39%	8.75%
Interest Rate Instruments:
Variable to Fixed Swaps	$898	$875	$—	$—	$—	$—	$—	$1,773	$6
Average Pay Rate	7.70%	7.58%	—	—	—	—	—	7.64%
Average Receive Rate	8.33%	8.31%	—	—	—	—	—	8.32%
      The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of our exposure to credit loss. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts. The estimated fair value approximates the costs (proceeds) to settle the outstanding contracts. Interest rates on variable debt are estimated using the average implied forward London Interbank Offering Rate (LIBOR) rates for the year of maturity based on the yield curve in effect at June 30, 2006.
      At June 30, 2006 and December 31, 2005, we had outstanding $1.8 billion and $1.8 billion and $20 million and $20 million, respectively, in notional amounts of interest rate swaps and collars, respectively. The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to credit loss. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.
Recently Issued Accounting Standards
      In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 153, Exchanges of Non-monetary Assets — An Amendment of APB No. 29. This statement eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance — that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. We adopted this pronouncement effective April 1, 2005. The exchange transaction discussed in Note 3 to our consolidated financial statements included elsewhere in this prospectus, was accounted for under this standard.
      In December 2004, the FASB issued the revised SFAS No. 123, Share-Based Payment, which addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of that company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. This statement was effective for us beginning January 1, 2006. Because we adopted the fair value recognition provisions of SFAS No. 123 on January 1, 2003, we do not expect this revised standard to have a material impact on our financial statements.
      In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations. This interpretation clarifies that the term “conditional asset retirement obligation” as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. This pronouncement is effective for fiscal years ending after December 15, 2005. The adoption of this interpretation did not have a material impact on our financial statements.
      In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. We are currently assessing the impact of FIN 48 on our financial statements.
      We do not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on our accompanying financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF CCH II, LLC
      Unless otherwise stated, the terms “we,” “us” and “our” used in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCH II, LLC” refer to CCH II and its direct and indirect subsidiaries on a consolidated basis.
      Reference is made to “Risk Factors” and “Special Note Regarding Forward-Looking Statements,” which describe important factors that could cause actual results to differ from expectations and non-historical information contained herein. In addition, the following discussion should be read in conjunction with the audited consolidated financial statements of CCH II, LLC and its subsidiaries as of and for the years ended December 31, 2005, 2004 and 2003 and the unaudited consolidated financial statements of CCH II, LLC and its subsidiaries as of and for the six months ended June 30, 2006.
      For a chart showing our ownership structure, see page 3. The data included in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCH II, LLC” takes into account the effect of the sale of various geographically non-strategic assets to Cebridge Connections, Inc., which are reflected as discontinued operations in all periods presented. See “Summary — Recent Events — Assets Sales.”
      CCH II, LLC is a holding company whose primary assets are equity interests in our cable operating subsidiaries. CCH II, LLC was formed in March 2003 and is a direct subsidiary of CCH I, which is an indirect subsidiary of Charter Holdings. Charter Holdings is an indirect subsidiary of Charter. See “Summary — Organizational Structure.” Our “parent companies” are CCH I, CIH, Charter Holdings, CCHC, Charter Holdco and Charter.
      CCH II, LLC is the sole owner of CCO Holdings, which in turn is the sole owner of Charter Operating. In June and July 2003, Charter Holdings entered into a series of transactions and contributions which had the effect of (i) creating CCH II, LLC, CCH II Capital Corp., CCH I, our direct parent, and our subsidiary, CCO Holdings and (ii) combining and contributing all of Charter Holdings’ interest in cable operations not previously owned by Charter Operating to Charter Operating. This transaction was accounted for as a reorganization of entities under common control. Accordingly, the historical financial condition and results of operations of CCH II, LLC combine the historical financial condition and results of operations of Charter Operating, and the operations of subsidiaries contributed by Charter Holdings, for all periods presented.
Introduction
      We and our parent companies continue to pursue opportunities to improve our and our parent companies’ liquidity. Our and our parent companies’ efforts in this regard have resulted in the completion of a number of transactions in 2005 and 2006, as follows:

•	the July 2006 sale of cable systems to Cebridge and New Wave for proceeds of approximately $896 million;

•	the April 2006 refinancing of our existing credit facilities (see “— Liquidity and Capital Resources — Recent Refinancing Transactions”);

•	the January 2006 sale by us of an additional $450 million principal amount of our 10.250% senior notes due 2010;

•	the September 2005 exchange by our direct and indirect parent companies, Charter Holdings, CCH I and CIH, of approximately $6.8 billion in total principal amount of outstanding debt securities of Charter Holdings in a private placement for new debt securities;

•	the August 2005 sale by our subsidiaries, CCO Holdings and CCO Holdings Capital Corp., of $300 million of 8 3/4% senior notes due 2013;

•	the March and June 2005 issuance of $333 million of Charter Operating notes in exchange for $346 million of Charter Holdings notes;

•	the repurchase during 2005 of $136 million of Charter’s 4.75% convertible senior notes due 2006 leaving $20 million in principal amount outstanding; and

•	the March 2005 redemption of all of CC V Holdings, LLC’s outstanding 11.875% senior discount notes due 2008 at a total cost of $122 million;
      During the years 1999 through 2001, we grew significantly, principally through acquisitions of other cable businesses financed by debt and, to a lesser extent, equity. We have no current plans to pursue any significant acquisitions. However, we may pursue exchanges of non-strategic assets or divestitures, such as the sale of cable systems discussed above. We therefore do not believe that our historical growth rates are accurate indicators of future growth.
      The industry’s and our most significant operational challenges include competition from DBS providers and DSL service providers. See “Business — Competition.” We believe that competition from DBS has resulted in net analog video customer losses and decreased growth rates for digital video customers. Competition from DSL providers combined with limited opportunities to expand our customer base now that approximately 36% of our analog video customers subscribe to our high-speed Internet services has resulted in decreased growth rates for high-speed Internet customers. In the recent past, we have grown revenues by offsetting video customer losses with price increases and sales of incremental advanced services such as high-speed Internet, video on demand, digital video recorders and high definition television. We expect to continue to grow revenues through price increases and through continued growth in high-speed Internet and incremental new services including telephone, high definition television, VOD and DVR service.
      Historically, our ability to fund operations and investing activities has depended on our continued access to credit under our credit facilities. We expect we will continue to borrow under our credit facilities from time to time to fund cash needs. The occurrence of an event of default under our credit facilities could result in borrowings from these facilities being unavailable to us and could, in the event of a payment default or acceleration, trigger events of default under our outstanding notes and would have a material adverse effect on us.
Sale of Assets
      In 2006, we signed three separate definitive agreements to sell certain cable television systems serving a total of approximately 356,000 analog video customers in 1) West Virginia and Virginia to Cebridge Connections, Inc. (the “Cebridge Transaction”); 2) Illinois and Kentucky to Telecommunications Management, LLC, doing business as New Wave Communications (the “New Wave Transaction”) and 3) Nevada, Colorado, New Mexico and Utah to Orange Broadband Holding Company, LLC (the “Orange Transaction”) for a total of approximately $971 million. These cable systems met the criteria for assets held for sale. As such, the assets were written down to fair value less estimated costs to sell resulting in asset impairment charges during the six months ended June 30, 2006 of approximately $99 million related to the New Wave Transaction and the Orange Transaction. In the third quarter of 2006, we expect to record a gain of approximately $200 million on the Cebridge Transaction. In addition, assets and liabilities to be sold have been presented as held for sale. We have also determined that the West Virginia and Virginia cable systems comprise operations and cash flows that for financial reporting purposes meet the criteria for discontinued operations. Accordingly, the results of operations for the West Virginia and Virginia cable systems have been presented as discontinued operations, net of tax for the six months ended June 30, 2006 and all prior periods presented herein have been reclassified to conform to the current presentation.

Overview of Operations
      Approximately 86% of our revenues for the six months ended June 30, 2006 and year ended December 31, 2005 are attributable to monthly subscription fees charged to customers for our video, high-speed Internet, telephone and commercial services provided by our cable systems. Generally, these customer subscriptions may be discontinued by the customer at any time. The remaining 14% of revenue for the six months ended June 30, 2006 and year ended December 31, 2005 is derived primarily from advertising revenues, franchise fee revenues, which are collected by us but then paid to local franchising authorities, pay-per-view and VOD programming where users are charged a fee for individual programs viewed, installation or reconnection fees charged to customers to commence or reinstate service, and commissions related to the sale of merchandise by home shopping services. We have increased revenues during the past three years, primarily through the sale of digital video and high-speed Internet services to new and existing customers and price increases on video services offset in part by dispositions of systems. Going forward, our goal is to increase revenues by offsetting video customer losses with price increases, sales of incremental advanced services such as telephone, high-speed Internet, video on demand, digital video recorders and high definition television. See “Business — Sales and Marketing” for more details.
      Our success in our efforts to grow revenues and improve margins will be impacted by our ability to compete against companies with easier access to financing, greater personnel resources, greater brand name recognition, long-established relationships with regulatory authorities and customers, and, often fewer regulatory burdens. Additionally, controlling our cost of operations is critical, particularly cable programming costs, which have historically increased at rates in excess of inflation and are expected to continue to increase. See “Business — Programming” for more details. We are attempting to control our costs of operations by maintaining strict controls on expenses. More specifically, we are focused on managing our workforce to control cost increases and improve productivity, and leveraging our size in purchasing activities.
      Our expenses primarily consist of operating costs, selling, general and administrative expenses, depreciation and amortization expense and interest expense. Operating costs primarily include programming costs, the cost of our workforce, cable service related expenses, advertising sales costs, franchise fees and expenses related to customer billings. For the six months ended June 30, 2006 and 2005, our operating income from continuing operations, which includes depreciation and amortization expense and asset impairment charges but excludes interest expense, was $138 million and $142 million, respectively. We had operating margins of 5% and 6% for the six months ended June 30, 2006 and 2005, respectively. The decrease in operating income from continuing operations and operating margins for the six months ended June 30, 2006 compared to 2005 was principally due to an increase in operating costs and asset impairment charges of $60 million. Our operating loss from continuing operations decreased from $1.9 billion for year ended December 31, 2004 to income of $304 million for the year ended December 31, 2005. We had a positive operating margin (defined as operating income (loss) from continuing operations divided by revenues) of 6% and a negative operating margin of 40% for the years ended December 31, 2005 and 2004, respectively. The improvement from an operating loss from continuing operations and negative operating margin to operating income from continuing operations and positive operating margin for the year end December 31, 2005 is principally due to the impairment of franchises of $2.3 billion recorded in the third quarter of 2004 which did not recur in 2005. For the year ended December 31, 2003, operating income from continuing operations was $484 million and for the year ended December 31, 2004, our operating loss from continuing operations was $1.9 billion. We had a negative operating margin of 40% for the year ended December 31, 2004, whereas for the year ending December 31, 2003, we had positive operating margin of 10%. The decline in operating income from continuing operations and operating margin for the year end December 31, 2004 is principally due to the impairment of franchises of $2.3 billion recorded in the third quarter of 2004. The year ended December 31, 2004 also includes a gain on the sale of certain cable systems to Atlantic Broadband Finance, LLC which is substantially offset by an increase in option compensation expense and special charges when compared to the year ended December 31, 2003. Although we do not expect charges for impairment in the future of comparable magnitude, potential charges could occur due to changes in market conditions.

      We have a history of net losses. Further, we expect to continue to report net losses for the foreseeable future. Our net losses are principally attributable to insufficient revenue to cover the combination of operating costs and interest costs we incur because of our debt and the depreciation expenses that we incur resulting from the capital investments we have made in our cable properties. We expect that these expenses will remain significant, and we therefore expect to continue to report net losses for the foreseeable future. We had net losses of $335 million and $220 million for the six months ended June 30, 2006 and 2005, respectively.
Critical Accounting Policies and Estimates
      Certain of our accounting policies require our management to make difficult, subjective or complex judgments. Management has discussed these policies with the Audit Committee of Charter’s Board of Directors and the Audit Committee has reviewed the following disclosure. We consider the following policies to be the most critical in understanding the estimates, assumptions and judgments that are involved in preparing our financial statements and the uncertainties that could affect our results of operations, financial condition and cash flows:

•	Capitalization of labor and overhead costs;

•	Useful lives of property, plant and equipment;

•	Impairment of property, plant, and equipment, franchises, and goodwill;

•	Income taxes; and

•	Litigation.
      In addition, there are other items within our financial statements that require estimates or judgment but are not deemed critical, such as the allowance for doubtful accounts, but changes in judgment, or estimates in these other items could also have a material impact on our financial statements.

Capitalization of labor and overhead costs
      The cable industry is capital intensive, and a large portion of our resources are spent on capital activities associated with extending, rebuilding, and upgrading our cable network. As of June 30, 2006 and December 31, 2005 and 2004, the net carrying amount of our property, plant and equipment (consisting primarily of cable network assets) was approximately $5.4 billion (representing 34% of total assets), $5.8 billion (representing 36% of total assets) and $6.1 billion (representing 36% of total assets), respectively. Total capital expenditures for the six months ended June 30, 2006 and the years ended December 31, 2005, 2004 and 2003 were approximately $539 million, $1.1 billion, $893 million and $804 million, respectively.
      Costs associated with network construction, initial customer installations (including initial installations of new or advanced services), installation refurbishments and the addition of network equipment necessary to provide new or advanced services are capitalized. While our capitalization is based on specific activities, once capitalized we track these costs by fixed asset category at the cable system level and not on a specific asset basis. Costs capitalized as part of initial customer installations include materials, direct labor, and certain indirect costs (“overhead”). These indirect costs are associated with the activities of personnel who assist in connecting and activating the new service and consist of compensation and overhead costs associated with these support functions. The costs of disconnecting service at a customer’s dwelling or reconnecting service to a previously installed dwelling are charged to operating expense in the period incurred. Costs for repairs and maintenance are charged to operating expense as incurred, while equipment replacement and betterments, including replacement of cable drops from the pole to the dwelling, are capitalized.
      We make judgments regarding the installation and construction activities to be capitalized. We capitalize direct labor and overhead using standards developed from actual costs and applicable operational data. We calculate standards for items such as the labor rates, overhead rates and the actual amount of time required to perform a capitalizable activity. For example, the standard amounts of time required to perform capitalizable activities are based on studies of the time required to perform such activities. Overhead rates are established based on an analysis of the nature of costs incurred in support of capitalizable activities and a determination of the portion of costs that is directly attributable to capitalizable activities. The impact of changes that resulted from these studies were not significant in the periods presented.
      Labor costs directly associated with capital projects are capitalized. We capitalize direct labor costs associated with personnel based upon the specific time devoted to network construction and customer installation activities. Capitalizable activities performed in connection with customer installations include such activities as:

•	Dispatching a “truck roll” to the customer’s dwelling for service connection;

•	Verification of serviceability to the customer’s dwelling (i.e., determining whether the customer’s dwelling is capable of receiving service by our cable network and/or receiving advanced or Internet services);

•	Customer premise activities performed by in-house field technicians and third-party contractors in connection with customer installations, installation of network equipment in connection with the installation of expanded services and equipment replacement and betterment; and

•	Verifying the integrity of the customer’s network connection by initiating test signals downstream from the headend to the customer’s digital set-top box.

      Judgment is required to determine the extent to which overhead is incurred as a result of specific capital activities, and therefore should be capitalized. The primary costs that are included in the determination of the overhead rate are (i) employee benefits and payroll taxes associated with capitalized direct labor, (ii) direct variable costs associated with capitalizable activities, consisting primarily of installation and construction vehicle costs, (iii) the cost of support personnel, such as dispatch, that directly assist with capitalizable installation activities, and (iv) indirect costs directly attributable to capitalizable activities.
      While we believe our existing capitalization policies are appropriate, a significant change in the nature or extent of our system activities could affect management’s judgment about the extent to which we should capitalize direct labor or overhead in the future. We monitor the appropriateness of our capitalization policies, and perform updates to our internal studies on an ongoing basis to determine whether facts or circumstances warrant a change to our capitalization policies. We capitalized internal direct labor and overhead of $100 million, $185 million, $159 million and $166 million, respectively, for the six months ended June 30, 2006 and the years ended December 31, 2005, 2004 and 2003. Capitalized internal direct labor and overhead costs have increased in 2005 as a result of the use of more internal labor for capitalizable installations rather than third party contractors.

Useful lives of property, plant and equipment
      We evaluate the appropriateness of estimated useful lives assigned to our property, plant and equipment, based on annual analyses of such useful lives, and revise such lives to the extent warranted by changing facts and circumstances. Any changes in estimated useful lives as a result of these analyses, which were not significant in the periods presented, will be reflected prospectively beginning in the period in which the study is completed. The effect of a one-year decrease in the weighted average remaining useful life of our property, plant and equipment would be an increase in depreciation expense for the year ended December 31, 2005 of approximately $232 million. The effect of a one-year increase in the weighted average useful life of our property, plant and equipment would be a decrease in depreciation expense for the year ended December 31, 2005 of approximately $172 million.
      Depreciation expense related to property, plant and equipment totaled $687 million, $1.4 billion, $1.4 billion and $1.4 billion, representing approximately 27%, 30%, 21% and 34% of costs and expenses, for the six months ended June 30, 2006 and the years ended December 31, 2005, 2004 and 2003, respectively. Depreciation is recorded using the straight-line composite method over management’s estimate of the estimated useful lives of the related assets as listed below:

Cable distribution systems	7-20 years
Customer premise equipment and installations	3-5 years
Vehicles and equipment	1-5 years
Buildings and leasehold improvements	5-15 years
Furniture, fixtures and equipment	5 years

Impairment of property, plant and equipment, franchises and goodwill
      As discussed above, the net carrying value of our property, plant and equipment is significant. We also have recorded a significant amount of cost related to franchises, pursuant to which we are granted the right to operate our cable distribution network throughout our service areas. The net carrying value of franchises as of June 30, 2006, December 31, 2005 and 2004 was approximately $9.3 billion (representing 59% of total assets), $9.8 billion (representing 61% of total assets) and $9.9 billion (representing 58% of total assets), respectively. Furthermore, our noncurrent assets include approximately $61 million of goodwill.
      We adopted SFAS No. 142, Goodwill and Other Intangible Assets, on January 1, 2002. SFAS No. 142 requires that franchise intangible assets that meet specified indefinite-life criteria no longer be amortized against earnings, but instead must be tested for impairment annually based on valuations, or more frequently as warranted by events or changes in circumstances. In determining whether our franchises have an indefinite-life, we considered the exclusivity of the franchise, the expected costs of franchise renewals, and the technological state of the associated cable systems with a view to whether or not we are in compliance with any technology upgrading requirements. We have concluded that as of June 30, 2006, December 31, 2005, 2004 and 2003 more than 99% of our franchises qualify for indefinite-life treatment under SFAS No. 142, and that less than one percent of our franchises do not qualify for indefinite-life treatment due to technological or operational factors that limit their lives. Costs of finite-lived franchises, along with costs associated with franchise renewals, are amortized on a straight-line basis over 10 years, which represents management’s best estimate of the average remaining useful lives of such franchises. Franchise amortization expense was approximately $1 million, $4 million, $3 million and $7 million for the six months ended June 30, 2006 and the years ended December 31, 2005, 2004 and 2003, respectively. We expect that amortization expense on franchise assets will be approximately $2 million annually for each of the next five years. Actual amortization expense in future periods could differ from these estimates as a result of new intangible asset acquisitions or divestitures, changes in useful lives and other relevant factors. Our goodwill is also deemed to have an indefinite life under SFAS No. 142.
      SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, requires that we evaluate the recoverability of our property, plant and equipment and franchise assets which did not qualify for indefinite-life treatment under SFAS No. 142 upon the occurrence of events or changes in circumstances which indicate that the carrying amount of an asset may not be recoverable. Such events or changes in circumstances could include such factors as the impairment of our indefinite-life franchises under SFAS No. 142, changes in technological advances, fluctuations in the fair value of such assets, adverse changes in relationships with local franchise authorities, adverse changes in market conditions or a deterioration of operating results. Under SFAS No. 144, a long-lived asset is deemed impaired when the carrying amount of the asset exceeds the projected undiscounted future cash flows associated with the asset. No impairments of long-lived assets were recorded in the six months ended June 30, 2006 and the years ended December 31, 2005, 2004 or 2003, however, approximately $99 million and $39 million of impairment on assets held for sale was recorded for the six months ended June 30, 2006 and the year ended December 31, 2005. We were also required to evaluate the recoverability of our indefinite-life franchises, as well as goodwill, as of January 1, 2002 upon adoption of SFAS No. 142, and on an annual basis or more frequently as deemed necessary.
      Under both SFAS No. 144 and SFAS No. 142, if an asset is determined to be impaired, it is required to be written down to its estimated fair market value. We determine fair market value based on estimated discounted future cash flows, using reasonable and appropriate assumptions that are consistent with internal forecasts. Our assumptions include these and other factors: penetration rates for analog and digital video, high-speed Internet and telephone, revenue growth rates, expected operating margins and capital expenditures. Considerable management judgment is necessary to estimate future cash flows, and such estimates include inherent uncertainties, including those relating to the timing and amount of future cash flows and the discount rate used in the calculation.
      Based on the guidance prescribed in Emerging Issues Task Force (“EITF”) Issue No. 02-7, Unit of Accounting for Testing of Impairment of Indefinite-Lived Intangible Assets, franchises were aggregated into essentially inseparable asset groups to conduct the valuations. The asset groups generally represent geographic clustering of our cable systems into groups by which such systems are managed. Management believes such groupings represent the highest and best use of those assets.
      Our valuations, which are based on the present value of projected after tax cash flows, result in a value of property, plant and equipment, franchises, customer relationships and our total entity value. The value of goodwill is the difference between the total entity value and amounts assigned to the other assets. The use of different valuation assumptions or definitions of franchises or customer relationships, such as our inclusion of the value of selling additional services to our current customers within customer relationships versus franchises, could significantly impact our valuations and any resulting impairment.
      Franchises, for valuation purposes, are defined as the future economic benefits of the right to solicit and service potential customers (customer marketing rights), and the right to deploy and market new services such as interactivity and telephone to the potential customers (service marketing rights). Fair value is determined based on estimated discounted future cash flows using assumptions consistent with internal forecasts. The franchise after-tax cash flow is calculated as the after-tax cash flow generated by the potential customers obtained and the new services added to those customers in future periods. The sum of the present value of the franchises’ after-tax cash flow in years 1 through 10 and the continuing value of the after-tax cash flow beyond year 10 yields the fair value of the franchise. Prior to the adoption of EITF Topic D-108, Use of the Residual Method to Value Acquired Assets Other than Goodwill, discussed below, we followed a residual method of valuing our franchise assets, which had the effect of including goodwill with the franchise assets.
      We follow the guidance of EITF Issue 02-17, Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination, in valuing customer relationships. Customer relationships, for valuation purposes, represent the value of the business relationship with our existing customers and are calculated by projecting future after-tax cash flows from these customers including the right to deploy and market additional services such as interactivity and telephone to these customers. The present value of these after-tax cash flows yields the fair value of the customer relationships. Substantially all our acquisitions occurred prior to January 1, 2002. We did not record any value associated with the customer relationship intangibles related to those acquisitions. For acquisitions subsequent to January 1, 2002, we did assign a value to the customer relationship intangible, which is amortized over its estimated useful life.
      In September 2004, EITF Topic D-108, Use of the Residual Method to Value Acquired Assets Other than Goodwill, was issued, which requires the direct method of separately valuing all intangible assets and does not permit goodwill to be included in franchise assets. We performed an impairment assessment as of September 30, 2004, and adopted Topic D-108 in that assessment resulting in a total franchise impairment of approximately $3.3 billion. We recorded a cumulative effect of accounting change of $840 million (approximately $875 million before tax effects of $16 million and minority interest effects of $19 million) for the year ended December 31, 2004 representing the portion of our total franchise impairment attributable to no longer including goodwill with franchise assets. The remaining $2.4 billion of the total franchise impairment was attributable to the use of lower projected growth rates and the resulting revised estimates of future cash flows in our valuation and was recorded as impairment of franchises in our consolidated statements of operations for the year ended December 31, 2004. Sustained analog video customer losses by us and our industry peers in the third quarter of 2004 primarily as a result of increased competition from DBS providers and decreased growth rates in our and our industry peers’ high speed Internet customers in the third quarter of 2004, in part as a result of increased competition from DSL providers, led us to lower our projected growth rates and accordingly revise our estimates of future cash flows from those used at October 1, 2003. See “Business — Competition.”
      The 2003 and 2005 valuations showed franchise values in excess of book value and thus resulted in no impairment.
      The valuations used in our impairment assessments involve numerous assumptions as noted above. While economic conditions, applicable at the time of the valuation, indicate the combination of assumptions utilized in the valuations are reasonable, as market conditions change so will the assumptions with a resulting impact on the valuation and consequently the potential impairment charge.
      Sensitivity Analysis. The effect on franchise values as of October 1, 2005 of the indicated increase/decrease in the selected assumptions is shown below:

	Percentage/
	Percentage Point		Impairment Charge
Assumption	Change		Increase/(Decrease)

			(Dollars in
			millions)
Annual Operating Cash Flow(1)	+/-5%		$1,200/$(1,200)
Long-Term Growth Rate(2)	+/-1pts	(3)	$1,700/(1,300)
Discount Rate	+/-0.5pts	(3)	$(1,300)/1,500

(1)	Operating Cash Flow is defined as revenues less operating expenses and selling, general and administrative expenses.

(2)	Long-Term Growth Rate is the rate of cash flow growth beyond year ten.

(3)	A percentage point change of one point equates to 100 basis points.

Income Taxes
      All operations are held through Charter Holdco and its direct and indirect subsidiaries, including us. Charter Holdco and the majority of its subsidiaries are not subject to income tax. However, certain of these subsidiaries are corporations and are subject to income tax. All of the taxable income, gains, losses, deductions and credits of Charter Holdco are passed through to its members: Charter, CII and VulcanCable III Inc. Charter is responsible for its share of taxable income or loss of Charter Holdco allocated to it in accordance with the Charter Holdco limited liability company agreement (“LLC Agreement”) and partnership tax rules and regulations.
      The LLC Agreement provides for certain special allocations of net tax profits and net tax losses (such net tax profits and net tax losses being determined under the applicable federal income tax rules for determining capital accounts). Under the LLC Agreement, through the end of 2003, net tax losses of Charter Holdco that would otherwise have been allocated to Charter based generally on its percentage ownership of outstanding common units were allocated instead to membership units held by Vulcan Cable III Inc. and CII (the “Special Loss Allocations”) to the extent of their respective capital account balances. After 2003, under the LLC Agreement, net tax losses of Charter Holdco are allocated to Charter, Vulcan Cable III Inc. and CII based generally on their respective percentage ownership of outstanding common units to the extent of their respective capital account balances. Allocations of net tax losses in excess of the members’ aggregate capital account balances are allocated under the rules governing Regulatory Allocations, as described below. Subject to the Curative Allocation Provisions described below, the LLC Agreement further provides that, beginning at the time Charter Holdco generates net tax profits, the net tax profits that would otherwise have been allocated to Charter based generally on its percentage ownership of outstanding common membership units will instead generally be allocated to Vulcan Cable III Inc. and CII (the “Special Profit Allocations”). The Special Profit Allocations to Vulcan Cable III Inc. and CII will generally continue until the cumulative amount of the Special Profit Allocations offsets the cumulative amount of the Special Loss Allocations. The amount and timing of the Special Profit Allocations are subject to the potential application of, and interaction with, the Curative Allocation Provisions described in the following paragraph. The LLC Agreement generally provides that any additional net tax profits are to be allocated among the members of Charter Holdco based generally on their respective percentage ownership of Charter Holdco common membership units.
      Because the respective capital account balance of each of Vulcan Cable III Inc. and CII was reduced to zero by December 31, 2002, certain net tax losses of Charter Holdco that were to be allocated for 2002, 2003, 2004 and 2005, to Vulcan Cable III Inc. and CII instead have been allocated to Charter (the “Regulatory Allocations”). As a result of the allocation of net tax losses to Charter in 2005, Charter’s capital account balance was reduced to zero during 2005. The LLC Agreement provides that once the capital account balances of all members have been reduced to zero, net tax losses are to be allocated to Charter, Vulcan Cable III Inc. and CII based generally on their respective percentage ownership of outstanding common units. Such allocations are also considered to be Regulatory Allocations. The LLC Agreement further provides that, to the extent possible, the effect of the Regulatory Allocations is to be offset over time pursuant to certain curative allocation provisions (the “Curative Allocation Provisions”) so that, after certain offsetting adjustments are made, each member’s capital account balance is equal to the capital account balance such member would have had if the Regulatory Allocations had not been part of the LLC Agreement. The cumulative amount of the actual tax losses allocated to Charter as a result of the Regulatory Allocations through the year ended December 31, 2005 is approximately $4.1 billion.
      As a result of the Special Loss Allocations and the Regulatory Allocations referred to above (and their interaction with the allocations related to assets contributed to Charter Holdco with differences between book and tax basis), the cumulative amount of losses of Charter Holdco allocated to Vulcan Cable III Inc. and CII is in excess of the amount that would have been allocated to such entities if the losses of Charter Holdco had been allocated among its members in proportion to their respective percentage ownership of Charter Holdco common membership units. The cumulative amount of such excess losses was approximately $977 million through December 31, 2005.
      In certain situations, the Special Loss Allocations, Special Profit Allocations, Regulatory Allocations and Curative Allocation Provisions described above could result in Charter paying taxes in an amount that is more or less than if Charter Holdco had allocated net tax profits and net tax losses among its members based generally on the number of common membership units owned by such members. This could occur due to differences in (i) the character of the allocated income (e.g., ordinary versus capital), (ii) the allocated amount and timing of tax depreciation and tax amortization expense due to the application of section 704(c) under the Internal Revenue Code, (iii) the potential interaction between the Special Profit Allocations and the Curative Allocation Provisions, (iv) the amount and timing of alternative minimum taxes paid by Charter, if any, (v) the apportionment of the allocated income or loss among the states in which Charter Holdco does business, and (vi) future federal and state tax laws. Further, in the event of new capital contributions to Charter Holdco, it is possible that the tax effects of the Special Profit Allocations, Special Loss Allocations, Regulatory Allocations and Curative Allocation Provisions will change significantly pursuant to the provisions of the income tax regulations or the terms of a contribution agreement with respect to such contributions. Such change could defer the actual tax benefits to be derived by Charter with respect to the net tax losses allocated to it or accelerate the actual taxable income to Charter with respect to the net tax profits allocated to it. As a result, it is possible under certain circumstances, that Charter could receive future allocations of taxable income in excess of its currently allocated tax deductions and available tax loss carryforwards. The ability to utilize net operating loss carryforwards is potentially subject to certain limitations as discussed below.
      In addition, under their exchange agreement with Charter, Vulcan Cable III Inc. and CII may exchange some or all of their membership units in Charter Holdco for Charter’s Class B common stock, be merged with Charter, or be acquired by Charter in a non-taxable reorganization. If such an exchange were to take place prior to the date that the Special Profit Allocation provisions had fully offset the Special Loss Allocations, Vulcan Cable III Inc. and CII could elect to cause Charter Holdco to make the remaining Special Profit Allocations to Vulcan Cable III Inc. and CII immediately prior to the consummation of the exchange. In the event Vulcan Cable III Inc. and CII choose not to make such election or to the extent such allocations are not possible, Charter would then be allocated tax profits attributable to the membership units received in such exchange pursuant to the Special Profit Allocation provisions. Mr. Allen has generally agreed to reimburse Charter for any incremental income taxes that Charter would owe as a result of such an exchange and any resulting future Special Profit Allocations to Charter. The ability of Charter to utilize net operating loss carryforwards is potentially subject to certain limitations (see “Risk Factors — Risks Related to Mr. Allen’s Controlling Position”). If Charter were to become subject to such limitations (whether as a result of an exchange described above or otherwise), and as a result were to owe taxes resulting from the Special Profit Allocations, then Mr. Allen may not be obligated to reimburse Charter for such income taxes. Charter’s ability to make such income tax payments, if any, will depend on its liquidity or its ability to raise additional capital and/or on receipt of payments or distributions from Charter Holdco and its subsidiaries, including us.
      As of June 30, 2006 and December 31, 2005 and 2004, we have recorded net deferred income tax liabilities of $213 million, $213 million and $208 million, respectively. Additionally, as of June 30, 2006 and December 31, 2005 and 2004, we have deferred tax assets of $86 million, $86 million and $103 million, respectively, which primarily relate to tax net operating loss carryforwards of certain of our indirect corporate subsidiaries. We are required to record a valuation allowance when it is, more likely than not that some portion or all of the deferred income tax assets will not be realized. Given the uncertainty surrounding our ability to utilize our deferred tax assets, these items have been offset with a corresponding valuation allowance of $51 million, $51 million and $71 million at June 30, 2006 and December 31, 2005 and 2004, respectively.
      We are currently under examination by the Internal Revenue Service for the tax years ending December 31, 2002 and 2003. Our results (excluding our indirect corporate subsidiaries) for these years are subject to this examination. Management does not expect the results of this examination to have a material adverse effect on our consolidated financial condition, results of operations or our liquidity, including our ability to comply with our debt covenants.

Litigation
      Legal contingencies have a high degree of uncertainty. When a loss from a contingency becomes estimable and probable, a reserve is established. The reserve reflects management’s best estimate of the probable cost of ultimate resolution of the matter and is revised accordingly as facts and circumstances change and, ultimately when the matter is brought to closure. We have established reserves for certain matters and if any of these matters are resolved unfavorably resulting in payment obligations in excess of management’s best estimate of the outcome, such resolution could have a material adverse effect on our consolidated financial condition, results of operations or our liquidity.

Results of Operations

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005
      The following table sets forth the percentages of revenues that items in the accompanying condensed consolidated statements of operations constituted for the periods presented (dollars in millions):

	Six Months Ended June 30,

	2006		2005

Revenues	$2,703	100%	$2,481	100%

Costs and expenses:
Operating (excluding depreciation and amortization)	1,215	45%	1,081	44%
Selling, general and administrative	551	20%	483	19%
Depreciation and amortization	690	26%	730	29%
Asset impairment charges	99	4%	39	2%
Other operating expenses, net	10	—	6	—

	2,565	95%	2,339	94%

Operating income from continuing operations	138	5%	142	6%

Interest expense, net	(488)		(408)
Other income (expense), net	(19)		35

	(507)		(373)

Loss before income taxes	(369)		(231)
Income tax expense	(4)		(8)

Loss from continuing operations	(373)		(239)
Income from discontinued operations, net of tax	38		19

Net loss	$(335)		$(220)

      Revenues. The overall increase in revenues from continuing operations in 2006 compared to 2005 is principally the result of an increase from June 30, 2005 of 343,800 high-speed Internet customers, 194,300 digital video customers and 189,800 telephone customers, as well as price increases for video and high-speed Internet services, and is offset partially by a decrease of 41,400 analog video customers. Our goal is to increase revenues by improving customer service, which we believe will stabilize our analog video customer base, implementing price increases on certain services and packages and increasing the number of customers who purchase high-speed Internet services, digital video and advanced products and services such as telephone, VOD, high definition television and digital video recorder service.
      Average monthly revenue per analog video customer increased to $79.73 for the six months ended June 30, 2006 from $72.47 for the six months ended June 30, 2005 primarily as a result of incremental revenues from advanced services and price increases. Average monthly revenue per analog video customer represents total revenue for the six months ended during the respective period, divided by six, divided by the average number of analog video customers during the respective period.

      Revenues by service offering were as follows (dollars in millions):

	Six Months Ended June 30,

	2006		2005		2006 over 2005

		% of		% of		%
	Revenues	Revenues	Revenues	Revenues	Change	Change

Video	$1,684	62%	$1,623	66%	$61	4%
High-speed Internet	506	19%	425	17%	81	19%
Telephone	49	2%	14	1%	35	250%
Advertising sales	147	5%	135	5%	12	9%
Commercial	149	6%	128	5%	21	16%
Other	168	6%	156	6%	12	8%

	$2,703	100%	$2,481	100%	$222	9%

      Video revenues consist primarily of revenues from analog and digital video services provided to our non-commercial customers. Approximately $58 million of the increase was the result of price increases and incremental video revenues from existing customers and approximately $24 million was the result of an increase in digital video customers. The increases were offset by decreases of approximately $21 million related to a decrease in analog video customers.
      Approximately $73 million of the increase in revenues from high-speed Internet services provided to our non-commercial customers related to the increase in the average number of customers receiving high-speed Internet services, whereas approximately $8 million related to the increase in average price of the service.
      Revenues from telephone services increased primarily as a result of an increase of 189,800 telephone customers in 2006.
      Advertising sales revenues consist primarily of revenues from commercial advertising customers, programmers and other vendors. Advertising sales revenues increased primarily as a result of an increase in local advertising sales and a one-time ad buy by a programmer. For the six months ended June 30, 2006 and 2005, we received $10 million and $6 million, respectively, in advertising sales revenues from programmers.
      Commercial revenues consist primarily of revenues from video and high-speed Internet services provided to our commercial customers. Commercial revenues increased primarily as a result of an increase in commercial high-speed Internet revenues.
      Other revenues consist of revenues from franchise fees, equipment rental, customer installations, home shopping, dial-up Internet service, late payment fees, wire maintenance fees and other miscellaneous revenues. For the six months ended June 30, 2006 and 2005, franchise fees represented approximately 53% of total other revenues. The increase in other revenues was primarily the result of an increase in franchise fees of $5 million, installation revenue of $3 million and wire maintenance fees of $4 million.

      Operating expenses. Programming costs represented 62% and 63% of operating expenses for the six months ended June 30, 2006 and 2005, respectively. Key expense components as a percentage of revenues were as follows (dollars in millions):

	Six Months Ended June 30,

	2006		2005		2006 over 2005

		% of		% of		%
	Expenses	Revenues	Expenses	Revenues	Change	Change

Programming	$755	28%	$678	27%	$77	11%
Service	408	15%	356	15%	52	15%
Advertising sales	52	2%	47	2%	5	11%

	$1,215	45%	$1,081	44%	$134	12%

      Programming costs consist primarily of costs paid to programmers for analog, premium, digital channels, VOD and pay-per-view programming. The increase in programming costs was primarily a result of rate increases and increases in digital video customers. Programming costs were offset by the amortization of payments received from programmers in support of launches of new channels of $8 million and $17 million for the six months ended June 30, 2006 and 2005, respectively.
      Our cable programming costs have increased in every year we have operated in excess of customary inflationary and cost-of-living increases. We expect them to continue to increase due to a variety of factors, including annual increases imposed by programmers and additional programming being provided to customers as a result of system rebuilds and bandwidth reallocation, both of which increase channel capacity. In 2006, programming costs have increased and we expect will continue to increase at a higher rate than in 2005. These costs will be determined in part on the outcome of programming negotiations in 2006 and may be subject to offsetting events. Our increasing programming costs have resulted in declining operating margins on our video services because we have been unable to pass on all cost increases to our customers. We expect to partially offset the resulting margin compression on our traditional video services with revenue from advanced video services, increased telephone revenues, high-speed Internet revenues, advertising revenues and commercial service revenues.
      Service costs consist primarily of service personnel salaries and benefits, franchise fees, system utilities, costs of providing high-speed Internet service and telephone service, maintenance and pole rent expense. The increase in service costs resulted primarily from increased costs of providing high-speed Internet and telephone service of $16 million, an increase in service personnel salaries and benefits of $14 million, higher fuel and utility prices of $8 million, increased labor and maintenance costs to support improved service levels and our advanced products of $7 million and franchise fees of $5 million. Advertising sales expenses consist of costs related to traditional advertising services provided to advertising customers, including salaries, benefits and commissions. Advertising sales expenses increased primarily as a result of increased salary, benefit and commission costs.
      Selling, general and administrative expenses. Key components of expense as a percentage of revenues were as follows (dollars in millions):

	Six Months Ended June 30,

	2006		2005		2006 over 2005

		% of		% of		%
	Expenses	Revenues	Expenses	Revenues	Change	Change

General and administrative	$471	17%	$418	17%	$53	13%
Marketing	80	3%	65	2%	15	23%

	$551	20%	$483	19%	$68	14%

      General and administrative expenses consist primarily of salaries and benefits, rent expense, billing costs, customer care center costs, internal network costs, bad debt expense and property taxes. The increase in general and administrative expenses resulted primarily from a rise in salaries and benefits of

$34 million, increases in billing costs of $7 million, computer maintenance of $5 million, bad debt expense of $5 million, telephone expense of $4 million, contractor labor of $3 million and property and casualty insurance of $2 million partially offset by decreases in consulting services of $8 million.
      Marketing expenses increased as a result of increased spending in targeted marketing campaigns consistent with management’s strategy to increase revenues.
      Depreciation and amortization. Depreciation and amortization expense decreased by $40 million for the six months ended June 30, 2006 compared to the six months ended June 30, 2005. The decrease in depreciation was primarily the result of assets becoming fully depreciated.
      Asset impairment charges. Asset impairment charges for the six months ended June 30, 2006 and 2005 represent the write-down of assets related to cable asset sales to fair value less costs to sell. See Note 3 to the condensed consolidated financial statements.
      Other operating expenses, net. Other operating expenses, net increased $4 million as a result of an $8 million increase in special charges primarily related to severance associated with closing call centers and divisional restructuring and a $4 million decrease related to losses on sales of assets.
      Interest expense, net. Net interest expense increased by $80 million, or 20%, for the six months ended June 30, 2006 compared to the six months ended June 30, 2005. The increase in net interest expense was a result of an increase in our average borrowing rate from 7.85% in the six months ended June 30, 2005 to 8.54% in the six months ended June 30, 2006 and an increase of $815 million in average debt outstanding from $10.0 billion for the six months ended June 30, 2005 compared to $10.8 billion for the six months ended June 30, 2006.
      Other income (expense), net. Other income decreased $54 million from other income of $35 million for the six months ended June 30, 2005 to other expense of $19 million for the six months ended June 30, 2006 primarily as a result of a $21 million increase in the loss on extinguishment of debt from $6 million for the six months ended June 30, 2005 to $27 million for the six months ended June 30, 2006. See Note 6 to the condensed consolidated financial statements included in this Exchange Offer Prospectus. Other income also decreased as a result of a $15 million decrease in net gains on derivative instruments and hedging activities as a result of decreases in gains on interest rate agreements that do not qualify for hedge accounting under Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities. In addition, the six months ended June 30, 2005 included a $20 million gain on investments for the six months ended June 30, 2005 recognized as a result of a gain realized on an exchange of our interest in an equity investee for an investment in a larger enterprise. Other income also includes the 2% accretion of the preferred membership interests in our indirect subsidiary, CC VIII, and the pro rata share of the profits and losses of CC VIII.
      Income tax expense. Income tax expense was recognized through increases in deferred tax liabilities related to our investment in Charter Holdco, as well as through current federal and state income tax expense and increases in the deferred tax liabilities of certain of our indirect corporate subsidiaries. Income tax expense was offset by deferred tax benefits of $21 million and $6 million related to asset impairment charges recorded in the six months ended June 30, 2006 and 2005, respectively.
      Income from discontinued operations, net of tax. Income from discontinued operations, net of tax increased from $19 million for the six months ended June 30, 2005 to $38 million for the six months ended June 30, 2006 primarily due to a decrease in depreciation for the six months ended June 30, 2006 as we ceased recognizing depreciation on the West Virginia and Virginia cable systems when we classified them as assets held for sale in the first quarter of 2006.
      Net loss. Net loss increased by $115 million, or 52%, for the six months ended June 30, 2006 compared to the six months ended June 30, 2005 as a result of the factors described above.

Year Ended December 31, 2005, December 31, 2004 and December 31, 2003
      The following table sets forth the percentages of revenues that items in the accompanying consolidated statements of operations constitute for the indicated periods (dollars in millions):

	Year Ended December 31,

	2005		2004		2003

Revenues	$5,033	100%	$4,760	100%	$4,616	100%

Costs and Expenses:
Operating (excluding depreciation and amortization)	2,203	44%	1,994	42%	1,873	41%
Selling, general and administrative	1,012	20%	965	20%	909	20%
Depreciation and amortization	1,443	29%	1,433	30%	1,396	30%
Impairment of franchises	—	—	2,297	48%	—	—
Asset impairment charges	39	1%	—	—	—	—
Other operating (income) expenses, net	32	—	13	—	(46)	(1)%

	4,729	94%	6,702	140%	4,132	90%

Operating income (loss) from continuing operations	304	6%	(1,942)	(40)%	484	10%
Interest expense, net	(858)		(726)		(545)
Other income, net	99		71		27

Loss from continuing operations before income taxes and cumulative effect of accounting change	(455)		(2,597)		(34)
Income tax benefit (expense)	(9)		35		(13)

Loss from continuing operations before cumulative effect of accounting change	(464)		(2,562)		(47)
Income (loss) from discontinued operations, net of tax	39		(104)		32

Loss before cumulative effect of accounting change	(425)		(2,666)		(15)
Cumulative effect of accounting change, net of tax	—		(840)		—

Net loss	$(425)		$(3,506)		$(15)

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004
      Revenues. The overall increase in revenues in 2005 compared to 2004 is principally the result of an increase of 306,000 and 124,600 high-speed Internet customers and digital video customers, respectively, as well as price increases for video and high-speed Internet services, and is offset partially by a decrease of 79,100 analog video customers and $12 million of credits issued to hurricane Katrina and Rita impacted customers related to service outages. We have restored service to our impacted customers. Included in the reduction in analog video customers and reducing the increase in digital video and high-speed Internet customers are 26,800 analog video customers, 12,000 digital video customers and 600 high-speed Internet customers sold in the cable system sales in Texas and West Virginia, which closed in July 2005. The cable system sales to Atlantic Broadband Finance, LLC, which closed in March and April 2004 and the cable system sales in Texas and West Virginia, which closed in July 2005 (collectively referred to in this section as the “Systems Sales”) reduced the increase in revenues by approximately $30 million.
      Average monthly revenue per analog video customer increased from $67.37 for the year ended December 31, 2004 to $73.73 for the year ended December 31, 2005 primarily as a result of price increases and incremental revenues from advanced services. Average monthly revenue per analog video customer represents total annual revenue, divided by twelve, divided by the average number of analog video customers during the respective period.

      Revenues by service offering were as follows (dollars in millions):

	Year Ended December 31,

	2005		2004		2005 over 2004

		% of		% of		%
	Revenues	Revenues	Revenues	Revenues	Change	Change

Video	$3,248	65%	$3,217	68%	$31	1%
High-speed Internet	875	17%	712	15%	163	23%
Telephone	36	1%	18	—	18	100%
Advertising sales	284	6%	279	6%	5	2%
Commercial	266	5%	227	5%	39	17%
Other	324	6%	307	6%	17	6%

	$5,033	100%	$4,760	100%	$273	6%

      Video revenues consist primarily of revenues from analog and digital video services provided to our non-commercial customers. Approximately $119 million of the increase in video revenues was the result of price increases and incremental video revenues from existing customers and approximately $18 million was the result of an increase in digital video customers. The increases were offset by decreases of approximately $76 million related to a decrease in analog video customers, approximately $21 million resulting from the System Sales and approximately $9 million of credits issued to hurricanes Katrina and Rita impacted customers related to service outages.
      Approximately $135 million of the increase in revenues from high-speed Internet services provided to our non-commercial customers related to the increase in the average number of customers receiving high-speed Internet services, whereas approximately $34 million related to the increase in average price of the service. The increase was offset by approximately $3 million of credits issued to hurricanes Katrina and Rita impacted customers related to service outages and $3 million resulting from the System Sales.
      Revenues from telephone services increased primarily as a result of an increase of 76,100 telephone customers in 2005.
      Advertising sales revenues consist primarily of revenues from commercial advertising customers, programmers and other vendors. Advertising sales revenues increased primarily as a result of an increase in local advertising sales and offset by a decline in national advertising sales. In addition, the increase was offset by a decrease of $1 million as a result of the System Sales. For the years ended December 31, 2005 and 2004, we received $15 million and $16 million, respectively, in advertising sales revenues from programmers.
      Commercial revenues consist primarily of revenues from cable video and high-speed Internet services provided to our commercial customers. Commercial revenues increased primarily as a result of an increase in commercial high-speed Internet revenues. The increase was reduced by approximately $3 million as a result of the System Sales.
      Other revenues consist of revenues from franchise fees, equipment rental, customer installations, home shopping, dial-up Internet service, late payment fees, wire maintenance fees and other miscellaneous revenues. For the years ended December 31, 2005 and 2004, franchise fees represented approximately 54% and 52%, respectively, of total other revenues. The increase in other revenues was primarily the result of an increase in franchise fees of $14 million and installation revenue of $8 million offset by a decrease of $2 million in equipment rental and $2 million in processing fees. In addition, other revenues were offset by approximately $2 million as a result of the System Sales.
      Operating expenses. The overall increase in operating expenses was reduced by approximately $12 million as a result of the System Sales. Programming costs were $1.4 billion and $1.3 billion,

representing 62% and 63% of total operating expenses for the years ended December 31, 2005 and 2004, respectively. Key expense components as a percentage of revenues were as follows (dollars in millions):

	Year Ended December 31,

	2005		2004		2005 over 2004

		% of		% of		%
	Expenses	Revenues	Expenses	Revenues	Change	Change

Programming	$1,359	27%	$1,264	27%	$95	8%
Service	748	15%	638	13%	110	17%
Advertising sales	96	2%	92	2%	4	4%

	$2,203	44%	$1,994	42%	$209	10%

      Programming costs consist primarily of costs paid to programmers for analog, premium, digital channels and pay-per-view programming. The increase in programming was a result of price increases, particularly in sports programming, partially offset by a decrease in analog video customers. Additionally, the increase in programming costs was reduced by $9 million as a result of the Systems Sales. Programming costs were offset by the amortization of payments received from programmers in support of launches of new channels of $40 million and $59 million for the year ended December 31, 2005 and 2004, respectively. Programming costs for the year ended December 31, 2004 also include a $5 million reduction related to the settlement of a dispute with TechTV, Inc., a related party. See Note 25 to the accompanying consolidated financial statements contained in “Item 8. Financial Statements and Supplementary Data” included in this Exchange Offer Prospectus.
      Service costs consist primarily of service personnel salaries and benefits, franchise fees, system utilities, cost of providing high-speed Internet and telephone service, maintenance and pole rental expense. The increase in service costs resulted primarily from increased labor and maintenance costs to support improved service levels and our advanced products, increased costs of providing high-speed Internet and telephone service as a result of the increase in these customers and higher fuel prices. The increase in service costs was reduced by $3 million as a result of the System Sales. Advertising sales expenses consist of costs related to traditional advertising services provided to advertising customers, including salaries, benefits and commissions. Advertising sales expenses increased primarily as a result of increased salary, benefit and commission costs.
      Selling, general and administrative expenses. The overall increase in selling, general and administrative expenses was reduced by $4 million as a result of the System Sales. Key components of expense as a percentage of revenues were as follows (dollars in millions):

	Year Ended December 31,

	2005		2004		2005 over 2004

		% of		% of		%
	Expenses	Revenues	Expenses	Revenues	Change	Change

General and administrative	$870	17%	$846	18%	$24	3%
Marketing	142	3%	119	2%	23	19%

	$1,012	20%	$965	20%	$47	5%

      General and administrative expenses consist primarily of salaries and benefits, rent expense, billing costs, call center costs, internal network costs, bad debt expense and property taxes. The increase in general and administrative expenses resulted primarily from increases in salaries and benefits of $24 million and professional fees associated with consulting services of $18 million both related to investments to improve service levels in our customer care centers as well as an increase of $13 million in legal and other professional fees offset by decreases in bad debt expense of $16 million related to a reduction in the use of discounted pricing, property taxes of $5 million, property and casualty insurance of $6 million and the System Sales of $4 million.
      Marketing expenses increased as a result of an increased investment in targeted marketing campaigns.

      Depreciation and amortization. Depreciation and amortization expense increased by $10 million in 2005. The increase in depreciation is related to an increase in capital expenditures, which was partially offset by lower depreciation as the result of the Systems Sales and certain assets becoming fully depreciated.
      Impairment of franchises. We performed an impairment assessment during the third quarter of 2004. The use of lower projected growth rates and the resulting revised estimates of future cash flows in our valuation, primarily as a result of increased competition, led to the recognition of a $2.3 billion impairment charge for the year ended December 31, 2004. Our annual assessment in 2005 did not result in an impairment.
      Asset impairment charges. Asset impairment charges for the year ended December 31, 2005 represent the write-down of assets related to cable asset sales to fair value less costs to sell. See Note 4 to the accompanying consolidated financial statements included elsewhere in this Exchange Offer Prospectus.
      Other operating (income) expenses, net. Other operating expenses increased $19 million primarily as a result of a $19 million hurricane asset retirement loss recorded in 2005 associated with the write-off of the net book value of assets destroyed by hurricanes Katrina and Rita. This was coupled with a decrease in gain on sale of assets of $92 million primarily as a result of the gain realized on the sale of systems to Atlantic Broadband Finance, LLC which closed in 2004. This was offset by a decrease in special charges of $97 million primarily as a result of a decrease in severance and related costs of our management reduction and realignment in 2004, litigation costs and costs incurred as part of a settlement of the consolidated federal class actions, state derivative actions and federal derivative actions.
      Interest expense, net. Net interest expense increased by $132 million, or 18%, for the year ended December 31, 2005 compared to the year ended December 31, 2004. The increase in net interest expense was a result of an increase in our average borrowing rate from 7.38% in the year ended December 31, 2004 to 8.03% in the year ended December 31, 2005 and an increase of $753 million in average debt outstanding from $9.4 billion in 2004 to $10.1 billion in 2005.
      Other income, net. Other income increased $28 million primarily as a result of a gain realized on an exchange of our interest in an equity investee for an investment in a larger enterprise which did not occur in 2004 partially offset by a decrease in gains on derivative instruments and hedging activities as a result of decreases in gains on interest rate agreements that do not qualify for hedge accounting under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Other income in 2005 also included losses related to the redemption of our subsidiary’s CC V Holdings, LLC, 11.875% notes due 2008. Other income in 2004 included the write-off of deferred financing fees and third party costs related to the Charter Operating refinancing in April 2004. Other income also includes the 2% accretion of the preferred membership interests in our indirect subsidiary, CC VIII, and the pro rate share of the profits and losses of CC VIII.
      Income tax benefit (expense). Income tax expense for the year ended December 31, 2005 was recognized through increases in deferred tax liabilities and current federal and state income tax expenses of certain of our indirect corporate subsidiaries. Income tax benefit for the year ended December 31, 2004 was directly related to the impairment of franchises. The deferred tax liabilities of our indirect corporate subsidiaries decreased as a result of the write-down of franchise assets for financial statement purposes. We do not expect to recognize a similar benefit associated with the impairment of franchises in future periods. However, the actual tax provision calculations in future periods will be the result of current and future temporary differences, as well as future operating results.
      Income (loss) from discontinued operations, net of tax. Loss from discontinued operations, net of tax decreased from $104 million for the year ended December 31, 2004 to income from discontinued operations, net of tax of $39 million for the year ended December 31, 2005 primarily due to the impairment of franchises recognized in 2004 described above.

      Cumulative effect of accounting change, net of tax. Cumulative effect of accounting change of $840 million (net of minority interest effects of $19 million and tax effects of $16 million) in 2004 represents the impairment charge recorded as a result of our adoption of Topic D-108.
      Net loss. Net loss decreased by $3.1 billion in 2005 compared to 2004 as a result of the factors described above. The impact to net loss in 2005 of the asset impairment charges and extinguishment of debt was to increase net loss by approximately $45 million. The impact to net loss in 2004 of the impairment of franchises and cumulative effect of accounting change was to increase net loss by approximately $3.0 billion.
Year Ended December 31, 2004 Compared to Year Ended December 31, 2003
      Revenues. The overall increase in revenues in 2004 compared to 2003 is principally the result of an increase of 311,600 from December 31, 2003 and 2,300 high-speed Internet customers and digital video customers, respectively, as well as price increases for video and high-speed Internet services, and is offset partially by a decrease of 425,300 analog video customers. Included in the reduction in analog video customers and reducing the increase in digital video and high-speed Internet customers are 230,800 analog video customers, 83,300 digital video customers and 37,800 high-speed Internet customers sold in the cable system sales to Atlantic Broadband Finance, LLC, which closed in March and April 2004 (collectively, with the cable system sale to WaveDivision Holdings, LLC in October 2003, referred to in this section as the “Systems Sales”). The Systems Sales reduced the increase in revenues by $161 million.
      Average monthly revenue per analog video customer increased from $61.84 for the year ended December 31, 2003 to $67.37 for the year ended December 31, 2004 primarily as a result of price increases and incremental revenues from advanced services. Average monthly revenue per analog video customer represents total annual revenue, divided by twelve, divided by the average number of analog video customers during the respective period.
      Revenues by service offering were as follows (dollars in millions):

	Year Ended December 31,

	2004		2003		2004 over 2003

		% of		% of		%
	Revenues	Revenues	Revenues	Revenues	Change	Change

Video	$3,217	68%	$3,306	72%	$(89)	(3)%
High-speed Internet	712	15%	535	12%	177	33%
Telephone	18	—	14	—	4	29%
Advertising sales	279	6%	254	5%	25	10%
Commercial	227	5%	196	4%	31	16%
Other	307	6%	311	7%	(4)	(1)%

	$4,760	100%	$4,616	100%	$144	3%

      Video revenues consist primarily of revenues from analog and digital video services provided to our non-commercial customers. Approximately $116 million of the decrease in video revenues was the result of the Systems Sales and approximately an additional $58 million related to a decline in analog video customers. These decreases were offset by increases of approximately $59 million resulting from price increases and incremental video revenues from existing customers and approximately $26 million resulting from an increase in digital video customers.
      Approximately $159 million of the increase in revenues from high-speed Internet services provided to our non-commercial customers related to the increase in the average number of customers receiving high-speed Internet services, whereas approximately $31 million related to the increase in average price of the service. The increase in high-speed Internet revenues was reduced by approximately $13 million as a result of the Systems Sales.

      Revenues from telephone services increased primarily as a result of an increase of 20,500 telephone customers.
      Advertising sales revenues consist primarily of revenues from commercial advertising customers, programmers and other vendors. Advertising sales revenues increased primarily as a result of an increase in national advertising campaigns and election related advertising. The increase was offset by a decrease of $7 million as a result of the System Sales. For the years ended December 31, 2004 and 2003, we received $16 million and $15 million, respectively, in advertising revenue from programmers.
      Commercial revenues consist primarily of revenues from cable video and high-speed Internet services to our commercial customers. Commercial revenues increased primarily as a result of an increase in commercial high-speed Internet revenues. The increase was reduced by approximately $14 million as a result of the Systems Sales.
      Other revenues consist of revenues from franchise fees, equipment rental, customer installations, home shopping, dial-up Internet service, late payment fees, wire maintenance fees and other miscellaneous revenues. For the year ended December 31, 2004 and 2003, franchise fees represented approximately 52% and 50%, respectively, of total other revenues. Approximately $11 million of the decrease in other revenues was the result of the Systems Sales offset by an increase in home shopping and infomercial revenue.
      Operating expenses. The overall increase in operating expenses was reduced by approximately $59 million as a result of the System Sales. Programming costs were $1.3 billion and $1.2 billion, representing 63% and 64% of total operating expenses for the years ended December 31, 2004 and 2003, respectively. Key expense components as a percentage of revenues were as follows (dollars in millions):

	Year Ended December 31,

	2004		2003		2004 over 2003

		% of		% of		%
	Expenses	Revenues	Expenses	Revenues	Change	Change

Programming	$1,264	27%	$1,195	26%	$69	6%
Service	638	13%	595	13%	43	7%
Advertising sales	92	2%	83	2%	9	11%

	$1,994	42%	$1,873	41%	$121	6%

      Programming costs consist primarily of costs paid to programmers for analog, premium and digital channels and pay-per-view programming. The increase in programming costs was a result of price increases, particularly in sports programming, an increased number of channels carried on our systems, and an increase in digital video customers, partially offset by a decrease in analog video customers. Additionally, the increase in programming costs was reduced by $42 million as a result of the Systems Sales. Programming costs were offset by the amortization of payments received from programmers in support of launches of new channels of $59 million and $63 million for the year ended December 31, 2004 and 2003, respectively. Programming costs for the year ended December 31, 2004 also include a $5 million reduction related to the settlement of a dispute with TechTV, Inc., a related party. See Note 25 to the accompanying consolidated financial statements contained elsewhere in this Exchange Offer Prospectus.
      Service costs consist primarily of service personnel salaries and benefits, franchise fees, system utilities, Internet service provider fees, maintenance and pole rental expense. The increase in service costs resulted primarily from additional activity associated with ongoing infrastructure maintenance. The increase in service costs was reduced by $15 million as a result of the System Sales. Advertising sales expenses consist of costs related to traditional advertising services provided to advertising customers, including salaries, benefits and commissions. Advertising sales expenses increased primarily as a result of increased salary, benefit and commission costs. The increase in advertising sales expenses was reduced by $2 million as a result of the System Sales.

      Selling, general and administrative expenses. The overall increase in selling, general and administrative expenses was reduced by $22 million as a result of the System Sales. Key components of expense as a percentage of revenues were as follows (dollars in millions):

	Year Ended December 31,

	2004		2003		2004 over 2003

		% of		% of		%
	Expenses	Revenues	Expenses	Revenues	Change	Change

General and administrative	$846	17%	$806	18%	$40	5%
Marketing	119	3%	103	2%	16	16%

	$965	20%	$909	20%	$56	6%

      General and administrative expenses consist primarily of salaries and benefits, rent expense, billing costs, call center costs, internal network costs, bad debt expense and property taxes. The increase in general and administrative expenses resulted primarily from increases in costs associated with our commercial business of $21 million, third party call center costs resulting from increased emphasis on customer service of $10 million, bad debt expense of $9 million and costs associated with salaries and benefits of $11 million offset by decreases in and rent expense of $3 million.
      Marketing expenses increased as a result of an increased investment in marketing and branding campaigns.
      Depreciation and amortization. Depreciation and amortization expense increased by $37 million, or 3%. The increase in depreciation related to an increase in capital expenditures, which was partially offset by lower depreciation as the result of the Systems Sales.
      Impairment of franchises. We performed an impairment assessment during the third quarter of 2004. The use of lower projected growth rates and the resulting revised estimates of future cash flows in our valuation, primarily as a result of increased competition, led to the recognition of a $2.3 billion impairment charge for the year ended December 31, 2004.
      Other operating (income) expenses, net. Other operating income decreased $59 million primarily as a result of an increase in special charges of $83 million related to severance and related costs of our management reduction and realignment in 2004, litigation costs and costs incurred as part of a settlement of the consolidated federal class actions, state derivative actions and federal derivative actions. This was coupled with a decrease of $67 million in the settlement of estimated liabilities recorded in connection with prior business combinations, which based on current facts and circumstances, are no longer required. This was offset by an increase of $91 million in gain on sale of assets as a result of the gain realized on the sale of systems to Atlantic Broadband Finance, LLC which closed in 2004.
      Interest expense, net. Net interest expense increased by $181 million, or 33%, from $545 million for the year ended December 31, 2003 to $726 million for the year ended December 31, 2004. The increase in net interest expense was a result of an increase in our average borrowing rate from 6.00% in the year ended December 31, 2003 to 7.38% in the year ended December 31, 2004 coupled with an increase of $509 million in average debt outstanding from $8.9 billion in 2003 to $9.4 billion in 2004.
      Other income, net. Other income increased $44 million primarily as a result of an increase in net gains on derivative instruments and hedging activities as a result of increases in gains on interest rate agreements that do not qualify for hedge accounting under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Other income in 2004 included the write-off of deferred financing fees and third party costs related to the Charter Operating refinancing in April 2004 which did not occur in 2003. Other income also includes the 2% accretion of the preferred membership interests in our indirect subsidiary, CC VIII, and the pro rata share of the profits and losses of CC VIII.
      Income tax benefit (expense). The income tax benefit for the year ended December 31, 2004 was directly related to the impairment of franchises. The deferred tax liabilities of our indirect corporate subsidiaries decreased as a result of the write-down of franchise assets for financial statement purposes. We do not expect to recognize a similar benefit associated with the impairment of franchises in future periods. However, the actual tax provision calculations in future periods will be the result of current and future temporary differences, as well as future operating results.
      The income tax expense recognized in the year ended December 31, 2003 represents increases in the deferred tax liabilities and current federal and state income tax expenses of certain of our indirect corporate subsidiaries.
      Income (loss) from discontinued operations, net of tax. Income from discontinued operations, net of tax decreased from $32 million for the year ended December 31, 2003 to loss from discontinued operations, net of tax of $104 million for the year ended December 31, 2005 primarily due to the impairment of franchises recognized in 2004 described above.
      Cumulative effect of accounting change, net of tax. Cumulative effect of accounting change of $840 million (net of minority interest effects of $19 million and tax effects of $16 million) in 2004 represents the impairment charge recorded as a result of our adoption of EITF Topic D-108.
      Net loss. Net loss increased by $3.5 billion from $15 million in 2003 to $3.5 billion in 2004 as a result of the factors described above. The impact to net loss in 2004 of the impairment of franchises and cumulative effect of accounting change was to increase net loss by approximately $3.0 billion. The impact to net loss in 2003 of the gain on sale of systems and unfavorable contracts and settlements, net of income tax impacts, was to decrease net loss by $93 million.
Liquidity and Capital Resources

Introduction
      This section contains a discussion of our liquidity and capital resources, including a discussion of our cash position, sources and uses of cash, access to credit facilities and other financing sources, historical financing activities, cash needs, capital expenditures and outstanding debt.

Recent Financing Transactions
      In January 2006, CCH II, LLC and CCH II Capital Corp. issued $450 million of the original notes, the proceeds of which were provided, directly or indirectly, to Charter Operating, which used such funds to reduce borrowings, but not commitments, under the revolving portion of its credit facilities.
      In April 2006, Charter Operating completed a $6.85 billion refinancing of its credit facilities including a new $350 million revolving/term facility (which converts to a term loan no later than April 2007), a $5.0 billion term loan due in 2013 and certain amendments to the existing $1.5 billion revolving credit facility. In addition, the refinancing reduced margins on Eurodollar rate Term A & B loans to 2.625% from a weighted average of 3.15% previously and margins on base rate term loans to 1.625% from a weighted average of 2.15% previously. Concurrent with this refinancing, the CCO Holdings bridge loan was terminated.
      Our long-term financing as of June 30, 2006 consists of $5.8 billion of credit facility debt and $5.3 billion accreted value of high-yield notes. For the remainder of 2006, none of our debt matures, and in 2007 and 2008, $25 million and $50 million mature, respectively. In 2009 and beyond, significant additional amounts will become due under our remaining long-term debt obligations.
      Our business requires significant cash to fund debt service costs, capital expenditures and ongoing operations. We have historically funded these requirements through cash flows from operating activities, borrowings under our credit facilities, equity contributions from our parent companies, sales of assets, issuances of debt securities and cash on hand. However, the mix of funding sources changes from period to period. For the six months ended June 30, 2006, we generated $525 million of net cash flows from operating activities after paying cash interest of $451 million. In addition, we used approximately $539 million for purchases of property, plant and equipment. Finally, we had net cash flows from financing activities of $69 million. We expect that our mix of sources of funds will continue to change in the future based on overall needs relative to our cash flow and on the availability of funds under our credit facilities, our and our parent companies’ access to the debt markets, the timing of possible asset sales and our ability to generate cash flows from operating activities. We continue to explore asset dispositions as one of several possible actions that we could take in the future to improve our liquidity, but we do not presently believe unannounced asset sales to be a significant source of liquidity.
      We expect that cash on hand, cash flows from operating activities, proceeds from sale of assets and the amounts available under our credit facilities will be adequate to meet our and our parent companies’ cash needs through 2007. We believe that cash flows from operating activities and amounts available under our credit facilities may not be sufficient to fund our operations and satisfy our and our parent companies’ interest and principal repayment obligations in 2008 and will not be sufficient to fund such needs in 2009 and beyond. See “Risk Factors — Risks Related to Our and Our Subsidiaries’ Significant Indebtedness — We may not generate (or, in general, have available to the applicable obligor) sufficient cash flow or access to additional external liquidity sources to fund our capital expenditures, ongoing operations and debt obligations, including our payment obligations under the Convertible Notes and the CCH II Notes, which could have a material adverse effect on you as holders of the Convertible Notes and the CCH II Notes.” We have been advised that Charter continues to work with its financial advisors in its approach to addressing liquidity, debt maturities and our overall balance sheet leverage.

Debt Covenants
      Our ability to operate depends upon, among other things, our continued access to capital, including credit under the Charter Operating credit facilities. The Charter Operating credit facilities, along with our indentures, contain certain restrictive covenants, some of which require us to maintain specified financial ratios and meet financial tests and to provide annual audited financial statements with an unqualified opinion from our independent auditors. As of June 30, 2006, we are in compliance with the covenants under our indentures and credit facilities, and we expect to remain in compliance with those covenants for the next twelve months. As of June 30, 2006, our potential availability under our credit facilities totaled approximately $900 million, none of which was limited by covenant restrictions. In the past, our actual availability under our credit facilities has been limited by covenant restrictions. There can be no assurance that our actual availability under our credit facilities will not be limited by covenant restrictions in the future. However, pro forma for the closing of the asset sales on July 1, 2006, and the related application of net proceeds to repay amounts outstanding under our revolving credit facilities, potential availability under our credit facilities as of June 30, 2006 would have been approximately $1.7 billion, although actual availability would have been limited to $1.3 billion because of limits imposed by covenant restrictions. Continued access to our credit facilities is subject to our remaining in compliance with these covenants, including covenants tied to our operating performance. If any events of non-compliance occur, funding under the credit facilities may not be available and defaults on some or potentially all of our debt obligations could occur. An event of default under any of our debt instruments could result in the acceleration of our payment obligations under that debt and, under certain circumstances, in cross-defaults under our other debt obligations, which could have a material adverse effect on our consolidated financial condition and results of operations. See “Risk Factors — Risks Related to Our and Our Subsidiaries’ Significant Indebtedness — Charter Operating may not be able to access funds under its credit facilities if it fails to satisfy the covenant restrictions in its credit facilities, which could adversely affect our financial condition and our ability to conduct our business.”

Parent Company Debt Obligations
      Any financial or liquidity problems of our parent companies could cause serious disruption to our business and have a material adverse effect on our business and results of operations. A failure by Charter Holdings, CIH or CCH I to satisfy their debt payment obligations or a bankruptcy filing with respect to Charter Holdings, CIH or CCH I would give the lenders under our credit facilities the right to accelerate the payment obligations under these facilities. Any such acceleration would be a default under the indenture governing our notes. On a consolidated basis, our parent companies have a significant level of debt, which, including our debt, totaled approximately $19.9 billion as of June 30, 2006, as discussed below.
      Charter’s ability to make interest payments on its convertible senior notes, and, in 2009, to repay the outstanding principal of its convertible senior notes of $ $863 million will depend on its ability to raise additional capital and/or on receipt of payments or distributions from Charter Holdco and its subsidiaries. As of June 30, 2006, Charter Holdco was owed $3 million in intercompany loans from its subsidiaries, which were available to pay interest and principal on Charter’s convertible senior notes. In addition, Charter has $74 million of governmental securities pledged as security for the next three scheduled semi-annual interest payments on Charter’s 5.875% convertible senior notes.
      As of June 30, 2006, Charter Holdings, CIH and CCH I had approximately $7.8 billion principal amount of high-yield notes outstanding with approximately $105 million, $0, $684 million and $7.0 billion maturing in 2007, 2008, 2009 and thereafter, respectively. Charter, Charter Holdings, CIH and CCH I will need to raise additional capital or receive distributions or payments from us in order to satisfy their debt obligations. However, because of their significant indebtedness, our ability and the ability of our parent companies to raise additional capital at reasonable rates or at all is uncertain. During the six months ended June 30, 2006, we distributed $420 million of cash to our parent company.
      Distributions by Charter’s subsidiaries to a parent company (including Charter, CCHC, Charter Holdco, Charter Holdings, CIH and CCH I) for payment of principal on parent company notes are restricted under the indentures governing the CIH notes, CCH I notes, CCH II Notes, CCO Holdings notes and Charter Operating notes unless there is no default under the applicable indenture, each applicable subsidiary’s leverage ratio test is met at the time of such distribution and, in the case of Charter’s convertible senior notes, other specified tests are met. For the quarter ended June 30, 2006, there was no default under any of these indentures and each such subsidiary met its applicable leverage ratio tests based on June 30, 2006 financial results. Such distributions would be restricted, however, if any such subsidiary fails to meet these tests at such time. In the past, certain subsidiaries have from time to time failed to meet their leverage ratio test. There can be no assurance that they will satisfy these tests at the time of such distribution. Distributions by Charter Operating for payment of principal on parent company notes are further restricted by the covenants in the credit facilities.
      Distributions by CIH, CCH I, CCH II, CCO Holdings and Charter Operating to a parent company for payment of parent company interest are permitted if there is no default under the aforementioned indentures. However, distributions for payment of interest on Charter’s convertible senior notes are further limited to when each applicable subsidiary’s leverage ratio test is met and other specified tests are met. There can be no assurance that they will satisfy these tests at the time of such distribution.
      Distributions to our parent companies may also be subject to certain restrictions under applicable law. See “Risks Related to Our and Our Subsidiaries’ Significant Indebtedness — Because of our holding company structure, our outstanding notes are structurally subordinated in right of payment to all liabilities of our subsidiaries. Restriction in our subsidiaries’ debt instruments and under applicable law limit their ability to provide funds to us.” While we believe that we and our parent companies currently have surplus and are not insolvent, there can be no assurance that we and our parent companies will be permitted to make distributions in the future in compliance with these restrictions in amounts needed to service all their indebtedness, including the Convertible Notes.

Specific Limitations at Charter Holdings
      The indentures governing the Charter Holdings notes permit Charter Holdings to make distributions to Charter Holdco for payment of interest or principal on the convertible senior notes, only if, after giving effect to the distribution, Charter Holdings can incur additional debt under the leverage ratio of 8.75 to 1.0, there is no default under Charter Holdings’ indentures and other specified tests are met. For the quarter ended June 30, 2006, there was no default under Charter Holdings’ indentures and Charter Holdings met its leverage ratio test based on June 30, 2006 financial results. Such distributions would be restricted, however, if Charter Holdings fails to meet these tests at such time. In the past, Charter Holdings has from time to time failed to meet this leverage ratio test. There can be no assurance that Charter Holdings will satisfy these tests at the time of such distribution. During periods in which distributions are restricted, the indentures governing the Charter Holdings notes permit Charter Holdings and its subsidiaries to make specified investments (that are not restricted payments) in Charter Holdco or Charter up to an amount determined by a formula, as long as there is no default under the indentures.
      Our ability to incur additional debt may be limited by the restrictive covenants in our indentures and credit facilities. No assurances can be given that we will not experience liquidity problems if we do not obtain sufficient additional financing on a timely basis as our debt becomes due or because of adverse market conditions, increased competition or other unfavorable events. If, at any time, additional capital or borrowing capacity is required beyond amounts internally generated or available under our credit facilities or through additional debt or equity financings, we would consider:

•	issuing equity at a parent company level, the proceeds of which could be loaned or contributed to us;

•	issuing debt securities that may have structural or other priority over our existing notes;

•	further reducing our expenses and capital expenditures, which may impair our ability to increase revenue;

•	selling assets; or

•	requesting waivers or amendments with respect to our credit facilities, the availability and terms of which would be subject to market conditions.
If the above strategies are not successful, we could be forced to restructure our obligations or seek protection under the bankruptcy laws. In addition, if we find it necessary to engage in a recapitalization or other similar transaction, our noteholders might not receive principal and interest payments to which they are contractually entitled.

Sale of Assets
      In July 2006, we closed the transactions with Cebridge and New Wave for net proceeds of approximately $896 million. We used the net proceeds from the asset sales to repay (but not reduce permanently) amounts outstanding under our revolving credit facility. The transaction with Orange is scheduled to close in the third quarter of 2006.
      In July 2005, we closed the sale of certain cable systems in Texas and West Virginia and closed the sale of an additional cable system in Nebraska in October 2005 for a total sales price of approximately $37 million, representing a total of approximately 33,000 customers.

Acquisition
      In January 2006, we closed the purchase of certain cable systems in Minnesota from Seren Innovations, Inc. We acquired approximately 17,500 analog video customers, 8,000 digital video customers, 13,200 high-speed Internet customers and 14,500 telephone customers for a total purchase price of approximately $42 million.

Summary of Outstanding Contractual Obligations
      The following table summarizes our payment obligations as of December 31, 2005 under our long-term debt and certain other contractual obligations and commitments (dollars in millions).

	Payments by Period

		Less than	1-3	3-5	More than
	Total	1 Year	Years	Years	5 Years

Contractual Obligations
Long-Term Debt Principal Payments(1)	$10,629	$30	$1,024	$4,142	$5,433
Long-Term Debt Interest Payments(2)	4,231	746	1,478	1,396	611
Payments on Interest Rate Instruments(3)	18	8	10	—	—
Capital and Operating Lease Obligations(1)	94	20	27	23	24
Programming Minimum Commitments(4)	1,253	342	678	233	—
Other(5)	301	146	70	42	43

Total	$16,526	$1,292	$3,287	$5,836	$6,111

(1)	The table presents maturities of long-term debt outstanding as of December 31, 2005. Refer to “Description of Other Indebtedness” and Notes 9 and 22 to our December 31, 2005 consolidated financial statements included in this Exchange Offer Prospectus for a description of our long-term debt and other contractual obligations and commitments.

(2)	Interest payments on variable debt are estimated using amounts outstanding at December 31, 2005 and the average implied forward London Interbank Offering Rate (LIBOR) rates applicable for the quarter during the interest rate reset based on the yield curve in effect at December 31, 2005. Actual interest payments will differ based on actual LIBOR rates and actual amounts outstanding for applicable periods.

(3)	Represents amounts we will be required to pay under our interest rate hedge agreements estimated using the average implied forward LIBOR rates applicable for the quarter during the interest rate reset based on the yield curve in effect at December 31, 2005.

(4)	We pay programming fees under multi-year contracts ranging from three to ten years typically based on a flat fee per customer, which may be fixed for the term or may in some cases, escalate over the term. Programming costs included in the accompanying statements of operations were approximately $1.4 billion, $1.3 billion and $1.2 billion for the years ended December 31, 2005, 2004 and 2003, respectively. Certain of our programming agreements are based on a flat fee per month or have guaranteed minimum payments. The table sets forth the aggregate guaranteed minimum commitments under our programming contracts.

(5)	“Other” represents other guaranteed minimum commitments, which consist primarily of commitments to our billing services vendors.
      The following items are not included in the contractual obligations table because the obligations are not fixed and/or determinable due to various factors discussed below. However, we incur these costs as part of our operations:

•	We also rent utility poles used in our operations. Generally, pole rentals are cancelable on short notice, but we anticipate that such rentals will recur. Rent expense incurred for pole rental attachments related to continuing operations for the years ended December 31, 2005, 2004 and 2003, was $44 million, $42 million and $38 million, respectively.

•	We pay franchise fees under multi-year franchise agreements based on a percentage of revenues earned from video service per year. We also pay other franchise related costs, such as public education grants under multi-year agreements. Franchise fees and other franchise-related costs related to continuing operations included in the accompanying statements of operations were

$165 million, $159 million and $157 million for the years ended December 31, 2005, 2004 and 2003, respectively.

•	We also have $165 million in letters of credit, primarily to our various worker’s compensation, property casualty and general liability carriers as collateral for reimbursement of claims. These letters of credit reduce the amount we may borrow under our credit facilities.

Historical Operating, Financing and Investing Activities
      Our cash flows include the cash flows related to our discontinued operations for all periods presented.
      We held $44 million in cash and cash equivalents as of June 30, 2006 compared to $3 million as of December 31, 2005. For the six months ended June 30, 2006, we generated $525 million of net cash flows from operating activities after paying cash interest of $451 million. In addition, we used approximately $539 million for purchases of property, plant and equipment. Finally, we had net cash flows from financing activities of $69 million.
      Operating Activities. Net cash provided by operating activities increased $56 million, or 12%, from $469 million for the six months ended June 30, 2005 to $525 million for the six months ended June 30, 2006. For the six months ended June 30, 2006, net cash provided by operating activities increased primarily as a result of changes in operating assets and liabilities that provided $117 million more cash during the six months ended June 30, 2006 than the corresponding period in 2005 offset with an increase in cash interest expense of $78 million over the corresponding prior period.
      Net cash provided by operating activities decreased $125 million, or 12%, from $1.0 billion for the year ended December 31, 2004 to $884 million for the year ended December 31, 2005. For the year ended December 31, 2005, net cash provided by operating activities decreased primarily as a result of an increase in cash interest expense of $128 million over the corresponding prior period.
      Net cash provided by operating activities decreased $312 million, or 24%, from $1.3 billion for the year ended December 31, 2003 to $1.0 billion for the year ended December 31, 2004. For the year ended December 31, 2004, net cash provided by operating activities decreased primarily as a result of changes in operating assets and liabilities that used $114 million more cash during the year ended December 31, 2004 than the corresponding period in 2003 and an increase in cash interest expense of $192 million over the corresponding prior period. The change in operating assets and liabilities is primarily the result of the benefit in the year ended December 31, 2003 from collection of receivables from programmers related to network launches, while accounts receivable remained essentially flat in the year ended December 31, 2004.
      Investing Activities. Net cash used by investing activities for the six months ended June 30, 2006 and 2005 was $553 million and $472 million, respectively. Investing activities used $81 million more cash during the six months ended June 30, 2006 than the corresponding period in 2005 primarily as a result of increased cash used for capital expenditures in 2006 coupled with cash used for the purchase of cable systems discussed above.
      Net cash used in investing activities for the years ended December 31, 2005 and 2004 was $1.0 billion and $191 million, respectively. Investing activities used $827 million more cash during the year ended December 31, 2005 than the corresponding period in 2004 primarily as a result of cash provided by proceeds from the sale of certain cable systems to Atlantic Broadband Finance, LLC in 2004 which did not recur in 2005 combined with increased cash used for capital expenditures.
      Net cash used in investing activities for the years ended December 31, 2004 and 2003 was $191 million and $757 million, respectively. Investing activities used $566 million less cash during the year ended December 31, 2004 than the corresponding period in 2003 primarily as a result of cash provided by proceeds from the sale of certain cable systems to Atlantic Broadband Finance, LLC offset by increased cash used for capital expenditures.

      Financing Activities. Net cash provided by financing activities was $69 million for the six months ended June 30, 2006 and net cash used in financing activities was $521 million for the six months ended June 30, 2005. The increase in cash provided during the six months ended June 30, 2006 as compared to the corresponding period in 2005, was primarily the result of proceeds from the issuance of debt.
      Net cash used in financing activities was $409 million and $357 million for the years ended December 31, 2005 and 2004, respectively. The increase in cash used during the year ended December 31, 2005, as compared to the corresponding period in 2004, was primarily the result of an increase in distributions offset by a decrease in payments for debt issuance costs.
      Net cash used in financing activities for the year ended December 31, 2004 and 2003 was $357 million and $789 million, respectively. The decrease in cash used during the year ended December 31, 2004, as compared to the corresponding period in 2003, was primarily the result of an increase in borrowings of long-term debt and proceeds from issuance of debt reduced by repayments of long-term debt.

Capital Expenditures
      We have significant ongoing capital expenditure requirements. Capital expenditures were $539 million, $542 million, $1.1 billion, $893 million and $804 million for the six months ended June 30, 2006 and 2005 and the years ended December 31, 2005, 2004 and 2003, respectively. Capital expenditures increased as a result of increased spending on customer premise equipment as a result of increases in digital video, high-speed Internet and telephone customers. See the table below for more details.
      Our capital expenditures are funded primarily from cash flows from operating activities, the issuance of debt and borrowings under credit facilities. In addition, during the six months ended June 30, 2006 and 2005 and the years ended December 31, 2005, 2004 and 2003, our liabilities related to capital expenditures decreased $9 million, increased $48 million and $13 million and decreased $33 million and $41 million, respectively.
      During 2006, we expect capital expenditures to be approximately $1.0 billion to $1.1 billion. We expect that the nature of these expenditures will continue to be composed primarily of purchases of customer premise equipment related to telephone and other advanced services, support capital and for scalable infrastructure costs. We expect to fund capital expenditures for 2006 primarily from cash flows from operating activities, proceeds from asset sales and borrowings under our credit facilities.
      We have adopted capital expenditure disclosure guidance, which was developed by eleven publicly traded cable system operators, including Charter, with the support of the National Cable & Telecommunications Association (“NCTA”). The disclosure is intended to provide more consistency in the reporting of operating statistics in capital expenditures and customers among peer companies in the cable industry. These disclosure guidelines are not required disclosure under generally accepted accounting principles (“GAAP”), nor do they impact our accounting for capital expenditures under GAAP.

      The following table presents our major capital expenditures categories in accordance with NCTA disclosure guidelines for the six months ended June 30, 2006 and 2005 and the years ended December 31, 2005, 2004 and 2003 (dollars in millions):

	For the
	Six Months
	Ended		For the Years Ended
	June 30,		December 31,

	2006	2005	2005	2004	2003

Customer premise equipment(a)	$258	$228	$434	$451	$380
Scalable infrastructure(b)	97	89	174	108	66
Line extensions(c)	59	77	134	131	130
Upgrade/Rebuild(d)	23	22	49	49	132
Support capital(e)	102	126	297	154	96

Total capital expenditures	$539	$542	$1,088	$893	$804

(a)	Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues. It also includes customer installation costs in accordance with SFAS 51 and customer premise equipment (e.g., set-top boxes and cable modems, etc.).

(b)	Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)	Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).
Interest Rate Risk
      We are exposed to various market risks, including fluctuations in interest rates. We use interest rate risk management derivative instruments, such as interest rate swap agreements and interest rate collar agreements (collectively referred to herein as interest rate agreements) as required under the terms of the credit facilities of our subsidiaries. Our policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, we agree to exchange, at specified intervals through 2007, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate collar agreements are used to limit our exposure to, and to derive benefits from, interest rate fluctuations on variable rate debt to within a certain range of rates. Interest rate risk management agreements are not held or issued for speculative or trading purposes.
      As of June 30, 2006 and December 31, 2005, our long-term debt totaled approximately $11.1 billion and $10.6 billion, respectively. This debt was comprised of approximately $5.8 billion and $5.7 billion of credit facility debt and $5.3 billion and $4.9 billion accreted amount of high-yield notes, respectively.
      As of June 30, 2006 and December 31, 2005, the weighted average interest rate on the credit facility debt was approximately 8.0% and 7.8%, respectively, and the weighted average interest rate on our high-yield notes was approximately 9.2% and 9.0%, respectively, resulting in a blended weighted average interest rate of 8.6% and 8.3%, respectively. The interest rate on approximately 58% of the total principal amount of our debt was effectively fixed, including the effects of our interest rate hedge agreements as of March 31, 2006 and December 31, 2005. The fair value of our high-yield notes was $5.3 billion and

$4.8 billion at March 31, 2006 and December 31, 2005, respectively. The fair value of our credit facilities was $5.8 billion and $5.7 billion at March 31, 2006 and December 31, 2005, respectively. The fair value of high-yield notes is based on quoted market prices and the fair value of the credit facilities is based on dealer quotations.
      We do not hold or issue derivative instruments for trading purposes. We do, however, have certain interest rate derivative instruments that have been designated as cash flow hedging instruments. For qualifying hedges, SFAS No. 133 allows derivative gains and losses to offset related results on hedged items in the consolidated statement of operations. We have formally documented, designated and assessed the effectiveness of transactions that receive hedge accounting. For the six months ended June 30, 2006 and 2005 and the years ended December 31, 2005, 2004 and 2003, other income includes gains of $2 million, $1 million, $3 million, $4 million and $8 million, respectively, which represent cash flow hedge ineffectiveness on interest rate hedge agreements arising from differences between the critical terms of the agreements and the related hedged obligations. Changes in the fair value of interest rate agreements designated as hedging instruments of the variability of cash flows associated with floating-rate debt obligations that meet the effectiveness criteria of SFAS No. 133 are reported in accumulated other comprehensive loss. For the six months ended June 30, 2006 and 2005 and the years ended December 31, 2005, 2004 and 2003, a gain of $0 and $9 million, $16 million, $42 million and $48 million, respectively, related to derivative instruments designated as cash flow hedges, was recorded in accumulated other comprehensive loss. The amounts are subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on the floating-rate debt obligations affects earnings (losses).
      Certain interest rate derivative instruments are not designated as hedges as they do not meet the effectiveness criteria specified by SFAS No. 133. However, management believes such instruments are closely correlated with the respective debt, thus managing associated risk. Interest rate derivative instruments not designated as hedges are marked to fair value, with the impact recorded as other income in our statements of operations. For the six months ended June 30, 2006 and 2005 and the years ended December 31, 2005, 2004 and 2003, other income includes gains of $9 million, $25 million, $47 million, $65 million and $57 million, respectively, for interest rate derivative instruments not designated as hedges.
      The table set forth below summarizes the fair values and contract terms of financial instruments subject to interest rate risk maintained by us as of June 30, 2006 (dollars in millions):

									Fair Value
									at June 30,
	2006	2007	2008	2009	2010	2011	Thereafter	Total	2006

Debt:
Fixed Rate	$—	$—	$—	$—	$2,051	$—	$2,670	$4,721	$4,693
Average Interest Rate	—	—	—	—	10.25%	—	8.33%	9.17%
Variable Rate	$—	$25	$50	$50	$600	$850	$4,775	$6,350	$6,359
Average Interest Rate	—	8.21%	8.14%	8.22%	9.64%	8.66%	8.39%	8.75%
Interest Rate Instruments:
Variable to Fixed Swaps	$898	$875	$—	$—	$—	$—	$—	$1,773	$6
Average Pay Rate	7.70%	7.58%	—	—	—	—	—	7.64%
Average Receive Rate	8.33%	8.31%	—	—	—	—	—	8.32%
      The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of our exposure to credit loss. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts. The estimated fair value approximates the costs (proceeds) to settle the outstanding contracts. Interest rates on variable debt are estimated using the average implied forward London Interbank Offering Rate (LIBOR) rates for the year of maturity based on the yield curve in effect at June 30, 2006.
      At June 30, 2006 and December 31, 2005, we had outstanding $1.8 billion and $1.8 billion and $20 million and $20 million, respectively, in notional amounts of interest rate swaps and collars,

respectively. The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to credit loss. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.
Recently Issued Accounting Standards
      In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 153, Exchanges of Non-monetary Assets — An Amendment of APB No. 29. This statement eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance — that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. We adopted this pronouncement effective April 1, 2005. The exchange transaction discussed in Note 3 to our consolidated financial statements included elsewhere in this Exchange Offer Prospectus, was accounted for under this standard.
      In December 2004, the FASB issued the revised SFAS No. 123, Share-Based Payment, which addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of that company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. This statement was effective for us beginning January 1, 2006. Because we adopted the fair value recognition provisions of SFAS No. 123 on January 1, 2003, we do not expect this revised standard to have a material impact on our financial statements.
      In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations. This interpretation clarifies that the term “conditional asset retirement obligation” as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. This pronouncement is effective for fiscal years ending after December 15, 2005. The adoption of this interpretation did not have a material impact on our financial statements.
      In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits. We will adopt FIN 48 effective January 1, 2007. We are currently assessing the impact of FIN 48 on our financial statements.
      We do not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on our accompanying financial statements.

CCHC, LLC, CCH II, LLC AND CCH II CAPITAL CORP.
      We are registering 45,000,000 shares of Class A Common Stock and $146,250,000.00 principal amount of CCH II Notes for exchange by CCHC, LLC, CCH II, LLC and CCH II Capital Corp. CCHC is an indirect subsidiary of Charter. CCH II, LLC is a wholly-owned indirect subsidiary of CCHC, and CCH II Capital Corp. is a wholly-owned subsidiary of CCH II, LLC. The Class A Common Stock and the CCH II Notes are being registered to permit the exchange of such securities, as part of the Exchange Consideration, for the outstanding Convertible Notes validly tendered and not validly withdrawn in accordance with the terms of the Exchange Offer.
      As of August 9, 2006, CCHC beneficially owned no shares of Class A Common Stock. The Class A Common Stock offered hereby will be contributed to CCHC immediately prior to the settlement. CCHC will hold no shares of Class A Common Stock subsequent to the offering.
      CCH II, LLC and CCH II Capital Corp. will issue the CCH II Notes on the Settlement Date.
BACKGROUND OF THE EXCHANGE OFFER
      In recent years, we have pursued opportunities to improve our liquidity. Our efforts in this regard have resulted in the completion of a number of financing transactions in 2005 and 2006, as follows:

•	the July 2006 sale of cable systems to Cebridge and New Wave for proceeds of approximately $896 million;

•	the April 2006 refinancing of our existing credit facilities (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Charter — Liquidity and Capital Resources — Recent Financing Transactions” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCH II, LLC — Liquidity and Capital Resources — Recent Financing Transactions” included elsewhere in this Exchange Offer Prospectus);

•	the January 2006 sale by CCH II of an additional $450 million principal amount of the CCH II Notes;

•	the September 2005 exchange by Charter Holdings, CCH I and CIH of approximately $6.8 billion in total principal amount of outstanding debt securities of Charter Holdings in a private placement for new debt securities;

•	the August 2005 sale by CCO Holdings and CCO Holdings Capital Corp., of $300 million of 8 3/4% senior notes due 2013;

•	the March and June 2005 issuance of $333 million of Charter Operating notes in exchange for $346 million of Charter Holdings notes;

•	the repurchase during 2005 of $136 million of Charter’s 4.75% convertible senior notes due 2006 leaving $20 million in principal amount outstanding (which were subsequently redeemed); and

•	the March 2005 redemption of all of CC V Holdings, LLC’s outstanding 11.875% senior discount notes due 2008 at a total cost of $122 million.

      This Exchange Offer and the Private Exchange Offer represent similar opportunities to improve our liquidity by extending maturities and reducing our overall indebtedness. As with the September 2005 exchange offers, the timing of this Exchange Offer and the Private Exchange Offer is based on our ability to incur indebtedness under the financial covenants contained in our various debt instruments and the current trading prices of the subject securities in each offer.

DESCRIPTION OF THE EXCHANGE OFFER
General
      The Exchange Consideration offered per $1,000 principal amount of Convertible Notes validly tendered for exchange and not validly withdrawn on or prior to the Expiration Date consists of:

•	$417.75 in cash,

•	100 shares of Charter’s Class A Common Stock, and

•	$325.00 principal amount of CCH II Notes.
      The Exchange Offer is not conditioned on a minimum amount of Convertible Notes being tendered. The Offerors will not accept for exchange more than the Maximum Amount. As a result, if more than the Maximum Amount of Convertible Notes is validly tendered and not validly withdrawn, the Offerors will accept Convertible Notes from each Holder pro rata, based on the total principal amount of Convertible Notes validly tendered and not validly withdrawn.
      In addition to the Exchange Consideration the Offerors will pay the accrued interest on the Convertible Notes from and after the last interest payment date (which was May 16, 2006) up to, but not including, the Settlement Date.
      The CCH II Notes being offered as part of the Exchange Consideration will be issued under a temporary CUSIP number until the next interest payment date which is expected to be September 15, 2006, at which time it is expected that they will be manditorily merged into the existing CUSIP number of approximately $1.6 billion outstanding principal amount of CCH II Notes. CCH II Notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000. If, under the terms of the Exchange Offer, any tendering Holder is entitled to receive CCH II Notes in a principal amount that is not an integral multiple of $1,000, the Offerors will round downward the amount of CCH II Notes to the nearest integral multiple of $1,000.
      Tendered Convertible Notes may be validly withdrawn at any time up until 11:59 p.m., New York City time, on the Expiration Date. In the event of a termination of the Exchange Offer, Convertible Notes tendered pursuant to the Exchange Offer will be promptly returned to the tendering Holders.
      The Offerors obligation to accept for exchange and to pay the related Exchange Consideration is conditioned upon satisfaction of the conditions, including effectiveness of the Registration Settlement as set forth in “Description of the Exchange Offer — Conditions to the Exchange Offer.” As described therein, subject to applicable securities laws and the terms set forth in this Exchange Offer Prospectus, the Offerors reserve the right, prior to the expiration of the Exchange Offer on the Expiration Date:

•	to waive any and all conditions to the Exchange Offer;

•	to extend the Exchange Offer;

•	to terminate the Exchange Offer, but only if any condition to the Exchange Offer is not satisfied (see “— Conditions to the Exchange Offer”); or

•	otherwise to amend the Exchange Offer in any respect; however, the Offerors do not currently intend to change the amount of Class A Common Stock offered to more than 134 shares or less than 67 shares per $1,000 principal amount of Convertible Notes.
      Any amendment to the Exchange Offer will apply to all Convertible Notes tendered pursuant to the Exchange Offer. Any extension, amendment or termination will be followed promptly by public announcement thereof, the announcement in the case of an extension of the Exchange Offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which any public announcement may be made, the Offerors shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

      If the Offerors make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, the Offerors will promptly amend the Exchange Offer materials, disseminate notice of such change to Holders, extend such Exchange Offer to the extent required by law and, if required, promptly file a post-effective amendment to the registration statement relating to the Exchange Offer.
      Neither Charter, CCHC, CCH II, their subsidiaries nor their respective Boards of Directors make any recommendation as to whether Holders should exchange their Convertible Notes pursuant to the Exchange Offer or unwind any hedged positions with respect to the Convertible Notes. Holders must make their own decisions with regard to tendering their Convertible Notes.
Accounting Treatment
      Charter will consider the fair value of consideration to be issued versus the book value of Convertible Notes tendered and will record the resulting anticipated gain on the transaction on our consolidated statement of operations in the period the transaction closes. CCH II will record the fair value of CCH II Notes issued in long-term debt and will record the fair value of the Convertible Notes received by CCH II as a reduction of member’s equity of CCH II. See “Unaudited Pro Forma Consolidated Financials.”
Purchases of Convertible Notes
      The Offerors and their affiliates reserve the right, in their absolute discretion, to purchase or make offers to purchase any Convertible Notes that remain outstanding subsequent to the Expiration Date and, to the extent permitted by applicable law, purchase Convertible Notes in the open market, in privately negotiated transactions or otherwise, but have no current plans to do so. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.
Acceptance of Convertible Notes for Exchange and Payment of Exchange Consideration
      Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, the Offerors will accept for exchange, and promptly exchange pursuant to the terms and conditions of the Exchange Offer and will pay the Exchange Consideration in respect of, all Convertible Notes validly tendered pursuant to the Exchange Offer (and not validly withdrawn, or if withdrawn, then validly re-tendered). Such payment shall be made by the deposit of the Exchange Consideration by the Offerors promptly after the Expiration Date with the Exchange Agent, which will act as agent for exchanging Holders for the purpose of receiving the Exchange Consideration from the Offerors and transmitting such Exchange Consideration to exchanging Holders. Subject to the terms of this Exchange Offer, the Offerors intend to deposit the Exchange Consideration with the Exchange Agent or to return tendered Convertible Notes, as applicable, on or about the third business day following the Expiration Date. Under no circumstances will interest on the Exchange Consideration, as applicable, be paid by the Offerors by reason of any delay on behalf of the Exchange Agent in making payment. In all cases, payment by the Exchange Agent to Holders or beneficial owners of the Exchange Consideration for Convertible Notes tendered pursuant to the Exchange Offer will be made only after receipt by the Exchange Agent of (1) timely confirmation of a book-entry transfer of such Convertible Notes into the Exchange Agent’s account at DTC pursuant to the procedures set forth in the section “— Procedure for Tendering Convertible Notes,” (2) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or a properly transmitted Agent’s Message (as defined below) through ATOP and (3) any other documents required by the Letter of Transmittal.
      For purposes of the Exchange Offer, Convertible Notes tendered will be deemed to have been accepted for tender and payment of Exchange Consideration, if, as and when the Offerors give oral or written notice thereof to the Exchange Agent.

      Tendering Holders will not be obligated to pay brokerage fees or commissions to the Dealer Managers, the Information Agent, the Exchange Agent or us, or, except as set forth in Instruction 7 of the Letter of Transmittal, transfer taxes on the payment of the Exchange Consideration.
Optional Settlement Procedure
      As described under “Description of Capital Stock and Membership Units — Share Lending Agreement” below, as of June 30, 2006, Charter has loaned to CGML 116.9 million shares of Class A Common Stock to facilitate the placement of the Convertible Notes. To the extent you tender Convertible Notes in the Exchange Offer, and you have entered into a share loan agreement with CGML pursuant to which you have, as of the Acceptance Date of the Exchange Offer, an open borrow position thereunder, you may, at your option, elect the settlement of Class A Common Stock to be issued by Charter as part of the Exchange Consideration through the settlement procedure described below. Any such election may be made:

•	if you hold your Convertible Notes in book-entry form through DTC, by instructing your nominee to make such an election on your behalf in accordance with DTC procedures; or

•	otherwise, by making such an election in the Letter of Transmittal and delivery of such Letter of Transmittal in accordance with the procedures described under “— Procedures for Tendering Convertible Notes” below.
      If you validly make such an election as described above, any Class A Common Stock you are entitled to receive as a component of the Exchange Consideration will be issued by Charter to CGML, or an affiliate, and used, to the extent you have, as of the Acceptance Date, an outstanding obligation to return shares of our Class A Common Stock under the share loan agreement, to satisfy a corresponding portion of such return obligation to CGML. Such share deliveries will be deemed to occur on the Acceptance Date and will be used, on such date, to satisfy your return obligation to CGML. Although it has no obligation to do so, we anticipate that CGML will contemporaneously return such shares to Charter under the Share Lending Agreement on such date. In lieu of actual issuances of shares by Charter to CGML or an affiliate, and return of those shares to CGML under our share loan agreement, CGML and Charter may agree to deem your obligation to deliver those shares to CGML and CGML’s obligation to deliver those shares to Charter to be mutually satisfied as of the Acceptance Date.
Procedure for Tendering Convertible Notes
      If you wish to participate in the Exchange Offer and your Convertible Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your Convertible Notes on your behalf pursuant to the procedures of that custodial entity.
      To participate in the Exchange Offer, you must either:

•	complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions in the Letter of Transmittal, including guaranteeing the signatures to the Letter of Transmittal, if required, and mail or otherwise deliver the Letter of Transmittal or a facsimile thereof, to the Exchange Agent at one of its addresses listed on the back cover page of this Exchange Offer Prospectus, for receipt on or prior to the Expiration Date; or

•	comply with the ATOP procedures for book-entry transfer described below on or prior to the Expiration Date.
      The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for ATOP. The Letter of Transmittal, or a facsimile thereof, with any required signature guarantees, or, in the case of book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Exchange Agent on or prior to the Expiration Date at one of its addresses listed on the back cover page of this Exchange Offer Prospectus. Convertible Notes will not be deemed to have been tendered until the Letter of Transmittal and signature guarantees, if any, or Agent’s Message, is received by the Exchange Agent.

      The method of delivery of the Letter of Transmittal, and all other required documents to the Exchange Agent is at the election and risk of the Holder. Holders should use an overnight or hand-delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the Exchange Agent on or prior to the Expiration Date. Do not send the Letter of Transmittal to anyone other than the Exchange Agent.
      If you are tendering your Convertible Notes and anticipate delivering your Letter of Transmittal and other documents other than through DTC, we urge you to contact promptly a bank, broker or other intermediary that has the capability to hold the Convertible Notes custodially through DTC to arrange for receipt of the Exchange Consideration and to obtain the information necessary to provide the required DTC participant with account information in the Letter of Transmittal.

Book-Entry Delivery Procedures for Tendering Convertible Notes Held with DTC
      If you wish to tender Convertible Notes held on your behalf by a nominee with DTC, you must:

•	inform your nominee of your interest in tendering your Convertible Notes pursuant to the Exchange Offer; and

•	instruct your nominee to tender all Convertible Notes you wish to be tendered in the Exchange Offer into the Exchange Agent’s account at DTC on or prior to the Expiration Date.
      Any financial institution that is a nominee in DTC, including Euroclear and Clearstream, must tender Convertible Notes by effecting a book-entry transfer of Convertible Notes to be tendered in the Exchange Offer into the account of the Exchange Agent at DTC by electronically transmitting its acceptance of the Exchange Offer through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent’s account at DTC and send an Agent’s Message to the Exchange Agent. An “Agent’s Message” is a message, transmitted by DTC to, and received by, the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC, which the Offerors refer to as a “participant,” tendering Convertible Notes that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offerors may enforce the agreement against the participant. A Letter of Transmittal need not accompany tenders effected through ATOP.

Proper Execution and Delivery of the Letter of Transmittal
      Signatures on a Letter of Transmittal or notice of withdrawal described under “Withdrawal of Tendered Convertible Notes,” as applicable, must be guaranteed by an eligible guarantor institution unless the Convertible Notes tendered pursuant to the Letter of Transmittal are tendered for the account of an eligible guarantor institution. An “eligible guarantor institution” is one of the following firms or other entities identified in Rule 17Ad-15 under the Exchange Act (as the terms are used in Rule 17Ad-15):

(1) a bank;

(2) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;

(3) a credit union;

(4) a national securities exchange, registered securities association or clearing agency; or

(5) a savings institution that is a participant in a Securities Transfer Association recognized program.
      If signatures on a Letter of Transmittal or notice of withdrawal are required to be guaranteed, that guarantee must be made by an eligible guarantor institution.
      If the Letter of Transmittal is signed by the Holders of Convertible Notes tendered thereby, the signatures must correspond with the names as written on the face of the Convertible Notes without any alteration, enlargement or any change whatsoever. If any of the Convertible Notes tendered thereby are held by two or more Holders, each of those Holders must sign the Letter of Transmittal. If any of the Convertible Notes tendered thereby are registered in different names on different Convertible Notes, it will be necessary to complete, sign and submit as many separate Letters of Transmittal, and any accompanying documents, as there are different registrations of certificates.
      If Convertible Notes that are not tendered for exchange pursuant to the Exchange Offer are to be returned to a person other than the tendering holder, certificates for those Convertible Notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible institution.
      If the Letter of Transmittal is signed by a person other than the Holder of any Convertible Notes listed in the Letter of Transmittal, those Convertible Notes must be properly endorsed or accompanied by a properly completed bond power, signed by the Holder exactly as the Holder’s name appears on those Convertible Notes. If the Letter of Transmittal or any Convertible Notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the Letter of Transmittal.
      No conditional, irregular or contingent tenders will be accepted. By executing the Letter of Transmittal, or facsimile thereof, the tendering Holders of Convertible Notes waive any right to receive any notice of the acceptance for exchange of their Convertible Notes. Tendering Holders should indicate in the applicable box in the Letter of Transmittal the name and address to which payments or substitute certificates evidencing Convertible Notes for amounts not tendered or not exchanged are to be issued or sent, if different from the name and address of the person signing the Letter of Transmittal. If those instructions are not given, Convertible Notes not tendered or exchanged will be returned to the tendering Holder.
Determination of Validity
      All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Convertible Notes, will be determined by the Offerors in their absolute discretion, which determination will be final and binding. The Offerors reserve the absolute right to reject any and all tendered Convertible Notes determined by the Offerors not to be in proper form or not to be tendered properly or any tendered Convertible Notes the acceptance of which by the Offerors would, in the opinion of their counsel, be unlawful. The Offerors also reserve the right to waive, in their absolute discretion, any defects or irregularities of tender as to particular Convertible Notes, whether or not waived in the case of other Convertible Notes. The Offerors interpretation of the terms of the Exchange Offer, including the terms and instructions in the Letter of Transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Convertible Notes must be cured within the time the Offerors determine. Although the Offerors intend to notify Holders of defects or irregularities with respect to tenders of Convertible Notes, neither the Offerors, the Exchange Agent, the Information Agent, the Dealer Managers nor any other person will be under any duty to give that notification or incur any liability for failure to give that notification. Tenders of Convertible Notes will not be deemed to have been made until any defects or irregularities have been cured or waived.
      Any Holder whose Convertible Notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee of the Convertible Notes. Holders may contact the Information Agent for assistance with these matters.
Withdrawal of Tendered Convertible Notes
      Convertible Notes previously tendered may be withdrawn at any time up until 11:59 p.m., New York City time, on the Expiration Date. In the event of a termination of the Exchange Offer, the Convertible

Notes tendered pursuant to the Exchange Offer will be promptly returned to the tendering Holders. In addition, even after the Expiration Date, if the Offerors have not accepted for payment any validly tendered Convertible Notes, such Convertible Notes may be withdrawn 60 days after commencement of the Exchange Offer.
      For a withdrawal of tendered Convertible Notes to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be received by the Exchange Agent on or prior to 11:59 p.m., New York City time, on the Expiration Date at its address set forth on the back cover of this Exchange Offer Prospectus. Any such notice of withdrawal must:

•	specify the name of the person who tendered the Convertible Notes to be withdrawn;

•	contain the description of the Convertible Notes to be withdrawn and the aggregate principal amount represented by such Convertible Notes; and

•	be signed by the Holder of such Convertible Notes in the same manner as the original signature on the Letter of Transmittal by which such Convertible Notes were tendered (including any required signature guarantees), if any, or be accompanied by (x) documents of transfer sufficient to have the Trustee register the transfer of the Convertible Notes to the name of the person withdrawing such Convertible Notes and (y) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such Holder.
      If the Convertible Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. Any Convertible Notes validly withdrawn will be deemed to be not validly tendered for purposes of the Exchange Offer.
      Withdrawal of Convertible Notes can be accomplished only in accordance with the foregoing procedures.
      All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by the Offerors in their sole discretion, and their determination shall be final and binding. None of the Offerors, the Exchange Agent, the Dealer Managers, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.
Backup Withholding
      To prevent United States federal income tax backup withholding, each tendering Holder of Convertible Notes that is a United States person generally must provide the Exchange Agent with such Holder’s correct taxpayer identification number and certify that such Holder is not subject to United States federal income tax backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Each tendering Holder of Convertible Notes that is not a United States person generally will be subject to a 30% withholding tax unless such Holder provides the Exchange Agent with an applicable Form W-8BEN or W-8ECI to demonstrate exemption from withholding or a reduced rate of withholding. For a discussion of the material United States federal income tax consequences relating to backup withholding, see “Certain U.S. Federal Income Tax Consequences.”
Conditions to the Exchange Offer
      Notwithstanding any other provision of the Exchange Offer and in addition to (and not in limitation of) the Offerors’ right to extend and/or amend the Exchange Offer, the Offerors and their affiliates shall not be required to accept for exchange pursuant to the Exchange Offer, pay Exchange Consideration in respect of, and may delay the acceptance for tender and payment of Exchange Consideration in respect of, any Convertible Notes tendered pursuant to the Exchange Offer, in each event subject to Rule 14e-l(c)

under the Exchange Act, and may terminate the Exchange Offer, if the registration statement has not been declared effective by the SEC by the Expiration Date or if any of the following have occurred:

(1) the Offerors and their affiliates are not in compliance, after taking into account the effects of the Exchange Offer, the Private Exchange Offer and other relevant events, with the covenants and other restrictions contained in the agreements governing our indebtedness and other obligations, excluding any actions or omissions by the Offerors that are intended to allow the Offerors to assert this condition;

(2) there shall have been instituted, threatened or be pending any action or proceeding (or there shall have been any material adverse development to any action or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer that, in the Offerors’ reasonable judgment, either (a) is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of Charter and its subsidiaries, taken as a whole, or (b) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer;

(3) an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the Offerors’ reasonable judgment, either (a) is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of Charter and its subsidiaries, taken as a whole, or (b) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer;

(4) there shall have occurred or be likely to occur any event affecting the business or financial affairs of Charter that, in the Offerors’ reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer;

(5) the Trustee shall have objected in any respect to, or taken action that could, in the Offerors’ reasonable judgment, adversely affect the consummation of, the Exchange Offer or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in the making of the Exchange Offer or the acceptance for exchange of, or payment of Exchange Consideration in respect of, Convertible Notes tendered pursuant to the Exchange Offer; or

(6) there has occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) any decline of more than 10% in the price of the Convertible Notes since the date of commencement of the Exchange Offer, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or other major financial markets, (d) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the Offerors’ reasonable judgment, might affect the extension of credit by banks or other lending institutions, (e) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (f) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.
      The foregoing conditions are for the sole benefit of the Offerors and may be asserted by the Offerors regardless of the circumstances giving rise to any such condition and may be waived by the Offerors, in whole or in part, at any time and from time to time, in their sole discretion. Notwithstanding the previous sentence, unless the Exchange Offer is terminated, all conditions to the Exchange Offer will be either satisfied or waived by the Offerors prior to the Expiration Date. The failure by the Offerors at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time, but only prior to 11:59 p.m., New York City time, on the Expiration Date.
      We currently do not anticipate extending the Expiration Date beyond September 8, 2006.

BUSINESS
      For a chart showing our ownership structure, see page 3. The data included in this “Business” section does not take into account the effect of the sale of various assets to Cebridge described under “Summary — Recent Events — Assets Sales” unless otherwise noted.
Overview
      We are a broadband communications company operating in the United States, with approximately 6.17 million customers at June 30, 2006. Through our broadband network of coaxial and fiber optic cable, we offer our customers traditional cable video programming (analog and digital, which we refer to as “video” service), high-speed Internet access, advanced broadband cable services (such as video on demand (“VOD”), high definition television service and interactive television) and, in some of our markets, telephone service. See “— Products and Services” for further description of these terms, including “customers.”
      At June 30, 2006, we served approximately 5.88 million analog video customers, of which approximately 2.89 million were also digital video customers. We also served approximately 2.38 million high-speed Internet customers (including approximately 272,500 who received only high-speed Internet services). We also provided telephone service to approximately 257,600 customers (including approximately 24,100 who received telephone service only).
      At June 30, 2006, Charter’s investment in cable properties, long-term debt and total shareholder’s deficit was $14.7 billion, $19.9 billion and $5.8 billion, respectively. Charter’s working capital deficit was $152 million at June 30, 2006. For the six months ended June 30, 2006, Charter’s revenues from continuing operations and net loss were approximately $2.7 billion and $841 million, respectively.
      At June 30, 2006, CCH II’s investment in cable properties, long-term debt and total member’s equity was $14.6 billion, $11.1 billion and $2.6 billion, respectively. CCH II’s working capital deficit was $33 million at June 30, 2006. For the six months ended June 30, 2006, CCH II’s revenues from continuing operations and net loss were approximately $2.7 billion and $335 million, respectively.
      We have a history of net losses. Further, we expect to continue to report net losses for the foreseeable future. Our net losses are principally attributable to insufficient revenue to cover the combination of operating costs and interest costs we incur because of our high level of debt and the depreciation expenses that we incur resulting from the capital investments we have made in our cable properties. We expect that these expenses will remain significant, and we therefore expect to continue to report net losses for the foreseeable future.
      CCH II is wholly-owned by its parent, CCH I, and indirectly owned by Charter. Charter was organized as a Delaware corporation in 1999 and completed an initial public offering of its Class A Common Stock in November 1999. Charter is a holding company whose principal assets are, for accounting purposes, an approximate 48% equity interest and a 100% voting interest in Charter Holdco, the direct parent of CCHC which is the direct parent of Charter Holdings. Charter also holds certain preferred equity and indebtedness of Charter Holdco that mirror the terms of securities issued by Charter. Charter’s only business is to act as the sole manager of Charter Holdco and its subsidiaries. As sole manager, Charter controls the affairs of Charter Holdco and most of its subsidiaries. Certain of our subsidiaries commenced operations under the “Charter Communications” name in 1994, and our growth through 2001 was primarily due to acquisitions and business combinations. We do not expect to make any significant acquisitions in the foreseeable future, but plan to evaluate opportunities to consolidate our operations through exchanges of cable systems with other cable operators, as they arise. We may also sell certain assets from time to time. See “Summary — Recent Events — Assets Sales.” Paul G. Allen owns 44% of Charter Holdco through affiliated entities. His membership units are convertible at any time for shares of the Class A Common Stock on a one-for-one basis. Paul G. Allen controls Charter with an as-converted common equity interest of approximately 47% and a voting control interest of 90% as of June 30, 2006.

Business Strategy
      Our strategy is to leverage the capacity and the capabilities of our broadband network to become the premier provider of in-home entertainment and communications services in the communities we serve. By offering excellent value and variety to our customers through creative product bundles, strategic pricing and packaging of all our products and services, our goal is to increase profitable revenues that will enable us to maximize return on our invested capital.
      Building on the foundation established throughout 2005, in 2006 we will strive toward:

•	improving the end-to-end customer experience and increasing customer loyalty;

•	growing sales and retention for all our products and services; and

•	driving operating and capital effectiveness.

The Customer Experience
      Providing superior customer service is an essential element of our fundamental business strategy. We strive to continually improve the end-to-end customer experience and increase customer loyalty by effectively managing our customer care contact centers in alignment with technical operations. We are seeking to instill a customer-service-oriented culture throughout the organization and will continue to focus on excellence by pursuing further improvements in customer service, technical operations, sales and marketing.
      We are dedicated to fostering strong relationships and making not only financial investments, but the investment of time and effort to strengthen the communities we serve. We have developed programs and initiatives that provide valuable television time to groups and organizations over our cable networks.

Sales and Retention
      Providing desirable products and services and investing in profitable marketing programs are major components of our sales strategy. Bundling services, combining two or more services for one discounted price, is fundamental to our marketing strategy. We believe that combining our products into bundled offerings provides value to our customers that distinguishes us from the competition. We believe bundled offerings increase penetration of all our products and services and improves customer retention and perception. Through targeted marketing of bundled services, we will pursue growth in our customer base and improvements in customer satisfaction. Targeted marketing also promotes the appropriate matching of services with customer needs leading to improved retention of existing customers and lower bad debt expense.
      Expanding telephone service to additional markets and achieving increased telephone service penetration will be a high priority in 2006 and will be important to revenue growth. We plan to add enhancements to our high-speed Internet service to provide customers the best possible Internet experience. Our digital video platform enables us to provide customers advanced video products and services such as VOD, high-definition television and digital video recorder (“DVR”) service. We will also continue to explore additional product and service offerings to complement and enhance our existing offerings and generate profitable revenue growth.
      In addition to the focus on our primary residential customer base, we will strive to expand the marketing of our video and high-speed Internet services to the business community and introduce telephone service, which we believe has growth potential.

Operating and Capital Effectiveness
      We plan to further capitalize on initiatives launched during 2005 to continue to drive operating and capital effectiveness. Specifically, additional improvements in work force management will enhance the efficient operation of our customer care centers and technical operations functions. We will continue to place the highest priority for capital spending on revenue-generating initiatives such as telephone deployment.
      With over 92% of our homes passed having bandwidth of 550 megahertz or higher, we believe our broadband network provides the infrastructure to deliver the products and services today’s consumer desires. See “— Our Network Technology.” In 2005 we invested in programs and initiatives to improve all aspects of operations, and going forward we will seek to capitalize on that solid foundation. We plan to leverage both our broadband network and prior investments in operational efficiencies to generate profitable revenue growth.
      Through our targeted marketing strategy, we plan to meet the needs of our current customers and potential customers with desirable, value-based offerings. We will seek to capitalize on the capabilities of our broadband network in order to bring innovative products and services to the marketplace. Our employees are dedicated to our customer-first philosophy, and we will strive to support their continued professional growth and development, providing the right tools and training necessary to accomplish our goals. We believe our strategy differentiates us from the competition and plan to enhance our ability to continue to grow our broadband operations in the communities we serve.
      We continue to pursue opportunities to improve our liquidity. Our efforts in this regard have resulted in the completion of a number of transactions in 2005 and 2006, as follows:

•	the July 2006 sale of cable systems to Cebridge and New Wave for proceeds of approximately $896 million;

•	the April 2006 refinancing of our existing credit facilities (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Charter — Liquidity and Capital Resources — Recent Financing Transactions” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CCH II, LLC — Liquidity and Capital Resources — Recent Financing Transactions” included elsewhere in this Exchange Offer Prospectus;

•	the January 2006 sale by CCH II of an additional $450 million principal amount of CCH II Notes;

•	the September 2005 exchange by Charter Holdings, CCH I and CCH I Holdings, LLC (“CIH”), of approximately $6.8 billion in total principal amount of outstanding debt securities of Charter Holdings in a private placement for new debt securities;

•	the August 2005 sale by our subsidiaries, CCO Holdings, LLC (“CCO Holdings”) and CCO Holdings Capital Corp., of $300 million of 8 3/4% senior notes due 2013;

•	the March and June 2005 issuance of $333 million of Charter Operating notes in exchange for $346 million of Charter Holdings notes;

•	the repurchase during 2005 of $136 million of Charter’s 4.75% convertible senior notes due 2006 leaving $20 million in principal amount outstanding; and

•	the March 2005 redemption of all of CC V Holdings, LLC’s outstanding 11.875% senior discount notes due 2008 at a total cost of $122 million.
Charter Background
      In 1998, Mr. Allen acquired approximately 99% of the non-voting economic interests in Marcus Cable, which owned various operating subsidiaries that served approximately 1.1 million customers. Thereafter, in December 1998, Mr. Allen acquired, through a series of transactions, approximately 94% of the equity interests of CII, which controlled various operating subsidiaries that serviced approximately 1.2 million customers.
      In March and April of 1999, Mr. Allen acquired the remaining interests in Marcus Cable and, through a series of transactions, combined the Marcus companies with the Charter companies. As a consequence, the former operating subsidiaries of Marcus Cable and all of the cable systems they owned came under the ownership of Charter Holdings.
      In July 1999, Charter was formed as a wholly owned subsidiary of CII, and in November 1999, Charter completed its initial public offering.
      During 1999 and 2000, Charter completed 16 cable system acquisitions for a total purchase price of $14.7 billion including $9.1 billion in cash, $3.3 billion of assumed debt, $1.9 billion of equity interests issued and Charter cable systems valued at $420 million. These transactions resulted in a net total increase of approximately 3.9 million customers as of their respective dates of acquisition.
      In February 2001, Charter entered into several agreements with AT&T Broadband, LLC involving several strategic cable system transactions that resulted in a net addition of customers for our systems. In the AT&T transactions, which closed in June 2001, Charter acquired cable systems from AT&T Broadband, LLC serving approximately 551,000 customers for a total of $1.74 billion consisting of $1.71 billion in cash and a Charter cable system valued at $25 million. In 2001, Charter also acquired all of the outstanding stock of Cable USA, Inc. and the assets of certain of its related affiliates in exchange for consideration valued at $100 million (consisting of Series A Preferred Stock with a face amount of $55 million and the remainder in cash and assumed debt).
      During 2002, Charter purchased additional cable systems in Illinois serving approximately 28,000 customers, for a total cash purchase price of approximately $63 million.
      In 2003 and 2004, Charter sold certain non-core cable systems serving approximately 264,100 customers in Florida, Pennsylvania, Maryland, Delaware, West Virginia and Washington for an aggregate consideration of approximately $826 million.
Products and Services
      We offer our customers traditional cable video programming (analog and digital) and in some areas advanced broadband services such as high definition television, VOD and interactive television as well as high-speed Internet services. We sell our video programming and high-speed Internet services on a subscription basis, with prices and related charges, that vary primarily based on the types of service selected, whether the services are sold as a “bundle” versus on an “á la carte” basis, and the equipment necessary to receive the services, with some variation in prices depending on geographic location. In addition, we offer telephone service to a portion of our homes passed.
      The following table summarizes our customer statistics for analog and digital video, residential high-speed Internet, and residential telephone as of June 30, 2006 and 2005:

	Approximate as of

	June 30,	June 30,
	2006(a)	2005(a)

Cable Video Services:
Analog Video:
Residential (non-bulk) analog video customers(b)	5,600,300	5,683,400
Multi-dwelling (bulk) and commercial unit customers(c)	275,800	259,700

Total analog video customers(b)(c)	5,876,100	5,943,100
Digital Video:
Digital video customers(d)	2,889,000	2,685,600
Non-Video Cable Services:
Residential high-speed Internet customers(e)	2,375,100	2,022,200
Residential telephone customers(f)	257,600	67,800

(a)	“Customers” include all persons our corporate billing records show as receiving service (regardless of their payment status), except for complimentary accounts (such as our employees). At June 30, 2006 and 2005, “customers” include approximately 55,900 and 45,100 persons whose accounts were over 60 days past due in payment, approximately 14,300 and 8,200 persons whose accounts were over 90 days past due in payment and approximately 8,900 and 4,500 of which were over 120 days past due in payment, respectively.

(b)	“Analog video customers” include all customers who receive video services (including those who also purchase high-speed Internet and telephone services) but excludes approximately 296,500 and 248,400 customers at June 30, 2006 and 2005, respectively, who receive high-speed Internet service only or telephone service only and who are only counted as high-speed Internet customers or telephone customers.

(c)	Included within “video customers” are those in commercial and multi-dwelling structures, which are calculated on an equivalent bulk unit (“EBU”) basis. EBU is calculated for a system by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. The EBU method of estimating analog video customers is consistent with the methodology used in determining costs paid to programmers and has been used consistently. As we increase our effective analog prices to residential customers without a corresponding increase in the prices charged to commercial service or multi-dwelling customers, our EBU count will decline even if there is no real loss in commercial service or multi-dwelling customers.

(d)	“Digital video customers” include all households that have one or more digital set-top boxes. Included in “digital video customers” on June 30, 2006 and 2005 are approximately 8,400 and 9,700 customers, respectively, that receive digital video service directly through satellite transmission.

(e)	“Residential high-speed Internet customers” represent those customers who subscribe to our high-speed Internet service.

(f)	“Residential telephone customers” include all households receiving telephone service.

Video Services
      Our video service offerings include the following:

•	Basic Analog Video. All of our video customers receive a package of basic programming which generally consists of local broadcast television, local community programming, including governmental and public access, and limited satellite-delivered or non-broadcast channels, such as weather, shopping and religious services. Our basic channel line-up generally has between 15 and 30 channels.

•	Expanded Basic Video. This expanded programming level includes a package of satellite-delivered or non-broadcast channels and generally has between 30 and 50 channels in addition to the basic channel line-up.

•	Premium Channels. These channels provide commercial-free movies, sports and other special event entertainment programming. Although we offer subscriptions to premium channels on an individual basis, we offer an increasing number of premium channel packages and we offer premium channels with our advanced services.

•	Pay-Per-View. These channels allow customers to pay on a per event basis to view a single showing of a recently released movie, a one-time special sporting event, music concert or similar event on a commercial-free basis.

•	Digital Video. We offer digital video service to our customers in several different service combination packages. All of our digital packages include a digital set-top box, an interactive electronic programming guide, an expanded menu of pay-per-view channels and the option to also receive digital packages which range from 8 to 30 additional video channels. We also offer our customers certain digital packages with one or more premium channels that give customers access to several different versions of the same premium channel. Some digital tier packages focus on the interests of a particular customer demographic and emphasize, for example, sports, movies, family or ethnic programming. In addition to video programming, digital video service enables customers to receive our advanced services such as VOD and high definition television. Other digital packages bundle digital television with our advanced services, such as high-speed Internet services.

•	Video on Demand and Subscription Video on Demand. We offer VOD service, which allows customers to access hundreds of movies and other programming at any time with digital picture quality. In some systems we also offer subscription VOD (“SVOD”) for a monthly fee or included in a digital tier premium channel subscription.

•	High Definition Television. High definition television offers our digital customers video programming at a higher resolution than the standard analog or digital video image.

•	Digital Video Recorder. DVR service enables customers to digitally record programming and to pause and rewind live programming.

High-Speed Internet Services
      We offer high-speed Internet services to our residential and commercial customers primarily via cable modems attached to personal computers. We generally offer our high-speed Internet service as Charter High-Speed Internettm. We also offer traditional dial-up Internet access in a very limited number of our markets.
      We ended the second quarter of 2006 with 21% penetration of high-speed Internet homes passed, up from 18% penetration of high-speed Internet homes passed at June 30, 2005. This gave us an annual percentage increase in high-speed Internet customers of 17% and an increase in high-speed Internet revenues of 19% in the six months ended June 30, 2006 compared to the six months ended June 30, 2005.

Telephone Services
      We provide voice communications services using voice over Internet protocol, or “VoIP,” to transmit digital voice signals over our systems. At June 30, 2006, telephone service was available to approximately 4.7 million homes passed, and we were marketing to approximately 92% of those homes. We will continue to prepare additional markets for telephone launches in 2006 and expect to have 6 to 8 million homes passed by the end of 2006.

Commercial Services
      We offer integrated network solutions to commercial and institutional customers. These solutions include high-speed Internet and video services. In addition, we offer high-speed Internet services to small businesses. We will continue to expand the marketing of our video and high-speed Internet services to the business community and intend to introduce telephone services.

Sale of Advertising
      We receive revenues from the sale of local advertising on satellite-delivered networks such as MTV®, CNN® and ESPN®. In any particular market, we generally insert local advertising on up to 48 channels. We also provide cross-channel advertising to some programmers.
      From time to time, certain of our vendors, including programmers and equipment vendors, have purchased advertising from us. For the six months ended June 30, 2006 and the years ending December 31, 2005, 2004 and 2003, we had advertising revenues from programmers of approximately $10 million, $15 million, $16 million and $15 million, respectively. These revenues resulted from purchases at market rates pursuant to binding agreements.

Pricing of Our Products and Services
      Our revenues are derived principally from the monthly fees our customers pay for the services we offer. A one-time installation fee, which is sometimes waived or discounted during certain promotional periods, is charged to new customers. The prices we charge vary based on the level of service the customer chooses and the geographic market. Most of our pricing is reviewed and adjusted on an annual basis.
      In accordance with the Federal Communications Commission’s (“FCC”) rules, the prices we charge for cable-related equipment, such as set-top boxes and remote control devices, and for installation services are based on actual costs plus a permitted rate of return.
      Although our cable service offerings vary across the markets we serve because of various factors including competition and regulatory factors, our services, when offered on a stand-alone basis, are typically offered at monthly price ranges, excluding franchise fees and other taxes, as follows:

Price Range as of
Service	June 30, 2006

Analog video packages	$6.38 - $ 58.00
Premium channels	$10.00 - $ 15.00
Pay-per-view events	$2.99 - $179.00
Digital video packages (including high-speed Internet service for higher tiers)	$34.00 - $172.99
High-speed Internet service	$21.95 - $ 59.99
Video on demand (per selection)	$0.99 - $ 29.99
High definition television	$3.00 - $ 10.99
Digital video recorder (DVR)	$9.99 - $ 14.99
      In addition, from time to time we offer free service or reduced-price service during promotional periods in order to attract new customers. There is no assurance that these customers will remain as customers when the period of free service expires.
Our Network Technology
      The following table sets forth the technological capacity of our systems as of June 30, 2006 based on a percentage of homes passed:

Less than
550 megahertz	550 megahertz	750 megahertz	860/870 megahertz	Two-way Enabled

8%	5%	40%	47%	87%
      Approximately 92% of our homes passed are served by systems that have bandwidth of 550 megahertz or greater. This bandwidth capacity enables us to offer digital television, high-speed Internet services and other advanced services. It also enables us to offer up to 82 analog channels, and even more channels when our bandwidth is used for digital signal transmissions. Our increased bandwidth also permits two-way communication for Internet access, interactive services and telephone services.
      We have reduced the number of headends that serve our customers from 1,138 at January 1, 2001 to 711 at June 30, 2006. Because headends are the control centers of a cable system, where incoming signals are amplified, converted, processed and combined for transmission to the customer, reducing the number of headends reduces related equipment, service personnel and maintenance expenditures. We believe that the headend consolidation, together with our other upgrades, allows us to provide enhanced picture quality and greater system reliability. As of June 30, 2006, approximately 86% of our customers were served by headends serving at least 10,000 customers.
      As of June 30, 2006, our cable systems consisted of approximately 223,000 strand miles, including approximately 59,400 strand miles of fiber optic cable, passing approximately 12.6 million households and serving approximately 6.2 million customers.

      We adopted the hybrid fiber coaxial cable (“HFC”) architecture as the standard for our systems upgrades. HFC architecture combines the use of fiber optic cable with coaxial cable. Fiber optic cable is a communication medium that uses glass fibers to transmit signals over long distances with minimum signal loss or distortion. Fiber optic cable has excellent broadband frequency characteristics, noise immunity and physical durability and can carry hundreds of video, data and voice channels over extended distances. Coaxial cable is less expensive but requires a more extensive signal amplification in order to obtain the desired transmission levels for delivering channels. In most systems, we deliver our signals via fiber optic cable from the headend to a group of nodes, and use coaxial cable to deliver the signal from individual nodes to the homes passed served by that node. Our system design enables a maximum of 500 homes passed to be served by a single node. Currently, our average node serves approximately 385 homes passed. Our system design provides for six strands of fiber to each node, with two strands activated and four strands reserved for spares and future services. The design also provides reserve capacity for the addition of future services.
      The primary advantages of HFC architecture over traditional coaxial-only cable networks include:

•	increased bandwidth capacity, for more channels and other services;

•	dedicated bandwidth for two-way services, which avoids reverse signal interference problems that can occur with two-way communication capability; and

•	improved picture quality and service reliability.
      We currently maintain a national network operations center to monitor our data networks and to further our strategy of providing high quality service. Centralized monitoring is increasingly important as we increase the number of high-speed Internet customers utilizing two-way high-speed Internet service. Our local dispatch centers focus primarily on monitoring the HFC plant.
Management of Our Systems
      Many of the functions associated with our financial and administrative management are centralized, including accounting, cash management, billing, finance and acquisitions, payroll, accounts payable and benefits administration, information system design and support, internal audit, purchasing, customer care, marketing, programming contract administration and Internet service, network and circuits administration. We operate with four divisions. Each division is supported by operational, financial, customer care, marketing and engineering functions.
Customer Care
      Our customer care centers are managed centrally by Corporate Vice Presidents of Customer Care. This team oversees and administers the deployment and execution of care strategies and initiatives on a company-wide basis. We have 36 customer service locations, including 14 regional contact centers that serve our customers. This reflects a substantial consolidation of our customer care facilities. We believe that this consolidation will continue to allow us to improve the consistency of our service delivery and customer satisfaction.
      Specifically, through this consolidation, we are now able to service our customers 24 hours a day, seven days a week and utilize technologically advanced equipment that we believe enhances interactions with our customers through more intelligent call routing, data management, and forecasting and scheduling capabilities. We believe this consolidation also allows us to more effectively provide our customer care specialists with ongoing training intended to improve complaint resolution, equipment troubleshooting, sales of new and additional services, and customer retention.
      We believe that, despite our consolidation, we still need to make improvements in the area of customer care, and that this has, in part, led to a continued loss of customers. Accordingly, we have begun an internal operational improvement initiative aimed at helping us gain new customers and retain existing customers, which is focused on customer care, among other areas. We have increased our efforts to focus management attention on instilling a customer service oriented culture throughout the company and to give those areas of our operations increased priority of resources for staffing levels, training budgets and financial incentives for employee performance in those areas.
      In a further effort to better serve our customers, we have also entered into outsource partnership agreements with multiple outsource providers. We believe the establishment of these relationships expands our ability to achieve our service objectives and increases our ability to support marketing activities by providing additional capacity available to support customer inquiries.
      We also utilize our website to enhance customer care by enabling customers to view and pay their bills online, obtain useful information and perform various equipment troubleshooting procedures. We also offer chat and email functionality on-line to our customers.
Sales and Marketing
      Our marketing infrastructure is intended to promote interaction, information flow and sharing of best practices between our corporate office and our field offices, which make local decisions as to when and how marketing programs will be implemented. In 2005, our primary strategic direction was focused on eliminating aggressive promotional pricing and implementing targeted marketing programs designed to offer the optimal combination of products to the most appropriate consumers to accelerate the growth of profitable revenues.
      In 2005, we increased our targeted marketing efforts and related expenditures, the long-term objective of which is to increase revenues through deeper market penetration of all of our services and increase the average number of services per household. Marketing expenditures from continuing operations increased 23% to $80 million for the six months ended June 30, 2006, as compared to the six months ended June 30, 2005. Marketing expenditures from continuing operations increased 19% over the year ended December 31, 2004 to $142 million for the year ended December 31, 2005. We will continue to invest in targeted marketing efforts in 2006.
      We monitor customer perception, competition, pricing and product preferences, among other factors, to increase our responsiveness to our customers. Our coordinated marketing strategies include door-to-door solicitation, telemarketing, media advertising, e-marketing, direct mail solicitation and retail locations. In 2005, we increased our focus on marketing and selling our services through consumer electronics retailers and other retailers that sell televisions or cable modems.
Programming

General
      We believe that offering a wide variety of programming is an important factor that influences a customer’s decision to subscribe to and retain our cable services. We rely on market research, customer demographics and local programming preferences to determine channel offerings in each of our markets. We obtain basic and premium programming from a number of suppliers, usually pursuant to a written contract. Our programming contracts generally continue for a fixed period of time, usually from three to ten years, and are subject to negotiated renewal. Some program suppliers offer financial incentives to support the launch of a channel and/or ongoing marketing support. We also negotiate volume discount pricing structures. Programming costs are usually payable each month based on calculations performed by us and are subject to audits by the programmers.

Costs
      Programming is usually made available to us for a license fee, which is generally paid based on the number of customers to whom we make such programming available. Such license fees may include “volume” discounts available for higher numbers of customers, as well as discounts for channel placement or service penetration. Some channels are available without cost to us for a limited period of time, after which we pay for the programming. For home shopping channels, we receive a percentage of the revenue attributable to our customers’ purchases.
      Our cable programming costs have increased, in every year we have operated, in excess of customary inflationary and cost-of-living type increases. We expect them to continue to increase due to a variety of factors, including annual increases imposed by programmers and additional programming being provided to customers as a result of system rebuilds and bandwidth reallocation, both of which increase channel capacity. In particular, sports programming costs have increased significantly over the past several years. In addition, contracts to purchase sports programming sometimes provide for optional additional programming to be available on a surcharge basis during the term of the contract.
      Over the past several years, we have not been able to increase prices sufficiently to offset increased programming costs and with the impact of competition and other marketplace factors, we will not be able to do so in the foreseeable future. In order to maintain or mitigate reductions of margins despite increasing programming costs, we plan to continue to migrate certain program services from our analog level of service to our digital tiers. As we migrate our programming to our digital tier packages, certain programming that was previously available to all of our customers via an analog signal, may be part of an elective digital tier package. As a result, the customer base upon which we pay programming fees will proportionately decrease, and the overall expense for providing that service would likewise decrease. Reductions in the size of certain programming customer bases may result in the loss of specific volume discount benefits.
      As measured by programming costs, and excluding premium services (substantially all of which were renegotiated and renewed in 2003), as of July 7, 2006 approximately 11% of our current programming contracts were expired, and approximately another 4% are scheduled to expire by the end of 2006. We plan to seek to renegotiate the terms of our agreements with certain programmers as these agreements come due for renewal. There can be no assurance that these agreements will be renewed on favorable or comparable terms. To the extent that we are unable to reach agreement with certain programmers on terms that we believe are reasonable, we may be forced to remove such programming channels from our line-up, which may result in a loss of customers. In addition, our inability to fully pass these programming cost increases on to our customers has had an adverse impact on our cash flow and operating margins.
Franchises
      As of June 30, 2006, our systems operated pursuant to a total of approximately 4,100 franchises, permits and similar authorizations issued by local and state governmental authorities. Each franchise, permit or similar authorization is awarded by a governmental authority and such governmental authority often must approve a transfer to another party. Most franchises are subject to termination proceedings in the event of a material breach. In addition, most franchises require us to pay the granting authority a franchise fee of up to 5.0% of gross revenues as defined in the various agreements, which is the maximum amount that may be charged under the applicable federal law. We are entitled to and generally do pass this fee through to the customer.
      Prior to the scheduled expiration of most franchises, we initiate renewal proceedings with the granting authorities. This process can take three years but in some instances can take a shorter period of time. The Communications Act of 1934, as amended (the “Communications Act”), which is the primary federal statute regulating interstate communications, provides for an orderly franchise renewal process in which granting authorities may not unreasonably withhold renewals. In connection with the franchise renewal process, many governmental authorities require the cable operator to make certain commitments. Historically we have been able to renew our franchises without incurring significant costs, although any particular franchise may not be renewed on commercially favorable terms or otherwise. Our failure to obtain renewals of our franchises, especially those in the major metropolitan areas where we have the most customers, could have a material adverse effect on our consolidated financial condition, results of operations or our liquidity, including our ability to comply with our debt covenants. Approximately 12% of our franchises, covering approximately 13% of our analog video customers, were expired as of June 30,

2006. Approximately 4% of additional franchises, covering approximately 6% of additional analog video customers, will expire on or before December 31, 2006, if not renewed prior to expiration. We do not expect the granting authorities to deny our right to renew substantially all of these franchises.
      Different legislative proposals have been introduced in the United States Congress and in some state legislatures that would greatly streamline cable franchising. This legislation is intended to facilitate entry by new competitors, particularly local telephone companies. Such legislation has passed in a number of states in which we have operations and one of these newly enacted statutes is subject to court challenge. Although various legislative proposals provide some regulatory relief for incumbent cable operators, these proposals are generally viewed as being more favorable to new entrants due to a number of varying factors including efforts to withhold streamlined cable franchising from incumbents until after the expiration of their existing franchises and the potential for new entrants to serve only higher-income areas of a particular community. To the extent incumbent cable operators are not able to avail themselves of this streamlined franchising process, such operators may continue to be subject to more onerous franchise requirements at the local level than new entrants. The FCC recently initiated a proceeding to determine whether local franchising authorities are impeding the deployment of competitive cable services through unreasonable franchising requirements and whether any such impediments should be preempted. At this time, we are not able to determine what impact such proceeding may have on us.
Competition
      We face competition in the areas of price, service offerings, and service reliability. We compete with other providers of television signals and other sources of home entertainment. In addition, as we continue to expand into additional services such as high-speed Internet access and telephone, we face competition from other providers of each type of service. We operate in a very competitive business environment, which can adversely affect our business and operations.
      In terms of competition for customers, we view ourselves as a member of the broadband communications industry, which encompasses multi-channel video for television and related broadband services, such as high-speed Internet, telephone and other interactive video services. In the broadband industry, our principal competitor for video services throughout our territory is direct broadcast satellite (“DBS”), our principal competitor for data services is digital subscriber line (“DSL”) provided by telephone companies and our principal competitors for telephone services are established telephone companies and other carriers, including VoIP providers. Based on telephone companies’ entry into video service and the upgrade of their networks, they will likely increasingly become an even more significant competitor for both data and video services. We do not consider other cable operators to be significant one-on-one competitors in the market overall, as traditional overbuilds are infrequent and spotty geographically (although in any particular market, a cable operator overbuilder would likely be a significant competitor at the local level). As of June 30, 2006, we are aware of traditional overbuild situations in service areas covering approximately 8% of our total homes passed and potential overbuilds in areas servicing approximately an additional 5% of our total homes passed.
      Although cable operators tend not to be direct competitors for customers, their relative size may affect the competitive landscape in terms of how a cable company competes against non-cable competitors in the marketplace as well as in relationships with vendors who deal with cable operators. For example, a larger cable operator might have better access to and pricing for the multiple types of services cable companies offer. Also, a larger entity might have different access to financial resources and acquisition opportunities.
      Our key competitors include:

DBS
      Direct broadcast satellite is a significant competitor to cable systems. The DBS industry has grown rapidly over the last several years and now serves more than 27 million subscribers nationwide. DBS service allows the subscriber to receive video services directly via satellite using a relatively small dish antenna. EchoStar and DirecTV both have entered into joint marketing agreements with major telecommunications companies to offer bundled packages combining phone, data and video services.
      Video compression technology and high powered satellites allow DBS providers to offer more than 200 digital channels from a single satellite, thereby surpassing the typical analog cable system. In 2005, major DBS competitors offered a greater variety of channel packages, and were especially competitive at the lower end pricing, such as a monthly price of approximately $35 for 60 channels compared to approximately $45 for the closest comparable package in most of our markets. In addition, while we continue to believe that the initial investment by a DBS customer exceeds that of a cable customer, the initial equipment cost for DBS has decreased substantially, as the DBS providers have aggressively marketed offers to new customers of incentives for discounted or free equipment, installation and multiple units. DBS providers are able to offer service nationwide and are able to establish a national image and branding with standardized offerings, which together with their ability to avoid franchise fees of up to 5% of revenues and property tax, leads to greater efficiencies and lower costs in the lower tiers of service. We believe that cable-delivered VOD and SVOD service are superior to DBS service because cable headends can store thousands of titles which customers can access and control independently, whereas DBS technology can only make available a much smaller number of titles with DVR-like customer control. We also believe that our higher tier products, particularly our bundled premium packages, are price-competitive with DBS packages and that many consumers prefer our ability to economically bundle video packages with data packages. Further, cable providers have the potential in some areas to provide a more complete “whole house” communications package when combining video, high-speed Internet and telephone services. We believe that this ability to bundle, combined with the introduction of more new products that DBS cannot readily offer (local high definition television and local interactive television) differentiates us from DBS competitors and could enable us to win back some of our former customers who migrated to satellite. However, joint marketing arrangements between DBS providers and telecommunications carriers allow similar bundling of services in certain areas and DBS providers are making investments to offer more high definition programming including local high definition programming. Competition from DBS service providers may also present greater challenges in areas of lower population density, and we believe that our systems serve a higher concentration of such areas than those of other major cable service providers.
      DBS providers have made attempts at widespread deployment of high-speed Internet access services via satellite but those services have been technically constrained and of limited appeal. DBS providers continue to explore options, such as combining satellite communications with terrestrial wireless networks, to provide high-speed Internet and other services. DBS providers have entered into joint marketing arrangements with telecommunications carriers allowing them to offer terrestrial DSL services in many markets.

DSL and Other Broadband Services
      DSL service allows Internet access to subscribers at data transmission speeds greater than those available over conventional telephone lines. DSL service therefore is competitive with high-speed Internet access over cable systems. Most telephone companies which already have plant, an existing customer base, and other operational functions in place (such as, billing, service personnel, etc.) offer DSL service. DSL actively markets its service and many providers have offered promotional pricing with a one-year service agreement. The FCC has determined that DSL service is an “information service,” and based on that classification removed DSL service from many traditional telecommunications regulations. Legislative action and the FCC’s decisions and policies in this area are subject to change. We expect DSL to remain a significant competitor to our data services, particularly as we enter the telephone business and telephone companies aggressively bundle DSL with telephone service to discourage customers from switching. In addition, the continuing deployment of fiber by telephone companies into their networks will enable them to provide higher bandwidth Internet service than provided over traditional DSL lines.
      DSL and other forms of high-speed Internet access provide competition to our high-speed Internet service. For example, as discussed above, satellite-based delivery options are in development. In addition, local wireless Internet services have recently begun to operate in many markets using available unlicensed radio spectrum. This service option, popularly known as “wi-fi”, offers another alternative to cable-based Internet access.
      High-speed Internet access facilitates the streaming of video into homes and businesses. As the quality and availability of video streaming over the Internet improves, video streaming likely will compete with the traditional delivery of video programming services over cable systems. It is possible that programming suppliers will consider bypassing cable operators and market their services directly to the consumer through video streaming over the Internet.
      We believe that pricing for residential and commercial Internet services on our system is generally comparable to that for similar DSL services and that some residential customers prefer our ability to bundle Internet services with video services. However, DSL providers may currently be in a better position to offer data services to businesses since their networks tend to be more complete in commercial areas. They also have the ability to bundle telephone with Internet services for a higher percentage of their customers, and that ability is appealing to many consumers. Joint marketing arrangements between DSL providers and DBS providers may allow some additional bundling of services. Moreover, major telephone companies, such as AT&T and Verizon, are now deploying fiber deep into their networks that enables them in some areas to offer high bandwidth video services over their networks, in addition to established voice and Internet services.

Telephone Companies and Utilities
      The competitive environment has been significantly affected by technological developments and regulatory changes enacted under the 1996 Telecom Act, which amended the Communications Act and which is designed to enhance competition in the cable television and local telephone markets (the “1996 Telecom Act”). Federal cross-ownership restrictions historically limited entry by local telephone companies into the cable business. The 1996 Telecom Act modified this cross-ownership restriction, making it possible for local exchange carriers, who have considerable resources, to provide a wide variety of video services competitive with services offered by cable systems.
      Telephone companies already provide facilities for the transmission and distribution of voice and data services, including Internet services, in competition with our existing or potential interactive services ventures and businesses. Telephone companies can lawfully enter the cable television business and some telephone companies have been extensively deploying fiber in their networks, which enables them to provide video services, as well as telephone and Internet access service. At least one major telephone company plans to provide Internet protocol video over its upgraded network and contends that its use of this technology should allow it to provide video service without a cable franchise as required under Title VI of the Communications Act. Telephone companies deploying fiber more extensively are already providing video services in some communities. Although telephone companies have obtained franchises or alternative authorizations in some areas and are seeking them in others, they are attempting through various means (including federal and state legislation and through FCC rulemaking) to weaken or streamline the franchising requirements applicable to them. If telephone companies are successful in avoiding or weakening the franchise and other regulatory requirements that are applicable to cable operators like us, their competitive posture would be enhanced. We cannot predict the likelihood of success of the broadband services offered by our competitors or the impact on us of such competitive ventures. The large scale entry of major telephone companies as direct competitors in the video marketplace could adversely affect the profitability and valuation of established cable systems.
      We provide telephone service over our broadband communications networks in a number of its service areas. We also provide traditional circuit-switched phone service in a few communities. In these areas, we compete directly with established telephone companies and other carriers, including VoIP providers, for voice service customers. As we expand our offerings to include voice services, we will be subject to considerable competition from telephone companies and other telecommunications providers. The telecommunications industry is highly competitive and includes competitors with greater financial and personnel resources, who have brand name recognition and long-standing relationships with regulatory authorities and customers. Moreover, mergers, joint ventures and alliances among franchise, wireless or private cable operators, local exchange carriers and others may result in providers capable of offering cable television, Internet, and telecommunications services in direct competition with us. For example, major local exchange carriers have entered into arrangements with EchoStar and DirecTV in which they will market packages combining phone service, DSL and DBS services.
      Additionally, we are subject to competition from utilities which possess fiber optic transmission lines capable of transmitting signals with minimal signal distortion. Utilities are also developing broadband over power line technology, which will allow the provision of Internet and other broadband services to homes and offices. Utilities have deployed broadband over power line technology in a few limited markets.

Broadcast Television
      Cable television has long competed with broadcast television, which consists of television signals that the viewer is able to receive without charge using an “off-air” antenna. The extent of such competition is dependent upon the quality and quantity of broadcast signals available through “off-air” reception compared to the services provided by the local cable system. Traditionally, cable television has provided a higher picture quality and more channel offerings than broadcast television. However, the recent licensing of digital spectrum by the FCC will provide traditional broadcasters with the ability to deliver high definition television pictures and multiple digital-quality program streams, as well as advanced digital services such as subscription video and data transmission.

Traditional Overbuilds
      Cable systems are operated under non-exclusive franchises granted by local authorities. More than one cable system may legally be built in the same area. It is possible that a franchising authority might grant a second franchise to another cable operator and that such a franchise might contain terms and conditions more favorable than those afforded us. In addition, entities willing to establish an open video system, under which they offer unaffiliated programmers non-discriminatory access to a portion of the system’s cable system, may be able to avoid local franchising requirements. Well financed businesses from outside the cable industry, such as public utilities that already possess fiber optic and other transmission lines in the areas they serve, may over time become competitors. There are a number of cities that have constructed their own cable systems, in a manner similar to city-provided utility services. There also has been interest in traditional overbuilds by private companies. Constructing a competing cable system is a capital intensive process which involves a high degree of risk. We believe that in order to be successful, a competitor’s overbuild would need to be able to serve the homes and businesses in the overbuilt area on a more cost-effective basis than we can. Any such overbuild operation would require either significant access to capital or access to facilities already in place that are capable of delivering cable television programming.
      As of June 30, 2006, we are aware of overbuild situations impacting approximately 8% of our total homes passed and potential overbuild situations in areas servicing approximately an additional 5% of our total homes passed. Additional overbuild situations may occur in other systems.

Private Cable
      Additional competition is posed by satellite master antenna television systems, or SMATV systems, serving multiple dwelling units, or MDUs, such as condominiums, apartment complexes, and private residential communities. These private cable systems may enter into exclusive agreements with such MDUs, which may preclude operators of franchise systems from serving residents of such private complexes. Private cable systems can offer both improved reception of local television stations and many of the same satellite-delivered program services that are offered by cable systems. SMATV systems currently benefit from operating advantages not available to franchised cable systems, including fewer regulatory burdens and no requirement to service low density or economically depressed communities. Exemption from regulation may provide a competitive advantage to certain of our current and potential competitors.

Wireless Distribution
      Cable systems also compete with wireless program distribution services such as multi-channel multipoint distribution systems or “wireless cable,” known as MMDS, which uses low-power microwave frequencies to transmit television programming over-the-air to paying customers. MMDS services, however, require unobstructed “line of sight” transmission paths and MMDS ventures have been quite limited to date.
      The FCC completed its auction of Multichannel Video Distribution & Data Service (“MVDDS”) licenses. MVDDS is a new terrestrial video and data fixed wireless service that the FCC hopes will spur competition in the cable and DBS industries.

Properties
      Our principal physical assets consist of cable distribution plant and equipment, including signal receiving, encoding and decoding devices, headend reception facilities, distribution systems and customer drop equipment for each of our cable systems.
      Our cable plant and related equipment are generally attached to utility poles under pole rental agreements with local public utilities and telephone companies, and in certain locations are buried in underground ducts or trenches. We own or lease real property for signal reception sites and own most of our service vehicles.
      Historically, our subsidiaries have owned the real property and buildings for our data centers, customer contact centers and our divisional administrative offices. Since early 2003 we have reduced our total real estate portfolio square footage by approximately 17% and have decreased our operating annual lease costs by approximately 30%. In addition, Charter has sold $15 million worth of surplus land and buildings. We plan to continue to reduce costs and excess capacity in this area through consolidation of sites within our system footprints. Our subsidiaries generally have leased space for business offices throughout our operating divisions. Our headend and tower locations are located on owned or leased parcels of land, and we generally own the towers on which our equipment is located. Charter Holdco owns the real property and building for our principal executive offices.
      The physical components of our cable systems require maintenance as well as periodic upgrades to support the new services and products we introduce. See “— Our Network Technology.” We believe that our properties are generally in good operating condition and are suitable for our business operations.
Employees
      As of June 30, 2006, we had approximately 16,100 full-time equivalent employees. At June 30, 2006, approximately 100 of our employees were represented by collective bargaining agreements. We have never experienced a work stoppage.
      The corporate office, which includes employees of Charter and Charter Holdco, is responsible for coordinating and overseeing our operations. The corporate office performs certain financial and administrative functions on a centralized basis such as accounting, taxes, billing, finance and acquisitions, payroll and benefit administration, information system design and support, internal audit, purchasing, customer care, marketing and programming contract administration and oversight and coordination of external auditors and consultants and related professional fees. The corporate office performs these services on a cost reimbursement basis pursuant to a management services agreement. See “Certain Relationships and Related Party Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Intercompany Management Arrangements” and “Certain Relationships and Related Party Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Mutual Services Agreements.”

Legal Proceedings

Other Litigation
      Charter is a party to lawsuits and claims that have arisen in the ordinary course of conducting its business. The ultimate outcome of all of these legal matters pending against us or our subsidiaries cannot be predicted, and although such lawsuits and claims are not expected individually to have a material adverse effect on our consolidated financial condition, results of operations or liquidity, such lawsuits could have, in the aggregate, a material adverse effect on our consolidated financial condition, results of operations or liquidity.

REGULATION AND LEGISLATION
      The following summary addresses the key regulatory and legislative developments affecting the cable industry. Cable system operations are extensively regulated by the FCC, some state governments and most local governments. A failure to comply with these regulations could subject us to substantial penalties. Our business can be dramatically impacted by changes to the existing regulatory framework, whether triggered by legislative, administrative, or judicial rulings. Congress and the FCC have expressed a particular interest in increasing competition in the communications field generally and in the cable television field specifically. The 1996 Telecom Act, which amended the Communications Act, altered the regulatory structure governing the nation’s communications providers. It removed barriers to competition in both the cable television market and the local telephone market. At the same time, the FCC has pursued spectrum licensing options designed to increase competition to the cable industry by wireless multi-channel video programming distributors. We could be materially disadvantaged in the future if we are subject to new regulations that do not equally impact our key competitors.
      Congress and the FCC have frequently revisited the subject of communications regulation, and they are likely to do so in the future. In addition, franchise agreements with local governments must be periodically renewed, and new operating terms may be imposed. Future legislative, regulatory, or judicial changes could adversely affect our operations. We can provide no assurance that the already extensive regulation of our business will not be expanded in the future.
Cable Rate Regulation
      The cable industry has operated under a federal rate regulation regime for more than a decade. The regulations currently restrict the prices that cable systems charge for the minimum level of video programming service, referred to as “basic service,” and associated equipment. All other cable offerings are now universally exempt from rate regulation. Although basic rate regulation operates pursuant to a federal formula, local governments, commonly referred to as local franchising authorities, are primarily responsible for administering this regulation. The majority of our local franchising authorities have never been certified to regulate basic cable rates, but they retain the right to do so (and order rate reductions and refunds), except in those specific communities facing “effective competition,” as defined under federal law. With increased DBS competition, our systems are increasingly likely to satisfy the effective competition standard. We have already secured FCC recognition of effective competition, and been rate deregulated, in many of our communities.
      There have been frequent calls to impose expanded rate regulation on the cable industry. Confronted with rapidly increasing cable programming costs, it is possible that Congress may adopt new constraints on the retail pricing or packaging of cable programming. For example, there has been considerable legislative and regulatory interest in requiring cable operators to offer historically bundled programming services on an á la carte basis or to at least offer a separately available child-friendly “Family Tier.” Such constraints could adversely affect our operations.
      Federal rate regulations generally require cable operators to allow subscribers to purchase premium or pay-per-view services without the necessity of subscribing to any tier of service, other than the basic service tier. The applicability of this rule in certain situations remains unclear, and adverse decisions by the FCC could affect our pricing and packaging of services. As we attempt to respond to a changing marketplace with competitive pricing practices, such as targeted promotions and discounts, we may face additional legal restraints and challenges that impede our ability to compete.
Must Carry/Retransmission Consent
      There are two alternative legal methods for carriage of local broadcast television stations on cable systems. Federal law currently includes “must carry” regulations, which require cable systems to carry certain local broadcast television stations that the cable operator would not select voluntarily. Alternatively, federal law includes “retransmission consent” regulations, by which popular commercial television stations can prohibit cable carriage unless the cable operator first negotiates for “retransmission consent,” which may be conditioned on significant payments or other concessions. Either option has a potentially adverse effect on our business. The burden associated with must carry could increase significantly if cable systems were required to simultaneously carry both the analog and digital signals of each television station (dual carriage), as the broadcast industry transitions from an analog to a digital format. The burden could also increase significantly if cable systems become required to carry multiple program streams included within a single digital broadcast transmission (multicast carriage). Additional government-mandated broadcast carriage obligations could disrupt existing programming commitments, interfere with our preferred use of limited channel capacity and limit our ability to offer services that would maximize customer appeal and revenue potential.
      Although the FCC issued a decision in 2005 confirming an earlier ruling against mandating either dual carriage or multicast carriage, that decision is subject to a petition for reconsideration which is pending before the FCC. In addition, the FCC could reverse its own ruling or Congress could legislate additional carriage obligations. February 2009 has been established as the deadline for broadcasters to complete their transition to digital spectrum and for the federal government to reclaim analog spectrum. Cable operators may need to take additional operational steps at that time to ensure that customers not otherwise equipped to receive digital programming, retain access to broadcast programming.
Access Channels
      Local franchise agreements often require cable operators to set aside certain channels for public, educational and governmental access programming. Federal law also requires cable systems to designate a portion of their channel capacity for commercial leased access by unaffiliated third parties. Increased activity in this area could further burden the channel capacity of our cable systems.
Access to Programming
      The Communications Act and the FCC’s “program access” rules generally prevent video programmers affiliated with cable operators from favoring cable operators over competing multichannel video distributors, such as DBS, and limit the ability of such programmers to offer exclusive programming arrangements to cable operators. The FCC has extended the exclusivity restrictions through October 2007. Given the heightened competition and media consolidation that we face, it is possible that we will find it increasingly difficult to gain access to popular programming at favorable terms. Such difficulty could adversely impact our business.
Ownership Restrictions
      Federal regulation of the communications field traditionally included a host of ownership restrictions, which limited the size of certain media entities and restricted their ability to enter into competing enterprises. Through a series of legislative, regulatory, and judicial actions, most of these restrictions recently were eliminated or substantially relaxed. For example, historic restrictions on local exchange carriers offering cable service within their telephone service area, as well as those prohibiting broadcast stations from owning cable systems within their broadcast service area, no longer exist. Changes in this regulatory area could alter the business landscape in which we operate, as formidable new competitors (including electric utilities, local exchange carriers, and broadcast/media companies) may increasingly choose to offer cable services.
      The FCC previously adopted regulations precluding any cable operator from serving more than 30% of all domestic multi-channel video subscribers and from devoting more than 40% of the activated channel capacity of any cable system to the carriage of affiliated national video programming services. These cable ownership restrictions were invalidated by the courts, and the FCC is now considering adoption of replacement regulations.

Internet Service
      Over the past several years, proposals have been advanced that would require cable operators offering Internet service to provide non-discriminatory access to its network to competing Internet service providers. In a 2005 ruling, commonly referred to as Brand X, the Supreme Court upheld an FCC decision making it less likely that any non-discriminatory “open access” requirements (which are generally associated with common carrier regulation of “telecommunications services”) will be imposed on the cable industry by local, state or federal authorities. The Supreme Court held that the FCC was correct in classifying cable-provided Internet service as an “information service,” rather than a “telecommunications service.” This favorable regulatory classification limits the ability of various governmental authorities to impose open access requirements on cable-provided Internet service.
      Claiming an interest in maintaining “network neutrality,” certain internet content providers and consumer groups have advocated for new federal laws or regulations limiting the ability of broadband network owners (like us) to manage and control their own networks. In 2005, the FCC issued a non-binding policy statement establishing four basic principles that the FCC says will inform its ongoing policymaking activities regarding broadband-related Internet services. Those principles state that: consumers are entitled to access the lawful Internet content of their choice; consumers are entitled to run applications and services of their choice, subject to the needs of law enforcement; consumers are entitled to connect their choice of legal devices that do not harm the network; and consumers are entitled to competition among network providers, application and service providers and content providers. It is unclear what, if any, additional regulations the FCC or Congress might impose on our Internet service, and what, if any, impact such regulations might have on our business.
      As the Internet has matured, it has become the subject of increasing regulatory interest. Congress and federal regulators have adopted a wide range of measures directly or potentially affecting Internet use, including, for example, consumer privacy, accommodation of law enforcement wiretaps, copyright protections (which afford copyright owners certain rights against us that could adversely affect our relationship with a customer accused of violating copyright laws), defamation liability, taxation, obscenity, and unsolicited commercial e-mail regulations. State and local governmental organizations have also adopted Internet-related regulations. These various governmental jurisdictions are also considering additional regulations in these and other areas, such as pricing, service and product quality, and intellectual property ownership. The adoption of new Internet regulations or the adaptation of existing laws to the Internet could adversely affect our business.
Phone Service
      The 1996 Telecom Act, which amended the Communications Act, created a more favorable regulatory environment for us to provide phone services. In particular, it limited the regulatory role of local franchising authorities and established requirements ensuring that we could interconnect with other telephone companies to provide a viable service. Many implementation details remain unresolved, and there are substantial regulatory changes being considered that could impact, in both positive and negative ways, our primary telecommunications competitors and our own entry into the field of phone service. The FCC and state regulatory authorities are considering, for example, whether common carrier regulation traditionally applied to incumbent local exchange carriers should be modified. The FCC has concluded that alternative voice technologies, like certain types of VoIP, should be regulated only at the federal level, rather than by individual states. A legal challenge to that FCC decision is pending. While the FCC’s decision appears to be a positive development for VoIP offerings, the FCC has demonstrated a willingness to impose some traditional telecommunications regulations on VoIP providers, requiring phone services using Internet Protocol technology to comply with traditional 911 emergency service obligations (“E911”) and universal service obligations. It has also extended its requirement for accommodating law enforcement wiretaps to such providers with a deadline for compliance in 2007, that requirement has been affirmed by the Court of Appeals for the D.C. Circuit. The extension of other traditional telecommunications common carrier requirements to VoIP providers could adversely affect our business. It is unclear how these regulatory matters ultimately will be resolved and how they will affect our potential expansion into phone service.
Pole Attachments
      The Communications Act requires most utilities to provide cable systems with access to poles and conduits and simultaneously subjects the rates charged for this access to either federal or state regulation. The Communications Act specifies that significantly higher rates apply if the cable plant is providing telecommunications service, in addition to cable service. The FCC has clarified that a cable operator’s favorable pole rates are not endangered by the provision of Internet access, and that determination was upheld by the United States Supreme Court. To date, VoIP service has not been classified as either a telecommunications service or cable service under the Communications Act. If VoIP were classified as a telecommunications service under the Communications Act by the FCC, a state Public Utility Commission, or an appropriate court, it might result in significant increased pole attachment costs for us, which could adversely affect our financial condition and results of operations. It also remains possible that the underlying pole attachment formula, or its application to Internet and telecommunications offerings, will be modified in a manner that substantially increases our pole attachment costs.
Cable Equipment
      The FCC has undertaken several steps to promote competition in the delivery of cable equipment and compatibility with new digital technology. The FCC has expressly ruled that cable customers must be allowed to purchase set-top boxes from third parties and established a multi-year phase-in during which security functions (which would remain in the operator’s exclusive control) would be unbundled from the basic converter functions, which could then be provided by third party vendors. The first phase of implementation has already passed. A prohibition on cable operators leasing digital set-top boxes that integrate security and basic navigation functions is currently scheduled to go into effect as of July 1, 2007. We have petitioned the FCC to waive the prohibition as applied to our least expensive digital set-top boxes. We cannot predict whether the FCC will grant our request.
      The FCC has adopted rules implementing an agreement between major cable operators and manufacturers of consumer electronics on “plug and play” specifications for one-way digital televisions. The rules require cable operators to provide “CableCard” security modules and support to customer owned digital televisions and similar devices equipped with built-in set-top box functionality. Cable operators must support basic home recording rights and copy protection rules for digital programming content. The FCC’s plug and play rules are under appeal, although the appeal has been stayed pending FCC reconsideration.
      The FCC is conducting additional related rulemakings, and the cable and consumer electronics industries are currently negotiating an agreement that would establish additional specifications for two-way digital televisions. Congress is also considering companion “broadcast flag” legislation to provide copy protection for digital broadcast signals. It is unclear how this process will develop and how it will affect our offering of cable equipment and our relationship with our customers.
Other Communications Act Provisions and FCC Regulatory Matters
      In addition to the Communications Act provisions and FCC regulations noted above, there are other statutory provisions and FCC regulations affecting our business. The Communications Act, for example, includes cable and telecommunications-specific privacy obligations. The Communications Act carefully limits our ability to collect and disclose personal information.
      FCC regulations include a variety of additional areas, including, among other things: (1) equal employment opportunity obligations; (2) customer service standards; (3) technical service standards; (4) mandatory blackouts of certain network, syndicated and sports programming; (5) restrictions on political advertising; (6) restrictions on advertising in children’s programming; (7) restrictions on origination cablecasting; (8) restrictions on carriage of lottery programming; (9) sponsorship identification obligations; (10) closed captioning of video programming; (11) licensing of systems and facilities; (12) maintenance of public files; and (13) emergency alert systems.
      It is possible that Congress or the FCC will expand or modify its regulation of cable systems in the future, and we cannot predict at this time how that might impact our business. For example, there have been recent discussions about imposing “indecency” restrictions directly on cable programming.
Copyright
      Cable systems are subject to federal copyright licensing covering carriage of television and radio broadcast signals. The possible modification or elimination of this compulsory copyright license is the subject of continuing legislative review and could adversely affect our ability to obtain desired broadcast programming. Moreover, the Copyright Office has not yet provided any guidance as to how the compulsory copyright license should apply to newly offered digital broadcast signals.
      Copyright clearances for non-broadcast programming services are arranged through private negotiations. Cable operators also must obtain music rights for locally originated programming and advertising from the major music performing rights organizations. These licensing fees have been the source of litigation in the past, and we cannot predict with certainty whether license fee disputes may arise in the future.
Franchise Matters
      Cable systems generally are operated pursuant to nonexclusive franchises granted by a municipality or other state or local government entity in order to cross public rights-of-way. Cable franchises generally are granted for fixed terms and in many cases include monetary penalties for noncompliance and may be terminable if the franchisee fails to comply with material provisions.
      The specific terms and conditions of cable franchises vary materially between jurisdictions. Each franchise generally contains provisions governing cable operations, franchise fees, system construction, maintenance, technical performance, and customer service standards. A number of states subject cable systems to the jurisdiction of centralized state government agencies, such as public utility commissions. Although local franchising authorities have considerable discretion in establishing franchise terms, there are certain federal protections. For example, federal law caps local franchise fees and includes renewal procedures designed to protect incumbent franchisees from arbitrary denials of renewal. Even if a franchise is renewed, however, the local franchising authority may seek to impose new and more onerous requirements as a condition of renewal. Similarly, if a local franchising authority’s consent is required for the purchase or sale of a cable system, the local franchising authority may attempt to impose more burdensome requirements as a condition for providing its consent.
      Different legislative proposals have been introduced and are being actively considered in the United States Congress and in some state legislatures that would greatly streamline cable franchising. This legislation is intended to facilitate entry by new competitors, particularly local telephone companies. Such legislation has already passed in a number of states in which we have operations and one of these newly enacted statutes is subject to court challenge. Although various legislative proposals provide some regulatory relief for incumbent cable operators, these proposals are generally viewed as being more favorable to new entrants due to a number of factors, including provisions withholding streamlined cable franchising from incumbents until after the expiration of their existing franchises and allowing new entrants to serve only higher-income areas of a particular community. To the extent incumbent cable operators are not able to avail themselves of this streamlined franchising process, such operators may continue to be subject to more onerous franchise requirements at the local level than new entrants. The FCC has initiated a proceeding to determine whether local franchising authorities are impeding the deployment of competitive cable services through unreasonable franchising requirements and whether such impediments should be preempted. At this time, we are not able to determine what impact such proceeding may have on us.

MANAGEMENT
Directors
      CCH II, LLC is a holding company with no operations. CCH II Capital Corp. is a direct, wholly owned finance subsidiary of CCH II, LLC that exists solely for the purpose of serving as co-obligor of CCH II’s notes. Neither CCH II, LLC nor CCH II Capital Corp. has any employees. CCH II and its direct and indirect subsidiaries are managed by Charter. See “Certain Relationships and Related Party Transactions — Transactions Arising Out of Our Organization Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Intercompany Management Arrangements.”
      Neil Smit is the sole director of CCH II Capital Corp.
      The persons listed below are directors of Charter or CCH II Capital Corp. as indicated.

Directors	Position(s)

Paul G. Allen	Chairman of the board of directors
W. Lance Conn	Director of Charter
Nathaniel A. Davis	Director of Charter
Jonathan L. Dolgen	Director of Charter
Rajive Johri	Director of Charter
Robert P. May	Director of Charter
David C. Merritt	Director of Charter
Marc B. Nathanson	Director of Charter
Jo Allen Patton	Director of Charter
Neil Smit	Director of Charter, CCH II Capital Corp., President and Chief Executive Officer of Charter and Charter Holdco
John H. Tory	Director of Charter
Larry W. Wangberg	Director of Charter
      The following sets forth certain biographical information with respect to the directors listed above.
      Paul G. Allen, 53, has been Chairman of Charter’s board of directors since July 1999, and Chairman of the board of directors of Charter Investment, Inc. (a predecessor to, and currently an affiliate of, Charter) since December 1998. Mr. Allen co-founded Microsoft Corporation with Bill Gates in 1976 and remained the company’s chief technologist until he left Microsoft Corporation in 1983. Mr. Allen is the founder and chairman of Vulcan Inc., a multibillion dollar investment portfolio that includes large stakes in DreamWorks Animation SKG, Digeo, Oxygen Media, real estate and more than 40 other technology, media and content companies. In 2004, Mr. Allen funded SpaceShipOne, the first privately-funded effort to successfully put a civilian in suborbital space and winner of the Ansari X-Prize competition. Mr. Allen also owns the Seattle Seahawks NFL and Portland Trail Blazers NBA franchises. In addition, Mr. Allen is a director of Vulcan Programming Inc., Vulcan Ventures, Vulcan Inc., Vulcan Cable III Inc., numerous privately held companies and, until its sale in May 2004 to an unrelated third party, TechTV L.L.C.
      W. Lance Conn, 38, was elected to the board of directors of Charter in September 2004. Since July 2004, Mr. Conn has served as Executive Vice President, Investment Management for Vulcan Inc., the investment and project management company that oversees a diverse multi-billion dollar portfolio of investments by Paul G. Allen. Prior to joining Vulcan Inc., Mr. Conn was employed by America Online, Inc., an interactive online services company, from March 1996 to May 2003. From 1997 to 2000, Mr. Conn served in various senior business development roles at America Online. In 2000, Mr. Conn began supervising all of America Online’s European investments, alliances and business initiatives. In 2002, he became Senior Vice President of America Online U.S. where he led a company-wide effort to restructure and optimize America Online’s operations. From September 1994 until February 1996,

Mr. Conn was an attorney with the Shaw Pittman law firm in Washington, D.C. Mr. Conn holds a J.D. degree from the University of Virginia, a M.A. degree in history from the University of Mississippi and an A.B. degree in history from Princeton University.
      Nathaniel A. Davis, 52, was elected to the board of directors of Charter on August 23, 2005. In July 2006, Mr. Davis became President and Chief Operating Officer of XM Satellite Radio Holdings, Inc. where he is also a director. Prior to that, from June 2003 until July 2006, Mr. Davis was Managing Director and owner of RANND Advisory Group, a technology consulting group, which advises venture capital, telecom and other technology related firms. From January 2000 through May of 2003, he was President and Chief Operating Officer of XO Communication, Inc. XO Communications filed a petition to reorganize under Chapter 11 of the Bankruptcy Code in June 2002 and completed its restructuring and emerged from Chapter 11 in January 2003. From October 1998 to December 1999 he was Executive Vice President, Network and Technical Services of Nextel Communications, Inc. Prior to that, he worked for MCI Communications from 1982 until 1998 in a number of positions, including as Chief Financial Officer of MCIT from November 1996 until October 1998. Previously, Mr. Davis served in a variety of roles that include Senior Vice President of Network Operations, Chief Operating Officer of MCImetro, Senior Vice President of Finance and Vice President of Systems Development. Mr. Davis holds a B.S. degree from Stevens Institute of Technology, an M.S. degree from Moore School of Engineering and an M.B.A. degree from the Wharton School at the University of Pennsylvania. He is a member of the board of Mutual of America Capital Management Corporation.
      Jonathan L. Dolgen, 61, was elected to the board of directors of Charter in October 2004. Since July 2004, Mr. Dolgen has also been a Senior Advisor to Viacom Inc. (“Old Viacom”), a worldwide entertainment and media company, where he provided advisory services to the Chief Executive Officer of Old Viacom, or others designated by him, on an as requested basis. Effective December 31, 2005, Old Viacom was separated into two publicly traded companies, Viacom Inc. (“New Viacom”) and CBS Corporation. Since the separation of Old Viacom, Mr. Dolgen provides advisory services to the Chief Executive Officer of New Viacom, or others designated by him, on an as requested basis. Since July 2004, Mr. Dolgen has been a private investor and since September 2004, Mr. Dolgen has been a principal of Wood River Ventures, LLC, a private start-up entity that seeks investment and other opportunities primarily in the media sector and seeks to provide consulting services. Mr. Dolgen is also a member of the board of directors of Expedia, Inc. From April 1994 to July 2004, Mr. Dolgen served as Chairman and Chief Executive Officer of the Viacom Entertainment Group, a unit of Old Viacom, where he oversaw various operations of Old Viacom’s businesses, which during 2003 and 2004 primarily included the operations engaged in motion picture production and distribution, television production and distribution, regional theme parks, theatrical exhibition and publishing. As a result of the separation of Old Viacom, Old Viacom’s motion picture production and distribution and theatrical exhibition businesses became part of New Viacom’s businesses, and the remainder of Old Viacom’s businesses overseen by Mr. Dolgen remained with CBS Corporation. Mr. Dolgen began his career in the entertainment industry in 1976, and until joining the Viacom Entertainment Group, served in executive positions at Columbia Pictures Industries, Inc., Twentieth Century Fox and Fox, Inc., and Sony Pictures Entertainment. Mr. Dolgen holds a B.S. degree from Cornell University and a J.D. degree from New York University.
      Rajive Johri, 56, was elected to the board of directors of Charter on April 18, 2006. Since June 2006, Mr. Johri has served as President and Director of First National Bank of Omaha. From September 2005 to June 2006, he served as President of the First National Credit Cards Center for First National Bank of Omaha. From August 2004 to September 2005, he served as Executive Consultant for Park Li Group in New York, NY. Prior to that, Mr. Johri served as Executive Vice President, Marketing for J.P. Morgan Chase Bank from September 1999 until August 2004. From 1985 to 1999, Mr. Johri was employed by Citibank N.A. in a number of management positions. Mr. Johri is a director for First National Bank of Nebraska and Chairman of InfiCorp/InfiBank. Mr. Johri received a bachelor’s of technology degree in Mechanical Engineering from Indian Institute of Technology in New Delhi, India and a M.B.A. degree in Marketing and Finance from Indian Institute of Management in Calcutta, India.

      Robert P. May, 57, was elected to Charter’s board of directors in October 2004 and was Charter’s Interim President and Chief Executive Officer from January until August 2005. Mr. May was named Chief Executive Officer and a director of Calpine Corporation, a power company, in December 2005. Calpine filed for Chapter 11 bankruptcy reorganization in December 2005. He served on the board of directors of HealthSouth Corporation, a national provider of healthcare services, from October 2002 until October 2005, and was its Chairman from July 2004 until October 2005. Mr. May also served as HealthSouth Corporation’s Interim Chief Executive Officer from March 2003 until May 2004, and as Interim President of its Outpatient and Diagnostic Division from August 2003 to January 2004. Since March 2001, Mr. May has been a private investor and principal of RPM Systems, which provides strategic business consulting services. From March 1999 to March 2001, Mr. May served on the board of directors and was Chief Executive of PNV Inc., a national telecommunications company. Prior to his employment at PNV Inc., Mr. May was Chief Operating Officer and a member of the board of directors of Cablevision Systems Corporation from October 1996 to February 1998, and from 1973 to 1993 he held several senior executive positions with Federal Express Corporation, including President, Business Logistics Services. He is a member of Deutsche Bank of Americas Advisory Board. Mr. May was educated at Curry College and Boston College and attended Harvard Business School’s Program for Management Development.
      David C. Merritt, 52, was elected to the board of directors of Charter in July 2003, and was also appointed as Chairman of Charter’s Audit Committee at that time. Since October 2003, Mr. Merritt has been a Managing Director of Salem Partners, LLC, an investment banking firm. He was a Managing Director in the Entertainment Media Advisory Group at Gerard Klauer Mattison & Co., Inc., a company that provided financial advisory services to the entertainment and media industries from January 2001 through April 2003. From July 1999 to November 2000, he served as Chief Financial Officer of CKE Associates, Ltd., a privately held company with interests in talent management, film production, television production, music and new media. He also served as a director of Laser-Pacific Media Corporation from January 2001 until October 2003 and served as Chairman of its audit committee. In December 2003, he became a director of Outdoor Channel Holdings, Inc. and serves as Chairman of its audit committee. Mr. Merritt joined KPMG in 1975 and served in a variety of capacities during his years with the firm, including national partner in charge of the media and entertainment practice. Mr. Merritt was an audit and consulting partner of KPMG for 14 years. In February 2006, Mr. Merritt became a director of Calpine Corporation. Mr. Merritt holds a B.S. degree in business and accounting from California State University — Northridge.
      Marc B. Nathanson, 61, has been a director of Charter since January 2000 and serves as Vice Chairman of Charter’s board of directors, a non-executive position. Mr. Nathanson is the Chairman of Mapleton Investments LLC, an investment vehicle formed in 1999. He also founded and served as Chairman and Chief Executive Officer of Falcon Holding Group, Inc., a cable operator, and its predecessors, from 1975 until 1999. He served as Chairman and Chief Executive Officer of Enstar Communications Corporation, a cable operator, from 1988 until November 1999. Prior to 1975, Mr. Nathanson held executive positions with Teleprompter Corporation, Warner Cable and Cypress Communications Corporation. In 1995, he was appointed by the President of the United States to the Broadcasting Board of Governors, and from 1998 through September 2002, served as its Chairman. Mr. Nathanson holds a B.A. degree in mass communications from the University of Denver and a M.A. degree in political science from University of California/Santa Barbara.
      Jo Allen Patton, 48, has been a director of Charter since April 2004. Ms. Patton joined Vulcan Inc. as Vice President in 1993, and since that time she has served as an officer and director of many affiliates of Mr. Allen, including her current position as President and Chief Executive Officer of Vulcan Inc. since July 2001. Ms. Patton is also President of Vulcan Productions, an independent feature film and documentary production company, Vice Chair of First & Goal, Inc., which developed and operated the Seattle Seahawks NFL stadium, and serves as Executive Director of the six Paul G. Allen Foundations. Ms. Patton is a co-founder of the Experience Music Project museum, as well as the Science Fiction Museum and Hall of Fame. Ms. Patton is the sister of Mr. Allen.

      Neil Smit, 47, was elected a director and President and Chief Executive Officer of Charter on August 22, 2005. He had previously worked at Time Warner, Inc. since 2000, most recently serving as the President of Time Warner’s America Online Access Business. He also served at America Online (“AOL”) as Executive Vice President, Member Development, Senior Vice President of AOL’s product and programming team, Chief Operating Officer of AOL Local and Chief Operating Officer of MapQuest. Prior to that he was a Regional President with Nabisco and was with Pillsbury in a number of management positions. Mr. Smit has a B.S. degree from Duke University and a M.S. degree with a focus in international business from Tufts University’s Fletcher School of Law and Diplomacy.
      John H. Tory, 52, has been a director of Charter since December 2001. Mr. Tory served as the Chief Executive Officer of Rogers Cable Inc., Canada’s largest broadband cable operator, from 1999 until 2003. From 1995 to 1999, Mr. Tory was President and Chief Executive Officer of Rogers Media Inc., a broadcasting and publishing company. Prior to joining Rogers, Mr. Tory was a Managing Partner and member of the executive committee at Tory Tory DesLauriers & Binnington, one of Canada’s largest law firms. Mr. Tory serves on the board of directors of Rogers Telecommunications Limited and Cara Operations Limited and is Chairman of Cara Operations’ Audit Committee. Mr. Tory was educated at University of Toronto Schools, Trinity College (University of Toronto) and Osgoode Hall Law School. Effective September 18, 2004, Mr. Tory was elected Leader of the Ontario Progressive Conservative Party. On March 17, 2005, he was elected a Member of the Provincial Parliament and on March 29, 2005, became the Leader of Her Majesty’s Loyal Opposition.
      Larry W. Wangberg, 64, has been a director of Charter since January 2002. Since July 2002, Mr. Wangberg has been an independent business consultant. From August 1997 to May 2004, Mr. Wangberg was a director of TechTV L.L.C., a cable television network controlled by Mr. Allen. He also served as its Chairman and Chief Executive Officer from August 1997 through July 2002. In May 2004, TechTV L.L.C. was sold to an unrelated party. Prior to joining TechTV L.L.C., Mr. Wangberg was Chairman and Chief Executive Officer of StarSight Telecast Inc., an interactive navigation and program guide company which later merged with Gemstar International, from 1994 to 1997. Mr. Wangberg was Chairman and Chief Executive Officer of Times Mirror Cable Television and Senior Vice President of its corporate parent, Times Mirror Co., from 1983 to 1994. He currently serves on the boards of Autodesk Inc. and ADC Telecommunications, Inc. Mr. Wangberg holds a B.S. degree in mechanical engineering and a M.S. degree in industrial engineering, both from the University of Minnesota.
Board of Directors and Committees of the Board of Directors
      Charter’s board of directors meets regularly throughout the year on a set schedule. The board may also hold special meetings and act by written consent from time to time if necessary. Meetings of the independent members of the board occur from time to time. Management is not present at these meetings.
      Charter’s board of directors delegates authority to act with respect to certain matters to board committees whose members are appointed by the board. As of December 31, 2005 the following were the committees of Charter’s board of directors: Audit Committee, Financing Committee, Compensation Committee, Executive Committee, Strategic Planning Committee, and a Special Committee for matters related to the CC VIII put dispute.
      Charter’s Audit Committee, which has a written charter approved by the board, consists of Nathaniel Davis, Rajive Johri and David Merritt, all of whom are believed to be independent in accordance with the applicable corporate governance listing standards of the Nasdaq Global Market. Charter’s board of directors has determined that, in its judgment, David Merritt is an audit committee financial expert within the meaning of the applicable federal regulations.
Director Compensation
      Each non-employee member of Charter’s board receives an annual retainer of $40,000 in cash plus restricted stock, vesting one year after the date of grant, with a value on the date of grant of $50,000. In addition, Charter’s Audit Committee chair receives $25,000 per year, and the chair of each other committee receives $10,000 per year. Prior to February 22, 2005, all committee members also received $1,000 for attendance at each committee meeting. Beginning on February 22, 2005 each director also receives $1,000 for telephonic attendance at each meeting of the full board and $2,000 for in-person attendance. Each director of Charter is entitled to reimbursement for costs incurred in connection with attendance at board and committee meetings. Vulcan has informed us that, in accordance with its internal policy, Mr. Conn turns over to Vulcan all cash compensation he receives for his participation on Charter’s board of directors or committees thereof.
      Directors who were employees did not receive additional compensation in 2004 or 2005. Messrs. Vogel and Smit, who were Charter’s President and Chief Executive Officer in 2005, were the only directors who were also employees during 2005. Mr. May, who was Charter’s Interim President and Chief Executive Officer from January 2005 until August 2005, was not an employee. However, he received fees and a bonus pursuant to an agreement. See “— Employment Arrangements and Related Agreements.”
      Charter’s Bylaws provide that all directors are entitled to indemnification to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by them of their duties for Charter or its subsidiaries.
Executive Officers
      The following persons are executive officers of Charter and other than Mr. Allen, also hold similar positions with Charter Holdco, CCHC, Charter Holdings, CCH II, LLC, CCH II Capital Corp. and Charter Operating:

Executive Officers	Position

Paul G. Allen	Chairman of the Board of Directors
Neil Smit	President and Chief Executive Officer
Michael J. Lovett	Executive Vice President and Chief Operating Officer
Jeffrey T. Fisher	Executive Vice President and Chief Financial Officer
Grier C. Raclin	Executive Vice President, General Counsel and Corporate Secretary
Marwan Fawaz	Executive Vice President and Chief Technical Officer
Robert A. Quigley	Executive Vice President and Chief Marketing Officer
Sue Ann R. Hamilton	Executive Vice President, Programming
Lynne F. Ramsey	Senior Vice President, Human Resources
Kevin D. Howard	Vice President and Chief Accounting Officer
      Information regarding our executive officers who do not serve as directors is set forth below.
      Michael J. Lovett, 45, Executive Vice President and Chief Operating Officer. Mr. Lovett was promoted to his current position in April 2005. Prior to that he served as Executive Vice President, Operations and Customer Care from September 2004 through March 2005, and as Senior Vice President, Midwest Division Operations and as Senior Vice President of Operations Support, since joining Charter in August 2003 until September 2004. Mr. Lovett was Chief Operating Officer of Voyant Technologies, Inc., a voice conferencing hardware and software solutions provider, from December 2001 to August 2003. From November 2000 to December 2001, he was Executive Vice President of Operations for OneSecure, Inc., a startup company delivering management/monitoring of firewalls and virtual private networks. Prior to that, Mr. Lovett was Regional Vice President at AT&T from June 1999 to November 2000 where he was responsible for operations. Mr. Lovett was Senior Vice President at Jones Intercable from October 1989 to

June 1999 where he was responsible for operations in nine states. Mr. Lovett began his career in cable television at Centel Corporation where he held a number of positions. Mr. Lovett serves on the board of directors for Conversant Communications and Digeo, Inc.
      Jeffrey T. Fisher, 44, Executive Vice President and Chief Financial Officer. Mr. Fisher was appointed to the position of Executive Vice President and Chief Financial Officer, effective February 6, 2006. Prior to joining Charter, Mr. Fisher was employed by Delta Airlines, Inc. from 1998 to 2006 in a number of positions including Senior Vice President — Restructuring from September 2005 until January 2006, President and General Manager of Delta Connection, Inc. from January to September 2005, Chief Financial Officer of Delta Connection from 2001 until January 2005, Vice President of Finance, Marketing and Sales Controller of Delta Airlines in 2001 and Vice President of Financial Planning and Analysis of Delta Airlines from 2000 to 2001. Delta Airlines filed a petition under Chapter 11 of the Bankruptcy Code on September 14, 2005. Mr. Fisher received a B.B.M. degree from Embry Riddle University and a M.B.A. degree in International Finance from University of Texas in Arlington, Texas.
      Grier C. Raclin, 53, Executive Vice President, General Counsel and Corporate Secretary. Mr. Raclin joined Charter in his current position in October 2005. Prior to joining Charter, Mr. Raclin had served as the Chief Legal Officer and Corporate Secretary of Savvis Communications Corporation from January 2003 until October 2005. Prior to joining Savvis, Mr. Raclin served as Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary from 2000 to 2002 and as Senior Vice President of Corporate Affairs, General Counsel and Corporate Secretary from 1997 to 2000 of Global TeleSystems Inc. (“GTS”). In 2001, GTS filed, in pre-arranged proceedings, a petition for “surseance” (moratorium), offering a composition, in The Netherlands and a petition under Chapter 11 of the United States Bankruptcy Code, both in connection with the sale of the company to KPNQwest. Prior to joining GTS, Mr. Raclin was Vice-Chairman and a Managing Partner of Gardner, Carton and Douglas in Washington, D.C. Mr. Raclin earned a J.D. degree from Northwestern University Law School, where he served on the Editorial Board of the Northwestern University Law School Law Review, attended business school at the University of Chicago Executive Program and earned a B.S. degree from Northwestern University, where he was a member of Phi Beta Kappa.
      Marwan Fawaz, 43, Executive Vice President and Chief Technical Officer. Mr. Fawaz joined Charter in his current position on August 1, 2006. Prior to that, he served as Senior Vice President and Chief Technical Officer for Adelphia Communications Corporation (“Adelphia”) from March 2003 until July 2006. Adelphia filed a petition under Chapter 11 of the Bankruptcy Code in June 2002. From May 2002 to March 2003, he served as Investment Specialist/Technology Analyst for Vulcan, Inc. Mr. Fawaz served as Regional Vice President of Operations for the Northwest Region for Charter from July 2001 to March 2002. From July 2000 to Dec 2000, he served as Chief Technology Officer for Infinity Broadband. He served as Vice President — Engineering and Operations at MediaOne, Inc. from January 1996 to June 2000. Mr. Fawaz received a B.S. degree in electrical engineering and a M.S. in electrical/communication-engineering from California State University — Long Beach.
      Robert A. Quigley, 62, Executive Vice President and Chief Marketing Officer. Mr. Quigley joined Charter in his current position in December 2005. Prior to joining Charter, Mr. Quigley was President and CEO at Quigley Consulting Group, LLC, a private consulting group, from April 2005 to December 2005. From March 2004 to March 2005, he was Executive Vice President of Sales and Marketing at Cardean Education Group (formerly UNext com LLC), a private online education company. From February 2000 to March 2004, Mr. Quigley was Executive Vice President of America Online and Chief Operating Officer of its Consumer Marketing division. Prior to America Online, he was owner, President and CEO of Wordsquare Publishing Co. from July 1994 to February 2000. Mr. Quigley is a graduate of Wesleyan University with a B.A. degree in history and is a member of the Direct Marketing Association board of directors.
      Sue Ann R. Hamilton, 45, Executive Vice President, Programming. Ms. Hamilton joined Charter as Senior Vice President of Programming in March 2003 and was promoted to her current position in April 2005. From March 1999 to November 2002, Ms. Hamilton served as Vice President of Programming for

AT&T Broadband, L.L.C. Prior to that, from October 1993 to March 1999, Ms. Hamilton held numerous management positions at AT&T Broadband, L.L.C. and Tele-Communications, Inc. (TCI), which was acquired by AT&T Broadband, L.L.C. in 1999. Prior to her cable television career with TCI, she was a partner with Kirkland & Ellis representing domestic and international clients in complex commercial transactions and securities matters. A magna cum laude graduate of Carleton College in Northfield, Minnesota, Ms. Hamilton received a J.D. degree from Stanford Law School, where she was Associate Managing Editor of the Stanford Law Review and Editor of the Stanford Journal of International Law.
      Lynne F. Ramsey, 48, Senior Vice President, Human Resources. Ms. Ramsey joined Charter’s Human Resources group in March 2001, serving as Corporate Vice President, Human Resources and was promoted to Senior Vice President in July 2004. Before joining Charter, Ms. Ramsey was Executive Vice President of Human Resources for Broadband Infrastructure Group from March 2000 through November 2000. From 1994 to 1999, Ms. Ramsey served as Senior Vice President of Human Resources for Firstar Bank, previously Mercantile Bank of St. Louis. She served as Vice President of Human Resources for United Postal Savings, where she worked from 1982 through 1994, at which time it was acquired by Mercantile Bank of St. Louis. Ms. Ramsey received a bachelor’s degree in Education from Maryville College and a master’s degree in Human Resources Management from Washington University in St. Louis.
      Kevin D. Howard, 37, Vice President and Chief Accounting Officer. Mr. Howard was promoted to his current position in April 2006. Prior to that, he served as Vice President of Finance from April 2003 until April 2006 and as Director of Financial Reporting since joining Charter in April 2002. Mr. Howard began his career at Arthur Andersen LLP in 1993 where he held a number of positions in the audit division prior to leaving in April 2002. Mr. Howard received a B.S.B.A. degree in finance and economics from the University of Missouri — Columbia and is a certified public accountant, certified managerial accountant and certified in financial management.
Compensation Committee Interlocks and Insider Participation
      At the beginning of 2005, Mr. Lillis and Mr. Merritt served as the Option Plan Committee which administered the 1999 Charter Communications Option Plan and the Charter Communications, Inc. 2001 Stock Incentive Plan and the Compensation Committee consisted of Messrs. Allen, Lillis and Nathanson. The Option Plan Committee and the Compensation Committee merged in February 2005 and the committee then consisted of Messrs. Allen, Merritt and Nathanson. Mr. May joined the committee in August 2005. The Compensation Committee is currently comprised of Messrs. Allen, May, Merritt and Nathanson.
      No member of Charter’s Compensation Committee or its Option Plan Committee was an officer or employee of Charter or any of its subsidiaries during 2005, except for Mr. Allen who served as a non-employee chairman of the Compensation Committee and Mr. May who served in a non-employee capacity as Interim President and Chief Executive Officer from January 2005 until August 2005. Mr. May joined the Compensation Committee in August 2005 after his service as Interim President and Chief Executive Officer. Also, Mr. Nathanson was an officer of certain subsidiaries of Charter prior to their acquisition by Charter in 1999 and held the title of Vice Chairman of Charter’s board of directors, a non-executive, non-salaried position in 2005. Mr. Allen is the 100% owner and a director of Vulcan Inc. and certain of its affiliates, which employs Mr. Conn and Ms. Patton as executive officers. Mr. Allen also was a director of and indirectly owned 98% of TechTV, of which Mr. Wangberg, one of Charter’s directors, was a director until the sale of TechTV to an unrelated third party in May 2004. Transactions between Charter and members of the Compensation Committee are more fully described in “— Director Compensation” and in “Certain Relationships and Related Party Transactions — Other Miscellaneous Relationships.”
      During 2005, (1) none of Charter’s executive officers served on the compensation committee of any other company that has an executive officer currently serving on Charter’s board of directors, Compensation Committee or Option Plan Committee and (2) none of Charter’s executive officers served as a director of another entity, one of whose executive officers served on the Compensation Committee or

Option Plan Committee, except for Carl Vogel who served as a director of Digeo, Inc., an entity of which Paul Allen is a director and by virtue of his position as Chairman of the board of directors of Digeo, Inc. is also a non-employee executive officer. Mr. Lovett was appointed a director of Digeo, Inc. in December 2005.
Summary Compensation Table
      The following table sets forth information as of December 31, 2005 regarding the compensation of those executive officers listed below for services rendered for the fiscal years ended December 31, 2003, 2004 and 2005. These officers consist of the three individuals who served as Chief Executive Officer and each of the other four most highly compensated executive officers as of December 31, 2005.

							Long-Term
		Annual Compensation					Compensation Award

							Restricted		Securities
	Year				Other Annual		Stock		Underlying	All Other
	Ended	Salary	Bonus		Compensation		Awards		Options	Compensation
Name and Principal Position	Dec. 31	($)	($)		($)		($)		(#)	($)(1)

Neil Smit(2)	2005	415,385	1,200,000	(9)	—		3,278,500	(21)	3,333,333	23,236	(28)
President and Chief	2004	—	—		—		—		—	—
Executive Officer	2003	—	—		—		—		—	—

Robert P. May(3)	2005	—	839,000	(10)	1,360,239	(16)	180,000	(22)	—	—
Former Interim President	2004	—	—		10,000	(16)	50,000	(22)	—	—
and Chief Executive Officer	2003	—	—		—		—		—	—

Carl E. Vogel(4)	2005	115,385	—		1,428	(17)	—		—	1,697,451	(29)
Former President and Chief	2004	1,038,462	500,000	(11)	38,977	(17)	4,729,400	(23)	580,000	3,239
Executive Officer	2003	1,000,000	150,000	(12)	40,345	(17)	—		750,000	3,239

Michael J. Lovett(5)	2005	516,153	377,200		14,898	(18)	265,980	(24)	216,000	59,013	(30)
Executive Vice President	2004	291,346	241,888		7,797	(18)	355,710	(24)	172,000	6,994
and Chief Operating Officer	2003	81,731	60,000		2,400	(18)	—		100,000	1,592

Paul E. Martin(6)	2005	350,950	299,017	(13)	—		52,650	(25)	83,700	7,047
Senior Vice President,	2004	193,173	25,000	(13)	—		269,100	(25)	77,500	6,530
Interim Chief Financial	2003	167,308	14,000		—		—		—	4,048
Officer, Principal Accounting Officer and Corporate Controller

Wayne H. Davis(7)	2005	409,615	184,500		—		108,810	(26)	145,800	3527
Executive Vice President	2004	269,231	61,370	(14)	—		435,635	(26)	135,000	2,278
and Chief Technical Officer	2003	212,885	47,500		581	(19)	—		225,000	436

Sue Ann R. Hamilton(8)	2005	362,700	152,438		—		107,838	(27)	145,000	6,351
Executive Vice President —	2004	346,000	13,045		—		245,575	(27)	90,000	3,996
Programming	2003	225,000	231,250	(15)	4,444	(20)	—		200,000	1,710

(1)	Except as noted in notes 28 through 30 below respectively, these amounts consist of matching contributions under our 401(k) plan, premiums for supplemental life insurance available to executives, and long-term disability available to executives.

(2)	Mr. Smit joined Charter on August 22, 2005 in his current position.

(3)	Mr. May served as Interim President and Chief Executive Officer from January 2005 through August 2005.

(4)	Mr. Vogel resigned from all of his positions with Charter and its subsidiaries on January 17, 2005.

(5)	Mr. Lovett joined Charter in August 2003 and was promoted to his current position in April 2005.

(6)	Mr. Martin resigned from all of his positions with Charter and its subsidiaries on April 3, 2006.

(7)	Mr. Davis resigned from all of his positions with Charter and its subsidiaries on March 23, 2006.

(8)	Ms. Hamilton joined Charter in March 2003 and was promoted to her current position in April 2005.

(9)	Pursuant to his employment agreement, Mr. Smit received a $1,200,000 bonus for 2005.

(10)	This bonus was paid pursuant to Mr. May’s Executive Services Agreement. See “Employment Arrangements and Related Agreements.”

(11)	Mr. Vogel’s 2004 bonus was a mid-year discretionary bonus.

(12)	Mr. Vogel’s 2003 bonus was determined in accordance with the terms of his employment agreement.

(13)	Includes (i) for 2005, Mr. Martin’s bonus included a guarantee bonus of $50,000 for Mr. Martin’s services as Interim Co-Chief Financial Officer and a discretionary bonus of $50,000 and (ii) for 2004, a SOX implementation bonus of $25,000.

(14)	Mr. Davis’ 2004 bonus included a $50,000 discretionary bonus.

(15)	Ms. Hamilton’s 2003 bonus included a $150,000 signing bonus.

(16)	Includes (i) for 2005, $1,177,885 as compensation for services of Mr. May as Interim President and Chief Executive Officer pursuant to his Executive Services Agreement (see “Employment Arrangements and Related Agreements”), $67,000 as compensation for services as a director on Charter’s board of directors, $15,717 attributed to personal use of the corporate airplane and $99,637 for reimbursement for transportation and living expenses pursuant to Mr. May’s Executive Services Agreement, and (ii) for 2004, compensation for services as a director on Charter’s board of directors.

(17)	Includes (i) for 2005, $1,428 attributed to personal use of the corporate airplane, (ii) for 2004, $28,977 attributed to personal use of the corporate airplane and $10,000 for tax advisory services, and (iii) for 2003, $30,345 attributed to personal use of the corporate airplane and $10,000 for tax advisory services.

(18)	Includes (i) for 2005, $7,698 attributed to personal use of the corporate airplane and $7,200 for automobile allowance, (ii) for 2004, $597 attributed to personal use of the corporate airplane and $7,200 for automobile allowance and (iii) for 2003, $2,400 for automobile allowance.

(19)	Amount attributed to personal use of the corporate airplane.

(20)	Amount attributed to personal use of the corporate airplane.

(21)	Pursuant to his employment agreement, Mr. Smit received 1,250,000 restricted shares in August 2005, which will vest on the first anniversary of the grant date and 1,562,500 restricted shares in August 2005, which will vest over three years in equal one-third installments. See “Employment Arrangements and Related Agreements.” At December 31, 2005, the value of all of Mr. Smit’s unvested restricted stock holdings was $3,431,250, based on a per share market value (closing sale price) of $1.22 for the Class A Common Stock on December 31, 2005.

(22)	Includes (i) for 2005, 100,000 restricted shares granted in April 2005 under our 2001 Stock Incentive Program for Mr. May’s services as Interim President and Chief Executive Officer that vested upon his termination in that position in August 2005 and 40,650 restricted shares granted in October 2005 under our 2001 Stock Incentive Program for Mr. May’s annual director grant which vest on the first anniversary of the grant date, and (ii) for 2004, 19,685 restricted shares granted in October 2004 under our 2001 Stock Incentive Program for Mr. May’s annual director grant, which vested on the first anniversary of the grant date in October 2005. At December 31, 2005, the value of all of Mr. May’s unvested restricted stock holdings was $49,593, based on a per share market value (closing sale price) of $1.22 for the Class A Common Stock on December 31, 2005.

(23)	Includes 340,000 performance shares granted in January 2004 under our Long-Term Incentive Program that were to vest on the third anniversary of the grant date only if Charter meets certain performance criteria. Also includes 680,000 restricted shares issued in exchange for stock options held by Mr. Vogel pursuant to the February 2004 option exchange program described below, one half of which constituted performance shares which were to vest on the third anniversary of the grant date only if Charter met certain performance criteria, and the other half of which were to vest over three years in equal one-third installments. Under the terms of the separation agreement described below in “Employment Arrangements and Related Agreements,” Mr. Vogel’s options and remaining restricted stock vested until December 31, 2005, and all vested options were exercisable until sixty (60) days thereafter. All performance shares were forfeited upon termination of employment. All remaining unvested restricted stock and stock options were cancelled on December 31, 2005. Therefore, at December 31, 2005, the value of all of Mr. Vogel’s unvested restricted stock holdings was $0.

(24)	Includes (i) for 2005, 129,600 performance shares granted in April 2005 under our Long-Term Incentive Program which will vest on the third anniversary of the grant date only if Charter meets certain performance criteria and 75,000 restricted shares granted in April 2005 under our 2001 Stock Incentive Plan that will vest on the third anniversary of the grant date, and (ii) for 2004, 88,000 performance shares granted under our Long-Term Incentive Program that will vest on the third anniversary of the grant date only if Charter meets certain performance criteria. At December 31, 2005, the value of all of Mr. Lovett’s unvested restricted stock holdings (including performance shares) was $356,972, based on a per share market value (closing sale price) of $1.22 for the Class A Common Stock on December 31, 2005.

(25)	Includes (i) for 2005, $40,500 performance shares granted under our Long-Term Incentive Program that will vest on the third anniversary of the grant date only if Charter meets certain performance criteria, and (ii) for 2004, 37,500 performance shares granted in January 2004 under our Long-Term Incentive Program which were to vest on the third anniversary of the grant date only if Charter meets certain performance criteria and 17,214 restricted shares issued in exchange for stock options held by Mr. Martin pursuant to the February 2004 option exchange program described below, one half of which constituted performance shares which were to vest on the third anniversary of the grant date only if Charter meets certain performance criteria, and the other half of which were to vest over three years in equal one-third installments. At December 31, 2005, the value of all of Mr. Martin’s unvested restricted stock holdings (including performance shares) was $112,661, based on a per share market value (closing sale price) of $1.22 for the Class A Common Stock on December 31, 2005.

(26)	Includes (i) for 2005, 83,700 performance shares granted under our Long-Term Incentive Program that will vest on the third anniversary of the grant date only if Charter meets certain performance criteria., and (ii) for 2004, 77,500 performance shares granted in January 2004 under our Long-Term Incentive Program which will vest on the third anniversary of the grant date only if Charter meets certain performance criteria and 8,000 restricted shares issued in exchange for stock options held by Mr. Davis pursuant to the February 2004 option exchange program described below, one half of which constituted performance shares which will vest on the third anniversary of the grant date only if Charter meets certain performance criteria, and the other half of which will vest over three years in equal one-third installments. At December 31, 2005, the value of all of Mr. Davis’s unvested restricted stock holdings (including performance shares) was $204,797, based on a per share market value (closing sale price) of $1.22 for the Class A Common Stock on December 31, 2005.

(27)	These restricted shares consist of 83,700 and 47,500 performance shares granted in 2005 and 2004 under our Long-Term Incentive Program that will vest on the third anniversary of the grant date only if Charter meets certain performance criteria. At December 31, 2005, the value of all of Ms. Hamilton’s unvested restricted stock holdings (including performance shares) was $160,064 based on a per share market value (closing sale price) of $1.22 for the Class A Common Stock on December 31, 2005.

(28)	In addition to items in Note 1 above, includes $19,697 attributed to reimbursement for taxes (on a “grossed up” basis) paid in respect of prior reimbursements for relocation expenses.

(29)	In addition to items in Note 1 above, includes accrued vacation at time of termination and severance payments pursuant to Mr. Vogel’s separation agreement (See “— Employment Arrangements and Related Agreements”).

(30)	In addition to items in Note 1 above, includes $51,223 attributed to reimbursement for taxes (on a “grossed up” basis) paid in respect of prior reimbursements for relocation expenses.
2005 Option Grants
      The following table shows individual grants of options made to individuals named in the Summary Compensation Table during 2005. All such grants were made under the 2001 Stock Incentive Plan and the exercise price was based upon the fair market value of our Class A Common Stock on the respective grant dates.

					Potential Realizable Value at
	Number of	% of Total			Assumed Annual Rate of
	Securities	Options			Stock Price Appreciation For
	Underlying	Granted to	Exercise		Option Term(2)
	Options	Employees	Price	Expiration
Name	Granted (#)(1)	in 2005	($/Sh)	Date	5% ($)	10% ($)

Neil Smit	3,333,333	30.83%	$1.18	8/22/2015	$2,465,267	$6,247,470
Robert P. May	—	—	—	—	—	—
Carl E. Vogel	—	—	—	—	—	—
Michael J. Lovett	216,000	2.00%	1.30	4/26/2015	175,914	445,802
Paul E. Martin	83,700	0.77%	1.30	4/26/2015	68,430	173,415
Wayne H. Davis	145,800	1.35%	1.30	4/26/2015	118,742	300,916
Sue Ann R. Hamilton	97,200	0.90%	1.53	3/25/2015	93,221	236,240
	47,800	0.44%	1.27	10/18/2015	38,208	96,826

(1)	Options are transferable under limited conditions, primarily to accommodate estate planning purposes. These options generally vest in four equal installments commencing on the first anniversary following the grant date.

(2)	This column shows the hypothetical gains on the options granted based on assumed annual compound price appreciation of 5% and 10% over the full ten-year term of the options. The assumed rates of 5% and 10% appreciation are mandated by the SEC and do not represent our estimate or projection of future prices.
2005 Aggregated Option Exercises and Option Value
      The following table sets forth, for the individuals named in the Summary Compensation Table, (i) information concerning options exercised during 2005, (ii) the number of shares of the Class A Common Stock underlying unexercised options at year-end 2005, and (iii) the value of unexercised “in-the-money” options (i.e., the positive spread between the exercise price of outstanding options and the market value of the Class A Common Stock) on December 31, 2005.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at December 31,		In-the-Money Options at
	Shares		2005 (#)(1)		December 31, 2005 ($)(2)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Neil Smit	—	—	—	3,333,333	—	$133,333
Robert P. May	—	—	—	—	—	—
Carl E. Vogel(3)	—	—	1,120,000	—	—	—
Michael J. Lovett	—	—	93,000	395,000	—	—
Paul E. Martin(4)	—	—	143,125	193,075	—	—
Wayne H. Davis(5)	—	—	176,250	379,550	—	—
Sue Ann R. Hamilton	—	—	122,500	312,500	—	—

(1)	Options granted prior to 2001 and under the 1999 Charter Communications Option Plan, when vested, are exercisable for membership units of Charter Holdco which are immediately exchanged on a one-for-one basis for shares of the Class A Common Stock upon exercise of the option. Options granted under the 2001 Stock Incentive Plan and after 2000 are exercisable for shares of the Class A Common Stock.

(2)	Based on a per share market value (closing price) of $1.22 as of December 31, 2005 for the Class A Common Stock.

(3)	Mr. Vogel’s employment terminated on January 17, 2005. Under the terms of the separation agreement, his options continued to vest until December 31, 2005, and all vested options were exercisable for sixty (60) days thereafter.

(4)	Mr. Martin’s employment terminated on April 3, 2006. Under the terms of his January 9, 2006 retention agreement, his options continue to vest until September 2, 2007, and all vested options are exercisable until sixty (60) days thereafter.

(5)	Mr. Davis’ employment terminated on March 23, 2006. Under the terms of his separation agreement, his options continue to vest until September 30, 2007, and all vested options are exercisable until sixty (60) days thereafter.
Long-Term Incentive Plans — Awards in Last Fiscal Year

			Estimated Future Payouts of Shares
	Number of		Under Non-Stock Price-Based Plans
	Shares, Units or	Performance or Other Period
Name	Other Rights	Until Maturation or Payout	Threshold	Target	Maximum

Neil Smit			—	—	—
Robert P. May			—	—	—
Carl E. Vogel			—	—	—
Michael J. Lovett		1 year performance cycle
	129,600	3 year vesting	90,720	129,600	259,200
Paul E. Martin		1 year performance cycle
	40,500	3 year vesting	28,350	40,500	81,000
Wayne H. Davis	83,700	1 year performance cycle
		3 year vesting	58,590	83,700	167,400
Sue Ann R. Hamilton	83,700	1 year performance cycle
		3 year vesting	58,590	83,700	167,400
Option/ Stock Incentive Plans
      The Plans. We have granted stock options, restricted stock and other incentive compensation under two plans — the 1999 Charter Communications Option Plan and the 2001 Stock Incentive Plan. The 1999 Charter Communications Option Plan provided for the grant of options to purchase membership units in Charter Holdco to current and prospective employees and consultants of Charter Holdco and its affiliates and to our current and prospective non-employee directors. Membership units received upon exercise of any options are immediately exchanged for shares of the Class A Common Stock on a one-for-one basis.
      The 2001 Stock Incentive Plan provides for the grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and shares of restricted stock (currently not to exceed 20,000,000 shares) as each term is defined in the 2001 Stock Incentive Plan. Employees, officers, consultants and directors of Charter and its subsidiaries and affiliates are eligible to receive grants under the 2001 Stock Incentive Plan. Generally, options expire 10 years from the grant date. Unless sooner terminated by our board of directors, the 2001 Stock Incentive Plan will terminate on February 12, 2011, and no option or award can be granted thereafter.

      Together, the plans allow for the issuance of up to a total of 90,000,000 shares of the Class A Common Stock (or units exchangeable for the Class A Common Stock). Any shares covered by options that are terminated under the 1999 Charter Communications Option Plan will be transferred to the 2001 Stock Incentive Plan, and no new options will be granted under the 1999 Charter Communications Option Plan. At December 31, 2005, 1,317,520 shares had been issued under the plans upon exercise of options, 825,725 had been issued upon vesting of restricted stock granted under the plans, and 4,252,570 shares were subject to future vesting under restricted stock agreements. Of the remaining 83,604,185 shares covered by the plans, as of December 31, 2005, 29,126,744 were subject to outstanding options (34% of which were vested), and there were 11,719,032 performance shares granted under Charter’s Long-Term Incentive Program as of December 31, 2005, to vest on the third anniversary of the date of grant conditional upon Charter’s performance against certain financial targets approved by Charter’s board of directors at the time of the award. As of December 31, 2005, 42,758,409 shares remained available for future grants under the plans. As of December 31, 2005, there were 5,341 participants in the plans.
      The plans authorize the repricing of options, which could include reducing the exercise price per share of any outstanding option, permitting the cancellation, forfeiture or tender of outstanding options in exchange for other awards or for new options with a lower exercise price per share, or repricing or replacing any outstanding options by any other method.
      Long-Term Incentive Program. In January 2004, the Compensation Committee of our board of directors approved our Long-Term Incentive Program (the “LTIP”) which is a program administered under the 2001 Stock Incentive Plan. Under the LTIP, employees of Charter and its subsidiaries whose pay classifications exceed a certain level are eligible to receive stock options, and more senior level employees were eligible to receive stock options and performance shares. The stock options vest 25% on each of the first four anniversaries of the date of grant. The performance shares vest on the third anniversary of the date of grant, conditional upon our performance against financial performance measures established by our management and approved by the board of directors or Compensation Committee as of the time of the award. Charter granted 3.2 million performance shares in 2005 under this program except that the 2005 performance share grants are based on a one-year performance cycle. We recognized expense of $1 million in the first three quarters of 2005. However, in the fourth quarter of 2005, we reversed the entire $1 million of expense based on our assessment of the probability of achieving the financial performance measures established by management and required to be met for the performance shares to vest. In February 2006, Charter’s Compensation Committee approved achievement of the financial performance measures required for the 2005 performance shares to vest at a level of 86.25%. Management believes that approximately 2.5 million of the performance shares are likely to vest. As such, expense of approximately $3 million will be amortized over the remaining two year service period.
      The 2001 Stock Incentive Plan must be administered by, and grants and awards to eligible individuals must be approved by, our board of directors or a committee thereof consisting solely of non-employee directors as defined in Section 16b-3 under the Securities Exchange Act of 1934, as amended. The board of directors or such committee determines the terms of each stock option grant, restricted stock grant or other award at the time of grant, including the exercise price to be paid for the shares, the vesting schedule for each option, the price, if any, to be paid by the grantee for the restricted stock, the restrictions placed on the shares, and the time or times when the restrictions will lapse. The board of directors or such committee also has the power to accelerate the vesting of any grant or extend the term thereof.
      Upon a change of control of Charter, the board of directors or the administering committee can shorten the exercise period of any option, have the survivor or successor entity assume the options with appropriate adjustments, or cancel options and pay out in cash. If an optionee’s or grantee’s employment is terminated without “cause” or for “good reason” following a “change in control” (as those terms are defined in the plans), unless otherwise provided in an agreement, with respect to such optionee’s or grantee’s awards under the plans, all outstanding options will become immediately and fully exercisable, all outstanding stock appreciation rights will become immediately and fully exercisable, the restrictions on the outstanding restricted stock will lapse, and all of the outstanding performance shares will vest and the restrictions on all of the outstanding performance shares will lapse as if all performance objectives had been satisfied at the maximum level.
      February 2004 Option Exchange. In January 2004, we offered employees of Charter and its subsidiaries the right to exchange all stock options (vested and unvested) under the 1999 Charter Communications Option Plan and 2001 Stock Incentive Plan that had an exercise price over $10 per share for shares of restricted Charter Class A Common Stock or, in some instances, cash. Based on a sliding exchange ratio, which varied depending on the exercise price of an employee’s outstanding options, if an employee would have received more than 400 shares of restricted stock in exchange for tendered options, we issued to that employee shares of restricted stock in the exchange. If, based on the exchange ratios, an employee would have received 400 or fewer shares of restricted stock in exchange for tendered options, we instead paid to the employee cash in an amount equal to the number of shares the employee would have received multiplied by $5.00. The offer applied to options to purchase a total of 22,929,573 shares of Class A Common Stock, or approximately 48% of our 47,882,365 total options (vested and unvested) issued and outstanding as of December 31, 2003. Participation by employees was voluntary. Non-employee members of the board of directors of Charter or any of its subsidiaries were not eligible to participate in the exchange offer.
      In the closing of the exchange offer on February 20, 2004, we accepted for cancellation eligible options to purchase approximately 18,137,664 shares of Class A Common Stock. In exchange, we granted approximately 1,966,686 shares of restricted stock, including 460,777 performance shares to eligible employees of the rank of senior vice president and above, and paid a total cash amount of approximately $4 million (which amount includes applicable withholding taxes) to those employees who received cash rather than shares of restricted stock. The restricted stock was granted on February 25, 2004. Employees tendered approximately 79% of the options eligible to be exchanged under the program.
      The cost of the stock option exchange program was approximately $10 million, with a 2004 cash compensation expense of approximately $4 million and a non-cash compensation expense of approximately $6 million to be expensed ratably over the three-year vesting period of the restricted stock issued in the exchange.
      The participation of the named executive officers in this exchange offer is reflected in the following table:

			Market
		Number of	Price of	Exercise
		Securities	Stock at	Price at	New	Length of Original
		Underlying	Time of	Time of	Exercise	Option Term
		Options	Exchange	Exchange	Price	Remaining at Date
Name	Date	Exchanged	($)	($)	($)	of Exchange

Carl E. Vogel	2/25/04	3,400,000	4.37	13.68	(1)	7 years 7 months
Former President and Chief
Executive Officer
Paul E. Martin	2/25/04	15,000	4.37	23.09	(2)	7 years 0 months
Former Senior Vice President,		50,000	4.37	11.99		7 years 7 months
Principal Accounting Officer		40,000	4.37	15.03		6 years 3 months
and Corporate Controller
Wayne H. Davis	2/25/04	40,000	4.37	23.09	(3)	7 years 0 months
Former Executive Vice President		40,000	4.37	12.27		7 years 11 months
and Chief Technical Officer

(1)	On February 25, 2004, in exchange for 3,400,000 options tendered, 340,000 performance shares were granted with a three year performance cycle and three year vesting along with 340,000 restricted stock units with one-third of the shares vesting on each of the first three anniversaries of the date of grant. On the grant date, the price of our common stock was $4.37.

(2)	On February 25, 2004, in exchange for 105,000 options tendered, 8,607 performance shares were granted with a three year performance cycle and three year vesting along with 8,607 restricted stock units with one-third of the shares vesting on each of the first three anniversaries of the grant date. On the grant date, the price of Charter’s common stock was $4.37.

(3)	On February 25, 2004, in exchange for 80,000 options tendered, 4,000 performance shares were granted with a three year performance cycle and three year vesting along with 4,000 restricted stock units with one-third of the shares vesting on each of the first three anniversaries of the grant date. On the grant date, the price of Charter’s common stock was $4.37.

2005 Executive Cash Award Plan
      On June 9, 2005, we adopted the 2005 Executive Cash Award Plan to provide additional incentive to, and retain the services of, certain officers of Charter and its subsidiaries, to achieve the highest level of individual performance and contribute to the success of Charter. Eligible participants are employees of Charter or any of its subsidiaries who have been recommended by the CEO and designated and approved as Plan participants by the Compensation Committee Charter’s board of directors. At the time the Plan was adopted, the interim CEO recommended and the Compensation Committee designated and approved as Plan participants the permanent President and Chief Executive Officer position (when filled), Executive Vice President positions and selected Senior Vice President positions.
      The Plan provides that each participant be granted an award which represents an opportunity to receive cash payments in accordance with the Plan. An award will be credited in book entry format to a participant’s account in an amount equal to 100% of a participant’s base salary on the date of Plan approval in 2005 and 20% of participant’s base salary in each year 2006 through 2009, based on that participant’s base salary as of May 1 of the applicable year. The Plan awards will vest at the rate of 50% of the plan award balance at the end of 2007 and 100% of the plan award balance at the end of 2009. Participants will be entitled to receive payment of the vested portion of the award if the participant remains employed by Charter continuously from the date of the participant’s initial participation through the end of the calendar year in which his or her award becomes vested, subject to payment of pro-rated award balances to a participant who terminates due to death or disability or in the event we elect to terminate the Plan.
      A participant’s eligibility for, and right to receive, any payment under the Plan (except in the case of intervening death) is conditioned upon the participant first executing and delivering to Charter an agreement releasing and giving up all claims that participant may have against Charter and related parties arising out of or based upon any facts or conduct occurring prior to the payment date, and containing additional restrictions on post-employment use of confidential information, non-competition and nonsolicitation and recruitment of customers and employees.
      In April 2006, the Plan was revised to accommodate new participants who become eligible for the Plan beginning in April 2006 through December 2006. For those new participants, an award will be credited in book entry format to a participant’s account in an amount equal to 100% of a participant’s base salary on the date of eligibility approval or hire in 2006 and 20% of participant’s base salary in each year 2007 through 2010, based on that participant’s base salary as of May 1 of the applicable year. The Plan awards will vest at the rate of 50% of the plan award balance at the end of 2008 and 100% of the Plan award balance at the end of 2010. All other terms and conditions remain the same.
Employment Arrangements and Related Agreements
      Charter and Neil Smit entered into an agreement as of August 9, 2005 whereby Mr. Smit will serve as Charter’s President and Chief Executive Officer (the “Employment Agreement”) for a term expiring on December 31, 2008, and Charter may extend the agreement for an additional two years by giving Mr. Smit written notice of its intent to extend not less than six months prior to the expiration of the Employment Agreement (Mr. Smit has the right to reject the extension within a certain time period as set forth in the Employment Agreement). Under the Employment Agreement, Mr. Smit will receive a $1,200,000 base salary per year, through the third anniversary of the Employment Agreement, and thereafter $1,440,000 per year for the remainder of the Employment Agreement. Mr. Smit shall be eligible to receive a performance-based target bonus of 125% of annualized salary, with a maximum bonus of 200% of annualized salary, as determined by the Compensation Committee of Charter’s board of directors. However, for 2005 only, he received a minimum bonus of $1,200,000, provided only that he was employed by Charter on December 31, 2005. Under Charter’s Long-Term Incentive Plan, he received options to purchase 3,333,333 shares of Class A Common Stock, exercisable for 10 years, with annual vesting of one-third of the grant in each of the three years from his employment date; a performance share award for a maximum of 4,123,720 shares of Class A Common Stock, to be earned during a three-year performance cycle starting January 2006; and a restricted stock award of 1,562,500 shares of Class A Common Stock, with annual vesting over three years following his employment date. In addition, Mr. Smit received another restricted stock award for 1,250,000 shares of Class A Common Stock which will vest on the first anniversary of his employment date.
      Mr. Smit received full reimbursement for his relocation expenses and will receive employee benefits consistent with those made generally available to other senior executives. In the event that Mr. Smit is terminated by Charter without “cause” or for “good reason termination,” as those terms are defined in the Employment Agreement, he will receive the greater of two times base salary or salary through the remainder to the term of the Employment Agreement; a pro rata bonus for the year of termination; full vesting of options and restricted shares; vesting of performance stock if targets are achieved; and a lump sum payment equal to twelve months of COBRA payments. The Employment Agreement contains non-compete provisions from six months to two years, depending on the type of termination. Charter will gross up federal taxes in the event that Mr. Smit is subject to any additional tax under Section 409A of the Internal Revenue Code.
      Charter entered into an agreement with Robert May, effective January 17, 2005, whereby Mr. May served as Charter’s Interim President and Chief Executive Officer (the “May Executive Services Agreement”). Under the May Executive Services Agreement, Mr. May received a $1,250,000 base fee per year. Mr. May continued to receive the compensation and reimbursement of expenses to which he was entitled in his capacity as a member of Charter’s board of directors. The May Executive Services Agreement provided that Charter would provide equity incentives commensurate with his position and responsibilities, as determined by Charter’s board of directors. Accordingly, Mr. May was granted 100,000 shares of restricted stock under Charter’s 2001 Stock Incentive Plan. The 100,000 restricted shares vested on the date on which Mr. May’s interim service as President and Chief Executive Officer terminated, August 22, 2005. Mr. May served as an independent contractor and was not entitled to any vacation or eligible to participate in any employee benefit programs of Charter. Charter reimbursed Mr. May for reasonable transportation costs from Mr. May’s residence in Florida or other locations to Charter’s offices and provided temporary living quarters or reimbursed expenses related thereto. The May Executive Services Agreement was terminated effective December 31, 2005 and upon termination of the Agreement, Mr. May was eligible for a bonus payment. On January 5, 2006, Charter paid him a bonus of $750,000, with the possibility that such bonus would be increased by an additional percentage. In February 2006, Charter’s Compensation Committee approved an additional bonus of approximately $88,900 for Mr. May.
      Charter and Michael Lovett entered into an employment agreement, effective as of February 28, 2006 (the “Lovett Agreement”), whereby Mr. Lovett will serve as its Executive Vice President and Chief Operating Officer at a salary of $700,000 per year which is to be reviewed annually, and will perform such duties and responsibilities set forth in the Lovett Agreement. The Lovett Agreement amends, supersedes and replaces Mr. Lovett’s prior employment agreement dated March 31, 2005. The term of the Agreement is three years from the effective date and will be reviewed and considered for extension at 18-month intervals during Mr. Lovett’s employment. Under the Lovett Agreement, Mr. Lovett will be entitled to receive cash bonus payments in an amount per year targeted at 100% of salary in accordance with the senior management plan and to participate in all employee benefit plans that are offered to other senior executives. Mr. Lovett received a grant of 150,000 restricted shares of Class A Common Stock on the effective date of the Lovett Agreement, which will vest in equal installments over a three-year period from employment date; an award of 300,000 restricted shares of Class A Common Stock on the first anniversary of the Lovett Agreement, vesting in equal installments over a three-year period; an award of options to purchase 432,000 shares of Class A Common Stock under terms of Charter’s 2001 Stock Incentive Plan on the effective date of the Lovett Agreement; an award of options to purchase 864,000 shares of Class A Common Stock under the terms of the 2001 Stock Incentive Plan on the first anniversary of the Lovett Agreement; an award of 259,200 performance shares under the 2001 Stock Incentive Plan on the effective date of the Lovett Agreement and will be eligible to earn these shares over a performance cycle from January 2006 to December 2006; and an award of 518,400 performance shares under the 2001 Stock Incentive Plan on the first anniversary of the Lovett Agreement and will be eligible to earn these shares over a three-year performance cycle January 2007-December 2009.
      If terminated other than for “cause,” as such term is defined in the Lovett Agreement, prior to March 31, 2007, Mr. Lovett will receive relocation expenses to the city of his choice in the 48 contiguous states in accordance with Charter’s relocation policy. In the event that Mr. Lovett is terminated by Charter without “cause,” for “good reason” or by Mr. Lovett within 60 days following a “change in control,” as those terms are defined in the Lovett Agreement, Mr. Lovett will receive his salary for the remainder of the term of the Lovett Agreement; a pro rata bonus for the year of termination; and the immediate vesting of options, restricted stock and performance shares. The Lovett Agreement also contains a two-year non-solicitation clause.
      As of January 20, 2006, Charter entered into an employment agreement with Jeffrey Fisher, Executive Vice President and Chief Executive Officer (the “Fisher Agreement”). The Fisher Agreement provides that Mr. Fisher will serve in an executive capacity as its Executive Vice President at a salary of $500,000, to perform such executive, managerial and administrative duties as are assigned or delegated by the President and/or Chief Executive Officer, including but not limited to serving as Chief Financial Officer. The term of the Fisher Agreement is two years from the effective date. Under the Fisher Agreement, Mr. Fisher received a signing bonus of $100,000 and he shall be eligible to receive a performance-based target bonus of up to 70% of salary and to participate in the Long-Term Incentive Plan and to receive such other employee benefits as are available to other senior executives. Mr. Fisher will participate in the 2005 Executive Cash Award Plan commencing in 2006 and, in addition, Charter will provide the same additional benefit to Mr. Fisher that he would have been entitled to receive under the Plan if he had participated in the Plan at the time of its inception in 2005. He also received a grant of 50,000 restricted shares of Class A Common Stock, which will vest in equal installments over a three-year period from his employment date; an award of options to purchase 1,000,000 shares of Class A Common Stock under terms of the 2001 Stock Incentive Plan on the effective date of the Fisher Agreement; and in the first quarter of 2006, an award of additional options to purchase 145,800 shares of Class A Common Stock under the 2001 Stock Incentive Plan. Those options shall vest in equal installments over a four-year time period from the grant date. In addition, in the first quarter of 2006, he received 83,700 performance shares under the 2001 Stock Incentive Plan and will be eligible to earn these shares over a three-year performance cycle from January 2006 to December 2008.
      Mr. Fisher received relocation assistance pursuant to Charter’s executive homeowner relocation plan and the costs for temporary housing. In the event that Mr. Fisher is terminated by Charter without “cause” or for “good reason,” as those terms are defined in the Fisher Agreement, Mr. Fisher will receive his salary for the remainder of the term of the agreement or twelve months’ salary, whichever is greater; a pro rata bonus for the year of termination; a lump sum payment equal to payments due under COBRA for the greater of twelve months or the number of full months remaining in the term of the agreement; and the vesting of options and restricted stock for as long as severance payments are made. The Fisher Agreement contains a one-year non-compete provision (or until the end of the term of the Fisher Agreement, if longer) and a two-year non-solicitation clause.
      Until his employment terminated on March 23, 2006, Wayne Davis was employed as Executive Vice President and Chief Technical Officer. On April 5, 2006, Charter entered into an agreement with Mr. Davis governing the terms and conditions of his resignation as an officer and employee of Charter, effective March 23, 2006 (the “Separation Agreement”). Under the terms of the Separation Agreement, Mr. Davis will receive the amount of base salary, calculated at an annual rate of $450,000 from March 23,

2006 until September 30, 2007, (the “Separation Term”), which will be paid over the remainder of the Separation Term in equal bi-weekly installments on Charter’s regular pay days for executives. These payments will be made in accordance with section 409A of the Internal Revenue Code. Mr. Davis will be eligible for a prorated amount of incentive compensation for 2006 based on the period from January 1, 2006 and his termination date of March 23, 2006. This amount will be payable no later than April 1, 2007. Mr. Davis received a lump sum payment equal to 18 times the monthly cost, at the time of termination, for paid coverage for health, dental and vision benefits under COBRA. Any stock options and restricted stock previously granted to Mr. Davis will continue to vest during the remainder of the Separation Term. Mr. Davis agreed to abide by the non-disparagement provision in the Separation Agreement and released Charter from any claims arising out of or based upon any facts occurring prior to the date of the Separation Agreement. Mr. Davis has also agreed that he will continue to be bound by the non-competition, non-interference and non-disclosure provisions contained in his September 7, 2005 employment agreement.
      On April 5, 2006, Charter entered into a consulting agreement with Mr. Davis governing the terms and conditions for his services as an independent consultant to Charter, effective March 23, 2006 (the “Consulting Agreement”). Mr. Davis will serve as an independent consultant for Charter providing such professional, executive and administrative duties, directives and assignments as may reasonable by assigned to him by the Chief Executive Officer, Chief Operating Officer or their designee, from March 24, 2006 until April 28, 2006 or such later date designated by Charter (the “Consulting Period”). Mr. Davis received $45,000 in return for his services through April 28, 2006, which was paid on the regular Charter pay period for executives following April 28, 2006. If Charter requests Mr. Davis’ services after April 28, 2006, Mr. Davis will be paid at a rate of $1,730 per day for each worked thereafter, which he will receive on the next regular Charter pay period for executives immediately following the last day of service. Mr. Davis’ payments as an independent consultant are separate from the payments he will receive pursuant to his Separation Agreement. During the Consulting Period, Mr. Davis will be reimbursed for reasonable expenses incurred at Charter’s request in connection with his consulting activities, including but not limited to reasonable travel, lodging and entertainment expenses. Since Mr. Davis will not be an employee of Charter, he agrees that he will not be eligible for programs applicable to an employee of Charter, such as incentive, bonus and benefit plans, vacation, sick or paid leave and 401(k). Mr. Davis agrees that the confidentiality and non-disclosure obligations contained in his Separation Agreement and his employment agreement will extend during his Consulting Period.
      On September 7, 2005, Charter entered into an employment agreement with Mr. Davis, then Executive Vice President and Chief Technical Officer. The agreement provided that Mr. Davis be employed in an executive capacity to perform such duties as were assigned or delegated by the President and Chief Executive Officer or the designee thereof, at a salary of $450,000. The term of this agreement was two years from the date of the agreement. Mr. Davis was eligible to participate in Charter’s Long-Term Incentive Plan, 2001 Stock Incentive Plan and to receive such employee benefits as are available to other senior executives. In the event that he was terminated by Charter without “cause” or for “good reason,” as those terms are defined in the agreement, he would receive his salary for the remainder of the term of the agreement or twelve months’ salary, whichever was greater; a pro rata bonus for the year of termination; a lump sum payment equal to payments due under COBRA for the greater of twelve months or the number of full months remaining in the term of the agreement; and the vesting of options and restricted stock for as long as severance payments are made. The agreement contains one-year, non-compete provisions (or until the end of the term of the agreement, if longer) in a Competitive Business, as such term is defined in the agreement, and two-year non-solicitation clauses.
      Until his resignation in April 2006, Paul Martin was employed as Senior Vice President, Principal Accounting Officer and Corporate Controller. Upon resignation, the termination terms of his retention agreement went into effect. Effective January 9, 2006, Charter entered into a retention agreement with Mr. Martin, in which Mr. Martin agreed to remain as Interim Chief Financial Officer until at least March 31, 2006 or such time as Charter reassigns or terminates his employment, whichever occurs first (the “Termination Date”). On the Termination Date, Charter paid Mr. Martin a special retention bonus in a lump sum of $116,200. This special retention bonus was in addition to any amounts due to Mr. Martin under the 2005 Executive Bonus Plan and to any other severance amounts, set forth below. Mr. Martin will not participate in any executive incentive or bonus plan for 2006 unless otherwise agreed to by the parties. In addition, pursuant to this agreement, Charter would treat (a) any termination of Mr. Martin’s employment by Charter without cause, and other than due to death or disability, as such latter term is defined in his previously-executed employment agreement, after January 1, 2006, and (b) any termination by Mr. Martin of his employment for any reason after April 1, 2006 (including voluntary resignation), as if his employment terminated without cause and Charter would pay as severance to Mr. Martin an amount calculated pursuant to his employment agreement on the basis of his base salary as Controller and without regard to any additional compensation he had been receiving as Interim Chief Financial Officer. He also received three months of outplacement assistance at a level and from a provider selected by Charter in its sole discretion.
      On September 2, 2005, Charter entered into an employment agreement with Mr. Martin. The agreement provides that Mr. Martin would be employed in an executive capacity to perform such duties as are assigned or delegated by the President and Chief Executive Officer or the designee thereof, at a salary of $240,625. The term of this agreement was two years from the date of the agreement. Mr. Martin was eligible to participate in Charter’s Long-Term Incentive Plan, 2001 Stock Incentive Plan and to receive such employee benefits as available to other senior executives. In the event that he was terminated by Charter without “cause” or for “good reason,” as those terms are defined in the agreement, he would receive his salary for the remainder of the term of the agreement or twelve months’ salary, whichever was greater; a pro rata bonus for the year of termination; a lump sum payment equal to payments due under COBRA for the greater of twelve months or the number of full months remaining in the term of the agreement; and the vesting of options and restricted stock for as long as severance payments are made. The agreement contained one-year, non-compete provisions (or until the end of the term of the agreement, if longer) in a Competitive Business, as such term is defined in the agreement, and two-year non-solicitation clauses.
      Effective April 15, 2005, Charter also entered into an agreement governing the terms of the service of Mr. Martin as Interim Chief Financial Officer. Under the terms of the agreement, Mr. Martin received approximately $13,700 each month for his service in the capacity of Interim Chief Financial Officer until a permanent Chief Financial Officer was employed. Under the agreement, Mr. Martin was also be eligible to receive an additional bonus opportunity of up to approximately $13,600 per month served as Interim Chief Financial Officer, payable in accordance with Charter’s 2005 Executive Bonus Plan. The amounts payable to Mr. Martin under the agreement were in addition to all other amounts Mr. Martin received for his services in his capacity as Senior Vice President, Principal Accounting Officer and Corporate Controller. In addition, Mr. Martin received an additional special bonus of $50,000 for his service as Interim co-Chief Financial Officer prior to April 15, 2005. This amount was in addition to the bonus agreed upon in 2004 for his service in that capacity through March 31, 2005.
      On October 31, 2005, Charter entered into an employment agreement with Sue Ann Hamilton, Executive Vice President, Programming. The agreement provides that Ms. Hamilton shall be employed in an executive capacity to perform such duties as are assigned or delegated by the President and Chief Executive Officer or the designee thereof, at a salary of $371,800. The term of this agreement is two years from the date of the agreement. She shall be eligible to participate in Charter’s incentive bonus plan that applies to senior executives, the 2001 Stock Incentive Plan and to receive such employee benefits as are available to other senior executives. In the event that Ms. Hamilton’s employment is terminated by Charter without “cause” or for “good reason,” as those terms are defined in the employment agreement, Ms. Hamilton will receive her salary for the remainder of the term of the agreement or twelve months’ salary, whichever is greater; a pro rata bonus for the year of termination; a lump sum payment equal to payments due under COBRA for the greater of twelve months or the number of full months remaining in the term of the agreement; and the vesting of options and restricted stock for as long as severance payments are made. The employment agreement contains a one-year non-compete provision (or until the end of the term of the agreement, if longer) in a Competitive Business, as such term is defined in the agreement, and two-year non-solicitation clauses.
      On November 14, 2005, Charter executed an employment agreement with Grier Raclin, effective as of October 10, 2005. The agreement provides that Mr. Raclin shall be employed in an executive capacity as Executive Vice President and General Counsel with management responsibility for Charter’s legal affairs, governmental affairs, compliance and regulatory functions and to perform such other legal, executive, managerial and administrative duties as are assigned or delegated by the Chief Executive Officer or the equivalent position, at a salary of $425,000, to be reviewed on an annual basis. The agreement also provides for a one time signing bonus of $200,000, the grant of 50,000 restricted shares of Class A Common Stock, an option to purchase 100,000 shares of Class A Common Stock under the 2001 Stock Incentive Plan, an option to purchase 145,800 shares of Class A Common Stock under the Long-Term Incentive portion of the 2001 Stock Incentive Plan, and 62,775 performance shares under the 2001 Stock Incentive Plan. He shall be eligible to participate in the incentive bonus plan, the 2005 Executive Cash Award Plan and to receive such other employee benefits as are available to other senior executives. The term of this agreement is two years from the effective date of the agreement. In the event that Mr. Raclin’s employment is terminated by Charter without “cause” or by Mr. Raclin for “good reason,” as those terms are defined in the employment agreement, Mr. Raclin will receive (a) if such termination occurs before the first scheduled payout of the executive cash award plan (unless that failure is due to his failure to execute the required related agreement) or at any time within one year after a change of control as defined in the agreement, two (2) times his salary or (b) if such termination occurs at any other time, his salary for the remainder of the term of the agreement or twelve months’ salary, whichever is greater; a pro rata bonus for the year of termination; a lump sum payment equal to payments due under COBRA for the greater of twelve months or the number of full months remaining in the term of the agreement; and the vesting of options and restricted stock for as long as severance payments are made. The employment agreement contains a one-year non-compete provision (or until the end of the term of the agreement, if longer) in a Competitive Business, as such term is defined in the agreement, and a two-year non-solicitation clause. Mr. Raclin is entitled to relocation assistance pursuant to Charter’s executive homeowner relocation plan and the costs for temporary housing until he consummates the purchase of a home in the St. Louis area or August 16, 2006, whichever occurs first.
      On August 1, 2006, Charter executed an employment agreement with Mr. Fawaz. The agreement provides that Mr. Fawaz will serve in an executive capacity as its Executive Vice President at a salary of $450,000, to perform such executive, managerial and administrative duties as are assigned or delegated by the President and/or Chief Executive Officer, including but not limited to serving as Chief Technology Officer. The term of the employment agreement is two years from the effective date. Under the employment agreement, Mr. Fawaz will receive a signing bonus of $100,000 and he shall be eligible to receive a performance-based target bonus of up to 70% of salary and to participate in the LTIP and to receive such other employee benefits as are available to other senior executives. Mr. Fawaz will participate in the 2005 Executive Cash Award Plan, as amended, commencing in 2006, which will provide the same benefit to Mr. Fawaz that he would have been entitled to receive under the Cash Award Plan if he had participated in the Plan at the time of the inception of the Plan in 2005, only with cash awards made one-year later. He will also receive a grant of 50,000 restricted shares of Class A Common Stock, vesting in equal installments over a three-year period from effective date and an award of options to purchase 300,000 shares of Class A Common Stock under terms of the stock incentive plan on the effective date of the Employment Agreement, which will vest in equal installments over a four-year time period from the grant date. In addition, on the effective date, he will receive 133,741 performance shares under the stock incentive plan and will be eligible to earn these shares over a one-year performance cycle to vest at the end of a three-year vesting period. In the event that Mr. Fawaz’s employment is terminated by Charter without “cause” or for “good reason,” as those terms are defined in the employment agreement, Mr. Fawaz will receive his salary for the remainder of the term of the agreement or twelve months’ salary, whichever is greater; a pro rata bonus for the year of termination; a lump sum payment equal to payments due under COBRA for the greater of twelve months or the number of full months remaining in the term of the agreement; and the vesting of options and restricted stock for as long as severance payments are made. The employment agreement contains a one-year non-compete provision (or until the end of the term of the agreement, if longer) and a two-year non-solicitation clause.
      On December 9, 2005, Charter executed an employment agreement with Robert Quigley. The agreement provides that Mr. Quigley shall be employed in an executive capacity to perform such executive, managerial and administrative duties as are assigned or delegated by the President and Chief Executive Officer or the designee thereof, at a salary of $450,000. He shall be eligible to participate in the incentive bonus plan, the 2001 Stock Incentive Plan and to receive such other employee benefits as are available to other senior executives. The term of this agreement is two years from the effective date of the agreement. In the event that Mr. Quigley’s employment is terminated by Charter without “cause” or by Mr. Quigley for “good reason,” as those terms are defined in the employment agreement, Mr. Quigley will receive his salary for the remainder of the term of the agreement or twelve months’ salary, whichever is greater; a pro rata bonus for the year of termination; a lump sum payment equal to payments due under COBRA for the greater of twelve months or the number of full months remaining in the term of the agreement; and the vesting of options and restricted stock for as long as severance payments are made. The employment agreement contains a one-year non-compete provision (or until the end of the term of the agreement, if longer) in a Competitive Business, as such term is defined in the agreements, and two-year non-solicitation clauses. In addition, at the time of his employment, Charter agreed to pay him a signing bonus of $200,000 deferred until January 2006; grant options to purchase 145,800 shares of Class A Common Stock under our 2001 Stock Incentive Plan; 83,700 performance shares under our 2001 Stock Incentive Plan; and 50,000 shares of restricted stock which will vest over a three year period.
      Until his resignation in January 2005, Carl Vogel was employed as President and Chief Executive Officer, earning a base annual salary of $1,000,000 and was eligible to receive an annual bonus of up to $500,000, a portion of which was based on personal performance goals and a portion of which was based on Charter’s performance measured against criteria established by the board of directors of Charter with Mr. Vogel. Pursuant to his employment agreement, Mr. Vogel was granted 3,400,000 options to purchase Class A Common Stock and 50,000 shares of restricted stock under our 2001 Stock Incentive Plan. In the February 2004 option exchange, Mr. Vogel exchanged his 3,400,000 options for 340,000 shares of restricted stock and 340,000 performance shares. Mr. Vogel’s initial 50,000 restricted shares vested 25% on the grant date, with the remainder vesting in 36 equal monthly installments beginning December 2002. The 340,000 shares of restricted stock were to vest over a three-year period, with one-third of the shares vesting on each of the first three anniversaries of the grant date. The 340,000 performance shares were to vest at the end of a three-year period if certain financial criteria were met. Mr. Vogel’s agreement provided that, if Mr. Vogel is terminated without cause or if Mr. Vogel terminated the agreement for good reason, he would be entitled to his aggregate base salary due during the remainder of the term and full prorated benefits and bonus for the year in which termination occurs. Mr. Vogel’s agreement included a covenant not to compete for the balance of the initial term or any renewal term, but no more than one year in the event of termination without cause or by Mr. Vogel with good reason. Mr. Vogel’s agreement entitled him to participate in any disability insurance, pensions or other benefit plans afforded to employees generally or to our executives, including our LTIP. We agreed to reimburse Mr. Vogel annually for the cost of term life insurance with a death benefit in the amount of $5 million, although he declined this reimbursement in 2003, 2004 and 2005. Mr. Vogel was entitled to reimbursement of fees and dues for his membership in a country club of his choice, which he declined in 2003, 2004 and 2005, and reimbursement for up to $10,000 per year for tax, legal and financial planning services. His agreement also provided for a car and associated expenses for Mr. Vogel’s use. Mr. Vogel’s agreement provided for automatic one-year renewals and also provided that we would cause him to be elected to our board of directors without any additional compensation.
      In February 2005, Charter entered into an agreement with Mr. Vogel setting forth the terms of his resignation. Under the terms of the agreement, Mr. Vogel received in February 2005 all accrued and unpaid base salary and vacation pay through the date of resignation and a lump sum payment equal to the remainder of his base salary during 2005 (totaling $953,425). In addition, he received a lump sum cash payment of approximately $358,000 in January 2006, which represented the agreed-upon payment of $500,000 reduced to the extent of compensation attributable to certain competitive activities.
      Mr. Vogel continued to receive certain health benefits during 2005 and will receive COBRA premiums for such health insurance coverage for 18 months thereafter. All of his outstanding stock options, as well as his restricted stock granted in 2004 (excluding 340,000 shares of restricted stock granted as “performance units”, which were automatically forfeited), continued to vest through December 31, 2005. In addition, one-half of the remaining unvested portion of his 2001 restricted stock grant vested upon the effectiveness of the agreement and the other half was forfeited. Mr. Vogel had 60 days after December 31, 2005 to exercise any outstanding vested stock options. Under the agreement, Mr. Vogel waived any further right to any bonus or incentive plan participation and provided certain releases of claims against Charter and its subsidiaries from any claims arising out of or based upon any facts occurring prior to the date of the agreement, but Charter will continue to provide Mr. Vogel certain indemnification rights and to include Mr. Vogel in its director and officer liability insurance for a period of six years. Charter and its subsidiaries also agreed to provide releases of certain claims against Mr. Vogel with certain exceptions reserved. Mr. Vogel also agreed, with limited exceptions that he will continue to be bound by the covenant not to compete, confidentiality and non-disparagement provisions contained in his 2001 employment agreement.
      In addition to the indemnification provisions which apply to all employees under Charter’s Bylaws, Mr. Vogel’s agreement provides that we will indemnify and hold him harmless to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance by him of his duties. The above agreement also contains confidentiality and non-solicitation provisions.
      We have established separation guidelines which generally apply to all employees in situations where management determines that an employee is entitled to severance benefits. Severance benefits are granted solely in management’s discretion and are not an employee entitlement or guaranteed benefit. The guidelines provide that persons employed at the level of Senior Vice President may be eligible to receive between six and fifteen months of severance benefits. Currently, all Executive Vice Presidents have employment agreements with Charter which provide for specific separation arrangements ranging from the payment of twelve to twenty-four months of severance benefits. Separation benefits are contingent upon the signing of a separation agreement containing certain provisions including a release of all claims against us. Severance amounts paid under these guidelines are distinct and separate from any one-time, special or enhanced severance programs that may be approved by us from time to time.
      Our senior executives are eligible to receive bonuses according to our 2005 Executive Bonus Plan. Under this plan, our executive officers and certain other management and professional employees are eligible to receive an annual bonus. Each participating employee would receive his or her target bonus if Charter (or such employee’s division) meets specified performance measures for revenues, operating cash flow, un-levered free cash flow and customer satisfaction.
Limitation of Directors’ Liability and Indemnification Matters
      The Restated Certificate of Incorporation of Charter limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for:

(1) any breach of the director’s duty of loyalty to the corporation and its shareholders;

(2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3) unlawful payments of dividends or unlawful stock purchases or redemptions; or

(4) any transaction from which the director derived an improper personal benefit.

      Charter’s Bylaws provide that we will indemnify all persons whom we may indemnify pursuant thereto to the fullest extent permitted by law.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
      We have reimbursed certain of our current and former directors, officers and employees in connection with their defense in certain legal actions. See “Certain Relationships and Related Party Transactions — Other Miscellaneous Relationships — Indemnification Advances.”
Sale of Restricted Shares by Mr. Smit
      On August 22, 2006, restrictions on 1,770,834 shares of Class A Common Stock owned by Mr. Neil Smit, our President and Chief Executive Officer, lapsed. As a result of such lapse, Mr. Smit had a taxable event based upon the fair market value of such shares of Class A Common Stock on such date. Mr. Smit, in order to fund such estimated tax liability, sold 800,000 shares in the open market on August 22, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information regarding beneficial ownership of the Class A Common Stock as of June 30, 2006 by:

•	each current director of Charter;

•	the current chief executive officer and individuals named in the Summary Compensation Table;

•	all persons currently serving as directors and officers of Charter, as a group; and

•	each person known by us to own beneficially 5% or more of outstanding Class A Common Stock as of June 30, 2006.
      With respect to the percentage of voting power set forth in the following table:

•	each holder of Class A Common Stock is entitled to one vote per share; and

•	each holder of Class B common stock is entitled to (i) ten votes per share of Class B common stock held by such holder and its affiliates and (ii) ten votes per share of Class B Common Stock for which membership units in Charter Holdco held by such holder and its affiliates are exchangeable.
      The 50,000 shares of Class B common stock owned by Mr. Allen represents 100% of the outstanding Class B shares.

			Class A Shares			% of
	Number of	Unvested	Receivable on		Class B	Class A
	Class A	Restricted	Exercise of		Shares	Shares
	Shares	Class A	Vested Options		Issuable upon	(Voting and	% of
	(Voting and	Shares	or Other	Number of	Exchange or	Investment	Voting
Name and Address	Investment	(Voting Power	Convertible	Class B	Conversion of	Power)	Power
of Beneficial Owner	Power)(1)	Only)(2)	Securities(3)	Shares Owned	Units(4)	(4)(5)	(5)(6)

Paul G. Allen(7)	29,165,526	—	10,000	50,000	365,550,939	49.10%	90.00%
Charter Investment, Inc.(8)	—	—	—	—	249,237,766	36.24%	*
Vulcan Cable III Inc.(9)	—	—	—	—	116,313,173	20.96%	*
Neil Smit	1,770,834	1,041,666	1,111,111	—	—	*	*
Robert P. May	119,685	40,650	—	—	—	*	*
W. Lance Conn	19,231	32,072	—	—	—	*	*
Nathaniel A. Davis	43,215	—	—	—	—	*	*
Jonathan L. Dolgen	19,685	40,650	—	—	—	*	*
Rajive Johri	—	18,137	—	—	—	*	*
David C. Merritt	64,768	—	—	—	—	*	*
Marc B. Nathanson	464,768	—	50,000	—	—	*	*
Jo Allen Patton	51,300	14,744	—	—	—	*	*
John H. Tory	69,068	—	40,000	—	—	*	*
Larry W. Wangberg	67,768	—	40,000	—	—	*	*
Michael J. Lovett	24,387	200,000	194,500	—	—	*	*
Sue Ann R. Hamilton	—	—	219,300	—	—	*	*
All current directors, director nominees and executive officers as a group (19 persons)	31,881,426	1,538,902	1,767,086	50,000	365,550,939	49.74%	90.11%
Carl E. Vogel(10)	158,126	—	—	—	—	*	*
Wayne Davis(11)	1,642	1,333	312,700	—	—	*	*
Paul Martin(12)	9,659	2,869	224,675	—	—	*	*
Steelhead Partners(13)	37,621,030	—	—	—	—	8.58%	*

			Class A Shares			% of
	Number of	Unvested	Receivable on		Class B	Class A
	Class A	Restricted	Exercise of		Shares	Shares
	Shares	Class A	Vested Options		Issuable upon	(Voting and	% of
	(Voting and	Shares	or Other	Number of	Exchange or	Investment	Voting
Name and Address	Investment	(Voting Power	Convertible	Class B	Conversion of	Power)	Power
of Beneficial Owner	Power)(1)	Only)(2)	Securities(3)	Shares Owned	Units(4)	(4)(5)	(5)(6)

J-K Navigator Fund, L.P.(13)	22,067,209	—	—	—	—	5.03%	*
James Michael Johnston(13)	30,284,630	—	—	—	—	6.91%	*
Brian Katz Klein(13)	30,284,630	—	—	—	—	6.91%	*
FMR Corp.(14)	52,487,788	—	—	—	—	11.97%	1.37%
Fidelity Management & Research Company(14)	14,961,471	—	31,231,402	—	—	9.83%	1.20%
Edward C. Johnson 3d(14)	52,487,788	—	—	—	—	11.97%	1.37%
Kingdon Capital Management, LLC(15)	24,236,312	—	—	—	—	5.53%	*
Wellington Management Company, LLC(16)	21,985,377	—	—	—	—	5.01%	*

*	Less than 1%.

(1)	Includes shares for which the named person has sole voting and investment power; or shared voting and investment power with a spouse. Does not include shares that may be acquired through exercise of options.

(2)	Includes unvested shares of restricted stock issued under the 2001 Stock Incentive Plan (including those issued in the February 2004 option exchange for those eligible employees who elected to participate), as to which the applicable director or employee has sole voting power but not investment power. Excludes certain performance units granted under the 2001 Stock Incentive Plan with respect to which shares will not be issued until the third anniversary of the grant date and then only if Charter meets certain performance criteria (and which consequently do not provide the holder with any voting rights).

(3)	Includes shares of Class A Common Stock issuable upon exercise of options that have vested or will vest on or before August 29, 2006 under the 1999 Charter Communications Option Plan and the 2001 Stock Incentive Plan.

(4)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The beneficial owners at June 30, 2006 of Class B common stock, Charter Holdco membership units and Charter’s convertible senior notes are deemed to be beneficial owners of an equal number of shares of Class A Common Stock because such holdings are either convertible into Class A shares (in the case of Class B shares and convertible senior notes) or exchangeable (directly or indirectly) for Class A shares (in the case of the membership units) on a one-for-one basis. Unless otherwise noted, the named holders have sole investment and voting power with respect to the shares listed as beneficially owned. As a result of the settlement of the CC VIII dispute, Mr. Allen received an accreting note exchangeable as of June 30, 2006 for 26,418,908 Charter Holdco units. See “Certain Relationships and Related Party Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII.”

(5)	The calculation of this percentage assumes for each person that:

•	438,474,028 shares of Class A Common Stock are issued and outstanding as of June 30, 2006;

•	50,000 shares of Class B common stock held by Mr. Allen have been converted into shares of Class A Common Stock;

•	the acquisition by such person of all shares of Class A Common Stock that such person or affiliates of such person has the right to acquire upon exchange of membership units in subsidiaries or conversion of Series A Convertible Redeemable Preferred Stock or the Convertible Notes or 4.75% convertible senior notes;

•	the acquisition by such person of all shares that may be acquired upon exercise of options to purchase shares or exchangeable membership units that have vested or will vest by August 29, 2006; and

•	that none of the other listed persons or entities has received any shares of Class A Common Stock that are issuable to any of such person pursuant to the exercise of options or otherwise.

A person is deemed to have the right to acquire shares of Class A Common Stock with respect to options vested under the 1999 Charter Communications Option Plan. When vested, these options are exercisable for membership units of Charter Holdco, which are immediately exchanged on a one-for-one basis for shares of Class A Common Stock. A person is also deemed to have the right to acquire shares of Class A Common Stock issuable upon the exercise of vested options under the 2001 Stock Incentive Plan.

(6)	The calculation of this percentage assumes that Mr. Allen’s equity interests are retained in the form that maximizes voting power (i.e., the 50,000 shares of Class B common stock held by Mr. Allen have not been converted into shares of Class A Common Stock; that the membership units of Charter Holdco owned by each of Vulcan Cable III Inc. and Charter Investment, Inc. have not been exchanged for shares of Class A Common Stock).

(7)	The total listed includes:

•	249,237,766 membership units in Charter Holdco held by Charter Investment, Inc.; and

•	116,313,173 membership units in Charter Holdco held by Vulcan Cable III Inc.

The listed total excludes 26,418,908 shares of Class A Common Stock issuable as of June 30, 2006 upon exchange of units of Charter Holdco, which may be issuable to Charter Investment, Inc. (which is owned by Mr. Allen) as a consequence of the settlement of the CC VIII dispute. See “Certain Relationships and Related Party Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII.” The address of this person is: 505 Fifth Avenue South, Suite 900, Seattle, WA 98104.

(8)	Includes 249,237,766 membership units in Charter Holdco, which are exchangeable for shares of Class B common stock on a one-for-one basis, which are convertible to shares of Class A Common Stock on a one-for-one basis. The address of this person is: Charter Plaza, 12405 Powerscourt Drive, St. Louis, MO 63131.

(9)	Includes 116,313,173 membership units in Charter Holdco, which are exchangeable for shares of Class B common stock on a one-for-one basis, which are convertible to shares of Class A Common Stock on a one-for-one basis. The address of this person is: 505 Fifth Avenue South, Suite 900, Seattle, WA 98104.

(10)	Mr. Vogel terminated his employment effective on January 17, 2005. His stock options and restricted stock continued to vest through December 31, 2005, and his options were exercisable for 60 days thereafter.

(11)	Mr. Davis terminated his employment effective March 23, 2006. His stock options and restricted stock shown in this table continue to vest until September 30, 2007, and his options will be exercisable for another 60 days thereafter.

(12)	Mr. Martin terminated his employment effective April 3, 2006. His stock options and restricted stock shown in this table continue to vest until September 2, 2007, and his options will be exercisable for another 60 days thereafter.

(13)	The equity ownership reported in this table is based upon the holder’s Schedule 13F filed with the SEC on April 28, 2006. The business address of the reporting person is 1301 First Avenue, Suite 201, Seattle, WA 98101. Steelhead Partners, LLC acts as general partner of J-K Navigator

Fund, L.P., and J. Michael Johnston and Brian K. Klein act as the member-managers of Steelhead Partners, LLC. Accordingly, shares shown as beneficially held by Steelhead Partners, LLC, Mr. Johnston and Mr. Klein include shares beneficially held by J-K Navigator Fund, L.P.

(14)	The equity ownership reported in this table is based on the holder’s Schedule 13G/A filed with the SEC on February 14, 2006. The address of the person is: 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Management & Research Company is a wholly-owned subsidiary of FMR Corp. and is the beneficial owner of 46,192,873 shares as a result of acting as investment adviser to various investment companies and includes: 31,231,402 shares resulting from the assumed conversion of 5.875% senior notes. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and is a beneficial owner of 3,066,115 shares as a result of acting as investment adviser to various investment companies and includes: 3,066,115 shares resulting from the assumed conversion of 5.875% senior notes. Fidelity International Limited (“FIL”) provides investment advisory and management services to non-U.S. investment companies and certain institutional investors and is a beneficial owner of 3,228,800 shares. FIL is a separate and independent corporate entity from FMR Corp. Edward C. Johnson 3d, Chairman of FMR Corp. and FIL own shares of FIL voting stock with the right to cast approximately 38% of the total votes of FIL voting stock. Edward C. Johnson 3d, chairman of FMR Corp., and FMR Corp. each has sole power to dispose of 52,487,788 shares.

(15)	The equity ownership reported in this table is based upon holder’s Schedule 13G filed with the SEC on January 25, 2006. The address of the reporting person is: 152 West 57th Street, 50th Floor, New York, NY 10019.

(16)	The equity ownership reported in this table is based upon holder’s Schedule 13G filed with the SEC on February 14, 2006. The address of the reporting person is: 75 State Street, Boston, MA 02109. Wellington Management Company, LLC, in its capacity as investment adviser, may be deemed to beneficially own 21,985,377 shares of Charter which are held of record by clients of Wellington Management Company, LLC.

Securities Authorized for Issuance under Equity Compensation Plans
      The following information is provided as of December 31, 2005 with respect to equity compensation plans:

	Number of Securities			Number of Securities
	to be Issued Upon		Weighted Average	Remaining Available
	Exercise of Outstanding		Exercise Price of	for Future Issuance
	Options, Warrants and		Outstanding Options,	Under Equity
Plan Category	Rights		Warrants and Rights	Compensation Plans

Equity compensation plans approved by security holders	29,126,744	(1)	$4.47	42,758,409
Equity compensation plans not approved by security holders	289,268	(2)	$3.91	—

TOTAL	29,416,012		$4.46	42,758,409

(1)	This total does not include 4,252,570 shares issued pursuant to restricted stock grants made under our 2001 Stock Incentive Plan, which were subject to vesting based on continued employment or 11,258,256 performance shares issued under our LTIP plan, which are subject to vesting based on continued employment and upon Charter’s achievement of certain performance criteria

(2)	Includes shares of Class A Common Stock to be issued upon exercise of options granted pursuant to an individual compensation agreement with a consultant.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      The following sets forth certain transactions in which we are involved and in which the directors, executive officers and affiliates of ours have or may have a material interest. The transactions fall generally into three broad categories:

•	Transactions in which Mr. Allen has an interest that arise directly out of Mr. Allen’s investment in Charter and Charter Holdco. A large number of the transactions described below arise out of Mr. Allen’s direct and indirect (through Charter Investment, Inc. (“CII”), or the Vulcan entities, each of which Mr. Allen controls) investment in Charter and its subsidiaries, as well as commitments made as consideration for the investments themselves.

•	Transactions with third party providers of products, services and content in which Mr. Allen has or had a material interest. Mr. Allen has had numerous investments in the areas of technology and media. We have a number of commercial relationships with third parties in which Mr. Allen has or had an interest.

•	Other Miscellaneous Transactions. We have a limited number of transactions in which certain of the officers, directors and principal stockholders of Charter and its subsidiaries, other than Mr. Allen, have an interest.
      A number of our debt instruments and those of our subsidiaries require delivery of fairness opinions for transactions with Mr. Allen or his affiliates involving more than $50 million. Such fairness opinions have been obtained whenever required. All of our transactions with Mr. Allen or his affiliates have been considered for approval either by the board of directors of Charter or a committee of the board of directors. All of our transactions with Mr. Allen or his affiliates have been deemed by the board of directors or a committee of the board of directors to be in our best interest. Related party transactions are approved by our Audit Committee in compliance with the listing requirements applicable to Nasdaq Global Market listed companies. Except where noted below, we do not believe that these transactions present any unusual risks for us that would not be present in any similar commercial transaction.
      The chart below summarizes certain information with respect to these transactions. Additional information regarding these transactions is provided following the chart.

Transaction	Interested Related Party	Description of Transaction

Intercompany Management Arrangements	Paul G. Allen	Subsidiaries of Charter Communications Holdings, LLC (“Charter Holdings”) paid Charter approximately $84 million, $90 million, $128 million and $67 million for management services rendered in 2003, 2004 and 2005 and the six months ended June 30, 2006, respectively.
Mutual Services Agreement	Paul G. Allen	Charter paid Charter Holdco approximately $73 million, $74 million, $89 million and $52 million for services rendered in 2003, 2004 and 2005 and the six months ended June 30, 2006, respectively.
Previous Management Agreement	Paul G. Allen	No fees were paid in 2003, 2004, 2005 or 2006, although total management fees accrued and payable to CII, exclusive of interest, were approximately $14 million at December 31, 2003, 2004 and 2005 and June 30, 2006.

Transaction	Interested Related Party	Description of Transaction

Channel Access Agreement	Paul G. Allen W. Lance Conn Jo Allen Patton	At Vulcan Ventures’ request, we will provide Vulcan Ventures with exclusive rights for carriage on eight of our digital cable channels as partial consideration for a 1999 capital contribution of approximately $1.3 billion.
Equity Put Rights	Paul G. Allen	Certain sellers of cable systems that we acquired were granted, or previously had the right, as described below, to put to Paul Allen equity in Charter and CC VIII, LLC issued to such sellers in connection with such acquisitions.
Previous Funding Commitment of Vulcan Inc.	Paul G. Allen W. Lance Conn Jo Allen Patton	Pursuant to a commitment letter dated April 14, 2003, Vulcan Inc., which is an affiliate of Paul Allen, agreed to lend, under certain circumstances, or cause an affiliate to lend to Charter Holdings or any of its subsidiaries a total amount of up to $300 million, which amount included a subfacility of up to $100 million for the issuance of letters of credit. In November 2003, the commitment was terminated. We incurred expenses to Vulcan Inc. totaling $5 million in connection with the commitment prior to termination.
TechTV Carriage Agreement	Paul G. Allen W. Lance Conn Jo Allen Patton Larry W. Wangberg	We recorded approximately $1 million, $5 million, $1 million and $0.6 million from TechTV under the affiliation agreement in 2003, 2004 and 2005 and the six months ended June 30, 2006, respectively, related to launch incentives as a reduction of programming expense.
Oxygen Media Corporation Carriage Agreement	Paul G. Allen W. Lance Conn Jo Allen Patton	We paid Oxygen Media approximately $9 million, $13 million, $9 million and $4 million under a carriage agreement in exchange for programming in 2003, 2004 and 2005 and the six months ended June 30, 2006, respectively. We recorded approximately $1 million, $1 million, $0.1 million and $0 in 2003, 2004 and 2005 and the six months ended June 30, 2006, respectively, from Oxygen Media related to launch incentives as a reduction of programming expense. We received 1 million shares of Oxygen Preferred Stock with a liquidation preference of $33.10 per share in March 2005. We recognized approximately $9 million, $13 million, $2 million and $0 as a reduction of programming expense in 2003, 2004 and 2005 and the six months ended June 30, 2006, respectively, in recognition of the guaranteed value of the investment.

Transaction	Interested Related Party	Description of Transaction

Portland Trail Blazers Carriage Agreement	Paul G. Allen	We paid approximately $135,200, $96,100, $116,500 and $115,600 for rights to carry the cable broadcast of certain Trail Blazers basketball games in 2003, 2004 and 2005 and the six months ended June 30, 2006, respectively.
Digeo, Inc. Broadband Carriage Agreement	Paul G. Allen Carl E. Vogel Jo Allen Patton W. Lance Conn Michael J. Lovett	We paid Digeo approximately $4 million, $3 million, $3 million and $1 million for customized development of the i-channels and the local content tool kit in 2003, 2004 and 2005 and for the six months ended June 30, 2006, respectively. We entered into a license agreement in 2004 for the Digeo software that runs DVR units purchased from a third party. We paid approximately $0.5 million, $1 million and $3 million in license and maintenance fees in 2004, 2005 and for the six months ended June 30, 2006, respectively. In 2004 we executed a purchase agreement for the purchase of up to 70,000 DVR units and a related software license agreement, both subject to satisfaction of certain conditions. We paid approximately $1 million, $10 million and $8 million in capital purchases in 2004, 2005 and for the six months ended June 30, 2006, respectively.
Viacom Networks	Jonathan L. Dolgen	We are party to certain affiliation agreements with networks of New Viacom and CBS Corporation, pursuant to which they provide Charter with programming for distribution via our cable systems. For the years ended December 31, 2003, 2004 and 2005, Charter paid Old Viacom approximately $188 million, $194 million, $201 million, respectively, and for the six months ended June 30, 2006, Charter paid New Viacom $62 million and CBS Corporation $46 million for programming, and Charter recorded as receivables approximately $5 million, $8 million and $15 million for launch incentives and marketing support for the years ended December 31, 2003, 2004 and 2005, respectively.
Payment for relative’s services	Carl E. Vogel	Since June 2003, Mr. Vogel’s brother-in-law has been an employee of Charter Holdco and has received a salary commensurate with his position in the engineering department.

Transaction	Interested Related Party	Description of Transaction

Radio advertising	Marc B. Nathanson	We believe that, through a third party advertising agency, we have paid approximately $67,300, $49,300, $67,600 and $56,500 in 2003, 2004 and 2005 and for the six months ended June 30, 2006, respectively, to Mapleton Communications, an affiliate of Mapleton Investments, LLC.
Enstar Limited Partnership Systems Purchase and Management Services	Charter officers who were appointed by a Charter subsidiary (as general partner) to serve as officers of Enstar limited partnerships	Certain of our subsidiaries purchased certain assets of the Enstar Limited Partnerships for approximately $63 million in 2002. We also earned approximately $469,300, $0, $0 and $0 in 2003, 2004 and 2005 and for the six months ended June 30, 2006, respectively, by providing management services to the Enstar Limited Partnerships.
Indemnification Advances	Directors and current and former officers named in certain legal proceedings	Charter reimbursed certain of its current and former directors and executive officers a total of approximately $8 million, $3 million, $16,200 and $400 for costs incurred in connection with litigation matters in 2003, 2004 and 2005 and for the six months ended June 30, 2006, respectively.
      The following sets forth additional information regarding the transactions summarized above.
Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries
      As noted above, a number of our related party transactions arise out of Mr. Allen’s investment in Charter and its subsidiaries. Some of these transactions are with CII and Vulcan Ventures (both owned 100% by Mr. Allen), Charter (controlled by Mr. Allen) and Charter Holdco (approximately 55% owned by us and 45% owned by other affiliates of Mr. Allen). See “Summary — Organizational Structure” for more information regarding the ownership by Mr. Allen and certain of his affiliates.

Intercompany Management Arrangements
      Charter is a party to management arrangements with Charter Holdco and certain of its subsidiaries. Under these agreements, Charter provides management services for the cable systems owned or operated by its subsidiaries. These management agreements provide for reimbursement to Charter for all costs and expenses incurred by it for activities relating to the ownership and operation of the managed cable systems, including corporate overhead, administration and salary expense.
      The total amount paid by Charter Holdco and all of its subsidiaries is limited to the amount necessary to reimburse Charter for all of its expenses, costs, losses, liabilities and damages paid or incurred by it in connection with the performance of its services under the various management agreements and in connection with its corporate overhead, administration, salary expense and similar items. The expenses subject to reimbursement include fees Charter is obligated to pay under the mutual services agreement with CII. Payment of management fees by Charter’s operating subsidiaries is subject to certain restrictions under the credit facilities and indentures of such subsidiaries and the indentures governing the Charter Holdings and its subsidiaries’ public debt. If any portion of the management fee due and payable is not paid, it is deferred by Charter and accrued as a liability of such subsidiaries. Any deferred amount of the management fee will bear interest at the rate of 10% per year, compounded annually, from the date it was due and payable until the date it is paid. For the years ended December 31, 2003, 2004 and 2005 and the six months ended June 30, 2006, the subsidiaries of Charter Holdings paid approximately $84 million, $90 million, $128 million and $67 million, respectively, in management fees to Charter.

Mutual Services Agreement
      Charter, Charter Holdco and CII are parties to a mutual services agreement whereby each party shall provide rights and services to the other parties as may be reasonably requested for the management of the entities involved and their subsidiaries, including the cable systems owned by their subsidiaries all on a cost-reimbursement basis. The officers and employees of each party are available to the other parties to provide these rights and services, and all expenses and costs incurred in providing these rights and services are paid by Charter. Each of the parties will indemnify and hold harmless the other parties and their directors, officers and employees from and against any and all claims that may be made against any of them in connection with the mutual services agreement except due to its or their gross negligence or willful misconduct. The mutual services agreement expires on November 12, 2009, and may be terminated at any time by any party upon thirty days’ written notice to the other. For the years ended December 31, 2003, 2004 and 2005 and the six months ended June 30, 2006, Charter paid approximately $73 million, $74 million, $89 million and $52 million, respectively, to Charter Holdco for services rendered pursuant to the mutual services agreement. All such amounts are reimbursable to Charter pursuant to a management arrangement with our subsidiaries. See “— Intercompany Management Arrangements.” The accounts and balances related to these services eliminate in consolidation. CII no longer provides services pursuant to this agreement.

Previous Management Agreement with Charter Investment, Inc.
      Prior to November 12, 1999, CII provided management and consulting services to our operating subsidiaries for a fee equal to 3.5% of the gross revenues of the systems then owned, plus reimbursement of expenses. The balance of management fees payable under the previous management agreement was accrued with payment at the discretion of CII with interest payable on unpaid amounts. For the years ended December 31, 2003, 2004 and 2005, our subsidiaries did not pay any fees to CII to reduce management fees payable. As of December 31, 2003, 2004 and 2005 and June 30, 2006, total management fees payable by our subsidiaries to CII were approximately $14 million, exclusive of any interest that may be charged and are included in deferred management fees-related party on our consolidated balance sheets.

Vulcan Ventures Channel Access Agreement
      Vulcan Ventures, an entity controlled by Mr. Allen, Charter, CII and Charter Holdco are parties to an agreement dated September 21, 1999 granting to Vulcan Ventures the right to use up to eight of our digital cable channels as partial consideration for a prior capital contribution of $1.325 billion. Specifically, at Vulcan Ventures’ request, we will provide Vulcan Ventures with exclusive rights for carriage of up to eight digital cable television programming services or channels on each of the digital cable systems with local and to the extent available, national control of the digital product owned, operated, controlled or managed by Charter or its subsidiaries now or in the future of 550 megahertz or more. If the system offers digital services but has less than 550 megahertz of capacity, then the programming services will be equitably reduced. Upon request of Vulcan Ventures, we will attempt to reach a comprehensive programming agreement pursuant to which it will pay the programmer, if possible, a fee per digital video customer. If such fee arrangement is not achieved, then we and the programmer shall enter into a standard programming agreement. The initial term of the channel access agreement was 10 years, and the term extends by one additional year (such that the remaining term continues to be 10 years) on each anniversary date of the agreement unless either party provides the other with notice to the contrary at least 60 days prior to such anniversary date. To date, Vulcan Ventures has not requested to use any of these channels. However, in the future it is possible that Vulcan Ventures could require us to carry programming that is less profitable to us than the programming that we would otherwise carry and our results would suffer accordingly.

Equity Put Rights
      CC VIII. As part of the acquisition of the cable systems owned by Bresnan Communications Company Limited Partnership in February 2000, CC VIII, Charter’s indirect limited liability company subsidiary, issued, after adjustments, 24,273,943 Class A preferred membership units (collectively, the “CC VIII interest”) with a value and an initial capital account of approximately $630 million to certain sellers affiliated with AT&T Broadband, subsequently owned by Comcast Corporation (the “Comcast sellers”). Mr. Allen granted the Comcast sellers the right to sell to him the CC VIII interest for approximately $630 million plus 4.5% interest annually from February 2000 (the “Comcast put right”). In April 2002, the Comcast sellers exercised the Comcast put right in full, and this transaction was consummated on June 6, 2003. Accordingly, Mr. Allen, indirectly through a company controlled by him, CII, became the holder of the CC VIII interest. In the event of a liquidation of CC VIII, Mr. Allen would be entitled to a priority distribution with respect to a 2% priority return (which will continue to accrete). Any remaining distributions in liquidation would be distributed to CC V Holdings, LLC and Mr. Allen in proportion to CC V Holdings, LLC’s capital account and Mr. Allen’s capital account (which will equal the initial capital account of the Comcast sellers of approximately $630 million, increased or decreased by Mr. Allen’s pro rata share of CC VIII’s profits or losses (as computed for capital account purposes) after June 6, 2003).
      An issue arose as to whether the documentation for the Bresnan transaction was correct and complete with regard to the ultimate ownership of the CC VIII interest following consummation of the Comcast put right. Thereafter, the board of directors of Charter formed a Special Committee (comprised of Messrs. Merritt, Tory and Wangberg) to investigate the matter and take any other appropriate action on behalf of Charter with respect to this matter. After conducting an investigation of the relevant facts and circumstances, the Special Committee determined that a “scrivener’s error” had occurred in February 2000 in connection with the preparation of the last-minute revisions to the Bresnan transaction documents and that, as a result, Charter should seek the reformation of the Charter Holdco limited liability company agreement, or alternative relief, in order to restore and ensure the obligation that the CC VIII interest be automatically exchanged for Charter Holdco units. The Special Committee further determined that, as part of such contract reformation or alternative relief, Mr. Allen should be required to contribute the CC VIII interest to Charter Holdco in exchange for 24,273,943 Charter Holdco membership units. The Special Committee also recommended to the board of directors of Charter that, to the extent the contract reformation is achieved, the board of directors should consider whether the CC VIII interest should ultimately be held by Charter Holdco or Charter Holdings or another entity owned directly or indirectly by them.
      Mr. Allen disagreed with the Special Committee’s determinations described above and so notified the Special Committee. Mr. Allen contended that the transaction was accurately reflected in the transaction documentation and contemporaneous and subsequent company public disclosures. The Special Committee and Mr. Allen determined to utilize the Delaware Court of Chancery’s program for mediation of complex business disputes in an effort to resolve the CC VIII interest dispute.
      As of October 31, 2005, Mr. Allen, the Special Committee, Charter, Charter Holdco and certain of their affiliates agreed to settle the dispute, and execute certain permanent and irrevocable releases pursuant to the Settlement Agreement and Mutual Release agreement dated October 31, 2005 (the “Settlement”). Pursuant to the Settlement, CII has retained 30% of its CC VIII interest (the “Remaining Interests”). The Remaining Interests are subject to certain drag along, tag along and transfer restrictions as detailed in the revised CC VIII Limited Liability Company Agreement. CII transferred the other 70% of the CC VIII interest directly and indirectly, through Charter Holdco, to a newly formed entity, CCHC (a direct subsidiary of Charter Holdco and the direct parent of Charter Holdings). Of that other 70% of the CC VIII preferred interests, 7.4% has been transferred by CII to CCHC for a subordinated exchangeable note with an initial accreted value of $48 million, accreting at 14%, compounded quarterly, with a 15-year maturity (the “CCHC note”). The remaining 62.6% has been transferred by CII to Charter Holdco, in accordance with the terms of the settlement for no additional monetary consideration. Charter Holdco contributed the 62.6% interest to CCHC.
      As part of the Settlement, CC VIII issued approximately 49 million additional Class B units to CC V in consideration for prior capital contributions to CC VIII by CC V, with respect to transactions that were unrelated to the dispute in connection with CII’s membership units in CC VIII. As a result, Mr. Allen’s pro rata share of the profits and losses of CC VIII attributable to the Remaining Interests is approximately 5.6%.
      The CCHC note is exchangeable, at CII’s option, at any time, for Charter Holdco Class A common units at a rate equal to the then accreted value, divided by $2.00 (the “Exchange Rate”). Customary anti-dilution protections have been provided that could cause future changes to the Exchange Rate. Additionally, the Charter Holdco Class A common units received will be exchangeable by the holder into Charter common stock in accordance with existing agreements between CII, Charter and certain other parties signatory thereto. Beginning February 28, 2009, if the closing price of Charter common stock is at or above the Exchange Rate for a certain period of time as specified in the Exchange Agreement, Charter Holdco may require the exchange of the CCHC note for Charter Holdco Class A common units at the Exchange Rate.
      CCHC has the right to redeem the CCHC note under certain circumstances, for cash in an amount equal to the then accreted value, such amount, if redeemed prior to February 28, 2009, would also include a make whole up to the accreted value through February 28, 2009. CCHC must redeem the CCHC note at its maturity for cash in an amount equal to the initial stated value plus the accreted return through maturity.
      There are no contractual or other obligations that would prevent the transfer or encumbrance of the CC VIII interest by CCHC.
      Rifkin. On September 14, 1999, Mr. Allen and Charter Holdco entered into a put agreement with certain sellers of the Rifkin cable systems that received a portion of their purchase price in the form of 3,006,202 Class A preferred membership units of Charter Holdco. This put agreement allowed these holders to compel Charter Holdco to redeem their Class A preferred membership units at any time before September 14, 2004 at $1.00 per unit, plus accretion thereon at 8% per year from September 14, 1999. Mr. Allen had guaranteed the redemption obligation of Charter Holdco. These units were put to Charter Holdco for redemption, and were redeemed on April 18, 2003 for a total price of approximately $3.9 million.
      Mr. Allen also was a party to a put agreement with certain sellers of the Rifkin cable systems that received a portion of their purchase price in the form of shares of Class A Common Stock of Charter. Under this put agreement, such holders have the right to sell to Mr. Allen any or all of such shares of the Class A Common Stock at $19 per share (subject to adjustments for stock splits, reorganizations and similar events), plus interest at a rate of 4.5% per year, compounded annually from November 12, 1999. Approximately 4.6 million shares were put to Mr. Allen under these agreements prior to their expiration on November 12, 2003.
      Falcon. Mr. Allen also was a party to a put agreement with certain sellers of the Falcon cable systems (including Mr. Nathanson, one of our directors) that received a portion of their purchase price in the form of shares of Class A Common Stock of Charter. Under the Falcon put agreement, such holders had the right to sell to Mr. Allen any or all shares of Class A Common Stock received in the Falcon acquisition at $25.8548 per share (subject to adjustments for stock splits, reorganizations and similar events), plus interest at a rate of 4.5% per year, compounded annually from November 12, 1999. Approximately 19.4 million shares were put to Mr. Allen under these agreements prior to their expiration on November 12, 2003.
      Helicon. In 1999 we purchased the Helicon cable systems. As part of that purchase Mr. Allen entered into a put agreement with a certain seller of the Helicon cable systems that received a portion of the purchase price in the form of a preferred membership interest in Charter Helicon LLC with a redemption price of $25 million plus accrued interest. Under the Helicon put agreement, such holder has the right to sell to Mr. Allen any or all of the interest to Mr. Allen prior to its mandatory redemption in cash on July 30, 2009. On August 31, 2005, 40% of the preferred membership interest was put to Mr. Allen. The remaining 60% of the preferred interest in Charter Helicon LLC remained subject to the put to Mr. Allen. Such preferred interest was recorded in other long-term liabilities as of December 31,

2004. On October 6, 2005, Charter Helicon, LLC redeemed all of the preferred membership interest for the redemption price of $25 million plus accrued interest.

Previous Funding Commitment of Vulcan Inc.
      Effective April 14, 2003, our subsidiary, Charter Communications VII, LLC entered into a commitment letter with Vulcan Inc., which is an affiliate of Paul Allen, under which Vulcan Inc. agreed to lend, under certain circumstances, or cause an affiliate to lend initially to Charter Communications VII, LLC, or another subsidiary of Charter Holdings, up to $300 million, which amount included a subfacility of up to $100 million for the issuance of letters of credit. No amounts were ever drawn under the commitment letter. In November 2003, the commitment was terminated. We incurred expenses to Vulcan Inc. totaling $5 million in connection with the commitment (including an extension fee) prior to termination. Ms. Jo Allen Patton is a director and the President and Chief Executive Officer of Vulcan Inc., and Mr. Lance Conn is Executive Vice President of Vulcan Inc.

Allocation of Business Opportunities with Mr. Allen
      As described under “— Third Party Business Relationships in which Mr. Allen has or had an Interest” in this section, Mr. Allen and a number of his affiliates have interests in various entities that provide services or programming to our subsidiaries. Given the diverse nature of Mr. Allen’s investment activities and interests, and to avoid the possibility of future disputes as to potential business, Charter and Charter Holdco, under the terms of their respective organizational documents, may not, and may not allow their subsidiaries, to engage in any business transaction outside the cable transmission business except for the Digeo, Inc. joint venture; a joint venture to develop a digital video recorder set-top box; an existing investment in Cable Sports Southeast, LLC, a provider of regional sports programming; as an owner of the business of Interactive Broadcaster Services Corporation or, Chat TV; an investment in @Security Broadband Corp., a company developing broadband security applications; and incidental businesses engaged in as of the closing of Charter’s initial public offering in November 1999. This restriction will remain in effect until all of the shares of Charter’s high-vote Class B common stock have been converted into shares of the Class A Common Stock due to Mr. Allen’s equity ownership falling below specified thresholds.
      Charter or Charter Holdco or any of their subsidiaries may not pursue, or allow their subsidiaries to pursue, a business transaction outside of this scope, unless Mr. Allen consents to Charter or its subsidiaries engaging in the business transaction. In any such case, the Restated Certificate of Incorporation of Charter and the limited liability company agreement of Charter Holdco would need to be amended accordingly to modify the current restrictions on the ability of such entities to engage in any business other than the cable transmission business. The cable transmission business means the business of transmitting video, audio, including telephone, and data over cable systems owned, operated or managed by Charter, Charter Holdco or any of their subsidiaries from time to time.
      Under Delaware corporate law, each director of Charter, including Mr. Allen, is generally required to present to Charter, any opportunity he or she may have to acquire any cable transmission business or any company whose principal business is the ownership, operation or management of cable transmission businesses, so that we may determine whether we wish to pursue such opportunities. However, Mr. Allen and the other directors generally will not have an obligation to present other types of business opportunities to Charter, and they may exploit such opportunities for their own account.
      Also, conflicts could arise with respect to the allocation of corporate opportunities between us and Mr. Allen and his affiliates in connection with his investments in businesses in which we are permitted to engage under the Restated Certificate of Incorporation of Charter. Certain of the indentures of Charter and its subsidiaries require the applicable issuer of notes to obtain, under certain circumstances, approval of the board of directors of Charter and, where a transaction or series of related transactions is valued at or in excess of $50 million, a fairness opinion with respect to transactions in which Mr. Allen has an interest. Related party transactions are approved by Charter’s Audit Committee in compliance with the listing requirements applicable to Nasdaq Global Market listed companies. We have not instituted any other formal plan or arrangement to address potential conflicts of interest.
Third Party Business Relationships in Which Mr. Allen has or had an Interest
      As previously noted, Mr. Allen has and has had extensive investments in the areas of media and technology. We have a number of commercial relationships with third parties in which Mr. Allen has an interest. Mr. Allen or his affiliates own equity interests or warrants to purchase equity interests in various entities with which we do business or which provide us with products, services or programming. Mr. Allen owns 100% of the equity of Vulcan Ventures Incorporated and Vulcan Inc. and is the president of Vulcan Ventures. Ms. Jo Allen Patton is a director and the President and Chief Executive Officer of Vulcan Inc. and is a director and Vice President of Vulcan Ventures. Mr. Lance Conn is Executive Vice President of Vulcan Inc. and Vulcan Ventures. The various cable, media, Internet and telephone companies in which Mr. Allen has invested may mutually benefit one another. We can give no assurance, nor should you expect, that any of these business relationships will be successful, that we will realize any benefits from these relationships or that we will enter into any business relationships in the future with Mr. Allen’s affiliated companies.

TechTV, Inc.
      TechTV, Inc. (“TechTV”) operated a cable television network that offered programming mostly related to technology. Pursuant to an affiliation agreement that originated in 1998 and that terminates in 2008, TechTV has provided us with programming for distribution via our cable systems. The affiliation agreement provides, among other things, that TechTV must offer Charter Holdco certain terms and conditions that are no less favorable in the affiliation agreement than are given to any other distributor that serves the same number of or fewer TechTV viewing customers. Additionally, pursuant to the affiliation agreement, we were entitled to incentive payments for channel launches through December 31, 2003.
      In March 2004, Charter Holdco entered into agreements with Vulcan Programming and TechTV, which provide for (a) Charter Holdco and TechTV to amend the affiliation agreement which, among other things, revises the description of the TechTV network content, provides for Charter Holdco to waive certain claims against TechTV relating to alleged breaches of the affiliation agreement and provides for TechTV to make payment of outstanding launch receivables due to Charter Holdco under the affiliation agreement, (b) Vulcan Programming to pay approximately $10 million and purchase over a 24-month period, at fair market rates, $2 million of advertising time across various cable networks on Charter cable systems in consideration of the agreements, obligations, releases and waivers under the agreements and in settlement of the aforementioned claims and (c) TechTV to be a provider of content relating to technology and video gaming for Charter’s interactive television platforms through December 31, 2006 (exclusive for the first year). For the years ended December 31, 2003, 2004 and 2005 and the six months ended June 30, 2006 we recognized approximately $1 million, $5 million, $1 million and $0.6 million respectively, of the Vulcan Programming payment as an offset to programming expense.
      We believe that Vulcan Programming, which is 100% owned by Mr. Allen, owned an approximate 98% equity interest in TechTV at the time Vulcan Programming sold TechTV to an unrelated third party in May 2004.

Oxygen Media Corporation
      Oxygen Media LLC (“Oxygen”) provides programming content aimed at the female audience for distribution over cable systems and satellite. On July 22, 2002, Charter Holdco entered into a carriage agreement with Oxygen, whereby we agreed to carry programming content from Oxygen. Under the carriage agreement, we currently make Oxygen programming available to approximately 5 million of our video customers. In August 2004, Charter Holdco and Oxygen entered into agreements that amended and renewed the carriage agreement. The amendment to the carriage agreement (a) revised the number of our customers to which Oxygen programming must be carried and for which we must pay, (b) released

Charter Holdco from any claims related to the failure to achieve distribution benchmarks under the carriage agreement, (c) required Oxygen to make payment on outstanding receivables for launch incentives due to us under the carriage agreement, and (d) requires that Oxygen provide its programming content to us on economic terms no less favorable than Oxygen provides to any other cable or satellite operator having fewer subscribers than us. The renewal of the carriage agreement (a) extends the period that we will carry Oxygen programming to our customers through January 31, 2008, and (b) requires license fees to be paid based on customers receiving Oxygen programming, rather than for specific customer benchmarks. For the years ended December 31, 2003, 2004 and 2005 and the six months ended June 30, 2006, we paid Oxygen approximately $9 million, $13 million, $9 million and $4 million, respectively, for programming content. In addition, Oxygen pays us launch incentives for customers launched after the first year of the term of the carriage agreement up to a total of $4 million. We recorded approximately $1 million, $1 million, $0.1 million and $0 related to these launch incentives as a reduction of programming expense for the years ended December 31, 2003, 2004 and 2005 and the six months ended June 30, 2006, respectively.
      In August 2004, Charter Holdco and Oxygen amended an equity issuance agreement to provide for the issuance of 1 million shares of Oxygen Preferred Stock with a liquidation preference of $33.10 per share plus accrued dividends to Charter Holdco in place of the $34 million of unregistered shares of Oxygen Media common stock required under the original equity issuance agreement. Oxygen Media delivered these shares in March 2005. The preferred stock is convertible into common stock after December 31, 2007 at a conversion ratio, the numerator of which is the liquidation preference and the denominator which is the fair market value per share of Oxygen Media common stock on the conversion date.
      We recognized the guaranteed value of the investment over the life of the carriage agreement as a reduction of programming expense. For the years ended December 31, 2003, 2004 and 2005 and the six months ended June 30, 2006, we recorded approximately $9 million, $13 million, $2 million and $0, respectively, as a reduction of programming expense. The carrying value of our investment in Oxygen was approximately $19 million, $32 million, $33 million and $33 million as of December 31, 2003, 2004 and 2005 and June 30, 2006, respectively.
      As of December 31, 2005, through Vulcan Programming, Mr. Allen owned an approximate 31% interest in Oxygen assuming no exercises of outstanding warrants or conversion or exchange of convertible or exchangeable securities. Ms. Jo Allen Patton is a director and the President of Vulcan Programming. Mr. Lance Conn is a Vice President of Vulcan Programming. Marc Nathanson has an indirect beneficial interest of less than 1% in Oxygen.

Portland Trail Blazers
      On October 7, 1996, the former owner of our Falcon cable systems entered into a letter agreement and a cable television agreement with Trail Blazers Inc. for the cable broadcast in the metropolitan area surrounding Portland, Oregon of pre-season, regular season and playoff basketball games of the Portland Trail Blazers, a National Basketball Association basketball team. Mr. Allen is the 100% owner of the Portland Trail Blazers and Trail Blazers Inc. Under the letter agreement, Trail Blazers Inc. was paid a fixed fee for each customer in areas directly served by the Falcon cable systems. Under the cable television agreement, we shared subscription revenues with Trail Blazers Inc. For the years ended December 31, 2003, 2004 and 2005 and the six months ended June 30, 2006, we paid approximately $135,200, $96,100, $116,500 and $115,600, respectively, in connection with the cable broadcast of Portland Trail Blazers basketball games under the October 1996 cable television agreement and subsequent local cable distribution agreements.

Digeo, Inc.
      In March 2001, a subsidiary of CCH II, Charter Communications Ventures, LLC (“Charter Ventures”) and Vulcan Ventures Incorporated formed DBroadband Holdings, LLC for the sole purpose of purchasing equity interests in Digeo, Inc. (“Digeo”), an entity controlled by Paul Allen. In connection with the execution of the broadband carriage agreement, DBroadband Holdings, LLC purchased an equity interest in Digeo funded by contributions from Vulcan Ventures Incorporated. The equity interest is subject to a priority return of capital to Vulcan Ventures up to the amount contributed by Vulcan Ventures on Charter Ventures’ behalf. After Vulcan Ventures recovers its amount contributed and any cumulative loss allocations, Charter Ventures has a 100% profit interest in DBroadband Holdings, LLC. Charter Ventures is not required to make any capital contributions, including capital calls, to Digeo. DBroadband Holdings, LLC is therefore not included in our consolidated financial statements. Pursuant to an amended version of this arrangement, in 2003, Vulcan Ventures contributed a total of $29 million to Digeo, $7 million of which was contributed on Charter Ventures’ behalf, subject to Vulcan Ventures’ aforementioned priority return. Since the formation of DBroadband Holdings, LLC, Vulcan Ventures has contributed approximately $56 million on Charter Ventures’ behalf.
      On March 2, 2001, Charter Ventures entered into a broadband carriage agreement with Digeo Interactive, LLC (“Digeo Interactive”), a wholly owned subsidiary of Digeo. The carriage agreement provided that Digeo Interactive would provide to Charter a “portal” product, which would function as the television-based Internet portal (the initial point of entry to the Internet) for Charter’s customers who received Internet access from Charter. The agreement term was for 25 years and Charter agreed to use the Digeo portal exclusively for six years. Before the portal product was delivered to Charter, Digeo terminated development of the portal product.
      On September 27, 2001, Charter and Digeo Interactive amended the broadband carriage agreement. According to the amendment, Digeo Interactive would provide to Charter the content for enhanced “Wink” interactive television services, known as Charter Interactive Channels (“i-channels”). In order to provide the i-channels, Digeo Interactive sublicensed certain Wink technologies to Charter. Charter is entitled to share in the revenues generated by the i-channels. Currently, our digital video customers who receive i-channels receive the service at no additional charge.
      On September 28, 2002, Charter entered into a second amendment to its broadband carriage agreement with Digeo Interactive. This amendment superseded the amendment of September 27, 2001. It provided for the development by Digeo Interactive of future features to be included in the Basic i-TV service to be provided by Digeo and for Digeo’s development of an interactive “toolkit” to enable Charter to develop interactive local content. Furthermore, Charter could request that Digeo Interactive manage local content for a fee. The amendment provided for Charter to pay for development of the Basic i-TV service as well as license fees for customers who would receive the service, and for Charter and Digeo to split certain revenues earned from the service. In 2003, 2004, 2005 and the six months ended June 30, 2006, we paid Digeo Interactive approximately $4 million, $3 million, $3 million and $1 million respectively, for customized development of the i-channels and the local content tool kit. This amendment expired pursuant to its terms on December 31, 2003. Digeo Interactive is continuing to provide the Basic i-TV service on a month-to-month basis.
      On June 30, 2003, Charter Holdco entered into an agreement with Motorola, Inc. for the purchase of 100,000 digital video recorder (“DVR”) units. The software for these DVR units is being supplied by Digeo Interactive, LLC under a license agreement entered into in April 2004. Under the license agreement Digeo Interactive granted to Charter Holdco the right to use Digeo’s proprietary software for the number of DVR units that Charter deployed from a maximum of 10 headends through year-end 2004. This maximum number of headends restriction was expanded and eventually eliminated through successive agreement amendments and the date for entering into license agreements for units deployed was extended. The license granted for each unit deployed under the agreement is valid for five years. In addition, Charter will pay certain other fees including a per-headend license fee and maintenance fees. Maximum license and maintenance fees during the term of the agreement are expected to be approximately $7 million. The agreement includes an “MFN clause” pursuant to which Charter is entitled to receive contract terms, considered on the whole, and license fees, considered apart from other contract terms, no less favorable than those accorded to any other Digeo customer. Charter paid approximately $0.5 million, $1 million and

$3 million in license and maintenance fees for the years ended December 31, 2004 and 2005 and the six months ended June 30, 2006, respectively.
      In April 2004, we launched DVR service (using units containing the Digeo software) in our Rochester, Minnesota market using a broadband media center that is an integrated set-top box with a cable converter, DVR hard drive and connectivity to other consumer electronics devices (such as stereos, MP3 players, and digital cameras).
      In May 2004, Charter Holdco entered into a binding term sheet with Digeo Interactive for the development, testing and purchase of 70,000 Digeo PowerKey DVR units. The term sheet provided that the parties would proceed in good faith to negotiate, prior to year-end 2004, definitive agreements for the development, testing and purchase of the DVR units and that the parties would enter into a license agreement for Digeo’s proprietary software on terms substantially similar to the terms of the license agreement described above. In November 2004, Charter Holdco and Digeo Interactive executed the license agreement and in December 2004, the parties executed the purchase agreement, each on terms substantially similar to the binding term sheet. Total purchase price and license and maintenance fees during the term of the definitive agreements are expected to be approximately $41 million. The definitive agreements are terminable at no penalty to Charter in certain circumstances. We paid approximately $1 million, $10 million and $8 million in capital purchases under this agreement for the years ended December 31, 2004 and 2005 and the six months ended June 30, 2006, respectively.
      In late 2003, Microsoft filed suit against Digeo for $9 million in a breach of contract action, involving an agreement that Digeo and Microsoft had entered into in 2001. Digeo informed Charter that it believed it had an indemnification claim against Charter for half that amount. Digeo settled with Microsoft agreeing to make a cash payment and to purchase certain amounts of Microsoft software products and consulting services through 2008. In consideration of Digeo agreeing to release Charter from its potential claim against Charter, after consultation with outside counsel Charter agreed, in June 2005, to purchase a total of $2.3 million in Microsoft consulting services through 2008, a portion of which amounts Digeo has informed Charter will count against Digeo’s purchase obligations with Microsoft.
      In October 2005, Charter Holdco and Digeo Interactive entered into a binding term sheet for the test market deployment of the Moxi Entertainment Applications Pack (“MEAP”). The MEAP is an addition to the Moxi Client Software and will contain ten games (such as Video Poker and Blackjack), a photo application and jukebox application. The term sheet is limited to a test market application of approximately 14,000 subscribers and the aggregate value is not expected to exceed $0.1 million. In the event the test market proves successful, the companies will replace the term sheet with a long form agreement including a planned roll-out across additional markets. The term sheet expires on August 30, 2006.
      We believe that Vulcan Ventures, an entity controlled by Mr. Allen, owns an approximate 60% equity interest in Digeo, Inc., on a fully converted non-diluted basis. Messrs. Allen and Conn and Ms. Patton are directors of Digeo. Mr. Lovett is a director of Digeo since December 2005 and Mr. Vogel was a director of Digeo in 2004. During 2004 and 2005, Mr. Vogel held options to purchase 10,000 shares of Digeo common stock.
Other Miscellaneous Relationships

Viacom Networks
      Pursuant to certain affiliation agreements with networks of New Viacom, including MTV, MTV2, Nickelodeon, VH1, TVLand, CMT, Spike TV, Comedy Central and Viacom Digital Suite, and stations and networks of CBS Corporation including CBS-owned and operated broadcast stations, Showtime, The Movie Channel, and Flix, New Viacom and CBS Corporation provide Charter with programming for distribution via our cable systems. The affiliation agreements provide for, among other things, rates and terms of carriage, advertising on these networks, which Charter can sell to local advertisers and marketing support. For the years ended December 31, 2003, 2004 and 2005, Charter paid Old Viacom approximately

$188 million, $194 million and $201 million, respectively, and for the six months ended June 30, 2006, Charter paid New Viacom $62 million and CBS Corporation $46 million for programming. Charter recorded approximately $5 million, $8 million and $15 million as receivables from Old Viacom networks related to launch incentives for certain channels and marketing support, respectively, for the years ended December 31, 2003, 2004 and 2005. From April 1994 to July 2004, Mr. Dolgen served as Chairman and Chief Executive Officer of the Viacom Entertainment Group.

Payments for Relative’s Services
      Since June 2003, Mr. Vogel’s brother-in-law has been an employee of Charter Holdco and has received a salary commensurate with his position in the engineering department.

Radio Advertising
      We believe that, through a third party advertising agency, we have paid approximately $67,300, $49,300, $67,600 and $56,500 in 2003, 2004 and 2005 and the six months ended June 30, 2006, respectively, to Mapleton Communications, an affiliate of Mapleton Investments, LLC that owns radio stations in Oregon and California. Mr. Nathanson is the Chairman and owner of Mapleton Investments, LLC.

Enstar Management Fees
      Enstar Cable Corporation, the manager of the Enstar limited partnerships through a management agreement, engaged Charter Holdco to manage the Enstar limited partnerships. Pursuant to the management agreement, Charter Holdco provides management services to the Enstar limited partnerships in exchange for management fees. The Enstar limited partnerships also purchase basic and premium programming for their systems at cost from Charter Holdco. For the years ended December 31, 2003, 2004 and 2005 and the six months ended June 30, 2006, Charter Holdco earned approximately $469,300, $0, $0 and $0, respectively, by providing management services to the Enstar limited partnerships. In September 2003 the Enstar limited partnerships completed sales of all their remaining assets, and as a result no further management fees were paid in 2004. In November 2004, the Enstar limited partnerships were dissolved.
      All of the executive officers of Charter (with the exception of Mr. Allen), Charter Holdco and Charter Holdings acted as officers of Enstar Communications Corporation.

Indemnification Advances
      Pursuant to Charter’s Bylaws (and the employment agreements of certain of our current and former officers), Charter is obligated (subject to certain limitations) to indemnify and hold harmless, to the fullest extent permitted by law, any officer, director or employee against all expense, liability and loss (including, among other things, attorneys’ fees) reasonably incurred or suffered by such officer, director or employee as a result of the fact that he or she is a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of Charter. In addition, Charter is obligated to pay, as an advancement of its indemnification obligation, the expenses (including attorneys’ fees) incurred by any officer, director or employee in defending any such action, suit or proceeding in advance of its final disposition, subject to an obligation to repay those amounts under certain circumstances. Pursuant to these indemnification arrangements and as an advancement of costs, Charter has reimbursed certain of its current and former directors and executive officers a total of approximately $8 million, $3 million, $16,200 and $400 in respect of invoices received in 2003, 2004 and 2005 and the six months ended June 30, 2006, respectively, in connection with their defense of certain legal actions. These amounts were submitted to Charter’s director and officer insurance carrier and have been reimbursed consistent with the terms of the settlement of the legal actions.

DESCRIPTION OF OTHER INDEBTEDNESS
      The following description of our external indebtedness is qualified in its entirety by reference to the relevant credit facilities, indentures and related documents governing such indebtedness. Intercompany indebtedness is not included or described herein. As used herein, we, our, us means CCI or Charter.
Description of Our Outstanding Debt
      As of June 30, 2006 and December 31, 2005, CCH II’s actual total consolidated debt was approximately $11.1 billion and $10.6 billion, respectively, and Charter’s actual total debt was approximately $19.9 billion and $19.4 billion, respectively, as summarized below (dollars in millions):

						Start Date
	June 30, 2006		December 31, 2005		Semi-Annual	for Interest
					Interest	Payment on
	Principal	Accreted	Principal	Accreted	Payment	Discount	Maturity
	Amount	Value(a)	Amount	Value(a)	Dates	Notes	Date(b)

Credit Facilities
Charter Operating	$5,800	$5,800	$5,731	$5,731
Renaissance Media Group LLC:
10.000% senior discount notes due 2008	—	—	114	115	4/15 & 10/15	10/15/03	4/15/08
Charter Operating:
8% senior second-lien notes due 2012	1,100	1,100	1,100	1,100	4/30 & 10/30		4/30/12
8 3/8% senior second-lien notes due 2014	770	770	733	733	4/30 & 10/30		4/30/14
CCO Holdings, LLC:
8 3/4% senior notes due 2013	800	795	800	794	5/15 & 11/15		11/15/13
Senior floating notes due 2010	550	550	550	550	3/15, 6/15, 9/15 & 12/15		12/15/10
CCH II, LLC:
10.250% senior notes due 2010	2,051	2,042	1,601	1,601	3/15 & 9/15		9/15/10

CCH II, LLC	11,071	11,057	10,629	10,624

CCH I(a):
11.00% senior notes due 2015	3,525	3,678	3,525	3,683	4/1 & 10/1		10/1/15
CIH(a):
11.125% senior notes due 2014	151	151	151	151	1/15 & 7/15		1/15/14
9.920% senior discount notes due 2014	471	471	471	471	4/1 & 10/1		4/1/14
10.000% senior notes due 2014	299	299	299	299	5/15 & 11/15		5/15/14
11.750% senior discount notes due 2014	815	815	815	781	5/15 & 11/15	11/15/06	5/15/14
13.500% senior discount notes due 2014	581	581	581	578	1/15 & 7/15	7/15/06	1/15/14
12.125% senior discount notes due 2015	217	203	217	192	1/15 & 7/15	7/15/07	1/15/15
Charter Holdings:
8.250% senior notes due 2007	105	105	105	105	4/1 & 10/1		4/1/07
8.625% senior notes due 2009	292	292	292	292	4/1 & 10/1		4/1/09
9.920% senior discount notes due 2011	198	198	198	198	4/1 & 10/1	10/1/04	4/1/11
10.000% senior notes due 2009	154	154	154	154	4/1 & 10/1		4/1/09
10.250% senior notes due 2010	49	49	49	49	1/15 & 7/15		1/15/10

								Start Date
	June 30, 2006			December 31, 2005			Semi-Annual	for Interest
							Interest	Payment on
	Principal	Accreted		Principal	Accreted		Payment	Discount	Maturity
	Amount	Value(a)		Amount	Value(a)		Dates	Notes	Date(b)

11.750% senior discount notes due 2010	43	43		43	43		1/15 & 7/15	7/15/05	1/15/10
10.750% senior notes due 2009	131	131		131	131		4/1 & 10/1		10/1/09
11.125% senior notes due 2011	217	217		217	217		1/15 & 7/15		1/15/11
13.500% senior discount notes due 2011	94	94		94	94		1/15 & 7/15	7/15/06	1/15/11
9.625% senior notes due 2009	107	107		107	107		5/15 & 11/15		11/15/09
10.000% senior notes due 2011	137	136		137	136		5/15 & 11/15		5/15/11
11.750% senior discount notes due 2011	125	125		125	120		5/15 & 11/15	11/15/06	5/15/11
12.125% senior discount notes due 2012	113	106		113	100		1/15 & 7/15	7/15/07	1/15/12
Charter Communications, Inc.:
4.750% convertible senior notes due 2006(c)	—	—		20	20		12/1 & 6/1		6/1/06
5.875% convertible senior notes due 2009(c)	863	848		863	843		5/16 & 11/16		11/16/09

Charter Communications, Inc.	$19,758	$19,860	(d)	$19,336	$19,388	(d)

(a)	The accreted value presented above generally represents the principal amount of the notes less the original issue discount at the time of sale plus the accretion to the balance sheet date except as follows. The accreted value of the CIH notes issued in exchange for Charter Holdings notes and the CCH I notes issued in exchange for the 8.625% Charter Holdings notes due 2009 are recorded at the historical book values of the Charter Holdings notes for financial reporting purposes as opposed to the current accreted value for legal purposes and notes indenture purposes (which, for both purposes, is the amount that would become payable if the debt becomes immediately due). As of June 30, 2006 and December 31, 2005, the accreted value of Charter’s debt for legal purposes and notes and indentures purposes is approximately $19.4 billion and $18.8 billion, respectively.

(b)	In general, the obligors have the right to redeem all of the notes set forth in the above table (except with respect to the Convertible Notes, the 8.25% Charter Holdings notes due 2007, the 10.000% Charter Holdings notes due 2009, the 10.75% Charter Holdings notes due 2009 and the 9.625% Charter Holdings notes due 2009) in whole or part at their option, beginning at various times prior to their stated maturity dates, subject to certain conditions, upon the payment of the outstanding principal amount (plus a specified redemption premium) and all accrued and unpaid interest. The Convertible Notes are redeemable if the closing price of the Class A Common Stock exceeds the conversion price by certain percentages as described below. For additional information, see Note 9 to the accompanying consolidated financial statements included elsewhere in this Exchange Offer Prospectus.

(c)	The 4.75% convertible senior notes and the Convertible Notes are convertible at the option of the holders into shares of Class A Common Stock at a conversion rate, subject to certain adjustments, of 38.0952 and 413.2231 shares, respectively, per $1,000 principal amount of notes, which is equivalent to a price of $26.25 and $2.42 per share, respectively. Certain anti-dilutive provisions cause adjustments to occur automatically upon the occurrence of specified events. Additionally, the conversion ratio may be adjusted by us when deemed appropriate.

(d)	Not included within total long-term debt is the $53 million and $49 million CCHC note at June 30, 2006 and December 31, 2005, respectively, which is included in note payable-related party on Charter’s accompanying consolidated balance sheets. See Note 10 to the accompanying consolidated financial statements included elsewhere in this Exchange Offer Prospectus.

      As of June 30, 2006 and December 31, 2005, Charter’s long-term debt totaled approximately $19.9 billion and $19.4 billion, respectively. This debt was comprised of approximately $5.8 billion and $5.7 billion of credit facility debt, $13.2 billion and $12.8 billion accreted amount of high-yield notes and $848 million and $863 million accreted amount of convertible senior notes at June 30, 2006 and December 31, 2005, respectively.
      As of June 30, 2006 and December 31, 2005, CCH II’s long-term debt totaled approximately $11.1 billion and $10.6 billion, respectively. This debt was comprised of approximately $5.8 billion and $5.7 billion of credit facility debt and $5.3 billion and $4.9 billion accreted amount of high-yield notes at June 30, 2006 and December 31, 2005, respectively.
      As of June 30, 2006 and December 31, 2005, the weighted average interest rate on the credit facility debt was approximately 8.0% and 7.8%, the weighted average interest rate on Charter’s high-yield notes was approximately 10.3% and 10.2%, and the weighted average interest rate on Charter’s convertible senior notes was approximately 6.4% and 6.3%, respectively, resulting in a blended weighted average interest rate of 9.5% and 9.3%, respectively. The interest rate on approximately 77% of the total principal amount of Charter’s debt was effectively fixed, including the effects of Charter’s interest rate hedge agreements as of June 30, 2006 and December 31, 2005. The fair value of Charter’s high-yield notes was $11.0 billion and $10.4 billion at June 30, 2006 and December 31, 2005, respectively. The fair value of Charter’s convertible senior notes was $681 million and $647 million at June 30, 2006 and December 31, 2005, respectively. The fair value of Charter’s credit facilities is $5.8 billion and $5.7 billion at June 30, 2006 and December 31, 2005, respectively. The fair value of high-yield and convertible notes is based on quoted market prices, and the fair value of the credit facilities is based on dealer quotations.
      As of June 30, 2006 and December 31, 2005, the weighted average interest rate on the credit facility debt was approximately 8.0% and 7.8% and the weighted average interest rate on CCH II’s high-yield notes was approximately 9.2% and 9.0%, respectively, resulting in a blended weighted average interest rate of 8.6% and 8.3%, respectively. The interest rate on approximately 58% of the total principal amount of CCH II’s debt was effectively fixed, including the effects of CCH II’s interest rate hedge agreements as of June 30, 2006 and December 31, 2005. The fair value of CCH II’s high-yield notes was $5.3 billion and $4.8 billion at June 30, 2006 and December 31, 2005, respectively. The fair value of CCH II’s credit facilities is $5.8 billion and $5.7 billion at June 30, 2006 and December 31, 2005, respectively. The fair value of high-yield notes is based on quoted market prices, and the fair value of the credit facilities is based on dealer quotations.
      The following description is a summary of certain material provisions of the amended and restated Charter Operating credit facilities and our other notes and those of our subsidiaries (collectively, the “Debt Agreements”). The summary does not restate the terms of the Debt Agreements in their entirety, nor does it describe all terms of the Debt Agreements. The agreements and instruments governing each of the Debt Agreements are complicated and you should consult such agreements and instruments for more detailed information regarding the Debt Agreements.
Charter Operating Credit Facilities — General
      The Charter Operating credit facilities were amended and restated in April 2006, among other things, to defer maturities and increase availability under these facilities. The Charter Operating credit facilities provide borrowing availability of up to $6.85 billion as follows:

•	a term facility with a total principal amount of $5.0 billion, which shall be repayable in 23 equal quarterly installments, commencing September 30, 2007, aggregating in each loan year to 1% of the original amount of the term facility, with the remaining balance due at final maturity in 2013;

•	a revolving credit facility, in a total amount of $1.5 billion, with a maturity date in 2010; and

•	a revolving credit facility (the “R/T Facility”), in a total amount of $350.0 million, that converts to term loans in April 2007, repayable on the same terms as the term facility described above.

      Amounts outstanding under the Charter Operating credit facilities bear interest, at Charter Operating’s election, at a base rate or the Eurodollar rate, as defined, plus a margin for Eurodollar loans of up to 3.00% for the revolving credit facility and R/T Facility (until converted to term loans), and up to 2.625% for the term facility and R/T Facility loans after converting to term loans, and for base rate loans of up to 2.00% for the revolving credit facility and R/T Facility (until converted to term loans), and up to 1.625% for the term facility and R/T Facility loans after converting to term loans. A quarterly commitment fee of up to .75% is payable on the average daily unborrowed balance of the revolving credit facility and, until April 2007, the R/T Facility.
      The obligations of our subsidiaries under the Charter Operating credit facilities (the “Obligations”) are guaranteed by Charter Operating’s immediate parent company, CCO Holdings, and the subsidiaries of Charter Operating, except for immaterial subsidiaries and subsidiaries precluded from guaranteeing by reason of the provisions of other indebtedness to which they are subject (the “non-guarantor subsidiaries”). The Obligations are also secured by (i) a lien on all of the assets of Charter Operating and its subsidiaries (other than assets of the non-guarantor subsidiaries), to the extent such lien can be perfected under the Uniform Commercial Code by the filing of a financing statement, and (ii) a pledge by CCO Holdings of the equity interests owned by it in Charter Operating or any of Charter Operating’s subsidiaries, as well as intercompany obligations owing to it by any of such entities.
Charter Operating Credit Facilities — Restrictive Covenants
      The Charter Operating credit facilities contain representations and warranties and affirmative and negative covenants customary for financings of this type. The financial covenants measure performance against standards set for leverage, debt service coverage, and interest coverage, tested as of the end of each quarter. The maximum allowable leverage ratio is 4.25 to 1.0 and the minimum allowable interest coverage ratio (applicable to the revolving credit facility and R/T Facility (until converted to term loans) only) is 1.10 to 1.0. Additionally, the Charter Operating credit facilities contain provisions requiring mandatory loan prepayments when significant amounts of assets are sold and the proceeds are not reinvested in assets useful in the business of the borrower within a specified period.
      The Charter Operating credit facilities permit Charter Operating and its subsidiaries to make distributions to pay interest on the CCO Holdings senior notes, the CCH II senior notes, the CCH I Notes, the CIH senior notes, the Charter Holdings senior notes and the Convertible Notes; provided that, among other things, no default has occurred and is continuing under the Charter Operating credit facilities. The Charter Operating credit facilities restrict the ability of Charter Operating and its subsidiaries to make distributions for the purpose of repaying indebtedness of their parent companies, except if certain conditions are met, including (1) the satisfaction of a 1.5 to 1.0 interest coverage ratio test, (2) a minimum available liquidity requirement of $250 million, (3) the requirement that no default under the credit facilities or parent indentures exist or be caused by such distribution and (4) the requirement that the debt repayment take place within 60 days of the distribution, except that the 1.5 to 1.0 interest coverage test does not have to be met for any such debt repayments made with proceeds of certain asset sales that do not need to be applied to prepay loans under the credit facilities in order to keep the leverage ratio at the same level as it was prior to such sale, after giving pro forma effect to such sale, up to a total amount of $3 billion of such asset sales. Conditions to future borrowings include absence of a default or an event of default under the Charter Operating credit facilities and the continued accuracy in all material respects of the representations and warranties, including the absence since December 31, 2005 of any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on our business.
      The events of default under the Charter Operating credit facilities include, among other things:

(i) the failure to make payments when due or within the applicable grace period,

(ii) the failure to comply with specified covenants, including but not limited to a covenant to deliver audited financial statements with an unqualified opinion from our independent auditors,

(iii) the failure to pay or the occurrence of events that cause or permit the acceleration of other indebtedness owing by CCO Holdings, Charter Operating or Charter Operating’s subsidiaries in amounts in excess of $50 million in aggregate principal amount,

(iv) the failure to pay or the occurrence of events that result in the acceleration of other indebtedness owing by certain of CCO Holdings’ direct and indirect parent companies in amounts in excess of $200 million in aggregate principal amount,

(v) Paul Allen and/or certain of his family members and/or their exclusively owned entities (collectively, the “Paul Allen Group”) ceasing to have the power, directly or indirectly, to vote at least 35% of the ordinary voting power of Charter Operating,

(vi) the consummation of any transaction resulting in any person or group (other than the Paul Allen Group) having power, directly or indirectly, to vote more than 35% of the ordinary voting power of Charter Operating, unless the Paul Allen Group holds a greater share of ordinary voting power of Charter Operating,

(vii) certain of Charter Operating’s indirect or direct parent companies, Charter Operating or Charter Operating’s subsidiaries having indebtedness in excess of $500 million aggregate principal amount (other than under the Charter Operating credit facilities) which remains undefeased three months prior to the final maturity of such indebtedness, and

(viii) Charter Operating ceasing to be a wholly-owned direct subsidiary of CCO Holdings, except in certain very limited circumstances.
CCO Holdings, LLC Notes

8 3/4% Senior Notes due 2013
      In November 2003 and August 2005, CCO Holdings and CCO Holdings Capital Corp. jointly issued $500 million and $300 million, respectively, total principal amount of 8 3/4% senior notes due 2013. Interest on the CCO Holdings senior notes accrues at 8 3/4% per year and is payable semi-annually in arrears on each May 15 and November 15.
      At any time prior to November 15, 2006, the issuers of the CCO Holdings senior notes may redeem up to 35% of the total principal amount of the CCO Holdings senior notes to the extent of public equity proceeds they have received on a pro rata basis at a redemption price equal to 108.75% of the principal amount of CCO Holdings senior notes redeemed, plus any accrued and unpaid interest. On or after November 15, 2008, the issuers of the CCO Holdings senior notes may redeem all or a part of the notes at a redemption price that declines ratably from the initial redemption price of 104.375% to a redemption price on or after November 15, 2011 of 100.0% of the principal amount of the CCO Holdings senior notes redeemed, plus, in each case, any accrued and unpaid interest.

Senior Floating Rate Notes Due 2010
      In December 2004, CCO Holdings and CCO Holdings Capital Corp. jointly issued $550 million total principal amount of senior floating rate notes due 2010. The CCO Holdings senior floating rate notes have an annual interest rate of LIBOR plus 4.125%, which resets and is payable quarterly in arrears on each March 15, June 15, September 15 and December 15.
      At any time prior to December 15, 2006, CCO Holdings and CCO Holdings Capital Corp. may redeem up to 35% of the notes in an amount not to exceed the amount of proceeds of one or more public equity offerings at a redemption price equal to 100% of the principal amount, plus a premium equal to the interest rate per annum applicable to the notes on the date notice of redemption is given, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of the original aggregate principal amount of the notes issued remains outstanding after the redemption. CCO Holdings and CCO Holdings Capital Corp. may redeem the notes in whole or in part at the issuers’ option from December 15, 2006 until December 14, 2007 for 102% of the principal amount, from December 15, 2007 until

December 14, 2008 for 101% of the principal amount and from and after December 15, 2008, at par, in each case, plus accrued and unpaid interest.

Additional Terms of the CCO Holdings Senior Notes and Senior Floating Rate Notes
      The CCO Holdings notes are general unsecured obligations of CCO Holdings and CCO Holdings Capital Corp. They rank equally with all other current or future unsubordinated obligations of CCO Holdings and CCO Holdings Capital Corp. The CCO Holdings notes are structurally subordinated to all obligations of subsidiaries of CCO Holdings, including the Charter Operating notes and the Charter Operating credit facilities.
      In the event of specified change of control events, CCO Holdings must offer to purchase the outstanding CCO Holdings senior notes from the holders at a purchase price equal to 101% of the total principal amount of the notes, plus any accrued and unpaid interest.
      The indenture governing the CCO Holdings senior notes contains restrictive covenants that limit certain transactions or activities by CCO Holdings and its restricted subsidiaries, including the covenants summarized below. Substantially all of CCO Holdings’ direct and indirect subsidiaries are currently restricted subsidiaries.
      The covenant in the indenture governing the CCO Holdings senior notes that restricts incurrence of debt and issuance of preferred stock permits CCO Holdings and its subsidiaries to incur or issue specified amounts of debt or preferred stock, if, after giving pro forma effect to the incurrence or issuance, CCO Holdings could meet a leverage ratio (ratio of consolidated debt to four times EBITDA, as defined, from the most recent fiscal quarter for which internal financial reports are available) of 4.5 to 1.0. In addition, regardless of whether the leverage ratio could be met, so long as no default exists or would result from the incurrence or issuance, CCO Holdings and its restricted subsidiaries are permitted to incur or issue:

•	up to $9.75 billion of debt under credit facilities, including debt under credit facilities outstanding on the issue date of the CCO Holdings senior notes;

•	up to $75 million of debt incurred to finance the purchase or capital lease of new assets;

•	up to $300 million of additional debt for any purpose; and

•	other items of indebtedness for specific purposes such as intercompany debt, refinancing of existing debt, and interest rate swaps to provide protection against fluctuation in interest rates.
      The restricted subsidiaries of CCO Holdings are generally not permitted to issue debt securities contractually subordinated to other debt of the issuing subsidiary or preferred stock, in either case in any public or Rule 144A offering.
      The CCO Holdings indenture permits CCO Holdings and its restricted subsidiaries to incur debt under one category, and later reclassify that debt into another category. The Charter Operating credit facilities generally impose more restrictive limitations on incurring new debt than CCO Holdings’ indenture, so our subsidiaries that are subject to credit facilities are not permitted to utilize the full debt incurrence that would otherwise be available under the CCO Holdings indenture covenants.
      Generally, under CCO Holdings’ indenture, CCO Holdings and its restricted subsidiaries are permitted to pay dividends on equity interests, repurchase interests, or make other specified restricted payments only if CCO Holdings can incur $1.00 of new debt under the leverage ratio test, which requires that CCO Holdings meet a 4.5 to 1.0 leverage ratio after giving effect to the transaction, and if no default exists or would exist as a consequence of such incurrence. If those conditions are met, restricted payments are permitted in a total amount of up to 100% of CCO Holdings’ consolidated EBITDA, as defined, minus 1.3 times its consolidated interest expense, plus 100% of new cash and appraised non-cash equity proceeds received by CCO Holdings and not allocated to the debt incurrence covenant, all cumulatively from the fiscal quarter commenced on October 1, 2003, plus $100 million.

      In addition, CCO Holdings may make distributions or restricted payments, so long as no default exists or would be caused by the transaction:

•	to repurchase management equity interests in amounts not to exceed $10 million per fiscal year;

•	to pay, regardless of the existence of any default, pass-through tax liabilities in respect of ownership of equity interests in Charter Holdings or its restricted subsidiaries;

•	to pay, regardless of the existence of any default, interest when due on the Convertible Notes, Charter Holdings notes, CIH notes, CCH I notes and the CCH II Notes;

•	to purchase, redeem or refinance Charter Holdings notes, CIH notes, CCH I notes, CCH II Notes, Charter notes, and other direct or indirect parent company notes, so long as CCO Holdings could incur $1.00 of indebtedness under the 4.5 to 1.0 leverage ratio test referred to above and there is no default; or

•	to make other specified restricted payments including merger fees up to 1.25% of the transaction value, repurchases using concurrent new issuances, and certain dividends on existing subsidiary preferred equity interests.
      The indenture governing the CCO Holdings senior notes restricts CCO Holdings and its restricted subsidiaries from making investments, except specified permitted investments, or creating new unrestricted subsidiaries, if there is a default under the indenture or if CCO Holdings could not incur $1.00 of new debt under the 4.5 to 1.0 leverage ratio test described above after giving effect to the transaction.
      Permitted investments include:

•	investments by CCO Holdings and its restricted subsidiaries in CCO Holdings and in other restricted subsidiaries, or entities that become restricted subsidiaries as a result of the investment,

•	investments aggregating up to 100% of new cash equity proceeds received by CCO Holdings since November 10, 2003 to the extent the proceeds have not been allocated to the restricted payments covenant described above,

•	other investments up to $750 million outstanding at any time, and

•	certain specified additional investments, such as investments in customers and suppliers in the ordinary course of business and investments received in connection with permitted asset sales.
      CCO Holdings is not permitted to grant liens on its assets other than specified permitted liens. Permitted liens include liens securing debt and other obligations incurred under our subsidiaries’ credit facilities, liens securing the purchase price of new assets, liens securing indebtedness up to $50 million and other specified liens incurred in the ordinary course of business. The lien covenant does not restrict liens on assets of subsidiaries of CCO Holdings.
      CCO Holdings and CCO Holdings Capital Corp., its co-issuer, are generally not permitted to sell all or substantially all of their assets or merge with or into other companies unless their leverage ratio after any such transaction would be no greater than their leverage ratio immediately prior to the transaction, or unless CCO Holdings and its subsidiaries could incur $1.00 of new debt under the 4.5 to 1.0 leverage ratio test described above after giving effect to the transaction, no default exists, and the surviving entity is a U.S. entity that assumes the CCO Holdings senior notes.
      CCO Holdings and its restricted subsidiaries may generally not otherwise sell assets or, in the case of restricted subsidiaries, issue equity interests, unless they receive consideration at least equal to the fair market value of the assets or equity interests, consisting of at least 75% in cash, assumption of liabilities, securities converted into cash within 60 days or productive assets. CCO Holdings and its restricted subsidiaries are then required within 365 days after any asset sale either to commit to use the net cash proceeds over a specified threshold to acquire assets, including current assets, used or useful in their businesses or use the net cash proceeds to repay debt, or to offer to repurchase the CCO Holdings senior notes with any remaining proceeds.

      CCO Holdings and its restricted subsidiaries may generally not engage in sale and leaseback transactions unless, at the time of the transaction, CCO Holdings could have incurred secured indebtedness in an amount equal to the present value of the net rental payments to be made under the lease, and the sale of the assets and application of proceeds is permitted by the covenant restricting asset sales.
      CCO Holdings’ restricted subsidiaries may generally not enter into restrictions on their ability to make dividends or distributions or transfer assets to CCO Holdings on terms that are materially more restrictive than those governing their debt, lien, asset sale, lease and similar agreements existing when they entered into the indenture, unless those restrictions are on customary terms that will not materially impair CCO Holdings’ ability to repay its notes.
      The restricted subsidiaries of CCO Holdings are generally not permitted to guarantee or pledge assets to secure debt of CCO Holdings, unless the guarantying subsidiary issues a guarantee of the notes of comparable priority and tenor, and waives any rights of reimbursement, indemnity or subrogation arising from the guarantee transaction for at least one year.
      The indenture also restricts the ability of CCO Holdings and its restricted subsidiaries to enter into certain transactions with affiliates involving consideration in excess of $15 million without a determination by the board of directors that the transaction is on terms no less favorable than arms-length, or transactions with affiliates involving over $50 million without receiving an independent opinion as to the fairness of the transaction to the holders of the CCO Holdings notes.
Charter Communications Operating, LLC Notes
      On April 27, 2004, Charter Operating and Charter Communications Operating Capital Corp. jointly issued $1.1 billion of 8% senior second-lien notes due 2012 and $400 million of 8 3/8% senior second-lien notes due 2014, for total gross proceeds of $1.5 billion. In March and June 2005, Charter Operating consummated exchange transactions with a small number of institutional holders of Charter Holdings 8.25% senior notes due 2007 pursuant to which Charter Operating issued, in private placement transactions, approximately $333 million principal amount of its 8 3/8% senior second-lien notes due 2014 in exchange for approximately $346 million of the Charter Holdings 8.25% senior notes due 2007. Interest on the Charter Operating notes is payable semi-annually in arrears on each April 30 and October 30.
      The Charter Operating notes were sold in a private transaction that was not subject to the registration requirements of the Securities Act of 1933. The Charter Operating notes are not expected to have the benefit of any exchange or other registration rights, except in specified limited circumstances.
      On the issue date of the Charter Operating notes, because of restrictions contained in the Charter Holdings indentures, there were no Charter Operating note guarantees, even though Charter Operating’s immediate parent, CCO Holdings, and certain of our subsidiaries were obligors and/or guarantors under the Charter Operating credit facilities. Upon the occurrence of the guarantee and pledge date (generally, the fifth business day after the Charter Holdings leverage ratio was certified to be below 8.75 to 1.0), CCO Holdings and those subsidiaries of Charter Operating that were then guarantors of, or otherwise obligors with respect to, indebtedness under the Charter Operating credit facilities and related obligations were required to guarantee the Charter Operating notes. The note guarantee of each such guarantor is:

•	a senior obligation of such guarantor;

•	structurally senior to the outstanding senior notes of CCO Holdings (except in the case of CCO Holdings’ note guarantee, which is structurally pari passu with such senior notes), the outstanding CCH II Notes, the outstanding CCH I notes, the outstanding CIH notes, the outstanding Charter Holdings notes and the outstanding Convertible Notes (but subject to provisions in the Charter Operating indenture that permit interest and, subject to meeting the 4.25 to 1.0 leverage ratio test, principal payments to be made thereon); and

•	senior in right of payment to any future subordinated indebtedness of such guarantor.

      As a result of the above leverage ratio test being met, CCO Holdings and certain of its subsidiaries provided the additional guarantees described above during the first quarter of 2005. All the subsidiaries of Charter Operating (except CCO NR Sub, LLC, and certain other subsidiaries that are not deemed material and are designated as nonrecourse subsidiaries under the Charter Operating credit facilities) are restricted subsidiaries of Charter Operating under the Charter Operating notes. Unrestricted subsidiaries generally will not be subject to the restrictive covenants in the Charter Operating indenture.
      In the event of specified change of control events, Charter Operating must offer to purchase the Charter Operating notes at a purchase price equal to 101% of the total principal amount of the Charter Operating notes repurchased plus any accrued and unpaid interest thereon.
      The limitations on incurrence of debt contained in the indenture governing the Charter Operating notes permit Charter Operating and its restricted subsidiaries that are guarantors of the Charter Operating notes to incur additional debt or issue shares of preferred stock if, after giving pro forma effect to the incurrence, Charter Operating could meet a leverage ratio test (ratio of consolidated debt to four times EBITDA, as defined, from the most recent fiscal quarter for which internal financial reports are available) of 4.25 to 1.0.
      In addition, regardless of whether the leverage ratio test could be met, so long as no default exists or would result from the incurrence or issuance, Charter Operating and its restricted subsidiaries are permitted to incur or issue:

•	up to $6.8 billion of debt under credit facilities (but such incurrence is permitted only by Charter Operating and its restricted subsidiaries that are guarantors of the Charter Operating notes, so long as there are such guarantors), including debt under credit facilities outstanding on the issue date of the Charter Operating notes;

•	up to $75 million of debt incurred to finance the purchase or capital lease of assets;

•	up to $300 million of additional debt for any purpose, and

•	other items of indebtedness for specific purposes such as refinancing of existing debt and interest rate swaps to provide protection against fluctuation in interest rates and, subject to meeting the leverage ratio test, debt existing at the time of acquisition of a restricted subsidiary.
      The indenture governing the Charter Operating notes permits Charter Operating to incur debt under one of the categories above, and later reclassify the debt into a different category. The Charter Operating credit facilities generally impose more restrictive limitations on incurring new debt than the Charter Operating indenture, so our subsidiaries that are subject to the Charter Operating credit facilities are not permitted to utilize the full debt incurrence that would otherwise be available under the Charter Operating indenture covenants.
      Generally, under Charter Operating’s indenture, Charter Operating and its restricted subsidiaries are permitted to pay dividends on equity interests, repurchase interests, or make other specified restricted payments only if Charter Operating could incur $1.00 of new debt under the leverage ratio test, which requires that Charter Operating meet a 4.25 to 1.0 leverage ratio after giving effect to the transaction, and if no default exists or would exist as a consequence of such incurrence. If those conditions are met, restricted payments are permitted in a total amount of up to 100% of Charter Operating’s consolidated EBITDA, as defined, minus 1.3 times its consolidated interest expense, plus 100% of new cash and appraised non-cash equity proceeds received by Charter Operating and not allocated to the debt incurrence covenant, all cumulatively from the fiscal quarter commenced April 1, 2004, plus $100 million.
      In addition, Charter Operating may make distributions or restricted payments, so long as no default exists or would be caused by the transaction:

•	to repurchase management equity interests in amounts not to exceed $10 million per fiscal year;

•	regardless of the existence of any default, to pay pass-through tax liabilities in respect of ownership of equity interests in Charter Operating or its restricted subsidiaries;

•	to pay, regardless of the existence of any default, interest when due on the Convertible Notes, the Charter Holdings notes, the CIH notes, the CCH I notes, the CCH II Notes and the CCO Holdings notes;

•	to purchase, redeem or refinance the Charter Holdings notes, the CIH notes, the CCH I notes, the CCH II Notes, the CCO Holdings notes, the Convertible Notes, and other direct or indirect parent company notes, so long as Charter Operating could incur $1.00 of indebtedness under the 4.25 to 1.0 leverage ratio test referred to above and there is no default, or

•	to make other specified restricted payments including merger fees up to 1.25% of the transaction value, repurchases using concurrent new issuances, and certain dividends on existing subsidiary preferred equity interests.
      The indenture governing the Charter Operating notes restricts Charter Operating and its restricted subsidiaries from making investments, except specified permitted investments, or creating new unrestricted subsidiaries, if there is a default under the indenture or if Charter Operating could not incur $1.00 of new debt under the 4.25 to 1.0 leverage ratio test described above after giving effect to the transaction.
      Permitted investments include:

•	investments by Charter Operating and its restricted subsidiaries in Charter Operating and in other restricted subsidiaries, or entities that become restricted subsidiaries as a result of the investment,

•	investments aggregating up to 100% of new cash equity proceeds received by Charter Operating since April 27, 2004 to the extent the proceeds have not been allocated to the restricted payments covenant described above,

•	other investments up to $750 million outstanding at any time, and

•	certain specified additional investments, such as investments in customers and suppliers in the ordinary course of business and investments received in connection with permitted asset sales.
      Charter Operating and its restricted subsidiaries are not permitted to grant liens senior to the liens securing the Charter Operating notes, other than permitted liens, on their assets to secure indebtedness or other obligations, if, after giving effect to such incurrence, the senior secured leverage ratio (generally, the ratio of obligations secured by first priority liens to four times EBITDA, as defined, from the most recent fiscal quarter for which internal financial reports are available) would exceed 3.75 to 1.0. Permitted liens include liens securing indebtedness and other obligations under permitted credit facilities, liens securing the purchase price of new assets, liens securing indebtedness of up to $50 million and other specified liens incurred in the ordinary course of business.
      Charter Operating and Charter Communications Operating Capital Corp., its co-issuer, are generally not permitted to sell all or substantially all of their assets or merge with or into other companies unless their leverage ratio after any such transaction would be no greater than their leverage ratio immediately prior to the transaction, or unless Charter Operating and its subsidiaries could incur $1.00 of new debt under the 4.25 to 1.0 leverage ratio test described above after giving effect to the transaction, no default exists, and the surviving entity is a U.S. entity that assumes the Charter Operating notes.
      Charter Operating and its restricted subsidiaries generally may not otherwise sell assets or, in the case of restricted subsidiaries, issue equity interests, unless they receive consideration at least equal to the fair market value of the assets or equity interests, consisting of at least 75% in cash, assumption of liabilities, securities converted into cash within 60 days or productive assets. Charter Operating and its restricted subsidiaries are then required within 365 days after any asset sale either to commit to use the net cash proceeds over a specified threshold to acquire assets, including current assets, used or useful in their businesses or use the net cash proceeds to repay debt, or to offer to repurchase the Charter Operating notes with any remaining proceeds.
      Charter Operating and its restricted subsidiaries may generally not engage in sale and leaseback transactions unless, at the time of the transaction, Charter Operating could have incurred secured indebtedness in an amount equal to the present value of the net rental payments to be made under the lease, and the sale of the assets and application of proceeds is permitted by the covenant restricting asset sales.
      Charter Operating’s restricted subsidiaries may generally not enter into restrictions on their ability to make dividends or distributions or transfer assets to Charter Operating on terms that are materially more restrictive than those governing their debt, lien, asset sale, lease and similar agreements existing when Charter Operating entered into the indenture governing the Charter Operating senior second-lien notes unless those restrictions are on customary terms that will not materially impair Charter Operating’s ability to repay the Charter Operating notes.
      The restricted subsidiaries of Charter Operating are generally not permitted to guarantee or pledge assets to secure debt of Charter Operating, unless the guarantying subsidiary issues a guarantee of the notes of comparable priority and tenor, and waives any rights of reimbursement, indemnity or subrogation arising from the guarantee transaction for at least one year.
      The indenture also restricts the ability of Charter Operating and its restricted subsidiaries to enter into certain transactions with affiliates involving consideration in excess of $15 million without a determination by the board of directors that the transaction is on terms no less favorable than arms-length, or transactions with affiliates involving over $50 million without receiving an independent opinion as to the fairness of the transaction to the holders of the Charter Operating notes.
      Charter Operating and its restricted subsidiaries are generally not permitted to transfer equity interests in restricted subsidiaries unless the transfer is of all of the equity interests in the restricted subsidiary or the restricted subsidiary remains a restricted subsidiary and net proceeds of the equity sale are applied in accordance with the asset sales covenant.

•	Until the guarantee and pledge date, the Charter Operating notes are secured by a second-priority lien on all of Charter Operating’s assets that secure the obligations of Charter Operating under the Charter Operating credit facility and specified related obligations. The collateral secures the obligations of Charter Operating with respect to the 8% senior second-lien notes due 2012 and the 8 3/8% senior second-lien notes due 2014 on a ratable basis. The collateral consists of substantially all of Charter Operating’s assets in which security interests may be perfected under the Uniform Commercial Code by filing a financing statement (including capital stock and intercompany obligations), including, but not limited to:

•	all of the capital stock of all of Charter Operating’s direct subsidiaries, including, but not limited to, CCO NR Holdings, LLC; and

•	all intercompany obligations owing to Charter Operating including, but not limited to, intercompany notes from CC VI Operating, CC VIII Operating and Falcon, which notes are supported by the same guarantees and collateral that supported these subsidiaries’ credit facilities prior to the amendment and restatement of the Charter Operating credit facilities.
      Since the occurrence of the guarantee and pledge date, the collateral for the Charter Operating notes consists of all of Charter Operating’s and its subsidiaries’ assets that secure the obligations of Charter Operating or any subsidiary of Charter Operating with respect to the Charter Operating credit facilities and the related obligations. The collateral currently consists of the capital stock of Charter Operating held by CCO Holdings, all of the intercompany obligations owing to CCO Holdings by Charter Operating or any subsidiary of Charter Operating, and substantially all of Charter Operating’s and the guarantors’ assets (other than the assets of CCO Holdings) in which security interests may be perfected under the Uniform

Commercial Code by filing a financing statement (including capital stock and intercompany obligations), including, but not limited to:

•	with certain exceptions, all capital stock (limited in the case of capital stock of foreign subsidiaries, if any, to 66% of the capital stock of first tier foreign Subsidiaries) held by Charter Operating or any guarantor; and

•	with certain exceptions, all intercompany obligations owing to Charter Operating or any guarantor.
      In March 2005, CC V Holdings, LLC redeemed in full the notes outstanding under the CC V indenture. In June 2006, Renaissance Media (Louisiana) LLC, Renaissance Media (Tennessee) LLC and Renaissance Media Holdings Capital Corporation redeemed in full the notes outstanding under the Renaissance indenture. Following the redemptions CC V Holdings, LLC and its subsidiaries and Renaissance Media LLC, respectively, guaranteed the Charter Operating credit facilities and the related obligations and secured those guarantees with first-priority liens, and guaranteed the notes and secured the Charter Operating senior second-lien notes with second-priority liens, on substantially all of their assets in which security interests may be perfected under the Uniform Commercial Code by filing a financing statement (including capital stock and intercompany obligations).
      In the event that additional liens are granted by Charter Operating or its subsidiaries to secure obligations under the Charter Operating credit facilities or the related obligations, second priority liens on the same assets will be granted to secure the Charter Operating notes, which liens will be subject to the provisions of an intercreditor agreement (to which none of Charter Operating or its affiliates are parties). Notwithstanding the foregoing sentence, no such second priority liens need be provided if the time such lien would otherwise be granted is not during a guarantee and pledge availability period (when the Leverage Condition is satisfied), but such second priority liens will be required to be provided in accordance with the foregoing sentence on or prior to the fifth business day of the commencement of the next succeeding guarantee and pledge availability period.
CCHC, LLC Note
      In October 2005, Charter, acting through a Special Committee of Charter’s Board of Directors, and Mr. Allen, settled a dispute that had arisen between the parties with regard to the ownership of CC VIII. As part of that settlement, CCHC issued the CCHC note to CII. The CCHC note has a 15-year maturity. The CCHC note has an initial accreted value of $48 million accreting at the rate of 14% per annum compounded quarterly, except that from and after February 28, 2009, CCHC may pay any increase in the accreted value of the CCHC note in cash and the accreted value of the CCHC note will not increase to the extent such amount is paid in cash. The CCHC note is exchangeable at CII’s option, at any time, for Charter Holdco Class A common units at a rate equal to the then accreted value, divided by $2.00 (the “Exchange Rate”). Customary anti-dilution protections have been provided that could cause future changes to the Exchange Rate. Additionally, the Charter Holdco Class A common units received will be exchangeable by the holder into Charter Class A Common Stock in accordance with existing agreements between CII, Charter and certain other parties signatory thereto. Beginning February 28, 2009, if the closing price of Charter Class A Common Stock is at or above the Exchange Rate for a certain period of time as specified in the Exchange Agreement, Charter Holdco may require the exchange of the CCHC note for Charter Holdco Class A common units at the Exchange Rate. Additionally, CCHC has the right to redeem the CCHC note under certain circumstances for cash in an amount equal to the then accreted value, such amount, if redeemed prior to February 28, 2009, would also include a make whole up to the accreted value through February 28, 2009. CCHC must redeem the CCHC note at its maturity for cash in an amount equal to the initial stated value plus the accreted return through maturity. The accreted value of the CCHC note is $53 million as of June 30, 2006.

Charter Communications Holdings, LLC Notes

March 1999 Charter Holdings Notes
      The March 1999 Charter Holdings notes were issued under three separate indentures, each dated as of March 17, 1999, among Charter Holdings and Charter Communications Holdings Capital Corporation (“Charter Holdings Capital”), as the issuers, and BNY Midwest Trust Company, as trustee. Charter Holdings and Charter Holdings Capital exchanged these notes for new notes with substantially similar terms, except that the new notes are registered under the Securities Act.
      The March 1999 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Holdings Capital. Cash interest on the March 1999 9.920% Charter Holdings notes began to accrue on April 1, 2004.
      The March 1999 Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Holdings Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Holdings Capital. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CIH notes, the CCH I notes, the CCH II Notes, the CCO Holdings notes, the Charter Operating notes and the Charter Operating credit facilities.
      Charter Holdings and Charter Holdings Capital will not have the right to redeem the March 1999 8.250% Charter Holdings notes prior to their maturity date on April 1, 2007. Charter Holdings and Charter Holdings Capital may redeem some or all of the March 1999 8.625% Charter Holdings notes and the March 1999 9.920% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of March 1999 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after April 1, 2007.
      In the event that a specified change of control event occurs, Charter Holdings and Charter Holdings Capital must offer to repurchase any then outstanding March 1999 Charter Holdings notes at 101% of their principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.
      The indentures governing the March 1999 Charter Holdings notes contain restrictive covenants that limit certain transactions or activities by Charter Holdings and its restricted subsidiaries. Substantially all of Charter Holdings’ direct and indirect subsidiaries are currently restricted subsidiaries. See “— Summary of Restrictive Covenants Under the Charter Holdings High Yield Notes.”

January 2000 Charter Holdings Notes
      The January 2000 Charter Holdings notes were issued under three separate indentures, each dated as of January 12, 2000, among Charter Holdings and Charter Holdings Capital, as the issuers, and BNY Midwest Trust Company, as trustee. In June 2000, Charter Holdings and Charter Holdings Capital exchanged these notes for new notes with substantially similar terms, except that the new notes are registered under the Securities Act.
      The January 2000 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Holdings Capital. Cash interest on the January 2000 11.75% Charter Holdings notes began to accrue on January 15, 2005.
      The January 2000 Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Holdings Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Holdings Capital. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CIH notes, the CCH I notes, the CCH II Notes, the CCO Holdings notes, the Charter Operating notes and the Charter Operating credit facilities.
      Charter Holdings and Charter Holdings Capital will not have the right to redeem the January 2000 10.00% Charter Holdings notes prior to their maturity on April 1, 2009. Charter Holdings and Charter Holdings Capital may redeem some or all of the January 2000 10.25% Charter Holdings notes and the

January 2000 11.75% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to
      100% of the principal amount of the January 2000 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after January 15, 2008.
      In the event that a specified change of control event occurs, Charter Holdings and Charter Holdings Capital must offer to repurchase any then outstanding January 2000 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.
      The indentures governing the January 2000 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999 Charter Holdings notes. See “— Summary of Restrictive Covenants Under the Charter Holdings High-Yield Notes.”

January 2001 Charter Holdings Notes
      The January 2001 Charter Holdings notes were issued under three separate indentures, each dated as of January 10, 2001, each among Charter Holdings and Charter Holdings Capital, as the issuers, and BNY Midwest Trust Company, as trustee. In March 2001, Charter Holdings and Charter Holdings Capital exchanged these notes for new notes with substantially similar terms, except that the new notes are registered under the Securities Act.
      The January 2001 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Holdings Capital. Cash interest on the January 2001 13.500% Charter Holdings notes began to accrue on January 15, 2006.
      The January 2001 Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Holdings Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Holdings Capital. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CIH notes, the CCH I notes, the CCH II Notes, the CCO Holdings notes, the Charter Operating notes and the Charter Operating credit facilities.
      Charter Holdings and Charter Holdings Capital will not have the right to redeem the January 2001 10.750% Charter Holdings notes prior to their maturity on October 1, 2009. Charter Holdings and Charter Holdings Capital may redeem some or all of the January 2001 11.125% Charter Holdings notes and the January 2001 13.500% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the January 2001 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after January 15, 2009.
      In the event that a specified change of control event occurs, Charter Holdings and Charter Holdings Capital must offer to repurchase any then outstanding January 2001 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.
      The indentures governing the January 2001 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999 and January 2000 Charter Holdings notes. See “— Summary of Restrictive Covenants Under the Charter Holdings High-Yield Notes.”

May 2001 Charter Holdings Notes
      The May 2001 Charter Holdings notes were issued under three separate indentures, each among Charter Holdings and Charter Holdings Capital, as the issuers, and BNY Midwest Trust Company, as trustee. In September 2001, Charter Holdings and Charter Holdings Capital exchanged substantially all of these notes for new notes with substantially similar terms, except that the new notes are registered under the Securities Act.

      The May 2001 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Holdings Capital. Cash interest on the May 2001 11.750% Charter Holdings notes will not accrue prior to May 15, 2006.
      The May 2001 Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Holdings Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Holdings Capital. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CIH notes, the CCH I notes, the CCH II Notes, the CCO Holdings notes, the Charter Operating notes and the Charter Operating credit facilities.
      Charter Holdings and Charter Holdings Capital will not have the right to redeem the May 2001 9.625% Charter Holdings notes prior to their maturity on November 15, 2009. On or after May 15, 2006, Charter Holdings and Charter Holdings Capital may redeem some or all of the May 2001 10.000% Charter Holdings notes and the May 2001 11.750% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the May 2001 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after May 15, 2009.
      In the event that a specified change of control event occurs, Charter Holdings and Charter Holdings Capital must offer to repurchase any then outstanding May 2001 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.
      The indentures governing the May 2001 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999, January 2000 and January 2001 Charter Holdings notes. See “— Summary of Restrictive Covenants Under the Charter Holdings High-Yield Notes.”

January 2002 Charter Holdings Notes
      The January 2002 Charter Holdings notes were issued under three separate indentures, each among Charter Holdings and Charter Holdings Capital, as the issuers, and BNY Midwest Trust Company, as trustee, two of which were supplements to the indentures for the May 2001 Charter Holdings notes. In July 2002, Charter Holdings and Charter Holdings Capital exchanged substantially all of these notes for new notes with substantially similar terms, except that the new notes are registered under the Securities Act.
      The January 2002 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Holdings Capital. Cash interest on the January 2002 12.125% Charter Holdings notes will not accrue prior to January 15, 2007.
      The January 2002 Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Holdings Capital. They rank equally with the current and future unsecured and unsubordinated debt of Charter Holdings and Charter Holdings Capital. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CIH notes, the CCH I notes, the CCH II Notes, the CCO Holdings notes, the Charter Operating notes and the Charter Operating credit facilities.
      The Charter Holdings 12.125% senior discount notes are redeemable at the option of the issuers at amounts decreasing from 106.063% to 100% of accreted value beginning January 15, 2007.
      In the event that a specified change of control event occurs, Charter Holdings and Charter Holdings Capital must offer to repurchase any then outstanding January 2002 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.
      The indentures governing the January 2002 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999, January 2000, January 2001 and May 2001 Charter Holdings notes. See “— Summary of Restrictive Covenants Under the Charter Holdings High-Yield Notes.”

Summary of Restrictive Covenants Under the Charter Holdings High-Yield Notes
      The limitations on incurrence of debt and issuance of preferred stock contained in Charter Holdings’ indentures permit Charter Holdings and its subsidiaries to incur additional debt or issue preferred stock, so long as there is no default under the Charter Holdings indentures. These limitations restrict the incurrence of debt unless, after giving pro forma effect to the incurrence, the Charter Holdings leverage ratio would be below 8.75 to 1.0. In addition, regardless of whether the leverage ratio could be met, so long as no default exists or would result from the incurrence or issuance, Charter Holdings and its restricted subsidiaries are permitted to issue:

•	up to $3.5 billion of debt under credit facilities,

•	up to $75 million of debt incurred to finance the purchase or capital lease of new assets,

•	up to $300 million of additional debt for any purpose,

•	additional debt in an amount equal to 200% of new cash equity proceeds received by Charter Holdings and its restricted subsidiaries since March 1999, the date of its first indenture, and not allocated for restricted payments or permitted investments, and

•	other items of indebtedness for specific purposes such as intercompany debt, refinancing of existing debt, and interest rate swaps to provide protection against fluctuation in interest rates.
      Indebtedness under a single facility or agreement may be incurred in part under one of the categories listed above and in part under another. Accordingly, indebtedness under our credit facilities is incurred under a combination of the categories of permitted indebtedness listed above.
      The restricted subsidiaries of Charter Holdings are generally not permitted to issue debt securities contractually subordinated in right of payment to other debt of the issuing subsidiary or preferred stock, in either case in any public or Rule 144A offering.
      The Charter Holdings indentures permit Charter Holdings and its restricted subsidiaries to incur debt under one category, and later reclassify that debt into another category. The Charter Operating credit facilities generally impose more restrictive limitations on incurring new debt than Charter Holdings’ indentures, so our subsidiaries that are subject to the Charter Operating credit facilities may not be permitted to utilize the full debt incurrence that would otherwise be available under the Charter Holdings indenture covenants.
      Generally, under Charter Holdings’ high-yield indentures, Charter Holdings and its restricted subsidiaries are generally permitted to pay dividends on equity interests, repurchase interests, or make other specified restricted payments only if, Charter Holdings can incur $1.00 of new debt under the Charter Holdings leverage ratio test which requires 8.75 to 1.0 leverage ratio after giving effect to the transaction and if no default exists or would exist as a consequence of such incurrence. If those conditions are met, restricted payments in a total amount of up to 100% of Charter Holdings’ consolidated EBITDA, as defined, minus 1.2 times its consolidated interest expense, plus 100% of new cash and non-cash equity proceeds received by Charter Holdings and not allocated to the debt incurrence covenant or to permitted investments, all cumulatively from March 1999, the date of the first Charter Holdings indenture, plus $100 million.
      In addition, Charter Holdings may make distributions or restricted payments, so long as no default exists or would be caused by transactions:

•	to repurchase management equity interests in amounts not to exceed $10 million per fiscal year,

•	regardless of the existence of any default, to pay pass-through tax liabilities in respect of ownership of equity interests in Charter Holdings or its restricted subsidiaries, or

•	to make other specified restricted payments including merger fees up to 1.25% of the transaction value, repurchases using concurrent new issuances, and certain dividends on existing subsidiary preferred equity interests.

      Charter Holdings and its restricted subsidiaries may not make investments except permitted investments if there is a default under the indentures or if, after giving effect to the transaction, the Charter Holdings leverage ratio would be above 8.75 to 1.0.
      Permitted investments include:

•	investments by Charter Holdings in restricted subsidiaries or by restricted subsidiaries in Charter Holdings,

•	investments in productive assets (including through equity investments) aggregating up to $150 million since March 1999,

•	investments aggregating up to 100% of new cash equity proceeds received by Charter Holdings since March 1999 and not allocated to the debt incurrence or restricted payments covenant, and

•	other investments aggregating up to $50 million since March 1999.
      Charter Holdings is not permitted to grant liens on its assets other than specified permitted liens. Permitted liens include liens securing debt and other obligations incurred under Charter Holdings’ and its subsidiaries’ credit facilities, liens securing the purchase price of new assets, liens securing indebtedness of up to $50 million and other specified liens incurred in the ordinary course of business. The lien covenant does not restrict liens on assets of subsidiaries of Charter Holdings.
      Charter Holdings and Charter Holdings Capital, its co-issuer, are generally not permitted to sell all or substantially all of their assets or merge with or into other companies unless their leverage ratio after any such transaction would be no greater than their leverage ratio immediately prior to the transaction, or unless after giving effect to the transaction, the Charter Holdings leverage ratio would be below 8.75 to 1.0, no default exists, and the surviving entity is a U.S. entity that assumes the Charter Holdings notes.
      Charter Holdings and its restricted subsidiaries may generally not otherwise sell assets or, in the case of restricted subsidiaries, issue equity interests, unless they receive consideration at least equal to the fair market value of the assets or equity interests, consisting of at least 75% in cash, assumption of liabilities, securities converted into cash within 60 days or productive assets. Charter Holdings and its restricted subsidiaries are then required within 365 days after any asset sale either to commit to use the net cash proceeds over a specified threshold to acquire assets, including current assets, used or useful in their businesses or use the net cash proceeds to repay debt, or to offer to repurchase the Charter Holdings notes with any remaining proceeds.
      Charter Holdings and its restricted subsidiaries may generally not engage in sale and leaseback transactions unless, at the time of the transaction, Charter Holdings could have incurred secured indebtedness in an amount equal to the present value of the net rental payments to be made under the lease, and the sale of the assets and application of proceeds is permitted by the covenant restricting asset sales.
      Charter Holdings’ restricted subsidiaries may generally not enter into restrictions on their ability to make dividends or distributions or transfer assets to Charter Holdings on terms that are materially more restrictive than those governing their debt, lien, asset sale, lease and similar agreements existing when they entered into the indentures, unless those restrictions are on customary terms that will not materially impair Charter Holdings’ ability to repay the high-yield notes.
      The restricted subsidiaries of Charter Holdings are generally not permitted to guarantee or pledge assets to secure debt of Charter Holdings, unless the guaranteeing subsidiary issues a guarantee of the notes of comparable priority and tenor, and waives any rights of reimbursement, indemnity or subrogation arising from the guarantee transaction for at least one year.
      The indentures also restrict the ability of Charter Holdings and its restricted subsidiaries to enter into certain transactions with affiliates involving consideration in excess of $15 million without a determination by the board of directors of Charter Holdings that the transaction is on terms no less favorable than arms length, or transactions with affiliates involving over $50 million without receiving an independent opinion as to the fairness of the transaction addressed to the holders of the Charter Holdings notes.
CCH I Holdings, LLC Notes
      In September 2005, CIH and CCH I Holdings Capital Corp. jointly issued $2.5 billion total principal amount of 9.92% to 13.50% senior accreting notes due 2014 and 2015 in exchange for an aggregate amount of $2.4 billion of Charter Holdings notes due 2011 and 2012, spread over six series of notes and with varying interest rates as set forth in the table under “Description of Other Indebtedness.” The notes are guaranteed by Charter Holdings.
      The CIH notes are senior debt obligations of CIH and CCH I Holdings Capital Corp. They rank equally with all other current and future unsecured, unsubordinated obligations of CIH and CCH I Holdings Capital Corp. The CIH notes are structurally subordinated to all obligations of subsidiaries of CIH, including the CCH I notes, the CCH II Notes, the CCO Holdings notes, the Renaissance notes, the Charter Operating notes and the Charter Operating credit facilities.
      The CIH notes may not be redeemed at the option of the issuers until September 30, 2007. On or after such date, the CIH notes may be redeemed in accordance with the following table.

		Percentage of
Note Series	Redemption Dates	Principal

11.125%	September 30, 2007 - January 14, 2008	103.708%
	January 15, 2008 - January 14, 2009	101.854%
	Thereafter	100.0%
9.92%	September 30, 2007 - Thereafter	100.0%
10.0%	September 30, 2007 - May 14, 2008	103.333%
	May 15, 2008 - May 14, 2009	101.667%
	Thereafter	100.0%
11.75%	September 30, 2007 - May 14, 2008	103.917%
	May 15, 2008 - May 14, 2009	101.958%
	Thereafter	100.0%
13.5%	September 30, 2007 - January 14, 2008	104.5%
	January 15, 2008 - January 14, 2009	102.25%
	Thereafter	100.0%
12.125%	September 30, 2007 - January 14, 2008	106.063%
	January 15, 2008 - January 14, 2009	104.042%
	January 15, 2009 - January 14, 2010	102.021%
	Thereafter	100.0%
      In the event that a specified change of control event happens, CIH and CCH I Holdings Capital Corp. must offer to repurchase any outstanding notes at a price equal to the sum of the accreted value of the notes plus accrued and unpaid interest plus a premium that varies over time.
      The indenture governing the CIH notes contains restrictive covenants similar to those contained in the indenture governing the Charter Holdings notes with the following exceptions:

•	The debt incurrence covenant permits up to $9.75 billion (rather than $3.5 billion) of debt under credit facilities (less the amount of net proceeds of asset sales applied to repay such debt as required by the asset sale covenant).

•	CIH and its restricted subsidiaries are generally permitted to pay dividends on equity interests, repurchase interests, or make other specified restricted payments only if, after giving pro forma effect to the transaction, the CIH leverage ratio would be below 8.75 to 1.0 and if no default exists or would exist as a consequence of such transaction. If those conditions are met, restricted payments are permitted in a total amount of up to the sum of (1) the greater of (a) $500 million or (b) 100% of CIH’s consolidated EBITDA, as defined, minus 1.2 times its consolidated interest expense each for the period from September 28, 2005 to the end of CIH’s most recently ended full fiscal quarter for which internal financial statements are available, plus (2) 100% of new cash and non-cash equity proceeds received by CIH and not allocated to the debt incurrence covenant or to permitted investments, all cumulatively from September 28, 2005.

•	Instead of the $150 million and $50 million permitted investment baskets described above, there is a $750 million permitted investment basket.

CCH I, LLC Notes
      In September 2005, CCH I and CCH I Capital Corp. jointly issued $3.5 billion total principal amount of 11% senior secured notes due October 2015 in exchange for an aggregate amount of $4.2 billion of certain Charter Holdings notes. The notes are guaranteed by Charter Holdings and are secured by a pledge of 100% of the equity interest of CCH I’s wholly owned direct subsidiary, CCH II, LLC. Such pledge is subject to significant limitations as described in the related pledge agreement. Interest on the CCH I notes accrues at 11% per annum and is payable semi-annually in arrears on each April 1 and October 1, commencing on April 1, 2006.
      The CCH I notes are senior debt obligations of CCH I and CCH I Capital Corp. To the extent of the value of the collateral, they rank senior to all of CCH I’s future unsecured senior indebtedness. The CCH I notes are structurally subordinated to all obligations of subsidiaries of CCH I, including the CCH II Notes, CCO Holdings notes, the Charter Operating notes and the Charter Operating credit facilities.
      CCH I and CCH I Capital Corp. may, prior to October 1, 2008 in the event of a qualified equity offering providing sufficient proceeds, redeem up to 35% of the aggregate principal amount of the CCH I notes at a redemption price of 111% of the principal amount plus accrued and unpaid interest. Aside from this provision, CCH I and CCH I Capital Corp. may not redeem at their option any of the notes prior to October 1, 2010. On or after October 1, 2010, CCH I and CCH I Capital Corp. may redeem, in whole or in part, CCH I notes at the applicable prices (expressed as percentages of principal amount) listed below, plus accrued and unpaid interest if redeemed during the twelve month period beginning on October 1 of the years listed below.

Year	Percentage

2010	105.5%
2011	102.75%
2012	101.375%
2013 and thereafter	100.0%
      If a change of control occurs, each holder of the CCH I notes will have the right to require the repurchase of all or any part of that holder’s CCH I notes at 101% of the principal amount plus accrued and unpaid interest.
      The indenture governing the CCH I notes contains restrictive covenants that limit certain transactions or activities by CCH I and its restricted subsidiaries, including the covenants summarized below. Substantially all of CCH I’s direct and indirect subsidiaries are currently restricted subsidiaries.
      The covenant in the indenture governing the CCH I notes that restricts incurrence of debt and issuance of preferred stock permits CCH I and its subsidiaries to incur or issue specified amounts of debt or preferred stock, if, after giving pro forma effect to the incurrence or issuance, CCH I could meet a leverage ratio (ratio of consolidated debt to four times EBITDA, as defined, from the most recent fiscal quarter for which internal financial reports are available) of 7.5 to 1.0.

      In addition, regardless of whether the leverage ratio could be met, so long as no default exists or would result from the incurrence or issuance, CCH I and its restricted subsidiaries are permitted to incur or issue:

•	up to $9.75 billion of debt under credit facilities (less the amount of net proceeds of asset sales applied to repay such debt as required by the asset sale covenant);

•	up to $75 million of debt incurred to finance the purchase or capital lease of new assets;

•	up to $300 million of additional debt for any purpose; and

•	other items of indebtedness for specific purposes such as intercompany debt, refinancing of existing debt, and interest rate swaps to provide protection against fluctuation in interest rates.
      The restricted subsidiaries of CCH I are generally not permitted to issue debt securities contractually subordinated to other debt of the issuing subsidiary or preferred stock, in either case in any public offering or private placement.
      The CCH I indenture generally permits CCH I and its restricted subsidiaries to incur debt under one category, and later reclassify that debt into another category. The Charter Operating credit facilities generally impose more restrictive limitations on incurring new debt than those in the CCH I indenture, so our subsidiaries that are subject to credit facilities are not permitted to utilize the full debt incurrence that would otherwise be available under the CCH I indenture covenants.
      Generally, under the CCH I indenture, CCH I and its restricted subsidiaries are permitted to pay dividends on equity interests, repurchase interests, or make other specified restricted payments only if CCH I can incur $1.00 of new debt under the leverage ratio test, which requires that CCH I meet a 7.5 to 1.0 leverage ratio after giving effect to the transaction, and if no default exists or would exist as a consequence of such incurrence. If those conditions are met, restricted payments are permitted in a total amount of up to 100% of CCH I’s consolidated EBITDA, as defined, for the period from September 28, 2005 to the end of CCH I’s most recently ended full fiscal quarter for which financial statements are available minus 1.3 times its consolidated interest expense for such period, plus 100% of new cash and appraised non-cash equity proceeds received by CCH I and not allocated to certain investments, from and after September 28, 2005, plus $100 million.
      In addition, CCH I and its restricted subsidiaries may make distributions or restricted payments, so long as no default exists or would be caused by the transaction:

•	to repurchase management equity interests in amounts not to exceed $10 million per fiscal year;

•	to pay, regardless of the existence of any default, pass-through tax liabilities in respect of ownership of equity interests in CCH I or its restricted subsidiaries;

•	to enable certain of its parents to pay interest on certain of their indebtedness;

•	to enable certain of its parents to purchase, redeem or refinance certain indebtedness, so long as CCH I could incur $1.00 of indebtedness under the 7.5 to 1.0 leverage ratio test referred to above; or

•	to make other specified restricted payments including merger fees up to 1.25% of the transaction value, repurchases using concurrent new issuances, and certain dividends on existing subsidiary preferred equity interests.
      The indenture governing the CCH I notes restricts CCH I and its restricted subsidiaries from making investments, except specified permitted investments, or creating new unrestricted subsidiaries, if there is a default under the indenture or if CCH I could not incur $1.00 of new debt under the 7.5 to 1.0 leverage ratio test described above after giving effect to the transaction.

      Permitted investments include:

•	investments by CCH I and its restricted subsidiaries in CCH I and in other restricted subsidiaries, or entities that become restricted subsidiaries as a result of the investment,

•	investments aggregating up to 100% of new cash equity proceeds received by CCH I since September 28, 2005 to the extent the proceeds have not been allocated to the restricted payments covenant described above,

•	other investments up to $750 million outstanding at any time, and

•	certain specified additional investments, such as investments in customers and suppliers in the ordinary course of business and investments received in connection with permitted asset sales.
      CCH I is not permitted to grant liens on its assets other than specified permitted liens. Permitted liens include liens securing the purchase price of new assets, liens securing obligations up to $50 million and other specified liens. The lien covenant does not restrict liens on assets of subsidiaries of CCH I.
      CCH I and CCH I Capital Corp., its co-issuer, are generally not permitted to sell all or substantially all of their assets or merge with or into other companies unless their leverage ratio after any such transaction would be no greater than their leverage ratio immediately prior to the transaction, or unless CCH I and its subsidiaries could incur $1.00 of new debt under the 7.50 to 1.0 leverage ratio test described above after giving effect to the transaction, no default exists, and the surviving entity is a U.S. entity that assumes the CCH I notes.
      CCH I and its restricted subsidiaries may generally not otherwise sell assets or, in the case of restricted subsidiaries, issue equity interests, unless they receive consideration at least equal to the fair market value of the assets or equity interests, consisting of at least 75% in cash, assumption of liabilities, securities converted into cash within 60 days or productive assets. CCH I and its restricted subsidiaries are then required within 365 days after any asset sale either to commit to use the net cash proceeds over a specified threshold to acquire assets, including current assets, used or useful in their businesses or use the net cash proceeds to repay certain debt, or to offer to repurchase the CCH I notes with any remaining proceeds.
      CCH I and its restricted subsidiaries may generally not engage in sale and leaseback transactions unless, at the time of the transaction, CCH I could have incurred secured indebtedness in an amount equal to the present value of the net rental payments to be made under the lease, and the sale of the assets and application of proceeds is permitted by the covenant restricting asset sales.
      With certain exceptions, CCH I’s restricted subsidiaries may generally not enter into restrictions on their ability to make dividends or distributions or transfer assets to CCH I.
      The restricted subsidiaries of CCH I are generally not permitted to guarantee or pledge assets to secure other debt of CCH I, except in respect of credit facilities unless the guarantying subsidiary issues a guarantee of the CCH I notes and waives any rights of reimbursement, indemnity or subrogation arising from the guarantee transaction for at least one year.
      The indenture also restricts the ability of CCH I and its restricted subsidiaries to enter into certain transactions with affiliates involving consideration in excess of $15 million without a determination by the board of directors that the transaction is on terms no less favorable than arms-length, or transactions with affiliates involving over $50 million without receiving an independent opinion as to the fairness of the transaction to the holders of the CCH I notes.

Cross-Defaults
      Our indentures and those of certain of our parent companies and our subsidiaries include various events of default, including cross-default provisions. Under these provisions, a failure by any of the issuers or any of their restricted subsidiaries to pay at the final maturity thereof the principal amount of other indebtedness having a principal amount of $100 million or more (or any other default under any such indebtedness resulting in its acceleration) would result in an event of default under the indenture governing the applicable notes. The Renaissance indenture contains a similar cross-default provision with a $10 million threshold that applies to the issuers of the Renaissance notes and their restricted subsidiaries. As a result, an event of default related to the failure to repay principal at maturity or the acceleration of the indebtedness under the Charter Holdings notes, CIH notes, CCH I notes, CCH II Notes, CCO Holdings notes, Charter Operating notes or the Charter Operating credit facilities could cause cross-defaults under CCH II’s and our and our subsidiaries’ indentures.

DESCRIPTION OF CAPITAL STOCK AND MEMBERSHIP UNITS
General
      Charter’s capital stock and the provisions of the Restated Certificate of Incorporation and Bylaws of Charter are as described below. These summaries are qualified by reference to the Restated Certificate of Incorporation and the Bylaws of Charter, copies of which have been filed with the Securities and Exchange Commission.
      Charter’s authorized capital stock consists of 1.750 billion shares of Class A Common Stock, par value $.001 per share, 750 million shares of Class B common stock, par value $.001 per share, and 250 million shares of preferred stock, par value $.001 per share.
      The Restated Certificate of Incorporation of Charter and Charter Holdco’s amended and restated limited liability company agreement contain provisions that are designed to cause the number of shares of Charter’s common stock that are outstanding to equal the number of common membership units of Charter Holdco owned by Charter and to cause the value of a share of common stock to be equal to the value of a common membership unit. These provisions are meant to allow a holder of Charter’s common stock to easily understand the economic interest that such holder’s common shares represent of Charter Holdco’s business.
      In particular, provisions in the Restated Certificate of Incorporation of Charter provide that:

(1) at all times the number of shares of common stock outstanding will be equal to the number of Charter Holdco common membership units owned by Charter.

(2) Charter will not hold any assets other than, among other allowable assets:

•	working capital and cash held for the payment of current obligations and receivables from Charter Holdco;

•	common membership units of Charter Holdco; and

•	obligations and equity interests of Charter Holdco that correspond to obligations and equity interests issued by Charter;

(3) Charter will not borrow any money or enter into any capital lease unless Charter Holdco enters into the same arrangements with Charter so that Charter’s liability flows through to Charter Holdco.
Provisions in Charter Holdco’s amended and restated limited liability company agreement provide that, upon the contribution by Charter of assets acquired through the issuance of common stock by Charter, Charter Holdco will issue to Charter that number of common membership units as equals the number of shares of common stock issued by Charter. In the event of the contribution by Charter of assets acquired through the issuance of indebtedness or preferred interests of Charter, Charter Holdco will issue to Charter a corresponding obligation or interest, respectively to allow Charter to pass through to Charter Holdco these liabilities or preferred interests. Such liabilities or preferred interest of Charter Holdco will be assets of Charter, in addition to the Class B common units of Charter Holdco that are held by Charter.
Common Stock
      As of June 30, 2006, there were 438.5 million shares of Class A Common Stock issued and outstanding and 50,000 shares of Class B common stock issued and outstanding. If, as described below, all shares of Class B common stock convert to shares of Class A Common Stock as a result of dispositions by Mr. Allen and his affiliates, the holders of Class A Common Stock will be entitled to elect all members of the board of directors, other than any members elected separately by the holders of any preferred shares with the right to vote, of which there are currently none outstanding.

      Voting Rights. The holders of Class A Common Stock and Class B common stock generally have identical rights, except:

•	each Class A common shareholder is entitled to one vote per share; and

•	each Class B common shareholder is entitled to a number of votes based on the number of outstanding Class B common stock and Charter Holdco membership units exchangeable for Class B common stock. For example, Mr. Allen is entitled to ten votes for each share of Class B common stock held by him or his affiliates and ten votes for each membership unit held by him or his affiliates; and

•	the Class B common shareholders have the sole power to vote to amend or repeal the provisions of the Restated Certificate of Incorporation of Charter relating to:

(1) the activities in which Charter may engage;

(2) the required ratio of outstanding shares of common stock to outstanding membership units owned by Charter; and

(3) the restrictions on the assets and liabilities that Charter may hold.
      The effect of the provisions described in the final bullet point is that holders of Class A Common Stock have no right to vote on these matters. These provisions allow Mr. Allen, for example, to amend the Restated Certificate of Incorporation to permit Charter to engage in currently prohibited business activities without having to seek the approval of holders of Class A Common Stock.
      The voting rights relating to the election of Charter’s board of directors are as follows:

•	The Class B common shareholders, voting separately as a class, are entitled to elect all but one member of our board of directors.

•	Class A and Class B common shareholders, voting together as one class, are entitled to elect the remaining member of our board of directors who is not elected by the Class B common shareholders.

•	Class A common shareholders and Class B common shareholders are not entitled to cumulate their votes in the election of directors.

•	In addition, Charter may issue one or more series of preferred stock that entitle the holders of such preferred stock to elect directors.
      Other than the election of directors and any matters where Delaware law or the Restated Certificate of Incorporation or Bylaws of Charter requires otherwise, all matters to be voted on by shareholders must be approved by a majority of the votes cast by the holders of shares of Class A Common Stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock.
      Amendments to the Restated Certificate of Incorporation of Charter that would adversely alter or change the powers, preferences or special rights of the Class A Common Stock or the Class B common stock must be approved by a majority of the votes entitled to be cast by the holders of the outstanding shares of the affected class, voting as a separate class. In addition, the following actions by Charter must be approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding Class B common stock, voting as a separate class:

•	the issuance of any Class B common stock other than to Mr. Allen and his affiliates and other than pursuant to specified stock splits and dividends;

•	the issuance of any stock other than Class A Common Stock (and other than Class B common stock as described above); and

•	the amendment, modification or repeal of any provision of the Restated Certificate of Incorporation of Charter relating to capital stock or the removal of directors.
      Charter will lose its rights to manage the business of Charter Holdco and Charter Investment, Inc. will become the sole manager of Charter Holdco if at any time a court holds that the holders of the Class B common stock no longer:

•	have the number of votes per share of Class B common stock described above;

•	have the right to elect, voting separately as a class, all but one member of Charter’s board of directors, except for any directors elected separately by the holders of preferred stock; or

•	have the right to vote as a separate class on matters that adversely affect the Class B common stock with respect to:

(1) the issuance of equity securities of Charter other than the Class A Common Stock; or

(2) the voting power of the Class B common stock.
      These provisions are contained in the amended and restated limited liability company agreement of Charter Holdco. The Class B common stock could lose these rights if a holder of Class A Common Stock successfully challenges in a court proceeding the voting rights of the Class B common stock. In any of these circumstances, Charter would also lose its 100% voting control of Charter Holdco as provided in Charter Holdco’s amended and restated limited liability company agreement. These provisions exist to assure Mr. Allen that he will be able to control Charter Holdco in the event he was no longer able to control Charter through his ownership of Class B common stock. These events could have a material adverse impact on our business and the market price of the Class A Common Stock and the notes.
      Dividends. Holders of Class A Common Stock and Class B common stock will share ratably (based on the number of shares of common stock held) in any dividend declared by our board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends consisting of shares of Class A Common Stock and Class B common stock may be paid only as follows:

•	shares of Class A Common Stock may be paid only to holders of Class A Common Stock;

•	shares of Class B common stock may be paid only to holders of Class B common stock; and

•	the number of shares of each class of common stock payable per share of such class of common stock shall be equal in number.
      The restated certificate of incorporation of Charter provides that we may not pay a stock dividend unless the number of outstanding Charter Holdco common membership units are adjusted accordingly. This provision is designed to maintain the equal value between shares of common stock and membership units and the one-to-one exchange ratio.
      Conversion of Class B Common Stock. Each share of outstanding Class B common stock will automatically convert into one share of Class A Common Stock if, at any time, Mr. Allen or any of his affiliates sells any shares of common stock of Charter or membership units of Charter Holdco and as a result of such sale, Mr. Allen and his affiliates no longer own directly and indirectly common stock and other equity interests in Charter and membership units in Charter Holdco that in total represent at least:

•	20% of the sum of the values, calculated as of November 12, 1999, of the shares of Class B common stock directly or indirectly owned by Mr. Allen and his affiliates and the shares of Class B common stock for which outstanding Charter Holdco membership units directly or indirectly owned by Mr. Allen and his affiliates were exchangeable on that date; and

•	5% of the sum of the values, calculated as of the measuring date, of shares of outstanding common stock and other equity interests in Charter and the shares of Charter common stock for which outstanding Charter Holdco membership units are exchangeable on such date.

      These provisions exist to assure that Mr. Allen will no longer be able to control Charter if after sales of his equity interests he owns an insignificant economic interest in our business. The conversion of all Class B common stock in accordance with these provisions would not trigger Charter Holdco’s limited liability company agreement provisions described above whereby Charter would lose its management rights and special voting rights relating to Charter Holdco in the event of an adverse determination of a court affecting the rights of the Class B common stock.
      Each holder of a share of Class B common stock has the right to convert such share into one share of Class A Common Stock at any time on a one-for-one basis. If a Class B common shareholder transfers any shares of Class B common stock to a person other than an authorized Class B common shareholder, these shares of Class B common stock will automatically convert into shares of Class A Common Stock. Authorized Class B common shareholders are Paul G. Allen entities controlled by Mr. Allen, Mr. Allen’s estate, any organization qualified under Section 501(c)(3) of the Internal Revenue Code that is Mr. Allen’s beneficiary upon his death and certain trusts established by or for the benefit of Mr. Allen. In this context “controlled” means the ownership of more than 50% of the voting power and economic interest of an entity and “transfer” means the transfer of record or beneficial ownership of any such share of Class B common stock.
      Other Rights. Shares of Class A Common Stock will be treated equally in the event of any merger or consolidation of Charter so that:

•	each class of common shareholders will receive per share the same kind and amount of capital stock, securities, cash and/or other property received by any other class of common shareholders, provided that any shares of capital stock so received may differ in a manner similar to the manner in which the shares of Class A Common Stock and Class B common stock differ; or

•	each class of common shareholders, to the extent they receive a different kind (other than as described above) or different amount of capital stock, securities, cash and/or other property than that received by any other class of common shareholders, will receive for each share of common stock they hold, stock, securities, cash and/or either property having a value substantially equivalent to that received by such other class of common shareholders.
      Upon Charter’s liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to preferred shareholders, if any, all common shareholders, regardless of class, are entitled to share ratably in any assets and funds available for distribution to common shareholders.
      No shares of any class of common stock are subject to redemption or have preemptive right to purchase additional shares of common stock.
Preferred Stock
      Charter’s board of directors is authorized, subject to the approval of the holders of the Class B common stock, to issue from time to time up to a total of 250 million shares of preferred stock in one or more series and to fix the numbers, powers, designations, preferences, and any special rights of the shares of each such series thereof, including:

•	dividend rights and rates;

•	conversion rights;

•	voting rights;

•	terms of redemption (including any sinking fund provisions) and redemption price or prices;

•	liquidation preferences; and

•	the number of shares constituting and the designation of such series.
      Pursuant to their authority the board of directors has designated 1 million of the above-described 250 million shares as Series A Convertible Redeemable Preferred Stock (“Series A Preferred Stock”).

Holders of the Series A Preferred Stock have no voting rights but are entitled to receive cumulative cash dividends at an annual rate of 5.75%, payable quarterly. If for any reason Charter fails to pay the dividends on the Series A Preferred Stock on a timely basis, the dividend rate on each share increases to an annual rate of 7.75% until the payment is made. The Series A Preferred Stock is redeemable by Charter at its option on or after August 31, 2004 and must be redeemed by Charter at any time upon a change of control, or if not previously redeemed or converted, on August 31, 2008. The Series A Preferred Stock is convertible, in whole or in part, at the option of the holders on or before August 31, 2008, into shares of common stock at an initial conversion rate equal to a conversion price of $24.71 per share of common stock, subject to certain customary adjustments. The redemption price per share of Series A Preferred Stock is the liquidation preference of $100, subject to certain customary adjustments. At December 31, 2005, there were 36,713 shares of Series A Preferred Stock outstanding, with an aggregate liquidation preference of approximately $4 million. These shares are convertible into approximately 148,575 shares of Class A Common Stock.
      In connection with the repurchase of 508,546 shares in November 2005, the holders of Series A Preferred Stock consented to an amendment to the Certificate of Designation governing the Series A Preferred Stock that will eliminate the quarterly dividends on all of the outstanding Series A Preferred Stock and will provide that the liquidation preference for the remaining shares outstanding will be $105.4063 per share, which amount shall accrete from September 30, 2005 at an annual rate of 7.75%, compounded quarterly. Certain holders of Series A Preferred Stock also released Charter from various threatened claims relating to their acquisition and ownership of the Series A Preferred Stock, including threatened claims for breach of contract.
      Charter has no present plans to issue any other shares of preferred stock.
Options
      As of June 30, 2006, options to purchase a total of 1,139,535 membership units in Charter Holdco were outstanding pursuant to the 1999 Charter Communications Option Plan, and options to purchase a total of 27,431,950 shares of Class A Common Stock were outstanding pursuant to Charter’s 2001 Stock Incentive Plan. Of these options, 10,453,765 have vested. The membership units received upon exercise of any of the options under the 1999 Charter Communications Option Plan are automatically exchanged for shares of the Class A Common Stock on a one-for-one basis. In addition, a portion of the unvested options will vest each month. There are also additional options outstanding to purchase an aggregate of 289,268 shares of Class A Common Stock, which were issued to a consultant outside of the 2001 Stock Incentive Plan.
Convertible Notes
      At June 30, 2006, we had outstanding $862.5 million principal amount of the Convertible Notes, which are convertible (at approximately $2.42 per share) into a total of approximately 356 million shares of the Class A Common Stock.
Anti-takeover Effects of Provisions of the Restated Certificate of Incorporation and Bylaws of Charter
      Provisions of the Restated Certificate of Incorporation and Bylaws of Charter may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.
      Special Meeting of Shareholders. Charter’s Bylaws provide that, subject to the rights of holders of any series of preferred stock, special meetings of Charter’s shareholders may be called only by the chairman of our board of directors, our chief executive officer or a majority of our board of directors.
      Advance Notice Requirements For Shareholder Proposals And Director Nominations. Charter’s Bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual meeting of shareholders, must provide timely prior written notice of their proposals. To be timely, a shareholder’s notice must be received at our principal executive offices not less than 45 days nor more than 70 days prior to the first anniversary of the date on which we first mailed the proxy statement for the prior year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, notice by the shareholder must be received not less than 90 days prior to the annual meeting or by the 10th day following the public announcement of the date of the meeting, whichever occurs later, and not more than 120 days prior to the annual meeting. Charter’s Bylaws specify requirements as to the form and content of a shareholder’s notice. These provisions may limit shareholders in bringing matters before an annual meeting of shareholders or in making nominations for directors at an annual meeting of shareholders.
      Authorized But Unissued Shares. The authorized but unissued shares of Class A Common Stock are available for future issuance without shareholder approval and, subject to approval by the holders of the Class B common stock, the authorized but unissued shares of Class B common stock and preferred stock are available for future issuance. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Membership Units of Charter Holdco
      The Charter Holdco limited liability company agreement provides for three separate classes of common membership units designed Class A, Class B and Class C and one class of preferred membership units designated Class A. As of June 30, 2006, there were 777,656,059 Charter Holdco common membership units issued and outstanding, 438,524,028 of which were held by Charter.
      Class A Common Membership Units. As of June 30, 2006, there were a total of 324,300,479 issued and outstanding Class A common membership units, consisting of 217,585,246 units owned by Charter Investment, Inc. (“CII”) and 106,715,233 units owned by Vulcan Cable III Inc.
      Class B Common Membership Units. As of June 30, 2006, there were a total of 438,524,028 issued and outstanding Class B common membership units, all of which are owned by Charter.
      Class C Common Membership Units. As of June 30, 2006, there were a total of 14,831,552 issued and outstanding Class C common membership units, consisting of 5,233,612 units owned by CII and 9,597,940 units owned by Vulcan Cable III Inc.
      Convertible Preferred Membership Units. As of June 30, 2006, there were a total of 36,713 issued and outstanding convertible preferred membership units. These units are owned by Charter and mirror the terms of Charter’s Series A Preferred Stock.
      Any matter requiring a vote of the members of Charter Holdco requires the affirmative vote of a majority of the Class B common membership units. Charter owns all Class B common membership units and therefore controls Charter Holdco. Because Mr. Allen owns high vote Class B common stock of Charter that entitles him to approximately 90% of the voting power of the outstanding common stock of Charter. Mr. Allen controls us and through us has voting control of Charter Holdco.
      The net cash proceeds that Charter receives from any issuance of shares of common stock will be immediately transferred to Charter Holdco in exchange for membership units equal in number to the number of shares of common stock issued by Charter.
      In addition, in October 2005 a settlement was reached in a dispute concerning the ownership of 24,273,943 units of CC VIII, LLC. As part of the settlement, CII received an accreting exchangeable note of CCHC, LLC with an initial value of $48 million, accreting at 14%, compounded quarterly, with a 15-year maturity. The note is exchangeable, at CII’s option, at any time, for Charter Holdco Class A common units at a rate equal to then accreted value, divided by $2.00 (the “Exchange Rate”). Customary anti-dilution protections have been provided that could cause future changes to the Exchange Rate. Additionally, the Charter Holdco Class A common units received will be exchangeable by the holder into Charter Class A Common Stock in accordance with existing agreements between CII, Charter and certain other parties signatory thereto. Beginning three years and four months after the closing of the Settlement, if the closing price of Charter Class A Common Stock is at or above the Exchange Rate for a certain period of time as specified in the Exchange Agreement, Charter Holdco may require the exchange of the Note for Charter Holdco Class A units at the Exchange Rate.
Exchange Agreement
      Charter is a party to an agreement permitting Vulcan Cable III Inc., CII and any other affiliate of Mr. Allen to exchange at any time on a one-for-one basis any or all of their Charter Holdco common membership units for shares of Class B common stock. This exchange may occur directly or, at the election of the exchanging holder, indirectly through a tax-free reorganization such as a share exchange or a statutory merger of any Allen-controlled entity with and into Charter or a wholly owned subsidiary of Charter. In the case of an exchange in connection with a tax-free share exchange or a statutory merger, shares of Class A Common Stock held by Mr. Allen or the Allen-controlled entity will also be exchanged for Class B common stock. Mr. Allen currently owns shares of Class A Common Stock as a result of the exercise of put rights granted to sellers in the Falcon acquisition and the Rifkin acquisition.
      Charter Holdco common membership units held by Mr. Allen and his affiliates are exchangeable at any time for shares of the Class B common stock, which is then convertible into shares of Class A Common Stock. The exchange agreement and the 1999 Charter Communications Option Plan state that common membership units are exchangeable for shares of common stock at a value equal to the fair market value of the common membership units. The exchange ratio of common membership units to shares of Class A Common Stock will be one to one because Charter and Charter Holdco have been structured so that the fair market value of a share of the Class A Common Stock equals the fair market value of a common membership unit owned by Charter.
      Charter’s organizational documents achieve this result by limiting the assets and liabilities that Charter may hold; and requiring the number of shares of Charter’s common stock outstanding at any time to equal the number of common membership units owned by Charter.
      If we fail to comply with these provisions or they are changed, the exchange ratio may vary from one to one and will then be based on a pre-determined formula contained in the exchange agreements and the 1999 Charter Communications Option Plan. This formula will be based on the then current relative fair market values of common membership units and common stock.
Special Tax Allocation Provisions.
      Charter Holdco’s limited liability company agreement contains a number of provisions affecting allocation of net tax losses and net tax profits to its members. In some situations, these provisions could result in Charter having to pay income taxes in an amount that is more or less than it would have had to pay if these provisions did not exist.
Other Material Terms of the Amended and Restated Limited Company Agreement of Charter Holdco
      General. Charter Holdco’s amended and restated limited liability company agreement contains provisions that permit each member (and its officers, directors, agents, shareholders, members, partners or affiliates) to engage in businesses that may compete with the businesses of Charter Holdco or any subsidiary. However, the directors of Charter, including Mr. Allen, are subject to fiduciary duties under Delaware corporate law that generally require them to present business opportunities in the cable transmission business to Charter.

      The amended and restated limited liability company agreement restricts the business activities that Charter Holdco may engage in.
      Transfer Restrictions. The amended and restated limited liability company agreement restricts the ability of each member to transfer its membership interest unless specified conditions have been met. These conditions include:

•	the transfer will not result in the loss of any license or regulatory approval or exemption that has been obtained by Charter Holdco and is materially useful in its business as then conducted or proposed to be conducted;

•	the transfer will not result in a material and adverse limitation or restriction on the operations of Charter Holdco and its subsidiaries taken as a whole;

•	the proposed transferee agrees in writing to be bound by the limited liability company agreement; and

•	except for a limited number of permitted transfers under the limited liability company agreement, the transfer has been approved by the manager in its sole discretion.
      Amendments to the Limited Liability Company Agreement. Any amendment to the limited liability company agreement generally may be adopted only upon the approval of a majority of the Class B common membership units. The agreement may not be amended in a manner that adversely affects the rights of any class of common membership units without the consent of holders holding a majority of the membership units of that class.
Registration Rights
      Holders of Class B Common Stock. Charter, Mr. Allen, CII and Vulcan Cable III Inc., are parties to a registration rights agreement. The agreement gives Mr. Allen and his affiliates the right to cause us to register the shares of Class A Common Stock issued to them upon conversion of any shares of Class B common stock that they may hold.
      This registration rights agreement provides that each eligible holder is entitled to unlimited “piggyback” registration rights permitting them to include their shares of Class A Common Stock in registration statements filed by us. These holders may also exercise their demand rights causing us, subject to specified limitations, to register their Class A shares, provided that the amount of shares subject to each demand has a market value at least equal to $50 million or, if the market value is less than $50 million, all of the Class A shares of the holders participating in the offering are included in such registration. We are obligated to pay the costs associated with all such registrations.
      Holders may elect to have their shares registered pursuant to a shelf registration statement if at the time of the election, Charter is eligible to file a registration statement on Form S-3 and the amount of shares to be registered has a market value equal to at least $100 million on the date of the election.
      All shares of Class A Common Stock issuable to the registration rights holders in exchange for Charter Holdco membership units and upon conversion of outstanding Class B common stock and conversion of Class B common stock issuable to the registration rights holders upon exchange of Charter Holdco membership units are subject to the registration rights described above.
Transfer Agent and Registrar
      The transfer agent and registrar for the Class A Common Stock is Mellon Investor Services, LLC.
Share Lending Agreement
      We understood that, when we sold the Convertible Notes, and for some time thereafter, it was difficult for investors in the Convertible Notes to borrow shares of the Class A Common Stock for the purpose of shorting such stock to hedge their investment in the Convertible Notes. We also understand that many investors in convertible securities seek to hedge their exposure to the issuer’s common stock by selling the stock short to establish an initial hedge position that partially offsets the long position represented by the convertible securities. Such investors then dynamically adjust their hedge position over time as the market price of the underlying stock and the time to maturity of the convertible securities changes. As the stock price increases, investors will generally increase their hedge position by borrowing and shorting more shares, and as the stock price decreases, investors will generally decrease their hedge position by buying shares in the market and closing out their stock loans.
      Because we believed there were not sufficient shares of the Class A Common Stock available for investors to borrow when we offered the Convertible Notes, and because we understood that the shares that were available were relatively expensive to borrow, we were concerned that, in order to sell the Convertible Notes, we would be forced to offer terms that would have been unfavorable to us. To address this concern, and to make it possible or less expensive for prospective investors in the Convertible Notes to hedge their investment, we entered into a share lending agreement, dated November 22, 2004 (the “Share Lending Agreement”), with Citigroup Global Markets Inc. (“Citigroup”), as agent for Citigroup Global Markets Limited (“CGML”), as borrower. Under the Share Lending Agreement, we agreed to loan to CGML up to 150,000,000 shares of the Class A Common Stock on one or more occasions prior to November 16, 2006 or, if earlier, the date as of which all of the Convertible Notes cease to be outstanding as the result of conversion, repurchase, redemption or otherwise. To date, 116.9 million shares have been sold in three share borrow transactions. Because less than the full 150 million shares covered by the Share Lending Agreement were sold in the prior share borrow transactions, we remain obligated to issue, at CGML’s request, up to an additional 33.1 million shares in up to two additional subsequent registered public offerings pursuant to the share lending agreement. We will receive a loan fee of $.001 per share for each share that we loan to CGML, payable at the time such share is borrowed. Citigroup Global Markets Holdings Inc. guaranteed the obligations of CGML under the Share Lending Agreement.
      Under the agreement, CGML agreed that it will not transfer or dispose of the borrowed shares except for the purpose of directly or indirectly facilitating the hedging of the Convertible Notes by Holders. Any shares of the Class A Common Stock that Citigroup returns to us to reduce its stock loan after such shares have been sold into the public market pursuant to a registration statement cannot be reborrowed.
      Share loans under the agreement will terminate and the borrowed shares must be returned to us:

•	if and when CGML in its discretion terminates all or any portion of a loan at any time;

•	if and when we terminate any or all of the outstanding loans upon a default by CGML under the Share Lending Agreement, including a breach by CGML of any of its representations and warranties, covenants or agreements under such agreement or the bankruptcy of CGML; or

•	on November 16, 2009, the termination date for the Share Lending Agreement or, sooner, if and when all of the Convertible Notes have been converted, repaid, redeemed or are otherwise no longer outstanding. We will not otherwise have the right to terminate any loan of borrowed shares.
      Any shares that we loan to CGML will be issued and outstanding for corporate law purposes, and accordingly, the purchasers of the borrowed shares and their transferees will have all of the rights of a holder of outstanding shares of Class A Common Stock, including the right to vote the shares on all matters submitted to a vote of Charter’s stockholders and the right to receive any dividends or other distributions that we may pay or make on outstanding shares of Class A Common Stock. However, under the Share Lending Agreement, CGML has agreed:

•	to pay to us an amount equal to any cash dividends that we pay on the borrowed shares, and

•	to pay or deliver to us any other distribution, in liquidation or otherwise, that we make on the borrowed shares.
      CGML has also agreed under the share lending agreement that it will not vote any borrowed shares of which it is the record owner, and it will not transfer or dispose of any borrowed shares except pursuant to a registration statement that is effective under the Securities Act of 1933, as amended. However, investors that purchase the shares from CGML (and any subsequent transferees of such purchasers) will be entitled to the same voting rights with respect to those shares as any other holder of the Class A Common Stock.
      If the credit ratings of Citigroup Global Markets Holdings Inc., the guarantor of CGML’s obligations under the Share Lending Agreement, decline below a specified level, CGML has agreed under the Share Lending Agreement to post and maintain with Citigroup, as collateral agent on Charter’s behalf, collateral in the form of cash, government securities, certificates of deposit, high grade commercial paper of U.S. issuers or money market shares with a market value at least equal to 100% of the market value of the borrowed shares as security for the obligation of CGML to return the borrowed shares to us when required.
      In view of the contractual undertakings of CGML in the Share Lending Agreement, which have the effect of substantially eliminating the economic dilution that would otherwise result from the issuance of the borrowed shares, we believe that under U.S. generally accepted accounting principles currently in effect, the borrowed shares will not be considered outstanding for the purpose of computing and reporting Charter’s earnings per share.
      Charter’s issuance of loaned shares of the Class A Common Stock offered pursuant to the Share Lending Agreement is essentially analogous to a sale of shares coupled with a forward contract for the reacquisition of the shares at a future date. An instrument that requires physical settlement by repurchase of a fixed number of shares in exchange for cash is considered a forward purchase instrument. While the Share Lending Agreement does not require a cash payment upon return of the shares, physical settlement is required (i.e., the loaned shares must be returned at the end of the arrangement). The fair value of the Class A Common Stock lent in the three share borrow transactions is approximately $111 million. However, the net effect on shareholders’ deficit of the Share Lending Agreement (exclusive of the adjustment for the fair value of the stock borrow facility discussed below) which includes our requirement to lend the shares and the counterparties’ requirement to return the shares, is to increase equity by $117,000, which represents the cash received upon lending of the shares and is equal to the par value of the common stock to be issued.
      The shares issued are required to be returned, in accordance with the contractual arrangement, and are treated in basic and diluted earnings per share as if they were already returned and retired. Consequently, there is no impact of the 116.9 million shares of Class A Common Stock issued subject to the Share Lending Agreement in the earnings per share calculation. However, the shares are nonetheless issued and outstanding and are eligible for trading in the Nasdaq Global Market. Accordingly, the increase in supply of shares may have an adverse impact on the trading price of the Class A Common Stock. Accordingly, the existence of the Share Lending Agreement and the short positions established in connection with facilitating the hedging of the Convertible Notes could have the effect of causing the market price of the Class A Common Stock to be lower over the term of the Share Lending Agreement than it would have been had we not entered into the agreement, but we believe that entering into the Share Lending Agreement was in our best interests and the best interests of Charter’s shareholders as it facilitated the sale of the Convertible Notes on terms more favorable to us than we could have otherwise obtained.

SHARES ELIGIBLE FOR FUTURE SALE
      In addition to the 45,000,000 shares of Class A Common Stock offered hereby, as of June 30, 2006, we had 438.5 million shares of Class A Common Stock issued and outstanding, all of which are eligible for immediate resale (subject to limitations of Rule 144 in the case of shares held by affiliates).
      As of June 30, 2006, the following additional shares of Class A Common Stock are or will be issuable after giving effect to this exchange offer:

•	365,550,939 shares of Class A Common Stock are issuable upon conversion of Class B common stock issuable upon exchange of Charter Holdco membership units held by Vulcan Cable III Inc. and Charter Investment, Inc. These membership units are exchangeable for shares of Class B common stock on a one-for-one basis. Shares of Class B common stock are convertible into shares of Class A Common Stock on a one-for-one basis.

•	26,418,908 shares of Class A Common Stock are issuable upon the exchange of Charter Holdco membership units issuable in exchange for a subordinated exchangeable note of CCHC with an initial accreted value of $48.2 million, accreting at 14%, compounded quarterly, with a 15-year maturity. The note is exchangeable, at Charter Investment, Inc.’s option, at any time, for Holdco membership units at a rate equal to then accreted value, divided by $2.00. See “Certain Relationships and Related Party Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Equity Put Rights — CC VIII.”

•	50,000 shares of Class A Common Stock will be issuable upon conversion of outstanding Class B common stock on a one-for-one basis.

•	Up to 90,000,000 shares of Class A Common Stock (or units exchangeable for Class A Common Stock) are authorized for issuance pursuant to Charter’s 2001 Stock Incentive Plan and 1999 Charter Communications Option Plan. At June 30, 2006, 1,318,020 shares had been issued under the plans upon exercise of options, 1,256,376 shares had been issued upon vesting of restricted stock grants, and 3,854,368 shares are subject to future vesting under restricted stock agreements. Of the remaining 83,571,236 shares covered by the plans, as of June 30, 2006, 28,571,485 were subject to outstanding options (37% of which were vested), and there were 24,605,998 performance units granted under Charter’s long-term incentive program or the February 20, 2004 exchange offer, which will vest on the third anniversary of the date of grant conditional upon Charter’s performance against financial targets approved by the board of directors at the time of the awards. As of June 30, 2006, 30,393,763 shares remained available for future grant under the plans.

•	178,202,479 shares of Class A Common Stock are issuable upon conversion of the Convertible Notes assuming 50% of the Convertible Notes are tendered in this Exchange Offer.
      All of the shares of Class A Common Stock issuable upon exchange of Charter Holdco membership units and upon conversion of shares of the Class B common stock are subject to demand and piggyback registration rights.
      Shares issuable upon conversion of the Convertible Notes are expected to be eligible for resale pursuant to a resale shelf registration statement which was declared effective on July 15, 2005. All of the shares issuable to claimants pursuant to the settlements will be eligible for immediate resale. The additional shares that may be issued under the share lending agreement are expected, if and when issued, to be available for immediate resale pursuant to a registration statement to be filed prior to the issuance of those shares.

      A registration statement on Form S-8 covering the Class A Common Stock issuable pursuant to the exercise of options under the 1999 Charter Communications Option Plan was filed with the Securities and Exchange Commission in May 2000 and registration statements on Form S-8 covering shares issuable under the 2001 Stock Incentive Plan were filed in May 2001 and November 2003. The shares of Class A Common Stock covered by the Form S-8 registration statements generally may be resold in the public market without restriction or limitation, except in the case of our affiliates who generally may only resell such shares in accordance with the provisions of Rule 144 of the Securities Act of 1933.
      The sale of a substantial number of shares of Class A Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A Common Stock. In addition, any such sale or perception could make it more difficult for us to sell equity securities or equity related securities in the future at a time and price that we deem appropriate.

DESCRIPTION OF THE CCH II NOTES
      This description of notes relates to the 10.25% senior notes due 2010 (the “CCH II Notes”) of CCH II, LLC and CCH II Capital Corp. We refer, in this Description of the CCH II Notes, to CCH II, LLC and CCH II Capital Corp., which are the co-obligors with respect to the CCH II Notes, as the Issuers, and we sometimes refer to them each as an “Issuer.” We may also refer to CCH II, LLC as “CCH II.” You can find the definitions of certain terms used in this description under “— Certain definitions.”
      The CCH II Notes offered hereby will be pari passu with, of the same class as, will vote on any matter submitted to bondholders with and otherwise substantially identical in all respects to approximately $2.1 billion principal amount of currently outstanding CCH II Notes (the “Existing Notes”). However, the Existing Notes trade under two CUSIP numbers, which are not fungible. The CCH II Notes being offered as part of the Exchange Consideration will be issued under a temporary CUSIP number until the next interest payment date, which is expected to be September 15, 2006, at which time it is expected that they will be mandatorily merged into the existing CUSIP number of approximately $1.6 billion outstanding principal amount of CCH II Notes. CCH II Notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000. For purposes of this description, except where the context otherwise requires, the term “CCH II Notes” shall refer collectively to the Existing Notes and the CCH II Notes offered hereby.
      The CCH II Notes will be issued pursuant to a supplemental indenture to the indenture, dated as of September 23, 2003 (as supplemented, the “Indenture”), among the Issuers and Wells Fargo Bank, National Association, as trustee, under which the Issuers previously issued the Existing Notes. The terms of the CCH II Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.
      The following description is a summary of the provisions we consider material of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the respective CCH II Notes. Copies of the Indenture are available as set forth under “— Additional information.”
Brief description of the CCH II Notes
      The CCH II Notes are:

•	senior unsecured obligations of the Issuers;

•	effectively subordinated in right of payment to any future secured Indebtedness of the Issuers, to the extent of the value of the assets securing such Indebtedness;

•	equal in right of payment to any future unsubordinated, unsecured Indebtedness of the Issuers and any notes of CCH II issued in the Private Exchange Offers;

•	structured to be effectively senior to the outstanding senior notes and senior discount notes of CCH I, any notes of CCH I issued in the Private Exchange Offers, CIH and Charter Holdings and the outstanding convertible senior notes of Charter Communications, Inc.;

•	senior in right of payment to any future subordinated Indebtedness of the Issuers; and

•	structurally subordinated to all indebtedness and other liabilities (including trade payables) of the Issuers’ subsidiaries, including indebtedness under our subsidiaries’ credit facilities and the senior notes of CCO Holdings and CCO.
      At June 30, 2006, on a pro forma basis after giving effect to the issuance and sale of the CCH II Notes and up to $200 million of CCH II’s 10.25 % Senior Notes due 2013 that are being offered in the Private Exchange Offers and the application of the net proceeds therefrom, as if those transactions had occurred on that date, the outstanding Indebtedness of CCH II and its subsidiaries would have totaled approximately $13.2 billion, approximately $11.1 billion of which would have been Indebtedness of its

Subsidiaries and, therefore, structurally senior to the CCH II Notes. Substantially all of the Subsidiaries of CCH II (except certain non-material subsidiaries) are “Restricted Subsidiaries.” Under the circumstances described below under “— Certain covenants — Investments,” CCH II will be permitted to designate additional Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will generally not be subject to the restrictive covenants in the Indenture.
Principal, maturity and interest
      The CCH II Notes will be issued in denominations of $1,000 and integral multiples of $1,000. The CCH II Notes will mature on September 15, 2010. CCH II Notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000.
      Interest on the CCH II Notes will accrue at the rate of 10.25% per annum. Interest on the CCH II Notes will accrue from the Settlement Date. Interest will be payable semi-annually in arrears on March 15 and September 15 of each year. The Issuers will make each interest payment to the holders of record of the CCH II Notes on the immediately preceding March 1 and September 1. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
      The Existing Notes were issued in the aggregate principal amount of approximately $2.1 billion. The new CCH II Notes will be issued in the aggregate principal amount of up to $146.3 million. Subject to the limitations set forth under “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock,” the Issuers may issue an unlimited principal amount of Additional Notes under the Indenture. The CCH II Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class of securities for all purposes of the Indenture. For purposes of this description, unless otherwise indicated, references to the CCH II Notes include any Additional Notes subsequently issued under the Indenture.
Optional redemption
      The CCH II Notes are not redeemable at the option of the Issuers prior to September 15, 2008.
      On or after September 15, 2008, the Issuers may redeem all or a part of the CCH II Notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount of the CCH II Notes) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on September 15 of the years indicated below:

Year	Percentage

2008	105.125%
2009 and thereafter	100.000%
Repurchase at the option of holders

Change of control
      If a Change of Control occurs, each holder of CCH II Notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder’s CCH II Notes pursuant to a “Change of Control Offer.” In the Change of Control Offer, the Issuers will offer a “Change of Control Payment” in cash equal to 101% of the aggregate principal amount of the CCH II Notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase.
      Within ten days following any Change of Control, the Issuers will mail a notice to each holder (with a copy to the trustee) describing the transaction or transactions that constitute the Change of Control and offering to repurchase CCH II Notes on a certain date (the “Change of Control Payment Date”) specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 or any successor rules, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the CCH II Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Issuers’ compliance with such laws and regulations shall not in and of itself cause a breach of their obligations under such covenant.
      On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all CCH II Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all CCH II Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the trustee the CCH II Notes so accepted together with an officers’ certificate stating the aggregate principal amount of CCH II Notes or portions thereof being purchased by the Issuers.
      The paying agent will promptly mail to each holder of CCH II Notes so tendered the Change of Control Payment for such CCH II Notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new CCH II Note equal in principal amount to any unpurchased portion of the CCH II Notes surrendered, if any; provided that each such new CCH II Note will be in a principal amount of $1,000 or an integral multiple thereof.
      The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the CCH II Notes to require that the Issuers repurchase or redeem the CCH II Notes in the event of a takeover, recapitalization or similar transaction.
      The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all CCH II Notes validly tendered and not withdrawn under such Change of Control Offer.
      The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of CCH II and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of CCH II Notes to require the Issuers to repurchase CCH II Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CCH II and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.

Asset sales
      CCH II will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) CCH II or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is determined by the Board of Directors of CCH II and evidenced by a resolution of such Board of Directors set forth in an officers’ certificate delivered to the trustee; and

(3) at least 75% of the consideration therefor received by CCH II or such Restricted Subsidiary is in the form of cash, Cash Equivalents or readily marketable securities.

      For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on CCH II’s or such Restricted Subsidiary’s most recent balance sheet) of CCH II or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the CCH II Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases CCH II or such Restricted Subsidiary from further liability;

(b) any securities, CCH II Notes or other obligations received by CCH II or any such Restricted Subsidiary from such transferee that are converted by the recipient thereof into cash, Cash Equivalents or readily marketable securities within 60 days after receipt thereof (to the extent of the cash, Cash Equivalents or readily marketable securities received in that conversion); and

(c) Productive Assets.
      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, CCH II or a Restricted Subsidiary of CCH II may apply such Net Proceeds at its option:

(1) to repay debt under the Credit Facilities or any other Indebtedness of the Restricted Subsidiaries of CCH II (other than Indebtedness represented by a guarantee of a Restricted Subsidiary of CCH II); or

(2) to invest in Productive Assets; provided that any such amount of Net Proceeds which CCH II or a Restricted Subsidiary has committed to invest in Productive Assets within 365 days of the applicable Asset Sale may be invested in Productive Assets within two years of such Asset Sale.
      The amount of any Net Proceeds received from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $25 million, CCH II will make an Asset Sale Offer to all holders of CCH II Notes and all holders of other Indebtedness that is of equal priority with the CCH II Notes containing provisions requiring offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of CCH II Notes and such other Indebtedness of equal priority that may be purchased out of the Excess Proceeds, which amount includes the entire amount of the Net Proceeds. The offer price in any Asset Sale Offer will be payable in cash and equal to 100% of the principal amount of the subject CCH II Notes plus accrued and unpaid interest, if any, to the date of purchase. If the aggregate principal amount of CCH II Notes and such other Indebtedness of equal priority tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the CCH II Notes and such other Indebtedness of equal priority to be purchased on a pro rata basis.
      If any Excess Proceeds remain after consummation of an Asset Sale Offer, then CCH II or any Restricted Subsidiary thereof may use such remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. Upon completion of any Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
Selection and notice
      If less than all of the CCH II Notes are to be redeemed at any time, the trustee will select CCH II Notes for redemption as follows:

(1) if any CCH II Notes are listed, in compliance with the requirements of the principal national securities exchange on which the CCH II Notes are listed; or

(2) if the CCH II Notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.
      No CCH II Notes of $1,000 principal amount or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of CCH II Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

      If any CCH II Note is to be redeemed in part only, the notice of redemption that relates to that CCH II Note shall state the portion of the principal amount thereof to be redeemed. A new CCH II Note in principal amount equal to the unredeemed portion of the original CCH II Note will be issued in the name of the holder thereof upon cancellation of the original CCH II Note. CCH II Notes called for redemption become irrevocably due and payable on the date fixed for redemption at the redemption price. On and after the redemption date, interest ceases to accrue on the CCH II Notes or portions of them called for redemption.
Certain covenants
      Set forth in this section are summaries of certain covenants contained in the Indenture.
      During any period of time that (a) any CCH II Notes have Investment Grade Ratings from both Rating Agencies and (b) no Default or Event of Default has occurred and is continuing under the Indenture, CCH II and the Restricted Subsidiaries of CCH II will not be subject to the provisions of the Indenture described under:

•	“— Repurchase at the option of holders — Asset sales,”

•	“— Restricted payments,”

•	“— Investments,”

•	“— Incurrence of indebtedness and issuance of preferred stock,”

•	“— Dividend and other payment restrictions affecting subsidiaries,”

•	clause (D) of the first paragraph of “— Merger, consolidation, or sale of assets,”

•	“— Transactions with affiliates” and

•	“— Sale and leaseback transactions.”
      If CCH II and its Restricted Subsidiaries are not subject to these covenants for any period of time as a result of the previous sentence and, subsequently, one, or both, of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the applicable CCH II Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then CCH II and its Restricted Subsidiaries will thereafter again be subject to these covenants. The ability of CCH II and its Restricted Subsidiaries to make Restricted Payments after the time of such withdrawal, downgrade, Default or Event of Default will be calculated as if the covenant governing Restricted Payments had been in effect during the entire period of time from the Issue Date.

Restricted payments
      CCH II will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of its or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving CCH II or any of its Restricted Subsidiaries) or to the direct or indirect holders of CCH II’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (x) solely in Equity Interests (other than Disqualified Stock) of CCH II or (y), in the case of CCH II and its Restricted Subsidiaries, to CCH II or a Restricted Subsidiary thereof);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving CCH II or any of its Restricted Subsidiaries) any Equity Interests of CCH II or any direct or indirect Parent of CCH II or any Restricted Subsidiary of CCH II (other than, in the case of CCH II and its Restricted Subsidiaries, any such Equity Interests owned by CCH II or any of its Restricted Subsidiaries); or

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of CCH II that is subordinated to the CCH II Notes, except a payment of interest or principal at the Stated Maturity thereof (all such payments and other actions set forth in clauses (1) through (3) above are collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default under the Indenture shall have occurred and be continuing or would occur as a consequence thereof; and

(b) CCH II would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of indebtedness and issuance of preferred stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by CCH II and its Restricted Subsidiaries from and after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8) and (10) of the next succeeding paragraph), shall not exceed, at the date of determination, the sum of:

(1) an amount equal to 100% of the Consolidated EBITDA of CCH II for the period beginning on the first day of the fiscal quarter commencing July 1, 2003 to the end of CCH II’s most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.3 times the Consolidated Interest Expense of CCH II for such period, plus

(2) an amount equal to 100% of Capital Stock Sale Proceeds less any amount of such Capital Stock Sale Proceeds used in connection with an Investment made on or after the Issue Date pursuant to clause (5) of the definition of “Permitted Investments,” plus

(3) $100 million.
      So long as no Default under the Indenture has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of CCH II in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Subsidiary of CCH II) of Equity Interests of CCH II (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of CCH II or any of its Restricted Subsidiaries with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) regardless of whether a Default then exists, the payment of any dividend or distribution to the extent necessary to permit direct or indirect beneficial owners of shares of Capital Stock of CCH II to pay federal, state or local income tax liabilities that would arise solely from income of CCH II or any of its Restricted Subsidiaries, as the case may be, for the relevant taxable period and attributable to them solely as a result of CCH II (and any intermediate entity through which the holder owns such shares) or any of its Restricted Subsidiaries being a limited liability company, partnership or similar entity for federal income tax purposes;

(5) regardless of whether a Default then exists, the payment of any dividend by a Restricted Subsidiary of CCH II to the holders of its common Equity Interests on a pro rata basis;

(6) the payment of any dividend on the Helicon Preferred Stock or the redemption, repurchase, retirement or other acquisition of the Helicon Preferred Stock in an amount not in excess of its aggregate liquidation value;

(7) the repurchase, redemption or other acquisition or retirement for value, or the payment of any dividend or distribution to the extent necessary to permit the repurchase, redemption or other acquisition or retirement for value, of any Equity Interests of CCH II or a Parent of CCH II held by any member of CCH II’s or such Parent’s management pursuant to any management equity subscription agreement or stock option agreement entered into in accordance with the policies of CCH II or any Parent; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10 million in any fiscal year of the Issuers;

(8) payment of fees in connection with any acquisition, merger or similar transaction in an amount that does not exceed an amount equal to 1.25% of the transaction value of such acquisition, merger or similar transaction;

(9) additional dividends and distributions directly or indirectly to CCH II or any Parent (i) regardless of whether a Default exists (other than a Default described in paragraphs (1), (2), (7) or (8) under the caption “Events of default and remedies”), for the purpose of enabling Charter Holdings, and/or any Charter Refinancing Subsidiary to pay interest when due on Indebtedness under the Charter Holdings Indentures, and/or any Charter Refinancing Indebtedness, (ii) for the purpose of enabling Charter and/or any Charter Refinancing Subsidiary to pay interest when due on Indebtedness under the Charter Indentures and/or any Charter Refinancing Indebtedness and (iii) so long as CCH II would have been permitted, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of indebtedness and issuance of preferred stock,” to the extent required to enable Charter Holdings, Charter or any Charter Refinancing Subsidiary to defease, redeem, repurchase, prepay, repay, discharge or otherwise acquire or retire for value Indebtedness under the Charter Holdings Indentures, the Charter Indentures or any Charter Refinancing Indebtedness; and

(10) dividends or distributions to any Parent to consummate the Private Exchanges.
      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by CCH II or any of its Restricted Subsidiaries pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors of CCH II, whose resolution with respect thereto shall be delivered to the trustee. Such Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $100 million.
      Not later than the date of making any Restricted Payment involving an amount or fair market value in excess of $10 million, the Issuers shall deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Investments
      CCH II will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) make any Restricted Investment; or

(2) allow any of its Restricted Subsidiaries to become an Unrestricted Subsidiary, unless, in each case:

(a) no Default or Event of Default under the Indenture shall have occurred and be continuing or would occur as a consequence thereof; and

(b) CCH II would, at the time of, and after giving effect to, such Restricted Investment or such designation of a Restricted Subsidiary as an Unrestricted Subsidiary, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the applicable Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of indebtedness and issuance of preferred stock.”
      An Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary if such redesignation would not cause a Default.

Incurrence of indebtedness and issuance of preferred stock
      CCH II will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and CCH II will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or Preferred Stock, provided that CCH II or any of its Restricted Subsidiaries may incur Indebtedness, CCH II may issue Disqualified Stock and subject to the final paragraph of this covenant below, Restricted Subsidiaries of CCH II may incur Preferred Stock if the Leverage Ratio of CCH II and its Restricted Subsidiaries would have been not greater than 5.5 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of the most recently ended fiscal quarter.
      So long as no Default under the Indenture shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by CCH II and its Restricted Subsidiaries of Indebtedness under the Credit Facilities; provided that the aggregate principal amount of all Indebtedness of CCH II and its Restricted Subsidiaries outstanding under this clause (1) for all Credit Facilities of CCH II and its Restricted Subsidiaries after giving effect to such incurrence does not exceed an amount equal to $9.75 billion less the aggregate amount of all Net Proceeds from Asset Sales applied by CCH II or any of its Restricted Subsidiaries to repay Indebtedness under a Credit Facility pursuant to the covenant described under “— Repurchase at the option of holders — Asset sales;”

(2) the incurrence by CCH II and its Restricted Subsidiaries of Existing Indebtedness (other than under the Credit Facilities);

(3) the incurrence on the Issue Date by CCH II and its Restricted Subsidiaries of Indebtedness represented by the CCH II Notes (other than any Additional Notes);

(4) the incurrence by CCH II or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration) of Productive Assets of CCH II or any of its

Restricted Subsidiaries in an aggregate principal amount not to exceed $75 million at any time outstanding pursuant to this clause (4);

(5) the incurrence by CCH II or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, in whole or in part, Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under this clause (5), the first paragraph of this covenant or clauses (2) or (3) of this paragraph;

(6) the incurrence by CCH II or any of its Restricted Subsidiaries of intercompany Indebtedness between or among CCH II and any of its Restricted Subsidiaries; provided that:

(a) if CCH II is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the CCH II Notes; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than CCH II or a Restricted Subsidiary of CCH II and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either CCH II or a Restricted Subsidiary of CCH II, shall be deemed, in each case, to constitute an incurrence of such Indebtedness that was not permitted by this clause (6);

(7) the incurrence by CCH II or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

(8) the guarantee by CCH II or any of its Restricted Subsidiaries of Indebtedness of a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(9) the incurrence by CCH II or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding under this clause (9), not to exceed $300 million; and

(10) the accretion or amortization of original issue discount and the write up of Indebtedness in accordance with purchase accounting.
      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, any Indebtedness under Credit Facilities outstanding on the Issue Date shall be deemed to have been incurred pursuant to clause (1) above and, in the event that an item of proposed Indebtedness (other than any Indebtedness initially deemed on the Issue Date to be incurred under clause (1) above) (a) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) above or (b) is entitled to be incurred pursuant to the first paragraph of this covenant, CCH II will be permitted to classify and from time to time to reclassify such item of Indebtedness in any manner that complies with this covenant. Once any item of Indebtedness is so reclassified, it will no longer be deemed outstanding under the category of Permitted Debt, where initially incurred or previously reclassified. For avoidance of doubt, Indebtedness incurred pursuant to a single agreement, instrument, program, facility or line of credit may be classified as Indebtedness arising in part under one of the clauses listed above or under the first paragraph of this covenant, and in part under any one or more of the clauses listed above, to the extent that such Indebtedness satisfies the criteria for such classification.
      Notwithstanding the foregoing, in no event shall any Restricted Subsidiary of CCH II consummate a Subordinated Debt Financing or a Preferred Stock Financing. A “Subordinated Debt Financing” or a “Preferred Stock Financing,” as the case may be, with respect to any Restricted Subsidiary of CCH II shall mean a public offering or private placement (whether pursuant to Rule 144A under the Securities Act or otherwise) of Subordinated Notes or Preferred Stock (whether or not such Preferred Stock constitutes Disqualified Stock), as the case may be, of such Restricted Subsidiary to one or more purchasers (other than to one or more Affiliates of CCH II). “Subordinated Notes” with respect to any

Restricted Subsidiary of CCH II shall mean Indebtedness of such Restricted Subsidiary that is contractually subordinated in right of payment to any other Indebtedness of such Restricted Subsidiary (including, without limitation, Indebtedness under the Credit Facilities). The foregoing limitation shall not apply to

(a) any Indebtedness or Preferred Stock of any Person existing at the time such Person is merged with or into or becomes a Subsidiary of CCH II; provided that such Indebtedness or Preferred Stock was not incurred or issued in connection with, or in contemplation of, such Person merging with or into, or becoming a Subsidiary of, CCH II, and

(b) any Indebtedness or Preferred Stock of a Restricted Subsidiary issued in connection with, and as part of the consideration for, an acquisition, whether by stock purchase, asset sale, merger or otherwise, in each case involving such Restricted Subsidiary, which Indebtedness or Preferred Stock is issued to the seller or sellers of such stock or assets; provided that such Restricted Subsidiary is not obligated to register such Indebtedness or Preferred Stock under the Securities Act or obligated to provide information pursuant to Rule 144A under the Securities Act.

Liens
      The Indenture provides that CCH II will not, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset of CCH II, whether owned on the Issue Date or thereafter acquired, except Permitted Liens.

Dividend and other payment restrictions affecting subsidiaries
      CCH II will not, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

(1) pay dividends or make any other distributions on its Capital Stock to CCH II or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to CCH II or any of its Restricted Subsidiaries;

(2) make loans or advances to CCH II or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to CCH II or any of its Restricted Subsidiaries.
      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness as in effect on the Issue Date (including, without limitation, the Indebtedness under any of the Credit Facilities, including the Vulcan Backstop Facility, and only with respect to the Vulcan Backstop Facility, whether or not any Indebtedness is outstanding on the Issue Date) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the most restrictive Existing Indebtedness, as in effect on the Issue Date, including the Vulcan Backstop Facility;

(2) the Indenture and the CCH II Notes;

(3) applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by CCH II or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in leases, franchise agreements and other commercial agreements entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness or other obligations otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “— Liens” that limit the right of CCH II or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) restrictions contained in the terms of Indebtedness permitted to be incurred under the covenant described under the caption “— Incurrence of indebtedness and issuance of preferred stock”; provided that such restrictions are no more restrictive, taken as a whole, than the terms contained in the most restrictive, together or individually, of the Credit Facilities as in effect on the Issue Date and the terms contemplated by the Vulcan Facility; and

(13) restrictions that are not materially more restrictive, taken as a whole, than customary provisions in comparable financings and that the management of CCH II determines, at the time of such financing, will not materially impair the Issuers’ ability to make payments as required under the CCH II Notes.

Merger, consolidation or sale of assets
      Neither Issuer may, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not such Issuer is the surviving Person) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(A) either:

(i) such Issuer is the surviving Person; or

(ii) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia, provided that if the Person formed by or surviving any such consolidation or merger with such Issuer is a limited liability company or a Person other than a corporation, a corporate co-issuer shall also be an obligor with respect to the CCH II Notes;

(B) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of such Issuer under the CCH II Notes and the Indenture pursuant to agreements reasonably satisfactory to the trustee;

(C) immediately after such transaction no Default or Event of Default exists; and

(D) such Issuer or the Person formed by or surviving any such consolidation or merger (if other than such Issuer) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period,

(x) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of indebtedness and issuance of preferred stock;” or

(y) have a Leverage Ratio immediately after giving effect to such consolidation or merger no greater than the Leverage Ratio immediately prior to such consolidation or merger.
      In addition, neither of the Issuers may, directly or indirectly, lease all or substantially all of their properties or assets, in one or more related transactions, to any other Person. The foregoing clause (D) of this “Merger, Consolidation, or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among an Issuer and any of its Wholly Owned Restricted Subsidiaries or to the consummation of the Private Exchanges.

Transactions with affiliates
      CCH II will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to CCH II or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by CCH II or such Restricted Subsidiary with an unrelated Person; and

(2) CCH II delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration given or received by CCH II or any such Restricted Subsidiary in excess of $15 million, a resolution of the Board of Directors of CCH II set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of such Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration given or received by CCH II or any such Restricted Subsidiary in excess of $50 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
      The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any existing employment agreement entered into by CCH II or any of its Subsidiaries and any employment agreement entered into by CCH II or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of CCH II or such Restricted Subsidiary;

(2) transactions between or among CCH II and/or its Restricted Subsidiaries;

(3) payment of reasonable directors fees to Persons who are not otherwise Affiliates of CCH II, and customary indemnification and insurance arrangements in favor of directors, regardless of affiliation with CCH II or any of its Restricted Subsidiaries;

(4) payment of Management Fees;

(5) Restricted Payments that are permitted by the provisions of the covenant described above under the caption “— Restricted payments” and Restricted Investments that are permitted by the provisions of the covenant described above under the caption “— Investments”;

(6) Permitted Investments;

(7) the transactions contemplated by the Vulcan Backstop Facility on substantially the same terms as described in Charter’s quarterly report on Form 10-Q for its fiscal quarter ended June 30, 2003 with respect to the commitment letter; and

(8) transactions pursuant to agreements existing on the Issue Date, as in effect on the Issue Date, or as subsequently modified, supplemented, or amended, to the extent that any such modifications, supplements, or amendments complied with the applicable provisions of the first paragraph of this covenant.

Sale and leaseback transactions
      CCH II will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that CCH II and its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

(1) CCH II or such Restricted Subsidiary could have

(a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Leverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of additional indebtedness and issuance of preferred stock”; and

(b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens” or the definition of “Permitted Liens”; and

(2) the transfer of assets in that sale and leaseback transaction is permitted by, and CCH II or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the option of holders — Asset sales.”
      The foregoing restrictions do not apply to a sale and leaseback transaction if the lease is for a period, including renewal rights, of not in excess of three years.

Limitations on issuances of guarantees of indebtedness
      CCH II will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of CCH II, except in respect of the Credit Facilities (the “Guaranteed Indebtedness”), unless

(1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee (a “Subsidiary Guarantee”) of the payment of the CCH II Notes by such Restricted Subsidiary, and

(2) until one year after all the CCH II Notes have been paid in full in cash, such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against CCH II or any other Restricted Subsidiary of CCH II as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee or any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

      If the Guaranteed Indebtedness is subordinated to the CCH II Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the CCH II Notes.

Payments for consent
      CCH II will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of CCH II Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the CCH II Notes unless such consideration is offered to be paid and is paid to all holders of the CCH II Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports
      Whether or not required by the Securities and Exchange Commission, so long as any CCH II Notes are outstanding, the Issuers will furnish to the holders of the CCH II Notes, within the time periods specified in the Securities and Exchange Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if the Issuers were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and, with respect to the annual information only, a report on the annual consolidated financial statements of CCH II of its independent public accountants; and

(2) all current reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if the Issuers were required to file such reports.
      If CCH II has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of CCH II and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of CCH II.
      In addition, after consummation of the exchange offer, whether or not required by the Securities and Exchange Commission, the Issuers will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Securities and Exchange Commission for public availability within the time periods specified in the Securities and Exchange Commission’s rules and regulations, unless the Securities and Exchange Commission will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.
Events of default and remedies
      Each of the following is an Event of Default with respect to the CCH II Notes:

(1) default for 30 days in the payment when due of interest on the CCH II Notes;

(2) default in payment when due of the principal of or premium, if any, on the CCH II Notes;

(3) failure by CCH II or any of its Restricted Subsidiaries to comply with the provisions of the Indenture described under the captions “— Repurchase at the option of holders — Change of control” or “— Certain covenants — Merger, consolidation, or sale of Assets”;

(4) failure by CCH II or any of its Restricted Subsidiaries for 30 days after written notice thereof has been given to the Issuers by the trustee or to the Issuers and the trustee by holders of at least 25% of the aggregate principal amount of the CCH II Notes outstanding to comply with any of their other covenants or agreements in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by CCH II or any of its Restricted Subsidiaries (or the payment of which is guaranteed by CCH II or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay at final stated maturity the principal amount on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more;

(6) failure by CCH II or any of its Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $100 million, net of applicable insurance which has not been denied in writing by the insurer, which judgments are not paid, discharged or stayed for a period of 60 days; and

(7) CCH II or any of its Significant Subsidiaries pursuant to or within the meaning of bankruptcy law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a custodian of it or for all or substantially all of its property, or

(d) makes a general assignment for the benefit of its creditors; or

(8) a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

(a) is for relief against CCH II or any of its Significant Subsidiaries in an involuntary case;

(b) appoints a custodian of CCH II or any of its Significant Subsidiaries or for all or substantially all of the property of CCH II or any of its Significant Subsidiaries; or

(c) orders the liquidation of CCH II or any of its Significant Subsidiaries;
and the order or decree remains unstayed and in effect for 60 consecutive days.
      In the case of an Event of Default described in the foregoing clauses (7) and (8) with respect to CCH II, all outstanding CCH II Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding CCH II Notes may declare the CCH II Notes to be due and payable immediately.
      Holders of the CCH II Notes may not enforce the Indenture or the CCH II Notes except as provided in the Indenture. Subject to certain limitations, the holders of a majority in principal amount of the then outstanding CCH II Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the CCH II Notes notice of any continuing Default or Event of Default under the Indenture (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.
      The holders of a majority in aggregate principal amount of the CCH II Notes then outstanding by notice to the trustee may on behalf of the holders of all of the CCH II Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, or premium, if any, on, the CCH II Notes.
      The Issuers will be required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuers will be required to deliver to the trustee a statement specifying such Default or Event of Default and what action the Issuers are taking or propose to take with respect thereto.
No personal liability of directors, officers, employees, members and stockholders
      No director, officer, employee or incorporator of the Issuers, as such, and no member or stockholder of the Issuers, as such, shall have any liability for any obligations of the Issuers under the CCH II Notes or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of CCH II Notes by accepting a CCH II Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the CCH II Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal defeasance and covenant defeasance
      The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to any outstanding CCH II Notes (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding CCH II Notes to receive payments in respect of the principal of, premium, if any, and interest on the CCH II Notes when such payments are due from the trust referred to below;

(2) the Issuers’ obligations with respect to the CCH II Notes concerning issuing temporary CCH II Notes, registration of CCH II Notes, mutilated, destroyed, lost or stolen CCH II Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.
      In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the CCH II Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the CCH II Notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the CCH II Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding CCH II Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the CCH II Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that

(a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or

(b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding CCH II Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding CCH II Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default under the Indenture shall have occurred and be continuing either:

(a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or

(b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuers or any of their Restricted Subsidiaries is a party or by which the Issuers or any of their Restricted Subsidiaries is bound;

(6) the Issuers must have delivered to the trustee an opinion of counsel to the effect that after the 91st day, assuming no intervening bankruptcy, that no holder is an insider of either of the Issuers following the deposit and that such deposit would not be deemed by a court of competent jurisdiction a transfer for the benefit of the Issuers in their capacities as such, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of the CCH II Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(8) the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
      Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all applicable CCH II Notes not theretofore delivered to the trustee for cancellation

(a) have become due and payable or

(b) will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers.
Amendment, supplement and waiver
      Except as provided below, the Indenture or CCH II Notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding CCH II Notes. This includes consents obtained in connection with a purchase of CCH II Notes, a tender offer for CCH II Notes or an exchange offer for CCH II Notes. Any existing Default or compliance with any provision of the Indenture or the CCH II Notes (other than any provision relating to the right of any holder of a CCH II Note to bring suit for the enforcement of any payment of principal, premium, if any, and interest on the CCH II Note, on or after the scheduled due dates expressed in the CCH II Notes) may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding CCH II Notes. This includes consents obtained in connection with a purchase of CCH II Notes, a tender offer for CCH II Notes or an exchange offer for CCH II Notes.
      Without the consent of each holder affected, an amendment or waiver may not (with respect to any CCH II Notes held by a non-consenting holder):

(1) reduce the principal amount of CCH II Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any CCH II Note or alter the payment provisions with respect to the redemption of the CCH II Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the option of holders”);

(3) reduce the rate of or extend the time for payment of interest on any CCH II Note;

(4) waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on the CCH II Notes (except a rescission of acceleration of the CCH II Notes by the holders of at least a majority in aggregate principal amount of the CCH II Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any CCH II Note payable in money other than that stated in the CCH II Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of CCH II Notes to receive payments of principal of, or premium, if any, or interest on the CCH II Notes;

(7) waive a redemption payment with respect to any CCH II Note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the option of holders”); or

(8) make any change in the preceding amendment and waiver provisions. Notwithstanding the preceding, without the consent of any holder of CCH II Notes, the Issuers and the trustee may amend or supplement the Indenture or the CCH II Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated CCH II Notes in addition to or in place of certificated CCH II Notes;

(3) to provide for or confirm the issuance of Additional Notes;

(4) to provide for the assumption of the Issuers’ obligations to holders of CCH II Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ assets;

(5) to make any change that would provide any additional rights or benefits to the holders of CCH II Notes or that does not adversely affect the legal rights under the Indenture of any such holder; or

(6) to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or otherwise as necessary to comply with applicable law.

Governing law
      The Indenture and the CCH II Notes are governed by the laws of the State of New York.
Concerning the trustee
      If the trustee becomes a creditor of the Issuers, the Indenture will limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign.
      The holders of a majority in principal amount of the then outstanding CCH II Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of CCH II Notes, unless such holder shall have offered to the trustee indemnity satisfactory to it against any loss, liability or expense.
Additional information
      Anyone who receives this offering memorandum may obtain a copy of the Indenture and the exchange and registration rights agreement without charge by writing to the Issuers at Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Corporate Secretary.
      Certain definitions
      This section sets forth certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Additional Notes” means the Issuers’ 10.25% Senior Notes due 2010 issued under the Indenture in addition to the Existing Notes (other than CCH II Notes issued in exchange for the Existing Notes and certain Existing Notes identified in the Indenture). The CCH II Notes offered hereby constitute “Additional Notes” under the Indenture.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

      “Asset Acquisition” means

(a) an Investment by CCH II or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of CCH II or any of its Restricted Subsidiaries or shall be merged with or into CCH II or any of its Restricted Subsidiaries, or

(b) the acquisition by CCH II or any of its Restricted Subsidiaries of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.
      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of the Cable Related Business consistent with applicable past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of CCH II and its Subsidiaries, taken as a whole, will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the option of holders — Change of control” and/or the provisions described above under the caption “— Certain covenants — Merger, consolidation, or sale of assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any Restricted Subsidiary of CCH II or the sale of Equity Interests in any Restricted Subsidiary of CCH II.
      Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that:

(a) involves assets having a fair market value of less than $100 million; or

(b) results in net proceeds to CCH II and its Restricted Subsidiaries of less than $100 million;

(2) a transfer of assets between or among CCH II and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of CCH II to CCH II or to another Wholly Owned Restricted Subsidiary of CCH II;

(4) a Restricted Payment that is permitted by the covenant described above under the caption “— Certain covenants — Restricted payments,” a Restricted Investment that is permitted by the covenant described above under the caption “— Certain covenants — Investments” or a Permitted Investment;

(5) the incurrence of Liens not prohibited by the Indenture and the disposition of assets related to such Liens by the secured party pursuant to a foreclosure; and

(6) any disposition of cash or Cash Equivalents.
      “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessee, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act) such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

      “Board of Directors” means the board of directors or comparable governing body of Charter or if so specified CCH II, in either case, as constituted as of the date of any determination required to be made, or action required to be taken, pursuant to the Indenture.
      “Cable Related Business” means the business of owning cable television systems and businesses ancillary, complementary and related thereto.
      “Capital Corp.” means, CCH II Capital Corp., a Delaware corporation, and any successor Person thereto.
      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest (other than any debt obligation) or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
      “Capital Stock Sale Proceeds” means the aggregate net cash proceeds (including the fair market value of the non-cash proceeds, as determined by an independent appraisal firm) received by CCH II from and after the Issue Date, in each case

(x) as a contribution to the common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock and other than issuances or sales to a Subsidiary of CCH II) of CCH II after the Issue Date, or

(y) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of CCH II that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of CCH II).
      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having combined capital and surplus in excess of $500 million and a Thompson Bank Watch Rating at the time of acquisition of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having a rating at the time of acquisition of at least “P-1” from Moody’s or at least “A-1” from S&P and in each case maturing within twelve months after the date of acquisition;

(6) corporate debt obligations maturing within twelve months after the date of acquisition thereof, rated at the time of acquisition at least “Aaa” or “P-1” by Moody’s or “AAA” or “A-1” by S&P;

(7) auction-rate Preferred Stocks of any corporation maturing not later than 45 days after the date of acquisition thereof, rated at the time of acquisition at least “Aaa” by Moody’s or “AAA” by S&P;

(8) securities issued by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, maturing not later than six months after the date of acquisition thereof, rated at the time of acquisition at least “A” by Moody’s or S&P; and

(9) money market or mutual funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.
      “CCH I” means CCH I, LLC, a Delaware limited liability company, and any successor Person thereto.
      “CCH II” means CCH II, LLC, a Delaware limited liability company, and any successor Person thereto.
      “CCO Holdings” means CCO Holdings, LLC, a Delaware limited liability company, and any successor Person thereto.
      “Change of Control” means the occurrence of any of the following:

(1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of CCH II and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than Paul G. Allen or a Related Party;

(2) the adoption of a plan relating to the liquidation or dissolution of CCH II or a Parent (except the liquidation of any Parent into any other Parent);

(3) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any “person” (as defined above) other than Paul G. Allen and Related Parties becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of CCH II or a Parent, measured by voting power rather than the number of shares, unless Paul G. Allen or a Related Party Beneficially Owns, directly or indirectly, a greater percentage of Voting Stock of CCH II or such Parent, as the case may be, measured by voting power rather than the number of shares, than such person;

(4) after the Issue Date, the first day on which a majority of the members of the board of directors of CCH II or the board of directors of a Parent are not Continuing Directors;

(5) CCH II or a Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, CCH II or a Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of CCH II or such Parent is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of CCH II or such Parent outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance; or

(6) (i) Charter Communications Holdings Company, LLC shall cease to own beneficially, directly or indirectly, 100% of the Capital Stock of Charter Holdings or (ii) Charter Holdings shall cease to own beneficially, directly or indirectly, 100% of the Capital Stock of CCH II.
      “Charter” means Charter Communications, Inc., a Delaware corporation, and any successor Person thereto.
      “Charter Holdings” means Charter Communications Holdings, LLC, a Delaware limited liability company, and any successor Person thereto.
      “Charter Holdings Indentures” means, collectively (a) the indentures entered into by Charter Holdings and Charter Communications Holdings Capital Corporation in connection with the issuance of each 8.250% Senior Notes Due 2007 dated March 1999, 8.625% Senior Notes Due 2009 dated March 1999, 9.920% Senior Discount Notes Due 2011 dated March 1999, 10.000% Senior Notes Due 2009 dated January 2000, 10.250% Senior Notes Due 2010 dated January 2000, 11.750% Senior Discount Notes Due 2010 dated January 2000, 10.750% Senior Notes Due 2009 dated January 2001, 11.125% Senior Notes Due 2011 dated January 2001, 13.500% Senior Discount Notes Due 2011 dated January 2001, 9.625% Senior Notes Due 2009 dated May 2001, 10.000% Senior Notes Due 2011 dated May 2001, 11.750% Senior Discount Notes Due 2011 dated May 2001, 9.625% Senior Notes Due 2009 dated January 2002, 10.000% Senior Notes Due 2011 dated January 2002, and 12.125% Senior Discount Notes Due 2012 dated January 2002, and (b) any indentures, note purchase agreements or similar documents entered into by Charter Holdings and/or Charter Communications Holdings Capital Corporation on or after the Issue Date for the purpose of incurring Indebtedness in exchange for, or proceeds of which are used to refinance, any of the Indebtedness described in the foregoing clause (a), in each case, together with all instruments and other agreements entered into by Charter Holdings or Charter Communications Holdings Capital Corporation in connection therewith, as the same may be refinanced, replaced, amended, supplemented or otherwise modified from time to time.
      “Charter Indentures” means, collectively, the indentures entered into by Charter with respect to its 5.75% Convertible Senior Notes due 2005, its 4.75% Convertible Senior Notes due 2006 and any indentures, note purchase agreements or similar documents entered into by Charter for the purpose of incurring Indebtedness in exchange for, or the proceeds of which are used to refinance, any of the Indebtedness described above, in each case, together with all instruments and other agreements entered into by Charter in connection therewith, as any of the foregoing may be refinanced, replaced, amended, supplemented or otherwise modified from time to time.
      “Charter Refinancing Indebtedness” means any Indebtedness of a Charter Refinancing Subsidiary issued in exchange for, or the net proceeds of which are used within 90 days after the date of issuance thereof to extend, refinance, renew, replace, defease, purchase, acquire or refund (including successive extensions, refinancings, renewals, replacements, defeasances, purchases, acquisitions or refunds), Indebtedness initially incurred under any one or more of the Charter Holdings Indentures, the Charter Indentures, or the Indenture; provided that:

(1) the principal amount (or accreted value, if applicable) of such Charter Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable) plus accrued interest and premium, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased, purchased, acquired or refunded (plus the amount of reasonable fees, commissions and expenses incurred in connection therewith); and

(2) such Charter Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
      “Charter Refinancing Subsidiary” means CCH I, CCH II or any other directly or indirectly wholly owned Subsidiary (and any related corporate co-obligor if such Subsidiary is a limited liability company or other association not taxed as a corporation) of Charter or Charter Communications Holding Company, LLC, which is or becomes a Parent.
      “Consolidated EBITDA” means with respect to any Person, for any period, the net income of such Person and its Restricted Subsidiaries for such period plus, to the extent such amount was deducted in calculating such net income:

(1) Consolidated Interest Expense;

(2) income taxes;

(3) depreciation expense;

(4) amortization expense;

(5) all other non-cash items, extraordinary items, nonrecurring and unusual items and the cumulative effects of changes in accounting principles reducing such net income, less all non-cash items, extraordinary items, nonrecurring and unusual items and cumulative effects of changes in accounting principles increasing such net income, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in conformity with GAAP;

(6) amounts actually paid during such period pursuant to a deferred compensation plan; and

(7) for purposes of Section 4.10 only, Management Fees; provided that Consolidated EBITDA shall not include:

(x) the net income (or net loss) of any Person that is not a Restricted Subsidiary (“Other Person”), except

(i) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Restricted Subsidiaries by such Other Person during such period; and

(ii) with respect to net losses, to the extent of the amount of investments made by such Person or any Restricted Subsidiary of such Person in such Other Person during such period;

(y) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (3) of the covenant described under the caption “— Certain covenants — Restricted payments” (and in such case, except to the extent includable pursuant to clause (x) above), the net income (or net loss) of any Other Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with such Person or any Restricted Subsidiaries or all or substantially all of the property and assets of such Other Person are acquired by such Person or any of its Restricted Subsidiaries; and

(z) the net income of any Restricted Subsidiary of CCH II to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (other than any agreement or instrument evidencing Indebtedness or Preferred Stock (i) outstanding on the Issue Date or (ii) incurred or issued thereafter in compliance with the covenant described under the caption “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock”; provided that (a) the terms of any such agreement or instrument restricting the declaration and payment of dividends or similar distributions apply only in the event of a default with respect to a financial covenant or a covenant relating to payment, beyond any applicable period of grace, contained in such agreement or instrument, (b) such terms are determined by such Person to be customary in comparable financings and (c) such restrictions are determined by CCH II not to materially affect the Issuers’ ability to make principal or interest payments on the applicable Notes when due).

      “Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of:

(1) the total amount of outstanding Indebtedness of such Person and its Restricted Subsidiaries, plus

(2) the total amount of Indebtedness of any other Person that has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus

(3) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.
      “Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations); and

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); excluding, however, any amount of such interest of any Restricted Subsidiary of the referent Person if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof), in each case, on a consolidated basis and in accordance with GAAP.
      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Charter who:

(1) was a member of the Board of Directors of Charter on the Issue Date; or

(2) was nominated for election or elected to the Board of Directors of Charter with the approval of a majority of the Continuing Directors who were members of such Board of Directors of Charter at the time of such nomination or election or whose election or appointment was previously so approved.
      “Credit Facilities” means, with respect to CCH II and/or its Restricted Subsidiaries, one or more debt facilities or commercial paper facilities (including the Vulcan Backstop Facility), in each case with banks or other lenders (other than a Parent of the Issuers, but including the Lenders under the Vulcan Backstop Facility) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Disposition” means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease or conveyance, or other disposition of all or substantially all of such Person’s assets or Capital Stock.
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the CCH II Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require CCH II to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that CCH II may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain covenants — Restricted payments.”
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means any private or underwritten public offering of Qualified Capital Stock of CCH II or a Parent of which the gross proceeds to CCH II or received by CCH II as a capital contribution from such Parent, as the case may be, are at least $25 million.
      “Existing Indebtedness” means Indebtedness of CCH II and its Restricted Subsidiaries in existence on the Issue Date, until such amounts are repaid.
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on the Issue Date.
      “Guarantee” or “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness, measured as the lesser of the aggregate outstanding amount of the Indebtedness so guaranteed and the face amount of the guarantee.
      “Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2) interest rate option agreements, foreign currency exchange agreements, foreign currency swap agreements; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in interest and currency exchange rates.
      “Helicon Preferred Stock” means the preferred limited liability company interest of Charter-Helicon LLC with an aggregate liquidation value of $25 million.
      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing the notional amount of any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.
      The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
      “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.
      “Investments” means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business) and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
      “Issue Date” means September 23, 2003.
      “Leverage Ratio” means, as to CCH II, as of any date, the ratio of:

(1) the Consolidated Indebtedness of CCH II on such date to

(2) the aggregate amount of Consolidated EBITDA for CCH II for the most recently ended fiscal quarter for which internal financial statements are available multiplied by four (the “Reference Period”).
      In addition to the foregoing, for purposes of this definition, “Consolidated EBITDA” shall be calculated on a pro forma basis after giving effect to

(1) the issuance of the CCH II Notes;

(2) the incurrence of the Indebtedness or the issuance of the Disqualified Stock or Preferred Stock of a Restricted Subsidiary (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence or issuance (and the application of the proceeds therefrom) or repayment of other Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary, other than the incurrence or repayment of Indebtedness for ordinary working capital purposes, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period;

(3) any Dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any person that becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for or issuing Indebtedness, Disqualified Stock or Preferred Stock) made on or subsequent to the first day of the Reference

Period and on or prior to the date of determination, as if such Disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness, Disqualified Stock or Preferred Stock and also including any Consolidated EBITDA associated with such Asset Acquisition, including any cost savings adjustments in compliance with Regulation S-X promulgated by the Securities and Exchange Commission) had occurred on the first day of the Reference Period.

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
      “Management Fees” means the fees payable to Charter pursuant to the management and mutual services agreements between any Parent of CCH II and Charter Communications Operating, LLC and between any Parent of CCH II and other Restricted Subsidiaries of CCH II and pursuant to the limited liability company agreements of certain Restricted Subsidiaries as such management, mutual services or limited liability company agreements existed on the Issue Date (or, if later, on the date any new Restricted Subsidiary is acquired or created), including any amendment or replacement thereof, provided, that any such new agreements or amendments or replacements of existing agreements is not more disadvantageous to the holders of the CCH II Notes in any material respect than such management agreements that existed on the Issue Date and further provided, that such new, amended or replacement management agreements do not provide for percentage fees, taken together with fees under existing agreements, any higher than 3.5% of Charter’s consolidated total revenues for the applicable payment period.
      “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
      “Net Proceeds” means the aggregate cash proceeds received by CCH II or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof or taxes paid or payable as a result thereof (including amounts distributable in respect of owners’, partners’ or members’ tax liabilities resulting from such sale), in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness.
      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither CCH II nor any of its Restricted Subsidiaries

(a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

(b) is directly or indirectly liable as a guarantor or otherwise; or

(c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the CCH II Notes) of CCH II or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of CCH II or any of its Restricted Subsidiaries.

      “Parent” means CCH I, Charter Holdings, Charter Communications Holding Company, LLC, Charter and/or any direct or indirect Subsidiary of the foregoing 100% of the Capital Stock of which is owned directly or indirectly by one or more of the foregoing Persons, as applicable, and that directly or indirectly beneficially owns 100% of the Capital Stock of CCH II, and any successor Person to any of the foregoing.
      “Permitted Investments” means:

(1) any Investment by CCH II in a Restricted Subsidiary thereof, or any Investment by a Restricted Subsidiary of CCH II in CCH II or in another Restricted Subsidiary of CCH II;

(2) any Investment in Cash Equivalents;

(3) any Investment by CCH II or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of CCH II; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, CCH II or a Restricted Subsidiary of CCH II;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the option of holders — Asset sales”;

(5) any Investment made out of the net cash proceeds of the issue and sale from and after the Issue Date (other than to a Subsidiary of CCH II) of Equity Interests (other than Disqualified Stock) of CCH II to the extent that such net cash proceeds have not been applied to make a Restricted Payment or to effect other transactions pursuant to the covenant described under “— Restricted payments”

(6) other Investments in any Person (other than any Parent) having an aggregate fair market value when taken together with all other Investments in any Person made by CCH II and its Restricted Subsidiaries (without duplication) pursuant to this clause (6) from and after the Issue Date, not to exceed $750 million (initially measured on the date each such Investment was made and without giving effect to subsequent changes in value, but reducing the amount outstanding by the aggregate amount of principal, interest, dividends, distributions, repayments, proceeds or other value otherwise returned or recovered in respect of any such Investment, but not to exceed the initial amount of such Investment) at any one time outstanding; and

(7) Investments in customers and suppliers in the ordinary course of business which either

(A) generate accounts receivable, or

(B) are accepted in settlement of bona fide disputes; and

(8) Investments resulting from the Private Exchanges.
      “Permitted Liens” means:

(1) Liens on the assets of CCH II and its Restricted Subsidiaries securing Indebtedness and other obligations under any of the Credit Facilities;

(2) Liens in favor of CCH II;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with CCH II or a Restricted Subsidiary thereof; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with CCH II or a Restricted Subsidiary thereof;

(4) Liens on property existing at the time of acquisition thereof by CCH II or its Restricted Subsidiaries; provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) purchase money mortgages or other purchase money Liens (including, without limitation, any Capitalized Lease Obligations) incurred by CCH II or its Restricted Subsidiaries upon any fixed or capital assets acquired after the Issue Date or purchase money mortgages (including, without limitation, Capital Lease Obligations) on any such assets, whether or not assumed, existing at the time of acquisition of such assets, whether or not assumed, so long as

(a) such mortgage or lien does not extend to or cover any of the assets of CCH II or any of its Restricted Subsidiaries, except the asset so developed, constructed, or acquired, and directly related assets such as enhancements and modifications thereto, substitutions, replacements, proceeds (including insurance proceeds), products, rents and profits thereof, and

(b) such mortgage or lien secures the obligation to pay all or a portion of the purchase price of such asset, interest thereon and other charges, costs and expenses (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration) and is incurred in connection therewith (or the obligation under such Capitalized Lease Obligation) only;

(7) Liens existing on the Issue Date (other than in connection with the Credit Facilities) and replacement Liens therefor that do not encumber additional property;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(10) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(11) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligation, bankers’ acceptance, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(12) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of CCO Holdings or any of its Restricted Subsidiaries;

(13) Liens of franchisors or other regulatory bodies arising in the ordinary course of business;

(14) Liens arising from filing Uniform Commercial Code financing statements regarding leases or other Uniform Commercial Code financing statements for precautionary purposes relating to arrangements not constituting Indebtedness;

(15) Liens arising from the rendering of a final judgment or order against CCH II or any of its Restricted Subsidiaries that does not give rise to an Event of Default;

(16) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(17) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations and forward contracts, options, future contracts, future options or similar agreements or arrangements designed solely to protect CCH II or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(18) Liens consisting of any interest or title of licensor in the property subject to a license;

(19) Liens on the Capital Stock of Unrestricted Subsidiaries;

(20) Liens arising from sales or other transfers of accounts receivable which are past due or otherwise doubtful of collection in the ordinary course of business;

(21) Liens incurred in the ordinary course of business of CCH II and its Restricted Subsidiaries with respect to obligations which in the aggregate do not exceed $50 million at any one time outstanding;

(22) Liens in favor of the trustee arising under the Indenture and similar provisions in favor of trustees or other agents or representatives under indentures or other agreements governing debt instruments entered into after the date hereof;

(23) Liens in favor of the trustee for its benefit and the benefit of holders of the CCH II Notes, as their respective interests appear; and

(24) Liens securing Permitted Refinancing Indebtedness, to the extent that the Indebtedness being refinanced was secured or was permitted to be secured by such Liens.
      “Permitted Refinancing Indebtedness” means any Indebtedness of CCH II or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used within 60 days after the date of issuance thereof to extend, refinance, renew, replace, defease or refund, other Indebtedness of CCO Holdings or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that unless permitted otherwise by the Indenture, no Indebtedness of any Restricted Subsidiary may be issued in exchange for, nor may the net proceeds of Indebtedness be used to extend, refinance, renew, replace, defease or refund, Indebtedness of the direct or indirect parent of such Restricted Subsidiary; provided further that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable) plus accrued interest and premium, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith), except to the extent that any such excess principal amount would be then permitted to be incurred by other provisions of the covenant described above under the caption “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock.”

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the CCH II Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the CCH II Notes on terms at least as favorable to the holders of CCH II Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      “Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.
      “Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which, by its terms, is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
      “Private Exchanges” means, collectively,

(1) the acquisition by CCH II of certain senior notes and senior discount notes outstanding under the Charter Holdings Indentures, in exchange for notes, pursuant to one or more Exchange Agreements dated on or after September 18, 2003, as such agreements may be supplemented, modified, extended or amended from time to time;

(2) the acquisition by CCH II of certain convertible senior notes outstanding under the Charter Indentures in exchange for notes, pursuant to one or more Exchange Agreements dated on or after September 18, 2003, as such agreements may be supplemented, modified, extended or amended from time to time; and

(3) the distribution, loan or investment of (a) senior notes and senior discount notes accepted in exchange for notes as contemplated by clause (1) of this definition, (B) convertible notes accepted in exchange for notes as contemplated by clause (2) of this definition and (c) amounts sufficient to satisfy the expenses incurred by any Parent in connection therewith (including any required payment of accrued interest thereon), in each case, directly or indirectly to or in any Parent.
      “Productive Assets” means assets (including assets of a referent Person owned directly or indirectly through ownership of Capital Stock) of a kind used or useful in the Cable Related Business.
      “Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.
      “Rating Agencies” means Moody’s and S&P.
      “Related Party” means: (1) the spouse or an immediate family member, estate or heir of Paul G. Allen; or (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of Paul G. Allen and/or such other Persons referred to in the immediately preceding clause (1).
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
      “S&P” means Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof.
      “Significant Subsidiary” means (a) with respect to any Person, any Restricted Subsidiary of such Person which would be considered a “Significant Subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and (b) in addition, with respect to CCH II, Capital Corp.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness on the Issue Date, or, if none, the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which at least 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and, in the case of any such entity of which 50% of the total voting power of shares of Capital Stock is so owned or controlled by such Person or one or more of the other Subsidiaries of such Person, such Person and its Subsidiaries also have the right to control the management of such entity pursuant to contract or otherwise; and

(2) any partnership

(a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or

(b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).
      “Unrestricted Subsidiary” means any Subsidiary of CCH II that is designated by the Board of Directors of CCH II as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with CCH II or any Restricted Subsidiary of CCH II unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to CCH II or such Restricted Subsidiary of CCH II than those that might be obtained at the time from Persons who are not Affiliates of CCH II unless such terms constitute Investments permitted by the covenant described above under the caption “— Certain covenants — Investments,” Permitted Investments, Asset Sales permitted under the covenant described above under the caption “— Repurchase at the option of the holders — Asset sales” or sale-leaseback transactions permitted by the covenant described above under the caption “Certain covenants — Sale and leaseback transactions”;

(3) is a Person with respect to which neither CCH II nor any of its Restricted Subsidiaries has any direct or indirect obligation

(a) to subscribe for additional Equity Interests or

(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of CCH II or any of its Restricted Subsidiaries;

(5) has at least one director on its board of directors that is not a director or executive officer of CCH II or any of its Restricted Subsidiaries or has at least one executive officer that is not a director or executive officer of CCH II or any of its Restricted Subsidiaries; and

(6) does not own any Capital Stock of any Restricted Subsidiary of CCH II.
      Any designation of a Subsidiary of CCH II as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain covenants — Investments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of CCH II as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock,” CCH II shall be in default of such covenant. The Board of Directors of CCH II may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

(1) such Indebtedness is permitted under the covenant described under the caption “— Certain covenants — Incurrence of indebtedness and issuance of preferred stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

(2) no Default or Event of Default would be in existence immediately following such designation.
      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or comparable governing body of such Person.
      “Vulcan Backstop Facility” means a credit facility entered into or to be entered into by and among CCO Holdings, LLC, a Delaware limited liability company, Charter, Charter Communications Holding Company, LLC, Charter Holdings, CCH I, CCH II and/or one or more other Subsidiaries of CCH II and the lenders party thereto pursuant to a commitment letter dated March 14, 2003 between Vulcan Inc. and Charter Communications VII, LLC, as amended by an extension letter dated June 30, 2003, by and between Vulcan Inc., CCO Holdings, LLC and Charter Communications VII, LLC, as the same may be further amended, extended, modified, supplemented or replaced from time to time.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying

(a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

(b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.
      “Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding common equity interests or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM
      Except as set forth below, CCH II Notes will be issued in registered, global form (“Global Notes”) in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. New Notes will be issued on the Settlement Date.
      The Global Notes will be deposited upon issuance with the trustee, as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.
      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for new notes in certificated form except in the limited circumstances described below. See “— Exchange of Book-Entry Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below).
      Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants which may change from time to time. Initially, the trustee will act as paying agent and registrar. The CCH II Notes may be presented for registration of transfer and exchange at the offices of the registrar.
Certain Procedures
      The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
      DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”).
      Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
      DTC has also advised us that, pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
      Investors in the Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
      Except as described below, owners of interests in the Global Notes will not have CCH II Notes registered in their names, will not receive physical delivery of new notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.
      Payments in respect of the principal of, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the trustee will treat the persons in whose names the CCH II Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we, the trustee nor any of our or the trustee’s agents has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the CCH II Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of CCH II Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the CCH II Notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.
      DTC has advised us that it will take any action permitted to be taken by a holder of CCH II Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the CCH II Notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the new notes, DTC reserves the right to exchange the Global Notes for CCH II Notes in certificated form, and to distribute such CCH II Notes to its Participants.
      DTC is under no obligation to perform or continue to perform the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, and such procedures may be discontinued at any time. Neither we nor the trustee nor any of our or their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Book-Entry Notes for Certificated Notes
      A Global Note is exchangeable for definitive CCH II Notes in registered certificated form (“Certificated Notes”) if (i) DTC (x) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we thereupon fail to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) we, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes or (iii) there shall have occurred and be continuing a default or event of default with respect to the CCH II Notes. In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request but only upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture and in accordance with the certification requirements set forth in the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).
Same-Day Settlement and Payment
      Payments in respect of the CCH II Notes represented by the Global Notes (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to CCH II Notes in certificated form, we will make all payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The CCH II Notes represented by the Global Notes are expected to be eligible to trade in the PORTALsm market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such CCH II Notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

DESCRIPTION OF THE CONVERTIBLE NOTES
      The Convertible Notes were issued under an indenture dated as of November 22, 2004 between us and Wells Fargo Bank, N.A., as trustee. Copies of the indenture, the pledge agreement, the resale registration rights agreement and the borrow facility registration rights agreement are included as exhibits to the registration statement of which this Exchange Offer Prospectus is a part and will be made available upon request. We have summarized portions of these documents below. This summary is not complete. We urge you to read the indenture, the pledge agreement, the resale registration rights agreement and the borrow facility registration rights agreement because these documents define your rights as a Holder of the Convertible Notes. In this section, “Charter Communications, Inc.,” “we,” “our” and “us” each refers only to Charter Communications, Inc. and not to any existing or future subsidiary.
General
      The Convertible Notes are senior unsecured obligations of Charter Communications, Inc. and are convertible into our Class A Common Stock as described under “— Conversion Rights” below. The Convertible Notes were issued in an aggregate original principal amount of $862,500,000 and will mature on November 16, 2009.
      The Convertible Notes bear interest at the rate of 5.875% per year on the accreted principal amount from November 22, 2004, the date of original issuance of the Convertible Notes, or from the most recent date to which interest had been paid or provided for. Interest is payable semi-annually in arrears on May 16 and November 16 of each year, commencing May 16, 2005, to holders of record at the close of business on the preceding May 1 and November 1, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, purchase by us at the option of the holder or redemption of a Convertible Note, interest will cease to accrue on the Convertible Note under the terms of and subject to the conditions of the indenture.
      Principal is payable, and Convertible Notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York, New York, which is initially the office or agency of the trustee in New York, New York. See “— Form, Denomination and Registration.” The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of senior debt or other indebtedness, or the issuance or repurchase of securities by us. The indenture will contain no covenants or other provisions to protect holders of the Convertible Notes in the event of a highly leveraged transaction or a fundamental change, except to the extent described under “— Fundamental Change Requires Us to Repurchase Convertible Notes at the Option of the Holder” below.
Ranking
      The Convertible Notes are our unsecured, except with respect to the Pledged Securities as described below, and unsubordinated obligations. The Convertible Notes rank, in right of payment, the same as all of our existing and future unsecured and unsubordinated indebtedness, except with respect to the Pledged Securities as described below. The Convertible Notes rank senior in right of payment to all of our subordinated indebtedness and will be effectively subordinated to any secured indebtedness, except with respect to the Pledged Securities as described below, and structurally subordinated to indebtedness and other liabilities of our subsidiaries.
      As of December 31, 2005, Charter Communications, Inc. had no secured indebtedness and our subsidiaries had total indebtedness and other liabilities of $20.2 billion, excluding intercompany obligations.
Security
      Our subsidiary, Charter Holdco, has purchased and pledged to us as security for an intercompany note, and pursuant to a pledge agreement we repledged to the trustee as security for the benefit of the Holders of the Convertible Notes (and not for the benefit of our other creditors), U.S. government securities, which we refer to as the Pledged Securities, in such amount as will be sufficient upon receipt of scheduled payments with respect to such Pledged Securities to provide for payment in full of the first six scheduled interest payments due on the Convertible Notes, without regard to any liquidated damages we may owe or any deferred interest in respect of accretion of the principal amount of the Notes. Charter Holdco used approximately $144 million of the net proceeds from the offering to acquire such Pledged Securities.
      The Pledged Securities were repledged by us to the trustee for the exclusive benefit of the Holders of the Convertible Notes and are held by the trustee in a pledge account. Immediately prior to each of the first six interest payment dates, the trustee will release from the pledge account cash generated by Pledged Securities then maturing sufficient to pay the interest then due on the original principal amount of the Convertible Notes. A failure to pay interest on the original principal amount of the Convertible Notes when due through the first six scheduled interest payment dates will constitute an immediate event of default under the indenture, with no grace period (unless the failure to make such payment results from the failure by the trustee to release such proceeds from the pledge account, provided such failure is not caused by any act or omission by us). Upon any conversion of Convertible Notes prior to November 16, 2007, the trustee will liquidate a portion of the Pledged Securities and release from the pledge account proceeds sufficient to pay the Early Conversion Make Whole Amount described under “— Conversion Rights — Interest Make Whole Upon Conversion.” If any Early Conversion Make Whole Amount is limited by the formula described therein, the portion of the proceeds of the liquidation of the Pledged Securities not paid to the converting Holder as a result of such limitation will be released to Charter Holdco from the pledge account.
      If prior to November 16, 2007

•	an event of default under the Convertible Notes occurs and is continuing, and

•	the trustee or the Holders of 25% in aggregate original principal amount of the Convertible Notes accelerate the Convertible Notes by declaring the accreted principal amount of the Convertible Notes to be immediately due and payable (by written consent, at a meeting of Convertible Note Holders or otherwise), except for the occurrence of an event of default relating to our bankruptcy, insolvency or reorganization, upon which the Convertible Notes will be accelerated automatically, then the proceeds from the liquidation of the Pledged Securities will be promptly released to Convertible Note Holders, subject to the automatic stay provisions of bankruptcy law, if applicable. Distributions from the pledge account will be applied:

•	first, to any accrued and unpaid interest on the Convertible Notes, and

•	second, to the extent available, to the repayment of a portion of the principal amount of the Convertible Notes.
      However, if any event of default is cured or waived prior to the acceleration of the Convertible Notes by the trustee or Holders of the Convertible Notes referred to above, the trustee and the holders of the Convertible Notes will not be able to accelerate the Convertible Notes as a result of that event of default.
      For example, if the first two interest payments were made when due but the third interest payment was not made when due and the Convertible Note Holders promptly exercised their right to declare the accreted principal amount of the Convertible Notes to be immediately due and payable then, assuming automatic stay provisions of bankruptcy law are inapplicable and the proceeds of the Pledged Securities are promptly distributed from the pledge account,

•	an amount equal to the interest payment due with respect to the third interest payment would be distributed from the pledge account as accrued interest, and

•	the balance of the proceeds of the pledge account would be distributed as a portion of the principal amount of the Convertible Notes.

      In addition, Convertible Note Holders would have an unsecured claim against us for the remainder of the accreted principal amount of their Convertible Notes.
      Once we make the first six scheduled interest payments on the Convertible Notes, all of the remaining Pledged Securities, if any, will be released to Charter Holdco from the pledge account and thereafter the Convertible Notes will be unsecured.
Conversion Rights

General
      Holders may convert their Convertible Notes into shares of our Class A Common Stock at an initial conversion rate of 413.2231 shares of our Class A Common Stock, par value $.001 per share, per $1,000 original principal amount of Convertible Notes, unless previously redeemed or purchased. This is equivalent to an initial conversion price of approximately $2.42 per share.
      The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as set forth in “— Conversion Rate Adjustments” below. In addition, if we elect to accrete the principal amount of the Convertible Notes to pay any liquidated damages, we will increase the conversion rate at the same rate as the accretion rate and over the same period of time. A Holder may convert fewer than all of such Holder’s Convertible Notes so long as the Convertible Notes converted are a multiple of $1,000 original principal amount.
      Upon conversion of a Convertible Note, a Holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates), subject to our obligations described under “— Interest Make Whole Upon Conversion” below, and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the Holder of cash and shares, if any, of our Class A Common Stock into which the Convertible Note is convertible will be deemed to satisfy our obligation with respect to such Convertible Note, subject to our obligations described under “— Interest Make Whole Upon Conversion” below. Except to the extent we are required to make payments in respect of such obligations, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited.
      Holders of Convertible Notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such Convertible Notes at any time after the close of business on the applicable regular record date. Convertible Notes surrendered for conversion by a Holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that the Holder is to receive on the Convertible Notes; provided, however, that no such payment need be made (1) if the conversion date is prior to November 16, 2007, (2) we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (3) if we have specified a purchase date following a fundamental change that is after a record date and on or prior to the next interest payment date or (4) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such Convertible Note.
      If a Holder converts Convertible Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our Class A Common Stock upon the conversion, if any, unless the tax is due because the Holder requests the shares to be issued or delivered to a person other than the holder, in which case the Holder will pay that tax.
      If a Holder wishes to exercise its conversion right, such Holder must deliver an irrevocable duly completed conversion notice, together, if the Convertible Notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. The date a Holder makes such required deliveries is the conversion date for the Convertible Notes converted. The conversion agent will, on the holder’s behalf, convert the Convertible Notes into shares of our Class A Common Stock, subject to our right to deliver cash or a combination of cash and shares. Holders may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through The Depository Trust Company, New York, New York, or DTC, for the number of full shares of our Class A Common Stock into which any Convertible Notes are converted, together with a cash payment for any fractional shares, and cash or shares, if applicable, with respect to any Early Conversion Make Whole Amount or Redemption Make Whole Amount as described under “— Interest Make Whole Upon Conversion” below, will be delivered through the conversion agent on the “conversion settlement date,” which will be as soon as practicable, but no later than the fifth business day, following the conversion date, unless we elect cash settlement as described under “— Cash Settlement Option” below. The trustee will initially act as the conversion agent.
      Convertible Notes called for redemption may be surrendered for conversion at any time prior to the close of business on the business day immediately preceding the redemption date. If a Holder has already delivered a purchase notice as described under “— Fundamental Change Requires Us to Repurchase Convertible Notes at the Option of the Holder” with respect to a Convertible Note, however, the holder may not surrender that Convertible Note for conversion until the Holder has withdrawn the purchase notice in accordance with the indenture.

Cash Settlement Option
      Upon conversion, we will have the right to deliver, in lieu of shares of our Class A Common Stock, cash or a combination of cash and Class A Common Stock. We will inform converting holders through the trustee no later than two business days following the conversion date if we elect to pay cash in lieu of delivering shares and will specify in such notice the percentage of the shares otherwise deliverable for which we will pay cash, unless we have already informed Holders of our election in a notice of redemption for the Convertible Notes, as described under “— Redemption” below. If we elect to pay holders cash upon conversion, such payment will be based on the average price of our Class A Common Stock. If we elect cash settlement, the “conversion settlement date” on which we deliver the cash and shares of our Class A Common Stock, if any, together with the cash or shares, if applicable, with respect to any Early Conversion Make Whole Amount or Redemption Make Whole Amount, to converting Holders will be the third business day following the determination of the average price. We will deliver cash in lieu of any fractional shares of our Class A Common Stock issuable in connection with any conversion of Convertible Notes based upon the average price.
      The “average price” of our Class A Common Stock means, with respect to any conversion of Convertible Notes, the average of the sale prices of our Class A Common Stock over the 20 trading day period beginning on the third trading day immediately following the applicable conversion date.
      The “sale price” of our Class A Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange. The sale price will be determined without reference to after-hours or extended market trading.
      If our Class A Common Stock is not listed for trading on a U.S. national or regional securities exchange, the “sale price” will be the last quoted bid price for our common stock on the Nasdaq Small Cap Market or in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or any similar organization.
      If our Class A Common Stock is not so quoted, the “sale price” will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.
      “Trading day” means a day during which trading in securities generally occurs on the principal U.S. national or regional securities exchange on which our Class A Common Stock is then listed or, if our

Class A Common Stock is not then listed on a national or regional securities exchange, on the principal other market on which our Class A Common Stock is then traded.

Limitation on Beneficial Ownership
      Notwithstanding the foregoing, no Holder of Convertible Notes will be entitled to receive shares of our Class A Common Stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting Holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than the specified percentage of the shares of Class A Common Stock outstanding at such time. With respect to any conversion prior to November 16, 2008, the specified percentage will be 4.9%, and with respect to any conversion thereafter until the maturity of the Convertible Notes, the specified percentage will be 9.9%. Any purported delivery of shares of our Class A Common Stock upon conversion of Convertible Notes shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting Holder becoming the beneficial owner of more than the specified percentage of the shares of Class A Common Stock outstanding at such time. If any delivery of shares of our Class A Common Stock owed to a Holder upon conversion of Convertible Notes is not made, in whole or in part, as a result of this limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after, but in no event later than two trading days after, any such converting Holder gives notice to us that such delivery would not result in it being the beneficial owner of more than the specified percentage of the shares of Class A Common Stock outstanding at such time.

Interest Make Whole Upon Conversion
      Early Conversion Make Whole Amount. Holders who convert their Convertible Notes prior to November 16, 2007 will receive, in addition to a number of shares of our Class A Common Stock equal to the conversion rate, or cash in lieu thereof, the cash proceeds, subject to the limitation described below, of the sale by the trustee of the Pledged Securities remaining with respect to the Convertible Notes being converted, which we refer to as the Early Conversion Make Whole Amount; provided that if a Holder converts Convertible Notes after the close of business on any regular record date but prior to the next interest payment date, the Pledged Securities with respect to the Convertible Notes being converted that will mature immediately prior to the applicable interest payment date shall be excluded from such sale and from the Early Conversion Make Whole Amount since the proceeds thereof will be paid to such Holder on such interest payment date. The Early Conversion Make Whole Amount will not compensate a converting Holder for any deferred interest in respect of accretion of the principal amount of the Convertible Notes if we elect to accrete such principal amount to pay any liquidated damages we may owe.
      Upon receipt by the conversion agent of a conversion notice, the trustee will liquidate a portion of the Pledged Securities, excluding, in the case of any conversion after the close of business on any regular record date but prior to the next interest payment date, Pledged Securities that will mature immediately prior to the applicable interest payment date, rounded down to the nearest whole multiple of the minimum denomination of such Pledged Securities, and release the cash proceeds thereof to the converting Holder. The percentage of the remaining Pledged Securities to be sold will be determined based on the aggregate original principal amount of Convertible Notes being converted as a percentage of the total original principal amount of Convertible Notes then outstanding.
      If a Holder converts Convertible Notes prior to the earlier of (1) the sale of such Convertible Notes pursuant to an effective registration statement (including under this prospectus) or (2) November 22, 2006, the Early Conversion Make Whole Amount such Holder will receive upon conversion of each $1,000 original principal amount of Convertible Notes will not exceed $18.18, which is the amount determined pursuant to the following formula:
1000 - 1.1(CR * OP)

      Where CR is 413.2231, the initial conversion rate for the Convertible Notes and OP is $2.16, the last reported sale price of our Class A Common Stock on the date we priced this offering of Convertible Notes. The portion of the Early Conversion Make Whole Amount not paid to the holder upon conversion of its Convertible Notes because of the limitation described above will be paid to Charter Holdco promptly following the sale of the relevant Pledged Securities.
      Notwithstanding the foregoing paragraph, the cash proceeds received upon conversion by any Holders who convert Convertible Notes that have been called for redemption will not be limited by the formula described above.
      Redemption Make Whole Amount. Any Holders who convert Convertible Notes that have been called for redemption shall receive, in addition to the Early Conversion Make Whole Amount, if applicable, the present value of the interest on the Convertible Notes converted that would have been payable for the period from and including November 16, 2007, or if later, the redemption date, to but excluding November 16, 2009, plus any accrued and unpaid deferred interest, which we refer to as the Redemption Make Whole Amount. The Redemption Make Whole Amount shall be calculated by discounting the amount of such interest, other than any deferred interest, on a semi-annual basis using a discount rate equal to 3.0% plus the arithmetic mean of the yields under the respective headings “This Week” and “Last Week” published in the Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the period from and including the redemption date to but excluding November 16, 2009. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the applicable rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the applicable rate, the most recent Statistical Release published prior to the date of determination of the Redemption Make Whole Amount shall be used.
      The term “Statistical Release” shall mean the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the indenture, then such other reasonably comparable index that we will designate.
      We may pay the Redemption Make Whole Amount in cash or in shares of our Class A Common Stock, with the number of such shares determined based on the average of the sale prices of our Class A Common Stock over the ten trading days immediately preceding the applicable conversion date. If we elect to pay the Redemption Make Whole Amount in shares of our Class A Common Stock, the number of shares we deliver, together with the shares deliverable upon conversion, shall not exceed 462 per $1,000 original principal amount of Convertible Notes, subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments,” and we must deliver cash with respect to the remainder of the Redemption Make Whole Amount, if any.
Make Whole Amount and Public Acquirer Change of Control
      If a transaction described in clause (2) of the definition of change of control (as set forth under “— Fundamental Change Requires Us to Repurchase Convertible Notes at the Option of the Holder”) occurs on or prior to November 16, 2009, we must give notice to all record Holders of Convertible Notes and the trustee at least ten trading days prior to the anticipated effective date of such change of control transaction. We must also give notice to all record Holders of Convertible Notes and the trustee that such a transaction has occurred within 15 days after the actual effective date of such change of control transaction. If a Holder elects to convert its Convertible Notes at any time following the date we give notice of the anticipated effective date of such change of control transaction we will increase the applicable conversion rate for the Convertible Notes surrendered for conversion by a number of additional shares of Class A Common Stock (the “additional shares”), as described below.

      The number of additional shares will be determined by reference to the table below and is based on the date on which such change of control transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our Class A Common Stock in such transaction. If the holders of our Class A Common Stock receive only cash in the change of control transaction, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the average of the sale prices of our Class A Common Stock on the 10 trading days up to but not including the effective date.
      The additional shares will be delivered to Holders who elect to convert their Convertible Notes during the period described above on the later of (1) five business days following the effective date and (2) the conversion settlement date for those Convertible Notes.
      The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the Convertible Notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. Our obligation to deliver the additional shares will be subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”
      The following table sets forth the hypothetical stock price and number of additional shares to be received per $1,000 original principal amount of Convertible Notes.

	Stock Price

Effective Date	$2.16	$2.25	$2.50	$3.00	$3.50	$4.00	$4.50	$5.00

November 16, 2006	74.2	66.2	48.5	25.4	12.1	4.1	0.0	0.0
November 16, 2007	95.1	85.5	64.0	36.5	20.9	11.7	6.3	3.0
November 16, 2008	85.6	75.0	52.0	24.5	10.7	3.8	0.8	0.0
November 16, 2009	49.7	31.2	0.0	0.0	0.0	0.0	0.0	0.0
      The exact stock price and effective dates may not be set forth on the table, in which case:

1. if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the additional premium will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year;

2. if the stock price is in excess of $5.00 per share (subject to adjustment), no additional shares will be issued upon conversion; and

3. if the stock price is less than $2.16 per share (the last reported sale price of our Class A Common Stock on the date the Convertible Notes were priced) (subject to adjustment), no additional shares will be issued upon conversion.
      Notwithstanding the foregoing, in no event will the total number of shares of Class A Common Stock issuable upon conversion exceed 462 per $1,000 original principal amount of Convertible Notes, subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”
      Our obligation to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
      Notwithstanding the foregoing, and in lieu of adjusting the conversion rate as set forth above, in the case of a “public acquirer change of control” (as defined below) we may elect that, from and after the effective date of such public acquirer change of control, the right to convert a Convertible Note will be changed into a right to convert a Convertible Note into a number of shares of “acquirer common stock”

(as defined below). The conversion rate following the effective date of such transaction will be a number of shares of acquirer common stock equal to the product of:

•	the conversion rate in effect immediately prior to the effective date of such change of control, times

•	the average of the quotients obtained, for each trading day in the 10 consecutive trading day period commencing on the trading day next succeeding the effective date of such public acquirer change of control (the “valuation period”), of:

(i) the “acquisition value” of our Class A Common Stock on each such trading day in the valuation period, divided by

(ii) the closing sale price of the acquirer common stock on each such trading day in the valuation period.
      The “acquisition value” of our Class A Common Stock means, for each trading day in the valuation period, the value of the consideration paid per share of our Class A Common Stock in connection with such public acquirer change of control, as follows:

•	for any cash, 100% of the face amount of such cash,

•	for any acquirer common stock or any other securities that are traded on a U.S. national securities exchange, 100% of the closing sale price of such acquirer common stock or other traded securities on each such trading day; and

•	for any other securities, assets or property, 102% of the fair market value of such security, asset or property on each such trading day, as determined by two independent nationally recognized investment banks selected by the trustee for this purpose.
      After the adjustment of the conversion rate in connection with a public acquirer change of control, the conversion rate will be subject to further similar adjustments in the event that any of the events described above occur thereafter.
      A “public acquirer change of control” is any transaction described in clause (2) of the definition of change control below where the acquirer, or any entity that is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of such acquirer’s capital stock that are entitled to vote generally in the election of directors has a class of common stock traded on a national securities exchange or which will be so traded or quoted when issued or exchanged in connection with such change of control. We refer to such acquirer’s or other entity’s class of common stock traded on a national securities exchange or which will be so traded or quoted when issued or exchanged in connection with such fundamental change as the “acquirer common stock.”

Conversion Rate Adjustments
      The initial conversion rate will be adjusted for certain events, including:

(1) the issuance of our Class A Common Stock as a dividend or distribution on our Class A Common Stock, or certain subdivisions and combinations of our Class A Common Stock, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR 0	×	OS [1]

OS 0
      where,

CR 0	=	the conversion rate in effect at the close of business on the record date
CR [1]	=	the conversion rate in effect immediately after the record date
OS 0	=	the number of shares of our Class A Common Stock outstanding at the close of business on the record date

OS [1]	=	the number of shares of our Class A Common Stock outstanding that would be outstanding immediately after such event

(2) the issuance to all holders of our Class A Common Stock of certain rights or warrants to purchase our Class A Common Stock (or securities convertible into our Class A Common Stock) for a period expiring 45 days or less from the date of issuance of such rights or warrants at less than (or having a conversion price per share less than) the current market price of our Class A Common Stock; provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR 0	×	OS 0 + X

OS 0 OS 0 + Y
      where,

CR 0	=	the conversion rate in effect at the close of business on the record date
CR [1]	=	the conversion rate in effect immediately after the record date
OS 0	=	the number of shares of our Class A Common Stock outstanding at the close of business on the record date
X	=	the total number of shares of our Class A Common Stock issuable pursuant to such rights
Y	=	the number of shares of our Class A Common Stock equal to the aggregate price payable to exercise such rights divided by the average of the sale prices of our Class A Common Stock for the ten consecutive trading days prior to the business day immediately preceding the announcement of the issuance of such rights

(3) the dividend or other distribution to all holders of our Class A Common Stock of shares of our capital stock (other than Class A Common Stock) or evidences of our indebtedness or our assets (excluding (A) any dividend, distribution or issuance covered by clause (1) or (2) above and (B) any dividend or distribution paid exclusively in cash), in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR 0	×	SP 0

SP 0 - FMV
      where,

CR 0	=	the conversion rate in effect at the close of business on the record date
CR [1]	=	the conversion rate in effect immediately after the record date
SP 0	=	the current market price
FMV	=	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our Class A Common Stock on the record date for such distribution
      With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our Class A Common Stock or shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0	×	FMV 0 + MP 0

MP 0

      where,

CR 0	=	the conversion rate in effect at the close of business on the record date
CR [1]	=	the conversion rate in effect immediately after the record date
FMV 0	=	the average of the sale prices of the capital stock or similar equity interest distributed to holders of our Class A Common Stock applicable to one share of our Class A Common Stock over the 10 trading days commencing on and including the fifth trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the Nasdaq Global Market or such other national or regional exchange or market on which the securities are then listed or quoted
MP 0	=	the average of the sale prices of our Class A Common Stock over the 10 trading days commencing on and including the fifth trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the Nasdaq Global Market or such other national or regional exchange or market on which the securities are then listed or quoted

(4) dividends or other distributions consisting exclusively of cash to all holders of our Class A Common Stock, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR 0	×	SP 0

SP 0 - C
      where,

CR 0	=	the conversion rate in effect at the close of business on the record date
CR [1]	=	the conversion rate in effect immediately after the record date
SP 0	=	the current market price
C	=	the amount in cash per share we distribute to holders of our Class A Common Stock

(5) we or one or more of our subsidiaries make purchases of our Class A Common Stock pursuant to a tender offer or exchange offer by us or one of our subsidiaries for our Class A Common Stock to the extent that the cash and value of any other consideration included in the payment per share of our Class A Common Stock exceeds the current market price per share of our Class A Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR 0	×	FMV + (SP1 × OS1)

OS 0 × SP1
      where,

CR 0	=	the conversion rate in effect on the expiration date
CR [1]	=	the conversion rate in effect immediately after the expiration date
FMV	=	the fair market value (as determined by our board of directors) of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”)
OS [1]	=	the number of shares of our Class A Common Stock outstanding immediately after the expiration date less any purchased shares
OS 0	=	the number of shares of our Class A Common Stock outstanding immediately after the expiration date, including any purchased shares
SP [1]	=	the sale price of our Class A Common Stock on the trading day next succeeding the expiration date

(6) someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the expiration date, our board of directors is not recommending rejection of the offer, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR 0	×	FMV + (SP1 × OS1)

OS 0 × SP1
      where,

CR 0	=	the conversion rate in effect on the expiration date
CR [1]	=	the conversion rate in effect immediately after the expiration date
FMV	=	the fair market value (as determined by our board of directors) of the aggregate consideration payable to our shareholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the expiration date
OS [1]	=	the number of shares of our Class A Common Stock outstanding immediately after the expiration date less any purchased shares
OS 0	=	the number of shares of our Class A Common Stock outstanding immediately after the expiration date, including any purchased shares
SP [1]	=	the sale price of our Class A Common Stock on the trading day next succeeding the expiration date
      The adjustment referred to in this clause (6) will only be made if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of Class A Common Stock to more than 25% of the total shares of Class A Common Stock outstanding; and

•	the cash and value of any other consideration included in the payment per share of Class A Common Stock exceeds the sale price of our Class A Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.
However, the adjustment referred to in this clause (6) will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of the consolidated assets of us and our subsidiaries substantially as an entirety.
      “Current market price” of our Class A Common Stock on any day means the average of the sale price of our Class A Common Stock for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, “ex-date” means the first date on which the shares of our Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.
      “Record date” means, for purpose of this section, with respect to any dividend, distribution or other transaction or event in which the holders of our Class A Common Stock have the right to receive any cash, securities or other property or in which our Class A Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our Class A Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).
      To the extent that we have a rights plan in effect upon conversion of the Convertible Notes into Class A Common Stock, you will receive, in addition to the Class A Common Stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the Class A Common Stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed, to all holders of our Class A Common Stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
      Except as stated above, the conversion rate will not be adjusted for the issuance of our Class A Common Stock or any securities convertible into or exchangeable for our Class A Common Stock or carrying the right to purchase any of the foregoing.
      In the case of any recapitalization, reclassification or change of our Class A Common Stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to another corporation of the consolidated assets of ours and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which holders of our Class A Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our Class A Common Stock, the Holders of the Convertible Notes then outstanding will be entitled thereafter to convert those Convertible Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that they would have owned or been entitled to receive upon such recapitalization, reclassification, change, consolidation, merger, combination, sale, lease, transfer or statutory share exchange had such Convertible Notes been converted into our Class A Common Stock immediately prior to such transaction. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.
      We may from time to time, to the extent permitted by law and subject to applicable rules of The Nasdaq Stock Market, increase the conversion rate of the Convertible Notes by any amount for any period of at least 20 days. In that case we will give at least 15 days notice of such increase. We may make such increases in the conversion rate, to the extent permitted by law and subject to applicable rules of The Nasdaq Stock Market, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our Class A Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.
      As a result of any adjustment of the conversion rate, the Holders of Convertible Notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of Class A Common Stock. In addition, non-U.S. Holders of Convertible Notes in certain circumstances may be deemed to have received a distribution subject to U.S. federal withholding tax requirements.
Exchange in Lieu of Conversion
      Unless we have called the relevant Convertible Notes for redemption, when a Holder surrenders Convertible Notes for conversion, we may direct the conversion agent to surrender, on or prior to the date two business days following the conversion date, such Convertible Notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any such Convertible Notes, the designated institution must agree to deliver, in exchange for such Convertible Notes, a number of shares of our common stock equal to the applicable conversion rate, or at its option, cash or a combination of cash and shares of our common stock in lieu thereof, calculated based on the average price, plus cash for any fractional shares and any Early Conversion Make Whole Amount.
      If the designated institution accepts any such Convertible Notes, it will deliver the appropriate number of shares of our common stock (and cash, if any), or cash in lieu thereof, to the conversion agent and the conversion agent will deliver those shares or cash to the Holder. Such designated institution will also deliver cash equal to any Early Conversion Make Whole Amount we would owe such Holder if we had converted its Convertible Notes. Any Convertible Notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any Convertible Notes for exchange but does not timely deliver the related consideration, we will, as promptly as practical thereafter, but not later than the third business day following (1) the conversion date, or (2) if the designated institution elects to deliver cash or a combination of cash and shares of our common stock, the determination of the average price, convert the Convertible Notes and deliver shares of our common stock, as described under “— Conversion Rights — General,” or, at our option cash in lieu thereof based on the average price, along with any applicable Early Conversion Make Whole Amount.
      Our designation of an institution to which the Convertible Notes may be submitted for exchange does not require the institution to accept any Convertible Notes. If the designated institution declines to accept any Convertible Notes surrendered for exchange, we will convert those Convertible Notes into shares of our Class A Common Stock, or cash in lieu thereof, as described under “— Conversion Rights” above. We will not pay any consideration to, or otherwise enter into any arrangement with, the designated institution for or with respect to such designation.
Redemption
      We may redeem for cash the Convertible Notes in whole or in part, at a price equal to 100% of the accreted principal amount of such Convertible Notes plus accrued and unpaid interest, deferred interest and liquidated damages, if any, on the Convertible Notes to, but excluding, the redemption date, if the closing price of our Class A Common Stock has exceeded, for at least 20 trading days in any consecutive 30 trading day period, 180% of the conversion price if such 30 trading day period begins prior to November 16, 2007 and 150% if such 30 trading day period begins thereafter. The “conversion price” as of any day will equal the accreted principal amount of $1,000 original principal amount of Convertible Notes divided by the conversion rate in effect on such day. We are required to give notice of redemption to the trustee and all registered Holders not less than 30 nor more than 60 days prior to the redemption date. We must specify in such notice (1) whether we will deliver shares of our Class A Common Stock, or cash in lieu thereof, upon conversion of any Convertible Notes called for redemption, (2) if we elect to deliver cash, the percentage of the shares otherwise deliverable for which we will pay cash and (3) whether we will deliver cash or shares of our Class A Common Stock upon conversion with respect to the Redemption Make Whole Amount.
      Convertible Notes or portions of Convertible Notes called for redemption will be convertible by the Holder until the close of business on the business day prior to the redemption date.
      If we decide to redeem fewer than all of the outstanding Convertible Notes, the trustee will select the Convertible Notes to be redeemed (in original principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.
      If any Convertible Notes are to be redeemed in part only, we will issue a new Convertible Note or Convertible Notes with a principal amount equal to the unredeemed principal portion thereof. If the trustee selects a portion of your Convertible Note for partial redemption and you convert a portion of the same Convertible Note, the converted portion will be deemed to be from the portion selected for redemption. In the event of any redemption in part, we will not be required to issue, register the transfer of or exchange any certificated Convertible Note during a period of 15 days before the mailing of the redemption notice.
Fundamental Change Requires Us to Repurchase Convertible Notes at the Option of the Holder
      If a fundamental change occurs, each Holder of Convertible Notes will have the right to require us to purchase some or all of that Holder’s Convertible Notes for cash on a repurchase date that is not less than 20 nor more than 35 business days after the date of our notice of the fundamental change. We will purchase such Convertible Notes at a purchase price equal to 100% of the accreted principal amount of the Convertible Notes to be purchased, plus any accrued and unpaid interest (including deferred interest and liquated damages, if any) to but excluding the fundamental change repurchase date, unless such fundamental change repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest (including liquated damages, if any, but excluding any deferred interest) payable on such interest payment date to the Holder of record at the close of business on the corresponding record date.

      Within 20 days after the occurrence of a fundamental change, we are required to give notice to all Holders of Convertible Notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right and the fundamental change repurchase date. We must also deliver a copy of our notice to the trustee. To exercise the repurchase right, a Holder of Convertible Notes must deliver, on or before the fundamental change repurchase date specified in our notice, written notice to the trustee of the Holder’s exercise of its repurchase right, together with the Convertible Notes with respect to which the right is being exercised. We will promptly pay the repurchase price for Convertible Notes surrendered for repurchase following the fundamental change repurchase date.
      You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

•	the original principal amount of the withdrawn Convertible Notes;

•	if certificated Convertible Notes have been issued, the certificate number of the withdrawn Convertible Notes (or, if your Convertible Notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the original principal amount, if any, that remains subject to the repurchase notice.
      Payment of the repurchase price for a Convertible Note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Convertible Note, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the Convertible Note will be made promptly following the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the Convertible Note. If the paying agent holds money sufficient to pay the repurchase price of the Convertible Note, on the repurchase date, then, on and after the business day following the repurchase date:

•	the Convertible Note will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the Holder will terminate, other than the right to receive the repurchase price upon delivery of the Convertible Note.
      This will be the case whether or not book-entry transfer of the Convertible Note has been made or the Convertible Note has been delivered to the paying agent.
      A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading.
      A “termination of trading” will be deemed to have occurred if our Class A Common Stock (or other common stock into which the Convertible Notes are then convertible) is not listed for trading on a U.S. national securities exchange; provided that a termination of trading will not occur so long as our Class A Common Stock is listed for trading on the Nasdaq Small Cap market or quoted bid prices for our Class A Common Stock in the over-the-counter market are reported by Pink Sheets LLC or any similar organization.
      A “change of control” will be deemed to have occurred at such time after the original issuance of the Convertible Notes when the following has occurred:

(1) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than Paul G. Allen and Related Parties, becomes the direct or indirect “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of more than 35% of the Voting Stock of Charter Communications, Inc., measured by voting power rather than number of shares, unless Mr. Allen and the Related Parties, collectively, beneficially own, directly or indirectly, a greater percentage of Voting Stock of Charter Communications, Inc., measured by voting power rather than number of shares, than such person; (2) the consummation of any transaction or event (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger of us or any sale, lease or other transfer of the consolidated assets of ours and our subsidiaries) or a series of related transactions or events pursuant to which our common stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property more than 10% of the fair market value of which consists of cash, securities or other property that are not, or upon issuance will not be, traded on any U.S. national securities exchange;

(3) the sale, transfer, conveyance, lease or other disposition (including by way of liquidation or dissolution, but excluding by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Charter Communications, Inc. and its subsidiaries, taken as a whole, to any “person” or “group” as defined above;

(4) the purchase by Mr. Allen or any Allen Affiliates in any transaction or series of transactions, of shares of our Class A Common Stock, which results in the aggregate number of shares of Class A Common Stock held by Mr. Allen and any Allen Affiliates exceeding 70% of the total number of shares of Class A Common Stock issued and outstanding (including any shares borrowed pursuant to the share lending agreement) at such time to the extent that the closing price per share of the Class A Common Stock for any five trading days within the period of the ten consecutive trading days immediately after the later of the last date of such purchases or the public announcement of such purchases is less than 100% of the applicable conversion price of the Convertible Notes in effect on each of those trading days; provided that the calculation of the number of shares of Class A Common Stock held by Mr. Allen and any Allen Affiliates will not include any share of our Class A Common Stock acquired by Mr. Allen or any Allen Affiliates as a result of the exchange or conversion of membership units of Charter Holdco or shares of our Class B common stock or any securities exchangeable or convertible into shares of Class A Common Stock or issued in exchange (by merger or otherwise) for shares of a Person that holds units of Charter Holdco.

(5) the adoption of a plan relating to the liquidation or dissolution of Charter Holdco; or

(6) continuing directors (as defined below in this section) cease to constitute at least a majority of our board of directors.

      As used in connection with the definition of change of control, the following terms will have the meaning described below:
      “Allen Affiliate” means any person in which Mr. Allen, directly or indirectly, owns at least a 50.1% equity interest, provided that Charter Communications, Inc., Charter Holdco or any of its subsidiaries will not be included in such definition.
      “Continuing director” means a director who either was a member of our board of directors on November 16, 2004 or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.
      “Related Party” means:

(i) the spouse or an immediate family member, estate or heir of the Mr. Allen; or

(ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of Mr. Allen and/or such other persons referred to in the immediately preceding clause (i) or this clause (ii).

      “Voting Stock” of any person as of any date means the capital stock of such person that is at the time entitled to vote in the election of the board of directors of such person.
      The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.
      The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of our consolidated assets “substantially as an entirety.” There is no precise, established definition of the phrase “substantially as an entirety.” under applicable law. Accordingly, your ability to require us to repurchase your Convertible Notes as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.
      Rule 13e-4 under the Exchange Act, as amended, requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to Holders of the Convertible Notes. We will comply with this rule to the extent applicable at that time.
      We may, to the extent permitted by applicable law, at any time purchase the Convertible Notes in the open market or by tender at any price or by private agreement. Any Convertible Note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any Convertible Notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.
      The foregoing provisions would not necessarily protect Holders of the Convertible Notes if highly leveraged or other transactions involving us occur that may adversely affect Holders.
      Our ability to repurchase Convertible Notes upon the occurrence of a fundamental change is subject to important limitations. Our subsidiaries’ existing credit agreements and indentures contain and any future credit agreements or other agreements relating to our indebtedness may also contain provisions prohibiting repurchase of the Convertible Notes under certain circumstances, or expressly prohibit our repurchase of the Convertible Notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from repurchasing Convertible Notes, we could seek the consent of our or our subsidiaries’ lenders and noteholders to repurchase the Convertible Notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the Convertible Notes. Our failure to repurchase tendered Convertible Notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.
      No Convertible Notes may be purchased by us at the option of the Holders upon a fundamental change if the accreted principal amount of the Convertible Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.
      The fundamental change purchase feature of the Convertible Notes may in certain circumstances make more difficult or discourage a takeover of our company. The fundamental change repurchase feature, however, is not the result of our knowledge of any specific effort to accumulate shares of our Class A Common Stock, to obtain control of us by means of a merger, tender offer solicitation or otherwise, or by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in securities similar to the Convertible Notes.
Consolidation, Merger and Sale of Assets
      We may, without the consent of the holders of Convertible Notes, consolidate with, merge into or sell, lease or otherwise transfer in one transaction or a series of related transactions the consolidated assets of ours and our subsidiaries substantially as an entirety to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions provided that:

•	the surviving entity assumes all our obligations under the indenture and the Convertible Notes;

•	if as a result of such transaction the Convertible Notes become convertible into common stock or other securities issued by a third party that is not the successor under the Convertible Notes and the indenture, such third party fully and unconditionally guarantees all obligations of Charter Communications, Inc. or such successor under the Convertible Notes and the indenture;

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the provisions of the indenture, have been delivered to the trustee.
Information Requirement
      Until November 22, 2006, during any period in which we are not subject to the reporting requirements of the Exchange Act, to make available to Holders of the Convertible Notes, or beneficial owners of interests therein, or any prospective purchaser of the Convertible Notes, the information required by Rule 144A(d)(4) to be made available in connection with the sale of Convertible Notes or beneficial interests in the Convertible Notes.
Events of Default
      Each of the following will constitute an event of default under the indenture:

•	our failure to pay when due the principal on any of the Convertible Notes at maturity, upon redemption or exercise of a repurchase right or otherwise;

•	our failure to pay an installment of interest (including liquidated damages, if any) other than any deferred interest on any of the Convertible Notes for 30 days after the date when due; provided that a failure to make any of the first six scheduled interest payments on the original principal amount of the Convertible Notes on the applicable interest payment date will constitute an event of default with no grace or cure period (unless the failure to make such payment results from the failure by the trustee to release the relevant cash amount from the pledge account, provided that such failure is not caused by any act or omission by us);

•	our failure to deliver shares of our Class A Common Stock, or cash in lieu thereof, when due upon conversion of Convertible Notes, together with cash in respect of any fractional shares and any Early Conversion Make Whole Amount and any Redemption Make Whole Amount, upon conversion of a Convertible Note, and that failure continues for 10 days;

•	our failure to comply with our obligations described under “— Covenant” when required and such failure continues for five days;

•	our failure for 30 days after written notice thereof has been given to us by the trustee or to us and the trustee by the Holders of at least 25% in aggregate original principal amount of the Convertible Notes then outstanding to comply with any of the other covenants or agreements in the indenture;

•	our failure to make any payment under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our significant subsidiaries (or the payment of which is guaranteed by us or any of our significant subsidiaries) whether such indebtedness or guarantee now exists, or is created after the issue date, if that default:

(i) is caused by a failure to pay at final stated maturity the principal amount on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a “Payment Default”); or

(ii) results in the acceleration of such indebtedness prior to its express maturity, and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more;

•	our failure to give timely notice of a fundamental change or of the anticipated effective date of a change of control transaction as described under “— Conversion Rights — Make Whole Amount and Public Acquirer Change of Control”; and

•	certain events of our bankruptcy, insolvency or reorganization or any significant subsidiary of ours.
      “Significant subsidiary” has the meaning set forth in clauses (1) and (2) of the definition thereof in Regulation S-X under the Securities Act.
      If an event of default specified in the eighth bullet point above occurs and is continuing, then the principal of all the Convertible Notes and the interest thereon shall automatically become immediately due and payable. If an event of default shall occur and be continuing, other than an event of default specified in the eighth bullet point above, the trustee or the Holders of at least 25% in aggregate original principal amount of the Convertible Notes then outstanding may declare the Convertible Notes due and payable at their accreted principal amount together with accrued and unpaid interest (including deferred interest and liquidated damages, if any), and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the Holders of Convertible Notes by appropriate judicial proceedings. Such declaration may be rescinded and annulled with the written consent of the Holders of a majority in aggregate original principal amount of the Convertible Notes then outstanding, subject to the provisions of the indenture.
      The Holders of a majority in aggregate original principal amount of Convertible Notes at the time outstanding through their written consent, or the Holders of a majority in aggregate original principal amount of Convertible Notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may waive any existing default or event of default and its consequences except any default or event of default:

•	in any payment on the Convertible Notes;

•	in respect of the failure to convert the Convertible Notes; or

•	in respect of the covenants or provisions in the indenture that may not be modified or amended without the consent of the Holder of each Convertible Note affected as described in “— Modification, Waiver and Meetings” below.
      Holders of a majority in aggregate original principal amount of the Convertible Notes then outstanding through their written consent, or the Holders of a majority in aggregate original principal amount of the Convertible Notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, subject to the provisions of the indenture. The indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the Holders of Convertible Notes before proceeding to exercise any right or power under the indenture at the request of such Holders. The rights of Holders of the Convertible Notes to pursue remedies with respect to the indenture and the Convertible Notes are subject to a number of additional requirements set forth in the indenture.

      The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered Holders of the Convertible Notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered Holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the Convertible Notes when due or in the payment of any conversion, redemption or repurchase obligation.
      We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture. In addition, we are required to file with the trustee a written notice of the occurrence of any default or event of default within five business days of our becoming aware of the occurrence of any default or event of default.
Modification, Waiver and Meetings
      The indenture contains provisions for convening meetings of the Holders of Convertible Notes to consider matters affecting their interests.
      The indenture (including the terms and conditions of the Convertible Notes) may be modified or amended by us and the trustee, without the consent of the Holder of any Convertible Note, for the purposes of, among other things:

•	adding to our covenants for the benefit of the Holders of Convertible Notes;

•	adding additional dates on which Holders may require us to repurchase their Convertible Notes;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of Holders of Convertible Notes if any reclassification or change of our Class A Common Stock or any consolidation, merger or sale of the consolidated assets of us and our subsidiaries substantially as an entirety occurs;

•	providing for the assumption of our obligations to the Holders of Convertible Notes in the case of a merger, consolidation, conveyance, sale, transfer or lease;

•	increasing the conversion rate in the manner described in the indenture, provided that the increase will not adversely affect the interests of Holders of Convertible Notes in any material respect;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	making any changes or modifications to the indenture necessary in connection with the registration of the Notes under the Securities Act, as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the Holders of the Convertible Notes in any material respect;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors, adversely affect the interests of the Holders of Convertible Notes in any material respect; provided further that any amendment made solely to conform the provisions of the indenture to the description of the Convertible Notes in this prospectus will not be deemed to adversely affect the interests of the Holders of the Convertible Notes; or

•	adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the Holders of Convertible Notes.

      Modifications and amendments to the indenture or to the terms and conditions of the Convertible Notes may also be made, and noncompliance by us with any provision of the indenture or the Convertible Notes may be waived, either:

•	with the written consent of the Holders of at least a majority in aggregate original principal amount of the Convertible Notes at the time outstanding; or

•	by the adoption of a resolution at a meeting of Holders at which a quorum is present by at least a majority in aggregate original principal amount of the Convertible Notes represented at such meeting.
      However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the Holder of each Convertible Note affected:

•	change the maturity of the principal of or any installment of interest on any Convertible Note (including any payment of liquidated damages);

•	reduce the principal amount of, or any premium, if any, on any Convertible Note;

•	reduce the interest rate or amount of interest (including any liquidated damages) on any Convertible Note;

•	reduce the Early Conversion Make Whole Amount or the Redemption Make Whole Amount or otherwise modify the provisions of the indenture related thereto in a manner adverse to the Holders of the Convertible Notes;

•	modify the provisions of the indenture relating to the Pledged Securities as described above under “— Security” in a manner adverse to the Holders of the Convertible Notes;

•	other than as contemplated by the terms of the indenture, change the currency of payment of principal of, premium, if any, or interest on any Convertible Note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or the conversion of, any Convertible Note;

•	except as otherwise permitted or contemplated by provisions of the indenture concerning specified reclassifications or corporate reorganizations, impair or adversely affect the conversion rights of Holders of the Convertible Notes;

•	adversely affect any repurchase option of holders;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of Convertible Notes;

•	reduce the percentage in aggregate original principal amount of Convertible Notes outstanding necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate original principal amount of Convertible Notes outstanding required for any other waiver under the indenture.
      The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate original principal amount of the Convertible Notes at the time outstanding.
Form, Denomination and Registration
      The Notes were issued in fully registered form, without coupons, in denominations of $1,000 original principal amount and whole multiples of $1,000.
Global Notes: Book-Entry Form
      The Convertible Notes are evidenced by one or more global Convertible Notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co., as DTC’s nominee. Record ownership of the global Convertible Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below.
      Ownership of beneficial interests in a global Convertible Note will be limited to persons that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the global Convertible Notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.
      So long as Cede & Co., as nominee of DTC, is the registered owner of the global Notes, Cede & Co. for all purposes will be considered the sole holder of the global Convertible Notes. Except as provided below, owners of beneficial interests in the global Convertible Notes will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the global Convertible Notes to such persons may be limited.
      We will wire, through the facilities of the trustee, principal, premium, if any, and interest payments on the global Convertible Notes to Cede & Co., the nominee for DTC, as the registered owner of the global Convertible Notes. We, the trustee and any paying agent will have no responsibility or liability for paying amounts due on the global Convertible Notes to owners of beneficial interests in the global Convertible Notes.
      It is DTC’s current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global Convertible Notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the Convertible Notes represented by the global Convertible Notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in Convertible Notes represented by the global Convertible Notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”
      If a Holder would like to convert Convertible Notes into Class A Common Stock pursuant to the terms of the Convertible Notes, the Holder should contact the Holder’s broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.
      Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a holder’s ability to pledge the holder’s interest in the Convertible Notes represented by global Convertible Notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.
      Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a Holder of Convertible Notes, including, without limitation, the presentation of Convertible Notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global Convertible Notes are credited and only for the principal amount of the Convertible Notes for which directions have been given.
      DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers of the Notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.
      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global Notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause Convertible Notes to be issued in definitive registered form in exchange for the global Convertible Notes. None of us, the trustee or any of their respective agents will have any responsibility for the performance by DTC, direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global Convertible Notes.
      According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
Certificated Convertible Notes
      We will issue the Convertible Notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global Convertible Note may be exchanged for definitive certificated Convertible Notes upon request by or on behalf of DTC in accordance with customary procedures. The indenture permits us to determine at any time and in our sole discretion that Convertible Notes shall no longer be represented by global Convertible Notes. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global Convertible Notes at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.
      Any Convertible Note that is exchangeable pursuant to the preceding sentence is exchangeable for Convertible Notes registered in the names which DTC will instruct the trustee. It is expected that DTC’s instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global Convertible Note. Subject to the foregoing, a global Convertible Note is not exchangeable except for a global Convertible Note or global Convertible Notes of the same aggregate denominations to be registered in the name of DTC or its nominee.
Notices
      Except as otherwise provided in the indenture, notices to Holders of Convertible Notes will be given by mail to the addresses of Holders of the Convertible Notes as they appear in the Convertible Note register.

Governing Law
      The indenture, the Convertible Notes and the registration rights agreement are governed by, and construed in accordance with, the law of the State of New York.
Information Regarding the Trustee
      Wells Fargo Bank, N.A., as trustee under the indenture, has been appointed by us as paying agent, collateral agent, conversion agent, registrar and custodian with regard to the Convertible Notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
      The following is a summary of the material United States federal income tax consequences to Holders of the Convertible Notes of the receipt of the Exchange Consideration pursuant to the Exchange Offer. It is based on provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”) and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the Internal Revenue Service (the “IRS”) has been or is expected to be sought with respect to any aspect of the transactions described herein. The following relates only to the Convertible Notes, and the Class A Common Stock and CCH II Notes received in exchange therefor, that are held by Holders who hold such notes as capital assets. This summary does not address all of the tax consequences that may be relevant to particular Holders in light of their personal circumstances, or to certain types of Holders such as banks and other financial institutions, employee stock ownership plans, certain expatriates, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations, partnerships or other pass-through entities, dealers in securities, brokers, persons who have hedged the interest rate on the old notes or who hedge the interest rate on the new notes, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, United States persons whose functional currency is not the United States dollar, or persons who hold the old notes or the new notes as part of a “straddle,” “hedge” or “conversion transaction.” In addition, this summary does not include any description of the United States federal alternative minimum tax or estate and gift tax, or the consequences under any state, local or non-U.S. government tax that may be applicable to a particular Holder.
      A “U.S. Holder” is a beneficial owner of a Convertible Note, a CCH II Note, or Class A Common Stock, as the case may be, that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation that is organized under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if the trust has made a valid election to be treated as a United States person. A “non-U.S. Holder” is a beneficial owner of a Convertible Note, a CCH II Note, or Class A Common Stock that is neither a U.S. Holder nor a partnership.
      If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of a Convertible Note, a CCH II Note, or Class A Common Stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of owning and disposing of a Convertible Note, a CCH II Note, or Class A Common Stock.
      HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE CONSUMMATION OF THE EXCHANGE OFFER, INCLUDING THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CLASS A COMMON STOCK AND NEW NOTES AS WELL AS THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER U.S. FEDERAL TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS BEFORE DETERMINING WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.
Classification of Convertible Notes
      We have taken the position that the Convertible Notes are indebtedness subject to the special Treasury Regulations governing contingent payment debt instruments (the “contingent debt regulations”). Such regulations generally apply to debt instruments that provide for one or more payments that are contingent in timing or amount, if the likelihood of such payment being made is not “remote” and the amount of such payment is not “incidental.” While it is unclear whether in fact any of the alternative payments on the Convertible Notes are remote, we concluded at the time the Convertible Notes were issued that the potential receipt of the Early Conversion Make Whole Amount may be a contingency that is not “remote” or “incidental” within the meaning of the contingent debt regulations. Accordingly, while the correct treatment of the Convertible Notes is uncertain, we have treated the Convertible Notes as debt instruments subject to the contingent debt regulations because of the potential receipt of the Early Conversion Make Whole Amount. Moreover, under the indenture governing the notes, we have agreed, and by acceptance of a beneficial interest in a Convertible Note each holder of a Convertible Note is deemed to have agreed (in the absence of an administrative pronouncement or judicial ruling to the contrary), for U.S. federal income tax purposes, to treat the Convertible Notes as debt instruments that are subject to the contingent debt regulations and to be bound by our application of the contingent debt regulations to the Convertible Notes.
      Due to the absence of authorities that directly address the proper characterization of the Convertible Notes and the application of the contingent payment regulations to the Convertible Notes, no assurance can be given that the IRS will accept, or that a court will uphold, that characterization of the Convertible Notes.
      The remainder of this discussion assumes that the Convertible Notes are treated as indebtedness subject to the contingent debt regulations.
Tax Consequences to Exchanging U.S. Holders

The Exchange of Convertible Notes for Exchange Consideration
      Holders exchanging Convertible Notes will receive cash, Class A Common Stock and new CCH II Notes in accordance with the Exchange Offer. We will take the position that the exchange of the Convertible Notes for the Exchange Consideration will be a taxable transaction for Holders of the Convertible Notes. Accordingly, each exchanging U.S. Holder of Convertible Notes will recognize gain or loss with respect to the Convertible Notes being exchanged equal to the difference between (i) the sum of the cash received, the market value of the Class A Common Stock received, and the issue price of the CCH II Notes received and (ii) the adjusted tax basis of such Convertible Notes. A U.S. Holder’s adjusted tax basis in a Convertible Note equals the price such Holder paid for that note, increased by the amount of any original issue discount (“OID”) (taking into account acquisition premium, if any) and market discount previously included in income by such Holder with respect to the note and reduced (but not below zero) (i) by any amortizable bond premium previously taken as a deduction with respect to the note and (ii) by any payments received by such Holder on the note prior to the exchange other than qualified stated interest payments (defined below). Any such gain generally will be treated as ordinary interest income. Any loss generally will be (i) ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses in respect of the Convertible Notes and (ii) thereafter capital loss. Such loss generally will be long-term capital loss if, at the time of the exchange, the U.S. Holder’s holding period for the existing note is more than one year. The deductibility of capital losses is subject to limitations under the Code.
      For United States federal income tax purposes, the “issue price” of the CCH II Notes will depend on whether the CCH II Notes or the Convertible Notes are deemed to be “publicly traded.” The CCH II Notes or the Convertible Notes will be treated as publicly traded if, at any time during the 60-day period ending 30 days after the issue date of the CCH II Notes, the CCH II Notes or the Convertible Notes are or were, as the case may be, “traded on an established market.” Subject to certain exceptions, a debt instrument generally will be treated as traded on an established market if (1) it is listed on at least one of certain securities exchanges, interdealer quotation systems, or certain foreign exchanges or boards of trade, (2) it is traded on at least one of certain boards of trade that are designated as a contract market or on an interbank market, (3) it appears on a system of general circulation that provides a reasonable basis to determine fair market value by disseminating either recent price quotations of identified brokers, dealers or traders or actual prices of recent sales transactions, or (4) price quotations are readily available from brokers, dealers or traders and certain other conditions are met. Debt instruments generally are not considered to be traded on an established market if indications of interest are publicly disseminated without actual trading or offer prices, as in the case of the so-called “yellow sheets.”
      From the information currently available, we believe the Convertible Notes, and likely the CCH II Notes, will be considered publicly traded within the relevant time period under the rules set forth above. However, we cannot predict with certainty what position the IRS may take with regard to whether either the Convertible Notes or the CCH II Notes are publicly traded. If the CCH II Notes are publicly traded, then the issue price of such CCH II Notes will equal the trading price of the CCH II Notes at the time of consummation of the Exchange Offer. If the CCH II Notes are not publicly traded but the Convertible Notes are publicly traded, then the issue price of the CCH II Notes will equal the difference between (i) the trading price of the Convertible Notes at the time of the consummation of the Exchange Offer and (ii) the sum of any cash and the trading price at the time of the consummation of the Exchange Offer of any Class A Common Stock received in addition to the CCH II Notes in exchange for the Convertible Notes. See “— Ownership of the CCH II Notes — Original Issue Discount,” below for the effect of using the trading price of either the Convertible Notes or the CCH II Notes to determine the issue price of the CCH II Notes. If neither the Convertible Notes nor the CCH II Notes are publicly traded, then the issue price of the CCH II Notes will be their stated principal amounts.

Cash Payments of Accrued and Unpaid Interest
      Holders that exchange Convertible Notes for Exchange Consideration will receive a cash payment representing accrued and unpaid interest to, but not including, the Acceptance Date. Such accrued and unpaid interest will be taxable to Holders of the Convertible Notes in accordance with their regular method of accounting for United States federal income tax purposes.

Ownership of the CCH II Notes
      Original Issue Discount. In general, subject to a de minimis exception, the CCH II Notes will be treated as being issued with “original issue discount” (“OID”) to the extent their “stated redemption price at maturity” (“SRPM”) exceeds their “issue price.” A note will be considered to have de minimis OID if the difference between the note’s SRPM and its issue price is less than 1/4 of 1% (i. e., 0.25%) of the SRPM multiplied by the number of complete years to maturity. U.S. Holders of notes with a de minimis amount of OID will include this OID in income, as capital gain, on a pro rata basis as principal payments are made on the note.
      The SRPM of a CCH II Notes is the aggregate of all payments due to its holder under such CCH II Notes at or prior to its maturity, other than interest payments that (among other requirements) are actually and unconditionally payable at least annually. Interest meeting these requirements is referred to as “qualified stated interest.” The issue price of the CCH II Notes will be determined in the manner set forth above under “— The Exchange of Convertible Notes for Exchange Consideration.” The amount, if any, by which the SRPM exceeds the issue price will be OID.
      U.S. Holders of CCH II Notes will be required to include any OID on the CCH II Notes in income for U.S. federal income tax purposes as it accrues on a constant yield to maturity basis, regardless of such holders’ regular methods of accounting for U.S. federal income tax purposes. The amount of OID includible in income will be the sum of the “daily portions” of OID with respect to the CCH II Notes for each day during the taxable year or portion of the taxable year in which a U.S. Holder holds the CCH II Notes (“accrued OID”). The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. We expect that the accrual period for the CCH II Notes will correspond to the intervals between payment dates provided by the terms of the CCH II Notes. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (i) the product of the CCH II Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) less (ii) the amount of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules apply for calculating OID for an initial short accrual period. The adjusted issue price of the new notes at the beginning of any accrual period is equal to their issue price increased by the accrued OID for each prior accrual period previously includible in gross income and decreased by the amount of any payments previously made on the CCH II Notes (other than qualified stated interest payments).
      When required, we will furnish annually to the IRS and to holders of the CCH II Notes information with respect to any OID accruing while the CCH II Notes are held. The CCH II Notes will bear a legend setting forth information about any OID, or a name and telephone number for our employee who can provide this information.
      A U.S. Holder of CCH II Notes may elect to treat all interest on the CCH II Notes as OID and calculate the amount included in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, OID, de minimis OID, and unstated interest. The election is to be made for the taxable year in which the CCH II Notes are acquired and may not be revoked without the consent of the IRS. A holder of CCH II Notes should consult with its tax advisors if it is considering this election.
      A U.S. Holder will not be required to recognize any additional income upon the receipt of any payment corresponding to OID on the new notes, but will be required to reduce its tax basis in the new notes by the amount of such payment.
      Effect of Optional Redemption on Original Issue Discount. At any time prior to September 15, 2006, we may redeem up to 35% of the CCH II Notes upon the occurrence of certain public equity offerings. Computation of the yield and maturity of the CCH II Notes is not affected by such redemption rights if, based on all of the facts and circumstances as of the date of issuance, the stated payment schedule of the CCH II Notes (that does not reflect the equity offering event) is significantly more likely than not to occur. We have determined that, based on all of the facts and circumstances as of the date of issuance, it is significantly more likely than not that the CCH II Notes will be paid according to their stated schedule.
      We may redeem the CCH II Notes, in whole or in part, at any time on or after September 15, 2008 at redemption prices specified elsewhere herein plus accrued and unpaid interest, if any. The Treasury Regulations contain rules for determining the “maturity date” and the SRPM of an instrument that may be redeemed prior to its stated maturity date at the option of the issuer. Under such Treasury Regulations, solely for the purposes of the accrual of OID, it is assumed that an issuer will exercise any option to redeem a debt instrument only if such exercise would lower the yield to maturity of the debt instrument. Because the exercise of such options would not lower the yield to maturity of the CCH II Notes, we believe that we will not be presumed under these rules to redeem the CCH II Notes prior to their stated maturity.
      Stated Cash Interest on the CCH II Notes. The amount of interest on the CCH II Notes that is unconditionally payable at a fixed rate should be considered “qualified stated interest” and, as such, will be taxable to a holder as ordinary income at the time it is received or accrued, depending on the holder’s regular method of accounting for United States federal income tax purposes.
      Sale, Exchange or Retirement of the CCH II Notes. Upon the sale, exchange, redemption, retirement at maturity or other taxable disposition of new notes, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the sum of the cash and the fair market value of all other property received on such disposition (less any amount received on account of accrued but unpaid interest, which will be taxed as such) and such U.S. Holder’s adjusted tax basis in the CCH II Notes. The adjusted tax basis of the CCH II Notes generally will equal the issue price of the CCH II Notes, as described above in “— Tax Consequences to Exchanging Holders — The Exchange of Convertible Notes for Exchange Consideration,” increased by any OID includable in income by the holder with respect to the CCH II Notes, and reduced by the amount of any payments previously received by the holder (other than qualified stated interest). Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than one year. Each exchanging U.S. Holder’s holding period in the CCH II Notes will begin on the day after the Exchange Offer is consummated. The deductibility of capital losses is subject to limitations under the Code.

Ownership of the Class A Common Stock
      Dividends on Shares of Class A Common Stock. Distributions, if any, on shares of Class A Common Stock generally will be taxable to a U.S. Holder as ordinary income to the extent that the cash and fair market value of property distributed does not exceed such holder’s pro rata share of Charter’s current and accumulated earnings and profits, if any. There is an exception to this treatment for distributions that constitute “qualified dividend income,” as described below. Any distributions in excess of Charter’s current and accumulated earnings and profits will reduce such holder’s tax basis in such Class A Common Stock until such holder’s basis is reduced to zero, and any further distribution will be treated as gain from the sale of such Class A Common Stock.
      “Qualified dividend income” received by noncorporate U.S. Holders of stock is currently taxed at the long-term capital gain rate, which is currently a maximum of 15%. The tax on “qualified dividend income” is currently scheduled to increase after 2010. Dividends that Charter pays with respect to Class A Common Stock acquired through the exchange generally will be qualified dividend income provided that (i) the holder is an individual, (ii) such holder holds such common stock for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, and (iii) such holder meets certain other requirements.
      Corporate U.S. Holders of the Class A Common Stock may be eligible for a dividends received deduction with respect to any distributions received with respect to the Class A Common Stock.
      Sale of Shares of Class A Common Stock. A U.S. Holder generally should recognize capital gain or loss upon the sale of Class A Common Stock acquired through the exchange in an amount equal to the difference between the amount realized and such holder’s tax basis in the Class A Common Stock. Each exchanging U.S. Holder’s basis in the Class A Common Stock will initially be the market value of such Class A Common Stock at the time of the consummation of the Exchange Offer, but may be adjusted upon the occurrence of certain events. The capital gain or loss should be long-term if such holder’s holding period in the shares is more than one year. Generally, long-term capital gains recognized by individuals are taxable at a maximum rate of 15%, and long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. If a holder has held its shares of common stock for one year or less, such holder’s capital gain or loss will be short-term. Short-term capital gains generally are taxed at the rates applicable to ordinary income. Each exchanging U.S. Holder’s holding period in the Class A Common Stock will begin on the day after the Exchange Offer is consummated. The ability of a holder to use any capital loss is subject to substantial restrictions.

Backup Withholding and Information Reporting.
      In general, an exchanging U.S. Holder of a Convertible Note will be subject to backup withholding at the applicable tax rate (currently 28%) with respect to the total consideration payable to such Holder pursuant to the Exchange Offer, unless such Holder (a) is an entity that is exempt from backup withholding (generally including corporations, tax-exempt organizations and certain qualified nominees) and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number (“TIN”), certifies that the TIN provided to the payor is correct and that the Holder has not been notified by the IRS that such Holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to Holders that are not exempt entities will generally be subject to information reporting requirements. A Holder who does not provide the payor with its correct TIN may be subject to penalties imposed by the IRS. The amount of any backup withholding from a payment to a Holder will be allowed as a credit against such Holder’s United States federal income tax liability and may entitle such

Holder to a refund, provided that the required information is timely furnished to the IRS. In general, a holder of CCH II Notes will be subject to backup withholding and information reporting requirements with respect to interest, OID, principal and premium, if any, paid on the CCH II Notes, and the proceeds of a sale of CCH II Notes, in the same manner and subject to the same exceptions described above for an exchanging holder of a Convertible Note. Similarly, a holder of Class A Common Stock will generally be subject to backup withholding and information reporting requirements with respect to dividend payments on or gross proceeds from the disposition of the Class A Common Stock in the same manner and subject to the same exceptions described above for an exchanging holder of a Convertible Note. We will report to holders and to the IRS the amount of any “reportable payments” (including any interest paid) and any amounts withheld with respect to the CCH II Notes and Class A Common Stock during the calendar year.
Tax Consequences to Non-U.S. Holders
      The following discussion applies to non-U.S. Holders. Special rules may apply if a non-U.S. Holder is a controlled foreign corporation, foreign personal holding company, a corporation that accumulates earnings to avoid United States federal income tax or, in certain circumstances, a United States expatriate.
      The Exchange of Convertible Notes for Exchange Consideration. Any gain recognized by a non-U.S. Holder generally will be treated as ordinary interest income and will not be subject to U.S. federal income tax, except as described below in “— Tax Consequences to Non-U.S. Holders — Ownership of the CCH II Notes — Interest and OID.”

Ownership of the CCH II Notes
      Interest and OID. Subject to the discussion of backup withholding and information reporting below, payments of interest or OID in respect of the new notes or the old notes by us or our paying agent to a holder that is a non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax, provided that,:

•	such interest is not effectively connected with such non-U.S. Holder’s conduct of a trade or business in the United States;

•	the non-U.S. Holder does not actually or constructively own 10% or more of our capital or profits interests;

•	the non-U.S. Holder is not a “controlled foreign corporation” that is, directly or indirectly, related to us through stock ownership;

•	the non-U.S. Holder is not a bank whose receipt of interest on the new notes is described in Section 881(c)(3)(A) of the Code; and

•	the non-U.S. Holder and/or each securities clearing organization, bank, or other financial institution that holds the new notes on behalf of such non-U.S. Holder in the ordinary course of its trade or business, in the chain between the non-U.S. Holder and the paying agent, complies with applicable identification requirements (generally by providing an IRS Form W-8) to establish that the holder is a non-U.S. Holder.
      If the requirements described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest (including OID) on the CCH II Notes that is paid to a non-U.S. Holder, unless, either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. Holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States and the non-U.S. Holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

      If a non-U.S. Holder is engaged in a U.S. trade or business and interest on a CCH II Note (including OID) is effectively connected with the conduct of that trade or business, the non-U.S. Holder will be required to pay U.S. federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply provided the appropriate statement is provided to us) generally in the same manner as a U.S. Holder. If a non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country or residence, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to U.S. federal income tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. Holder in the United States and the non-U.S. Holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN. In addition, a non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.
      Sale, Exchange or Retirement of the CCH II Notes. A non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized by such holder upon a sale, exchange, redemption, retirement at maturity or other taxable disposition of the CCH II Notes, unless:

•	it is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if a treaty applies, is attributable to the non-U.S. Holder’s permanent establishment or, in the case of an individual, a fixed base, in the United States) or

•	in the case of a non-U.S. Holder that is an individual, such non-U.S. Holder is present in the United States for 183 days or more during the taxable year in which such sale, exchange, or other disposition occurs and certain other conditions are met.

Ownership of the Class A Common Stock
      Dividends on Shares of Class A Common Stock. A 30% withholding tax will generally apply to any distributions with respect to shares of Class A Common Stock to non-U.S. Holders to the extent that the cash and fair market value of property distributed does not exceed such holder’s pro rata share of Charter’s current and accumulated earnings and profits, if any, unless, either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. Holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the distributions are effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States and the non-U.S. Holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).
      If a non-U.S. Holder is engaged in a U.S. trade or business and distributions with respect to the Class A Common Stock are effectively connected with the conduct of that trade or business, the non-U.S. Holder will be required to pay U.S. federal income tax on the distributions (and the 30% withholding tax described above will not apply provided the appropriate statement is provided to us) generally in the same manner as a U.S. Holder. If a non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country or residence, any income arising from distributions that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to U.S. federal income tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. Holder in the United States and the non-U.S. Holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN. In addition, a non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

      Sale, Exchange or Retirement of the Class A Common Stock. A non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized by such holder upon a sale, exchange, redemption, retirement at maturity or other taxable disposition of the Class A Common Stock, unless one of the exceptions discussed above under the caption “— Tax Consequences to Non-U.S. Holders — Ownership of the CCH II Notes — Sale, Exchange or Retirement of the CCH II Notes applies.

Backup Withholding and Information Reporting
      Backup withholding and information reporting will not apply to payments of principal or interest on the CCH II Notes or payments of distributions on the Class A Common Stock by us or our paying agent if an exchanging holder certifies as to its status as a non-U.S. Holder under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our paying agent has actual knowledge that it is a United States person or that the conditions of any other exemptions are not in fact satisfied). The payment of the proceeds of the disposition of the CCH II Notes, the Convertible Notes, or the Class A Common Stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless an exchanging holder provides the certification described above or otherwise establishes an exemption. The proceeds of a disposition effected outside the United States by a holder of the CCH II Notes, the Convertible Notes, or Class A Common Stock to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is, for United States tax purposes, a United States person, a controlled foreign corporation, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of such holder’s status as a non-U.S. Holder and has no actual knowledge to the contrary or unless such holder otherwise establishes an exemption. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder’s United States federal income tax liability and may entitle it to a refund, provided it timely furnishes the required information to the IRS.
Tax Consequences to Non-Exchanging Holders
      Holders who do not tender their Convertible Notes pursuant to the Exchange Offer should not recognize income, gain or loss for United States federal income tax purposes if, as we expect, the exchange of some of the Convertible Notes for Exchange Consideration does not result in a “significant modification” of the remaining Convertible Notes. The exchange would result in a “significant modification” if, based on all the facts and circumstances and taking into account all modifications, other than certain specified modifications, the legal rights and obligations under the Convertible Notes are altered in a manner that is “economically significant.” In particular, the legal rights and obligations under the Convertible Notes will be deemed to have been altered in a manner that is “economically significant” if the exchange results in a change in payment expectations with respect to the Convertible Notes due to a substantial enhancement or substantial impairment of our ability to meet the payment obligations under the Convertible Notes. We will take the position that the exchange will not result in a taxable transaction for non-exchanging holders. However, in the event it were finally determined that a significant modification had occurred in respect of the old notes, non-exchanging U.S. Holders would recognize gain or loss, as the case may be, to the extent of the difference between their adjusted basis in the Convertible Notes and the fair market value of the Convertible Notes after consummation of the Exchange Offer. See “— Tax Consequences to Exchanging U.S. Holders — The Exchange of Convertible Notes for Exchange Consideration” for discussion of gain or loss as a result of the Exchange Offer.

INTEREST OF DIRECTORS AND OFFICERS IN THE TRANSACTION
      We are not aware of any of our directors, officers, principal stockholders or affiliates that own Convertible Notes or will be surrendering Convertible Notes for exchange pursuant to the Exchange Offer. Neither we, nor, to the best of our knowledge, any of the our directors or executive officers, nor any affiliates of any of the foregoing, have engaged in any transactions in the Convertible Notes during the 60 business days prior to the date hereof.
DEALER MANAGERS
      The Dealer Managers for the Exchange Offer are Citigroup and Banc of America Securities LLC. Charter has agreed to pay the Dealer Managers compensation for their services in connection with the Exchange Offer, which compensation is estimated to be approximately $5.0 million, assuming full participation in the Exchange Offer. The Dealer Managers and their affiliates have rendered and may in the future render various investment banking, lending and commercial banking services and other advisory services to us. The Dealer Managers have received, and may in the future receive, customary compensation from us for such services. The Dealer Managers have regularly acted as underwriters and initial purchasers of long and short-term debt securities issued by us in public and private offerings and will likely continue to do so from time to time.
      The Dealer Managers may from time to time hold notes, shares of Class A Common Stock and other securities of ours in their proprietary accounts, and, to the extent they own Convertible Notes in these accounts at the time of the Exchange Offer, the Dealer Managers may surrender such Convertible Notes for exchange pursuant to the Exchange Offer. During the course of the Exchange Offer, the Dealer Managers may trade shares of Class A Common Stock or effect transactions in other securities of ours for their own accounts or for the accounts of their customers. As a result, the Dealer Managers may hold a long or short position in the Class A Common Stock or other of our securities. In addition, we entered into a share lending agreement with respect to the Convertible Notes with an affiliate of Citigroup. See “Description of Capital Stock and Membership Units — Share Lending Agreement.”
INFORMATION AGENT
      Global Bondholder Services has been appointed as the Information Agent for the Exchange Offer. We have agreed to pay the Information Agent reasonable and customary fees for its services and will reimburse the Information Agent for its reasonable out-of-pocket expenses. Any requests for assistance in connection with the Exchange Offer or for additional copies of this Exchange Offer Prospectus or related materials should be directed to the Information Agent at the addresses set forth on the back cover of this Exchange Offer Prospectus.
EXCHANGE AGENT
      Global Bondholder Services, has been appointed Exchange Agent for the Exchange Offer. We have agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses. All completed Letters of Transmittal should be directed to the Exchange Agent at the address set forth on the back cover of this Exchange Offer Prospectus.
FEES AND EXPENSES
      We will bear the fees and expenses relating to the Exchange Offer. Where permitted by applicable law, we are making the solicitation via facsimile, telephone, email or in person by the Dealer Managers and Information Agent, as well as by our officers and regular employees and those of our affiliates. We will also pay the Exchange Agent and the Information Agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses. We will indemnify each of the Exchange Agent, the Dealer Managers and the Information Agent against certain liabilities and expenses in connection with the Exchange Offer, including liabilities under the federal securities laws.
LEGAL MATTERS
      The validity of the securities offered hereby and certain tax matters will be passed upon for Charter Communications, Inc., CCH II, LLC and CCH II Capital Corp. by Gibson, Dunn & Crutcher LLP. Cahill Gordon & Reindel LLP will pass upon certain legal matters in connection with the Exchange Offer for the Dealer Managers.
EXPERTS
      The consolidated financial statements of Charter Communications Inc. and its subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of CCH II and its subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The reports on the consolidated financial statements referred to above include explanatory paragraphs regarding the adoption, effective September 30, 2004 of EITF Topic D-108, “Use of the Residual Method to Value Acquired Assets Other than Goodwill,” and, effective January 1, 2003, of Statement of Financial Accounting Standards, No. 123, “Accounting for Stock-Based Compensation,” as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock Based Compensation — Transition and Disclosure — an amendment to FASB Statement No. 123.”
      With respect to the unaudited Charter Communications, Inc. interim financial information for the periods ended June 30, 2006 and 2005 included herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in Charter Communications, Inc.’s quarterly report on Form 10-Q for the quarter ended June 30, 2006 and 2005, and included herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “1933 Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants with the meaning of Sections 7 and 11 of the 1933 Act.
WHERE YOU CAN FIND MORE INFORMATION
      Charter is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Reports, proxy and information statements and other information, including the registration statement of which this Exchange Offer Prospectus is a part, filed electronically with the SEC, are available at the SEC’s website at http://www.sec.gov.
      Pursuant to Rule 14d-1 of the General Rules and Regulations of the Exchange Act, we have filed with the Commission a Third Party Tender Offer Statement on Schedule TO which contains additional information with respect to the Exchange Offer. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, as the same places and in the same manner as set forth in the paragraph above.
      The information in this Exchange Offer Prospectus may not contain all the information that may be important to you. You should read the entire Exchange Offer Prospectus, the registration statement of which this Exchange Offer Prospectus is a part, including the exhibits thereto, and the Schedule TO before making an investment decision.
      Additionally, the indenture governing the CCH II Notes provides that, regardless of whether it is at any time required to file reports with the SEC, CCH II will file with the SEC and furnish to the holders of the CCH II Notes all such reports and other information as would be required to be filed with the SEC if CCH II was subject to the reporting requirements of the Exchange Act. While any CCH II Notes remain outstanding, CCH II, LLC and CCH II Capital Corp. will make available upon request to any holder and any prospective purchaser of notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which CCH II is not subject to Section 13 or 15(d) of the Exchange Act. This Exchange Offer Prospectus contains summaries, believed to be accurate in all material respects, of certain terms of the CCH II Notes (including but not limited to the indenture governing the CCH II Notes), but reference is hereby made to the actual agreements, copies of which will be made available to you upon request to us or the Dealer Manager, for complete information with respect thereto, and all such summaries are qualified in their entirety by this reference. Any such request for the agreements summarized herein should be directed to Investor Relations, CCH II, LLC, Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131, telephone number (314) 965-0555.

INDEX TO FINANCIAL STATEMENTS

Index to the Consolidated Financial Statements of Charter Communications, Inc. as of December 31, 2005 and 2004 and for Each of The Years in the Three-Year Period Ended December 31, 2005	F-2
Index to the Condensed Consolidated Financial Statements of Charter Communications, Inc. as of June 30, 2006, and for the Three-Month and Six-Month Periods Ended June 30, 2006 and 2005	F-62
Index to the Consolidated Financial Statements of CCH II, LLC as of December 31, 2005 and 2004 and for Each of the Years in the Three-Year Period Ended December 31, 2005	F-84
Index to the Condensed Consolidated Financial Statements of CCH II, LLC as of June 30, 2006, and for the Three-Month and Six-Month Periods Ended June 30, 2006 and 2005	F-129

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
CHARTER COMMUNICATIONS, INC.
AS OF DECEMBER 31, 2005 AND 2004 AND FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2005

Report of Independent Registered Public Accounting Firm
To the Board of Directors
Charter Communications, Inc.:
      We have audited the accompanying consolidated balance sheets of Charter Communications, Inc. and subsidiaries (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in shareholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Charter Communications, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.
      As discussed in Note 7 to the consolidated financial statements, effective September 30, 2004, the Company adopted EITF Topic D-108, Use of the Residual Method to Value Acquired Assets Other than Goodwill.
      As discussed in Note 21 to the consolidated financial statements, effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123.

/s/ KPMG LLP
St. Louis, Missouri
February 27, 2006, except as to Note 4,
which is as of August 8, 2006

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions, Except Share Data)

	December 31,

	2005	2004

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21	$650
Accounts receivable, less allowance for doubtful accounts of $17 and $15, respectively	214	190
Prepaid expenses and other current assets	92	82

Total current assets	327	922

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net of accumulated depreciation of $6,749 and $5,311, respectively	5,840	6,289
Franchises, net	9,826	9,878

Total investment in cable properties, net	15,666	16,167

OTHER NONCURRENT ASSETS	438	584

Total assets	$16,431	$17,673

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,191	$1,217

Total current liabilities	1,191	1,217

LONG-TERM DEBT	19,388	19,464

NOTE PAYABLE — RELATED PARTY	49	—

DEFERRED MANAGEMENT FEES — RELATED PARTY	14	14

OTHER LONG-TERM LIABILITIES	517	681

MINORITY INTEREST	188	648

PREFERRED STOCK — REDEEMABLE; $.001 par value; 1 million shares authorized; 36,713 and 545,259 shares issued and outstanding, respectively	4	55

SHAREHOLDERS’ DEFICIT:
Class A Common stock; $.001 par value; 1.75 billion shares authorized; 416,204,671 and 305,203,770 shares issued and outstanding, respectively	—	—
Class B Common stock; $.001 par value; 750 million shares authorized; 50,000 shares issued and outstanding	—	—
Preferred stock; $.001 par value; 250 million shares authorized; no non-redeemable shares issued and outstanding	—	—
Additional paid-in capital	5,241	4,794
Accumulated deficit	(10,166)	(9,196)
Accumulated other comprehensive loss	5	(4)

Total shareholders’ deficit	(4,920)	(4,406)

Total liabilities and shareholders’ deficit	$16,431	$17,673

The accompanying notes are an integral part of these consolidated financial statements.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, Except Per Share and Share Data)

	Year Ended December 31,

	2005	2004	2003

REVENUES	$5,033	$4,760	$4,616

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	2,203	1,994	1,873
Selling, general and administrative	998	934	905
Depreciation and amortization	1,443	1,433	1,396
Impairment of franchises	—	2,297	—
Asset impairment charges	39	—	—
(Gain) loss on sale of assets, net	6	(86)	5
Option compensation expense, net	14	31	4
Hurricane asset retirement loss	19	—	—
Special charges, net	7	104	21
Unfavorable contracts and other settlements	—	(5)	(72)

	4,729	6,702	4,132

Operating income (loss) from continuing operations	304	(1,942)	484

OTHER INCOME AND EXPENSES:
Interest expense, net	(1,789)	(1,670)	(1,557)
Gain on derivative instruments and hedging activities, net	50	69	65
Loss on debt to equity conversions	—	(23)	—
Gain (loss) on extinguishment of debt and preferred stock	521	(31)	267
Other, net	22	3	(16)

	(1,196)	(1,652)	(1,241)

Loss from continuing operations before minority interest, income taxes and cumulative effect of accounting change	(892)	(3,594)	(757)
MINORITY INTEREST	1	19	394

Loss from continuing operations before income taxes and cumulative effect of accounting change	(891)	(3,575)	(363)
INCOME TAX BENEFIT (EXPENSE)	(112)	134	122

Loss from continuing operations before cumulative effect of accounting change	(1,003)	(3,441)	(241)
CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF TAX	—	(765)	—

Loss from continuing operations	(1,003)	(4,206)	(241)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	36	(135)	3

Net loss	(967)	(4,341)	(238)
Dividends on preferred stock — redeemable	(3)	(4)	(4)

Net loss applicable to common stock	$(970)	$(4,345)	$(242)

LOSS PER COMMON SHARE, BASIC AND DILUTED:
Loss from continuing operations	$(3.24)	$(11.47)	$(0.83)

Net loss	$(3.13)	$(14.47)	$(0.82)

Weighted average common shares outstanding, basic and diluted	310,159,047	300,291,877	294,597,519

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
(Dollars in Millions)

					Accumulated
					Other	Total
	Class A	Class B	Additional		Comprehensive	Shareholders’
	Common	Common	Paid-In	Accumulated	Income	Equity
	Stock	Stock	Capital	Deficit	(Loss)	(Deficit)

BALANCE, December 31, 2002
Changes in fair value of interest	$—	$—	$4,697	$(4,609)	$(47)	$41
rate agreements	—	—	—	—	23	23
Option compensation expense, net	—	—	2	—	—	2
Issuance of common stock related to acquisitions	—	—	2	—	—	2
Loss on issuance of equity by subsidiary	—	—	(1)	—	—	(1)
Dividends on preferred stock — redeemable	—	—	—	(4)	—	(4)
Net loss	—	—	—	(238)	—	(238)

BALANCE, December 31, 2003	—	—	4,700	(4,851)	(24)	(175)
Changes in fair value of interest rate agreements	—	—	—	—	20	20
Option compensation expense, net	—	—	27	—	—	27
Issuance of common stock in exchange for convertible notes	—	—	67	—	—	67
Dividends on preferred stock — redeemable	—	—	—	(4)	—	(4)
Net loss	—	—	—	(4,341)	—	(4,341)

BALANCE, December 31, 2004	—	—	4,794	(9,196)	(4)	(4,406)
Changes in fair value of interest rate agreements and other	—	—	—	—	9	9
Option compensation expense, net	—	—	14	—	—	14
Issuance of shares in Securities Class Action settlement	—	—	15	—	—	15
CC VIII settlement — exchange of interests	—	—	418	—	—	418
Dividends on preferred stock — redeemable	—	—	—	(3)	—	(3)
Net loss	—	—	—	(967)	—	(967)

BALANCE, December 31, 2005	$—	$—	$5,241	$(10,166)	$5	$(4,920)

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)

	Year Ended December 31,

	2005	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(967)	$(4,341)	$(238)
Adjustments to reconcile net loss to net cash flows from operating activities:
Minority interest	(1)	(19)	(377)
Depreciation and amortization	1,499	1,495	1,453
Impairment of franchises	—	2,433	—
Asset impairment charges	39	—	—
(Gain) loss on sale of assets, net	6	(86)	5
Option compensation expense, net	14	27	4
Hurricane asset retirement loss	19	—	—
Special charges, net	—	85	—
Unfavorable contracts and other settlements	—	(5)	(72)
Noncash interest expense	254	324	414
Gain on derivative instruments and hedging activities, net	(50)	(69)	(65)
Loss on debt to equity conversions	—	23	—
(Gain) loss on extinguishment of debt and preferred stock	(527)	20	(267)
Other, net	(22)	(3)	3
Deferred income taxes	109	(109)	(110)
Cumulative effect of accounting change, net of tax	—	765	—
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(29)	(7)	70
Prepaid expenses and other assets	97	(2)	5
Accounts payable, accrued expenses and other	(181)	(59)	(69)
Receivables from and payables to related party, including deferred management fees	—	—	9

Net cash flows from operating activities	260	472	765

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,088)	(924)	(854)
Change in accrued expenses related to capital expenditures	8	(43)	(33)
Proceeds from sale of assets	44	744	91
Purchases of investments	(3)	(17)	(11)
Proceeds from investments	17	—	—
Other, net	(3)	(3)	(10)

Net cash flows from investing activities	(1,025)	(243)	(817)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	1,207	3,148	738
Repayments of long-term debt	(1,239)	(5,448)	(1,368)
Proceeds from issuance of debt	294	2,882	529
Payments for debt issuance costs	(70)	(145)	(41)
Redemption of preferred stock	(56)	—	—
Purchase of pledge securities	—	(143)	—

Net cash flows from financing activities	136	294	(142)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(629)	523	(194)
CASH AND CASH EQUIVALENTS, beginning of period	650	127	321

CASH AND CASH EQUIVALENTS, end of period	$21	$650	$127

CASH PAID FOR INTEREST	$1,526	$1,302	$1,111

NONCASH TRANSACTIONS:
Issuance of debt by CCH I Holdings, LLC	$2,423	$—	$—
Issuance of debt by CCH I, LLC	3,686	—	—
Issuance of debt by Charter Communications Operating, LLC	333	—	—
Retirement of Charter Communications Holdings, LLC debt	(7,000)	—	1,257
Issuance of shares in Securities Class Action Settlement	15	—	—
CC VIII Settlement — exchange of interests	418	—	—
Debt exchanged for Charter Class A common stock	—	30	—
Issuance of debt by CCH II, LLC	—	—	1,572
Retirement of Charter Communications, Inc. debt	—	—	609
Issuances of preferred stock — redeemable, as payment for acquisitions	—	—	4
Issuance of equity as partial payments for acquisitions	—	—	2

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005, 2004 AND 2003
(Dollars in Millions, Except Where Indicated)

1.	Organization and Basis of Presentation
      Charter Communications, Inc. (“Charter”) is a holding company whose principal assets at December 31, 2005 are the 48% controlling common equity interest in Charter Communications Holding Company, LLC (“Charter Holdco”) and “mirror” notes which are payable by Charter Holdco to Charter and have the same principal amount and terms as those of Charter’s convertible senior notes. Charter Holdco is the sole owner of CCHC, LLC, which is the sole owner of Charter Communications Holdings, LLC (“Charter Holdings”). The consolidated financial statements include the accounts of Charter, Charter Holdco, Charter Holdings and all of their wholly owned subsidiaries where the underlying operations reside, which are collectively referred to herein as the “Company.” Charter has 100% voting control over Charter Holdco and had historically consolidated on that basis. Charter continues to consolidate Charter Holdco as a variable interest entity under Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) 46(R) Consolidation of Variable Interest Entities. Charter Holdco’s limited liability company agreement provides that so long as Charter’s Class B common stock retains its special voting rights, Charter will maintain a 100% voting interest in Charter Holdco. Voting control gives Charter full authority and control over the operations of Charter Holdco. All significant intercompany accounts and transactions among consolidated entities have been eliminated. The Company is a broadband communications company operating in the United States. The Company offers its customers traditional cable video programming (analog and digital video) as well as high-speed Internet services and, in some areas, advanced broadband services such as high-definition television, video on demand and telephone. The Company sells its cable video programming, high-speed Internet and advanced broadband services on a subscription basis. The Company also sells local advertising on satellite-delivered networks.
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas involving significant judgments and estimates include capitalization of labor and overhead costs; depreciation and amortization costs; impairments of property, plant and equipment, franchises and goodwill; income taxes; and contingencies. Actual results could differ from those estimates.
      Reclassifications. Certain prior year amounts have been reclassified to conform with the 2005 presentation.

2.	Liquidity and Capital Resources
      The Company incurred net loss applicable to common stock of $970 million, $4.3 billion and $242 million in 2005, 2004 and 2003, respectively. The Company’s net cash flows from operating activities were $260 million, $472 million and $765 million for the years ending December 31, 2005, 2004 and 2003, respectively.
      The Company has a significant level of debt. The Company’s long-term financing as of December 31, 2005 consists of $5.7 billion of credit facility debt, $12.8 billion accreted value of high-yield notes and $863 million accreted value of convertible senior notes. In 2006, $50 million of the Company’s debt matures and in 2007, an additional $385 million matures. In 2008 and beyond, significant additional amounts will become due under the Company’s remaining long-term debt obligations.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recent Financing Transactions
      On January 30, 2006, CCH II, LLC (“CCH II”) and CCH II Capital Corp. issued $450 million in debt securities, the proceeds of which were provided, directly or indirectly, to Charter Communications Operating, LLC (“Charter Operating”), which used such funds to reduce borrowings, but not commitments, under the revolving portion of its credit facilities.
      In October 2005, CCO Holdings, LLC (“CCO Holdings”) and CCO Holdings Capital Corp., as guarantor thereunder, entered into a senior bridge loan agreement (the “Bridge Loan”) with JPMorgan Chase Bank, N.A., Credit Suisse, Cayman Islands Branch and Deutsche Bank AG Cayman Islands Branch (the “Lenders”) whereby the Lenders committed to make loans to CCO Holdings in an aggregate amount of $600 million. Upon the issuance of $450 million of CCH II notes discussed above, the commitment under the Bridge Loan was reduced to $435 million. CCO Holdings may draw upon the facility between January 2, 2006 and September 29, 2006 and the loans will mature on the sixth anniversary of the first borrowing under the Bridge Loan.
      In September 2005, Charter Holdings and its wholly owned subsidiaries, CCH I, LLC (“CCH I”) and CCH I Holdings, LLC (“CIH”), completed the exchange of approximately $6.8 billion total principal amount of outstanding debt securities of Charter Holdings in a private placement for new debt securities. Holders of Charter Holdings notes due in 2009 and 2010 exchanged $3.4 billion principal amount of notes for $2.9 billion principal amount of new 11% CCH I notes due 2015. Holders of Charter Holdings notes due 2011 and 2012 exchanged $845 million principal amount of notes for $662 million principal amount of 11% CCH I notes due 2015. In addition, holders of Charter Holdings notes due 2011 and 2012 exchanged $2.5 billion principal amount of notes for $2.5 billion principal amount of various series of new CIH notes. Each series of new CIH notes has the same interest rate and provisions for payment of cash interest as the series of old Charter Holdings notes for which such CIH notes were exchanged. In addition, the maturities for each series were extended three years. See Note 9 for discussion of transaction and related financial statement impact.
      The Company requires significant cash to fund debt service costs, capital expenditures and ongoing operations. The Company has historically funded these requirements through cash flows from operating activities, borrowings under its credit facilities, sales of assets, issuances of debt and equity securities and cash on hand. However, the mix of funding sources changes from period to period. For the year ended December 31, 2005, the Company generated $260 million of net cash flows from operating activities after paying cash interest of $1.5 billion. In addition, the Company used $1.1 billion for purchases of property, plant and equipment. Finally, the Company had net cash flows from financing activities of $136 million.
      The Company expects that cash on hand, cash flows from operating activities and the amounts available under its credit facilities and Bridge Loan will be adequate to meet its cash needs in 2006. The Company believes that cash flows from operating activities and amounts available under the Company’s credit facilities and Bridge Loan will not be sufficient to fund the Company’s operations and satisfy its interest and debt repayment obligations in 2007 and beyond. The Company is working with its financial advisors to address this funding requirement. However, there can be no assurance that such funding will be available to the Company. In addition, Paul G. Allen, Charter’s Chairman and controlling shareholder, and his affiliates are not obligated to purchase equity from, contribute to or loan funds to the Company.

Debt Covenants
      The Company’s ability to operate depends upon, among other things, its continued access to capital, including credit under the Charter Operating credit facilities and Bridge Loan. The Charter Operating credit facilities, along with the Company’s and its subsidiaries’ indentures and Bridge Loan, contain certain restrictive covenants, some of which require the Company to maintain specified financial ratios and meet

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
financial tests and to provide audited financial statements with an unqualified opinion from the Company’s independent auditors. As of December 31, 2005, the Company is in compliance with the covenants under its indentures, Bridge Loan and credit facilities, and the Company expects to remain in compliance with those covenants for the next twelve months. As of December 31, 2005, the Company’s potential availability under its credit facilities totaled approximately $553 million, none of which was limited by covenants. In addition, as of January 2, 2006, the Company has additional borrowing availability of $600 million under the Bridge Loan (which was reduced to $435 million as a result of the issuance of the CCH II notes). Continued access to the Company’s credit facilities and Bridge Loan is subject to the Company remaining in compliance with these covenants, including covenants tied to the Company’s operating performance. If any events of non-compliance occur, funding under the credit facilities and Bridge Loan may not be available and defaults on some or potentially all of the Company’s debt obligations could occur. An event of default under any of the Company’s debt instruments could result in the acceleration of its payment obligations under that debt and, under certain circumstances, in cross-defaults under its other debt obligations, which could have a material adverse effect on the Company’s consolidated financial condition and results of operations.

Specific Limitations
      Charter’s ability to make interest payments on its convertible senior notes, and, in 2006 and 2009, to repay the outstanding principal of its convertible senior notes of $20 million and $863 million, respectively, will depend on its ability to raise additional capital and/or on receipt of payments or distributions from Charter Holdco and its subsidiaries. During 2005, Charter Holdings distributed $60 million to Charter Holdco. As of December 31, 2005, Charter Holdco was owed $22 million in intercompany loans from its subsidiaries, which were available to pay interest and principal on Charter’s convertible senior notes. In addition, Charter has $98 million of governmental securities pledged as security for the next four scheduled semi-annual interest payments on Charter’s 5.875% convertible senior notes.
      Distributions by Charter’s subsidiaries to a parent company (including Charter, CCHC and Charter Holdco) for payment of principal on parent company notes are restricted under the indentures governing the CIH notes, CCH I notes, CCH II notes, CCO Holdings notes and Charter Operating notes unless there is no default, each applicable subsidiary’s leverage ratio test is met at the time of such distribution and, in the case of the convertible senior notes, other specified tests are met. For the quarter ended December 31, 2005, there was no default under any of these indentures and each such subsidiary met its applicable leverage ratio tests based on December 31, 2005 financial results. Such distributions would be restricted, however, if any such subsidiary fails to meet these tests. In the past, certain subsidiaries have from time to time failed to meet their leverage ratio test. There can be no assurance that they will satisfy these tests at the time of such distribution. Distributions by Charter Operating and CCO Holdings for payment of principal on parent company notes are further restricted by the covenants in the credit facilities and Bridge Loan, respectively.
      Distributions by CIH, CCH I, CCH II, CCO Holdings and Charter Operating to a parent company for payment of parent company interest are permitted if there is no default under the aforementioned indentures. However, distributions for payment of interest on the convertible senior notes are further limited to when each applicable subsidiary’s leverage ratio test is met and other specified tests are met. There can be no assurance that they will satisfy these tests at the time of such distribution.
      The indentures governing the Charter Holdings notes permit Charter Holdings to make distributions to Charter Holdco for payment of interest or principal on the convertible senior notes, only if, after giving effect to the distribution, Charter Holdings can incur additional debt under the leverage ratio of 8.75 to 1.0, there is no default under Charter Holdings’ indentures and other specified tests are met. For the quarter ended December 31, 2005, there was no default under Charter Holdings’ indentures and Charter

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Holdings met its leverage ratio test based on December 31, 2005 financial results. Such distributions would be restricted, however, if Charter Holdings fails to meet these tests. In the past, Charter Holdings has from time to time failed to meet this leverage ratio test. There can be no assurance that Charter Holdings will satisfy these tests at the time of such distribution. During periods in which distributions are restricted, the indentures governing the Charter Holdings notes permit Charter Holdings and its subsidiaries to make specified investments (that are not restricted payments) in Charter Holdco or Charter up to an amount determined by a formula, as long as there is no default under the indentures.

3.	Summary of Significant Accounting Policies

Cash Equivalents
      The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. These investments are carried at cost, which approximates market value.

Property, Plant and Equipment
      Property, plant and equipment are recorded at cost, including all material, labor and certain indirect costs associated with the construction of cable transmission and distribution facilities. While the Company’s capitalization is based on specific activities, once capitalized, costs are tracked by fixed asset category at the cable system level and not on a specific asset basis. Costs associated with initial customer installations and the additions of network equipment necessary to enable advanced services are capitalized. Costs capitalized as part of initial customer installations include materials, labor, and certain indirect costs. Indirect costs are associated with the activities of the Company’s personnel who assist in connecting and activating the new service and consist of compensation and indirect costs associated with these support functions. Indirect costs primarily include employee benefits and payroll taxes, direct variable costs associated with capitalizable activities, consisting primarily of installation and construction vehicle costs, the cost of dispatch personnel and indirect costs directly attributable to capitalizable activities. The costs of disconnecting service at a customer’s dwelling or reconnecting service to a previously installed dwelling are charged to operating expense in the period incurred. Costs for repairs and maintenance are charged to operating expense as incurred, while plant and equipment replacement and betterments, including replacement of cable drops from the pole to the dwelling, are capitalized.
      Depreciation is recorded using the straight-line composite method over management’s estimate of the useful lives of the related assets as follows:

Cable distribution systems	7-20 years
Customer equipment and installations	3-5 years
Vehicles and equipment	1-5 years
Buildings and leasehold improvements	5-15 years
Furniture, fixtures and equipment	5 years

Asset Retirement Obligations
      Certain of our franchise agreements and leases contain provisions requiring us to restore facilities or remove equipment in the event that the franchise or lease agreement is not renewed. We expect to continually renew our franchise agreements and have concluded that substantially all of the related franchise rights are indefinite lived intangible assets. Accordingly, the possibility is remote that we would be required to incur significant restoration or removal costs related to these franchise agreements in the foreseeable future. Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, as interpreted by FIN No. 47, Accounting for Conditional Asset Retirement

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Obligations — an Interpretation of FASB Statement No. 143, requires that a liability be recognized for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. We have not recorded an estimate for potential franchise related obligations but would record an estimated liability in the unlikely event a franchise agreement containing such a provision were no longer expected to be renewed. We also expect to renew many of our lease agreements related to the continued operation of our cable business in the franchise areas. For our lease agreements, the liabilities related to the removal provisions, where applicable, have been recorded and are not significant to the financial statements.

Franchises
      Franchise rights represent the value attributed to agreements with local authorities that allow access to homes in cable service areas acquired through the purchase of cable systems. Management estimates the fair value of franchise rights at the date of acquisition and determines if the franchise has a finite life or an indefinite-life as defined by SFAS No. 142, Goodwill and Other Intangible Assets. All franchises that qualify for indefinite-life treatment under SFAS No. 142 are no longer amortized against earnings but instead are tested for impairment annually as of October 1, or more frequently as warranted by events or changes in circumstances (see Note 7). The Company concluded that 99% of its franchises qualify for indefinite-life treatment; however, certain franchises did not qualify for indefinite-life treatment due to technological or operational factors that limit their lives. These franchise costs are amortized on a straight-line basis over 10 years. Costs incurred in renewing cable franchises are deferred and amortized over 10 years.

Other Noncurrent Assets
      Other noncurrent assets primarily include deferred financing costs, governmental securities, investments in equity securities and goodwill. Costs related to borrowings are deferred and amortized to interest expense over the terms of the related borrowings.
      Investments in equity securities are accounted for at cost, under the equity method of accounting or in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Charter recognizes losses for any decline in value considered to be other than temporary. Certain marketable equity securities are classified as available-for-sale and reported at market value with unrealized gains and losses recorded as accumulated other comprehensive income or loss.
      The following summarizes investment information as of and for the years ended December 31, 2005 and 2004:

	Carrying		Gain (loss) For the
	Value at		Years Ended
	December 31,		December 31,

	2005	2004	2005	2004	2003

Equity investments, under the cost method	$61	$39	$—	$(3)	$(2)
Equity investments, under the equity method	13	25	22	7	(1)

	$74	$64	$22	$4	$(3)

      The gain on equity investments, under the equity method for the year ended December 31, 2005 primarily represents a gain realized on an exchange of the Company’s interest in an equity investee for an investment in a larger enterprise. Such amounts are included in other, net in the statements of operations.
      As required by the indentures to the Company’s 5.875% convertible senior notes issued in November 2004, the Company purchased U.S. government securities valued at approximately $144 million with

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
maturities corresponding to the interest payment dates for the convertible senior notes. These securities were pledged and are held in escrow to provide payment in full for the first six interest payments of the convertible senior notes (see Note 9), two of which were funded in 2005. These securities are accounted for as held-to-maturity securities. At December 31, 2005, the carrying value and fair value of the securities was approximately $98 million and $97 million, respectively, with approximately $50 million recorded in prepaid and other assets and approximately $48 million recorded in other assets on the Company’s consolidated balance sheet.

Valuation of Property, Plant and Equipment
      The Company evaluates the recoverability of long-lived assets to be held and used for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable using asset groupings consistent with those used to evaluate franchises. Such events or changes in circumstances could include such factors as impairment of the Company’s indefinite life franchise under SFAS No. 142, changes in technological advances, fluctuations in the fair value of such assets, adverse changes in relationships with local franchise authorities, adverse changes in market conditions or a deterioration of operating results. If a review indicates that the carrying value of such asset is not recoverable from estimated undiscounted cash flows, the carrying value of such asset is reduced to its estimated fair value. While the Company believes that its estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect its evaluations of asset recoverability. No impairments of long-lived assets to be held and used were recorded in 2005, 2004 and 2003, however, approximately $39 million of impairment on assets held for sale was recorded for the year ended December 31, 2005 (see Note 4).

Derivative Financial Instruments
      The Company accounts for derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. For those instruments which qualify as hedging activities, related gains or losses are recorded in accumulated other comprehensive income. For all other derivative instruments, the related gains or losses are recorded in the income statement. The Company uses interest rate risk management derivative instruments, such as interest rate swap agreements, interest rate cap agreements and interest rate collar agreements (collectively referred to herein as interest rate agreements) as required under the terms of the credit facilities of the Company’s subsidiaries. The Company’s policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, the Company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate cap agreements are used to lock in a maximum interest rate should variable rates rise, but enable the Company to otherwise pay lower market rates. Interest rate collar agreements are used to limit exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates. The Company does not hold or issue any derivative financial instruments for trading purposes.
      Certain provisions of the Company’s 5.875% convertible senior notes issued in November 2004 were considered embedded derivatives for accounting purposes and were required to be separately accounted for from the convertible senior notes. In accordance with SFAS No. 133, these derivatives are marked to market with gains or losses recorded in interest expense on the Company’s consolidated statement of operations. For the year ended December 31, 2005 and 2004, the Company recognized $29 million in gains and $1 million in losses, respectively, related to these derivatives. The gains resulted in a reduction of interest expense while the losses resulted in an increase in interest expense related to these derivatives. At December 31, 2005 and 2004, $1 million and $10 million, respectively, is recorded in accounts payable and

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
accrued expenses relating to the short-term portion of these derivatives and $1 million and $21 million, respectively, is recorded in other long-term liabilities related to the long-term portion.

Revenue Recognition
      Revenues from residential and commercial video, high-speed Internet and telephone services are recognized when the related services are provided. Advertising sales are recognized at estimated realizable values in the period that the advertisements are broadcast. Local governmental authorities impose franchise fees on the Company ranging up to a federally mandated maximum of 5% of gross revenues as defined in the franchise agreement. Such fees are collected on a monthly basis from the Company’s customers and are periodically remitted to local franchise authorities. Franchise fees are reported as revenues on a gross basis with a corresponding operating expense.

Programming Costs
      The Company has various contracts to obtain analog, digital and premium video programming from program suppliers whose compensation is typically based on a flat fee per customer. The cost of the right to exhibit network programming under such arrangements is recorded in operating expenses in the month the programming is available for exhibition. Programming costs are paid each month based on calculations performed by the Company and are subject to periodic audits performed by the programmers. Certain programming contracts contain launch incentives to be paid by the programmers. The Company receives these payments related to the activation of the programmer’s cable television channel and recognizes the launch incentives on a straight-line basis over the life of the programming agreement as a reduction of programming expense. This offset to programming expense was $40 million, $59 million and $63 million for the years ended December 31, 2005, 2004 and 2003, respectively. Programming costs included in the accompanying statement of operations were $1.4 billion, $1.3 billion and $1.2 billion for the years ended December 31, 2005, 2004 and 2003, respectively. As of December 31, 2005 and 2004, the deferred amount of launch incentives, included in other long-term liabilities, were $83 million and $105 million, respectively.

Advertising Costs
      Advertising costs associated with marketing the Company’s products and services are generally expensed as costs are incurred. Such advertising expense was $94 million, $70 million and $60 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Stock-Based Compensation
      The Company has historically accounted for stock-based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation. On January 1, 2003, the Company adopted the fair value measurement provisions of SFAS No. 123 using the prospective method under which the Company will recognize compensation expense of a stock-based award to an employee over the vesting period based on the fair value of the award on the grant date consistent with the method described in Financial Accounting Standards Board Interpretation (“FIN”) No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. Adoption of these provisions resulted in utilizing a preferable accounting method as the consolidated financial statements will present the estimated fair value of stock-based compensation in expense consistently with other forms of compensation and other expense associated with goods and services received for equity instruments. In accordance with SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, the fair value method was applied only to awards granted or modified after January 1, 2003, whereas

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
awards granted prior to such date were accounted for under APB No. 25, unless they were modified or settled in cash.
      SFAS No. 123 requires pro forma disclosure of the impact on earnings as if the compensation expense for these plans had been determined using the fair value method. The following table presents the Company’s net loss and loss per share as reported and the pro forma amounts that would have been reported using the fair value method under SFAS No. 123 for the years presented:

	Year Ended December 31,

	2005	2004	2003

Net loss applicable to common stock	$(970)	$(4,345)	$(242)
Add back stock-based compensation expense related to stock options included in reported net loss (net of minority interest)	14	31	2
Less employee stock-based compensation expense determined under fair value based method for all employee stock option awards (net of minority interest)	(14)	(33)	(14)
Effects of unvested options in stock option exchange (see Note 21)	—	48	—

Pro forma	$(970)	$(4,299)	$(254)

Loss per common shares, basic and diluted:
As reported	$(3.13)	$(14.47)	$(0.82)

Pro forma	$(3.13)	$(14.32)	$(0.86)

      The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used for grants during the years ended December 31, 2005, 2004 and 2003, respectively: risk-free interest rates of 4.0%, 3.3%, and 3.0%; expected volatility of 70.9%, 92.4% and 93.6%; and expected lives of 4.5 years, 4.6 years and 4.5 years, respectively. The valuations assume no dividends are paid.

Unfavorable Contracts and Other Settlements
      The Company recognized $5 million of benefit for the year ended December 31, 2004 related to changes in estimated legal reserves established as part of previous business combinations, which, based on an evaluation of current facts and circumstances, are no longer required.
      The Company recognized $72 million of benefit for the year ended December 31, 2003 as a result of the settlement of estimated liabilities recorded in connection with prior business combinations. The majority of this benefit (approximately $52 million) is due to the renegotiation of a major programming contract, for which a liability had been recorded for the above market portion of the agreement in conjunction with the Falcon acquisition in 1999 and the Bresnan acquisition in 2000. The remaining benefit relates to the reversal of previously recorded liabilities, which are no longer required.

Income Taxes
      The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities and expected benefits of utilizing net operating loss carryforwards. The impact on deferred taxes of changes in tax rates and tax law, if any, applied to the years during which temporary differences are expected to be settled, are reflected in the consolidated financial statements in the period of enactment (see Note 24).

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Minority Interest
      Minority interest on the consolidated balance sheets primarily represents preferred membership interests in an indirect subsidiary of Charter held by Mr. Paul G. Allen. Minority interest totaled $188 million and $648 million as of December 31, 2005 and 2004, respectively, on the accompanying consolidated balance sheets.
      Reported losses allocated to minority interest on the statement of operations reflect the minority interests in CC VIII and Charter Holdco. Because minority interest in Charter Holdco was substantially eliminated at December 31, 2003, beginning in 2004, Charter began to absorb substantially all future losses before income taxes that otherwise would have been allocated to minority interest (see Note 11).

Loss per Common Share
      Basic loss per common share is computed by dividing the net loss applicable to common stock by 310,159,047 shares, 300,291,877 shares and 294,597,519 shares for the years ended December 31, 2005, 2004 and 2003, representing the weighted-average common shares outstanding during the respective periods. Diluted loss per common share equals basic loss per common share for the periods presented, as the effect of stock options and other convertible securities are antidilutive because the Company incurred net losses. All membership units of Charter Holdco are exchangeable on a one-for-one basis into common stock of Charter at the option of the holders. As of December 31, 2005, Charter Holdco has 755,386,702 membership units outstanding. Should the holders exchange units for shares, the effect would not be dilutive because the Company incurred net losses.
      The 94.9 million shares issued in November 2005 and July 2005 pursuant to the share lending agreement described in Note 14 are required to be returned, in accordance with the contractual arrangement, and are treated in basic and diluted earnings per share as if they were already returned and retired. Consequently, there is no impact of the shares of common stock lent under the share lending agreement in the earnings per share calculation.

Segments
      SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, established standards for reporting information about operating segments in annual financial statements and in interim financial reports issued to shareholders. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment.
      The Company’s operations are managed on the basis of geographic divisional operating segments. The Company has evaluated the criteria for aggregation of the geographic operating segments under paragraph 17 of SFAS No. 131 and believes it meets each of the respective criteria set forth. The Company delivers similar products and services within each of its geographic divisional operations. Each geographic and divisional service area utilizes similar means for delivering the programming of the Company’s services; have similarity in the type or class of customer receiving the products and services; distributes the Company’s services over a unified network; and operates within a consistent regulatory environment. In addition, each of the geographic divisional operating segments has similar economic characteristics. In light of the Company’s similar services, means for delivery, similarity in type of customers, the use of a unified network and other considerations across its geographic divisional operating structure, management has determined that the Company has one reportable segment, broadband services.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Sale of Assets
      In 2006, the Company signed a definitive agreement to sell certain cable television systems serving a total of approximately 242,600 analog video customers in West Virginia and Virginia to Cebridge Connections, Inc. for a total of approximately $770 million. During the second quarter of 2006, the Company determined, based on changes in the Company’s organizational and cost structure, that its asset groupings for long lived asset accounting purposes are at the level of their individual market areas, which are at a level below the Company’s geographic clustering. As a result, the Company has determined that the West Virginia and Virginia cable systems comprise operations and cash flows that for financial reporting purposes meet the criteria for discontinued operations. Accordingly, the results of operations for the West Virginia and Virginia cable systems have been presented as discontinued operations, net of tax for the years ended December 31, 2005, 2004 and 2003. Relevant financial information in other footnotes herein have been updated to be consistent with this presentation.
      Summarized consolidated financial information for the years ended December 31, 2005, 2004 and 2003 for the West Virginia and Virginia cable systems is as follows:

	Year Ended December 31,

	2005	2004	2003

Revenues	$221	$217	$203
Income (loss) before minority interest, income taxes and cumulative effect of accounting change	$39	$(104)	$32
Minority interest	$—	$—	$(17)
Income tax benefit (expense)	$(3)	$(31)	$(12)
Net income (loss)	$36	$(135)	$3
Earnings (loss) per common share, basic and diluted	$0.12	$(0.45)	$0.01
      In 2005, the Company closed the sale of certain cable systems in Texas, West Virginia and Nebraska, representing a total of approximately 33,000 analog video customers. During the year ended December 31, 2005, those cable systems met the criteria for assets held for sale under Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. As such, the assets were written down to fair value less estimated costs to sell resulting in asset impairment charges during the year ended December 31, 2005 of approximately $39 million.
      In 2004, the Company closed the sale of certain cable systems in Florida, Pennsylvania, Maryland, Delaware, New York and West Virginia to Atlantic Broadband Finance, LLC. These transactions resulted in a $106 million gain recorded as a gain on sale of assets in the Company’s consolidated statements of operations. The total net proceeds from the sale of all of these systems were approximately $735 million. The proceeds were used to repay a portion of amounts outstanding under the Company’s revolving credit facility.

5.	Allowance for Doubtful Accounts
      Activity in the allowance for doubtful accounts is summarized as follows for the years presented:

	Year Ended December 31,

	2005	2004	2003

Balance, beginning of year	$15	$17	$19
Charged to expense	76	92	79
Uncollected balances written off, net of recoveries	(74)	(94)	(81)

Balance, end of year	$17	$15	$17

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Property, Plant and Equipment
      Property, plant and equipment consists of the following as of December 31, 2005 and 2004:

	2005	2004

Cable distribution systems	$7,035	$6,596
Customer equipment and installations	3,934	3,500
Vehicles and equipment	473	433
Buildings and leasehold improvements	584	578
Furniture, fixtures and equipment	563	493

	12,589	11,600
Less: accumulated depreciation	(6,749)	(5,311)

	$5,840	$6,289

      The Company periodically evaluates the estimated useful lives used to depreciate its assets and the estimated amount of assets that will be abandoned or have minimal use in the future. A significant change in assumptions about the extent or timing of future asset retirements, or in the Company’s use of new technology and upgrade programs, could materially affect future depreciation expense.
      Depreciation expense for each of the years ended December 31, 2005, 2004 and 2003 was $1.4 billion.

7.	Franchises and Goodwill
      Franchise rights represent the value attributed to agreements with local authorities that allow access to homes in cable service areas acquired through the purchase of cable systems. Management estimates the fair value of franchise rights at the date of acquisition and determines if the franchise has a finite life or an indefinite-life as defined by SFAS No. 142, Goodwill and Other Intangible Assets. Franchises that qualify for indefinite-life treatment under SFAS No. 142 are tested for impairment annually each October 1 based on valuations, or more frequently as warranted by events or changes in circumstances. Such test resulted in a total franchise impairment of approximately $3.3 billion during the third quarter of 2004. The 2003 and 2005 annual impairment tests resulted in no impairment. Franchises are aggregated into essentially inseparable asset groups to conduct the valuations. The asset groups generally represent geographic clustering of the Company’s cable systems into groups by which such systems are managed. Management believes such grouping represents the highest and best use of those assets.
      The Company’s valuations, which are based on the present value of projected after tax cash flows, result in a value of property, plant and equipment, franchises, customer relationships and its total entity value. The value of goodwill is the difference between the total entity value and amounts assigned to the other assets.
      Franchises, for valuation purposes, are defined as the future economic benefits of the right to solicit and service potential customers (customer marketing rights), and the right to deploy and market new services such as interactivity and telephone to the potential customers (service marketing rights). Fair value is determined based on estimated discounted future cash flows using assumptions consistent with internal forecasts. The franchise after-tax cash flow is calculated as the after-tax cash flow generated by the potential customers obtained and the new services added to those customers in future periods. The sum of the present value of the franchises’ after-tax cash flow in years 1 through 10 and the continuing value of the after-tax cash flow beyond year 10 yields the fair value of the franchise.
      The Company follows the guidance of Emerging Issues Task Force (“EITF”) Issue 02-17, Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination, in valuing

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
customer relationships. Customer relationships, for valuation purposes, represent the value of the business relationship with existing customers and are calculated by projecting future after-tax cash flows from these customers including the right to deploy and market additional services such as interactivity and telephone to these customers. The present value of these after-tax cash flows yields the fair value of the customer relationships. Substantially all acquisitions occurred prior to January 1, 2002. The Company did not record any value associated with the customer relationship intangibles related to those acquisitions. For acquisitions subsequent to January 1, 2002 the Company did assign a value to the customer relationship intangible, which is amortized over its estimated useful life.
      In September 2004, the SEC staff issued EITF Topic D-108 which requires the direct method of separately valuing all intangible assets and does not permit goodwill to be included in franchise assets. The Company adopted Topic D-108 in its impairment assessment as of September 30, 2004 that resulted in a total franchise impairment of approximately $3.3 billion. The Company recorded a cumulative effect of accounting change of $765 million (approximately $875 million before tax effects of $91 million and minority interest effects of $19 million) for the year ended December 31, 2004 representing the portion of the Company’s total franchise impairment attributable to no longer including goodwill with franchise assets. The effect of the adoption was to increase net loss and loss per share by $765 million and $2.55, respectively, for the year ended December 31, 2004. The remaining $2.4 billion of the total franchise impairment was attributable to the use of lower projected growth rates and the resulting revised estimates of future cash flows in the Company’s valuation, and was recorded as impairment of franchises in the Company’s accompanying consolidated statements of operations for the year ended December 31, 2004. Sustained analog video customer losses by the Company in the third quarter of 2004 primarily as a result of increased competition from direct broadcast satellite providers and decreased growth rates in the Company’s high-speed Internet customers in the third quarter of 2004, in part, as a result of increased competition from digital subscriber line service providers led to the lower projected growth rates and the revised estimates of future cash flows from those used at October 1, 2003.
      As of December 31, 2005 and 2004, indefinite-lived and finite-lived intangible assets are presented in the following table:

	December 31,

	2005			2004

	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Indefinite-lived intangible assets:
Franchises with indefinite lives	$9,806	$—	$9,806	$9,845	$—	$9,845
Goodwill	52	—	52	52	—	52

	$9,858	$—	$9,858	$9,897	$—	$9,897

Finite-lived intangible assets:
Franchises with finite lives	$27	$7	$20	$37	$4	$33

      For the years ended December 31, 2005 and 2004, the net carrying amount of indefinite-lived franchises was reduced by $52 million and $490 million, respectively, related to the sale of cable systems (see Note 4). Additionally, in 2004 and 2005, approximately $37 million and $13 million, respectively, of franchises that were previously classified as finite-lived were reclassified to indefinite-lived, based on the Company’s renewal of these franchise assets in 2004 and 2005. Franchise amortization expense for the years ended December 31, 2005, 2004 and 2003 was $4 million, $3 million and $7 million, respectively, which represents the amortization relating to franchises that did not qualify for indefinite-life treatment under SFAS No. 142, including costs associated with franchise renewals. The Company expects that

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
amortization expense on franchise assets will be approximately $2 million annually for each of the next five years. Actual amortization expense in future periods could differ from these estimates as a result of new intangible asset acquisitions or divestitures, changes in useful lives and other relevant factors.

8.	Accounts Payable and Accrued Expenses
      Accounts payable and accrued expenses consist of the following as of December 31, 2005 and 2004:

	2005	2004

Accounts payable — trade	$114	$148
Accrued capital expenditures	73	65
Accrued expenses:
Interest	333	324
Programming costs	272	278
Franchise related fees	67	67
Compensation	90	66
Other	242	269

	$1,191	$1,217

9.	Long-Term Debt
      Long-term debt consists of the following as of December 31, 2005 and 2004:

	2005		2004

	Principal	Accreted	Principal	Accreted
	Amount	Value	Amount	Value

Long-Term Debt
Charter Communications, Inc.:
4.750% convertible senior notes due 2006	$20	$20	$156	$156
5.875% convertible senior notes due 2009	863	843	863	834
Charter Holdings:
8.250% senior notes due 2007	105	105	451	451
8.625% senior notes due 2009	292	292	1,244	1,243
9.920% senior discount notes due 2011	198	198	1,108	1,108
10.000% senior notes due 2009	154	154	640	640
10.250% senior notes due 2010	49	49	318	318
11.750% senior discount notes due 2010	43	43	450	448
10.750% senior notes due 2009	131	131	874	874
11.125% senior notes due 2011	217	217	500	500
13.500% senior discount notes due 2011	94	94	675	589
9.625% senior notes due 2009	107	107	640	638
10.000% senior notes due 2011	137	136	710	708
11.750% senior discount notes due 2011	125	120	939	803
12.125% senior discount notes due 2012	113	100	330	259

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2005		2004

	Principal	Accreted	Principal	Accreted
	Amount	Value	Amount	Value

CIH:
11.125% senior notes due 2014	151	151	—	—
9.920% senior discount notes due 2014	471	471	—	—
10.000% senior notes due 2014	299	299	—	—
11.750% senior discount notes due 2014	815	781	—	—
13.500% senior discount notes due 2014	581	578	—	—
12.125% senior discount notes due 2015	217	192	—	—
CCH I:
11.000% senior notes due 2015	3,525	3,683	—	—
CCH II:
10.250% senior notes due 2010	1,601	1,601	1,601	1,601
CCO Holdings:
8 3/4 % senior notes due 2013	800	794	500	500
Senior floating notes due 2010	550	550	550	550
Charter Operating:
8% senior second-lien notes due 2012	1,100	1,100	1,100	1,100
8 3/8 % senior second-lien notes due 2014	733	733	400	400
Renaissance Media Group LLC:
10.000% senior discount notes due 2008	114	115	114	116
CC V Holdings, LLC:
11.875% senior discount notes due 2008	—	—	113	113
Credit Facilities
Charter Operating	5,731	5,731	5,515	5,515

	$19,336	$19,388	$19,791	$19,464

      The accreted values presented above generally represent the principal amount of the notes less the original issue discount at the time of sale plus the accretion to the balance sheet date except as follows. The accreted value of the CIH notes issued in exchange for Charter Holdings notes and the CCH I notes issued in exchange for the 8.625% Charter Holdings notes due 2009 are recorded at the historical book values of the Charter Holdings notes for financial reporting purposes as opposed to the current accreted value for legal purposes and notes indenture purposes (the amount that is currently payable if the debt becomes immediately due). As of December 31, 2005, the accreted value of the Company’s debt for legal purposes and notes indenture purposes is $18.8 billion.
      On January 30, 2006, CCH II and CCH II Capital Corp. issued $450 million in debt securities, the proceeds of which will be provided, directly or indirectly, to Charter Operating, which will use such funds to reduce borrowings, but not commitments, under the revolving portion of its credit facilities.
      In October 2005, CCO Holdings and CCO Holdings Capital Corp., as guarantor thereunder, entered into the Bridge Loan with the Lenders whereby the Lenders committed to make loans to CCO Holdings in an aggregate amount of $600 million. Upon the issuance of $450 million of CCH II notes discussed above, the commitment under the bridge loan agreement was reduced to $435 million. CCO Holdings may draw upon the facility between January 2, 2006 and September 29, 2006 and the loans will mature on the sixth anniversary of the first borrowing under the bridge loan. Each loan will accrue interest at a rate equal to an adjusted LIBOR rate plus a spread. The spread will initially be 450 basis points and will increase

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(a) by an additional 25 basis points at the end of the six-month period following the date of the first borrowing, (b) by an additional 25 basis points at the end of each of the next two subsequent three month periods and (c) by 62.5 basis points at the end of each of the next two subsequent three-month periods. CCO Holdings will be required to prepay loans from the net proceeds from (i) the issuance of equity or incurrence of debt by Charter and its subsidiaries, with certain exceptions, and (ii) certain asset sales (to the extent not used for other purposes permitted under the bridge loan).
      In August 2005, CCO Holdings issued $300 million in debt securities, the proceeds of which were used for general corporate purposes, including the payment of distributions to its parent companies, including Charter Holdings, to pay interest expense.

Gain on Extinguishment of Debt
      In September 2005, Charter Holdings and its wholly owned subsidiaries, CCH I and CIH, completed the exchange of approximately $6.8 billion total principal amount of outstanding debt securities of Charter Holdings in a private placement for new debt securities. Holders of Charter Holdings notes due in 2009 and 2010 exchanged $3.4 billion principal amount of notes for $2.9 billion principal amount of new 11% CCH I senior secured notes due 2015. Holders of Charter Holdings notes due 2011 and 2012 exchanged $845 million principal amount of notes for $662 million principal amount of 11% CCH I notes due 2015. In addition, holders of Charter Holdings notes due 2011 and 2012 exchanged $2.5 billion principal amount of notes for $2.5 billion principal amount of various series of new CIH notes. Each series of new CIH notes has the same interest rate and provisions for payment of cash interest as the series of old Charter Holdings notes for which such CIH notes were exchanged. In addition, the maturities for each series were extended three years. The exchanges resulted in a net gain on extinguishment of debt of approximately $490 million for the year ended December 31, 2005.
      In March and June 2005, Charter Operating consummated exchange transactions with a small number of institutional holders of Charter Holdings 8.25% senior notes due 2007 pursuant to which Charter Operating issued, in private placements, approximately $333 million principal amount of new notes with terms identical to Charter Operating’s 8.375% senior second lien notes due 2014 in exchange for approximately $346 million of the Charter Holdings 8.25% senior notes due 2007. The exchanges resulted in a net gain on extinguishment of debt of approximately $10 million for the year ended December 31, 2005. The Charter Holdings notes received in the exchange were thereafter distributed to Charter Holdings and cancelled.
      During the year ended December 31, 2005, the Company repurchased, in private transactions, from a small number of institutional holders, a total of $136 million principal amount of its 4.75% convertible senior notes due 2006. These transactions resulted in a net gain on extinguishment of debt of approximately $3 million for the year ended December 31, 2005.
      In March 2005, Charter’s subsidiary, CC V Holdings, LLC, redeemed all of its 11.875% notes due 2008, at 103.958% of principal amount, plus accrued and unpaid interest to the date of redemption. The total cost of redemption was approximately $122 million and was funded through borrowings under the Charter Operating credit facilities. The redemption resulted in a loss on extinguishment of debt for the year ended December 31, 2005 of approximately $5 million. Following such redemption, CC V Holdings, LLC and its subsidiaries (other than non-guarantor subsidiaries) guaranteed the Charter Operating credit facilities and granted a lien on all of their assets as to which a lien can be perfected under the Uniform Commercial Code by the filing of a financing statement.
      On November 22, 2004, the Company issued $862.5 million original principal amount of 5.875% convertible senior notes due 2009, which are convertible into shares of Charter’s Class A common stock, par value $.001 per share, at a rate of 413.2231 shares per $1,000 principal amount of notes (or

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
approximately $2.42 per share), subject to adjustment in certain circumstances. On December 23, 2004, the Company used a portion of the proceeds from the sale of the notes to redeem all of its outstanding 5.75% convertible senior notes due 2005 (total principal amount of $588 million). The redemption resulted in a loss on extinguishment of debt of $10 million for the year ended December 31, 2004.
      In April 2004, Charter’s indirect subsidiaries, Charter Operating and Charter Communications Operating Capital Corp., sold $1.5 billion of senior second-lien notes in a private transaction. Additionally, Charter Operating amended and restated its $5.1 billion credit facilities, among other things, to defer maturities and increase availability under those facilities to approximately $6.5 billion, consisting of a $1.5 billion six-year revolving credit facility, a $2.0 billion six-year term loan facility and a $3.0 billion seven-year term loan facility. Charter Operating used the additional borrowings under the amended and restated credit facilities, together with proceeds from the sale of the Charter Operating senior second-lien notes to refinance the credit facilities of its subsidiaries, CC VI Operating Company, LLC (“CC VI Operating”), Falcon Cable Communications, LLC (“Falcon Cable”), and CC VIII Operating, LLC (“CC VIII Operating”), all in concurrent transactions. In addition, Charter Operating was substituted as the lender in place of the banks under those subsidiaries’ credit facilities. These transactions resulted in a net loss on extinguishment of debt of $21 million for the year ended December 31, 2004.
      The Company recognized a loss of approximately $23 million recorded as loss on debt to equity conversion on the accompanying consolidated statement of operations for the year ended December 31, 2004 from privately negotiated exchanges of a total of $30 million principal amount of Charter’s 5.75% convertible senior notes for shares of Charter Class A common stock. The exchanges resulted in the issuance of more shares in the exchange transaction than would have been issuable under the original terms of the convertible senior notes.
      In September 2003, Charter, Charter Holdings and their indirect subsidiary, CCH II purchased, in a non-monetary transaction, a total of approximately $609 million principal amount of Charter’s outstanding convertible senior notes and approximately $1.3 billion principal amount of the senior notes and senior discount notes issued by Charter Holdings from institutional investors in a small number of privately negotiated transactions. As consideration for these securities, CCH II issued approximately $1.6 billion principal amount of 10.25% notes due 2010, and realized approximately $294 million of debt discount. CCH II also issued an additional $30 million principal amount of 10.25% notes for an equivalent amount of cash and used the proceeds for transaction costs and for general corporate purposes. This transaction resulted in a gain on extinguishment of debt of $267 million for the year ended December 31, 2003. See discussion of the CCH II notes below for more details.
      4.75% Charter Convertible Notes. In May 2001, Charter issued 4.75% convertible senior notes with a total principal amount at maturity of $633 million. As of December 31, 2005, there was $20 million in total principal amount of these notes outstanding. The 4.75% Charter convertible notes rank equally with any of Charter’s future unsubordinated and unsecured indebtedness, but are structurally subordinated to all existing and future indebtedness and other liabilities of Charter’s subsidiaries.
      The 4.75% Charter convertible notes are convertible at the option of the holder into shares of Class A common stock at a conversion rate of 38.0952 shares per $1,000 principal amount of notes, which is equivalent to a price of $26.25 per share, subject to certain adjustments. Specifically, the adjustments include anti-dilutive provisions, which automatically occur based on the occurrence of specified events to provide protection rights to holders of the notes. Additionally, Charter may adjust the conversion ratio under certain circumstances when deemed appropriate. These notes are redeemable at Charter’s option at amounts decreasing from 101.9% to 100% of the principal amount, plus accrued and unpaid interest beginning on June 4, 2004, to the date of redemption. Interest is payable semiannually on December 1 and June 1, until maturity on June 1, 2006.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Upon a change of control, subject to certain conditions and restrictions, Charter may be required to repurchase the notes, in whole or in part, at 100% of their principal amount plus accrued interest at the repurchase date.
      5.875% Charter Convertible Notes. In November 2004, Charter issued 5.875% convertible senior notes due 2009 with a total original principal amount of $862.5 million. The 5.875% convertible senior notes are unsecured (except with respect to the collateral as described below) and rank equally with our existing and future unsubordinated and unsecured indebtedness (except with respect to the collateral described below), but are structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. Interest is payable semi-annually in arrears. As of December 31, 2005, there was $862.5 million in total principal amount outstanding and $843 million in accreted value outstanding.
      The 5.875% convertible senior notes are convertible at any time at the option of the holder into shares of Class A common stock at an initial conversion rate of 413.2231 shares per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $2.42 per share, subject to certain adjustments. Specifically, the adjustments include anti-dilutive provisions, which cause adjustments to occur automatically based on the occurrence of specified events to provide protection rights to holders of the notes. The conversion rate may also be increased (but not to exceed 462 shares per $1,000 principal amount of notes) upon a specified change of control transaction. Additionally, Charter may elect to increase the conversion rate under certain circumstances when deemed appropriate and subject to applicable limitations of the NASDAQ stock market. Holders who convert their notes prior to November 16, 2007 will receive an early conversion make whole amount in respect of their notes based on a proportional share of the portfolio of pledged securities described below, with specified adjustments.
      No holder of notes will be entitled to receive shares of our Class A common stock on conversion to the extent that receipt of the shares would cause the converting holder to become, directly or indirectly, a “beneficial holder” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 4.9% of the outstanding shares of our Class A common stock if such conversion would take place prior to November 16, 2008, or more than 9.9% thereafter.
      If a holder tenders a note for conversion, we may direct that holder (unless we have called those notes for redemption) to a financial institution designated by us to conduct a transaction with that institution, on substantially the same terms that the holder would have received on conversion, but if any such financial institution does not accept such notes or does not deliver the required conversion consideration, we remain obligated to convert the notes.
      Charter Holdco used a portion of the proceeds from the sale of the notes to purchase a portfolio of U.S. government securities in an amount which we believe will be sufficient to make the first six interest payments on the notes. These government securities were pledged to us as security for a mirror note issued by Charter Holdco to Charter and pledged to the trustee under the indenture governing the notes as security for our obligations thereunder. Such securities are being used to fund the next four interest payments under the notes. The fair value of the pledged securities was $97 million at December 31, 2005.
      Upon a change of control and certain other fundamental changes, subject to certain conditions and restrictions, Charter may be required to repurchase the notes, in whole or in part, at 100% of their principal amount plus accrued interest at the repurchase date.
      We may redeem the notes in whole or in part for cash at any time at a redemption price equal to 100% of the aggregate principal amount plus accrued and unpaid interest, deferred interest and liquidated damages, if any, but only if for any 20 trading days in any 30 consecutive trading day period the closing price has exceeded 180% of the conversion price, if such 30 trading day period begins prior to November 16, 2007 or 150% of the conversion price, if such 30 trading period begins thereafter. Holders who convert notes that we have called for redemption shall receive, in addition to the early conversion

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
make whole amount, if applicable, the present value of the interest on the notes converted that would have been payable for the period from the later of November 17, 2007 and the redemption date through the scheduled maturity date for the notes, plus any accrued deferred interest.
      March 1999 Charter Holdings Notes. The March 1999 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Communications Capital Corporation (“Charter Capital”). The March 1999 8.250% Charter Holdings notes mature on April 1, 2007, and as of December 31, 2005, there was $105 million in total principal amount outstanding. The March 1999 8.625% Charter Holdings notes mature on April 1, 2009 and as of December 31, 2005, there was $292 million in total principal amount outstanding. The March 1999 9.920% Charter Holdings notes mature on April 1, 2011 and as of December 31, 2005, the total principal amount and accreted value outstanding was $198 million. Cash interest on the March 1999 9.920% Charter Holdings notes began to accrue on April 1, 2004.
      The March 1999 Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Capital. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CIH notes, the CCH I notes, the CCH II notes, the CCO Holdings notes, the Renaissance notes, the Charter Operating notes and the Charter Operating credit facilities.
      Charter Holdings and Charter Capital will not have the right to redeem the March 1999 8.250% Charter Holdings notes prior to their maturity on April 1, 2007. Charter Holdings and Charter Capital may redeem some or all of the March 1999 8.625% Charter Holdings notes and the March 1999 9.920% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of March 1999 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after April 1, 2007.
      In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding March 1999 Charter Holdings notes at 101% of their principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.
      The indentures governing the March 1999 Charter Holdings notes contain restrictive covenants that limit certain transactions or activities by Charter Holdings and its restricted subsidiaries. Substantially all of Charter Holdings’ direct and indirect subsidiaries are currently restricted subsidiaries.
      January 2000 Charter Holdings Notes. The January 2000 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. The January 2000 10.00% Charter Holdings notes mature on April 1, 2009, and as of December 31, 2005, there was $154 million in total principal amount of these notes outstanding. The January 2000 10.25% Charter Holdings notes mature on January 15, 2010 and as of December 31, 2005, there was $49 million in total principal amount of these notes outstanding. The January 2000 11.75% Charter Holdings notes mature on January 15, 2010 and as of December 31, 2005, the total principal amount and accreted value outstanding of these notes was $43 million. Cash interest on the January 2000 11.75% Charter Holdings notes began to accrue on January 15, 2005.
      The January 2000 Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Capital. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CIH notes, the CCH I notes, the CCH II notes, the CCO Holdings notes, the Renaissance notes, the Charter Operating notes and the Charter Operating credit facilities.
      Charter Holdings and Charter Capital will not have the right to redeem the January 2000 10.00% Charter Holdings notes prior to their maturity on April 1, 2009. Charter Holdings and Charter Capital

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
may redeem some or all of the January 2000 10.25% Charter Holdings notes and the January 2000 11.75% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the January 2000 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after January 15, 2008.
      In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding January 2000 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.
      The indentures governing the January 2000 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999 Charter Holdings notes.
      January 2001 Charter Holdings Notes. The January 2001 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. The January 2001 10.750% Charter Holdings notes mature on October 1, 2009, and as of December 31, 2005, there was $131 million in total principal amount of these notes outstanding. The January 2001 11.125% Charter Holdings notes mature on January 15, 2011 and as of December 31, 2005, there was $217 million in total principal amount outstanding. The January 2001 13.500% Charter Holdings notes mature on January 15, 2011 and as of December 31, 2005 the total principal amount and accreted value outstanding of these notes was $94 million. Cash interest on the January 2001 13.500% Charter Holdings notes began to accrue on January 15, 2006.
      The January 2001 Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Capital. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CIH notes, the CCH I notes, the CCH II notes, the CCO Holdings notes, the Renaissance notes, the Charter Operating notes and the Charter Operating credit facilities.
      Charter Holdings and Charter Capital will not have the right to redeem the January 2001 10.750% Charter Holdings notes prior to their maturity date on October 1, 2009. Charter Holdings and Charter Capital may redeem some or all of the January 2001 11.125% Charter Holdings notes and the January 2001 13.500% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the January 2001 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after January 15, 2009.
      In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding January 2001 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.
      The indentures governing the January 2001 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999 and January 2000 Charter Holdings notes.
      May 2001 Charter Holdings Notes. The May 2001 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital. The May 2001 9.625% Charter Holdings notes mature on November 15, 2009, and as of December 31, 2005, combined with the January 2002 additional bond issue, there was $107 million in total principal amount outstanding. The May 2001 10.000% Charter Holdings notes mature on May 15, 2011 and as of December 31, 2005, combined with the January 2002 additional bond issue, there was $137 million in total principal amount outstanding and the total accreted value of the 10.000% notes was approximately $136 million. The May 2001 11.750% Charter Holdings notes mature on May 15, 2011 and as of December 31, 2005, the total principal amount outstanding was

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
$125 million and the total accreted value of the 11.750% notes was approximately $120 million. Cash interest on the May 2001 11.750% Charter Holdings notes will not accrue prior to May 15, 2006.
      The May 2001 Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Capital. They rank equally with all other current and future unsubordinated obligations of Charter Holdings and Charter Capital. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CIH notes, the CCH I notes, the CCH II notes, the CCO Holdings notes, the Renaissance notes, the Charter Operating notes and the Charter Operating credit facilities.
      Charter Holdings and Charter Capital will not have the right to redeem the May 2001 9.625% Charter Holdings notes prior to their maturity on November 15, 2009. On or after May 15, 2006, Charter Holdings and Charter Capital may redeem some or all of the May 2001 10.000% Charter Holdings notes and the May 2001 11.750% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the May 2001 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after May 15, 2009.
      In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding May 2001 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.
      The indentures governing the May 2001 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999, January 2000 and January 2001 Charter Holdings notes.
      January 2002 Charter Holdings Notes. The January 2002 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Capital.
      The January 2002 12.125% senior discount notes mature on January 15, 2012, and as of December 31, 2005, the total principal amount outstanding was $113 million and the total accreted value of these notes was approximately $100 million. Cash interest on the January 2002 12.125% Charter Holdings notes will not accrue prior to January 15, 2007.
      The January 2002 Charter Holdings notes are senior debt obligations of Charter Holdings and Charter Capital. They rank equally with the current and future unsecured and unsubordinated debt of Charter Holdings. They are structurally subordinated to the obligations of Charter Holdings’ subsidiaries, including the CIH notes, the CCH I notes, the CCH II notes, the CCO Holdings notes, the Renaissance notes, the Charter Operating notes and the Charter Operating credit facilities.
      The Charter Holdings 12.125% senior discount notes are redeemable at the option of the issuers at amounts decreasing from 106.063% to 100% of accreted value beginning January 15, 2007.
      In the event that a specified change of control event occurs, Charter Holdings and Charter Capital must offer to repurchase any then outstanding January 2002 Charter Holdings notes at 101% of their total principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.
      The indentures governing the January 2002 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999, January 2000, January 2001 and May 2001 Charter Holdings notes.
      CCH I Holdings, LLC Notes. In September 2005, CIH and CCH I Holdings Capital Corp. jointly issued $2.5 billion total principal amount of 9.920% to 13.500% senior accreting notes due 2014 and 2015 in exchange for an aggregate amount of $2.4 billion of Charter Holdings notes due 2011 and 2012, spread over six series of notes and with varying interest rates. The notes are guaranteed by Charter Holdings. As of December 31, 2005, there was $2.5 billion in total principal amount and accreted value outstanding and

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
$2.1 billion in accreted value for legal purposes and notes indentures purposes. Interest on the CIH notes is payable semi-annually in arrears as follows:

Start Date
	Semi-Annual	For Interest
	Interest Payment	Payment on	Maturity
	Dates	Discount Notes	Date

11.125% senior notes due 2014	1/15 & 7/15		1/15/14
9.920% senior discount notes due 2014	4/1 & 10/1		4/1/14
10.000% senior notes due 2014	5/15 & 11/15		5/15/14
11.750% senior discount notes due 2014	5/15 & 11/15	11/15/06	5/15/14
13.500% senior discount notes due 2014	1/15 & 7/15	7/15/06	1/15/14
12.125% senior discount notes due 2015	1/15 & 7/15	7/15/07	1/15/15
      The CIH notes are senior debt obligations of CIH and CCH I Holdings Capital Corp. They rank equally with all other current and future unsecured, unsubordinated obligations of CIH and CCH I Holdings Capital Corp. The CIH notes are structurally subordinated to all obligations of subsidiaries of CIH, including the CCH I notes, the CCH II notes, the CCO Holdings notes, the Renaissance notes, the Charter Operating notes and the Charter Operating credit facilities.
      The CIH notes may not be redeemed at the option of the issuers until September 30, 2007. On or after such date, the CIH notes may be redeemed at any time, in each case at a premium. The optional redemption price declines to 100% of the respective series’ principal amount, plus accrued and unpaid interest, on or after varying dates in 2009 and 2010.
      In the event that a specified change of control event happens, CIH and CCH I Holdings Capital Corp. must offer to repurchase any outstanding notes at a price equal to the sum of the accreted value of the notes plus accrued and unpaid interest plus a premium that varies over time.
      CCH I, LLC Notes. In September 2005, CCH I and CCH I Capital Corp. jointly issued $3.5 billion total principal amount of 11.000% senior secured notes due October 2015 in exchange for an aggregate amount of $4.2 billion of certain Charter Holdings notes. The notes are guaranteed by Charter Holdings and are secured by a pledge of 100% of the equity interest of CCH I’s wholly owned direct subsidiary, CCH II. Such pledge is subject to significant limitations as described in the related pledge agreement. Interest on the CCH I notes accrues at 11% per annum and is payable semi-annually in arrears on each April 1 and October 1, commencing on April 1, 2006. As of December 31, 2005, there was $3.5 billion in total principal amount outstanding, $3.7 billion in accreted value outstanding and $3.5 billion in accreted value for legal purposes and notes indentures purposes.
      The CCH I notes are senior debt obligations of CCH I and CCH I Capital Corp. To the extent of the value of the collateral, they rank senior to all of CCH I’s future unsecured senior indebtedness. The CCH I notes are structurally subordinated to all obligations of subsidiaries of CCH I, including the CCH II notes, CCO Holdings notes, the Renaissance notes, the Charter Operating notes and the Charter Operating credit facilities.
      CCH I and CCH I Capital Corp. may, prior to October 1, 2008 in the event of a qualified equity offering providing sufficient proceeds, redeem up to 35% of the aggregate principal amount of the CCH I notes at a redemption price of 111% of the principal amount plus accrued and unpaid interest. Aside from this provision, CCH I and CCH I Capital Corp. may not redeem at their option any of the notes prior to October 1, 2010. On or after October 1, 2010, CCH I and CCH I Capital Corp. may redeem, in whole or in part, CCH I notes at anytime, in each case at a premium. The optional redemption price declines to 100% of the principal amount, plus accrued and unpaid interest, on or after October 1, 2013.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      If a change of control occurs, each holder of the CCH I notes will have the right to require the repurchase of all or any part of that holder’s CCH I notes at 101% of the principal amount plus accrued and unpaid interest.
      CCH II Notes. In September 2003, CCH II and CCH II Capital Corp. jointly issued $1.6 billion total principal amount of 10.25% senior notes due 2010 and in January 2006, they issued an additional $450 million principal amount of these notes. The CCH II notes are general unsecured obligations of CCH II and CCH II Capital Corp. They rank equally with all other current or future unsubordinated obligations of CCH II and CCH II Capital Corp. The CCH II notes are structurally subordinated to all obligations of subsidiaries of CCH II, including the CCO Holdings notes, the Renaissance notes, the Charter Operating notes and the Charter Operating credit facilities.
      Interest on the CCH II notes accrues at 10.25% per annum and is payable semi-annually in arrears on each March 15 and September 15.
      At any time prior to September 15, 2006, the issuers of the CCH II notes may redeem up to 35% of the total principal amount of the CCH II notes on a pro rata basis at a redemption price equal to 110.25% of the principal amount of CCH II notes redeemed, plus any accrued and unpaid interest.
      On or after September 15, 2008, the issuers of the CCH II notes may redeem all or a part of the notes at a redemption price that declines ratably from the initial redemption price of 105.125% to a redemption price on or after September 15, 2009 of 100.0% of the principal amount of the CCH II notes redeemed, plus, in each case, any accrued and unpaid interest.
      In the event of specified change of control events, CCH II must offer to purchase the outstanding CCH II notes from the holders at a purchase price equal to 101% of the total principal amount of the notes, plus any accrued and unpaid interest.
      The indenture governing the CCH II notes contains restrictive covenants that limit certain transactions or activities by CCH II and its restricted subsidiaries. Substantially all of CCH II’s direct and indirect subsidiaries are currently restricted subsidiaries.

CCO Holdings Notes.
      8 3/4% Senior Notes due 2013. In November 2003 and August 2005, CCO Holdings and CCO Holdings Capital Corp. jointly issued $500 million and $300 million, respectively, total principal amount of 8 3/4 % senior notes due 2013. The CCO Holdings notes are general unsecured obligations of CCO Holdings and CCO Holdings Capital Corp. They rank equally with all other current or future unsubordinated obligations of CCO Holdings and CCO Holdings Capital Corp. The CCO Holdings notes are structurally subordinated to all obligations of CCO Holdings’ subsidiaries, including the Renaissance notes, the Charter Operating notes and the Charter Operating credit facilities. As of December 31, 2005, there was $800 million in total principal amount outstanding and $794 million in accreted value outstanding.
      Interest on the CCO Holdings senior notes accrues at 8 3/4 % per year and is payable semi-annually in arrears on each May 15 and November 15.
      At any time prior to November 15, 2006, the issuers of the CCO Holdings senior notes may redeem up to 35% of the total principal amount of the CCO Holdings senior notes to the extent of public equity proceeds they have received on a pro rata basis at a redemption price equal to 108.75% of the principal amount of CCO Holdings senior notes redeemed, plus any accrued and unpaid interest.
      On or after November 15, 2008, the issuers of the CCO Holdings senior notes may redeem all or a part of the notes at a redemption price that declines ratably from the initial redemption price of 104.375%

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
to a redemption price on or after November 15, 2011 of 100.0% of the principal amount of the CCO Holdings senior notes redeemed, plus, in each case, any accrued and unpaid interest.
      In the event of specified change of control events, CCO Holdings must offer to purchase the outstanding CCO Holdings senior notes from the holders at a purchase price equal to 101% of the total principal amount of the notes, plus any accrued and unpaid interest.
      Senior Floating Rate Notes Due 2010. In December 2004, CCO Holdings and CCO Holdings Capital Corp. jointly issued $550 million total principal amount of senior floating rate notes due 2010. The CCO Holdings notes are general unsecured obligations of CCO Holdings and CCO Holdings Capital Corp. They rank equally with all other current or future unsubordinated obligations of CCO Holdings and CCO Holdings Capital Corp. The CCO Holdings notes are structurally subordinated to all obligations of CCO Holdings’ subsidiaries, including the Renaissance notes, the Charter Operating notes and the Charter Operating credit facilities.
      Interest on the CCO Holdings senior floating rate notes accrues at the LIBOR rate (4.53% and 2.56% as of December 31, 2005 and 2004, respectively) plus 4.125% annually, from the date interest was most recently paid. Interest is reset and payable quarterly in arrears on each March 15, June 15, September 15 and December 15.
      At any time prior to December 15, 2006, the issuers of the senior floating rate notes may redeem up to 35% of the notes in an amount not to exceed the amount of proceeds of one or more public equity offerings at a redemption price equal to 100% of the principal amount, plus a premium equal to the interest rate per annum applicable to the notes on the date notice of redemption is given, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of the original aggregate principal amount of the notes issued remains outstanding after the redemption.
      The issuers of the senior floating rate notes may redeem the notes in whole or in part at the issuers’ option from December 15, 2006 until December 14, 2007 for 102% of the principal amount, from December 15, 2007 until December 14, 2008 for 101% of the principal amount and from and after December 15, 2008, at par, in each case, plus accrued and unpaid interest.
      The indentures governing the CCO Holdings senior notes contain restrictive covenants that limit certain transactions or activities by CCO Holdings and its restricted subsidiaries. Substantially all of CCO Holdings’ direct and indirect subsidiaries are currently restricted subsidiaries.
      In the event of specified change of control events, CCO Holdings must offer to purchase the outstanding CCO Holdings senior notes from the holders at a purchase price equal to 101% of the total principal amount of the notes, plus any accrued and unpaid interest.
      Charter Operating Notes. On April 27, 2004, Charter Operating and Charter Communications Operating Capital Corp. jointly issued $1.1 billion of 8% senior second-lien notes due 2012 and $400 million of 8 3/8% senior second-lien notes due 2014, for total gross proceeds of $1.5 billion. In March and June 2005, Charter Operating consummated exchange transactions with a small number of institutional holders of Charter Holdings 8.25% senior notes due 2007 pursuant to which Charter Operating issued, in private placement transactions, approximately $333 million principal amount of its 8 3/8 % senior second-lien notes due 2014 in exchange for approximately $346 million of the Charter Holdings 8.25% senior notes due 2007. Interest on the Charter Operating notes is payable semi-annually in arrears on each April 30 and October 30.
      The Charter Operating notes were sold in a private transaction that was not subject to the registration requirements of the Securities Act of 1933. The Charter Operating notes are not expected to have the benefit of any exchange or other registration rights, except in specified limited circumstances. On the issue date of the Charter Operating notes, because of restrictions contained in the Charter Holdings indentures,

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
there were no Charter Operating note guarantees, even though Charter Operating’s immediate parent, CCO Holdings, and certain of the Company’s subsidiaries were obligors and/or guarantors under the Charter Operating credit facilities. Upon the occurrence of the guarantee and pledge date (generally, the fifth business day after the Charter Holdings leverage ratio was certified to be below 8.75 to 1.0), CCO Holdings and those subsidiaries of Charter Operating that were then guarantors of, or otherwise obligors with respect to, indebtedness under the Charter Operating credit facilities and related obligations were required to guarantee the Charter Operating notes. The note guarantee of each such guarantor is:

•	a senior obligation of such guarantor;

•	structurally senior to the outstanding CCO Holdings notes (except in the case of CCO Holdings’ note guarantee, which is structurally pari passu with such senior notes), the outstanding CCH II notes, the outstanding CCH I notes, the outstanding CIH notes, the outstanding Charter Holdings notes and the outstanding Charter convertible senior notes (but subject to provisions in the Charter Operating indenture that permit interest and, subject to meeting the 4.25 to 1.0 leverage ratio test, principal payments to be made thereon); and

•	senior in right of payment to any future subordinated indebtedness of such guarantor.
As a result of the above leverage ratio test being met, CCO Holdings and certain of its subsidiaries provided the additional guarantees described above during the first quarter of 2005.
      All the subsidiaries of Charter Operating (except CCO NR Sub, LLC, and certain other subsidiaries that are not deemed material and are designated as nonrecourse subsidiaries under the Charter Operating credit facilities) are restricted subsidiaries of Charter Operating under the Charter Operating notes. Unrestricted subsidiaries generally will not be subject to the restrictive covenants in the Charter Operating indenture.
      In the event of specified change of control events, Charter Operating must offer to purchase the Charter Operating notes at a purchase price equal to 101% of the total principal amount of the Charter Operating notes repurchased plus any accrued and unpaid interest thereon.
      The indenture governing the Charter Operating senior notes contains restrictive covenants that limit certain transactions or activities by Charter Operating and its restricted subsidiaries. Substantially all of Charter Operating’s direct and indirect subsidiaries are currently restricted subsidiaries.
      Renaissance Notes. In connection with the acquisition of Renaissance in April 1999, the Company assumed $163 million principal amount at maturity of 10.000% senior discount notes due 2008 of which $49 million was repurchased in May 1999. The Renaissance notes bear interest, payable semi-annually, on April 15 and October 15. The Renaissance notes are due on April 15, 2008. As of December 31, 2005, there was $114 million in total principal amount outstanding and $115 million in accreted value outstanding.
      CC V Holdings Notes. These notes were redeemed on March 14, 2005 and are therefore no longer outstanding.
      High-Yield Restrictive Covenants; Limitation on Indebtedness. The indentures governing the notes of the Company’s subsidiaries contain certain covenants that restrict the ability of Charter Holdings, Charter Capital, CIH, CIH, Capital Corp., CCH I, CCH I Capital Corp., CCH II, CCH II Capital Corp., CCO Holdings, CCO Holdings Capital Corp., Charter Operating, Charter Communications Operating Capital Corp., Renaissance Media Group, and all of their restricted subsidiaries to:

•	incur additional debt;

•	pay dividends on equity or repurchase equity;

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	make investments;

•	sell all or substantially all of their assets or merge with or into other companies;

•	sell assets;

•	enter into sale-leasebacks;

•	in the case of restricted subsidiaries, create or permit to exist dividend or payment restrictions with respect to the bond issuers, guarantee their parent companies debt, or issue specified equity interests;

•	engage in certain transactions with affiliates; and

•	grant liens.

Charter Operating Credit Facilities
      The Charter Operating credit facilities were amended and restated concurrently with the sale of $1.5 billion senior second-lien notes in April 2004, among other things, to defer maturities and increase availability under these facilities and to enable Charter Operating to acquire the interests of the lenders under the CC VI Operating, CC VIII Operating and Falcon credit facilities, thereby consolidating all credit facilities under one amended and restated Charter Operating credit agreement.
      The Charter Operating credit facilities provide borrowing availability of up to $6.5 billion as follows:

•	two term facilities:

(i) a Term A facility with a total principal amount of $2.0 billion, of which 12.5% matures in 2007, 30% matures in 2008, 37.5% matures in 2009 and 20% matures in 2010; and

(ii) a Term B facility with a total principal amount of $3.0 billion, which shall be repayable in 27 equal quarterly installments aggregating in each loan year to 1% of the original amount of the Term B facility, with the remaining balance due at final maturity in 2011; and

•	a revolving credit facility, in a total amount of $1.5 billion, with a maturity date in 2010.
      Amounts outstanding under the Charter Operating credit facilities bear interest, at Charter Operating’s election, at a base rate or the Eurodollar rate (4.06% to 4.50% as of December 31, 2005 and 2.07% to 2.28% as of December 31, 2004), as defined, plus a margin for Eurodollar loans of up to 3.00% for the Term A facility and revolving credit facility, and up to 3.25% for the Term B facility, and for base rate loans of up to 2.00% for the Term A facility and revolving credit facility, and up to 2.25% for the Term B facility. A quarterly commitment fee of up to .75% is payable on the average daily unborrowed balance of the revolving credit facilities.
      The obligations of our subsidiaries under the Charter Operating credit facilities (the “Obligations”) are guaranteed by Charter Operating’s immediate parent company, CCO Holdings, and the subsidiaries of Charter Operating, except for immaterial subsidiaries and subsidiaries precluded from guaranteeing by reason of the provisions of other indebtedness to which they are subject (the “non-guarantor subsidiaries,” primarily Renaissance and its subsidiaries). The Obligations are also secured by (i) a lien on all of the assets of Charter Operating and its subsidiaries (other than assets of the non-guarantor subsidiaries), to the extent such lien can be perfected under the Uniform Commercial Code by the filing of a financing statement, and (ii) a pledge by CCO Holdings of the equity interests owned by it in Charter Operating or any of Charter Operating’s subsidiaries, as well as intercompany obligations owing to it by any of such entities.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Upon the Charter Holdings Leverage Ratio (as defined in the indenture governing the Charter Holdings senior notes and senior discount notes) being under 8.75 to 1.0, the Charter Operating credit facilities required that the 11.875% notes due 2008 issued by CC V Holdings, LLC be redeemed. Because such Leverage Ratio was determined to be under 8.75 to 1.0, CC V Holdings, LLC redeemed such notes in March 2005, and CC V Holdings, LLC and its subsidiaries (other than non-guarantor subsidiaries) became guarantors of the Obligations and have granted a lien on all of their assets as to which a lien can be perfected under the Uniform Commercial Code by the filing of a financing statement.
      As of December 31, 2005, outstanding borrowings under the Charter Operating credit facilities were approximately $5.7 billion and the unused total potential availability was approximately $553 million, none of which was limited by covenant restrictions.

Charter Operating Credit Facilities — Restrictive Covenants
      The Charter Operating credit facilities contain representations and warranties, and affirmative and negative covenants customary for financings of this type. The financial covenants measure performance against standards set for leverage, debt service coverage, and interest coverage, tested as of the end of each quarter. The maximum allowable leverage ratio is 4.25 to 1.0 until maturity, tested as of the end of each quarter beginning September 30, 2004. Additionally, the Charter Operating credit facilities contain provisions requiring mandatory loan prepayments under specific circumstances, including when significant amounts of assets are sold and the proceeds are not reinvested in assets useful in the business of the borrower within a specified period, and upon the incurrence of certain indebtedness when the ratio of senior first lien debt to operating cash flow is greater than 2.0 to 1.0.
      The Charter Operating credit facilities permit Charter Operating and its subsidiaries to make distributions to pay interest on the Charter Operating senior second-lien notes, the CIH notes, the CCH I notes, the CCH II senior notes, the CCO Holdings senior notes, the Charter convertible senior notes, the CCHC notes and the Charter Holdings senior notes, provided that, among other things, no default has occurred and is continuing under the Charter Operating credit facilities. Conditions to future borrowings include absence of a default or an event of default under the Charter Operating credit facilities and the continued accuracy in all material respects of the representations and warranties, including the absence since December 31, 2003 of any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on our business.
      The events of default under the Charter Operating credit facilities include, among other things:

•	the failure to make payments when due or within the applicable grace period,

•	the failure to comply with specified covenants, including but not limited to a covenant to deliver audited financial statements with an unqualified opinion from our independent auditors,

•	the failure to pay or the occurrence of events that cause or permit the acceleration of other indebtedness owing by CCO Holdings, Charter Operating or Charter Operating’s subsidiaries in amounts in excess of $50 million in aggregate principal amount,

•	the failure to pay or the occurrence of events that result in the acceleration of other indebtedness owing by certain of CCO Holdings’ direct and indirect parent companies in amounts in excess of $200 million in aggregate principal amount,

•	Paul Allen and/or certain of his family members and/or their exclusively owned entities (collectively, the “Paul Allen Group”) ceasing to have the power, directly or indirectly, to vote at least 35% of the ordinary voting power of Charter Operating,

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	the consummation of any transaction resulting in any person or group (other than the Paul Allen Group) having power, directly or indirectly, to vote more than 35% of the ordinary voting power of Charter Operating, unless the Paul Allen Group holds a greater share of ordinary voting power of Charter Operating,

•	certain of Charter Operating’s indirect or direct parent companies having indebtedness in excess of $500 million aggregate principal amount which remains undefeased three months prior to the final maturity of such indebtedness, and

•	Charter Operating ceasing to be a wholly-owned direct subsidiary of CCO Holdings, except in certain very limited circumstances.

CCO Holdings Bridge Loan
      In October 2005, CCO Holdings and CCO Holdings Capital Corp., as guarantor thereunder, entered into the Bridge Loan) with JPMorgan Chase Bank, N.A., Credit Suisse, Cayman Islands Branch and Deutsche Bank AG Cayman Islands Branch (the “Lenders”) whereby the Lenders committed to make loans to CCO Holdings in an aggregate amount of $600 million. In January 2006, upon the issuance of $450 million of CCH II notes discussed above, the commitment under the bridge loan agreement was reduced to $435 million. CCO Holdings may draw upon the facility between January 2, 2006 and September 29, 2006 and the loans will mature on the sixth anniversary of the first borrowing under the Bridge Loan.
      Beginning on the first anniversary of the first date that CCO Holdings borrows under the Bridge Loan and at any time thereafter, any Lender will have the option to receive “exchange notes” (the terms of which are described below, the “Exchange Notes”) in exchange for any loan that has not been repaid by that date. Upon the earlier of (x) the date that at least a majority of all loans that have been outstanding have been exchanged for Exchange Notes and (y) the date that is 18 months after the first date that CCO Holdings borrows under the Bridge Loan, the remainder of loans will be automatically exchanged for Exchange Notes.
      As conditions to each draw, (i) there shall be no default under the Bridge Loan, (ii) all the representations and warranties under the bridge loan shall be true and correct in all material respects and (iii) all conditions to borrowing under the Charter Operating credit facilities (with certain exceptions) shall be satisfied.
      The aggregate unused commitment will be reduced by 100% of the net proceeds from certain asset sales, to the extent such net proceeds have not been used to prepay loans or Exchange Notes. However, asset sales that generate net proceeds of less than $75 million will not be subject to such commitment reduction obligation, unless the aggregate net proceeds from such asset sales exceed $200 million, in which case the aggregate unused commitment will be reduced by the amount of such excess.
      CCO Holdings will be required to prepay loans (and redeem or offer to repurchase Exchange Notes, if issued) from the net proceeds from (i) the issuance of equity or incurrence of debt by Charter and its subsidiaries, with certain exceptions, and (ii) certain asset sales (to the extent not used for purposes permitted under the bridge loan).
      The covenants and events of default applicable to CCO Holdings under the Bridge Loan are similar to the covenants and events of default in the indenture for the senior secured notes of CCH I.
      The Exchange Notes will mature on the sixth anniversary of the first borrowing under the Bridge Loan. The Exchange Notes will bear interest at a rate equal to the rate that would have been borne by the loans. The same mandatory redemption provisions will apply to the Exchange Notes as applied to the

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
loans, except that CCO Holdings will be required to make an offer to redeem upon the occurrence of a change of control at 101% of principal amount plus accrued and unpaid interest.
      The Exchange Notes will, if held by a person other than an initial lender or an affiliate thereof, be (a) non-callable for the first three years after the first borrowing date and (b) thereafter, callable at par plus accrued interest plus a premium equal to 50% of the coupon in effect on the first anniversary of the first borrowing date, which premium shall decline to 25% of such coupon in the fourth year and to zero thereafter. Otherwise, the Exchange Notes will be callable at any time at 100% of the amount thereof plus accrued and unpaid interest.
      Based upon outstanding indebtedness as of December 31, 2005, the amortization of term loans, scheduled reductions in available borrowings of the revolving credit facilities, and the maturity dates for all senior and subordinated notes and debentures, total future principal payments on the total borrowings under all debt agreements as of December 31, 2005, are as follows:

Year	Amount

2006	$50
2007	385
2008	744
2009	2,326
2010	3,455
Thereafter	12,376

$19,336

      For the amounts of debt scheduled to mature during 2006, it is management’s intent to fund the repayments from borrowings on the Company’s revolving credit facility. The accompanying consolidated balance sheet reflects this intent by presenting all debt balances as long-term while the table above reflects actual debt maturities as of the stated date.

10.	Note Payable — Related Party

CCHC, LLC Note
      In October 2005, Charter, acting through a Special Committee of Charter’s Board of Directors, and Mr. Allen, settled a dispute that had arisen between the parties with regard to the ownership of CC VIII. As part of that settlement, CCHC issued a subordinated exchangeable note (the “CCHC Note”) to Charter Investment, Inc. (“CII”). The CCHC Note has a 15-year maturity. The CCHC Note has an initial accreted value of $48 million accreting at 14% compounded quarterly, except that from and after February 28, 2009, CCHC may pay any increase in the accreted value of the CCHC Note in cash and the accreted value of the CCHC Note will not increase to the extent such amount is paid in cash. The CCHC Note is exchangeable at CII’s option, at any time, for Charter Holdco Class A Common units at a rate equal to the then accreted value, divided by $2.00 (the “Exchange Rate”). Customary anti-dilution protections have been provided that could cause future changes to the Exchange Rate. Additionally, the Charter Holdco Class A Common units received will be exchangeable by the holder into Charter common stock in accordance with existing agreements between CII, Charter and certain other parties signatory thereto. Beginning February 28, 2009, if the closing price of Charter common stock is at or above the Exchange Rate for a certain period of time as specified in the Exchange Agreement, Charter Holdco may require the exchange of the CCHC Note for Charter Holdco Class A Common units at the Exchange Rate. Additionally, CCHC has the right to redeem the CCHC Note under certain circumstances for cash in an amount equal to the then accreted value, such amount, if redeemed prior to February 28, 2009,

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
would also include a make whole up to the accreted value through February 28, 2009. CCHC must redeem the CCHC Note at its maturity for cash in an amount equal to the initial stated value plus the accreted return through maturity. The accreted value of the CCHC Note as of December 31, 2005 is $49 million.

11.	Minority Interest and Equity Interest of Charter Holdco
      Charter is a holding company whose primary assets are a controlling equity interest in Charter Holdco, the indirect owner of the Company’s cable systems, and $863 million and $990 million at December 31, 2005 and 2004, respectively, of mirror notes that are payable by Charter Holdco to Charter and have the same principal amount and terms as those of Charter’s convertible senior notes. Minority interest on the Company’s consolidated balance sheets as of December 31, 2005 and 2004 primarily represents preferred membership interests in CC VIII, LLC (“CC VIII”), an indirect subsidiary of Charter Holdco, of $188 million and $656 million, respectively. As more fully described in Note 25, this preferred interest arises from the approximately $630 million of preferred membership units issued by CC VIII in connection with an acquisition in February 2000 and was the subject of a dispute between Charter and Mr. Allen, Charter’s Chairman and controlling shareholder that was settled October 31, 2005. In conjunction with the settlement, the Company adjusted minority interest for $467 million, of which $418 million was reclassified from minority interest to equity in the fourth quarter of 2005. Beginning in the fourth quarter of 2005, approximately 5.6% of CC VIII’s income is allocated to minority interest.
      Minority interest historically included the portion of Charter Holdco’s member’s equity not owned by Charter. However, members’ deficit of Charter Holdco was $4.8 billion, $4.4 billion and $57 million as of December 31, 2005, 2004 and 2003, respectively, thus minority interest in Charter Holdco has been eliminated. Minority interest was 52%, 53% and 54% as of December 31, 2005, 2004 and 2003, respectively. Reported losses allocated to minority interest on the consolidated statement of operations are limited to the extent of any remaining minority interest on the balance sheet related to Charter Holdco. Additionally, minority interest includes the proportionate share of changes in fair value of interest rate risk derivative agreements. Such amounts are temporary as they are contractually scheduled to reverse over the life of the underlying instrument. Because minority interest in Charter Holdco was substantially eliminated at December 31, 2003, beginning in 2004, the Company began to absorb substantially all losses before income taxes that otherwise would have been allocated to minority interest. This resulted in an additional $454 million and $2.4 billion of net loss for the year ended December 31, 2005 and 2004, respectively.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Subject to any changes in Charter Holdco’s capital structure, future losses will continue to be absorbed by Charter. Changes to minority interest consist of the following for the periods presented:

Minority
Interest

Balance, December 31, 2002	$1,050
Minority interest in loss of a subsidiary	(377)
Minority interest in income tax benefit	(8)
Changes in fair value of interest rate agreements	25
Other	(1)

Balance, December 31, 2003	689
Minority interest in loss of a subsidiary	(19)
Minority interest in cumulative effect of accounting change	(19)
Reclass of Helicon, LLC interest	(25)
Changes in fair value of interest rate agreements	22

Balance, December 31, 2004	648
Minority interest in loss of subsidiary	(1)
CC VIII settlement — exchange of interests	(467)
Changes in fair value of interest rate agreements and other	8

Balance, December 31, 2005	$188

12.	Preferred Stock — Redeemable
      On August 31, 2001, in connection with its acquisition of Cable USA, Inc. and certain cable system assets from affiliates of Cable USA, Inc., the Company issued 505,664 shares of Series A Convertible Redeemable Preferred Stock (the “Preferred Stock”) valued at and with a liquidation preference of $51 million. Holders of the Preferred Stock have no voting rights but are entitled to receive cumulative cash dividends at an annual rate of 5.75%, payable quarterly. If for any reason Charter fails to pay the dividends on the Preferred Stock on a timely basis, the dividend rate on each share increases to an annual rate of 7.75% until the payment is made. The Preferred Stock is redeemable by Charter at its option on or after August 31, 2004 and must be redeemed by Charter at any time upon a change of control, or if not previously redeemed or converted, on August 31, 2008. The Preferred Stock is convertible, in whole or in part, at the option of the holders from April 1, 2002 through August 31, 2008, into shares of common stock at an initial conversion rate equal to a conversion price of $24.71 per share of common stock, subject to certain customary adjustments. The redemption price per share of Preferred Stock is the Liquidation Preference of $100, subject to certain customary adjustments. In the first quarter of 2003, the Company issued 39,595 additional shares of preferred stock valued at and with a liquidation preference of $4 million.
      In November 2005, Charter repurchased 508,546 shares of its Series A Convertible Redeemable Preferred Stock for an aggregate purchase price of approximately $31 million (or $60 per share). The shares had liquidation preference of approximately $51 million and had accrued but unpaid dividends of approximately $3 million resulting in a gain of approximately $23 million recorded in gain (loss) on extinguishment of debt and preferred stock. Following the repurchase, 36,713 shares of preferred stock remained outstanding.
      In connection with the repurchase, the holders of Preferred Stock consented to an amendment to the Certificate of Designation governing the Preferred Stock that will eliminate the quarterly dividends on all of the outstanding Preferred Stock and will provide that the liquidation preference for the remaining shares

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
outstanding will be $105.4063 per share, which amount shall accrete from September 30, 2005 at an annual rate of 7.75%, compounded quarterly. Certain holders of Preferred Stock also released Charter from various threatened claims relating to their acquisition and ownership of the Preferred Stock, including threatened claims for breach of contract.

13.	Common Stock
      The Company’s Class A common stock and Class B common stock are identical except with respect to certain voting, transfer and conversion rights. Holders of Class A common stock are entitled to one vote per share and holder of Class B common stock is entitled to ten votes for each share of Class B common stock held and for each Charter Holdco membership unit held. The Class B common stock is subject to significant transfer restrictions and is convertible on a share for share basis into Class A common stock at the option of the holder. Charter Holdco membership units are exchangeable on a one-for-one basis for shares of Class A common stock.

14.	Share Lending Agreement
      In 2005, Charter issued 94.9 million shares of Class A common stock in a public offering, which was effected pursuant to an effective registration statement that initially covered the issuance and sale of up to 150 million shares of Class A common stock. The shares were issued pursuant to the share lending agreement, pursuant to which Charter had previously agreed to loan up to 150 million shares to Citigroup Global Markets Limited (“CGML”). Because less than the full 150 million shares covered by the share lending agreement were sold in the offering, Charter as of December 31, 2005 was obligated to issue, at CGML’s request, up to an additional 55.1 million loaned shares in subsequent registered public offerings pursuant to the share lending agreement. In February 2006, an additional 22.0 million shares were issued under the share lending agreement.
      This offering of Charter’s Class A common stock was conducted to facilitate transactions by which investors in Charter’s 5.875% convertible senior notes due 2009, issued on November 22, 2004, hedged their investments in the convertible senior notes. Charter did not receive any of the proceeds from the sale of this Class A common stock. However, under the share lending agreement, Charter received a loan fee of $.001 for each share that it lends to CGML.
      The issuance of up to a total of 150 million shares of common stock (of which 94.9 million were issued in 2005) pursuant to a share lending agreement executed by Charter in connection with the issuance of the 5.875% convertible senior notes in November 2004 is essentially analogous to a sale of shares coupled with a forward contract for the reacquisition of the shares at a future date. An instrument that requires physical settlement by repurchase of a fixed number of shares in exchange for cash is considered a forward purchase instrument. While the share lending agreement does not require a cash payment upon return of the shares, physical settlement is required (i.e., the shares borrowed must be returned at the end of the arrangement.) The fair value of the 94.9 million shares lent in 2005 is approximately $116 million as of December 31, 2005. However, the net effect on shareholders’ deficit of the shares lent in July pursuant to the share lending agreement, which includes Charter’s requirement to lend the shares and the counterparties’ requirement to return the shares, is de minimis and represents the cash received upon lending of the shares and is equal to the par value of the common stock to be issued.

15.	Comprehensive Loss
      Certain marketable equity securities are classified as available-for-sale and reported at market value with unrealized gains and losses recorded as accumulated other comprehensive loss on the accompanying consolidated balance sheets. Additionally, the Company reports changes in the fair value of interest rate agreements designated as hedging the variability of cash flows associated with floating-rate debt

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
obligations, that meet the effectiveness criteria of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, in accumulated other comprehensive loss, after giving effect to the minority interest share of such gains and losses. Comprehensive loss for the years ended December 31, 2005, 2004 and 2003 was $961 million, $4.3 billion and $219 million, respectively.

16.	Accounting for Derivative Instruments and Hedging Activities
      The Company uses interest rate risk management derivative instruments, such as interest rate swap agreements and interest rate collar agreements (collectively referred to herein as interest rate agreements) to manage its interest costs. The Company’s policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, the Company has agreed to exchange, at specified intervals through 2007, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate collar agreements are used to limit the Company’s exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates.
      The Company does not hold or issue derivative instruments for trading purposes. The Company does, however, have certain interest rate derivative instruments that have been designated as cash flow hedging instruments. Such instruments effectively convert variable interest payments on certain debt instruments into fixed payments. For qualifying hedges, SFAS No. 133 allows derivative gains and losses to offset related results on hedged items in the consolidated statement of operations. The Company has formally documented, designated and assessed the effectiveness of transactions that receive hedge accounting. For the years ended December 31, 2005, 2004 and 2003, net gain on derivative instruments and hedging activities includes gains of $3 million, $4 million and $8 million, respectively, which represent cash flow hedge ineffectiveness on interest rate hedge agreements arising from differences between the critical terms of the agreements and the related hedged obligations. Changes in the fair value of interest rate agreements designated as hedging instruments of the variability of cash flows associated with floating-rate debt obligations that meet the effectiveness criteria SFAS No. 133 are reported in accumulated other comprehensive loss. For the years ended December 31, 2005, 2004 and 2003, a gain of $16 million, $42 million and $48 million, respectively, related to derivative instruments designated as cash flow hedges, was recorded in accumulated other comprehensive loss and minority interest. The amounts are subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on the floating-rate debt obligations affects earnings (losses).
      Certain interest rate derivative instruments are not designated as hedges as they do not meet the effectiveness criteria specified by SFAS No. 133. However, management believes such instruments are closely correlated with the respective debt, thus managing associated risk. Interest rate derivative instruments not designated as hedges are marked to fair value, with the impact recorded as gain (loss) on derivative instruments and hedging activities in the Company’s consolidated statement of operations. For the years ended December 31, 2005, 2004 and 2003, net gain on derivative instruments and hedging activities includes gains of $47 million, $65 million and $57 million, respectively, for interest rate derivative instruments not designated as hedges.
      As of December 31, 2005, 2004 and 2003, the Company had outstanding $1.8 billion, $2.7 billion and $3.0 billion and $20 million, $20 million and $520 million, respectively, in notional amounts of interest rate swaps and collars, respectively. The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to credit loss. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Fair Value of Financial Instruments
      The Company has estimated the fair value of its financial instruments as of December 31, 2005 and 2004 using available market information or other appropriate valuation methodologies. Considerable judgment, however, is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented in the accompanying consolidated financial statements are not necessarily indicative of the amounts the Company would realize in a current market exchange.
      The carrying amounts of cash, receivables, payables and other current assets and liabilities approximate fair value because of the short maturity of those instruments. The Company is exposed to market price risk volatility with respect to investments in publicly traded and privately held entities.
      The fair value of interest rate agreements represents the estimated amount the Company would receive or pay upon termination of the agreements. Management believes that the sellers of the interest rate agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate agreements are with certain of the participating banks under the Company’s credit facilities, thereby reducing the exposure to credit loss. The Company has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the Company’s consolidated financial condition or results of operations.
      The estimated fair value of the Company’s notes and interest rate agreements at December 31, 2005 and 2004 are based on quoted market prices, and the fair value of the credit facilities is based on dealer quotations.
      A summary of the carrying value and fair value of the Company’s debt and related interest rate agreements at December 31, 2005 and 2004 is as follows:

	2005		2004

	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Debt
Charter convertible notes	$863	$647	$990	$1,127
Charter Holdings debt	1,746	1,145	8,579	7,669
CIH debt	2,472	1,469	—	—
CCH I debt	3,683	2,959	—	—
CCH II debt	1,601	1,592	1,601	1,698
CCO Holdings debt	1,344	1,299	1,050	1,064
Charter Operating debt	1,833	1,820	1,500	1,563
Credit facilities	5,731	5,719	5,515	5,502
Other	115	114	229	236
Interest Rate Agreements
Assets (Liabilities)
Swaps	(4)	(4)	(69)	(69)
Collars	—	—	(1)	(1)
The weighted average interest pay rate for the Company’s interest rate swap agreements was 9.51% and 8.07% at December 31, 2005 and 2004, respectively.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Revenues
      Revenues consist of the following for the years presented:

	Year Ended December 31,

	2005	2004	2003

Video	$3,248	$3,217	$3,306
High-speed Internet	875	712	535
Telephone	36	18	14
Advertising sales	284	279	254
Commercial	266	227	196
Other	324	307	311

	$5,033	$4,760	$4,616

19.	Operating Expenses
      Operating expenses consist of the following for the years presented:

	Year Ended December 31,

	2005	2004	2003

Programming	$1,359	$1,264	$1,195
Service	748	638	595
Advertising sales	96	92	83

	$2,203	$1,994	$1,873

20.	Selling, General and Administrative Expenses
      Selling, general and administrative expenses consist of the following for the years presented:

	Year Ended December 31,

	2005	2004	2003

General and administrative	$856	$815	$802
Marketing	142	119	103

	$998	$934	$905

      Components of selling expense are included in general and administrative and marketing expense.

21.	Stock Compensation Plans
      The Company grants stock options, restricted stock and other incentive compensation pursuant to the 2001 Stock Incentive Plan of Charter (the “2001 Plan”). Prior to 2001, options were granted under the 1999 Option Plan of Charter Holdco (the “1999 Plan”).
      The 1999 Plan provided for the grant of options to purchase membership units in Charter Holdco to current and prospective employees and consultants of Charter Holdco and its affiliates and current and prospective non-employee directors of Charter. Options granted generally vest over five years from the grant date, with 25% vesting 15 months after the anniversary of the grant date and ratably thereafter. Options not exercised accumulate and are exercisable, in whole or in part, in any subsequent period, but not later than 10 years from the date of grant. Membership units received upon exercise of the options are automatically exchanged into Class A common stock of Charter on a one-for-one basis.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The 2001 Plan provides for the grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and/or shares of restricted stock (not to exceed 20,000,000), as each term is defined in the 2001 Plan. Employees, officers, consultants and directors of the Company and its subsidiaries and affiliates are eligible to receive grants under the 2001 Plan. Options granted generally vest over four years from the grant date, with 25% vesting on the anniversary of the grant date and ratably thereafter. Generally, options expire 10 years from the grant date.
      The 2001 Plan allows for the issuance of up to a total of 90,000,000 shares of Charter Class A common stock (or units convertible into Charter Class A common stock). The total shares available reflect a July 2003 amendment to the 2001 Plan approved by the board of directors and the shareholders of Charter to increase available shares by 30,000,000 shares. In 2001, any shares covered by options that terminated under the 1999 Plan were transferred to the 2001 Plan, and no new options can be granted under the 1999 Plan.
      In the years ended December 31, 2005, 2004 and 2003, certain directors were awarded a total of 492,225, 182,932 and 80,603 shares, respectively, of restricted Class A common stock of which 44,121 shares had been cancelled as of December 31, 2005. The shares vest one year from the date of grant. In 2005, 2004 and 2003, in connection with new employment agreements, certain officers were awarded 2,987,500, 50,000 and 50,000 shares, respectively, of restricted Class A common stock of which 68,750 shares had been cancelled as of December 31, 2005. The shares vest annually over a one to three-year period beginning from the date of grant. As of December 31, 2005, deferred compensation remaining to be recognized in future period totaled $2 million.
      A summary of the activity for the Company’s stock options, excluding granted shares of restricted Class A common stock, for the years ended December 31, 2005, 2004 and 2003, is as follows (amounts in thousands, except per share data):

	2005		2004		2003

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Options outstanding, beginning of period	24,835	$6.57	47,882	$12.48	53,632	$14.22
Granted	10,810	1.36	9,405	4.88	7,983	3.53
Exercised	(17)	1.11	(839)	2.02	(165)	3.96
Cancelled	(6,501)	7.40	(31,613)	15.16	(13,568)	14.10

Options outstanding, end of period	29,127	$4.47	24,835	$6.57	47,882	$12.48

Weighted average remaining contractual life	8 years		8 years		8 years

Options exercisable, end of period	9,999	$7.80	7,731	$10.77	22,861	$16.36

Weighted average fair value of options granted	$0.65		$3.71		$2.71

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes information about stock options outstanding and exercisable as of December 31, 2005:

	Options Outstanding			Options Exercisable

		Weighted-			Weighted-
		Average	Weighted-		Average	Weighted-
		Remaining	Average		Remaining	Average
	Number	Contractual	Exercise	Number	Contractual	Exercise
Range of Exercise Prices	Outstanding	Life	Price	Exercisable	Life	Price

	(In thousands)			(In thousands)
$ 1.11 — $ 1.60	12,565	9 years	$1.39	1,297	9 years	$1.49
$ 2.85 — $ 4.56	5,906	7 years	3.40	3,028	7 years	3.33
$ 5.06 — $ 5.17	6,970	8 years	5.15	2,187	8 years	5.13
$ 9.13 — $13.68	1,712	6 years	10.96	1,513	6 years	11.10
$13.96 — $23.09	1,974	4 years	19.24	1,974	4 years	19.24
      On January 1, 2003, the Company adopted the fair value measurement provisions of SFAS No. 123, under which the Company recognizes compensation expense of a stock-based award to an employee over the vesting period based on the fair value of the award on the grant date. Adoption of these provisions resulted in utilizing a preferable accounting method as the consolidated financial statements present the estimated fair value of stock-based compensation in expense consistently with other forms of compensation and other expense associated with goods and services received for equity instruments. In accordance with SFAS No. 123, the fair value method will be applied only to awards granted or modified after January 1, 2003, whereas awards granted prior to such date will continue to be accounted for under APB No. 25, unless they are modified or settled in cash. The ongoing effect on consolidated results of operations or financial condition will be dependent upon future stock based compensation awards granted. The Company recorded $14 million, $31 million and $4 million of option compensation expense for the years ended December 31, 2005, 2004 and 2003, respectively.
      In January 2004, the Company began an option exchange program in which the Company offered its employees the right to exchange all stock options (vested and unvested) under the 1999 Charter Communications Option Plan and 2001 Stock Incentive Plan that had an exercise price over $10 per share for shares of restricted Charter Class A common stock or, in some instances, cash. Based on a sliding exchange ratio, which varied depending on the exercise price of an employee’s outstanding options, if an employee would have received more than 400 shares of restricted stock in exchange for tendered options, Charter issued that employee shares of restricted stock in the exchange. If, based on the exchange ratios, an employee would have received 400 or fewer shares of restricted stock in exchange for tendered options, Charter instead paid the employee cash in an amount equal to the number of shares the employee would have received multiplied by $5.00. The offer applied to options (vested and unvested) to purchase a total of 22,929,573 shares of Class A common stock, or approximately 48% of the Company’s 47,882,365 total options issued and outstanding as of December 31, 2003. Participation by employees was voluntary. Those members of the Company’s board of directors who were not also employees of the Company or any of its subsidiaries were not eligible to participate in the exchange offer.
      In the closing of the exchange offer on February 20, 2004, the Company accepted for cancellation eligible options to purchase approximately 18,137,664 shares of its Class A common stock. In exchange, the Company granted 1,966,686 shares of restricted stock, including 460,777 performance shares to eligible employees of the rank of senior vice president and above, and paid a total cash amount of approximately $4 million (which amount includes applicable withholding taxes) to those employees who received cash rather than shares of restricted stock. The restricted stock was granted on February 25, 2004. Employees tendered approximately 79% of the options eligible to be exchanged under the program.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The cost to the Company of the stock option exchange program was approximately $10 million, with a 2004 cash compensation expense of approximately $4 million and a non-cash compensation expense of approximately $6 million to be expensed ratably over the three-year vesting period of the restricted stock in the exchange.
      In January 2004, the Compensation Committee of the board of directors of Charter approved Charter’s Long-Term Incentive Program (“LTIP”), which is a program administered under the 2001 Stock Incentive Plan. Under the LTIP, employees of Charter and its subsidiaries whose pay classifications exceed a certain level are eligible to receive stock options, and more senior level employees are eligible to receive stock options and performance shares. The stock options vest 25% on each of the first four anniversaries of the date of grant. The performance shares vest on the third anniversary of the grant date and shares of Charter Class A common stock are issued, conditional upon Charter’s performance against financial performance measures established by Charter’s management and approved by its board of directors as of the time of the award. Charter granted 3.2 million and 6.9 million shares in 2005 and 2004, respectively, under this program and recognized expense of $1 million and $8 million in the first three quarters of 2005 and 2004, respectively. However, in the fourth quarter of 2005 and 2004, the Company reversed the entire $1 million and $8 million, respectively, of expense based on the Company’s assessment of the probability of achieving the financial performance measures established by Charter and required to be met for the performance shares to vest. In February 2006, the Compensation Committee approved a modification to the financial performance measures required to be met for the performance shares to vest after which management believes that a approximately 2.5 million of the performance shares are likely to vest. As such, expense of approximately $3 million will be amortized over the remaining two year service period.

22.	Hurricane Asset Retirement Loss
      Certain of the Company’s cable systems in Louisiana suffered significant plant damage as a result of hurricanes Katrina and Rita in September 2005. As a result, the Company wrote off $19 million of its plants’ net book value in the third quarter of 2005.

23.	Special Charges
      In the fourth quarter of 2002, the Company began a workforce reduction program and consolidation of its operations from three divisions and ten regions into five operating divisions, eliminating redundant practices and streamlining its management structure. The Company has recorded special charges as a result of reducing its workforce, executive severance and consolidating administrative offices in 2003, 2004 and 2005. The activity associated with this initiative is summarized in the table below.

				Total
	Severance/			Special
	Leases	Litigation	Other	Charge

Balance at December 31, 2002	$31
Special Charges	26	$—	$(5)	$21
Payments	(43)

Balance at December 31, 2003	14
Special Charges	12	$92	$—	$104
Payments	(20)

Balance at December 31, 2004	6
Special Charges	6	$1	$—	$7
Payments	(8)

Balance at December 31, 2005	$4

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      For the year ended December 31, 2003, the severance and lease costs were offset by a $5 million settlement from the Internet service provider Excite@Home related to the conversion of high-speed Internet customers to Charter Pipeline service in 2001. For the year ended December 31, 2004, special charges include approximately $85 million, as part of a settlement of the consolidated federal class action and federal derivative action lawsuits and approximately $10 million of litigation costs related to the settlement of a 2004 national class action suit (see Note 26). For the year ended December 31, 2004, special charges were offset by $3 million received from a third party in settlement of a legal dispute. For the year ended December 31, 2005, special charges also include approximately $1 million related to various legal settlements.

24.	Income Taxes
      All operations are held through Charter Holdco and its direct and indirect subsidiaries. Charter Holdco and the majority of its subsidiaries are not subject to income tax. However, certain of these subsidiaries are corporations and are subject to income tax. All of the taxable income, gains, losses, deductions and credits of Charter Holdco are passed through to its members: Charter, Charter Investment, Inc. (“CII”) and Vulcan Cable III Inc. (“Vulcan Cable”). Charter is responsible for its share of taxable income or loss of Charter Holdco allocated to Charter in accordance with the Charter Holdco limited liability company agreement (the “LLC Agreement”) and partnership tax rules and regulations.
      The LLC Agreement provides for certain special allocations of net tax profits and net tax losses (such net tax profits and net tax losses being determined under the applicable federal income tax rules for determining capital accounts). Under the LLC Agreement, through the end of 2003, net tax losses of Charter Holdco that would otherwise have been allocated to Charter based generally on its percentage ownership of outstanding common units were allocated instead to membership units held by Vulcan Cable and CII (the “Special Loss Allocations”) to the extent of their respective capital account balances. After 2003, under the LLC Agreement, net tax losses of Charter Holdco are to be allocated to Charter, Vulcan Cable and CII based generally on their respective percentage ownership of outstanding common units to the extent of their respective capital account balances. Allocations of net tax losses in excess of the members’ aggregate capital account balances are allocated under the rules governing Regulatory Allocations, as described below. Subject to the Curative Allocation Provisions described below, the LLC Agreement further provides that, beginning at the time Charter Holdco generates net tax profits, the net tax profits that would otherwise have been allocated to Charter based generally on its percentage ownership of outstanding common membership units will instead generally be allocated to Vulcan Cable and CII (the “Special Profit Allocations”). The Special Profit Allocations to Vulcan Cable and CII will generally continue until the cumulative amount of the Special Profit Allocations offsets the cumulative amount of the Special Loss Allocations. The amount and timing of the Special Profit Allocations are subject to the potential application of, and interaction with, the Curative Allocation Provisions described in the following paragraph. The LLC Agreement generally provides that any additional net tax profits are to be allocated among the members of Charter Holdco based generally on their respective percentage ownership of Charter Holdco common membership units.
      Because the respective capital account balance of each of Vulcan Cable and CII was reduced to zero by December 31, 2002, certain net tax losses of Charter Holdco that were to be allocated for 2002, 2003, 2004 and 2005, to Vulcan Cable and CII instead have been allocated to Charter (the “Regulatory Allocations”). As a result of the allocation of net tax losses to Charter in 2005, Charter’s capital account balance was reduced to zero during 2005. The LLC Agreement provides that once the capital account balances of all members have been reduced to zero, net tax losses are to be allocated to Charter, Vulcan Cable and CII based generally on their respective percentage ownership of outstanding common units. Such allocations are also considered to be Regulatory Allocations. The LLC Agreement further provides that, to the extent possible, the effect of the Regulatory Allocations is to be offset over time pursuant to

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
certain curative allocation provisions (the “Curative Allocation Provisions”) so that, after certain offsetting adjustments are made, each member’s capital account balance is equal to the capital account balance such member would have had if the Regulatory Allocations had not been part of the LLC Agreement. The cumulative amount of the actual tax losses allocated to Charter as a result of the Regulatory Allocations through the year ended December 31, 2005 is approximately $4.1 billion.
      As a result of the Special Loss Allocations and the Regulatory Allocations referred to above (and their interaction with the allocations related to assets contributed to Charter Holdco with differences between book and tax basis), the cumulative amount of losses of Charter Holdco allocated to Vulcan Cable and CII is in excess of the amount that would have been allocated to such entities if the losses of Charter Holdco had been allocated among its members in proportion to their respective percentage ownership of Charter Holdco common membership units. The cumulative amount of such excess losses was approximately $977 million through December 31, 2005.
      In certain situations, the Special Loss Allocations, Special Profit Allocations, Regulatory Allocations and Curative Allocation Provisions described above could result in Charter paying taxes in an amount that is more or less than if Charter Holdco had allocated net tax profits and net tax losses among its members based generally on the number of common membership units owned by such members. This could occur due to differences in (i) the character of the allocated income (e.g., ordinary versus capital), (ii) the allocated amount and timing of tax depreciation and tax amortization expense due to the application of section 704(c) under the Internal Revenue Code, (iii) the potential interaction between the Special Profit Allocations and the Curative Allocation Provisions, (iv) the amount and timing of alternative minimum taxes paid by Charter, if any, (v) the apportionment of the allocated income or loss among the states in which Charter Holdco does business, and (vi) future federal and state tax laws. Further, in the event of new capital contributions to Charter Holdco, it is possible that the tax effects of the Special Profit Allocations, Special Loss Allocations, Regulatory Allocations and Curative Allocation Provisions will change significantly pursuant to the provisions of the income tax regulations or the terms of a contribution agreement with respect to such contribution. Such change could defer the actual tax benefits to be derived by Charter with respect to the net tax losses allocated to it or accelerate the actual taxable income to Charter with respect to the net tax profits allocated to it. As a result, it is possible under certain circumstances, that Charter could receive future allocations of taxable income in excess of its currently allocated tax deductions and available tax loss carryforwards. The ability to utilize net operating loss carryforwards is potentially subject to certain limitations as discussed below.
      In addition, under their exchange agreement with Charter, Vulcan Cable and CII may exchange some or all of their membership units in Charter Holdco for Charter’s Class B common stock, be merged with Charter, or be acquired by Charter in a non-taxable reorganization. If such an exchange were to take place prior to the date that the Special Profit Allocation provisions had fully offset the Special Loss Allocations, Vulcan Cable and CII could elect to cause Charter Holdco to make the remaining Special Profit Allocations to Vulcan Cable and CII immediately prior to the consummation of the exchange. In the event Vulcan Cable and CII choose not to make such election or to the extent such allocations are not possible, Charter would then be allocated tax profits attributable to the membership units received in such exchange pursuant to the Special Profit Allocation provisions. Mr. Allen has generally agreed to reimburse Charter for any incremental income taxes that Charter would owe as a result of such an exchange and any resulting future Special Profit Allocations to Charter. The ability of Charter to utilize net operating loss carryforwards is potentially subject to certain limitations as discussed below. If Charter were to become subject to certain limitations (whether as a result of an exchange described above or otherwise), and as a result were to owe taxes resulting from the Special Profit Allocations, then Mr. Allen may not be obligated to reimburse Charter for such income taxes.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      For the years ended December 31, 2005, 2004 and 2003, the Company recorded deferred income tax expense and benefits as shown below. The income tax expense is recognized through increases in deferred tax liabilities related to our investment in Charter Holdco, as well as through current federal and state income tax expense and increases in the deferred tax liabilities of certain of our indirect corporate subsidiaries. The income tax benefits were realized through reductions in the deferred tax liabilities related to Charter’s investment in Charter Holdco, as well as the deferred tax liabilities of certain of Charter’s indirect corporate subsidiaries. In 2003, Charter received tax loss allocations from Charter Holdco. Previously, the tax losses had been allocated to Vulcan Cable and CII in accordance with the Special Loss Allocations provided under the Charter Holdco limited liability company agreement. The Company does not expect to recognize a similar benefit related to its investment in Charter Holdco after 2003 due to limitations on its ability to offset future tax benefits against the remaining deferred tax liabilities. However, the actual tax provision calculation in future periods will be the result of current and future temporary differences, as well as future operating results.
      Current and deferred income tax benefit (expense) is as follows:

	December 31,

	2005	2004	2003

Current expense:
Federal income taxes	$(2)	$(2)	$(1)
State income taxes	(4)	(4)	(1)

Current income tax expense	(6)	(6)	(2)

Deferred benefit (expense):
Federal income taxes	(95)	175	98
State income taxes	(14)	25	14

Deferred income tax benefit (expense)	(109)	200	112

Total income benefit (expense)	$(115)	$194	$110

      The Company recorded the portion of the income tax benefit associated with the adoption of EITF Topic D-108 as a $91 million reduction of the cumulative effect of accounting change on the accompanying statement of operations for the year ended December 31, 2004.
      The Company’s effective tax rate differs from that derived by applying the applicable federal income tax rate of 35%, and average state income tax rate of 5% for the years ended December 31, 2005, 2004 and 2003 as follows:

	December 31,

	2005	2004	2003

Statutory federal income taxes	$298	$1,288	$122
State income taxes, net of federal benefit	43	184	17
Valuation allowance provided	(456)	(1,278)	(29)

	(115)	194	110
Less: cumulative effect of accounting change	—	(91)	—

Income tax benefit (expense)	$(115)	$103	$110

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The tax effects of these temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004 which are included in long-term liabilities are presented below.

	December 31,

	2005	2004

Deferred tax assets:
Net operating loss carryforward	$4,169	$3,833
Other	6	8

Total gross deferred tax assets	4,175	3,841
Less: valuation allowance	(3,656)	(3,451)

Net deferred tax assets	$519	$390

Deferred tax liabilities:
Investment in Charter Holdco	$(597)	$(365)
Indirect Corporate Subsidiaries:
Property, plant & equipment	(41)	(40)
Franchises	(206)	(201)

Gross deferred tax liabilities	(844)	(606)

Net deferred tax liabilities	$(325)	$(216)

      As of December 31, 2005, the Company has deferred tax assets of $4.2 billion, which primarily relate to financial and tax losses allocated to Charter from Charter Holdco. The deferred tax assets include $2.4 billion of tax net operating loss carryforwards (generally expiring in years 2006 through 2025) of Charter and its indirect corporate subsidiaries. Valuation allowances of $3.7 billion exist with respect to these deferred tax assets of which $1.8 billion relate to the tax net operating loss carryforwards.
      Realization of any benefit from the Company’s tax net operating losses is dependent on: (1) Charter and its indirect corporate subsidiaries’ ability to generate future taxable income and (2) the absence of certain future “ownership changes” of Charter’s common stock. An “ownership change” as defined in the applicable federal income tax rules, would place significant limitations, on an annual basis, on the use of such net operating losses to offset any future taxable income the Company may generate. Such limitations, in conjunction with the net operating loss expiration provisions, could effectively eliminate the Company’s ability to use a substantial portion of its net operating losses to offset any future taxable income. Future transactions and the timing of such transactions could cause an ownership change. Such transactions include additional issuances of common stock by the Company (including but not limited to the issuance of up to a total of 150 million shares of common stock (of which 116.9 million were issued through 2006) under the share lending agreement), the issuance of shares of common stock upon future conversion of Charter’s convertible senior notes and the issuance of common stock in the class action settlement discussed in Note 26, reacquisition of the borrowed shares by Charter, or acquisitions or sales of shares by certain holders of Charter’s shares, including persons who have held, currently hold, or accumulate in the future five percent or more of Charter’s outstanding stock (including upon an exchange by Mr. Allen or his affiliates, directly or indirectly, of membership units of Charter Holdco into CCI common stock). Many of the foregoing transactions are beyond management’s control.
      The total valuation allowance for deferred tax assets as of December 31, 2005 and 2004 was $3.7 billion and $3.5 billion, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
realized. Because of the uncertainties in projecting future taxable income of Charter Holdco, valuation allowances have been established except for deferred benefits available to offset certain deferred tax liabilities.
      The Company is currently under examination by the Internal Revenue Service for the tax years ending December 31, 2002 and 2003. The Company’s results (excluding Charter and its indirect corporate subsidiaries) for these years are subject to this examination. Management does not expect the results of this examination to have a material adverse effect on the Company’s consolidated financial condition or results of operations.

25.	Related Party Transactions
      The following sets forth certain transactions in which the Company and the directors, executive officers and affiliates of the Company are involved. Unless otherwise disclosed, management believes that each of the transactions described below was on terms no less favorable to the Company than could have been obtained from independent third parties.
      Charter is a holding company and its principal assets are its equity interest in Charter Holdco and certain mirror notes payable by Charter Holdco to Charter and mirror preferred units held by Charter, which have the same principal amount and terms as those of Charter’s convertible senior notes and Charter’s outstanding preferred stock. In 2004, Charter Holdco paid to Charter $49 million related to interest on the mirror notes, and Charter Holdco paid an additional $4 million related to dividends on the mirror preferred membership units. Further, during 2004 Charter Holdco issued 7,252,818 common membership units to Charter in cancellation of $30 million principal amount of mirror notes so as to mirror the issuance by Charter of Class A common stock in exchange for a like principal amount of its outstanding convertible notes.
      Charter is a party to management arrangements with Charter Holdco and certain of its subsidiaries. Under these agreements, Charter provides management services for the cable systems owned or operated by its subsidiaries. The management services include such services as centralized customer billing services, data processing and related support, benefits administration and coordination of insurance coverage and self-insurance programs for medical, dental and workers’ compensation claims. Costs associated with providing these services are billed and charged directly to the Company’s operating subsidiaries and are included within operating costs in the accompanying consolidated statements of operations. Such costs totaled $205 million, $195 million and $203 million for the years ended December 31, 2005, 2004 and 2003, respectively. All other costs incurred on the behalf of Charter’s operating subsidiaries are considered a part of the management fee and are recorded as a component of selling, general and administrative expense, in the accompanying consolidated financial statements. For the years ended December 31, 2005, 2004 and 2003, the management fee charged to the Company’s operating subsidiaries approximated the expenses incurred by Charter Holdco and Charter on behalf of the Company’s operating subsidiaries. The credit facilities of the Company’s operating subsidiaries prohibit payments of management fees in excess of 3.5% of revenues until repayment of the outstanding indebtedness. In the event any portion of the management fee due and payable is not paid, it is deferred by Charter and accrued as a liability of such subsidiaries. Any deferred amount of the management fee will bear interest at the rate of 10% per year, compounded annually, from the date it was due and payable until the date it is paid.
      Mr. Allen, the controlling shareholder of Charter, and a number of his affiliates have interests in various entities that provide services or programming to Charter’s subsidiaries. Given the diverse nature of Mr. Allen’s investment activities and interests, and to avoid the possibility of future disputes as to potential business, Charter and Charter Holdco, under the terms of their respective organizational documents, may not, and may not allow their subsidiaries to engage in any business transaction outside the cable transmission business except for certain existing approved investments. Should Charter or Charter Holdco

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
or any of their subsidiaries wish to pursue, or allow their subsidiaries to pursue, a business transaction outside of this scope, it must first offer Mr. Allen the opportunity to pursue the particular business transaction. If he decides not to pursue the business transaction and consents to Charter or its subsidiaries engaging in the business transaction, they will be able to do so. The cable transmission business means the business of transmitting video, audio, including telephone, and data over cable systems owned, operated or managed by Charter, Charter Holdco or any of their subsidiaries from time to time.
      Mr. Allen or his affiliates own or have owned equity interests or warrants to purchase equity interests in various entities with which the Company does business or which provides it with products, services or programming. Among these entities are TechTV L.L.C. (“TechTV”), Oxygen Media Corporation (“Oxygen Media”), Digeo, Inc., Click2learn, Inc., Trail Blazer Inc., Action Sports Cable Network (“Action Sports”) and Microsoft Corporation. In May 2004, TechTV was sold to an unrelated third party. Mr. Allen owns 100% of the equity of Vulcan Ventures Incorporated (“Vulcan Ventures”) and Vulcan Inc. and is the president of Vulcan Ventures. Ms. Jo Allen Patton is a director and the President and Chief Executive Officer of Vulcan Inc. and is a director and Vice President of Vulcan Ventures. Mr. Lance Conn is Executive Vice President of Vulcan Inc. and Vulcan Ventures. Mr. Savoy was a vice president and a director of Vulcan Ventures until his resignation in September 2003 and he resigned as a director of Charter in April 2004. The various cable, media, Internet and telephone companies in which Mr. Allen has invested may mutually benefit one another. The Company can give no assurance, nor should you expect, that any of these business relationships will be successful, that the Company will realize any benefits from these relationships or that the Company will enter into any business relationships in the future with Mr. Allen’s affiliated companies.
      Mr. Allen and his affiliates have made, and in the future likely will make, numerous investments outside of the Company and its business. The Company cannot assure that, in the event that the Company or any of its subsidiaries enter into transactions in the future with any affiliate of Mr. Allen, such transactions will be on terms as favorable to the Company as terms it might have obtained from an unrelated third party. Also, conflicts could arise with respect to the allocation of corporate opportunities between the Company and Mr. Allen and his affiliates. The Company has not instituted any formal plan or arrangement to address potential conflicts of interest.
      The Company received or receives programming for broadcast via its cable systems from TechTV (now G4), Oxygen Media and Trail Blazers Inc. The Company pays a fee for the programming service generally based on the number of customers receiving the service. Such fees for the years ended December 31, 2005, 2004 and 2003 were each less than 1% of total operating expenses.
      Tech TV. The Company received from TechTV programming for distribution via its cable system pursuant to an affiliation agreement. The affiliation agreement provided, among other things, that TechTV must offer Charter certain terms and conditions that are no less favorable in the affiliation agreement than are given to any other distributor that serves the same number of or fewer TechTV viewing customers. Additionally, pursuant to the affiliation agreement, the Company was entitled to incentive payments for channel launches through December 31, 2003.
      In March 2004, Charter Holdco entered into agreements with Vulcan Programming and TechTV, which provide for (i) Charter Holdco and TechTV to amend the affiliation agreement which, among other things, revises the description of the TechTV network content, provides for Charter Holdco to waive certain claims against TechTV relating to alleged breaches of the affiliation agreement and provides for TechTV to make payment of outstanding launch receivables due to Charter Holdco under the affiliation agreement, (ii) Vulcan Programming to pay approximately $10 million and purchase over a 24-month period, at fair market rates, $2 million of advertising time across various cable networks on Charter cable systems in consideration of the agreements, obligations, releases and waivers under the agreements and in settlement of the aforementioned claims and (iii) TechTV to be a provider of content relating to

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
technology and video gaming for Charter’s interactive television platforms through December 31, 2006 (exclusive for the first year). For the years ended December 31, 2005 and 2004, the Company recognized approximately $1 million and $5 million, respectively, of the Vulcan Programming payment as an offset to programming expense.
      Oxygen. Oxygen Media LLC (“Oxygen”) provides programming content aimed at the female audience for distribution over cable systems and satellite. On July 22, 2002, Charter Holdco entered into a carriage agreement with Oxygen whereby the Company agreed to carry programming content from Oxygen. Under the carriage agreement, the Company currently makes Oxygen programming available to approximately 5 million of its video customers. In August 2004, Charter Holdco and Oxygen entered into agreements that amended and renewed the carriage agreement. The amendment to the carriage agreement (a) revised the number of the Company’s customers to which Oxygen programming must be carried and for which the Company must pay, (b) released Charter Holdco from any claims related to the failure to achieve distribution benchmarks under the carriage agreement, (c) required Oxygen to make payment on outstanding receivables for launch incentives due to the Company under the carriage agreement; and (d) requires that Oxygen provide its programming content to the Company on economic terms no less favorable than Oxygen provides to any other cable or satellite operator having fewer subscribers than the Company. The renewal of the carriage agreement (a) extends the period that the Company will carry Oxygen programming to its customers through January 31, 2008, and (b) requires license fees to be paid based on customers receiving Oxygen programming, rather than for specific customer benchmarks. For the years ended December 31, 2005, 2004 and 2003, the Company paid Oxygen approximately $9 million, $13 million and $9 million, respectively. In addition, Oxygen pays the Company launch incentives for customers launched after the first year of the term of the carriage agreement up to a total of $4 million. The Company recorded approximately $0.1 million related to these launch incentives as a reduction of programming expense for the year ended December 31, 2005 and $1 million for each of the years ended December 31, 2004 and 2003, respectively.
      In August 2004, Charter Holdco and Oxygen also amended the equity issuance agreement to provide for the issuance of 1 million shares of Oxygen Preferred Stock with a liquidation preference of $33.10 per share plus accrued dividends to Charter Holdco on February 1, 2005 in place of the $34 million of unregistered shares of Oxygen Media common stock required under the original equity issuance agreement. Oxygen Media delivered these shares in March 2005. The preferred stock is convertible into common stock after December 31, 2007 at a conversion ratio, the numerator of which is the liquidation preference and the denominator which is the fair market value per share of Oxygen Media common stock on the conversion date.
      The Company recognized the guaranteed value of the investment over the life of the carriage agreement as a reduction of programming expense. For the years ended December 31, 2005, 2004 and 2003, the Company recorded approximately $2 million, $13 million, and $9 million, respectively, as a reduction of programming expense. The carrying value of the Company’s investment in Oxygen was approximately $33 million and $32 million as of December 31, 2005 and 2004, respectively.
      Digeo, Inc. In March 2001, Charter Ventures and Vulcan Ventures Incorporated formed DBroadband Holdings, LLC for the sole purpose of purchasing equity interests in Digeo. In connection with the execution of the broadband carriage agreement, DBroadband Holdings, LLC purchased an equity interest in Digeo funded by contributions from Vulcan Ventures Incorporated. The equity interest is subject to a priority return of capital to Vulcan Ventures up to the amount contributed by Vulcan Ventures on Charter Ventures’ behalf. After Vulcan Ventures recovers its amount contributed and any cumulative loss allocations, Charter Ventures has a 100% profit interest in DBroadband Holdings, LLC. Charter Ventures is not required to make any capital contributions, including capital calls to Digeo. DBroadband Holdings, LLC is therefore not included in the Company’s consolidated financial statements.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Pursuant to an amended version of this arrangement, in 2003, Vulcan Ventures contributed a total of $29 million to Digeo, $7 million of which was contributed on Charter Ventures’ behalf, subject to Vulcan Ventures’ aforementioned priority return. Since the formation of DBroadband Holdings, LLC, Vulcan Ventures has contributed approximately $56 million on Charter Ventures’ behalf.
      On September 27, 2001, Charter and Digeo Interactive amended the broadband carriage agreement. According to the amendment, Digeo Interactive would provide to Charter the content for enhanced “Wink” interactive television services, known as Charter Interactive Channels (“i-channels”). In order to provide the i-channels, Digeo Interactive sublicensed certain Wink technologies to Charter. Charter is entitled to share in the revenues generated by the i-channels. Currently, the Company’s digital video customers who receive i-channels receive the service at no additional charge.
      On September 28, 2002, Charter entered into a second amendment to its broadband carriage agreement with Digeo Interactive. This amendment superseded the amendment of September 27, 2001. It provided for the development by Digeo Interactive of future features to be included in the Basic i-TV service to be provided by Digeo and for Digeo’s development of an interactive “toolkit” to enable Charter to develop interactive local content. Furthermore, Charter could request that Digeo Interactive manage local content for a fee. The amendment provided for Charter to pay for development of the Basic i-TV service as well as license fees for customers who would receive the service, and for Charter and Digeo to split certain revenues earned from the service. The Company paid Digeo Interactive approximately $3 million, $3 million and $4 million for the years ended December 31, 2005, 2004 and 2003, respectively, for customized development of the i-channels and the local content tool kit. This amendment expired pursuant to its terms on December 31, 2003. Digeo Interactive is continuing to provide the Basic i-TV service on a month-to-month basis.
      On June 30, 2003, Charter Holdco entered into an agreement with Motorola, Inc. for the purchase of 100,000 digital video recorder (“DVR”) units. The software for these DVR units is being supplied by Digeo Interactive, LLC under a license agreement entered into in April 2004. Under the license agreement Digeo Interactive granted to Charter Holdco the right to use Digeo’s proprietary software for the number of DVR units that Charter deployed from a maximum of 10 headends through year-end 2004. This maximum number of headends restriction was expanded and eventually eliminated through successive agreement amendments and the date for entering into license agreements for units deployed was extended. The license granted for each unit deployed under the agreement is valid for five years. In addition, Charter will pay certain other fees including a per-headend license fee and maintenance fees. Maximum license and maintenance fees during the term of the agreement are expected to be approximately $7 million. The agreement provides that Charter is entitled to receive contract terms, considered on the whole, and license fees, considered apart from other contract terms, no less favorable than those accorded to any other Digeo customer. Charter paid approximately $1 million in license and maintenance fees in 2005.
      In April 2004, the Company launched DVR service using units containing the Digeo software in its Rochester, Minnesota market using a broadband media center that is an integrated set-top terminal with a cable converter, DVR hard drive and connectivity to other consumer electronics devices (such as stereos, MP3 players, and digital cameras).
      In May 2004, Charter Holdco entered into a binding term sheet with Digeo Interactive for the development, testing and purchase of 70,000 Digeo PowerKey DVR units. The term sheet provided that the parties would proceed in good faith to negotiate, prior to year-end 2004, definitive agreements for the development, testing and purchase of the DVR units and that the parties would enter into a license agreement for Digeo’s proprietary software on terms substantially similar to the terms of the license agreement described above. In November 2004, Charter Holdco and Digeo Interactive executed the license agreement and in December 2004, the parties executed the purchase agreement, each on terms substantially similar to the binding term sheet. Product development and testing has been completed. Total

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
purchase price and license and maintenance fees during the term of the definitive agreements are expected to be approximately $41 million. The definitive agreements are terminable at no penalty to Charter in certain circumstances. Charter paid approximately $10 million and $1 million for the years ended December 31, 2005 and 2004, respectively, in capital purchases under this agreement.
      CC VIII. As part of the acquisition of the cable systems owned by Bresnan Communications Company Limited Partnership in February 2000, CC VIII, LLC, Charter’s indirect limited liability company subsidiary, issued, after adjustments, 24,273,943 Class A preferred membership units (collectively, the “CC VIII interest”) with a value and an initial capital account of approximately $630 million to certain sellers affiliated with AT&T Broadband, subsequently owned by Comcast Corporation (the “Comcast sellers”). Mr. Allen granted the Comcast sellers the right to sell to him the CC VIII interest for approximately $630 million plus 4.5% interest annually from February 2000 (the “Comcast put right”). In April 2002, the Comcast sellers exercised the Comcast put right in full, and this transaction was consummated on June 6, 2003. Accordingly, Mr. Allen has become the holder of the CC VIII interest, indirectly through an affiliate. In the event of a liquidation of CC VIII, Mr. Allen would be entitled to a priority distribution with respect to a 2% priority return (which will continue to accrete). Any remaining distributions in liquidation would be distributed to CC V Holdings, LLC and Mr. Allen in proportion to CC V Holdings, LLC’s capital account and Mr. Allen’s capital account (which will equal the initial capital account of the Comcast sellers of approximately $630 million, increased or decreased by Mr. Allen’s pro rata share of CC VIII’s profits or losses (as computed for capital account purposes) after June 6, 2003).
      An issue arose as to whether the documentation for the Bresnan transaction was correct and complete with regard to the ultimate ownership of the CC VIII interest following consummation of the Comcast put right. Thereafter, the board of directors of Charter formed a Special Committee of independent directors to investigate the matter and take any other appropriate action on behalf of Charter with respect to this matter. After conducting an investigation of the relevant facts and circumstances, the Special Committee determined that a “scrivener’s error” had occurred in February 2000 in connection with the preparation of the last-minute revisions to the Bresnan transaction documents and that, as a result, Charter should seek the reformation of the Charter Holdco limited liability company agreement, or alternative relief, in order to restore and ensure the obligation that the CC VIII interest be automatically exchanged for Charter Holdco units. The Special Committee further determined that, as part of such contract reformation or alternative relief, Mr. Allen should be required to contribute the CC VIII interest to Charter Holdco in exchange for 24,273,943 Charter Holdco membership units. The Special Committee also recommended to the board of directors of Charter that, to the extent the contract reformation is achieved, the board of directors should consider whether the CC VIII interest should ultimately be held by Charter Holdco or Charter Holdings or another entity owned directly or indirectly by them.
      Mr. Allen disagreed with the Special Committee’s determinations described above and so notified the Special Committee. Mr. Allen contended that the transaction was accurately reflected in the transaction documentation and contemporaneous and subsequent company public disclosures. The Special Committee and Mr. Allen determined to utilize the Delaware Court of Chancery’s program for mediation of complex business disputes in an effort to resolve the CC VIII interest dispute.
      As of October 31, 2005, Mr. Allen, the Special Committee, Charter, Charter Holdco and certain of their affiliates, agreed to settle the dispute, and execute certain permanent and irrevocable releases pursuant to the Settlement Agreement and Mutual Release agreement dated October 31, 2005 (the “Settlement”). Pursuant to the Settlement, CII has retained 30% of its CC VIII interest (the “Remaining Interests”). The Remaining Interests are subject to certain drag along, tag along and transfer restrictions as detailed in the revised CC VIII Limited Liability Company Agreement. CII transferred the other 70% of the CC VIII interest directly and indirectly, through Charter Holdco, to a newly formed entity, CCHC

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(a direct subsidiary of Charter Holdco and the direct parent of Charter Holdings). Of the 70% of the CC VIII preferred interests, 7.4% has been transferred by CII to CCHC for a subordinated exchangeable note with an initial accreted value of $48 million, accreting at 14%, compounded quarterly, with a 15-year maturity (the “Note”). The remaining 62.6% has been transferred by CII to Charter Holdco, in accordance with the terms of the settlement for no additional monetary consideration. Charter Holdco contributed the 62.6% interest to CCHC.
      As part of the Settlement, CC VIII issued approximately 49 million additional Class B units to CC V in consideration for prior capital contributions to CC VIII by CC V, with respect to transactions that were unrelated to the dispute in connection with CII’s membership units in CC VIII. As a result, Mr. Allen’s pro rata share of the profits and losses of CC VIII attributable to the Remaining Interests is approximately 5.6%.
      The Note is exchangeable, at CII’s option, at any time, for Charter Holdco Class A Common units at a rate equal to the then accreted value, divided by $2.00 (the “Exchange Rate”). Customary anti-dilution protections have been provided that could cause future changes to the Exchange Rate. Additionally, the Charter Holdco Class A Common units received will be exchangeable by the holder into Charter common stock in accordance with existing agreements between CII, Charter and certain other parties signatory thereto. Beginning February 28, 2009, if the closing price of Charter common stock is at or above the Exchange Rate for a certain period of time as specified in the Exchange Agreement, Charter Holdco may require the exchange of the Note for Charter Holdco Class A Common units at the Exchange Rate.
      CCHC has the right to redeem the Note under certain circumstances, for cash in an amount equal to the then accreted value, such amount, if redeemed prior to February 28, 2009, would also include a make whole up to the accreted value through February 28, 2009. CCHC must redeem the Note at its maturity for cash in an amount equal to the initial stated value plus the accreted return through maturity.
      The Board of Directors has determined that the transferred CC VIII interests remain at CCHC.
      Helicon. In 1999, the Company purchased the Helicon cable systems. As part of that purchase, Mr. Allen entered into a put agreement with a certain seller of the Helicon cable systems that received a portion of the purchase price in the form of a preferred membership interest in Charter Helicon, LLC with a redemption price of $25 million plus accrued interest. Under the Helicon put agreement, such holder had the right to sell any or all of the interest to Mr. Allen prior to its mandatory redemption in cash on July 30, 2009. On August 31, 2005, 40% of the preferred membership interest was put to Mr. Allen. The remaining 60% of the preferred interest in Charter Helicon, LLC remained subject to the put to Mr. Allen. Such preferred interest was recorded in other long-term liabilities. On October 6, 2005, Charter Helicon, LLC redeemed all of the preferred membership interest for the redemption price of $25 million plus accrued interest.
      Certain related parties, including members of the board of directors and officers, hold interests in the Company’s senior convertible debt and senior notes and discount notes of the Company’s subsidiary of approximately $60 million of face value at December 31, 2005.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

26.	Commitments and Contingencies

Commitments
      The following table summarizes the Company’s payment obligations as of December 31, 2005 for its contractual obligations.

	Total	2006	2007	2008	2009	2010	Thereafter

Contractual Obligations
Operating and Capital Lease Obligations(1)	$94	$20	$15	$12	$10	$13	$24
Programming Minimum Commitments(2)	1,253	342	372	306	233	—	—
Other(3)	301	146	49	21	21	21	43

Total	$1,648	$508	$436	$339	$264	$34	$67

(1)	The Company leases certain facilities and equipment under noncancelable operating leases. Leases and rental costs charged to expense for the years ended December 31, 2005, 2004 and 2003, were $22 million, $22 million and $29 million, respectively.

(2)	The Company pays programming fees under multi-year contracts ranging from three to ten years typically based on a flat fee per customer, which may be fixed for the term or may in some cases, escalate over the term. Programming costs included in the accompanying statement of operations were $1.4 billion, $1.3 billion and $1.2 billion for the years ended December 31, 2005, 2004 and 2003, respectively. Certain of the Company’s programming agreements are based on a flat fee per month or have guaranteed minimum payments. The table sets forth the aggregate guaranteed minimum commitments under the Company’s programming contracts.

(3)	“Other” represents other guaranteed minimum commitments, which consist primarily of commitments to the Company’s billing services vendors.
      The following items are not included in the contractual obligation table due to various factors discussed below. However, the Company incurs these costs as part of its operations:

•	The Company also rents utility poles used in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the years ended December 31, 2005, 2004 and 2003, was $44 million, $42 million and $38 million, respectively.

•	The Company pays franchise fees under multi-year franchise agreements based on a percentage of revenues earned from video service per year. The Company also pays other franchise related costs, such as public education grants under multi-year agreements. Franchise fees and other franchise-related costs included in the accompanying statement of operations were $165 million, $159 million and $157 million for the years ended December 31, 2005, 2004 and 2003, respectively.

•	The Company also has $165 million in letters of credit, primarily to its various worker’s compensation, property casualty and general liability carriers as collateral for reimbursement of claims. These letters of credit reduce the amount the Company may borrow under its credit facilities.

Litigation

Securities Class Actions and Derivative Suits
      In 2002 and 2003, the Company had a series of lawsuits filed against Charter and certain of its former and present officers and directors (collectively the “Actions”). In general, the lawsuits alleged that

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Charter utilized misleading accounting practices and failed to disclose these accounting practices and/or issued false and misleading financial statements and press releases concerning Charter’s operations and prospects.
      Charter and the individual defendants entered into a Memorandum of Understanding on August 5, 2004 setting forth agreements in principle regarding settlement of the Actions. Charter and various other defendants in those actions subsequently entered into Stipulations of Settlement dated as of January 24, 2005, setting forth a settlement of the Actions in a manner consistent with the terms of the Memorandum of Understanding. On June 30, 2005, the Court issued its final approval of the settlements. At the end of September 2005, after the period for appeals of the settlements expired, Stipulations of Dismissal were filed with the Eighth Circuit Court of Appeals resulting in the dismissal of the two appeals with prejudice. Procedurally therefore, the settlements are final.
      As amended, the Stipulations of Settlement provided that, in exchange for a release of all claims by plaintiffs against Charter and its former and present officers and directors named in the Actions, Charter would pay to the plaintiffs a combination of cash and equity collectively valued at $144 million, which was to include the fees and expenses of plaintiffs’ counsel. Of this amount, $64 million was to be paid in cash (by Charter’s insurance carriers) and the $80 million balance was to be paid in shares of Charter Class A common stock having an aggregate value of $40 million and ten-year warrants to purchase shares of Charter Class A common stock having an aggregate warrant value of $40 million, with such values in each case being determined pursuant to formulas set forth in the Stipulations of Settlement. However, Charter had the right, in its sole discretion, to substitute cash for some or all of the aforementioned securities on a dollar for dollar basis. Pursuant to that right, Charter elected to fund the $80 million obligation with 13.4 million shares of Charter Class A common stock (having an aggregate value of approximately $15 million pursuant to the formula set forth in the Stipulations of Settlement) with the remaining balance (less an agreed upon $2 million discount in respect of that portion allocable to plaintiffs’ attorneys’ fees) to be paid in cash. In addition, Charter had agreed to issue additional shares of its Class A common stock to its insurance carrier having an aggregate value of $5 million; however, by agreement with its carrier, Charter paid $4.5 million in cash in lieu of issuing such shares. As a result in 2004, the Company recorded a $149 million litigation liability within other long-term liabilities and a $64 million insurance receivable as part of other non-current assets on its consolidated balance sheet and an $85 million special charge on its consolidated statement of operations. Charter delivered the settlement consideration to the claims administrator on July 8, 2005, and it was held in escrow pending resolution of the appeals. Those appeals are now resolved.
      In October 2001 and 2002, two class action lawsuits were filed against Charter alleging that Charter Holdco improperly charged them a wire maintenance fee without request or permission. They also claimed that Charter Holdco improperly required them to rent analog and/or digital set-top terminals even though their television sets were “cable ready.” In April 2004, the parties participated in a mediation which resulted in settlement of the lawsuits. As a result of the settlement, we recorded a special charge of $9 million in our consolidated statement of operations in 2004. In December 2004 the court entered a written order formally approving that settlement.
      Furthermore, Charter is also party to, other lawsuits and claims that arose in the ordinary course of conducting its business. In the opinion of management, after taking into account recorded liabilities, the outcome of these other lawsuits and claims are not expected to have a material adverse effect on the Company’s consolidated financial condition, results of operations or its liquidity.

Regulation in the Cable Industry
      The operation of a cable system is extensively regulated by the Federal Communications Commission (“FCC”), some state governments and most local governments. The FCC has the authority to enforce its

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities used in connection with cable operations. The 1996 Telecom Act altered the regulatory structure governing the nation’s communications providers. It removed barriers to competition in both the cable television market and the local telephone market. Among other things, it reduced the scope of cable rate regulation and encouraged additional competition in the video programming industry by allowing local telephone companies to provide video programming in their own telephone service areas.
      Future legislative and regulatory changes could adversely affect the Company’s operations, including, without limitation, additional regulatory requirements the Company may be required to comply with as it offers new services such as telephone.

27.	Employee Benefit Plan
      The Company’s employees may participate in the Charter Communications, Inc. 401(k) Plan. Employees that qualify for participation can contribute up to 50% of their salary, on a pre-tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company matches 50% of the first 5% of participant contributions. The Company made contributions to the 401(k) plan totaling $6 million, $7 million and $7 million for the years ended December 31, 2005, 2004 and 2003, respectively.

28.	Recently Issued Accounting Standards
      In November 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets — An Amendment of APB No. 29. This statement eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance — that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. We adopted this pronouncement effective April 1, 2005. The exchange transaction discussed in Note 3 was accounted for under this standard.
      In December 2004, the FASB issued the revised SFAS No. 123, Share — Based Payment, which addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of that company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. This statement will be effective for the Company beginning January 1, 2006. Because Charter adopted the fair value recognition provisions of SFAS No. 123 on January 1, 2003, the Company does not expect this revised standard to have a material impact on its financial statements.
      In March 2005, the FASB issued FIN No. 47, Accounting for Conditional Asset Retirement Obligations. This interpretation clarifies that the term “conditional asset retirement obligation” as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. This pronouncement is effective for fiscal years ending after December 15, 2005. The adoption of this interpretation did not have a material impact on our financial statements.
      Charter does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the Company’s accompanying financial statements.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

29.	Parent Company Only Financial Statements
      As the result of limitations on, and prohibitions of, distributions, substantially all of the net assets of the consolidated subsidiaries are restricted from distribution to Charter, the parent company. The following condensed parent-only financial statements of Charter account for the investment in Charter Holdco under the equity method of accounting. The financial statements should be read in conjunction with the consolidated financial statements of the Company and notes thereto.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Charter Communications, Inc. (Parent Company Only)
Condensed Balance Sheet

	December 31,

	2005	2004

ASSETS
Cash and cash equivalents	$—	$—
Receivable from related party	9	20
Notes receivable from Charter Holdco	886	1,073

Total assets	$895	$1,093

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities	$20	$20
Convertible notes	863	990
Deferred income taxes	113	6
Losses in excess of investment	4,814	4,406
Other long term liabilities	1	22
Preferred stock — redeemable	4	55
Shareholders’ deficit	(4,920)	(4,406)

Total liabilities and shareholders’ deficit	$895	$1,093

Condensed Statement of Operations

	Year Ended December 31,

	2005	2004	2003

REVENUES
Interest income	$76	$52	$69
Management fees	35	15	11

Total revenues	111	67	80

EXPENSES
Equity in losses of Charter Holdco	(865)	(4,488)	(359)
General and administrative expenses	(35)	(14)	(11)
Interest expense	(73)	(49)	(65)

Total expenses	(973)	(4,551)	(435)

Net loss before income taxes	(862)	(4,484)	(355)
Income tax (expense) benefit	(105)	143	117

Net loss	(967)	(4,341)	(238)
Dividend on preferred equity	(3)	(4)	(4)

Net loss after preferred dividends	$(970)	$(4,345)	$(242)

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Statements of Cash Flows

	Year Ended December 31,

	2005	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss after preferred dividends	$(970)	$(4,345)	$(242)
Equity in losses of Charter Holdco	865	4,488	359
Changes in operating assets and liabilities	—	(1)	(9)
Deferred income taxes	105	(143)	(117)

Net cash flows from operating activities	—	(1)	(9)

CASH FLOWS FROM INVESTING ACTIVITIES:
Receivables from Charter Holdco	—	(863)	—
Payments from Charter Holdco	132	588	—
Investment in Charter Holdco	—	(2)	—

Net cash flows from investing activities	132	(277)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of convertible notes	—	863	—
Paydown of convertible notes	(132)	(588)
Net proceeds from issuance of common stock	—	2	—

Net cash flows from financing activities	(132)	277	—

NET DECREASE IN CASH AND CASH EQUIVALENTS	—	(1)	(9)
CASH AND CASH EQUIVALENTS, beginning of year	—	1	10

CASH AND CASH EQUIVALENTS, end of year	$—	$—	$1

30.	Unaudited Quarterly Financial Data
      The following table presents quarterly data for the periods presented on the consolidated statement of operations:

	Year Ended December 31, 2005

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenues	$1,215	$1,266	$1,265	$1,287
Operating income from continuing operations	42	100	54	108
Income (loss) from continuing operations before minority interest and income taxes	(343)	(331)	99	(317)
Net income (loss) applicable to common stock	(353)	(356)	75	(336)
Basic income (loss) per common share	(1.16)	(1.18)	0.24	(1.06)
Diluted income (loss) per common share	(1.16)	(1.18)	0.09	(1.06)
Weighted-average shares outstanding, basic	303,308,880	303,620,347	316,214,740	317,272,233
Weighted-average shares outstanding, diluted	303,308,880	303,620,347	1,012,591,842	317,272,233

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2004

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenues	$1,161	$1,185	$1,194	$1,220
Operating income (loss) from continuing operations	167	7	(2,215)	99
Loss from continuing operations before minority interest and income taxes	(243)	(376)	(2,645)	(330)
Net loss applicable to common stock	(294)	(416)	(3,295)	(340)
Basic and diluted loss per common share	(1.00)	(1.39)	(10.89)	(1.12)
Weighted-average shares outstanding, basic and diluted	295,106,077	300,522,815	302,604,978	302,934,348
31. Subsequent Events
      In February 2006, the Company signed two separate definitive agreements to sell certain cable television systems serving a total of approximately 316,000 analog video customers in West Virginia, Virginia, Illinois and Kentucky for a total of approximately $896 million. The closings of these transactions are expected to occur in the third quarter of 2006. Under the terms of the Bridge Loan, bridge availability will be reduced by the proceeds of asset sales.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
INDEX TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF
CHARTER COMMUNICATIONS, INC.
AS OF JUNE 30, 2006, AND FOR THE THREE-MONTH AND SIX-MONTH PERIODS
ENDED JUNE 30, 2006 AND 2005

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Charter Communications, Inc.:
      We have reviewed the condensed consolidated balance sheet of Charter Communications, Inc. and subsidiaries (the Company) as of June 30, 2006, the related condensed consolidated statements of operations for the three-month and six-month periods ended June 30, 2006 and 2005, and the related condensed consolidated statements of cash flows for the six-month periods ended June 30, 2006 and 2005. These condensed consolidated financial statements are the responsibility of the Company’s management.
      We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
      Based on our reviews, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.
      We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2005, and the related consolidated statements of operations, changes in shareholders’ equity (deficit), and cash flows for the year then ended (not presented herein), and in our report dated February 27, 2006, which includes explanatory paragraphs regarding the adoption, effective September 30, 2004, of EITF Topic D-108, Use of the Residual Method to Value Acquired Assets Other than Goodwill, and effective January 1, 2003, of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2005, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ KPMG LLP
St. Louis, Missouri
August 7, 2006

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions, Except Share Data)

	June 30,	December 31,
	2006	2005

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$56	$21
Accounts receivable, less allowance for doubtful accounts of $19 and $17, respectively	180	214
Prepaid expenses and other current assets	84	92
Assets held for sale	768	—

Total current assets	1,088	327

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net of accumulated depreciation of $7,054 and $6,749, respectively	5,392	5,840
Franchises, net	9,280	9,826

Total investment in cable properties, net	14,672	15,666

OTHER NONCURRENT ASSETS	385	438

Total assets	$16,145	$16,431

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,220	$1,191
Liabilities held for sale	20	—

Total current liabilities	1,240	1,191

LONG-TERM DEBT	19,860	19,388

NOTE PAYABLE — RELATED PARTY	53	49

DEFERRED MANAGEMENT FEES — RELATED PARTY	14	14

OTHER LONG-TERM LIABILITIES	547	517

MINORITY INTEREST	189	188

PREFERRED STOCK — REDEEMABLE; $.001 par value; 1 million shares authorized; 36,713 shares issued and outstanding	4	4

SHAREHOLDERS’ DEFICIT:
Class A Common stock; $.001 par value; 1.75 billion shares authorized; 438,474,028 and 416,204,671 shares issued and outstanding, respectively	—	—
Class B Common stock; $.001 par value; 750 million shares authorized; 50,000 shares issued and outstanding	—	—
Preferred stock; $.001 par value; 250 million shares authorized; no non-redeemable shares issued and outstanding	—	—
Additional paid-in capital	5,240	5,241
Accumulated deficit	(11,007)	(10,166)
Accumulated other comprehensive income	5	5

Total shareholders’ deficit	(5,762)	(4,920)

Total liabilities and shareholders’ deficit	$16,145	$16,431

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, Except Share and Per Share Data)
Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

REVENUES	$1,383	$1,266	$2,703	$2,481

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	611	546	1,215	1,081
Selling, general and administrative	279	250	551	483
Depreciation and amortization	340	364	690	730
Asset impairment charges	—	8	99	39
Other operating (income) expenses, net	7	(2)	10	6

	1,237	1,166	2,565	2,339

Operating income from continuing operations	146	100	138	142

OTHER INCOME AND (EXPENSES):
Interest expense, net	(475)	(451)	(943)	(871)
Other income (expenses), net	(21)	17	(10)	49

	(496)	(434)	(953)	(822)

Loss from continuing operations before income taxes	(350)	(334)	(815)	(680)
INCOME TAX EXPENSE	(52)	(25)	(60)	(56)

Loss from continuing operations	(402)	(359)	(875)	(736)
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	20	4	34	29

Net loss	(382)	(355)	(841)	(707)
Dividends on preferred stock — redeemable	—	(1)	—	(2)

Net loss applicable to common stock	$(382)	$(356)	$(841)	$(709)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED:
Loss from continuing operations	$(1.27)	$(1.18)	$(2.76)	$(2.43)

Net loss	$(1.20)	$(1.17)	$(2.65)	$(2.34)

Weighted average common shares outstanding, basic and diluted	317,646,946	303,620,347	317,531,492	303,465,474

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
Unaudited

	Six Months Ended
	June 30,

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(841)	$(707)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	698	759
Asset impairment charges	99	39
Noncash interest expense	87	114
Deferred income taxes	60	43
Other, net	17	(45)
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	30	1
Prepaid expenses and other assets	29	—
Accounts payable, accrued expenses and other	26	(23)

Net cash flows from operating activities	205	181

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(539)	(542)
Change in accrued expenses related to capital expenditures	(9)	45
Proceeds from sale of assets	9	8
Purchase of cable system	(42)	—
Proceeds from investments	28	17
Other, net	—	(5)

Net cash flows from investing activities	(553)	(477)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	5,830	635
Repayments of long-term debt	(5,858)	(946)
Proceeds from issuance of debt	440	—
Payments for debt issuance costs	(29)	(3)

Net cash flows from financing activities	383	(314)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	35	(610)
CASH AND CASH EQUIVALENTS, beginning of period	21	650

CASH AND CASH EQUIVALENTS, end of period	$56	$40

CASH PAID FOR INTEREST	$791	$744

NONCASH TRANSACTIONS:
Issuance of debt by Charter Communications Operating, LLC	$37	$333

Retirement of Renaissance Media Group LLC debt	$(37)	$—

Retirement of Charter Communications Holdings, LLC debt	$—	$(346)

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Dollars in Millions, Except Share and Per Share Amounts and Where Indicated)

1.	Organization and Basis of Presentation
      Charter Communications, Inc. (“Charter”) is a holding company whose principal assets at June 30, 2006 are the 48% controlling common equity interest in Charter Communications Holding Company, LLC (“Charter Holdco”) and “mirror” notes that are payable by Charter Holdco to Charter and have the same principal amount and terms as those of Charter’s convertible senior notes. Charter Holdco is the sole owner of CCHC, LLC (“CCHC”), which is the sole owner of Charter Communications Holdings, LLC (“Charter Holdings”). The condensed consolidated financial statements include the accounts of Charter, Charter Holdco, CCHC, Charter Holdings and all of their subsidiaries where the underlying operations reside, which are collectively referred to herein as the “Company.” Charter has 100% voting control over Charter Holdco and had historically consolidated on that basis. Charter continues to consolidate Charter Holdco as a variable interest entity under Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) 46(R) Consolidation of Variable Interest Entities. Charter Holdco’s limited liability company agreement provides that so long as Charter’s Class B common stock retains its special voting rights, Charter will maintain a 100% voting interest in Charter Holdco. Voting control gives Charter full authority and control over the operations of Charter Holdco. All significant intercompany accounts and transactions among consolidated entities have been eliminated. The Company is a broadband communications company operating in the United States. The Company offers its customers traditional cable video programming (analog and digital video) as well as high-speed Internet services and, in some areas, advanced broadband services such as high definition television, video on demand, and telephone. The Company sells its cable video programming, high-speed Internet and advanced broadband services on a subscription basis. The Company also sells local advertising on satellite-delivered networks.
      The accompanying condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, certain information and footnote disclosures typically included in Charter’s Annual Report on Form 10-K have been condensed or omitted for this quarterly report. The accompanying condensed consolidated financial statements are unaudited and are subject to review by regulatory authorities. However, in the opinion of management, such financial statements include all adjustments, which consist of only normal recurring adjustments, necessary for a fair presentation of the results for the periods presented. Interim results are not necessarily indicative of results for a full year.
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas involving significant judgments and estimates include capitalization of labor and overhead costs; depreciation and amortization costs; impairments of property, plant and equipment, franchises and goodwill; income taxes; and contingencies. Actual results could differ from those estimates.

Reclassifications
      Certain 2005 amounts have been reclassified to conform with the 2006 presentation.

2.	Liquidity and Capital Resources
      The Company had net loss applicable to common stock of $382 million and $356 million for the three months ended June 30, 2006 and 2005, respectively, and $841 million and $709 million for the six months

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in Millions, Except Share and Per Share Amounts and Where Indicated)
ended June 30, 2006 and 2005, respectively. The Company’s net cash flows from operating activities were $205 million and $181 million for the six months ended June 30, 2006 and 2005, respectively.

Recent Financing Transactions
      In January 2006, CCH II, LLC (“CCH II”) and CCH II Capital Corp. issued $450 million in debt securities, the proceeds of which were provided, directly or indirectly, to Charter Communications Operating, LLC (“Charter Operating”), which used such funds to reduce borrowings, but not commitments, under the revolving portion of its credit facilities.
      In April 2006, Charter Operating completed a $6.85 billion refinancing of its credit facilities including a new $350 million revolving/term facility (which converts to a term loan no later than April 2007), a $5.0 billion term loan due in 2013 and certain amendments to the existing $1.5 billion revolving credit facility. In addition, the refinancing reduced margins on Eurodollar rate term loans to 2.625% from a weighted average of 3.15% previously and margins on base rate term loans to 1.625% from a weighted average of 2.15% previously. Concurrent with this refinancing, the CCO Holdings, LLC (“CCO Holdings”) bridge loan was terminated.
      The Company has a significant level of debt. The Company’s long-term financing as of June 30, 2006 consists of $5.8 billion of credit facility debt, $13.2 billion accreted value of high-yield notes and $848 million accreted value of convertible senior notes. For the remainder of 2006, none of the Company’s debt matures, and in 2007 and 2008, $130 million and $50 million mature, respectively. In 2009 and beyond, significant additional amounts will become due under the Company’s remaining long-term debt obligations.
      The Company requires significant cash to fund debt service costs, capital expenditures and ongoing operations. The Company has historically funded these requirements through cash flows from operating activities, borrowings under its credit facilities, sales of assets, issuances of debt and equity securities and cash on hand. However, the mix of funding sources changes from period to period. For the six months ended June 30, 2006, the Company generated $205 million of net cash flows from operating activities, after paying cash interest of $791 million. In addition, the Company used approximately $539 million for purchases of property, plant and equipment. Finally, the Company had net cash flows from financing activities of $383 million.
      The Company expects that cash on hand, cash flows from operating activities, proceeds from sales of assets, and the amounts available under its credit facilities will be adequate to meet its cash needs through 2007. The Company believes that cash flows from operating activities and amounts available under the Company’s credit facilities may not be sufficient to fund the Company’s operations and satisfy its interest and principal repayment obligations in 2008, and will not be sufficient to fund such needs in 2009 and beyond. The Company continues to work with its financial advisors in its approach to addressing liquidity, debt maturities and its overall balance sheet leverage.

Debt Covenants
      The Company’s ability to operate depends upon, among other things, its continued access to capital, including credit under the Charter Operating credit facilities. The Charter Operating credit facilities, along with the Company’s indentures, contain certain restrictive covenants, some of which require the Company to maintain specified financial ratios, and meet financial tests and to provide annual audited financial statements with an unqualified opinion from the Company’s independent auditors. As of June 30, 2006, the Company is in compliance with the covenants under its indentures and credit facilities, and the

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in Millions, Except Share and Per Share Amounts and Where Indicated)
Company expects to remain in compliance with those covenants for the next twelve months. As of June 30, 2006, the Company’s potential availability under its credit facilities totaled approximately $900 million, none of which was limited by covenant restrictions. In the past, the Company’s actual availability under its credit facilities has been limited by covenant restrictions. There can be no assurance that the Company’s actual availability under its credit facilities will not be limited by covenant restrictions in the future. However, pro forma for the closing of the asset sales on July 1, 2006, and the related application of net proceeds to repay amounts outstanding under the Company’s revolving credit facility, potential availability under the Company’s credit facilities as of June 30, 2006 would have been approximately $1.7 billion, although actual availability would have been limited to $1.3 billion because of limits imposed by covenant restrictions. Continued access to the Company’s credit facilities is subject to the Company remaining in compliance with these covenants, including covenants tied to the Company’s operating performance. If any events of non-compliance occur, funding under the credit facilities may not be available and defaults on some or potentially all of the Company’s debt obligations could occur. An event of default under any of the Company’s debt instruments could result in the acceleration of its payment obligations under that debt and, under certain circumstances, in cross-defaults under its other debt obligations, which could have a material adverse effect on the Company’s consolidated financial condition and results of operations.

Specific Limitations
      Charter’s ability to make interest payments on its convertible senior notes, and, in 2009, to repay the outstanding principal of its convertible senior notes of $863 million, will depend on its ability to raise additional capital and/or on receipt of payments or distributions from Charter Holdco and its subsidiaries. As of June 30, 2006, Charter Holdco was owed $3 million in intercompany loans from its subsidiaries, which were available to pay interest and principal on Charter’s convertible senior notes. In addition, Charter has $74 million of U.S. government securities pledged as security for the next three scheduled semi-annual interest payments on Charter’s 5.875% convertible senior notes.
      Distributions by Charter’s subsidiaries to a parent company (including Charter, Charter Holdco and CCHC) for payment of principal on parent company notes are restricted under the indentures governing the CIH notes, CCH I notes, CCH II notes, CCO Holdings notes, and Charter Operating notes unless there is no default under the applicable indenture, each applicable subsidiary’s leverage ratio test is met at the time of such distribution and, in the case of the convertible senior notes, other specified tests are met. For the quarter ended June 30, 2006, there was no default under any of these indentures and each such subsidiary met its applicable leverage ratio tests based on June 30, 2006 financial results. Such distributions would be restricted, however, if any such subsidiary fails to meet these tests at such time. In the past, certain subsidiaries have from time to time failed to meet their leverage ratio test. There can be no assurance that they will satisfy these tests at the time of such distribution. Distributions by Charter Operating for payment of principal on parent company notes are further restricted by the covenants in the credit facilities.
      Distributions by CIH, CCH I, CCH II, CCO Holdings and Charter Operating to a parent company for payment of parent company interest are permitted if there is no default under the aforementioned indentures. However, distributions for payment of interest on the convertible senior notes are further limited to when each applicable subsidiary’s leverage ratio test is met and other specified tests are met. There can be no assurance that the subsidiary will satisfy these tests at the time of such distribution.
      The indentures governing the Charter Holdings notes permit Charter Holdings to make distributions to Charter Holdco for payment of interest or principal on the convertible senior notes, only if, after giving

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in Millions, Except Share and Per Share Amounts and Where Indicated)
effect to the distribution, Charter Holdings can incur additional debt under the leverage ratio of 8.75 to 1.0, there is no default under Charter Holdings’ indentures, and other specified tests are met. For the quarter ended June 30, 2006, there was no default under Charter Holdings’ indentures and Charter Holdings met its leverage ratio test based on June 30, 2006 financial results. Such distributions would be restricted, however, if Charter Holdings fails to meet these tests at such time. In the past, Charter Holdings has from time to time failed to meet this leverage ratio test. There can be no assurance that Charter Holdings will satisfy these tests at the time of such distribution. During periods in which distributions are restricted, the indentures governing the Charter Holdings notes permit Charter Holdings and its subsidiaries to make specified investments (that are not restricted payments) in Charter Holdco or Charter up to an amount determined by a formula, as long as there is no default under the indentures.

3.	Sale of Assets
      In 2006, the Company signed three separate definitive agreements to sell certain cable television systems serving a total of approximately 356,000 analog video customers in 1) West Virginia and Virginia to Cebridge Connections, Inc. (the “Cebridge Transaction”); 2) Illinois and Kentucky to Telecommunications Management, LLC, doing business as New Wave Communications (the “New Wave Transaction”) and 3) Nevada, Colorado, New Mexico and Utah to Orange Broadband Holding Company, LLC (the “Orange Transaction”) for a total of approximately $971 million. These cable systems met the criteria for assets held for sale. As such, the assets were written down to fair value less estimated costs to sell resulting in asset impairment charges during the six months ended June 30, 2006 of approximately $99 million related to the New Wave Transaction and the Orange Transaction. In the third quarter of 2006, the Company expects to record a gain of approximately $200 million on the Cebridge Transaction. In addition, assets and liabilities to be sold have been presented as held for sale. Assets held for sale on the Company’s balance sheet as of June 30, 2006 included current assets of approximately $6 million, property, plant and equipment of approximately $319 million and franchises of approximately $443 million. Liabilities held for sale on the Company’s balance sheet as of June 30, 2006 included current liabilities of approximately $7 million and other long-term liabilities of approximately $13 million.
      During the second quarter of 2006, the Company determined, based on changes in the Company’s organizational and cost structure, that its asset groupings for long lived asset accounting purposes are at the level of their individual market areas, which are at a level below the Company’s geographic clustering. As a result, the Company has determined that the West Virginia and Virginia cable systems comprise operations and cash flows that for financial reporting purposes meet the criteria for discontinued operations. Accordingly, the results of operations for the West Virginia and Virginia cable systems have been presented as discontinued operations, net of tax for the three and six months ended June 30, 2006 and all prior periods presented herein have been reclassified to conform to the current presentation.
      Summarized consolidated financial information for the three and six months ended June 30, 2006 and 2005 for the West Virginia and Virginia cable systems is as follows:

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2006	2005	2006	2005

Revenues	$55	$57	$109	$113
Income before income taxes	$23	$10	$38	$19
Income tax benefit (expense)	$(3)	$(6)	$(4)	$10
Net income	$20	$4	$34	$29
Earnings per common share, basic and diluted	$0.06	$0.01	$0.11	$0.10

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in Millions, Except Share and Per Share Amounts and Where Indicated)
      In July 2006, the Company closed the Cebridge Transaction and New Wave Transaction for net proceeds of approximately $896 million. The Company used the net proceeds from the asset sales to repay (but not reduce permanently) amounts outstanding under the Company’s revolving credit facility. The Orange Transaction is scheduled to close in the third quarter of 2006.
      In 2005, the Company closed the sale of certain cable systems in Texas, West Virginia and Nebraska representing a total of approximately 33,000 analog video customers. During the six months ended June 30, 2005, certain of those cable systems met the criteria for assets held for sale. As such, the assets were written down to fair value less estimated costs to sell resulting in asset impairment charges during the three and six months ended June 30, 2005 of approximately $8 million and $39 million, respectively.

4.	Franchises and Goodwill
      Franchise rights represent the value attributed to agreements with local authorities that allow access to homes in cable service areas acquired through the purchase of cable systems. Management estimates the fair value of franchise rights at the date of acquisition and determines if the franchise has a finite life or an indefinite-life as defined by Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. Franchises that qualify for indefinite-life treatment under SFAS No. 142 are tested for impairment annually each October 1 based on valuations, or more frequently as warranted by events or changes in circumstances. Franchises are aggregated into essentially inseparable asset groups to conduct the valuations. The asset groups generally represent geographical clustering of the Company’s cable systems into groups by which such systems are managed. Management believes such grouping represents the highest and best use of those assets.
      As of June 30, 2006 and December 31, 2005, indefinite-lived and finite-lived intangible assets are presented in the following table:

	June 30, 2006			December 31, 2005

	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Indefinite-lived intangible assets:
Franchises with indefinite lives	$9,263	$—	$9,263	$9,806	$—	$9,806
Goodwill	61	—	61	52	—	52

	$9,324	$—	$9,324	$9,858	$—	$9,858

Finite-lived intangible assets:
Franchises with finite lives	$23	$6	$17	$27	$7	$20

      For the six months ended June 30, 2006, the net carrying amount of indefinite-lived and finite-lived franchises was reduced by $441 million and $2 million, respectively, related to franchises reclassified as assets held for sale. For the six months ended June 30, 2006, franchises with indefinite lives also decreased $3 million related to a cable asset sale completed in the first quarter of 2006 and $99 million as a result of the asset impairment charges recorded related to assets held for sale (see Note 3). Franchise amortization expense for the three and six months ended June 30, 2006 was approximately $1 million and $1 million, respectively, and $1 million and $2 million for the three and six months ended June 30, 2005, respectively,

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in Millions, Except Share and Per Share Amounts and Where Indicated)
which represents the amortization relating to franchises that did not qualify for indefinite-life treatment under SFAS No. 142, including costs associated with franchise renewals. The Company expects that amortization expense on franchise assets will be approximately $2 million annually for each of the next five years. Actual amortization expense in future periods could differ from these estimates as a result of new intangible asset acquisitions or divestitures, changes in useful lives and other relevant factors.
      For the six months ended June 30, 2006, the net carrying amount of goodwill increased $9 million as a result of the Company’s purchase of certain cable systems in Minnesota from Seren Innovations, Inc. in January 2006.

5.	Accounts Payable and Accrued Expenses
      Accounts payable and accrued expenses consist of the following as of June 30, 2006 and December 31, 2005:

	June 30,	December 31,
	2006	2005

Accounts payable — trade	$86	$114
Accrued capital expenditures	64	73
Accrued expenses:
Interest	398	333
Programming costs	297	272
Franchise-related fees	55	67
Compensation	94	90
Other	226	242

	$1,220	$1,191

6.	Long-Term Debt
      Long-term debt consists of the following as of June 30, 2006 and December 31, 2005:

	June 30, 2006		December 31, 2005

	Principal	Accreted	Principal	Accreted
	Amount	Value	Amount	Value

Long-Term Debt
Charter Communications, Inc.:
4.750% convertible senior notes due 2006	$—	$—	$20	$20
5.875% convertible senior notes due 2009	863	848	863	843

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in Millions, Except Share and Per Share Amounts and Where Indicated)

	June 30, 2006		December 31, 2005

	Principal	Accreted	Principal	Accreted
	Amount	Value	Amount	Value

Charter Communications Holdings, LLC:
8.250% senior notes due 2007	105	105	105	105
8.625% senior notes due 2009	292	292	292	292
9.920% senior discount notes due 2011	198	198	198	198
10.000% senior notes due 2009	154	154	154	154
10.250% senior notes due 2010	49	49	49	49
11.750% senior discount notes due 2010	43	43	43	43
10.750% senior notes due 2009	131	131	131	131
11.125% senior notes due 2011	217	217	217	217
13.500% senior discount notes due 2011	94	94	94	94
9.625% senior notes due 2009	107	107	107	107
10.000% senior notes due 2011	137	136	137	136
11.750% senior discount notes due 2011	125	125	125	120
12.125% senior discount notes due 2012	113	106	113	100
CCH I Holdings, LLC:
11.125% senior notes due 2014	151	151	151	151
9.920% senior discount notes due 2014	471	471	471	471
10.000% senior notes due 2014	299	299	299	299
11.750% senior discount notes due 2014	815	815	815	781
13.500% senior discount notes due 2014	581	581	581	578
12.125% senior discount notes due 2015	217	203	217	192
CCH I, LLC:
11.000% senior notes due 2015	3,525	3,678	3,525	3,683
CCH II, LLC:
10.250% senior notes due 2010	2,051	2,042	1,601	1,601
CCO Holdings, LLC:
8 3/4 % senior notes due 2013	800	795	800	794
Senior floating notes due 2010	550	550	550	550
Charter Communications Operating, LLC:
8% senior second lien notes due 2012	1,100	1,100	1,100	1,100
8 3/8 % senior second lien notes due 2014	770	770	733	733
Renaissance Media Group LLC:
10.000% senior discount notes due 2008	—	—	114	115
Credit Facilities
Charter Operating	5,800	5,800	5,731	5,731

	$19,758	$19,860	$19,336	$19,388

      The accreted values presented above generally represent the principal amount of the notes less the original issue discount at the time of sale plus the accretion to the balance sheet date except as follows. The accreted value of the CIH notes issued in exchange for Charter Holdings notes and the portion of the CCH I notes issued in 2005 in exchange for the 8.625% Charter Holdings notes due 2009 are recorded at

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in Millions, Except Share and Per Share Amounts and Where Indicated)
the historical book values of the Charter Holdings notes for financial reporting purposes as opposed to the current accreted value for legal purposes and notes indenture purposes (the amount that is currently payable if the debt becomes immediately due). As of June 30, 2006, the accreted value of the Company’s debt for legal purposes and notes indenture purposes is approximately $19.4 billion.
      In January 2006, CCH II and CCH II Capital Corp. issued $450 million in debt securities, the proceeds of which were provided, directly or indirectly, to Charter Operating, which used such funds to reduce borrowings, but not commitments, under the revolving portion of its credit facilities.
      In March 2006, the Company exchanged $37 million of Renaissance Media Group LLC 10% senior discount notes due 2008 for $37 million principal amount of new Charter Operating 8 3/8% senior second-lien notes due 2014 issued in a private transaction under Rule 144A. The terms and conditions of the new Charter Operating 8 3/8% senior second-lien notes due 2014 are identical to Charter Operating’s currently outstanding 8 3/8 % senior second-lien notes due 2014. In June 2006, the Company retired the remaining $77 million principal amount of Renaissance Media Group LLC’s 10% senior discount notes due 2008.
      In June 2006, the Company retired the remaining $20 million principal amount of Charter’s 4.75% convertible senior notes due 2006.

Gain (loss) on extinguishment of debt
      In April 2006, Charter Operating completed a $6.85 billion refinancing of its credit facilities including a new $350 million revolving/term facility (which converts to a term loan no later than April 2007), a $5.0 billion term loan due in 2013 and certain amendments to the existing $1.5 billion revolving credit facility. In addition, the refinancing reduced margins on Eurodollar rate term loans to 2.625% from a weighted average of 3.15% previously and margins on base rate term loans to 1.625% from a weighted average of 2.15% previously. Concurrent with this refinancing, the CCO Holdings bridge loan was terminated. The refinancing resulted in a loss on extinguishment of debt for the three and six months ended June 30, 2006 of approximately $27 million included in other income (expenses), net on the Company’s condensed consolidated statements of operations.
      In March and June 2005, Charter Operating consummated exchange transactions with a small number of institutional holders of Charter Holdings 8.25% senior notes due 2007 pursuant to which Charter Operating issued, in private placements, approximately $333 million principal amount of new notes with terms identical to Charter Operating’s 8.375% senior second lien notes due 2014 in exchange for approximately $346 million of the Charter Holdings 8.25% senior notes due 2007. The exchanges resulted in a loss on extinguishment of debt of approximately $1 million for the three months ended June 30, 2005 and a gain on extinguishment of debt of approximately $10 million for the six months ended June 30, 2005 included in other income (expenses), net on the Company’s condensed consolidated statements of operations. The Charter Holdings notes received in the exchange were thereafter distributed to Charter Holdings and cancelled.
      During the three and six months ended June 30, 2005, the Company repurchased in private transactions from a small number of institutional holders, a total of $97 million and $131 million, respectively, principal amount of its 4.75% convertible senior notes due 2006. These transactions resulted in a net gain on extinguishment of debt of approximately $3 million and $4 million for the three and six months ended June 30, 2005, respectively, included in other income (expenses), net on the Company’s condensed consolidated statements of operations.
      In March 2005, Charter’s subsidiary, CC V Holdings, LLC, redeemed all of its 11.875% notes due 2008, at 103.958% of principal amount, plus accrued and unpaid interest to the date of redemption. The

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in Millions, Except Share and Per Share Amounts and Where Indicated)
total cost of redemption was approximately $122 million and was funded through borrowings under the Charter Operating credit facilities. The redemption resulted in a loss on extinguishment of debt for the six months ended June 30, 2005 of approximately $5 million included in other income (expenses), net on the Company’s condensed consolidated statements of operations. Following such redemption, CC V Holdings, LLC and its subsidiaries (other than non-guarantor subsidiaries) became guarantors under the Charter Operating credit facilities and granted a lien on their assets to the same extent as granted by the other guarantors under the credit facility.

7.	Minority Interest and Equity Interest of Charter Holdco
      Charter is a holding company whose primary assets are a controlling equity interest in Charter Holdco, the indirect owner of the Company’s cable systems, and $848 million and $863 million at June 30, 2006 and December 31, 2005, respectively, of mirror notes that are payable by Charter Holdco to Charter and have the same principal amount and terms as those of Charter’s convertible senior notes. Minority interest on the Company’s consolidated balance sheets as of June 30, 2006 and December 31, 2005 primarily represents preferred membership interests in CC VIII, LLC (“CC VIII”), an indirect subsidiary of Charter Holdco, of $189 million and $188 million, respectively. As more fully described in Note 19, this preferred interest is held by Mr. Allen, Charter’s Chairman and controlling shareholder, and CCHC. Approximately 5.6% of CC VIII’s income is allocated to minority interest.

8.	Share Lending Agreement
      Charter issued 94.9 million and 22.0 million shares of Class A common stock during 2005 and the six months ended June 30, 2006, respectively, in public offerings. The shares were issued pursuant to the share lending agreement, pursuant to which Charter had previously agreed to loan up to 150 million shares to Citigroup Global Markets Limited (“CGML”). Because less than the full 150 million shares covered by the share lending agreement were sold in offerings through June 30, 2006, Charter is obligated to issue until November 2006, at CGML’s request, up to an additional 33.1 million loaned shares in subsequent registered public offerings pursuant to the share lending agreement.
      These offerings of Charter’s Class A common stock were conducted to facilitate transactions by which investors in Charter’s 5.875% convertible senior notes due 2009, issued on November 22, 2004, hedged their investments in the convertible senior notes. Charter did not receive any of the proceeds from the sale of this Class A common stock. However, under the share lending agreement, Charter received a loan fee of $.001 for each share that it lends to CGML.
      The issuance of up to a total of 150 million shares of common stock (of which 116.9 million were issued in 2005 and 2006) pursuant to this share lending agreement is essentially analogous to a sale of shares coupled with a forward contract for the reacquisition of the shares at a future date. An instrument that requires physical settlement by repurchase of a fixed number of shares in exchange for cash is considered a forward purchase instrument. While the share lending agreement does not require a cash payment upon return of the shares, physical settlement is required (i.e., the shares borrowed must be returned at the end of the arrangement). The fair value of the 116.9 million shares lent is approximately $132 million as of June 30, 2006. However, the net effect on shareholders’ deficit of the shares lent pursuant to the share lending agreement, which includes Charter’s requirement to lend the shares and the counterparties’ requirement to return the shares, is de minimis and represents the cash received upon lending of the shares and is equal to the par value of the common stock to be issued.
      The 116.9 million shares issued through June 30, 2006 pursuant to the share lending agreement are required to be returned, in accordance with the contractual arrangement, and are treated in basic and

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in Millions, Except Share and Per Share Amounts and Where Indicated)
diluted earnings per share as if they were already returned and retired. Consequently, there is no impact of the shares of common stock lent under the share lending agreement in the earnings per share calculation.

9.	Comprehensive Loss
      Certain marketable equity securities are classified as available-for-sale and reported at market value with unrealized gains and losses recorded as accumulated other comprehensive loss on the accompanying condensed consolidated balance sheets. Additionally, the Company reports changes in the fair value of interest rate agreements designated as hedging the variability of cash flows associated with floating-rate debt obligations, that meet the effectiveness criteria of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, in accumulated other comprehensive loss, after giving effect to the minority interest share of such gains and losses. Comprehensive loss for the three months ended June 30, 2006 and 2005 was $381 million and $355 million, respectively, and $841 million and $704 million for the six months ended June 30, 2006 and 2005, respectively.

10.	Accounting for Derivative Instruments and Hedging Activities
      The Company uses interest rate risk management derivative instruments, such as interest rate swap agreements and interest rate collar agreements (collectively referred to herein as interest rate agreements) to manage its interest costs. The Company’s policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, the Company has agreed to exchange, at specified intervals through 2007, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate collar agreements are used to limit the Company’s exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates.
      The Company does not hold or issue derivative instruments for trading purposes. The Company does, however, have certain interest rate derivative instruments that have been designated as cash flow hedging instruments. Such instruments effectively convert variable interest payments on certain debt instruments into fixed payments. For qualifying hedges, SFAS No. 133 allows derivative gains and losses to offset related results on hedged items in the consolidated statement of operations. The Company has formally documented, designated and assessed the effectiveness of transactions that receive hedge accounting. For each of the three months ended June 30, 2006 and 2005, other income includes gains of $0, and for the six months ended June 30, 2006 and 2005, other income includes gains of $2 million and $1 million, respectively, which represent cash flow hedge ineffectiveness on interest rate hedge agreements arising from differences between the critical terms of the agreements and the related hedged obligations. Changes in the fair value of interest rate agreements designated as hedging instruments of the variability of cash flows associated with floating-rate debt obligations that meet the effectiveness criteria of SFAS No. 133 are reported in accumulated other comprehensive loss. For the three months ended June 30, 2006 and 2005, a gain of $1 million and $0, respectively, and for the six months ended June 30, 2006 and 2005, a gain of $0 and $9 million, respectively, related to derivative instruments designated as cash flow hedges, was recorded in accumulated other comprehensive loss and minority interest. The amounts are subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on the floating-rate debt obligations affects earnings (losses).
      Certain interest rate derivative instruments are not designated as hedges as they do not meet the effectiveness criteria specified by SFAS No. 133. However, management believes such instruments are closely correlated with the respective debt, thus managing associated risk. Interest rate derivative instruments not designated as hedges are marked to fair value, with the impact recorded as other income

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in Millions, Except Share and Per Share Amounts and Where Indicated)
in the Company’s condensed consolidated statements of operations. For the three months ended June 30, 2006 and 2005, other income includes gains of $3 million and losses of $1 million, respectively, and for the six months ended June 30, 2006 and 2005, other income includes gains of $9 million and $25 million, respectively, for interest rate derivative instruments not designated as hedges.
      As of June 30, 2006 and December 31, 2005, the Company had outstanding $1.8 billion and $1.8 billion and $20 million and $20 million, respectively, in notional amounts of interest rate swaps and collars, respectively. The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to credit loss. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.
      Certain provisions of the Company’s 5.875% convertible senior notes due 2009 are considered embedded derivatives for accounting purposes and are required to be accounted for separately from the convertible senior notes. In accordance with SFAS No. 133, these derivatives are marked to market with gains or losses recorded in interest expense on the Company’s condensed consolidated statement of operations. For the three months ended June 30, 2006 and 2005, the Company recognized gains of $0 and $8 million, respectively, and for the six months ended June 30, 2006 and 2005, the Company recognized gains of $2 million and $27 million, respectively. The gains resulted in a reduction in interest expense related to these derivatives. At June 30, 2006 and December 31, 2005, $1 million and $1 million, respectively, is recorded in accounts payable and accrued expenses relating to the short-term portion of these derivatives and $0 and $1 million, respectively, is recorded in other long-term liabilities related to the long-term portion.

11.	Revenues
      Revenues consist of the following for the three and six months ended June 30, 2006 and 2005:

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,

	2006	2005	2006	2005

Video	$853	$821	$1,684	$1,623
High-speed Internet	261	218	506	425
Telephone	29	8	49	14
Advertising sales	79	73	147	135
Commercial	76	66	149	128
Other	85	80	168	156

	$1,383	$1,266	$2,703	$2,481

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in Millions, Except Share and Per Share Amounts and Where Indicated)

12.	Operating Expenses
      Operating expenses consist of the following for the three and six months ended June 30, 2006 and 2005:

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,

	2006	2005	2006	2005

Programming	$379	$336	$755	$678
Service	205	186	408	356
Advertising sales	27	24	52	47

	$611	$546	$1,215	$1,081

13.	Selling, General and Administrative Expenses
      Selling, general and administrative expenses consist of the following for the three and six months ended June 30, 2006 and 2005:

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,

	2006	2005	2006	2005

General and administrative	$236	$220	$471	$418
Marketing	43	30	80	65

	$279	$250	$551	$483

      Components of selling expense are included in general and administrative and marketing expense.

14.	Other Operating (Income) Expenses, Net
      Other operating (income) expenses, net consist of the following for the three and six months ended June 30, 2006 and 2005:

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,

	2006	2005	2006	2005

Loss on sale of assets, net	$—	$—	$—	$4
Special charges, net	7	(2)	10	2

	$7	$(2)	$10	$6

      Special charges for the three and six months ended June 30, 2006 primarily represent severance associated with the closing of call centers and divisional restructuring. Special charges for the six months ended June 30, 2005 primarily represent severance costs as a result of reducing workforce, consolidating administrative offices and executive severance.
      For the three and six months ended June 30, 2005, special charges were offset by approximately $2 million related to an agreed upon discount in respect of the portion of settlement consideration payable under the settlement terms of class action lawsuits.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in Millions, Except Share and Per Share Amounts and Where Indicated)

15.	Other Income (Expenses), Net
      Other income (expenses), net consists of the following for the three and six months ended June 30, 2006 and 2005:

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,

	2006	2005	2006	2005

Gain (loss) on derivative instruments and hedging activities, net	$3	$(1)	$11	$26
Gain (loss) on extinguishment of debt	(27)	1	(27)	8
Minority interest	(1)	(3)	(1)	(6)
Gain on investments	5	20	4	21
Other, net	(1)	—	3	—

	$(21)	$17	$(10)	$49

      Gain on investments for the three and six months ended June 30, 2005 primarily represents a gain realized on an exchange of the Company’s interest in an equity investee for an investment in a larger enterprise.

16.	Income Taxes
      All operations are held through Charter Holdco and its direct and indirect subsidiaries. Charter Holdco and the majority of its subsidiaries are limited liability companies that are not subject to income tax. However, certain of these subsidiaries are corporations and are subject to income tax. All of the taxable income, gains, losses, deductions and credits of Charter Holdco are passed through to its members: Charter, Charter Investment, Inc. (“CII”) and Vulcan Cable III Inc. (“Vulcan Cable”). Charter is responsible for its share of taxable income or loss of Charter Holdco allocated to Charter in accordance with the Charter Holdco limited liability company agreement (the “LLC Agreement”) and partnership tax rules and regulations.
      As of June 30, 2006 and December 31, 2005, the Company had net deferred income tax liabilities of approximately $385 million and $325 million, respectively. Approximately $213 million and $212 million of the deferred tax liabilities recorded in the condensed consolidated financial statements at June 30, 2006 and December 31, 2005, respectively, relate to certain indirect subsidiaries of Charter Holdco, which file separate income tax returns.
      During the three and six months ended June 30, 2006, the Company recorded $55 million and $64 million of income tax expense, respectively. Income tax expense of $3 million and $4 million was associated with discontinued operations for the same periods. During the three and six months ended June 30, 2005, the Company recorded $31 million and $46 million of income tax expense, respectively. Income tax expense of $6 million and income tax benefit of $10 million was associated with discontinued operations for the same periods. Income tax expense is recognized through increases in the deferred tax liabilities related to Charter’s investment in Charter Holdco, as well as current federal and state income tax expense and increases to the deferred tax liabilities of certain of Charter’s indirect corporate subsidiaries. Income tax expense was offset by deferred tax benefits of $21 million related to asset impairment charges recorded in the six months ended June 30, 2006, and $6 million in the six months ended June 30, 2005. The Company recorded an additional deferred tax asset of approximately $130 million and $312 million during the three and six months ended June 30, 2006, respectively, relating

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in Millions, Except Share and Per Share Amounts and Where Indicated)
to net operating loss carryforwards, but recorded a valuation allowance with respect to this amount because of the uncertainty of the ability to realize a benefit from the Company’s carryforwards in the future.
      The Company has deferred tax assets of approximately $4.5 billion and $4.2 billion as of June 30, 2006 and December 31, 2005, respectively, which primarily relate to financial and tax losses allocated to Charter from Charter Holdco. The deferred tax assets include approximately $2.6 billion and $2.4 billion of tax net operating loss carryforwards as of June 30, 2006 and December 31, 2005, respectively (generally expiring in years 2007 through 2026), of Charter and its indirect corporate subsidiaries. Valuation allowances of $4.0 billion and $3.7 billion as of June 30, 2006 and December 31, 2005, respectively, exist with respect to these deferred tax assets.
      Realization of any benefit from the Company’s tax net operating losses is dependent on: (1) Charter and its indirect corporate subsidiaries’ ability to generate future taxable income and (2) the absence of certain future “ownership changes” of Charter’s common stock. An “ownership change” as defined in the applicable federal income tax rules, would place significant limitations, on an annual basis, on the use of such net operating losses to offset any future taxable income the Company may generate. Such limitations, in conjunction with the net operating loss expiration provisions, could effectively eliminate the Company’s ability to use a substantial portion of its net operating losses to offset any future taxable income. Future transactions and the timing of such transactions could cause an ownership change. Such transactions include additional issuances of common stock by the Company (including but not limited to the issuance of up to a total of 150 million shares of common stock (of which 116.9 million were issued through June 30, 2006) under the share lending agreement), the issuance of shares of common stock upon future conversion of Charter’s convertible senior notes, reacquisition of the borrowed shares by Charter, or acquisitions or sales of shares by certain holders of Charter’s shares, including persons who have held, currently hold, or accumulate in the future five percent or more of Charter’s outstanding stock (including upon an exchange by Mr. Allen or his affiliates, directly or indirectly, of membership units of Charter Holdco into CCI common stock). Many of the foregoing transactions are beyond management’s control.
      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Because of the uncertainties in projecting future taxable income of Charter Holdco, valuation allowances have been established except for deferred benefits available to offset certain deferred tax liabilities.
      Charter Holdco is currently under examination by the Internal Revenue Service for the tax years ending December 31, 2002 and 2003. The Company’s results (excluding Charter and the indirect corporate subsidiaries) for these years are subject to this examination. Management does not expect the results of this examination to have a material adverse effect on the Company’s condensed consolidated financial condition or results of operations.

17.	Contingencies
      Charter is a party to lawsuits and claims that arise in the ordinary course of conducting its business. The ultimate outcome of all of these legal matters pending against the Company or its subsidiaries cannot be predicted, and although such lawsuits and claims are not expected individually to have a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity, such lawsuits could have, in the aggregate, a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in Millions, Except Share and Per Share Amounts and Where Indicated)

18.	Stock Compensation Plans
      The Company has stock option plans (the “Plans”) which provide for the grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and/or shares of restricted stock (not to exceed 20,000,000 shares of charter Class A common stock), as each term is defined in the Plans. Employees, officers, consultants and directors of the Company and its subsidiaries and affiliates are eligible to receive grants under the Plans. Options granted generally vest over four to five years from the grant date, with 25% generally vesting on the anniversary of the grant date and ratably thereafter. Generally, options expire 10 years from the grant date. The Plans allow for the issuance of up to a total of 90,000,000 shares of Charter Class A common stock (or units convertible into Charter Class A common stock).
      The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used for grants during the three months ended June 30, 2006 and 2005, respectively: risk-free interest rates of 5.0% and 3.8%; expected volatility of 91.0% and 70.1%; and expected lives of 6.25 years and 4.5 years, respectively. The following weighted average assumptions were used for grants during the six months ended June 30, 2006 and 2005, respectively: risk-free interest rates of 4.6% and 3.8%; expected volatility of 91.6% and 71.3%; and expected lives of 6.25 years and 4.5 years, respectively. The valuations assume no dividends are paid. During the three and six months ended June 30, 2006, the Company granted 0.1 million and 4.9 million stock options, respectively, with a weighted average exercise price of $1.02 and $1.07, respectively. As of June 30, 2006, the Company had 28.6 million and 10.7 million options outstanding and exercisable, respectively, with weighted average exercise prices of $3.97 and $7.27, respectively, and weighted average remaining contractual lives of 8 years and 6 years, respectively.
      On January 1, 2006, the Company adopted revised SFAS No. 123, Share — Based payment, which addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of that company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. Because the Company adopted the fair value recognition provisions of SFAS No. 123 on January 1, 2003, the revised standard did not have a material impact on its financial statements. The Company recorded $3 million and $4 million of option compensation expense which is included in general and administrative expense for the three months ended June 30, 2006 and 2005, respectively, and $7 million and $8 million for the six months ended June 30, 2006 and 2005, respectively.
      In February 2006, the Compensation and Benefits Committee of Charter’s Board of Directors approved a modification to the financial performance measures under Charter’s Long-Term Incentive Program (“LTIP”) required to be met for the performance shares to vest. After the modification, management believes that approximately 2.5 million of the performance shares are likely to vest. As such, expense of approximately $3 million will be amortized over the remaining two year service period. During the six months ended June 30, 2006, Charter granted an additional 8.0 million performance shares under the LTIP. The impacts of such grant and the modification of the 2005 awards was $1 million for the six months ended June 30, 2006.

19.	Related Party Transactions
      The following sets forth certain transactions in which the Company and the directors, executive officers and affiliates of the Company are involved. Unless otherwise disclosed, management believes that each of the transactions described below was on terms no less favorable to the Company than could have been obtained from independent third parties.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in Millions, Except Share and Per Share Amounts and Where Indicated)

CC VIII, LLC
      As part of the acquisition of the cable systems owned by Bresnan Communications Company Limited Partnership in February 2000, CC VIII, LLC, Charter’s indirect limited liability company subsidiary, issued, after adjustments, 24,273,943 Class A preferred membership units (collectively, the “CC VIII interest”) with an initial value and an initial capital account of approximately $630 million to certain sellers affiliated with AT&T Broadband, subsequently owned by Comcast Corporation (the “Comcast sellers”). Mr. Allen granted the Comcast sellers the right to sell to him the CC VIII interest for approximately $630 million plus 4.5% interest annually from February 2000 (the “Comcast put right”). In April 2002, the Comcast sellers exercised the Comcast put right in full, and this transaction was consummated on June 6, 2003. Accordingly, Mr. Allen became the holder of the CC VIII interest, indirectly through an affiliate. In the event of a liquidation of CC VIII, the owners of the CC VIII interest would be entitled to a priority distribution with respect to a 2% priority return (which will continue to accrete). Any remaining distributions in liquidation would be distributed to CC V Holdings, LLC and the owners of the CC VIII interest in proportion to their capital accounts (which would have equaled the initial capital account of the Comcast sellers of approximately $630 million, increased or decreased by Mr. Allen’s pro rata share of CC VIII’s profits or losses (as computed for capital account purposes) after June 6, 2003).
      An issue arose as to whether the documentation for the Bresnan transaction was correct and complete with regard to the ultimate ownership of the CC VIII interest following consummation of the Comcast put right. Thereafter, the board of directors of Charter formed a Special Committee of independent directors to investigate the matter and take any other appropriate action on behalf of Charter with respect to this matter. After conducting an investigation of the relevant facts and circumstances, the Special Committee determined that a “scrivener’s error” had occurred in February 2000 in connection with the preparation of the last-minute revisions to the Bresnan transaction documents and that, as a result, Charter should seek the reformation of the Charter Holdco limited liability company agreement, or alternative relief, in order to restore and ensure the obligation that the CC VIII interest be automatically exchanged for Charter Holdco units.
      As of October 31, 2005, Mr. Allen, the Special Committee, Charter, Charter Holdco and certain of their affiliates, agreed to settle the dispute, and execute certain permanent and irrevocable releases pursuant to the Settlement Agreement and Mutual Release agreement dated October 31, 2005 (the “Settlement”). Pursuant to the Settlement, CII has retained 30% of its CC VIII interest (the “Remaining Interests”). The Remaining Interests are subject to certain transfer restrictions, including requirements that the Remaining Interests participate in a sale with other holders or that allow other holders to participate in a sale of the Remaining Interests, as detailed in the revised CC VIII Limited Liability Company Agreement. CII transferred the other 70% of the CC VIII interest directly and indirectly, through Charter Holdco, to a newly formed entity, CCHC (a direct subsidiary of Charter Holdco and the direct parent of Charter Holdings). Of the 70% of the CC VIII interest, 7.4% has been transferred by CII to CCHC for a subordinated exchangeable note with an initial accreted value of $48 million, accreting at 14% per annum, compounded quarterly, with a 15-year maturity (the “Note”). The remaining 62.6% has been transferred by CII to Charter Holdco, in accordance with the terms of the settlement for no additional monetary consideration. Charter Holdco contributed the 62.6% interest to CCHC.
      As part of the Settlement, CC VIII issued approximately 49 million additional Class B units to CC V in consideration for prior capital contributions to CC VIII by CC V, with respect to transactions that were unrelated to the dispute in connection with CII’s membership units in CC VIII. As a result, Mr. Allen’s

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
(Dollars in Millions, Except Share and Per Share Amounts and Where Indicated)
pro rata share of the profits and losses of CC VIII attributable to the Remaining Interests is approximately 5.6%.
      The Note is exchangeable, at CII’s option, at any time, for Charter Holdco Class A Common units at a rate equal to the then accreted value, divided by $2.00 (the “Exchange Rate”). Customary anti-dilution protections have been provided that could cause future changes to the Exchange Rate. Additionally, the Charter Holdco Class A Common units received will be exchangeable by the holder into Charter common stock in accordance with existing agreements between CII, Charter and certain other parties signatory thereto. Beginning February 28, 2009, if the closing price of Charter common stock is at or above the Exchange Rate for a certain period of time as specified in the Exchange Agreement, Charter Holdco may require the exchange of the Note for Charter Holdco Class A Common units at the Exchange Rate.
      CCHC has the right to redeem the Note under certain circumstances, for cash in an amount equal to the then accreted value. Such amount, if redeemed prior to February 28, 2009, would also include a make whole provision up to the accreted value through February 28, 2009. CCHC must redeem the Note at its maturity for cash in an amount equal to the initial stated value plus the accreted return through maturity.
      The Board of Directors has determined that the transferred CC VIII interest will remain at CCHC for the present time, but there are currently no contractual or other obligations of CCHC that would prevent the contribution of those assets to a subsidiary of CCHC.

20.	Recently Issued Accounting Standards
      In June 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits. The Company will adopt FIN 48 effective January 1, 2007. The Company is currently assessing the impact of FIN 48 on its financial statements.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS OF CCH II, LLC
AS OF DECEMBER 31, 2005 AND 2004
AND FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD
ENDED DECEMBER 31, 2005

Report of Independent Registered Public Accounting Firm
To the Board of Directors
CCH II, LLC:
      We have audited the accompanying consolidated balance sheets of CCH II, LLC and subsidiaries (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in member’s equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CCH II, LLC and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.
      As discussed in Note 7 to the consolidated financial statements, effective September 30, 2004, the Company adopted EITF Topic D-108, Use of the Residual Method to Value Acquired Assets Other than Goodwill.
      As discussed in Note 17 to the consolidated financial statements, effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123.

/s/ KPMG LLP
St. Louis, Missouri
February 27, 2006, except as to Note 4,
which is as of August 8, 2006

CCH II, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	December 31,

	2005	2004

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3	$546
Accounts receivable, less allowance for doubtful accounts of $17 and $15, respectively	212	175
Prepaid expenses and other current assets	22	20

Total current assets	237	741

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net of accumulated depreciation of $6,712 and $5,142, respectively	5,800	6,110
Franchises, net	9,826	9,878

Total investment in cable properties, net	15,626	15,988

OTHER NONCURRENT ASSETS	238	250

Total assets	$16,101	$16,979

LIABILITIES AND MEMBER’S EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$923	$949
Payables to related party	102	30

Total current liabilities	1,025	979

LONG-TERM DEBT	10,624	9,895

LOANS PAYABLE — RELATED PARTY	22	29

DEFERRED MANAGEMENT FEES — RELATED PARTY	14	14

OTHER LONG-TERM LIABILITIES	392	493

MINORITY INTEREST	622	656

MEMBER’S EQUITY:
Member’s equity	3,400	4,928
Accumulated other comprehensive income (loss)	2	(15)

Total member’s equity	3,402	4,913

Total liabilities and member’s equity	$16,101	$16,979

The accompanying notes are an integral part of these consolidated financial statements.

CCH II, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions)

	Year Ended December 31,

	2005	2004	2003

REVENUES	$5,033	$4,760	$4,616

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	2,203	1,994	1,873
Selling, general and administrative	998	934	905
Depreciation and amortization	1,443	1,433	1,396
Impairment of franchises	—	2,297	—
Asset impairment charges	39	—	—
(Gain) loss on sale of assets, net	6	(86)	5
Option compensation expense, net	14	31	4
Hurricane asset retirement loss	19	—	—
Special charges, net	7	104	21
Unfavorable contracts and other settlements	—	(5)	(72)

	4,729	6,702	4,132

Operating income (loss) from continuing operations	304	(1,942)	484

OTHER INCOME AND EXPENSES:
Interest expense, net	(858)	(726)	(545)
Gain on derivative instruments and hedging activities, net	50	69	65
Loss on extinguishment of debt	(6)	(21)	—
Other, net	22	3	(9)

	(792)	(675)	(489)

Loss from continuing operations before minority interest, income taxes and cumulative effect of accounting change	(488)	(2,617)	(5)
MINORITY INTEREST	33	20	(29)

Loss from continuing operations before income taxes and cumulative effect of accounting change	(455)	(2,597)	(34)
INCOME TAX BENEFIT (EXPENSE)	(9)	35	(13)

Loss from continuing operations before cumulative effect of accounting change	(464)	(2,562)	(47)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	39	(104)	32

Loss before cumulative effect of accounting change	(425)	(2,666)	(15)
CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF TAX	—	(840)	—

Net loss	$(425)	$(3,506)	$(15)

CCH II, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY
(Dollars in Millions)

		Accumulated
		Other	Total
	Member’s	Comprehensive	Member’s
	Equity	Income (Loss)	Equity

BALANCE, December 31, 2002	$11,145	$(105)	$11,040
Capital contributions	10	—	10
Distributions to parent company	(2,133)	—	(2,133)
Changes in fair value of interest rate agreements	—	48	48
Other, net	1	—	1
Net loss	(15)	—	(15)

BALANCE, December 31, 2003	9,008	(57)	8,951
Distributions to parent company	(578)	—	(578)
Changes in fair value of interest rate agreements	—	42	42
Other, net	4	—	4
Net loss	(3,506)	—	(3,506)

BALANCE, December 31, 2004	4,928	(15)	4,913
Distributions to parent company	(1,103)	—	(1,103)
Changes in fair value of interest rate agreements and other	—	17	17
Net loss	(425)	—	(425)

BALANCE, December 31, 2005	$3,400	$2	$3,402

CCH II, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)

	Year Ended December 31,

	2005	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(425)	$(3,506)	$(15)
Adjustments to reconcile net loss to net cash flows from operating activities:
Minority interest	(33)	(20)	29
Depreciation and amortization	1,499	1,495	1,453
Impairment of franchises	—	2,433	—
Asset impairment charges	39	—	—
(Gain) loss on sale of assets, net	6	(86)	5
Option compensation expense, net	14	27	4
Hurricane asset retirement loss	19	—	—
Special charges, net	—	85	—
Unfavorable contracts and other settlements	—	(5)	(72)
Noncash interest expense	31	27	38
Gain on derivative instruments and hedging activities, net	(50)	(69)	(65)
Loss on extinguishment of debt	—	18	—
Deferred income taxes	3	(42)	13
Cumulative effect of accounting change, net of tax	—	840	—
Other, net	(22)	(5)	—
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(41)	(4)	69
Prepaid expenses and other assets	(7)	(4)	12
Accounts payable, accrued expenses and other	(66)	(103)	(103)
Receivables from and payables to related party, including deferred management fees	(83)	(72)	(47)

Net cash flows from operating activities	884	1,009	1,321

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,088)	(893)	(804)
Change in accrued expenses related to capital expenditures	13	(33)	(41)
Proceeds from sale of assets	44	744	91
Purchases of investments	(1)	(6)	—
Proceeds from investments	16	—	—
Other, net	(2)	(3)	(3)

Net cash flows from investing activities	(1,018)	(191)	(757)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	1,207	3,147	739
Borrowings from related parties	140	—	—
Repayments of long-term debt	(1,107)	(4,860)	(1,368)
Repayments to related parties	(147)	(8)	(96)
Proceeds from issuance of debt	294	2,050	530
Payments for debt issuance costs	(11)	(108)	(42)
Redemption of preferred interest	(25)	—	—
Capital contributions	—	—	10
Distributions	(760)	(578)	(562)

Net cash flows from financing activities	(409)	(357)	(789)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(543)	461	(225)
CASH AND CASH EQUIVALENTS, beginning of period	546	85	310

CASH AND CASH EQUIVALENTS, end of period	$3	$546	$85

CASH PAID FOR INTEREST	$814	$693	$457

NONCASH TRANSACTIONS:
Issuance of debt by Charter Communications Operating, LLC	$333	$—	$—

Distribution of Charter Communications Holdings, LLC notes and accrued interest	$(343)	$—	$—

Transfer of property, plant and equipment from parent company	$139	$—	$—

Issuance of debt by CCH II, LLC to retire parent company debt	$—	$—	$1,572

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(Dollars in Millions, Except Where Indicated)

1.	Organization and Basis of Presentation
      CCH II, LLC (“CCH II”) is a holding company whose principal assets at December 31, 2005 are equity interests in its operating subsidiaries. CCH II is a direct subsidiary of CCH I, LLC (“CCH I”), which is an indirect subsidiary of Charter Communications Holdings, LLC (“Charter Holdings”). Charter Holdings is an indirect subsidiary of Charter Communications, Inc. (“Charter”). The consolidated financial statements include the accounts of CCH II and all of its wholly owned subsidiaries where the underlying operations reside, which are collectively referred to herein as the “Company.” All significant intercompany accounts and transactions among consolidated entities have been eliminated. The Company is a broadband communications company operating in the United States. The Company offers its customers traditional cable video programming (analog and digital video) as well as high-speed Internet services and, in some areas, advanced broadband services such as high-definition television, video on demand and telephone. The Company sells its cable video programming, high-speed Internet and advanced broadband services on a subscription basis. The Company also sells local advertising on satellite-delivered networks.
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas involving significant judgments and estimates include capitalization of labor and overhead costs; depreciation and amortization costs; impairments of property, plant and equipment, franchises and goodwill; income taxes; and contingencies. Actual results could differ from those estimates.
      Reclassifications. Certain prior year amounts have been reclassified to conform with the 2005 presentation.

2.	Liquidity and Capital Resources
      The Company incurred net loss of $425 million, $3.5 billion and $15 million in 2005, 2004 and 2003, respectively. The Company’s net cash flows from operating activities were $884 million, $1.0 billion and $1.3 billion for the years ending December 31, 2005, 2004 and 2003, respectively.
      The Company’s long-term financing as of December 31, 2005 consists of $5.7 billion of credit facility debt and $4.9 billion accreted value of high-yield notes. In 2006, $30 million of the Company’s debt matures and in 2007, an additional $280 million matures. In 2008 and beyond, significant additional amounts will become due under the Company’s remaining long-term debt obligations.

Recent Financing Transactions
      In January 2006, the Company issued $450 million in debt securities, the proceeds of which were provided, directly or indirectly, to Charter Communications Operating, LLC (“Charter Operating”), which used such funds to reduce borrowings, but not commitments, under the revolving portion of its credit facilities.
      In October 2005, CCO Holdings, LLC (“CCO Holdings”) and CCO Holdings Capital Corp., as guarantor thereunder, entered into a senior bridge loan agreement (the “Bridge Loan”) with JPMorgan Chase Bank, N.A., Credit Suisse, Cayman Islands Branch and Deutsche Bank AG Cayman Islands Branch (the “Lenders”) whereby the Lenders committed to make loans to CCO Holdings in an aggregate amount of $600 million. Upon the issuance of $450 million of CCH II notes discussed above, the

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
commitment under the Bridge Loan was reduced to $435 million. CCO Holdings may draw upon the facility between January 2, 2006 and September 29, 2006 and the loans will mature on the sixth anniversary of the first borrowing under the Bridge Loan.
      The Company requires significant cash to fund debt service costs, capital expenditures and ongoing operations. The Company has historically funded these requirements through cash flows from operating activities, borrowings under its credit facilities, equity contributions from its parent companies, sales of assets, issuances of debt securities and cash on hand. However, the mix of funding sources changes from period to period. For the year ended December 31, 2005, the Company generated $884 million of net cash flows from operating activities after paying cash interest of $814 million. In addition, the Company used $1.1 billion for purchases of property, plant and equipment. Finally, the Company used $409 million of net cash flows in financing activities.
      The Company expects that cash on hand, cash flows from operating activities and the amounts available under its credit facilities and Bridge Loan will be adequate to meet its and its parent companies’ cash needs in 2006. The Company believes that cash flows from operating activities and amounts available under the Company’s credit facilities and Bridge Loan will not be sufficient to fund the Company’s operations and satisfy its and its parent companies’ interest and debt repayment obligations in 2007 and beyond. The Company has been advised that Charter is working with its financial advisors to address this funding requirement. However, there can be no assurance that such funding will be available to the Company or its parent companies. In addition, Paul G. Allen, Charter’s Chairman and controlling shareholder, and his affiliates are not obligated to purchase equity from, contribute to or loan funds to the Company or its parent companies.

Debt Covenants
      The Company’s ability to operate depends upon, among other things, its continued access to capital, including credit under the Charter Operating credit facilities and Bridge Loan. The Charter Operating credit facilities, along with the Company’s indentures and Bridge Loan, contain certain restrictive covenants, some of which require the Company to maintain specified financial ratios and meet financial tests and to provide audited financial statements with an unqualified opinion from the Company’s independent auditors. As of December 31, 2005, the Company is in compliance with the covenants under its indentures, Bridge Loan and credit facilities, and the Company expects to remain in compliance with those covenants for the next twelve months. As of December 31, 2005, the Company’s potential availability under its credit facilities totaled approximately $553 million, none of which was limited by covenants. In addition, as of January 2, 2006, the Company had additional borrowing availability of $600 million under the Bridge Loan (which was reduced to $435 million as a result of the issuance of the CCH II notes). Continued access to the Company’s credit facilities and Bridge Loan is subject to the Company remaining in compliance with these covenants, including covenants tied to the Company’s operating performance. If any events of non-compliance occur, funding under the credit facilities and Bridge Loan may not be available and defaults on some or potentially all of the Company’s debt obligations could occur. An event of default under any of the Company’s debt instruments could result in the acceleration of its payment obligations under that debt and, under certain circumstances, in cross-defaults under its other debt obligations, which could have a material adverse effect on the Company’s consolidated financial condition and results of operations.

Parent Company Debt Obligations
      Any financial or liquidity problems of the Company’s parent companies could cause serious disruption to the Company’s business and have a material adverse effect on the Company’s business and results of operations. A failure by Charter Holdings, CCH I Holdings, LLC (“CIH”) or CCH I to satisfy their debt

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
payment obligations or a bankruptcy filing with respect to Charter Holdings, CIH or CCH I would give the lenders under the Company’s credit facilities the right to accelerate the payment obligations under these facilities. Any such acceleration would be a default under the indenture governing the Company’s notes.
      Charter’s ability to make interest payments on its convertible senior notes, and, in 2006 and 2009, to repay the outstanding principal of its convertible senior notes of $20 million and $863 million, respectively, will depend on its ability to raise additional capital and/or on receipt of payments or distributions from Charter Communications Holding Company, LLC (“Charter Holdco”) and its subsidiaries, including the Company. During 2005, the Company distributed $760 million of cash to its parent company of which $60 million was subsequently distributed to Charter Holdco. As of December 31, 2005, Charter Holdco was owed $22 million in intercompany loans from its subsidiaries, which were available to pay interest and principal on Charter’s convertible senior notes. In addition, Charter has $98 million of governmental securities pledged as security for the next four scheduled semi-annual interest payments on Charter’s 5.875% convertible senior notes.
      As of December 31, 2005, Charter Holdings, CIH and CCH I had approximately $7.8 billion principal amount of high-yield notes outstanding with approximately $105 million, $0, $684 million and $7.0 billion maturing in 2007, 2008, 2009 and thereafter, respectively. Charter, Charter Holdings, CIH and CCH I will need to raise additional capital or receive distributions or payments from the Company in order to satisfy their debt obligations. However, because of their significant indebtedness, the Company’s ability and the ability of the parent companies to raise additional capital at reasonable rates or at all is uncertain.
      Distributions by Charter’s subsidiaries to a parent company (including Charter, CCHC, LLC (“CCHC”), Charter Holdco, Charter Holdings, CIH and CCH I) for payment of principal on parent company notes are restricted under the indentures governing the CIH notes, CCH I notes, CCH II notes, CCO Holdings notes and Charter Operating notes unless there is no default, each applicable subsidiary’s leverage ratio test is met at the time of such distribution and, in the case of Charter’s convertible senior notes, other specified tests are met. For the quarter ended December 31, 2005, there was no default under any of these indentures and each such subsidiary met its applicable leverage ratio tests based on December 31, 2005 financial results. Such distributions would be restricted, however, if any such subsidiary fails to meet these tests. In the past, certain subsidiaries have from time to time failed to meet their leverage ratio test. There can be no assurance that they will satisfy these tests at the time of such distribution. Distributions by Charter Operating and CCO Holdings for payment of principal on parent company notes are further restricted by the covenants in the credit facilities and Bridge Loan, respectively.
      Distributions by CIH, CCH I, CCH II, CCO Holdings and Charter Operating to a parent company for payment of parent company interest are permitted if there is no default under the aforementioned indentures. However, distributions for payment of interest on Charter’s convertible senior notes are further limited to when each applicable subsidiary’s leverage ratio test is met and other specified tests are met. There can be no assurance that they will satisfy these tests at the time of such distribution.
      In September 2005, Charter Holdings and its wholly owned subsidiaries, CCH I and CIH, completed the exchange of approximately $6.8 billion total principal amount of outstanding debt securities of Charter Holdings in a private placement for new debt securities. Holders of Charter Holdings notes due in 2009 and 2010 exchanged $3.4 billion principal amount of notes for $2.9 billion principal amount of new 11% CCH I notes due 2015. Holders of Charter Holdings notes due 2011 and 2012 exchanged $845 million principal amount of notes for $662 million principal amount of 11% CCH I notes due 2015. In addition, holders of Charter Holdings notes due 2011 and 2012 exchanged $2.5 billion principal amount of notes for $2.5 billion principal amount of various series of new CIH notes. Each series of new CIH notes has the same interest rate and provisions for payment of cash interest as the series of old Charter Holdings notes

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
for which such CIH notes were exchanged. In addition, the maturities for each series were extended three years.

Specific Limitations at Charter Holdings
      The indentures governing the Charter Holdings notes permit Charter Holdings to make distributions to Charter Holdco for payment of interest or principal on the convertible senior notes, only if, after giving effect to the distribution, Charter Holdings can incur additional debt under the leverage ratio of 8.75 to 1.0, there is no default under Charter Holdings’ indentures and other specified tests are met. For the quarter ended December 31, 2005, there was no default under Charter Holdings’ indentures and Charter Holdings met its leverage ratio test based on December 31, 2005 financial results. Such distributions would be restricted, however, if Charter Holdings fails to meet these tests. In the past, Charter Holdings has from time to time failed to meet this leverage ratio test. There can be no assurance that Charter Holdings will satisfy these tests at the time of such distribution. During periods in which distributions are restricted, the indentures governing the Charter Holdings notes permit Charter Holdings and its subsidiaries to make specified investments (that are not restricted payments) in Charter Holdco or Charter up to an amount determined by a formula, as long as there is no default under the indentures.

3.	Summary of Significant Accounting Policies

Cash Equivalents
      The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. These investments are carried at cost, which approximates market value.

Property, Plant and Equipment
      Property, plant and equipment are recorded at cost, including all material, labor and certain indirect costs associated with the construction of cable transmission and distribution facilities. While the Company’s capitalization is based on specific activities, once capitalized, costs are tracked by fixed asset category at the cable system level and not on a specific asset basis. Costs associated with initial customer installations and the additions of network equipment necessary to enable advanced services are capitalized. Costs capitalized as part of initial customer installations include materials, labor, and certain indirect costs. Indirect costs are associated with the activities of the Company’s personnel who assist in connecting and activating the new service and consist of compensation and indirect costs associated with these support functions. Indirect costs primarily include employee benefits and payroll taxes, direct variable costs associated with capitalizable activities, consisting primarily of installation and construction vehicle costs, the cost of dispatch personnel and indirect costs directly attributable to capitalizable activities. The costs of disconnecting service at a customer’s dwelling or reconnecting service to a previously installed dwelling are charged to operating expense in the period incurred. Costs for repairs and maintenance are charged to operating expense as incurred, while plant and equipment replacement and betterments, including replacement of cable drops from the pole to the dwelling, are capitalized.
      Depreciation is recorded using the straight-line composite method over management’s estimate of the useful lives of the related assets as follows:

Cable distribution systems	7-20 years
Customer equipment and installations	3-5 years
Vehicles and equipment	1-5 years
Buildings and leasehold improvements	5-15 years
Furniture, fixtures and equipment	5 years

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Asset Retirement Obligations
      Certain of the Company’s franchise agreements and leases contain provisions requiring the Company to restore facilities or remove equipment in the event that the franchise or lease agreement is not renewed. The Company expects to continually renew its franchise agreements and has concluded that substantially all of the related franchise rights are indefinite lived intangible assets. Accordingly, the possibility is remote that the Company would be required to incur significant restoration or removal costs related to these franchise agreements in the foreseeable future. Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, as interpreted by Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations — an Interpretation of FASB Statement No. 143, requires that a liability be recognized for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The Company has not recorded an estimate for potential franchise related obligations but would record an estimated liability in the unlikely event a franchise agreement containing such a provision were no longer expected to be renewed. The Company also expects to renew many of its lease agreements related to the continued operation of its cable business in the franchise areas. For the Company’s lease agreements, the liabilities related to the removal provisions, where applicable, have been recorded and are not significant to the financial statements.

Franchises
      Franchise rights represent the value attributed to agreements with local authorities that allow access to homes in cable service areas acquired through the purchase of cable systems. Management estimates the fair value of franchise rights at the date of acquisition and determines if the franchise has a finite life or an indefinite-life as defined by SFAS No. 142, Goodwill and Other Intangible Assets. All franchises that qualify for indefinite-life treatment under SFAS No. 142 are no longer amortized against earnings but instead are tested for impairment annually as of October 1, or more frequently as warranted by events or changes in circumstances (see Note 7). The Company concluded that 99% of its franchises qualify for indefinite-life treatment; however, certain franchises did not qualify for indefinite-life treatment due to technological or operational factors that limit their lives. These franchise costs are amortized on a straight-line basis over 10 years. Costs incurred in renewing cable franchises are deferred and amortized over 10 years.

Other Noncurrent Assets
      Other noncurrent assets primarily include deferred financing costs, governmental securities, investments in equity securities and goodwill. Costs related to borrowings are deferred and amortized to interest expense over the terms of the related borrowings.
      Investments in equity securities are accounted for at cost, under the equity method of accounting or in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Charter recognizes losses for any decline in value considered to be other than temporary. Certain marketable equity securities are classified as available-for-sale and reported at market value with unrealized gains and losses recorded as accumulated other comprehensive income or loss.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following summarizes investment information as of and for the years ended December 31, 2005 and 2004:

	Carrying		Gain (Loss) for
	Value at		the Years Ended
	December 31,		December 31,

	2005	2004	2005	2004	2003

Equity investments, under the cost method	$27	$8	$—	$(3)	$(2)
Equity investments, under the equity method	13	24	22	6	2

	$40	$32	$22	$3	$—

      The gain on equity investments, under the equity method for the year ended December 31, 2005 primarily represents a gain realized on an exchange of the Company’s interest in an equity investee for an investment in a larger enterprise. Such amounts are included in other, net in the statements of operations.

Valuation of Property, Plant and Equipment
      The Company evaluates the recoverability of long-lived assets to be held and used for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable using asset groupings consistent with those used to evaluate franchises. Such events or changes in circumstances could include such factors as impairment of the Company’s indefinite life franchise under SFAS No. 142, changes in technological advances, fluctuations in the fair value of such assets, adverse changes in relationships with local franchise authorities, adverse changes in market conditions or a deterioration of operating results. If a review indicates that the carrying value of such asset is not recoverable from estimated undiscounted cash flows, the carrying value of such asset is reduced to its estimated fair value. While the Company believes that its estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect its evaluations of asset recoverability. No impairments of long-lived assets to be held and used were recorded in 2005, 2004 and 2003, however, approximately $39 million of impairment on assets held for sale was recorded for the year ended December 31, 2005 (see Note 4).

Derivative Financial Instruments
      The Company accounts for derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. For those instruments which qualify as hedging activities, related gains or losses are recorded in accumulated other comprehensive income. For all other derivative instruments, the related gains or losses are recorded in the income statement. The Company uses interest rate risk management derivative instruments, such as interest rate swap agreements, interest rate cap agreements and interest rate collar agreements (collectively referred to herein as interest rate agreements) as required under the terms of the credit facilities of the Company’s subsidiaries. The Company’s policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, the Company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate cap agreements are used to lock in a maximum interest rate should variable rates rise, but enable the Company to otherwise pay lower market rates. Interest rate collar agreements are used to limit exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates. The Company does not hold or issue any derivative financial instruments for trading purposes.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition
      Revenues from residential and commercial video, high-speed Internet and telephone services are recognized when the related services are provided. Advertising sales are recognized at estimated realizable values in the period that the advertisements are broadcast. Local governmental authorities impose franchise fees on the Company ranging up to a federally mandated maximum of 5% of gross revenues as defined in the franchise agreement. Such fees are collected on a monthly basis from the Company’s customers and are periodically remitted to local franchise authorities. Franchise fees are reported as revenues on a gross basis with a corresponding operating expense.

Programming Costs
      The Company has various contracts to obtain analog, digital and premium video programming from program suppliers whose compensation is typically based on a flat fee per customer. The cost of the right to exhibit network programming under such arrangements is recorded in operating expenses in the month the programming is available for exhibition. Programming costs are paid each month based on calculations performed by the Company and are subject to periodic audits performed by the programmers. Certain programming contracts contain launch incentives to be paid by the programmers. The Company receives these payments related to the activation of the programmer’s cable television channel and recognizes the launch incentives on a straight-line basis over the life of the programming agreement as a reduction of programming expense. This offset to programming expense was $40 million, $59 million and $63 million for the years ended December 31, 2005, 2004 and 2003, respectively. Programming costs included in the accompanying statement of operations were $1.4 billion, $1.3 billion and $1.2 billion for the years ended December 31, 2005, 2004 and 2003, respectively. As of December 31, 2005 and 2004, the deferred amount of launch incentives, included in other long-term liabilities, were $83 million and $105 million, respectively.

Advertising Costs
      Advertising costs associated with marketing the Company’s products and services are generally expensed as costs are incurred. Such advertising expense was $94 million, $70 million and $60 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Stock-Based Compensation
      The Company has historically accounted for stock-based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation. On January 1, 2003, the Company adopted the fair value measurement provisions of SFAS No. 123 using the prospective method under which the Company will recognize compensation expense of a stock-based award to an employee over the vesting period based on the fair value of the award on the grant date consistent with the method described in FIN No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. Adoption of these provisions resulted in utilizing a preferable accounting method as the consolidated financial statements will present the estimated fair value of stock-based compensation in expense consistently with other forms of compensation and other expense associated with goods and services received for equity instruments. In accordance with SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, the fair value method was applied only to awards granted or modified after January 1, 2003, whereas awards granted prior to such date were accounted for under APB No. 25, unless they were modified or settled in cash.
      SFAS No. 123 requires pro forma disclosure of the impact on earnings as if the compensation expense for these plans had been determined using the fair value method. The following table presents the

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Company’s net loss as reported and the pro forma amounts that would have been reported using the fair value method under SFAS No. 123 for the years presented:

	Year Ended December 31,

	2005	2004	2003

Net loss	$(425)	$(3,506)	$(15)
Add back stock-based compensation expense related to stock options included in reported net loss	14	31	4
Less employee stock-based compensation expense determined under fair value based method for all employee stock option awards	(14)	(33)	(30)
Effects of unvested options in stock option exchange (see Note 17)	—	48	—

Pro forma	$(425)	$(3,460)	$(41)

      The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used for grants during the years ended December 31, 2005, 2004 and 2003, respectively: risk-free interest rates of 4.0%, 3.3%, and 3.0%; expected volatility of 70.9%, 92.4% and 93.6%; and expected lives of 4.5 years, 4.6 years and 4.5 years, respectively. The valuations assume no dividends are paid.

Unfavorable Contracts and Other Settlements
      The Company recognized $5 million of benefit for the year ended December 31, 2004 related to changes in estimated legal reserves established as part of previous business combinations, which, based on an evaluation of current facts and circumstances, are no longer required.
      The Company recognized $72 million of benefit for the year ended December 31, 2003 as a result of the settlement of estimated liabilities recorded in connection with prior business combinations. The majority of this benefit (approximately $52 million) is due to the renegotiation of a major programming contract, for which a liability had been recorded for the above market portion of the agreement in conjunction with the Falcon acquisition in 1999 and the Bresnan acquisition in 2000. The remaining benefit relates to the reversal of previously recorded liabilities, which are no longer required.

Income Taxes
      CCH II is a single member limited liability company not subject to income tax. CCH II holds all operations through indirect subsidiaries. The majority of these indirect subsidiaries are limited liability companies that are also not subject to income tax. However, certain of CCH II’s indirect subsidiaries are corporations that are subject to income tax. The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of these indirect corporate subsidiaries’ assets and liabilities and expected benefits of utilizing net operating loss carryforwards. The impact on deferred taxes of changes in tax rates and tax law, if any, applied to the years during which temporary differences are expected to be settled, are reflected in the consolidated financial statements in the period of enactment (see Note 20).

Segments
      SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, established standards for reporting information about operating segments in annual financial statements and in interim financial reports issued to shareholders. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment.
      The Company’s operations are managed on the basis of geographic divisional operating segments. The Company has evaluated the criteria for aggregation of the geographic operating segments under paragraph 17 of SFAS No. 131 and believes it meets each of the respective criteria set forth. The Company delivers similar products and services within each of its geographic divisional operations. Each geographic and divisional service area utilizes similar means for delivering the programming of the Company’s services; have similarity in the type or class of customer receiving the products and services; distributes the Company’s services over a unified network; and operates within a consistent regulatory environment. In addition, each of the geographic divisional operating segments has similar economic characteristics. In light of the Company’s similar services, means for delivery, similarity in type of customers, the use of a unified network and other considerations across its geographic divisional operating structure, management has determined that the Company has one reportable segment, broadband services.

4.	Sale of Assets
      In 2006, the Company signed a definitive agreement to sell certain cable television systems serving a total of approximately 242,600 analog video customers in West Virginia and Virginia to Cebridge Connections, Inc. for a total of approximately $770 million. During the second quarter of 2006, the Company determined, based on changes in the Company’s organizational and cost structure, that its asset groupings for long lived asset accounting purposes are at the level of their individual market areas, which are at a level below the Company’s geographic clustering. As a result, the Company has determined that the West Virginia and Virginia cable systems comprise operations and cash flows that for financial reporting purposes meet the criteria for discontinued operations. Accordingly, the results of operations for the West Virginia and Virginia cable systems have been presented as discontinued operations, net of tax for the years ended December 31, 2005, 2004 and 2003. Relevant financial information in other footnotes herein have been updated to be consistent with this presentation.
      Summarized consolidated financial information for the years ended December 31, 2005, 2004 and 2003 for the West Virginia and Virginia cable systems is as follows:

	Year Ended December 31,

	2005	2004	2003

Revenues	$221	$217	$203
Income (loss) before minority interest, income taxes and cumulative effect of accounting change	$39	$(104)	$32
      In 2005, the Company closed the sale of certain cable systems in Texas, West Virginia and Nebraska, representing a total of approximately 33,000 analog video customers. During the year ended December 31, 2005, those cable systems met the criteria for assets held for sale under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. As such, the assets were written down to fair value less estimated costs to sell resulting in asset impairment charges during the year ended December 31, 2005 of approximately $39 million.
      In 2004, the Company closed the sale of certain cable systems in Florida, Pennsylvania, Maryland, Delaware, New York and West Virginia to Atlantic Broadband Finance, LLC. These transactions resulted in a $106 million gain recorded as a gain on sale of assets in the Company’s consolidated statements of operations. The total net proceeds from the sale of all of these systems were approximately $735 million. The proceeds were used to repay a portion of amounts outstanding under the Company’s revolving credit facility.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Allowance for Doubtful Accounts
      Activity in the allowance for doubtful accounts is summarized as follows for the years presented:

	Year Ended
	December 31,

	2005	2004	2003

Balance, beginning of year	$15	$17	$19
Charged to expense	76	92	79
Uncollected balances written off, net of recoveries	(74)	(94)	(81)

Balance, end of year	$17	$15	$17

6.	Property, Plant and Equipment
      Property, plant and equipment consists of the following as of December 31, 2005 and 2004:

	2005	2004

Cable distribution systems	$7,035	$6,555
Customer equipment and installations	3,934	3,497
Vehicles and equipment	462	419
Buildings and leasehold improvements	525	518
Furniture, fixtures and equipment	556	263

	12,512	11,252
Less: accumulated depreciation	(6,712)	(5,142)

	$5,800	$6,110

      The Company periodically evaluates the estimated useful lives used to depreciate its assets and the estimated amount of assets that will be abandoned or have minimal use in the future. A significant change in assumptions about the extent or timing of future asset retirements, or in the Company’s use of new technology and upgrade programs, could materially affect future depreciation expense.
      Depreciation expense for each of the years ended December 31, 2005, 2004 and 2003 was $1.4 billion.

7.	Franchises and Goodwill
      Franchise rights represent the value attributed to agreements with local authorities that allow access to homes in cable service areas acquired through the purchase of cable systems. Management estimates the fair value of franchise rights at the date of acquisition and determines if the franchise has a finite life or an indefinite-life as defined by SFAS No. 142, Goodwill and Other Intangible Assets. Franchises that qualify for indefinite-life treatment under SFAS No. 142 are tested for impairment annually each October 1 based on valuations, or more frequently as warranted by events or changes in circumstances. Such test resulted in a total franchise impairment of approximately $3.3 billion during the third quarter of 2004. The 2003 and 2005 annual impairment tests resulted in no impairment. Franchises are aggregated into essentially inseparable asset groups to conduct the valuations. The asset groups generally represent geographic clustering of the Company’s cable systems into groups by which such systems are managed. Management believes such grouping represents the highest and best use of those assets.
      The Company’s valuations, which are based on the present value of projected after tax cash flows, result in a value of property, plant and equipment, franchises, customer relationships and its total entity

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
value. The value of goodwill is the difference between the total entity value and amounts assigned to the other assets.
      Franchises, for valuation purposes, are defined as the future economic benefits of the right to solicit and service potential customers (customer marketing rights), and the right to deploy and market new services such as interactivity and telephone to the potential customers (service marketing rights). Fair value is determined based on estimated discounted future cash flows using assumptions consistent with internal forecasts. The franchise after-tax cash flow is calculated as the after-tax cash flow generated by the potential customers obtained and the new services added to those customers in future periods. The sum of the present value of the franchises’ after-tax cash flow in years 1 through 10 and the continuing value of the after-tax cash flow beyond year 10 yields the fair value of the franchise.
      The Company follows the guidance of Emerging Issues Task Force (“EITF”) Issue 02-17, Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination, in valuing customer relationships. Customer relationships, for valuation purposes, represent the value of the business relationship with existing customers and are calculated by projecting future after-tax cash flows from these customers including the right to deploy and market additional services such as interactivity and telephone to these customers. The present value of these after-tax cash flows yields the fair value of the customer relationships. Substantially all acquisitions occurred prior to January 1, 2002. The Company did not record any value associated with the customer relationship intangibles related to those acquisitions. For acquisitions subsequent to January 1, 2002 the Company did assign a value to the customer relationship intangible, which is amortized over its estimated useful life.
      In September 2004, the SEC staff issued EITF Topic D-108 which requires the direct method of separately valuing all intangible assets and does not permit goodwill to be included in franchise assets. The Company adopted Topic D-108 in its impairment assessment as of September 30, 2004 that resulted in a total franchise impairment of approximately $3.3 billion. The Company recorded a cumulative effect of accounting change of $840 million (approximately $875 million before tax effects of $16 million and minority interest effects of $19 million) for the year ended December 31, 2004 representing the portion of the Company’s total franchise impairment attributable to no longer including goodwill with franchise assets. The remaining $2.4 billion of the total franchise impairment was attributable to the use of lower projected growth rates and the resulting revised estimates of future cash flows in the Company’s valuation, and was recorded as impairment of franchises in the Company’s accompanying consolidated statements of operations for the year ended December 31, 2004. Sustained analog video customer losses by the Company in the third quarter of 2004 primarily as a result of increased competition from direct broadcast satellite providers and decreased growth rates in the Company’s high-speed Internet customers in the third quarter of 2004, in part, as a result of increased competition from digital subscriber line service providers led to the lower projected growth rates and the revised estimates of future cash flows from those used at October 1, 2003.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As of December 31, 2005 and 2004, indefinite-lived and finite-lived intangible assets are presented in the following table:

	December 31,

	2005			2004

	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Indefinite-lived intangible assets:
Franchises with indefinite lives	$9,806	$—	$9,806	$9,845	$—	$9,845
Goodwill	52	—	52	52	—	52

	$9,858	$—	$9,858	$9,897	$—	$9,897

Finite-lived intangible assets:
Franchises with finite lives	$27	$7	$20	$37	$4	$33

      For the years ended December 31, 2005 and 2004, the net carrying amount of indefinite-lived franchises was reduced by $52 million and $490 million, respectively, related to the sale of cable systems (see Note 4). Additionally, in 2005 and 2004, approximately $13 million and $37 million, respectively, of franchises that were previously classified as finite-lived were reclassified to indefinite-lived, based on the Company’s renewal of these franchise assets in 2005 and 2004. Franchise amortization expense for the years ended December 31, 2005, 2004 and 2003 was $4 million, $3 million and $7 million, respectively, which represents the amortization relating to franchises that did not qualify for indefinite-life treatment under SFAS No. 142, including costs associated with franchise renewals. The Company expects that amortization expense on franchise assets will be approximately $2 million annually for each of the next five years. Actual amortization expense in future periods could differ from these estimates as a result of new intangible asset acquisitions or divestitures, changes in useful lives and other relevant factors.

8.	Accounts Payable and Accrued Expenses
      Accounts payable and accrued expenses consist of the following as of December 31, 2005 and 2004:

	2005	2004

Accounts payable — trade	$100	$138
Accrued capital expenditures	73	60
Accrued expenses:
Interest	166	149
Programming costs	272	278
Franchise related fees	67	67
Compensation	60	47
Other	185	210

	$923	$949

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Long-Term Debt
      Long-term debt consists of the following as of December 31, 2005 and 2004:

	2005		2004

	Principal	Accreted	Principal	Accreted
	Amount	Value	Amount	Value

Long-Term Debt
CCH II:
10.250% senior notes due 2010	$1,601	$1,601	$1,601	$1,601
CCO Holdings:
8 3/4% senior notes due 2013	800	794	500	500
Senior floating notes due 2010	550	550	550	550
Charter Operating:
8% senior second-lien notes due 2012	1,100	1,100	1,100	1,100
8 3/8% senior second-lien notes due 2014	733	733	400	400
Renaissance Media Group LLC:
10.000% senior discount notes due 2008	114	115	114	116
CC V Holdings, LLC:
11.875% senior discount notes due 2008	—	—	113	113
Credit Facilities
Charter Operating	5,731	5,731	5,515	5,515

	$10,629	$10,624	$9,893	$9,895

      The accreted values presented above generally represent the principal amount of the notes less the original issue discount at the time of sale plus the accretion to the balance sheet date.
      In January 2006, the Company issued $450 million in debt securities, the proceeds of which will be provided, directly or indirectly, to Charter Operating, which will use such funds to reduce borrowings, but not commitments, under the revolving portion of its credit facilities.
      In October 2005, CCO Holdings and CCO Holdings Capital Corp., as guarantor thereunder, entered into the Bridge Loan with the Lenders whereby the Lenders committed to make loans to CCO Holdings in an aggregate amount of $600 million. Upon the issuance of $450 million of CCH II notes discussed above, the commitment under the bridge loan agreement was reduced to $435 million. CCO Holdings may draw upon the facility between January 2, 2006 and September 29, 2006 and the loans will mature on the sixth anniversary of the first borrowing under the bridge loan. Each loan will accrue interest at a rate equal to an adjusted LIBOR rate plus a spread. The spread will initially be 450 basis points and will increase (a) by an additional 25 basis points at the end of the six-month period following the date of the first borrowing, (b) by an additional 25 basis points at the end of each of the next two subsequent three month periods and (c) by 62.5 basis points at the end of each of the next two subsequent three-month periods. CCO Holdings will be required to prepay loans from the net proceeds from (i) the issuance of equity or incurrence of debt by Charter and its subsidiaries, with certain exceptions, and (ii) certain asset sales (to the extent not used for other purposes permitted under the bridge loan).
      In August 2005, CCO Holdings issued $300 million in debt securities, the proceeds of which were used for general corporate purposes, including the payment of distributions to its parent companies, including Charter Holdings, to pay interest expense.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In March and June 2005, Charter Operating consummated exchange transactions with a small number of institutional holders of Charter Holdings 8.25% senior notes due 2007 pursuant to which Charter Operating issued, in private placements, approximately $333 million principal amount of new notes with terms identical to Charter Operating’s 8.375% senior second lien notes due 2014 in exchange for approximately $346 million of the Charter Holdings 8.25% senior notes due 2007. The Charter Holdings notes received in the exchange were thereafter distributed to Charter Holdings and cancelled.

Loss on Extinguishment of Debt
      In March 2005, CCH II’s subsidiary, CC V Holdings, LLC, redeemed all of its 11.875% notes due 2008, at 103.958% of principal amount, plus accrued and unpaid interest to the date of redemption. The total cost of redemption was approximately $122 million and was funded through borrowings under the Charter Operating credit facilities. The redemption resulted in a loss on extinguishment of debt for the year ended December 31, 2005 of approximately $5 million. Following such redemption, CC V Holdings, LLC and its subsidiaries (other than non-guarantor subsidiaries) guaranteed the Charter Operating credit facilities and granted a lien on all of their assets as to which a lien can be perfected under the Uniform Commercial Code by the filing of a financing statement.
      In April 2004, CCH II’s indirect subsidiaries, Charter Operating and Charter Communications Operating Capital Corp., sold $1.5 billion of senior second-lien notes in a private transaction. Additionally, Charter Operating amended and restated its $5.1 billion credit facilities, among other things, to defer maturities and increase availability under those facilities to approximately $6.5 billion, consisting of a $1.5 billion six-year revolving credit facility, a $2.0 billion six-year term loan facility and a $3.0 billion seven-year term loan facility. Charter Operating used the additional borrowings under the amended and restated credit facilities, together with proceeds from the sale of the Charter Operating senior second-lien notes to refinance the credit facilities of its subsidiaries, CC VI Operating Company, LLC (“CC VI Operating”), Falcon Cable Communications, LLC (“Falcon Cable”), and CC VIII Operating, LLC (“CC VIII Operating”), all in concurrent transactions. In addition, Charter Operating was substituted as the lender in place of the banks under those subsidiaries’ credit facilities. These transactions resulted in a net loss on extinguishment of debt of $21 million for the year ended December 31, 2004.
      CCH II Notes. In September 2003, CCH II and CCH II Capital Corp. jointly issued $1.6 billion total principal amount of 10.25% senior notes due 2010 and in January 2006, they issued an additional $450 million principal amount of these notes. The CCH II notes are general unsecured obligations of CCH II and CCH II Capital Corp. They rank equally with all other current or future unsubordinated obligations of CCH II and CCH II Capital Corp. The CCH II notes are structurally subordinated to all obligations of subsidiaries of CCH II, including the CCO Holdings notes, the Renaissance notes, the Charter Operating notes and the Charter Operating credit facilities.
      Interest on the CCH II notes accrues at 10.25% per annum and is payable semi-annually in arrears on each March 15 and September 15.
      At any time prior to September 15, 2006, in the event of a qualified equity offering providing sufficient proceeds, the issuers of the CCH II notes may redeem up to 35% of the total principal amount of the CCH II notes on a pro rata basis at a redemption price equal to 110.25% of the principal amount of CCH II notes redeemed, plus any accrued and unpaid interest.
      On or after September 15, 2008, the issuers of the CCH II notes may redeem all or a part of the notes at a redemption price that declines ratably from the initial redemption price of 105.125% to a redemption price on or after September 15, 2009 of 100.0% of the principal amount of the CCH II notes redeemed, plus, in each case, any accrued and unpaid interest.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In the event of specified change of control events, CCH II must offer to purchase the outstanding CCH II notes from the holders at a purchase price equal to 101% of the total principal amount of the notes, plus any accrued and unpaid interest.
      The indenture governing the CCH II notes contains restrictive covenants that limit certain transactions or activities by CCH II and its restricted subsidiaries. Substantially all of CCH II’s direct and indirect subsidiaries are currently restricted subsidiaries.

CCO Holdings Notes.

8 3/4% Senior Notes due 2013
      In November 2003 and August 2005, CCO Holdings and CCO Holdings Capital Corp. jointly issued $500 million and $300 million, respectively, total principal amount of 8 3/4% senior notes due 2013. The CCO Holdings notes are general unsecured obligations of CCO Holdings and CCO Holdings Capital Corp. They rank equally with all other current or future unsubordinated obligations of CCO Holdings and CCO Holdings Capital Corp. The CCO Holdings notes are structurally subordinated to all obligations of CCO Holdings’ subsidiaries, including the Renaissance notes, the Charter Operating notes and the Charter Operating credit facilities. As of December 31, 2005, there was $800 million in total principal amount outstanding and $794 million in accreted value outstanding.
      Interest on the CCO Holdings senior notes accrues at 8 3/4% per year and is payable semi-annually in arrears on each May 15 and November 15.
      At any time prior to November 15, 2006, the issuers of the CCO Holdings senior notes may redeem up to 35% of the total principal amount of the CCO Holdings senior notes to the extent of public equity proceeds they have received on a pro rata basis at a redemption price equal to 108.75% of the principal amount of CCO Holdings senior notes redeemed, plus any accrued and unpaid interest.
      On or after November 15, 2008, the issuers of the CCO Holdings senior notes may redeem all or a part of the notes at a redemption price that declines ratably from the initial redemption price of 104.375% to a redemption price on or after November 15, 2011 of 100.0% of the principal amount of the CCO Holdings senior notes redeemed, plus, in each case, any accrued and unpaid interest.
      In the event of specified change of control events, CCO Holdings must offer to purchase the outstanding CCO Holdings senior notes from the holders at a purchase price equal to 101% of the total principal amount of the notes, plus any accrued and unpaid interest.

Senior Floating Rate Notes Due 2010
      In December 2004, CCO Holdings and CCO Holdings Capital Corp. jointly issued $550 million total principal amount of senior floating rate notes due 2010. The CCO Holdings notes are general unsecured obligations of CCO Holdings and CCO Holdings Capital Corp. They rank equally with all other current or future unsubordinated obligations of CCO Holdings and CCO Holdings Capital Corp. The CCO Holdings notes are structurally subordinated to all obligations of CCO Holdings’ subsidiaries, including the Renaissance notes, the Charter Operating notes and the Charter Operating credit facilities.
      Interest on the CCO Holdings senior floating rate notes accrues at the LIBOR rate (4.53% and 2.56% as of December 31, 2005 and 2004, respectively) plus 4.125% annually, from the date interest was most recently paid. Interest is reset and payable quarterly in arrears on each March 15, June 15, September 15 and December 15.
      At any time prior to December 15, 2006, the issuers of the senior floating rate notes may redeem up to 35% of the notes in an amount not to exceed the amount of proceeds of one or more public equity

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
offerings at a redemption price equal to 100% of the principal amount, plus a premium equal to the interest rate per annum applicable to the notes on the date notice of redemption is given, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of the original aggregate principal amount of the notes issued remains outstanding after the redemption.
      The issuers of the senior floating rate notes may redeem the notes in whole or in part at the issuers’ option from December 15, 2006 until December 14, 2007 for 102% of the principal amount, from December 15, 2007 until December 14, 2008 for 101% of the principal amount and from and after December 15, 2008, at par, in each case, plus accrued and unpaid interest.
      The indentures governing the CCO Holdings senior notes contain restrictive covenants that limit certain transactions or activities by CCO Holdings and its restricted subsidiaries. Substantially all of CCO Holdings’ direct and indirect subsidiaries are currently restricted subsidiaries.
      In the event of specified change of control events, CCO Holdings must offer to purchase the outstanding CCO Holdings senior notes from the holders at a purchase price equal to 101% of the total principal amount of the notes, plus any accrued and unpaid interest.
      Charter Operating Notes. On April 27, 2004, Charter Operating and Charter Communications Operating Capital Corp. jointly issued $1.1 billion of 8% senior second-lien notes due 2012 and $400 million of 8 3/8% senior second-lien notes due 2014, for total gross proceeds of $1.5 billion. In March and June 2005, Charter Operating consummated exchange transactions with a small number of institutional holders of Charter Holdings 8.25% senior notes due 2007 pursuant to which Charter Operating issued, in private placement transactions, approximately $333 million principal amount of its 8 3/8% senior second-lien notes due 2014 in exchange for approximately $346 million of the Charter Holdings 8.25% senior notes due 2007. Interest on the Charter Operating notes is payable semi-annually in arrears on each April 30 and October 30.
      The Charter Operating notes were sold in a private transaction that was not subject to the registration requirements of the Securities Act of 1933. The Charter Operating notes are not expected to have the benefit of any exchange or other registration rights, except in specified limited circumstances. On the issue date of the Charter Operating notes, because of restrictions contained in the Charter Holdings indentures, there were no Charter Operating note guarantees, even though Charter Operating’s immediate parent, CCO Holdings, and certain of the Company’s subsidiaries were obligors and/or guarantors under the Charter Operating credit facilities. Upon the occurrence of the guarantee and pledge date (generally, the fifth business day after the Charter Holdings leverage ratio was certified to be below 8.75 to 1.0), CCO Holdings and those subsidiaries of Charter Operating that were then guarantors of, or otherwise obligors with respect to, indebtedness under the Charter Operating credit facilities and related obligations were required to guarantee the Charter Operating notes. The note guarantee of each such guarantor is:

•	a senior obligation of such guarantor;

•	structurally senior to the outstanding CCO Holdings notes (except in the case of CCO Holdings’ note guarantee, which is structurally pari passu with such senior notes), the outstanding CCH II notes, the outstanding CCH I notes, the outstanding CIH notes, the outstanding Charter Holdings notes and the outstanding Charter convertible senior notes (but subject to provisions in the Charter Operating indenture that permit interest and, subject to meeting the 4.25 to 1.0 leverage ratio test, principal payments to be made thereon); and

•	senior in right of payment to any future subordinated indebtedness of such guarantor.
      As a result of the above leverage ratio test being met, CCO Holdings and certain of its subsidiaries provided the additional guarantees described above during the first quarter of 2005.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      All the subsidiaries of Charter Operating (except CCO NR Sub, LLC, and certain other subsidiaries that are not deemed material and are designated as nonrecourse subsidiaries under the Charter Operating credit facilities) are restricted subsidiaries of Charter Operating under the Charter Operating notes. Unrestricted subsidiaries generally will not be subject to the restrictive covenants in the Charter Operating indenture.
      In the event of specified change of control events, Charter Operating must offer to purchase the Charter Operating notes at a purchase price equal to 101% of the total principal amount of the Charter Operating notes repurchased plus any accrued and unpaid interest thereon.
      The indenture governing the Charter Operating senior notes contains restrictive covenants that limit certain transactions or activities by Charter Operating and its restricted subsidiaries. Substantially all of Charter Operating’s direct and indirect subsidiaries are currently restricted subsidiaries.
      Renaissance Notes. In connection with the acquisition of Renaissance in April 1999, the Company assumed $163 million principal amount at maturity of 10.000% senior discount notes due 2008 of which $49 million was repurchased in May 1999. The Renaissance notes bear interest, payable semi-annually, on April 15 and October 15. The Renaissance notes are due on April 15, 2008. As of December 31, 2005, there was $114 million in total principal amount outstanding and $115 million in accreted value outstanding.
      CC V Holdings Notes. These notes were redeemed on March 14, 2005 and are therefore no longer outstanding.
      High-Yield Restrictive Covenants; Limitation on Indebtedness. The indentures governing the notes of the Company’s subsidiaries contain certain covenants that restrict the ability of CCH II, CCH II Capital Corp., CCO Holdings, CCO Holdings Capital Corp., Charter Operating, Charter Communications Operating Capital Corp., Renaissance Media Group, and all of their restricted subsidiaries to:

•	incur additional debt;

•	pay dividends on equity or repurchase equity;

•	make investments;

•	sell all or substantially all of their assets or merge with or into other companies;

•	sell assets;

•	enter into sale-leasebacks;

•	in the case of restricted subsidiaries, create or permit to exist dividend or payment restrictions with respect to the bond issuers, guarantee their parent companies debt, or issue specified equity interests;

•	engage in certain transactions with affiliates; and

•	grant liens.

Charter Operating Credit Facilities
      The Charter Operating credit facilities were amended and restated concurrently with the sale of $1.5 billion senior second-lien notes in April 2004, among other things, to defer maturities and increase availability under these facilities and to enable Charter Operating to acquire the interests of the lenders under the CC VI Operating, CC VIII Operating and Falcon credit facilities, thereby consolidating all credit facilities under one amended and restated Charter Operating credit agreement.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Charter Operating credit facilities provide borrowing availability of up to $6.5 billion as follows:

•	two term facilities:

(i) a Term A facility with a total principal amount of $2.0 billion, of which 12.5% matures in 2007, 30% matures in 2008, 37.5% matures in 2009 and 20% matures in 2010; and

(ii) a Term B facility with a total principal amount of $3.0 billion, which shall be repayable in 27 equal quarterly installments aggregating in each loan year to 1% of the original amount of the Term B facility, with the remaining balance due at final maturity in 2011; and

•	a revolving credit facility, in a total amount of $1.5 billion, with a maturity date in 2010.
      Amounts outstanding under the Charter Operating credit facilities bear interest, at Charter Operating’s election, at a base rate or the Eurodollar rate (4.06% to 4.50% as of December 31, 2005 and 2.07% to 2.28% as of December 31, 2004), as defined, plus a margin for Eurodollar loans of up to 3.00% for the Term A facility and revolving credit facility, and up to 3.25% for the Term B facility, and for base rate loans of up to 2.00% for the Term A facility and revolving credit facility, and up to 2.25% for the Term B facility. A quarterly commitment fee of up to .75% is payable on the average daily unborrowed balance of the revolving credit facilities.
      The obligations of our subsidiaries under the Charter Operating credit facilities (the “Obligations”) are guaranteed by Charter Operating’s immediate parent company, CCO Holdings, and the subsidiaries of Charter Operating, except for immaterial subsidiaries and subsidiaries precluded from guaranteeing by reason of the provisions of other indebtedness to which they are subject (the “non-guarantor subsidiaries,” primarily Renaissance and its subsidiaries). The Obligations are also secured by (i) a lien on all of the assets of Charter Operating and its subsidiaries (other than assets of the non-guarantor subsidiaries), to the extent such lien can be perfected under the Uniform Commercial Code by the filing of a financing statement, and (ii) a pledge by CCO Holdings of the equity interests owned by it in Charter Operating or any of Charter Operating’s subsidiaries, as well as intercompany obligations owing to it by any of such entities.
      Upon the Charter Holdings Leverage Ratio (as defined in the indenture governing the Charter Holdings senior notes and senior discount notes) being under 8.75 to 1.0, the Charter Operating credit facilities required that the 11.875% notes due 2008 issued by CC V Holdings, LLC be redeemed. Because such Leverage Ratio was determined to be under 8.75 to 1.0, CC V Holdings, LLC redeemed such notes in March 2005, and CC V Holdings, LLC and its subsidiaries (other than non-guarantor subsidiaries) became guarantors of the Obligations and have granted a lien on all of their assets as to which a lien can be perfected under the Uniform Commercial Code by the filing of a financing statement.
      As of December 31, 2005, outstanding borrowings under the Charter Operating credit facilities were approximately $5.7 billion and the unused total potential availability was approximately $553 million, none of which was limited by covenant restrictions.

Charter Operating Credit Facilities — Restrictive Covenants
      The Charter Operating credit facilities contain representations and warranties, and affirmative and negative covenants customary for financings of this type. The financial covenants measure performance against standards set for leverage, debt service coverage, and interest coverage, tested as of the end of each quarter. The maximum allowable leverage ratio is 4.25 to 1.0 until maturity, tested as of the end of each quarter beginning September 30, 2004. Additionally, the Charter Operating credit facilities contain provisions requiring mandatory loan prepayments under specific circumstances, including when significant amounts of assets are sold and the proceeds are not reinvested in assets useful in the business of the

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
borrower within a specified period, and upon the incurrence of certain indebtedness when the ratio of senior first lien debt to operating cash flow is greater than 2.0 to 1.0.
      The Charter Operating credit facilities permit Charter Operating and its subsidiaries to make distributions to pay interest on the Charter Operating senior second-lien notes, the CIH notes, the CCH I notes, the CCH II senior notes, the CCO Holdings senior notes, the Charter convertible senior notes, the CCHC notes and the Charter Holdings senior notes, provided that, among other things, no default has occurred and is continuing under the Charter Operating credit facilities. Conditions to future borrowings include absence of a default or an event of default under the Charter Operating credit facilities and the continued accuracy in all material respects of the representations and warranties, including the absence since December 31, 2003 of any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on our business.
      The events of default under the Charter Operating credit facilities include, among other things:

•	the failure to make payments when due or within the applicable grace period,

•	the failure to comply with specified covenants, including but not limited to a covenant to deliver audited financial statements with an unqualified opinion from our independent auditors,

•	the failure to pay or the occurrence of events that cause or permit the acceleration of other indebtedness owing by CCO Holdings, Charter Operating or Charter Operating’s subsidiaries in amounts in excess of $50 million in aggregate principal amount,

•	the failure to pay or the occurrence of events that result in the acceleration of other indebtedness owing by certain of CCO Holdings’ direct and indirect parent companies in amounts in excess of $200 million in aggregate principal amount,

•	Paul Allen and/or certain of his family members and/or their exclusively owned entities (collectively, the “Paul Allen Group”) ceasing to have the power, directly or indirectly, to vote at least 35% of the ordinary voting power of Charter Operating,

•	the consummation of any transaction resulting in any person or group (other than the Paul Allen Group) having power, directly or indirectly, to vote more than 35% of the ordinary voting power of Charter Operating, unless the Paul Allen Group holds a greater share of ordinary voting power of Charter Operating,

•	certain of Charter Operating’s indirect or direct parent companies having indebtedness in excess of $500 million aggregate principal amount which remains undefeased three months prior to the final maturity of such indebtedness, and

•	Charter Operating ceasing to be a wholly-owned direct subsidiary of CCO Holdings, except in certain very limited circumstances.

CCO Holdings Bridge Loan
      In October 2005, CCO Holdings and CCO Holdings Capital Corp., as guarantor thereunder, entered into the Bridge Loan) with JPMorgan Chase Bank, N.A., Credit Suisse, Cayman Islands Branch and Deutsche Bank AG Cayman Islands Branch (the “Lenders”) whereby the Lenders committed to make loans to CCO Holdings in an aggregate amount of $600 million. In January 2006, upon the issuance of $450 million of CCH II notes discussed above, the commitment under the bridge loan agreement was reduced to $435 million. CCO Holdings may draw upon the facility between January 2, 2006 and September 29, 2006 and the loans will mature on the sixth anniversary of the first borrowing under the Bridge Loan.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Beginning on the first anniversary of the first date that CCO Holdings borrows under the Bridge Loan and at any time thereafter, any Lender will have the option to receive “exchange notes” (the terms of which are described below, the “Exchange Notes”) in exchange for any loan that has not been repaid by that date. Upon the earlier of (x) the date that at least a majority of all loans that have been outstanding have been exchanged for Exchange Notes and (y) the date that is 18 months after the first date that CCO Holdings borrows under the Bridge Loan, the remainder of loans will be automatically exchanged for Exchange Notes.
      As conditions to each draw, (i) there shall be no default under the Bridge Loan, (ii) all the representations and warranties under the bridge loan shall be true and correct in all material respects and (iii) all conditions to borrowing under the Charter Operating credit facilities (with certain exceptions) shall be satisfied.
      The aggregate unused commitment will be reduced by 100% of the net proceeds from certain asset sales, to the extent such net proceeds have not been used to prepay loans or Exchange Notes. However, asset sales that generate net proceeds of less than $75 million will not be subject to such commitment reduction obligation, unless the aggregate net proceeds from such asset sales exceed $200 million, in which case the aggregate unused commitment will be reduced by the amount of such excess.
      CCO Holdings will be required to prepay loans (and redeem or offer to repurchase Exchange Notes, if issued) from the net proceeds from (i) the issuance of equity or incurrence of debt by Charter and its subsidiaries, with certain exceptions, and (ii) certain asset sales (to the extent not used for purposes permitted under the bridge loan).
      The covenants and events of default applicable to CCO Holdings under the Bridge Loan are similar to the covenants and events of default in the indenture for the senior secured notes of CCH I.
      The Exchange Notes will mature on the sixth anniversary of the first borrowing under the Bridge Loan. The Exchange Notes will bear interest at a rate equal to the rate that would have been borne by the loans. The same mandatory redemption provisions will apply to the Exchange Notes as applied to the loans, except that CCO Holdings will be required to make an offer to redeem upon the occurrence of a change of control at 101% of principal amount plus accrued and unpaid interest.
      The Exchange Notes will, if held by a person other than an initial lender or an affiliate thereof, be (a) non-callable for the first three years after the first borrowing date and (b) thereafter, callable at par plus accrued interest plus a premium equal to 50% of the coupon in effect on the first anniversary of the first borrowing date, which premium shall decline to 25% of such coupon in the fourth year and to zero thereafter. Otherwise, the Exchange Notes will be callable at any time at 100% of the amount thereof plus accrued and unpaid interest.
      Based upon outstanding indebtedness as of December 31, 2005, the amortization of term loans, scheduled reductions in available borrowings of the revolving credit facilities, and the maturity dates for all

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
senior and subordinated notes and debentures, total future principal payments on the total borrowings under all debt agreements as of December 31, 2005, are as follows:

Year	Amount

2006	$30
2007	280
2008	744
2009	779
2010	3,363
Thereafter	5,433

$10,629

      For the amounts of debt scheduled to mature during 2006, it is management’s intent to fund the repayments from borrowings on the Company’s revolving credit facility. The accompanying consolidated balance sheet reflects this intent by presenting all debt balances as long-term while the table above reflects actual debt maturities as of the stated date.

10.	Minority Interest
      Minority interest on the Company’s consolidated balance sheets as of December 31, 2005 and 2004 primarily represents preferred membership interests in CC VIII, LLC (“CC VIII”), an indirect subsidiary of CCH II, of $622 million and $656 million, respectively. As more fully described in Note 21, this preferred interest arises from approximately $630 million of preferred membership units issued by CC VIII in connection with an acquisition in February 2000 and was the subject of a dispute between Charter and Mr. Allen, Charter’s Chairman and controlling shareholder that was settled October 31, 2005. In conjunction with the settlement of this dispute and the related change in ownership interest, approximately 18.6% of CC VIII’s income or losses are allocated to minority interest in the Company’s consolidated statements of operations, including amounts estimated in prior years and the 2% accretion of the preferred membership interests.

11.	Comprehensive Income (Loss)
      Certain marketable equity securities are classified as available-for-sale and reported at market value with unrealized gains and losses recorded as accumulated other comprehensive loss on the accompanying consolidated balance sheets. Additionally, the Company reports changes in the fair value of interest rate agreements designated as hedging the variability of cash flows associated with floating-rate debt obligations, that meet the effectiveness criteria of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, in accumulated other comprehensive loss. Comprehensive loss for the years ended December 31, 2005 and 2004 was $408 million and $3.5 billion, respectively. Comprehensive income for the year ended December 31, 2003 was $33 million.

12.	Accounting for Derivative Instruments and Hedging Activities
      The Company uses interest rate risk management derivative instruments, such as interest rate swap agreements and interest rate collar agreements (collectively referred to herein as interest rate agreements) to manage its interest costs. The Company’s policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, the Company has agreed to exchange, at specified intervals through 2007, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate collar agreements are used to limit the

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Company’s exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates.
      The Company does not hold or issue derivative instruments for trading purposes. The Company does, however, have certain interest rate derivative instruments that have been designated as cash flow hedging instruments. Such instruments effectively convert variable interest payments on certain debt instruments into fixed payments. For qualifying hedges, SFAS No. 133 allows derivative gains and losses to offset related results on hedged items in the consolidated statement of operations. The Company has formally documented, designated and assessed the effectiveness of transactions that receive hedge accounting. For the years ended December 31, 2005, 2004 and 2003, net gain on derivative instruments and hedging activities includes gains of $3 million, $4 million and $8 million, respectively, which represent cash flow hedge ineffectiveness on interest rate hedge agreements arising from differences between the critical terms of the agreements and the related hedged obligations. Changes in the fair value of interest rate agreements designated as hedging instruments of the variability of cash flows associated with floating-rate debt obligations that meet the effectiveness criteria SFAS No. 133 are reported in accumulated other comprehensive loss. For the years ended December 31, 2005, 2004 and 2003, a gain of $16 million, $42 million and $48 million, respectively, related to derivative instruments designated as cash flow hedges, was recorded in accumulated other comprehensive loss. The amounts are subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on the floating-rate debt obligations affects earnings (losses).
      Certain interest rate derivative instruments are not designated as hedges as they do not meet the effectiveness criteria specified by SFAS No. 133. However, management believes such instruments are closely correlated with the respective debt, thus managing associated risk. Interest rate derivative instruments not designated as hedges are marked to fair value, with the impact recorded as gain (loss) on derivative instruments and hedging activities in the Company’s consolidated statement of operations. For the years ended December 31, 2005, 2004 and 2003, net gain on derivative instruments and hedging activities includes gains of $47 million, $65 million and $57 million, respectively, for interest rate derivative instruments not designated as hedges.
      As of December 31, 2005, 2004 and 2003, the Company had outstanding $1.8 billion, $2.7 billion and $3.0 billion and $20 million, $20 million and $520 million, respectively, in notional amounts of interest rate swaps and collars, respectively. The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to credit loss. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

13.	Fair Value of Financial Instruments
      The Company has estimated the fair value of its financial instruments as of December 31, 2005 and 2004 using available market information or other appropriate valuation methodologies. Considerable judgment, however, is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented in the accompanying consolidated financial statements are not necessarily indicative of the amounts the Company would realize in a current market exchange.
      The carrying amounts of cash, receivables, payables and other current assets and liabilities approximate fair value because of the short maturity of those instruments. The Company is exposed to market price risk volatility with respect to investments in publicly traded and privately held entities.
      The fair value of interest rate agreements represents the estimated amount the Company would receive or pay upon termination of the agreements. Management believes that the sellers of the interest rate agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate agreements are with certain of the participating banks under the Company’s credit facilities,

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
thereby reducing the exposure to credit loss. The Company has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the Company’s consolidated financial condition or results of operations.
      The estimated fair value of the Company’s notes and interest rate agreements at December 31, 2005 and 2004 are based on quoted market prices, and the fair value of the credit facilities is based on dealer quotations.
      A summary of the carrying value and fair value of the Company’s debt and related interest rate agreements at December 31, 2005 and 2004 is as follows:

	2005		2004

	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Debt
CCH II debt	$1,601	$1,592	$1,601	$1,698
CCO Holdings debt	1,344	1,299	1,050	1,064
Charter Operating debt	1,833	1,821	1,500	1,563
Credit facilities	5,731	5,719	5,515	5,502
Other	115	114	229	236
Interest Rate Agreements
Assets (Liabilities) Swaps	(4)	(4)	(69)	(69)
Collars	—	—	(1)	(1)
      The weighted average interest pay rate for the Company’s interest rate swap agreements was 9.51% and 8.07% at December 31, 2005 and 2004, respectively.

14.	Revenues
      Revenues consist of the following for the years presented:

	Year Ended December 31,

	2005	2004	2003

Video	$3,248	$3,217	$3,306
High-speed Internet	875	712	535
Telephone	36	18	14
Advertising sales	284	279	254
Commercial	266	227	196
Other	324	307	311

	$5,033	$4,760	$4,616

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Operating Expenses
      Operating expenses consist of the following for the years presented:

	Year Ended December 31,

	2005	2004	2003

Programming	$1,359	$1,264	$1,195
Service	748	638	595
Advertising sales	96	92	83

	$2,203	$1,994	$1,873

16.                 Selling, General and Administrative Expenses
      Selling, general and administrative expenses consist of the following for the years presented:

	Year Ended December 31,

	2005	2004	2003

General and administrative	$856	$815	$802
Marketing	142	119	103

	$998	$934	$905

      Components of selling expense are included in general and administrative and marketing expense.

17.	Stock Compensation Plans
      Charter grants stock options, restricted stock and other incentive compensation pursuant to the 2001 Stock Incentive Plan of Charter (the “2001 Plan”). Prior to 2001, options were granted under the 1999 Option Plan of Charter Holdco (the “1999 Plan”).
      The 1999 Plan provided for the grant of options to purchase membership units in Charter Holdco to current and prospective employees and consultants of Charter Holdco and its affiliates and current and prospective non-employee directors of Charter. Options granted generally vest over five years from the grant date, with 25% vesting 15 months after the anniversary of the grant date and ratably thereafter. Options not exercised accumulate and are exercisable, in whole or in part, in any subsequent period, but not later than 10 years from the date of grant. Membership units received upon exercise of the options are automatically exchanged into Class A common stock of Charter on a one-for-one basis.
      The 2001 Plan provides for the grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and/or shares of restricted stock (not to exceed 20,000,000), as each term is defined in the 2001 Plan. Employees, officers, consultants and directors of the Company and its subsidiaries and affiliates are eligible to receive grants under the 2001 Plan. Options granted generally vest over four years from the grant date, with 25% vesting on the anniversary of the grant date and ratably thereafter. Generally, options expire 10 years from the grant date.
      The 2001 Plan allows for the issuance of up to a total of 90,000,000 shares of Charter Class A common stock (or units convertible into Charter Class A common stock). The total shares available reflect a July 2003 amendment to the 2001 Plan approved by the board of directors and the shareholders of Charter to increase available shares by 30,000,000 shares. In 2001, any shares covered by options that terminated under the 1999 Plan were transferred to the 2001 Plan, and no new options can be granted under the 1999 Plan.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In the years ended December 31, 2005, 2004 and 2003, certain directors were awarded a total of 492,225, 182,932 and 80,603 shares, respectively, of restricted Charter Class A common stock of which 44,121 shares had been cancelled as of December 31, 2005. The shares vest one year from the date of grant. In 2005, 2004 and 2003, in connection with new employment agreements, certain officers were awarded 2,987,500, 50,000 and 50,000 shares, respectively, of restricted Charter Class A common stock of which 68,750 shares had been cancelled as of December 31, 2005. The shares vest annually over a one to three-year period beginning from the date of grant. As of December 31, 2005, deferred compensation remaining to be recognized in future period totaled $2 million.
      A summary of the activity for Charter’s stock options, excluding granted shares of restricted Charter Class A common stock, for the years ended December 31, 2005, 2004 and 2003, is as follows (amounts in thousands, except per share data):

	2005		2004		2003

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Options outstanding, beginning of period	24,835	$6.57	47,882	$12.48	53,632	$14.22
Granted	10,810	1.36	9,405	4.88	7,983	3.53
Exercised	(17)	1.11	(839)	2.02	(165)	3.96
Cancelled	(6,501)	7.40	(31,613)	15.16	(13,568)	14.10

Options outstanding, end of period	29,127	$4.47	24,835	$6.57	47,882	$12.48

Weighted average remaining contractual life	8 years		8 years		8 years

Options exercisable, end of period	9,999	$7.80	7,731	$10.77	22,861	$16.36

Weighted average fair value of options granted	$0.65		$3.71		$2.71

      The following table summarizes information about stock options outstanding and exercisable as of December 31, 2005:

	Options Outstanding			Options Exercisable

		Weighted-			Weighted-
		Average	Weighted-		Average	Weighted-
		Remaining	Average		Remaining	Average
Range of	Number	Contractual	Exercise	Number	Contractual	Exercise
Exercise Prices	Outstanding	Life	Price	Exercisable	Life	Price

	(In thousands)			(In thousands)
$ 1.11 - $ 1.60	12,565	9 years	$1.39	1,297	9 years	$1.49
$ 2.85 - $ 4.56	5,906	7 years	3.40	3,028	7 years	3.33
$ 5.06 - $ 5.17	6,970	8 years	5.15	2,187	8 years	5.13
$ 9.13 - $13.68	1,712	6 years	10.96	1,513	6 years	11.10
$13.96 - $23.09	1,974	4 years	19.24	1,974	4 years	19.24
      On January 1, 2003, the Company adopted the fair value measurement provisions of SFAS No. 123, under which the Company recognizes compensation expense of a stock-based award to an employee over the vesting period based on the fair value of the award on the grant date. Adoption of these provisions resulted in utilizing a preferable accounting method as the consolidated financial statements present the estimated fair value of stock-based compensation in expense consistently with other forms of compensation

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and other expense associated with goods and services received for equity instruments. In accordance with SFAS No. 123, the fair value method will be applied only to awards granted or modified after January 1, 2003, whereas awards granted prior to such date will continue to be accounted for under APB No. 25, unless they are modified or settled in cash. The ongoing effect on consolidated results of operations or financial condition will be dependent upon future stock based compensation awards granted. The Company recorded $14 million, $31 million and $4 million of option compensation expense for the years ended December 31, 2005, 2004 and 2003, respectively.
      In January 2004, Charter began an option exchange program in which the Company offered its employees the right to exchange all stock options (vested and unvested) under the 1999 Charter Communications Option Plan and 2001 Stock Incentive Plan that had an exercise price over $10 per share for shares of restricted Charter Class A common stock or, in some instances, cash. Based on a sliding exchange ratio, which varied depending on the exercise price of an employees outstanding options, if an employee would have received more than 400 shares of restricted stock in exchange for tendered options, Charter issued that employee shares of restricted stock in the exchange. If, based on the exchange ratios, an employee would have received 400 or fewer shares of restricted stock in exchange for tendered options, Charter instead paid the employee cash in an amount equal to the number of shares the employee would have received multiplied by $5.00. The offer applied to options (vested and unvested) to purchase a total of 22,929,573 shares of Charter Class A common stock, or approximately 48% of Charter’s 47,882,365 total options issued and outstanding as of December 31, 2003. Participation by employees was voluntary. Those members of Charter’s board of directors who were not also employees of the Company or any of its subsidiaries were not eligible to participate in the exchange offer.
      In the closing of the exchange offer on February 20, 2004, Charter accepted for cancellation eligible options to purchase approximately 18,137,664 shares of its Class A common stock. In exchange, Charter granted 1,966,686 shares of restricted stock, including 460,777 performance shares to eligible employees of the rank of senior vice president and above, and paid a total cash amount of approximately $4 million (which amount includes applicable withholding taxes) to those employees who received cash rather than shares of restricted stock. The restricted stock was granted on February 25, 2004. Employees tendered approximately 79% of the options eligible to be exchanged under the program.
      The cost to the Company of the stock option exchange program was approximately $10 million, with a 2004 cash compensation expense of approximately $4 million and a non-cash compensation expense of approximately $6 million to be expensed ratably over the three-year vesting period of the restricted stock in the exchange.
      In January 2004, the Compensation Committee of the board of directors of Charter approved Charter’s Long-Term Incentive Program (“LTIP”), which is a program administered under the 2001 Stock Incentive Plan. Under the LTIP, employees of Charter and its subsidiaries whose pay classifications exceed a certain level are eligible to receive stock options, and more senior level employees are eligible to receive stock options and performance shares. The stock options vest 25% on each of the first four anniversaries of the date of grant. The performance shares vest on the third anniversary of the grant date and shares of Charter Class A common stock are issued, conditional upon Charter’s performance against financial performance measures established by Charter’s management and approved by its board of directors as of the time of the award. Charter granted 3.2 million and 6.9 million shares in 2005 and 2004, respectively, under this program and recognized expense of $1 million and $8 million in the first three quarters of 2005 and 2004, respectively. However, in the fourth quarter of 2005 and 2004, the Company reversed the entire $1 million and $8 million, respectively, of expense based on the Company’s assessment of the probability of achieving the financial performance measures established by Charter and required to be met for the performance shares to vest. In February 2006, Charter’s Compensation Committee approved a modification to the financial performance measures required to be met for the 2005

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
performance shares to vest after which management believes that a approximately 2.5 million of the performance shares are likely to vest. As such, expense of approximately $3 million will be amortized over the remaining two year service period.

18.	Hurricane Asset Retirement Loss
      Certain of the Company’s cable systems in Louisiana suffered significant plant damage as a result of hurricanes Katrina and Rita in September 2005. As a result, the Company wrote off $19 million of its plants’ net book value in the third quarter of 2005.

19.	Special Charges
      In the fourth quarter of 2002, the Company began a workforce reduction program and consolidation of its operations from three divisions and ten regions into five operating divisions, eliminating redundant practices and streamlining its management structure. The Company has recorded special charges as a result of reducing its workforce, executive severance and consolidating administrative offices in 2003, 2004 and 2005. The activity associated with this initiative is summarized in the table below.

				Total
				Special
	Severance/Leases	Litigation	Other	Charge

Balance at December 31, 2002	$31
Special Charges	26	$—	$(5)	$21
Payments	(43)

Balance at December 31, 2003	14
Special Charges	12	$92	$—	$104
Payments	(20)

Balance at December 31, 2004	6
Special Charges	6	$1	$—	$7
Payments	(8)

Balance at December 31, 2005	$4

      For the year ended December 31, 2003, the severance and lease costs were offset by a $5 million settlement from the Internet service provider Excite@Home related to the conversion of high-speed Internet customers to Charter Pipeline service in 2001. For the year ended December 31, 2004, special charges include approximately $85 million, as part of a settlement of the consolidated federal class action and federal derivative action lawsuits and approximately $10 million of litigation costs related to the settlement of a 2004 national class action suit (see Note 22). For the year ended December 31, 2004, special charges were offset by $3 million received from a third party in settlement of a legal dispute. For the year ended December 31, 2005, special charges also include approximately $1 million related to various legal settlements.

20.	Income Taxes
      CCH II is a single member limited liability company not subject to income tax. CCH II holds all operations through indirect subsidiaries. The majority of these indirect subsidiaries are limited liability companies that are also not subject to income tax. However, certain of CCH II’s indirect subsidiaries are corporations that are subject to income tax.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      For the years ended December 31, 2005 and 2003, the Company recorded income tax expense related to increases in deferred tax liabilities and current federal and state income taxes primarily related to differences in accounting for franchises at our indirect corporate subsidiaries. For the year ended December 31, 2004, the Company recorded income tax benefit for its indirect corporate subsidiaries primarily related to differences between book and tax accounting for franchises, primarily resulting from the impairment recorded during 2004.
      Current and deferred income tax (expense) benefit is as follows:

	December 31,

	2005	2004	2003

Current expense:
Federal income taxes	$(2)	$(2)	$(1)
State income taxes	(4)	(4)	(1)

Current income tax expense	(6)	(6)	(2)

Deferred benefit (expense):
Federal income taxes	(3)	50	(10)
State income taxes	—	7	(1)

Deferred income tax benefit (expense)	(3)	57	(11)

Total income benefit (expense)	$(9)	$51	$(13)

      The Company recorded the portion of the income tax benefit associated with the adoption of EITF Topic D-108 as a $16 million reduction of the cumulative effect of accounting change on the accompanying statement of operations for the year ended December 31, 2004.
      The Company’s effective tax rate differs from that derived by applying the applicable federal income tax rate of 35%, and average state income tax rate of 5% for the years ended December 31, 2005, 2004 and 2003 as follows:

	December 31,

	2005	2004	2003

Statutory federal income taxes	$146	$945	$1
State income taxes, net of federal benefit	21	135	—
Losses allocated to limited liability companies not subject to income taxes	(196)	(1,009)	12
Valuation allowance used (provided)	20	(20)	(26)

Income tax benefit (expense)	(9)	51	(13)
Less: cumulative effect of accounting change	—	(16)	—

Income tax benefit (expense)	$(9)	$35	$(13)

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The tax effects of these temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004 for the indirect corporate subsidiaries of the Company which are included in long-term liabilities are presented below.

	December 31,

	2005	2004

Deferred tax assets:
Net operating loss carryforward	$80	$95
Other	6	8

Total gross deferred tax assets	86	103
Less: valuation allowance	(51)	(71)

Net deferred tax assets	$35	$32

Deferred tax liabilities:
Property, plant & equipment	$(41)	$(39)
Franchises	(207)	(201)

Gross deferred tax liabilities	(248)	(240)

Net deferred tax liabilities	$(213)	$(208)

      As of December 31, 2005 and 2004, the Company has deferred tax assets of $86 million and $103 million, respectively, which primarily relate to net operating loss carryforwards of certain of its indirect corporate subsidiaries. These net operating loss carryforwards (generally expiring in years 2006 through 2025), are subject to certain return limitations. Valuation allowances of $51 million and $71 million exist with respect to these carryforwards as of December 31, 2005 and 2004, respectively.
      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Management believes that the deferred tax assets will be realized prior to the expiration of the tax net operating loss carryforwards in 2006 through 2025, except for those tax net operating loss carryforwards that may be subject to certain limitations. Because of the uncertainty associated in realizing the deferred tax assets associated with the potentially limited tax net operating loss carryforwards, valuation allowances have been established except for deferred tax assets available to offset deferred tax liabilities.
      Charter Holdco is currently under examination by the Internal Revenue Service for the tax years ending December 31, 2002 and 2003. The results of the Company (excluding the Company’s indirect corporate subsidiaries) for these years are subject to this examination. Management does not expect the results of this examination to have a material adverse effect on the Company’s consolidated financial condition or results of operations.

21.	Related Party Transactions
      The following sets forth certain transactions in which the Company and the directors, executive officers and affiliates of the Company are involved. Unless otherwise disclosed, management believes that each of the transactions described below was on terms no less favorable to the Company than could have been obtained from independent third parties.
      Charter is a party to management arrangements with Charter Holdco and certain of its subsidiaries. Under these agreements, Charter provides management services for the cable systems owned or operated

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
by its subsidiaries. The management services include such services as centralized customer billing services, data processing and related support, benefits administration and coordination of insurance coverage and self-insurance programs for medical, dental and workers’ compensation claims. Costs associated with providing these services are billed and charged directly to the Company’s operating subsidiaries and are included within operating costs in the accompanying consolidated statements of operations. Such costs totaled $205 million, $195 million and $203 million for the years ended December 31, 2005, 2004 and 2003, respectively. All other costs incurred on the behalf of Charter’s operating subsidiaries are considered a part of the management fee and are recorded as a component of selling, general and administrative expense, in the accompanying consolidated financial statements. For the years ended December 31, 2005, 2004 and 2003, the management fee charged to the Company’s operating subsidiaries approximated the expenses incurred by Charter Holdco and Charter on behalf of the Company’s operating subsidiaries. The Company’s credit facilities prohibit payments of management fees in excess of 3.5% of revenues until repayment of the outstanding indebtedness. In the event any portion of the management fee due and payable is not paid, it is deferred by Charter and accrued as a liability of such subsidiaries. Any deferred amount of the management fee will bear interest at the rate of 10% per year, compounded annually, from the date it was due and payable until the date it is paid.
      Mr. Allen, the controlling shareholder of Charter, and a number of his affiliates have interests in various entities that provide services or programming to Charter’s subsidiaries. Given the diverse nature of Mr. Allen’s investment activities and interests, and to avoid the possibility of future disputes as to potential business, Charter and Charter Holdco, under the terms of their respective organizational documents, may not, and may not allow their subsidiaries to engage in any business transaction outside the cable transmission business except for certain existing approved investments. Charter, Charter Holdco or any of their subsidiaries may not pursue, or allow their subsidiaries to pursue, a business transaction outside of this scope, unless Mr. Allen consents to Charter or its subsidiaries engaging in the business transaction. The cable transmission business means the business of transmitting video, audio, including telephone, and data over cable systems owned, operated or managed by Charter, Charter Holdco or any of their subsidiaries from time to time.
      Mr. Allen or his affiliates own or have owned equity interests or warrants to purchase equity interests in various entities with which the Company does business or which provides it with products, services or programming. Among these entities are TechTV L.L.C. (“TechTV”), Oxygen Media Corporation (“Oxygen Media”), Digeo, Inc., Click2learn, Inc., Trail Blazer Inc., Action Sports Cable Network (“Action Sports”) and Microsoft Corporation. In May 2004, TechTV was sold to an unrelated third party. Mr. Allen owns 100% of the equity of Vulcan Ventures Incorporated (“Vulcan Ventures”) and Vulcan Inc. and is the president of Vulcan Ventures. Ms. Jo Allen Patton is a director and the President and Chief Executive Officer of Vulcan Inc. and is a director and Vice President of Vulcan Ventures. Mr. Lance Conn is Executive Vice President of Vulcan Inc. and Vulcan Ventures. Mr. Savoy was a vice president and a director of Vulcan Ventures until his resignation in September 2003 and he resigned as a director of Charter in April 2004. The various cable, media, Internet and telephone companies in which Mr. Allen has invested may mutually benefit one another. The Company can give no assurance, nor should you expect, that any of these business relationships will be successful, that the Company will realize any benefits from these relationships or that the Company will enter into any business relationships in the future with Mr. Allen’s affiliated companies.
      Mr. Allen and his affiliates have made, and in the future likely will make, numerous investments outside of the Company and its business. The Company cannot assure that, in the event that the Company or any of its subsidiaries enter into transactions in the future with any affiliate of Mr. Allen, such transactions will be on terms as favorable to the Company as terms it might have obtained from an unrelated third party. Also, conflicts could arise with respect to the allocation of corporate opportunities

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
between the Company and Mr. Allen and his affiliates. The Company has not instituted any formal plan or arrangement to address potential conflicts of interest.
      The Company received or receives programming for broadcast via its cable systems from TechTV (now G4), Oxygen Media and Trail Blazers Inc. The Company pays a fee for the programming service generally based on the number of customers receiving the service. Such fees for the years ended December 31, 2005, 2004 and 2003 were each less than 1% of total operating expenses.
      Tech TV. The Company received from TechTV programming for distribution via its cable system pursuant to an affiliation agreement. The affiliation agreement provided, among other things, that TechTV must offer Charter certain terms and conditions that are no less favorable in the affiliation agreement than are given to any other distributor that serves the same number of or fewer TechTV viewing customers. Additionally, pursuant to the affiliation agreement, the Company was entitled to incentive payments for channel launches through December 31, 2003.
      In March 2004, Charter Holdco entered into agreements with Vulcan Programming and TechTV, which provide for (i) Charter Holdco and TechTV to amend the affiliation agreement which, among other things, revises the description of the TechTV network content, provides for Charter Holdco to waive certain claims against TechTV relating to alleged breaches of the affiliation agreement and provides for TechTV to make payment of outstanding launch receivables due to Charter Holdco under the affiliation agreement, (ii) Vulcan Programming to pay approximately $10 million and purchase over a 24-month period, at fair market rates, $2 million of advertising time across various cable networks on Charter cable systems in consideration of the agreements, obligations, releases and waivers under the agreements and in settlement of the aforementioned claims and (iii) TechTV to be a provider of content relating to technology and video gaming for Charter’s interactive television platforms through December 31, 2006 (exclusive for the first year). For the years ended December 31, 2005 and 2004, the Company recognized approximately $1 million and $5 million, respectively, of the Vulcan Programming payment as an offset to programming expense.
      Oxygen. Oxygen Media LLC (“Oxygen”) provides programming content aimed at the female audience for distribution over cable systems and satellite. On July 22, 2002, Charter Holdco entered into a carriage agreement with Oxygen whereby the Company agreed to carry programming content from Oxygen. Under the carriage agreement, the Company currently makes Oxygen programming available to approximately 5 million of its video customers. In August 2004, Charter Holdco and Oxygen entered into agreements that amended and renewed the carriage agreement. The amendment to the carriage agreement (a) revised the number of the Company’s customers to which Oxygen programming must be carried and for which the Company must pay, (b) released Charter Holdco from any claims related to the failure to achieve distribution benchmarks under the carriage agreement, (c) required Oxygen to make payment on outstanding receivables for launch incentives due to the Company under the carriage agreement; and (d) requires that Oxygen provide its programming content to the Company on economic terms no less favorable than Oxygen provides to any other cable or satellite operator having fewer subscribers than the Company. The renewal of the carriage agreement (a) extends the period that the Company will carry Oxygen programming to its customers through January 31, 2008, and (b) requires license fees to be paid based on customers receiving Oxygen programming, rather than for specific customer benchmarks. For the years ended December 31, 2005, 2004 and 2003, the Company paid Oxygen approximately $9 million, $13 million and $9 million, respectively. In addition, Oxygen pays the Company launch incentives for customers launched after the first year of the term of the carriage agreement up to a total of $4 million. The Company recorded approximately $0.1 million related to these launch incentives as a reduction of programming expense for the year ended December 31, 2005 and $1 million for each of the years ended December 31, 2004 and 2003, respectively.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In August 2004, Charter Holdco and Oxygen also amended the equity issuance agreement to provide for the issuance of 1 million shares of Oxygen Preferred Stock with a liquidation preference of $33.10 per share plus accrued dividends to Charter Holdco on February 1, 2005 in place of the $34 million of unregistered shares of Oxygen Media common stock required under the original equity issuance agreement. Oxygen Media delivered these shares in March 2005. The preferred stock is convertible into common stock after December 31, 2007 at a conversion ratio, the numerator of which is the liquidation preference and the denominator which is the fair market value per share of Oxygen Media common stock on the conversion date.
      The Company recognized the guaranteed value of the investment over the life of the carriage agreement as a reduction of programming expense. For the years ended December 31, 2005, 2004 and 2003, the Company recorded approximately $2 million, $13 million, and $9 million, respectively, as a reduction of programming expense. The carrying value of the Company’s investment in Oxygen was approximately $33 million and $32 million as of December 31, 2005 and 2004, respectively.
      Digeo, Inc. In March 2001, Charter Communications Ventures, LLC (“Charter Ventures”) and Vulcan Ventures formed DBroadband Holdings, LLC for the sole purpose of purchasing equity interests in Digeo. In connection with the execution of the broadband carriage agreement, DBroadband Holdings, LLC purchased an equity interest in Digeo funded by contributions from Vulcan Ventures. The equity interest is subject to a priority return of capital to Vulcan Ventures up to the amount contributed by Vulcan Ventures on Charter Ventures’ behalf. After Vulcan Ventures recovers its amount contributed and any cumulative loss allocations, Charter Ventures has a 100% profit interest in DBroadband Holdings, LLC. Charter Ventures is not required to make any capital contributions, including capital calls to Digeo. DBroadband Holdings, LLC is therefore not included in the Company’s consolidated financial statements. Pursuant to an amended version of this arrangement, in 2003, Vulcan Ventures contributed a total of $29 million to Digeo, $7 million of which was contributed on Charter Ventures’ behalf, subject to Vulcan Ventures’ aforementioned priority return. Since the formation of DBroadband Holdings, LLC, Vulcan Ventures has contributed approximately $56 million on Charter Ventures’ behalf.
      On September 27, 2001, Charter and Digeo Interactive amended the broadband carriage agreement. According to the amendment, Digeo Interactive would provide to Charter the content for enhanced “Wink” interactive television services, known as Charter Interactive Channels (“i-channels”). In order to provide the i-channels, Digeo Interactive sublicensed certain Wink technologies to Charter. Charter is entitled to share in the revenues generated by the i-channels. Currently, the Company’s digital video customers who receive i-channels receive the service at no additional charge.
      On September 28, 2002, Charter entered into a second amendment to its broadband carriage agreement with Digeo Interactive. This amendment superseded the amendment of September 27, 2001. It provided for the development by Digeo Interactive of future features to be included in the Basic i-TV service to be provided by Digeo and for Digeo’s development of an interactive “toolkit” to enable Charter to develop interactive local content. Furthermore, Charter could request that Digeo Interactive manage local content for a fee. The amendment provided for Charter to pay for development of the Basic i-TV service as well as license fees for customers who would receive the service, and for Charter and Digeo to split certain revenues earned from the service. The Company paid Digeo Interactive approximately $3 million, $3 million and $4 million for the years ended December 31, 2005, 2004 and 2003, respectively, for customized development of the i-channels and the local content tool kit. This amendment expired pursuant to its terms on December 31, 2003. Digeo Interactive is continuing to provide the Basic i-TV service on a month-to-month basis.
      On June 30, 2003, Charter Holdco entered into an agreement with Motorola, Inc. for the purchase of 100,000 digital video recorder (“DVR”) units. The software for these DVR units is being supplied by Digeo Interactive, LLC under a license agreement entered into in April 2004. Under the license agreement

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Digeo Interactive granted to Charter Holdco the right to use Digeo’s proprietary software for the number of DVR units that Charter deployed from a maximum of 10 headends through year-end 2004. This maximum number of headends restriction was expanded and eventually eliminated through successive agreement amendments and the date for entering into license agreements for units deployed was extended. The license granted for each unit deployed under the agreement is valid for five years. In addition, Charter will pay certain other fees including a per-headend license fee and maintenance fees. Maximum license and maintenance fees during the term of the agreement are expected to be approximately $7 million. The agreement provides that Charter is entitled to receive contract terms, considered on the whole, and license fees, considered apart from other contract terms, no less favorable than those accorded to any other Digeo customer. The Company paid approximately $1 million in license and maintenance fees in 2005.
      In April 2004, the Company launched DVR service using units containing the Digeo software in its Rochester, Minnesota market using a broadband media center that is an integrated set-top terminal with a cable converter, DVR hard drive and connectivity to other consumer electronics devices (such as stereos, MP3 players, and digital cameras).
      In May 2004, Charter Holdco entered into a binding term sheet with Digeo Interactive for the development, testing and purchase of 70,000 Digeo PowerKey DVR units. The term sheet provided that the parties would proceed in good faith to negotiate, prior to year-end 2004, definitive agreements for the development, testing and purchase of the DVR units and that the parties would enter into a license agreement for Digeo’s proprietary software on terms substantially similar to the terms of the license agreement described above. In November 2004, Charter Holdco and Digeo Interactive executed the license agreement and in December 2004, the parties executed the purchase agreement, each on terms substantially similar to the binding term sheet. Product development and testing has been completed. Total purchase price and license and maintenance fees during the term of the definitive agreements are expected to be approximately $41 million. The definitive agreements are terminable at no penalty to Charter in certain circumstances. The Company paid approximately $10 million and $1 million for the years ended December 31, 2005 and 2004, respectively, in capital purchases under this agreement.
      CC VIII. As part of the acquisition of the cable systems owned by Bresnan Communications Company Limited Partnership in February 2000, CC VIII, LLC, CCH II’s indirect limited liability company subsidiary, issued, after adjustments, 24,273,943 Class A preferred membership units (collectively, the “CC VIII interest”) with a value and an initial capital account of approximately $630 million to certain sellers affiliated with AT&T Broadband, subsequently owned by Comcast Corporation (the “Comcast sellers”). Mr. Allen granted the Comcast sellers the right to sell to him the CC VIII interest for approximately $630 million plus 4.5% interest annually from February 2000 (the “Comcast put right”). In April 2002, the Comcast sellers exercised the Comcast put right in full, and this transaction was consummated on June 6, 2003. Accordingly, Mr. Allen became the holder of the CC VIII interest, indirectly through an affiliate. In the event of a liquidation of CC VIII, Mr. Allen would be entitled to a priority distribution with respect to a 2% priority return (which will continue to accrete). Any remaining distributions in liquidation would be distributed to CC V Holdings, LLC and Mr. Allen in proportion to CC V Holdings, LLC’s capital account and Mr. Allen’s capital account (which will equal the initial capital account of the Comcast sellers of approximately $630 million, increased or decreased by Mr. Allen’s pro rata share of CC VIII’s profits or losses (as computed for capital account purposes) after June 6, 2003).
      An issue arose as to whether the documentation for the Bresnan transaction was correct and complete with regard to the ultimate ownership of the CC VIII interest following consummation of the Comcast put right. Thereafter, the board of directors of Charter formed a Special Committee of independent directors to investigate the matter and take any other appropriate action on behalf of Charter with respect to this matter. After conducting an investigation of the relevant facts and circumstances, the Special Committee

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
determined that a “scrivener’s error” had occurred in February 2000 in connection with the preparation of the last-minute revisions to the Bresnan transaction documents and that, as a result, Charter should seek the reformation of the Charter Holdco limited liability company agreement, or alternative relief, in order to restore and ensure the obligation that the CC VIII interest be automatically exchanged for Charter Holdco units. The Special Committee further determined that, as part of such contract reformation or alternative relief, Mr. Allen should be required to contribute the CC VIII interest to Charter Holdco in exchange for 24,273,943 Charter Holdco membership units. The Special Committee also recommended to the board of directors of Charter that, to the extent the contract reformation is achieved, the board of directors should consider whether the CC VIII interest should ultimately be held by Charter Holdco or Charter Holdings or another entity owned directly or indirectly by them.
      Mr. Allen disagreed with the Special Committee’s determinations described above and so notified the Special Committee. Mr. Allen contended that the transaction was accurately reflected in the transaction documentation and contemporaneous and subsequent company public disclosures. The Special Committee and Mr. Allen determined to utilize the Delaware Court of Chancery’s program for mediation of complex business disputes in an effort to resolve the CC VIII interest dispute.
      As of October 31, 2005, Mr. Allen, the Special Committee, Charter, Charter Holdco and certain of their affiliates, agreed to settle the dispute, and execute certain permanent and irrevocable releases pursuant to the Settlement Agreement and Mutual Release agreement dated October 31, 2005 (the “Settlement”). Pursuant to the Settlement, Charter Investment, Inc. (“CII”) has retained 30% of its CC VIII interest (the “Remaining Interests”). The Remaining Interests are subject to certain drag along, tag along and transfer restrictions as detailed in the revised CC VIII Limited Liability Company Agreement. CII transferred the other 70% of the CC VIII interest directly and indirectly, through Charter Holdco, to a newly formed entity, CCHC (a direct subsidiary of Charter Holdco and the direct parent of Charter Holdings). Of the 70% of the CC VIII preferred interests, 7.4% has been transferred by CII to CCHC for a subordinated exchangeable note with an initial accreted value of $48 million, accreting at 14%, compounded quarterly, with a 15-year maturity (the “Note”). The remaining 62.6% has been transferred by CII to Charter Holdco, in accordance with the terms of the settlement for no additional monetary consideration. Charter Holdco contributed the 62.6% interest to CCHC.
      As part of the Settlement, CC VIII issued approximately 49 million additional Class B units to CC V in consideration for prior capital contributions to CC VIII by CC V, with respect to transactions that were unrelated to the dispute in connection with CII’s membership units in CC VIII. As a result, Mr. Allen’s pro rata share of the profits and losses of CC VIII attributable to the Remaining Interests is approximately 5.6%.
      The Note is exchangeable, at CII’s option, at any time, for Charter Holdco Class A Common units at a rate equal to the then accreted value, divided by $2.00 (the “Exchange Rate”). Customary anti-dilution protections have been provided that could cause future changes to the Exchange Rate. Additionally, the Charter Holdco Class A Common units received will be exchangeable by the holder into Charter common stock in accordance with existing agreements between CII, Charter and certain other parties signatory thereto. Beginning February 28, 2009, if the closing price of Charter common stock is at or above the Exchange Rate for a certain period of time as specified in the Exchange Agreement, Charter Holdco may require the exchange of the Note for Charter Holdco Class A Common units at the Exchange Rate.
      CCHC has the right to redeem the Note under certain circumstances, for cash in an amount equal to the then accreted value, such amount, if redeemed prior to February 28, 2009, would also include a make whole up to the accreted value through February 28, 2009. CCHC must redeem the Note at its maturity for cash in an amount equal to the initial stated value plus the accreted return through maturity.
      Charter’s Board of Directors has determined that the transferred CC VIII interests remain at CCHC.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Helicon. In 1999, the Company purchased the Helicon cable systems. As part of that purchase, Mr. Allen entered into a put agreement with a certain seller of the Helicon cable systems that received a portion of the purchase price in the form of a preferred membership interest in Charter Helicon, LLC with a redemption price of $25 million plus accrued interest. Under the Helicon put agreement, such holder had the right to sell any or all of the interest to Mr. Allen prior to its mandatory redemption in cash on July 30, 2009. On August 31, 2005, 40% of the preferred membership interest was put to Mr. Allen. The remaining 60% of the preferred interest in Charter Helicon, LLC remained subject to the put to Mr. Allen. Such preferred interest was recorded in other long-term liabilities. On October 6, 2005, Charter Helicon, LLC redeemed all of the preferred membership interest for the redemption price of $25 million plus accrued interest.

22.	Commitments and Contingencies

Commitments
      The following table summarizes the Company’s payment obligations as of December 31, 2005 for its contractual obligations.

	Total	2006	2007	2008	2009	2010	Thereafter

Contractual Obligations
Operating and Capital Lease Obligations(1)	$94	$20	$15	$12	$10	$13	$24
Programming Minimum Commitments(2)	1,253	342	372	306	233	—	—
Other(3)	301	146	49	21	21	21	43

Total	$1,648	$508	$436	$339	$264	$34	$67

(1)	The Company leases certain facilities and equipment under noncancelable operating leases. Leases and rental costs charged to expense for the years ended December 31, 2005, 2004 and 2003, were $22 million, $22 million and $29 million, respectively.

(2)	The Company pays programming fees under multi-year contracts ranging from three to ten years typically based on a flat fee per customer, which may be fixed for the term or may in some cases, escalate over the term. Programming costs included in the accompanying statement of operations were $1.4 billion, $1.3 billion and $1.2 billion for the years ended December 31, 2005, 2004 and 2003, respectively. Certain of the Company’s programming agreements are based on a flat fee per month or have guaranteed minimum payments. The table sets forth the aggregate guaranteed minimum commitments under the Company’s programming contracts.

(3)	“Other” represents other guaranteed minimum commitments, which consist primarily of commitments to the Company’s billing services vendors.
      The following items are not included in the contractual obligation table due to various factors discussed below. However, the Company incurs these costs as part of its operations:

•	The Company also rents utility poles used in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the years ended December 31, 2005, 2004 and 2003, was $44 million, $42 million and $38 million, respectively.

•	The Company pays franchise fees under multi-year franchise agreements based on a percentage of revenues earned from video service per year. The Company also pays other franchise related costs, such as public education grants under multi-year agreements. Franchise fees and other franchise-

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

related costs included in the accompanying statement of operations were $165 million, $159 million and $157 million for the years ended December 31, 2005, 2004 and 2003, respectively.

•	The Company also has $165 million in letters of credit, primarily to its various worker’s compensation, property casualty and general liability carriers as collateral for reimbursement of claims. These letters of credit reduce the amount the Company may borrow under its credit facilities.

Litigation

Securities Class Actions and Derivative Suits
      In 2002 and 2003, Charter had a series of lawsuits filed against Charter and certain of its former and present officers and directors (collectively the “Actions”). In general, the lawsuits alleged that Charter utilized misleading accounting practices and failed to disclose these accounting practices and/or issued false and misleading financial statements and press releases concerning Charter’s operations and prospects.
      Charter and the individual defendants entered into a Memorandum of Understanding on August 5, 2004 setting forth agreements in principle regarding settlement of the Actions. Charter and various other defendants in those actions subsequently entered into Stipulations of Settlement dated as of January 24, 2005, setting forth a settlement of the Actions in a manner consistent with the terms of the Memorandum of Understanding. On June 30, 2005, the Court issued its final approval of the settlements. At the end of September 2005, after the period for appeals of the settlements expired, Stipulations of Dismissal were filed with the Eighth Circuit Court of Appeals resulting in the dismissal of the two appeals with prejudice. Procedurally therefore, the settlements are final.
      As amended, the Stipulations of Settlement provided that, in exchange for a release of all claims by plaintiffs against Charter and its former and present officers and directors named in the Actions, Charter would pay to the plaintiffs a combination of cash and equity collectively valued at $144 million, which was to include the fees and expenses of plaintiffs’ counsel. Of this amount, $64 million was to be paid in cash (by Charter’s insurance carriers) and the $80 million balance was to be paid in shares of Charter Class A common stock having an aggregate value of $40 million and ten-year warrants to purchase shares of Charter Class A common stock having an aggregate warrant value of $40 million, with such values in each case being determined pursuant to formulas set forth in the Stipulations of Settlement. However, Charter had the right, in its sole discretion, to substitute cash for some or all of the aforementioned securities on a dollar for dollar basis. Pursuant to that right, Charter elected to fund the $80 million obligation with 13.4 million shares of Charter Class A common stock (having an aggregate value of approximately $15 million pursuant to the formula set forth in the Stipulations of Settlement) with the remaining balance (less an agreed upon $2 million discount in respect of that portion allocable to plaintiffs’ attorneys’ fees) to be paid in cash. In addition, Charter had agreed to issue additional shares of its Class A common stock to its insurance carrier having an aggregate value of $5 million; however, by agreement with its carrier, Charter paid $4.5 million in cash in lieu of issuing such shares. As a result in 2004, the Company recorded an $85 million special charge on its consolidated statement of operations. Charter delivered the settlement consideration to the claims administrator on July 8, 2005, and it was held in escrow pending resolution of the appeals. Those appeals are now resolved.
      In October 2001 and 2002, two class action lawsuits were filed against Charter alleging that Charter Holdco improperly charged them a wire maintenance fee without request or permission. They also claimed that Charter Holdco improperly required them to rent analog and/or digital set-top terminals even though their television sets were “cable ready.” In April 2004, the parties participated in a mediation which resulted in settlement of the lawsuits. As a result of the settlement, we recorded a special charge of

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
$9 million in our consolidated statement of operations in 2004. In December 2004 the court entered a written order formally approving that settlement.
      Furthermore, the Company is also party to, other lawsuits and claims that arose in the ordinary course of conducting its business. In the opinion of management, after taking into account recorded liabilities, the outcome of these other lawsuits and claims are not expected to have a material adverse effect on the Company’s consolidated financial condition, results of operations or its liquidity.

Regulation in the Cable Industry
      The operation of a cable system is extensively regulated by the Federal Communications Commission (“FCC”), some state governments and most local governments. The FCC has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities used in connection with cable operations. The 1996 Telecom Act altered the regulatory structure governing the nation’s communications providers. It removed barriers to competition in both the cable television market and the local telephone market. Among other things, it reduced the scope of cable rate regulation and encouraged additional competition in the video programming industry by allowing local telephone companies to provide video programming in their own telephone service areas.
      Future legislative and regulatory changes could adversely affect the Company’s operations, including, without limitation, additional regulatory requirements the Company may be required to comply with as it offers new services such as telephone.

23.	Employee Benefit Plan
      The Company’s employees may participate in the Charter Communications, Inc. 401(k) Plan. Employees that qualify for participation can contribute up to 50% of their salary, on a pre-tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company matches 50% of the first 5% of participant contributions. The Company made contributions to the 401(k) plan totaling $6 million, $7 million and $7 million for the years ended December 31, 2005, 2004 and 2003, respectively.

24.	Recently Issued Accounting Standards
      In November 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets — An Amendment of APB No. 29. This statement eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance — that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. The Company adopted this pronouncement effective April 1, 2005. The exchange transaction discussed in Note 3 was accounted for under this standard.
      In December 2004, the FASB issued the revised SFAS No. 123, Share — Based Payment, which addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of that company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. This statement will be effective for the Company beginning January 1, 2006. Because the Company adopted the fair value recognition provisions of SFAS No. 123 on January 1, 2003, the Company does not expect this revised standard to have a material impact on its financial statements.
      In March 2005, the FASB issued FIN No. 47, Accounting for Conditional Asset Retirement Obligations. This interpretation clarifies that the term “conditional asset retirement obligation” as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. This pronouncement is effective for fiscal years ending after December 15, 2005. The adoption of this interpretation did not have a material impact on the Company’s financial statements.
      Charter does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the Company’s accompanying financial statements.

25.	Parent Company Only Financial Statements
      As the result of limitations on, and prohibitions of, distributions, substantially all of the net assets of the consolidated subsidiaries are restricted from distribution to CCH II, the parent company. The following condensed parent-only financial statements of CCH II account for the investment in its subsidiaries under the equity method of accounting. The financial statements should be read in conjunction with the consolidated financial statements of the Company and notes thereto.
CCH II, LLC (Parent Company Only)
Condensed Balance Sheet

	December 31,

	2005	2004

ASSETS
Investment in subsidiaries	$5,044	$6,553
Other assets	13	15

Total assets	$5,057	$6,568

LIABILITIES AND MEMBER’S EQUITY
Current liabilities	$54	$54
Long-term debt	1,601	1,601
Member’s equity	3,402	4,913

Total liabilities and member’s equity	$5,057	$6,568

Condensed Statement of Operations

	Year Ended December 31,

	2005	2004	2003

Interest expense	$(167)	$(166)	$(45)
Equity in income (losses) of subsidiaries	(258)	(3,340)	30
Other, net	—	—	—

Net loss	$(425)	$(3,506)	$(15)

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Statements of Cash Flows

	Year Ended December 31,

	2005	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(425)	$(3,506)	$(15)
Noncash interest expense	2	3	—
Equity in losses of subsidiaries	258	3,340	(30)
Changes in operating assets and liabilities	—	6	48

Net cash flows from operating activities	(165)	(157)	3

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in subsidiaries	—	—	(10)
Distributions from subsidiaries	925	738	545

Net cash flows from investing activities	925	738	535

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	—	—	30
Capital contributions	—	—	10
Distributions to parent companies	(760)	(578)	(562)
Payments for debt issuance costs	—	(3)	(16)

Net cash flows from financing activities	(760)	(581)	(538)
NET CHANGE IN CASH AND CASH EQUIVALENTS	—	—	—
CASH AND CASH EQUIVALENTS, beginning of year	—	—	—

CASH AND CASH EQUIVALENTS, end of year	$—	$—	$—

26.	Subsequent Events
      In February 2006, the Company signed two separate definitive agreements to sell certain cable television systems serving a total of approximately 316,000 analog video customers in West Virginia, Virginia, Illinois and Kentucky for a total of approximately $896 million. The closings of these transactions are expected to occur in the third quarter of 2006. Under the terms of the Bridge Loan, bridge availability will be reduced by the proceeds of asset sales. The Company expects to use the net proceeds from the asset sales to repay (but not reduce permanently) amounts outstanding under the Company’s revolving credit facility and that the asset sale proceeds, along with other existing sources of funds, will provide additional liquidity supplementing the Company’s cash availability in 2006 and beyond.

INDEX TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF CCH II, LLC
AS OF JUNE 30, 2006, AND FOR THE THREE-MONTH AND SIX-MONTH PERIODS
ENDED JUNE 30, 2006 AND 2005

CCH II, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	June 30,	December 31,
	2006	2005

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$44	$3
Accounts receivable, less allowance for doubtful accounts of $19 and $17, respectively	178	212
Prepaid expenses and other current assets	20	22
Assets held for sale	768	—

Total current assets	1,010	237

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net of accumulated depreciation of $7,014 and $6,712, respectively	5,354	5,800
Franchises, net	9,280	9,826

Total investment in cable properties, net	14,634	15,626

OTHER NONCURRENT ASSETS	217	238

Total assets	$15,861	$16,101

LIABILITIES AND MEMBER’S EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$917	$923
Payables to related party	106	102
Liabilities held for sale	20	—

Total current liabilities	1,043	1,025

LONG-TERM DEBT	11,057	10,624

LOANS PAYABLE — RELATED PARTY	109	22

DEFERRED MANAGEMENT FEES — RELATED PARTY	14	14

OTHER LONG-TERM LIABILITIES	359	392

MINORITY INTEREST	631	622

MEMBER’S EQUITY:
Member’s equity	2,646	3,400
Accumulated other comprehensive income	2	2

Total member’s equity	2,648	3,402

Total liabilities and member’s equity	$15,861	$16,101

The accompanying notes are an integral part of these condensed consolidated financial statements.

CCH II, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions)
Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2006	2005	2006	2005

REVENUES	$1,383	$1,266	$2,703	$2,481

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	611	546	1,215	1,081
Selling, general and administrative	279	250	551	483
Depreciation and amortization	340	364	690	730
Asset impairment charges	—	8	99	39
Other operating (income) expenses, net	7	(2)	10	6

	1,237	1,166	2,565	2,339

Operating income from continuing operations	146	100	138	142

OTHER INCOME AND (EXPENSES):
Interest expense, net	(248)	(210)	(488)	(408)
Other income (expenses), net	(26)	15	(19)	35

	(274)	(195)	(507)	(373)

Loss from continuing operations before income taxes	(128)	(95)	(369)	(231)
INCOME TAX EXPENSE	(2)	(2)	(4)	(8)

Loss from continuing operations	(130)	(97)	(373)	(239)
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	23	10	38	19

Net loss	$(107)	$(87)	$(335)	$(220)

The accompanying notes are an integral part of these condensed consolidated financial statements.

CCH II, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
Unaudited

	Six Months
	Ended June 30,

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(335)	$(220)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	698	759
Asset impairment charges	99	39
Noncash interest expense	16	14
Deferred income taxes	—	5
Other, net	27	(31)
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	29	(10)
Prepaid expenses and other assets	—	(21)
Accounts payable, accrued expenses and other	(10)	(46)
Receivables from and payables to related party, including management fees	1	(20)

Net cash flows from operating activities	525	469

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(539)	(542)
Change in accrued expenses related to capital expenditures	(9)	48
Proceeds from sale of assets	9	8
Purchase of cable system	(42)	—
Proceeds from investments	28	16
Other, net	—	(2)

Net cash flows from investing activities	(553)	(472)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	5,830	635
Borrowings from related parties	—	140
Repayments of long-term debt	(5,838)	(819)
Repayments to related parties	(20)	(107)
Proceeds from issuance of debt	440	—
Payments for debt issuance costs	(29)	(3)
Distributions	(314)	(367)

Net cash flows from financing activities	69	(521)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	41	(524)
CASH AND CASH EQUIVALENTS, beginning of period	3	546

CASH AND CASH EQUIVALENTS, end of period	$44	$22

CASH PAID FOR INTEREST	$451	$390

NONCASH TRANSACTIONS:
Issuance of debt by Charter Communications Operating, LLC	$37	$333

Retirement of Renaissance Media Group LLC debt	$(37)	$—

Distribution of intercompany note to related party	$(105)	$—

Retirement of Charter Communications Holdings, LLC notes and accrued interest	$—	$(343)

Transfer of property, plant and equipment from parent company	$—	$139

The accompanying notes are an integral part of these condensed consolidated financial statements.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Dollars in Millions, Except Where Indicated)

1.	Organization and Basis of Presentation
      CCH II, LLC (“CCH II”) is a holding company whose principal assets at June 30, 2006 are the equity interests in its operating subsidiaries. CCH II is a direct subsidiary of CCH I, LLC (“CCH I”) which is an indirect subsidiary of Charter Communications Holdings, LLC (“Charter Holdings”). Charter Holdings is an indirect subsidiary of Charter Communications, Inc. (“Charter”). The condensed consolidated financial statements include the accounts of CCH II and all of its subsidiaries where the underlying operations reside, which are collectively referred to herein as the “Company.” All significant intercompany accounts and transactions among consolidated entities have been eliminated. The Company is a broadband communications company operating in the United States. The Company offers its customers traditional cable video programming (analog and digital video) as well as high-speed Internet services and, in some areas, advanced broadband services such as high definition television, video on demand, and telephone. The Company sells its cable video programming, high-speed Internet and advanced broadband services on a subscription basis. The Company also sells local advertising on satellite-delivered networks.
      The accompanying condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, certain information and footnote disclosures typically included in CCH II’s Annual Report on Form 10-K have been condensed or omitted for this quarterly report. The accompanying condensed consolidated financial statements are unaudited and are subject to review by regulatory authorities. However, in the opinion of management, such financial statements include all adjustments, which consist of only normal recurring adjustments, necessary for a fair presentation of the results for the periods presented. Interim results are not necessarily indicative of results for a full year.
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas involving significant judgments and estimates include capitalization of labor and overhead costs; depreciation and amortization costs; impairments of property, plant and equipment, franchises and goodwill; income taxes; and contingencies. Actual results could differ from those estimates.

Reclassifications
      Certain 2005 amounts have been reclassified to conform with the 2006 presentation.

2.	Liquidity and Capital Resources
      The Company had net loss of $107 million and $87 million for the three months ended June 30, 2006 and 2005, respectively, and $335 million and $220 million for the six months ended June 30, 2006 and 2005, respectively. The Company’s net cash flows from operating activities were $525 million and $469 million for the six months ended June 30, 2006 and 2005, respectively.

Recent Financing Transactions
      In January 2006, CCH II and CCH II Capital Corp. issued $450 million in debt securities, the proceeds of which were provided, directly or indirectly, to Charter Communications Operating, LLC

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(“Charter Operating”), which used such funds to reduce borrowings, but not commitments, under the revolving portion of its credit facilities.
      In April 2006, Charter Operating completed a $6.85 billion refinancing of its credit facilities including a new $350 million revolving/term facility (which converts to a term loan no later than April 2007), a $5.0 billion term loan due in 2013 and certain amendments to the existing $1.5 billion revolving credit facility. In addition, the refinancing reduced margins on Eurodollar rate term loans to 2.625% from a weighted average of 3.15% previously and margins on base rate term loans to 1.625% from a weighted average of 2.15% previously. Concurrent with this refinancing, the CCO Holdings, LLC (“CCO Holdings”) bridge loan was terminated.
      The Company’s long-term financing as of June 30, 2006 consists of $5.8 billion of credit facility debt and $5.3 billion accreted value of high-yield notes. For the remainder of 2006, none of the Company’s debt matures, and in 2007 and 2008, $25 million and $50 million mature, respectively. In 2009 and beyond, significant additional amounts will become due under the Company’s remaining long-term debt obligations.
      The Company requires significant cash to fund debt service costs, capital expenditures and ongoing operations. The Company has historically funded these requirements through cash flows from operating activities, borrowings under its credit facilities, equity contributions from its parent companies, sales of assets, issuances of debt securities and cash on hand. However, the mix of funding sources changes from period to period. For the six months ended June 30, 2006, the Company generated $525 million of net cash flows from operating activities, after paying cash interest of $451 million. In addition, the Company used approximately $539 million for purchases of property, plant and equipment. Finally, the Company had net cash flows from financing activities of $69 million.
      The Company expects that cash on hand, cash flows from operating activities, proceeds from sales of assets, and the amounts available under its credit facilities will be adequate to meet its and its parent companies’ cash needs through 2007. The Company believes that cash flows from operating activities and amounts available under the Company’s credit facilities may not be sufficient to fund the Company’s operations and satisfy its and its parent companies’ interest and principal repayment obligations in 2008 and will not be sufficient to fund such needs in 2009, and beyond. The Company has been advised that Charter continues to work with its financial advisors in its approach to addressing liquidity, debt maturities and its overall balance sheet leverage.

Debt Covenants
      The Company’s ability to operate depends upon, among other things, its continued access to capital, including credit under the Charter Operating credit facilities. The Charter Operating credit facilities, along with the Company’s indentures, contain certain restrictive covenants, some of which require the Company to maintain specified financial ratios, and meet financial tests and to provide annual audited financial statements with an unqualified opinion from the Company’s independent auditors. As of June 30, 2006, the Company is in compliance with the covenants under its indentures and credit facilities, and the Company expects to remain in compliance with those covenants for the next twelve months. As of June 30, 2006, the Company’s potential availability under its credit facilities totaled approximately $900 million, none of which was limited by covenant restrictions. In the past, the Company’s actual availability under its credit facilities has been limited by covenant restrictions. There can be no assurance that the Company’s actual availability under its credit facilities will not be limited by covenant restrictions in the future. However, pro forma for the closing of the asset sales on July 1, 2006, and the related application of net proceeds to repay amounts outstanding under the Company’s revolving credit facility, potential availability under the Company’s credit facilities as of June 30, 2006 would have been approximately $1.7 billion, although actual availability would have been limited to $1.3 billion because of limits imposed by covenant restrictions. Continued access to the Company’s credit facilities is subject to

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the Company remaining in compliance with these covenants, including covenants tied to the Company’s operating performance. If any events of non-compliance occur, funding under the credit facilities may not be available and defaults on some or potentially all of the Company’s debt obligations could occur. An event of default under any of the Company’s debt instruments could result in the acceleration of its payment obligations under that debt and, under certain circumstances, in cross-defaults under its other debt obligations, which could have a material adverse effect on the Company’s consolidated financial condition and results of operations.

Parent Company Debt Obligations
      Any financial or liquidity problems of the Company’s parent companies could cause serious disruption to the Company’s business and have a material adverse effect on the Company’s business and results of operations. A failure by Charter Holdings, CCH I Holdings, LLC (“CIH”) or CCH I to satisfy their debt payment obligations or a bankruptcy filing with respect to Charter Holdings, CIH or CCH I would give the lenders under the Company’s credit facilities the right to accelerate the payment obligations under these facilities. Any such acceleration would be a default under the indenture governing the Company’s notes. On a consolidated basis, the Company’s parent companies have a significant level of debt, which, including the Company’s debt, totaled approximately $19.9 billion as of June 30, 2006, as discussed below.
      Charter’s ability to make interest payments on its convertible senior notes, and, in 2009, to repay the outstanding principal of its convertible senior notes of $863 million, will depend on its ability to raise additional capital and/or on receipt of payments or distributions from Charter Holdco and its subsidiaries. As of June 30, 2006, Charter Holdco was owed $3 million in intercompany loans from its subsidiaries, which were available to pay interest and principal on Charter’s convertible senior notes. In addition, Charter has $74 million of U.S. government securities pledged as security for the next three scheduled semi-annual interest payments on Charter’s 5.875% convertible senior notes.
      As of June 30, 2006, Charter Holdings, CIH and CCH I had approximately $7.8 billion principal amount of high-yield notes outstanding with approximately $105 million, $0, $684 million and $7.0 billion maturing in 2007, 2008, 2009 and thereafter, respectively. Charter Holdings, CIH and CCH I will need to raise additional capital or receive distributions or payments from the Company in order to satisfy their debt obligations. However, because of their significant indebtedness, the Company’s ability and the ability of the parent companies to raise additional capital at reasonable rates or at all is uncertain. During the six months ended June 30, 2006, the Company distributed $314 million of cash to its parent company.
      Distributions by Charter’s subsidiaries to a parent company (including Charter, Charter Holdco, CCHC, LLC (“CCHC”), Charter Holdings, CIH and CCH I) for payment of principal on parent company notes are restricted under the indentures governing the CIH notes, CCH I notes, CCH II notes, CCO Holdings notes, and Charter Operating notes unless there is no default under the applicable indenture, each applicable subsidiary’s leverage ratio test is met at the time of such distribution and, in the case of Charter’s convertible senior notes, other specified tests are met. For the quarter ended June 30, 2006, there was no default under any of these indentures and each such subsidiary met its applicable leverage ratio tests based on June 30, 2006 financial results. Such distributions would be restricted, however, if any such subsidiary fails to meet these tests at such time. In the past, certain subsidiaries have from time to time failed to meet their leverage ratio test. There can be no assurance that they will satisfy these tests at the time of such distribution. Distributions by Charter Operating for payment of principal on parent company notes are further restricted by the covenants in the credit facilities.
      Distributions by CIH, CCH I, CCH II, CCO Holdings and Charter Operating to a parent company for payment of parent company interest are permitted if there is no default under the aforementioned indentures. However, distributions for payment of interest on Charter’s convertible senior notes are further

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
limited to when each applicable subsidiary’s leverage ratio test is met and other specified tests are met. There can be no assurance that the subsidiary will satisfy these tests at the time of such distribution.

Specific Limitations at Charter Holdings
      The indentures governing the Charter Holdings notes permit Charter Holdings to make distributions to Charter Holdco for payment of interest or principal on Charter’s convertible senior notes, only if, after giving effect to the distribution, Charter Holdings can incur additional debt under the leverage ratio of 8.75 to 1.0, there is no default under Charter Holdings’ indentures, and other specified tests are met. For the quarter ended June 30, 2006, there was no default under Charter Holdings’ indentures and Charter Holdings met its leverage ratio test based on June 30, 2006 financial results. Such distributions would be restricted, however, if Charter Holdings fails to meet these tests at such time. In the past, Charter Holdings has from time to time failed to meet this leverage ratio test. There can be no assurance that Charter Holdings will satisfy these tests at the time of such distribution. During periods in which distributions are restricted, the indentures governing the Charter Holdings notes permit Charter Holdings and its subsidiaries to make specified investments (that are not restricted payments) in Charter Holdco or Charter up to an amount determined by a formula, as long as there is no default under the indentures.

3.	Sale of Assets
      In 2006, the Company signed three separate definitive agreements to sell certain cable television systems serving a total of approximately 356,000 analog video customers in 1) West Virginia and Virginia to Cebridge Connections, Inc. (the “Cebridge Transaction”); 2) Illinois and Kentucky to Telecommunications Management, LLC, doing business as New Wave Communications (the “New Wave Transaction”) and 3) Nevada, Colorado, New Mexico and Utah to Orange Broadband Holding Company, LLC (the “Orange Transaction”) for a total of approximately $971 million. These cable systems met the criteria for assets held for sale. As such, the assets were written down to fair value less estimated costs to sell resulting in asset impairment charges during the six months ended June 30, 2006 of approximately $99 million related to the New Wave Transaction and the Orange Transaction. In the third quarter of 2006, the Company expects to record a gain of approximately $200 million on the Cebridge Transaction. In addition, assets and liabilities to be sold have been presented as held for sale. Assets held for sale on the Company’s balance sheet as of June 30, 2006 included current assets of approximately $6 million, property, plant and equipment of approximately $319 million and franchises of approximately $443 million. Liabilities held for sale on the Company’s balance sheet as of June 30, 2006 included current liabilities of approximately $7 million and other long-term liabilities of approximately $13 million.
      During the second quarter of 2006, the Company determined, based on changes in the Company’s organizational and cost structure, that its asset groupings for long lived asset accounting purposes are at the level of their individual market areas, which are at a level below the Company’s geographic clustering. As a result, the Company has determined that the West Virginia and Virginia cable systems comprise operations and cash flows that for financial reporting purposes meet the criteria for discontinued operations. Accordingly, the results of operations for the West Virginia and Virginia cable systems have been presented as discontinued operations, net of tax for the three and six months ended June 30, 2006 and all prior periods presented herein have been reclassified to conform to the current presentation.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Summarized consolidated financial information for the three and six months ended June 30, 2006 and 2005 for the West Virginia and Virginia cable systems is as follows:

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2006	2005	2006	2005

Revenues	$55	$57	$109	$113
Net income (loss)	$23	$10	$38	$19
      In July 2006, the Company closed the Cebridge Transaction and New Wave Transaction for net proceeds of approximately $896 million. The Company used the net proceeds from the asset sales to repay (but not reduce permanently) amounts outstanding under the Company’s revolving credit facility. The Orange Transaction is scheduled to close in the third quarter of 2006.
      In 2005, the Company closed the sale of certain cable systems in Texas, West Virginia and Nebraska representing a total of approximately 33,000 analog video customers. During the six months ended June 30, 2005, certain of those cable systems met the criteria for assets held for sale. As such, the assets were written down to fair value less estimated costs to sell resulting in asset impairment charges during the three and six months ended June 30, 2005 of approximately $8 million and $39 million, respectively.

4.	Franchises and Goodwill
      Franchise rights represent the value attributed to agreements with local authorities that allow access to homes in cable service areas acquired through the purchase of cable systems. Management estimates the fair value of franchise rights at the date of acquisition and determines if the franchise has a finite life or an indefinite-life as defined by Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. Franchises that qualify for indefinite-life treatment under SFAS No. 142 are tested for impairment annually each October 1 based on valuations, or more frequently as warranted by events or changes in circumstances. Franchises are aggregated into essentially inseparable asset groups to conduct the valuations. The asset groups generally represent geographical clustering of the Company’s cable systems into groups by which such systems are managed. Management believes such grouping represents the highest and best use of those assets.
      As of June 30, 2006 and December 31, 2005, indefinite-lived and finite-lived intangible assets are presented in the following table:

	June 30, 2006			December 31, 2005

	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Indefinite-lived intangible assets:
Franchises with indefinite lives	$9,263	$—	$9,263	$9,806	$—	$9,806
Goodwill	61	—	61	52	—	52

	$9,324	$—	$9,324	$9,858	$—	$9,858

Finite-lived intangible assets:
Franchises with finite lives	$23	$6	$17	$27	$7	$20

      For the six months ended June 30, 2006, the net carrying amount of indefinite-lived and finite-lived franchises was reduced by $441 million and $2 million, respectively, related to franchises reclassified as assets held for sale. For the six months ended June 30, 2006, franchises with indefinite lives also decreased $3 million related to a cable asset sale completed in the first quarter of 2006 and $99 million as a result of

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the asset impairment charges recorded related to assets held for sale (see Note 3). Franchise amortization expense for the three and six months ended June 30, 2006 was approximately $1 million and $1 million, respectively, and $1 million and $2 million for the three and six months ended June 30, 2005, respectively, which represents the amortization relating to franchises that did not qualify for indefinite-life treatment under SFAS No. 142, including costs associated with franchise renewals. The Company expects that amortization expense on franchise assets will be approximately $2 million annually for each of the next five years. Actual amortization expense in future periods could differ from these estimates as a result of new intangible asset acquisitions or divestitures, changes in useful lives and other relevant factors.
      For the six months ended June 30, 2006, the net carrying amount of goodwill increased $9 million as a result of the Company’s purchase of certain cable systems in Minnesota from Seren Innovations, Inc. in January 2006.

5.	Accounts Payable and Accrued Expenses
      Accounts payable and accrued expenses consist of the following as of June 30, 2006 and December 31, 2005:

	June 30,	December 31,
	2006	2005

Accounts payable — trade	$72	$100
Accrued capital expenditures	64	73
Accrued expenses:
Interest	184	166
Programming costs	297	272
Franchise-related fees	55	67
Compensation	64	60
Other	181	185

	$917	$923

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Long-Term Debt
      Long-term debt consists of the following as of June 30, 2006 and December 31, 2005:

	June 30, 2006		December 31, 2005

	Principal	Accreted	Principal	Accreted
	Amount	Value	Amount	Value

Long-Term Debt
CCH II, LLC:
10.250% senior notes due 2010	$2,051	$2,042	$1,601	$1,601
CCO Holdings, LLC:
8 3/4 % senior notes due 2013	800	795	800	794
Senior floating notes due 2010	550	550	550	550
Charter Communications Operating, LLC:
8% senior second lien notes due 2012	1,100	1,100	1,100	1,100
8 3/8 % senior second lien notes due 2014	770	770	733	733
Renaissance Media Group LLC:
10.000% senior discount notes due 2008	—	—	114	115
Credit Facilities
Charter Operating	5,800	5,800	5,731	5,731

	$11,071	$11,057	$10,629	$10,624

      The accreted values presented above generally represent the principal amount of the notes less the original issue discount at the time of sale plus the accretion to the balance sheet date.
      In January 2006, CCH II and CCH II Capital Corp. issued $450 million in debt securities, the proceeds of which were provided, directly or indirectly, to Charter Operating, which used such funds to reduce borrowings, but not commitments, under the revolving portion of its credit facilities.
      In March 2006, the Company exchanged $37 million of Renaissance Media Group LLC 10% senior discount notes due 2008 for $37 million principal amount of new Charter Operating 8 3/8% senior second-lien notes due 2014 issued in a private transaction under Rule 144A. The terms and conditions of the new Charter Operating 8 3/8% senior second-lien notes due 2014 are identical to Charter Operating’s currently outstanding 8 3/8 % senior second-lien notes due 2014. In June 2006, the Company retired the remaining $77 million principal amount of Renaissance Media Group LLC’s 10% senior discount notes due 2008.
                  Gain (loss) on extinguishment of debt
      In April 2006, Charter Operating completed a $6.85 billion refinancing of its credit facilities including a new $350 million revolving/term facility (which converts to a term loan no later than April 2007), a $5.0 billion term loan due in 2013 and certain amendments to the existing $1.5 billion revolving credit facility. In addition, the refinancing reduced margins on Eurodollar rate term loans to 2.625% from a weighted average of 3.15% previously and margins on base rate term loans to 1.625% from a weighted average of 2.15% previously. Concurrent with this refinancing, the CCO Holdings bridge loan was terminated. The refinancing resulted in a loss on extinguishment of debt for the three and six months ended June 30, 2006 of approximately $27 million included in other income (expenses), net on the Company’s condensed consolidated statements of operations.
      In March and June 2005, Charter Operating consummated exchange transactions with a small number of institutional holders of Charter Holdings 8.25% senior notes due 2007 pursuant to which

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Charter Operating issued, in private placements, approximately $333 million principal amount of new notes with terms identical to Charter Operating’s 8.375% senior second lien notes due 2014 in exchange for approximately $346 million of the Charter Holdings 8.25% senior notes due 2007. The Charter Holdings notes received in the exchange were thereafter distributed to Charter Holdings and cancelled.
      In March 2005, CCH II’s subsidiary, CC V Holdings, LLC, redeemed all of its 11.875% notes due 2008, at 103.958% of principal amount, plus accrued and unpaid interest to the date of redemption. The total cost of redemption was approximately $122 million and was funded through borrowings under the Charter Operating credit facilities. The redemption resulted in a loss on extinguishment of debt for the six months ended June 30, 2005 of approximately $5 million included in other income (expenses), net on the Company’s condensed consolidated statements of operations. Following such redemption, CC V Holdings, LLC and its subsidiaries (other than non-guarantor subsidiaries) became guarantors under the Charter Operating credit facilities and granted a lien on their assets to the same extent as granted by the other guarantors under the credit facility.

7.	Loans Payable-Related Party
      Loans payable-related party as of June 30, 2006 consists of loans from Charter Holdco and Charter Holdings to the Company of $4 million and $105 million, respectively. Loans payable-related party as of December 31, 2005 consists of loans from Charter Holdco to the Company of $22 million. These loans bear interest at a rate of LIBOR plus 3.0%, reset quarterly. These loans are subject to certain limitations and may be repaid with borrowings under the Company’s revolving credit facility.

8.	Minority Interest
      Minority interest on the Company’s consolidated balance sheets as of June 30, 2006 and December 31, 2005 primarily represents preferred membership interests in CC VIII, LLC (“CC VIII”), an indirect subsidiary of CCH II, of $631 million and $622 million, respectively. As more fully described in Note 19, this preferred interest is held by Mr. Allen, Charter’s Chairman and controlling shareholder, and CCHC. Minority interest in the accompanying condensed consolidated statements of operations includes the 2% accretion of the preferred membership interests plus approximately 18.6% of CC VIII’s income, net of accretion.

9.	Comprehensive Loss
      Certain marketable equity securities are classified as available-for-sale and reported at market value with unrealized gains and losses recorded as accumulated other comprehensive loss on the accompanying condensed consolidated balance sheets. Additionally, the Company reports changes in the fair value of interest rate agreements designated as hedging the variability of cash flows associated with floating-rate debt obligations, that meet the effectiveness criteria of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, in accumulated other comprehensive loss. Comprehensive loss for the three months ended June 30, 2006 and 2005 was $106 million and $86 million, respectively, and $335 million and $210 million for the six months ended June 30, 2006 and 2005, respectively.

10.	Accounting for Derivative Instruments and Hedging Activities
      The Company uses interest rate risk management derivative instruments, such as interest rate swap agreements and interest rate collar agreements (collectively referred to herein as interest rate agreements) to manage its interest costs. The Company’s policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, the Company has agreed to exchange, at specified intervals through 2007, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate collar agreements are used to limit the

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Company’s exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates.
      The Company does not hold or issue derivative instruments for trading purposes. The Company does, however, have certain interest rate derivative instruments that have been designated as cash flow hedging instruments. Such instruments effectively convert variable interest payments on certain debt instruments into fixed payments. For qualifying hedges, SFAS No. 133 allows derivative gains and losses to offset related results on hedged items in the consolidated statement of operations. The Company has formally documented, designated and assessed the effectiveness of transactions that receive hedge accounting. For each of the three months ended June 30, 2006 and 2005, other income includes gains of $0, and for the six months ended June 30, 2006 and 2005, other income includes gains of $2 million and $1 million, respectively, which represent cash flow hedge ineffectiveness on interest rate hedge agreements arising from differences between the critical terms of the agreements and the related hedged obligations. Changes in the fair value of interest rate agreements designated as hedging instruments of the variability of cash flows associated with floating-rate debt obligations that meet the effectiveness criteria of SFAS No. 133 are reported in accumulated other comprehensive loss. For the three months ended June 30, 2006 and 2005, a gain of $1 million and $0, respectively, and for the six months ended June 30, 2006 and 2005, a gain of $0 and $9 million, respectively, related to derivative instruments designated as cash flow hedges, was recorded in accumulated other comprehensive loss. The amounts are subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on the floating-rate debt obligations affects earnings (losses).
      Certain interest rate derivative instruments are not designated as hedges as they do not meet the effectiveness criteria specified by SFAS No. 133. However, management believes such instruments are closely correlated with the respective debt, thus managing associated risk. Interest rate derivative instruments not designated as hedges are marked to fair value, with the impact recorded as other income in the Company’s condensed consolidated statements of operations. For the three months ended June 30, 2006 and 2005, other income includes gains of $3 million and losses of $1 million, respectively, and for the six months ended June 30, 2006 and 2005, other income includes gains of $9 million and $25 million, respectively, for interest rate derivative instruments not designated as hedges.
      As of June 30, 2006 and December 31, 2005, the Company had outstanding $1.8 billion and $1.8 billion and $20 million and $20 million, respectively, in notional amounts of interest rate swaps and collars, respectively. The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to credit loss. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Revenues
      Revenues consist of the following for the three and six months ended June 30, 2006 and 2005:

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2006	2005	2006	2005

Video	$853	$821	$1,684	$1,623
High-speed Internet	261	218	506	425
Telephone	29	8	49	14
Advertising sales	79	73	147	135
Commercial	76	66	149	128
Other	85	80	168	156

	$1,383	$1,266	$2,703	$2,481

12.     Operating Expenses
      Operating expenses consist of the following for the three and six months ended June 30, 2006 and 2005:

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2006	2005	2006	2005

Programming	$379	$336	$755	$678
Service	205	186	408	356
Advertising sales	27	24	52	47

	$611	$546	$1,215	$1,081

13.     Selling, General and Administrative Expenses
      Selling, general and administrative expenses consist of the following for the three and six months ended June 30, 2006 and 2005:

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2006	2005	2006	2005

General and administrative	$236	$220	$471	$418
Marketing	43	30	80	65

	$279	$250	$551	$483

      Components of selling expense are included in general and administrative and marketing expense.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Other Operating (Income) Expenses, Net
      Other operating (income) expenses, net consist of the following for the three and six months ended June 30, 2006 and 2005:

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2006	2005	2006	2005

Loss on sale of assets, net	$—	$—	$—	$4
Special charges, net	7	(2)	10	2

	$7	$(2)	$10	$6

      Special charges for the three and six months ended June 30, 2006 primarily represent severance associated with the closing of call centers and divisional restructuring. Special charges for the six months ended June 30, 2005 primarily represent severance costs as a result of reducing workforce, consolidating administrative offices and executive severance.
      For the three and six months ended June 30, 2005, special charges were offset by approximately $2 million related to an agreed upon discount in respect of the portion of settlement consideration payable under the settlement terms of class action lawsuits.
15.     Other Income (Expenses), Net
      Other income (expenses), net consists of the following for the three and six months ended June 30, 2006 and 2005:

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2006	2005	2006	2005

Gain (loss) on derivative instruments and hedging activities, net	$3	$(1)	$11	$26
Gain (loss) on extinguishment of debt	(27)	(1)	(27)	(6)
Minority interest	(6)	(3)	(10)	(6)
Gain on investments	5	20	4	21
Other, net	(1)	—	3	—

	$(26)	$15	$(19)	$35

      Gain on investments for the three and six months ended June 30, 2005 primarily represents a gain realized on an exchange of the Company’s interest in an equity investee for an investment in a larger enterprise.

16.	Income Taxes
      CCH II is a single member limited liability company not subject to income tax. CCH II holds all operations through indirect subsidiaries. The majority of these indirect subsidiaries are limited liability companies that are also not subject to income tax. However, certain of CCH II’s indirect subsidiaries are corporations that are subject to income tax.
      As of June 30, 2006 and December 31, 2005, the Company had net deferred income tax liabilities of approximately $213 million. The net deferred income tax liabilities relate to certain of the Company’s indirect subsidiaries, which file separate income tax returns.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      During the three and six months ended June 30, 2006, the Company recorded $2 million and $4 million of income tax expense, respectively, and during the three and six months ended June 30, 2005, the Company recorded $2 million and $8 million of income tax expense, respectively. The income tax expense is recognized through current federal and state income tax expense as well as increases to the deferred tax liabilities of certain of the Company’s indirect corporate subsidiaries.
      Charter Holdco is currently under examination by the Internal Revenue Service for the tax years ending December 31, 2002 and 2003. The Company’s results (excluding the indirect corporate subsidiaries) for these years are subject to this examination. Management does not expect the results of this examination to have a material adverse effect on the Company’s condensed consolidated financial condition or results of operations.

17.	Contingencies
      The Company is a party to lawsuits and claims that arise in the ordinary course of conducting its business. The ultimate outcome of all of these legal matters pending against the Company or its subsidiaries cannot be predicted, and although such lawsuits and claims are not expected individually to have a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity, such lawsuits could have, in the aggregate, a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity.

18.	Stock Compensation Plans
      Charter has stock option plans (the “Plans”) which provide for the grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and/or shares of restricted stock (not to exceed 20,000,000 shares of Charter Class A common stock), as each term is defined in the Plans. Employees, officers, consultants and directors of Charter and its subsidiaries and affiliates are eligible to receive grants under the Plans. Options granted generally vest over four to five years from the grant date, with 25% generally vesting on the anniversary of the grant date and ratably thereafter. Generally, options expire 10 years from the grant date. The Plans allow for the issuance of up to a total of 90,000,000 shares of Charter Class A common stock (or units convertible into Charter Class A common stock).
      The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used for grants during the three months ended June 30, 2006 and 2005, respectively: risk-free interest rates of 5.0% and 3.8%; expected volatility of 91.0% and 70.1%; and expected lives of 6.25 years and 4.5 years, respectively. The following weighted average assumptions were used for grants during the six months ended June 30, 2006 and 2005, respectively: risk-free interest rates of 4.6% and 3.8%; expected volatility of 91.6% and 71.3%; and expected lives of 6.25 years and 4.5 years, respectively. The valuations assume no dividends are paid. During the three and six months ended June 30, 2006, Charter granted 0.1 million and 4.9 million stock options, respectively, with a weighted average exercise price of $1.02 and $1.07, respectively. As of June 30, 2006, Charter had 28.6 million and 10.7 million options outstanding and exercisable, respectively, with weighted average exercise prices of $3.97 and $7.27, respectively, and weighted average remaining contractual lives of 8 years and 6 years, respectively.
      On January 1, 2006, the Company adopted revised SFAS No. 123, Share — Based payment, which addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of that company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. Because the Company adopted the fair value recognition provisions of SFAS No. 123 on January 1, 2003, the revised standard did not have a material impact on its financial statements. The

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Company recorded $3 million and $4 million of option compensation expense which is included in general and administrative expense for the three months ended June 30, 2006 and 2005, respectively, and $7 million and $8 million for the six months ended June 30, 2006 and 2005, respectively.
      In February 2006, the Compensation and Benefits Committee of Charter’s Board of Directors approved a modification to the financial performance measures under Charter’s Long-Term Incentive Program (“LTIP”) required to be met for the performance shares to vest. After the modification, management believes that approximately 2.5 million of the performance shares are likely to vest. As such, expense of approximately $3 million will be amortized over the remaining two year service period. During the six months ended June 30, 2006, Charter granted an additional 8.0 million performance shares under the LTIP. The impacts of such grant and the modification of the 2005 awards was $1 million for the six months ended June 30, 2006.

19.	Related Party Transactions
      The following sets forth certain transactions in which the Company and the directors, executive officers and affiliates of the Company are involved. Unless otherwise disclosed, management believes that each of the transactions described below was on terms no less favorable to the Company than could have been obtained from independent third parties.

CC VIII, LLC
      As part of the acquisition of the cable systems owned by Bresnan Communications Company Limited Partnership in February 2000, CC VIII, LLC, CCH II’s indirect limited liability company subsidiary, issued, after adjustments, 24,273,943 Class A preferred membership units (collectively, the “CC VIII interest”) with an initial value and an initial capital account of approximately $630 million to certain sellers affiliated with AT&T Broadband, subsequently owned by Comcast Corporation (the “Comcast sellers”). Mr. Allen granted the Comcast sellers the right to sell to him the CC VIII interest for approximately $630 million plus 4.5% interest annually from February 2000 (the “Comcast put right”). In April 2002, the Comcast sellers exercised the Comcast put right in full, and this transaction was consummated on June 6, 2003. Accordingly, Mr. Allen became the holder of the CC VIII interest, indirectly through an affiliate. In the event of a liquidation of CC VIII, the owners of the CC VIII interest would be entitled to a priority distribution with respect to a 2% priority return (which will continue to accrete). Any remaining distributions in liquidation would be distributed to CC V Holdings, LLC and the owners of the CC VIII interest in proportion to their capital accounts (which would have equaled the initial capital account of the Comcast sellers of approximately $630 million, increased or decreased by Mr. Allen’s pro rata share of CC VIII’s profits or losses (as computed for capital account purposes) after June 6, 2003).
      An issue arose as to whether the documentation for the Bresnan transaction was correct and complete with regard to the ultimate ownership of the CC VIII interest following consummation of the Comcast put right. Thereafter, the board of directors of Charter formed a Special Committee of independent directors to investigate the matter and take any other appropriate action on behalf of Charter with respect to this matter. After conducting an investigation of the relevant facts and circumstances, the Special Committee determined that a “scrivener’s error” had occurred in February 2000 in connection with the preparation of the last-minute revisions to the Bresnan transaction documents and that, as a result, Charter should seek the reformation of the Charter Holdco limited liability company agreement, or alternative relief, in order to restore and ensure the obligation that the CC VIII interest be automatically exchanged for Charter Holdco units.
      As of October 31, 2005, Mr. Allen, the Special Committee, Charter, Charter Holdco and certain of their affiliates, agreed to settle the dispute, and execute certain permanent and irrevocable releases

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
pursuant to the Settlement Agreement and Mutual Release agreement dated October 31, 2005 (the “Settlement”). Pursuant to the Settlement, Charter Investment, Inc. (“CII”) has retained 30% of its CC VIII interest (the “Remaining Interests”). The Remaining Interests are subject to certain transfer restrictions, including requirements that the Remaining Interests participate in a sale with other holders or that allow other holders to participate in a sale of the Remaining Interests, as detailed in the revised CC VIII Limited Liability Company Agreement. CII transferred the other 70% of the CC VIII interest directly and indirectly, through Charter Holdco, to a newly formed entity, CCHC (a direct subsidiary of Charter Holdco and the direct parent of Charter Holdings). Of the 70% of the CC VIII interest, 7.4% has been transferred by CII to CCHC for a subordinated exchangeable note with an initial accreted value of $48 million, accreting at 14% per annum, compounded quarterly, with a 15-year maturity (the “Note”). The remaining 62.6% has been transferred by CII to Charter Holdco, in accordance with the terms of the settlement for no additional monetary consideration. Charter Holdco contributed the 62.6% interest to CCHC.
      As part of the Settlement, CC VIII issued approximately 49 million additional Class B units to CC V in consideration for prior capital contributions to CC VIII by CC V, with respect to transactions that were unrelated to the dispute in connection with CII’s membership units in CC VIII. As a result, Mr. Allen’s pro rata share of the profits and losses of CC VIII attributable to the Remaining Interests is approximately 5.6%.
      The Note is exchangeable, at CII’s option, at any time, for Charter Holdco Class A Common units at a rate equal to the then accreted value, divided by $2.00 (the “Exchange Rate”). Customary anti-dilution protections have been provided that could cause future changes to the Exchange Rate. Additionally, the Charter Holdco Class A Common units received will be exchangeable by the holder into Charter common stock in accordance with existing agreements between CII, Charter and certain other parties signatory thereto. Beginning February 28, 2009, if the closing price of Charter common stock is at or above the Exchange Rate for a certain period of time as specified in the Exchange Agreement, Charter Holdco may require the exchange of the Note for Charter Holdco Class A Common units at the Exchange Rate.
      CCHC has the right to redeem the Note under certain circumstances, for cash in an amount equal to the then accreted value. Such amount, if redeemed prior to February 28, 2009, would also include a make whole provision up to the accreted value through February 28, 2009. CCHC must redeem the Note at its maturity for cash in an amount equal to the initial stated value plus the accreted return through maturity.
      Charter’s Board of Directors has determined that the transferred CC VIII interest will remain at CCHC for the present time, but there are currently no contractual or other obligations of CCHC that would prevent the contribution of those assets to a subsidiary of CCHC.

20.	Recently Issued Accounting Standards
      In June 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits. The Company will adopt FIN 48 effective January 1, 2007. The Company is currently assessing the impact of FIN 48 on its financial statements.

      Completed Letters of Transmittal and any other documents required in connection with surrenders of Convertible Notes for conversion should be directed to the Exchange Agent at the address set forth below.
The exchange agent for the Exchange Offer is:
Global Bondholder Services Corporation

By Facsimile (Eligible Guarantor Institutions Only) (212) 430-3775 (provide call back telephone number on fax cover sheet for confirmation) Confirmation: (212) 430-3774	By Mail, Overnight Courier or Hand Delivery Global Bondholder Services Corporation 65 Broadway — Suite 723 New York, New York 10006 Attn: Corporate Actions
      Any requests for assistant in connection with the Exchange Offer or for additional copies of this Exchange Offer Prospectus or related materials may be directors to the Information Agent at the address or telephone numbers set forth below. A Holder may also contact such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.
The information agent for the Exchange Offer is:
Global Bondholder Services Corporation
65 Broadway — Suite 723
New York, New York 10006
Attn: Corporate Actions
Banks and Brokers call: (212) 430-3774
Toll-free (866) 470-3700

The Dealer Managers for the Exchange Offer are:
Citigroup Global Markets Inc. 390 Greenwich Street, 5th Floor New York, New York 10013 Attn: Special Equity Transactions Group Collect: (212) 723-7406 U.S. Toll-free: (877) 531-8365	Banc of America Securities LLC 9 West 57th Street, 29th Floor New York, New York 10019 Attn: Convertible Securities Department Collect: (212) 933-2200 U.S. Toll-free: (888) 583-8900 x2200

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item. 20.	Indemnification of Directors and Officers.

Indemnification Under the Restated Certificate of Incorporation and Bylaws of Charter Communications, Inc.
      Charter Communications, Inc.’s Restated Certificate of Incorporation provides that a director of Charter Communications, Inc. shall not be personally liable to Charter Communications, Inc. or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the directors’ duty of loyalty to Charter Communications, Inc. or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation law; or (iv) for any transaction from which the director derived an improper personal benefit. Charter Communications, Inc.’s Bylaws require Charter Communications, Inc., to the fullest extent authorized by the Delaware General Corporation Law, to indemnify any person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he is or was a director or officer of Charter Communications, Inc. or is or was serving at the request of Charter Communications, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, in each case, against all expense, liability and loss (including attorneys’ fees, judgments, amounts paid in settlement, fines, ERISA excise taxes or penalties) reasonably incurred or suffered by such person in connection therewith.

Indemnification Under the By-Laws of CCH II Capital Corp.
      The Bylaws of CCH II Capital Corp. require CCH II Capital Corp., to the fullest extent authorized by the Delaware General Corporation Law, to indemnify any person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he is or was a director or officer of CCH II Capital Corp. or is or was serving at the request of CCH II Capital Corp. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, in each case, against all expense, liability and loss (including attorneys’ fees, judgments, amounts paid in settlement, fines, ERISA excise taxes or penalties) reasonably incurred or suffered by such person in connection therewith.

Indemnification Under the Delaware General Corporation Law
      Section 145 of the Delaware General Corporation Law, authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director

(i) for any breach of the director’s duty of loyalty to the corporation or its shareholders,

(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(iii) for unlawful payments of dividends or unlawful stock purchases or redemptions, or

(iv) for any transaction from which the director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Indemnification Under the Limited Liability Company Agreement of CCH II
      The limited liability company agreement of CCH II, LLC provides that the members, the manager, the directors, their affiliates or any person who at any time serves or has served as a director, officer, employee or other agent of any member or any such affiliate, and who, in such capacity, engages or has engaged in activities on behalf of CCH II, LLC, shall be indemnified and held harmless by CCH II, LLC to the fullest extent permitted by law from and against any losses, damages, expenses, including attorneys’ fees, judgments and amounts paid in settlement actually and reasonably incurred by or in connection with any claim, action, suit or proceeding arising out of or incidental to such indemnifiable person’s acts or omissions on behalf of CCH II, LLC. Notwithstanding the foregoing, no indemnification is available under the limited liability company agreement in respect of any such claim adjudged to be primarily the result of bad faith, willful misconduct or fraud of an indemnifiable person. Payment of these indemnification obligations shall be made from the assets of CCH II, LLC and the members shall not be personally liable to an indemnifiable person for payment of indemnification.

Indemnification Under the Delaware Limited Liability Company Act
      Section 18-108 of the Delaware Limited Liability Company Act authorizes a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

Item 21.	Exhibits and Financial Statement Schedules
      Exhibits are listed by numbers corresponding to the Exhibit Table of Item 601 in Regulation S-K.

Exhibit		Description

1	.1*	Form of Dealer Manager Agreement.
2.1		Purchase Agreement, dated May 29, 2003, by and between Falcon Video Communications, L.P. and WaveDivision Holdings, LLC (incorporated by reference to Exhibit 2.1 to Charter Communications, Inc.’s current report on Form 8-K filed on May 30, 2003 (File No. 000-27927)).

Exhibit		Description

2.2		Asset Purchase Agreement, dated September 3, 2003, by and between Charter Communications VI, LLC, The Helicon Group, L.P., Hornell Television Service, Inc., Interlink Communications Partners, LLC, Charter Communications Holdings, LLC and Atlantic Broadband Finance, LLC (incorporated by reference to Exhibit 2.1 to Charter Communications, Inc.’s current report on Form 8-K/A filed on September 3, 2003 (File No. 000-27927)).
2.3		Purchase Agreement, dated August 11, 2005 by and among CCO Holdings, LLC, CCO Holdings Capital Corp. and J.P. Morgan Securities Inc., Credit Suisse First Boston LLC, and Banc of America Securities LLC as representatives of the purchasers (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of CCO Holdings, LLC and CCO Holdings Capital Corp. filed on August 17, 2005 (File No. 333-112593)).
2.4		Purchase Agreement dated as of January 26, 2006, by and between CCH II, LLC, CCH II Capital Corp. and J.P. Morgan Securities, Inc as Representative of several Purchasers for $450,000,000 10.25% Senior Notes Due 2010 (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K of Charter Communications, Inc. filed on January 27, 2006 (File No. 000-27927)).
2.5		Asset Purchase Agreement dated February 27, 2006, by and between Charter Communications Operating, LLC and Cebridge Acquisition Co., LLC (incorporated by reference to Exhibit 2.2 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on May 2, 2006 (File No. 000-27927)).
3.1		Certificate of Formation of CCH II, LLC (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the registration statement on Form S-4 of CCH II, LLC and CCH II Capital Corp. filed on March 24, 2004 (File No. 333-111423)).
3.2		Amended and Restated Limited Liability Company Agreement of CCH II, LLC, dated as of July 10, 2003 (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the registration statement on Form S-4 of CCH II, LLC and CCH II Capital Corp. filed on March 24, 2004 (File No. 333-111423)).
3.3		Certificate of Incorporation of CCH II Capital Corp. (incorporated by reference to Exhibit 3.3 to Amendment No. 1 to the registration statement on Form S-4 of CCH II, LLC and CCH II Capital Corp. filed on March 24, 2004 (File No. 333-111423)).
3.4		Amended and Reinstated By-laws of CCH II Capital Corporation (incorporated by reference to Exhibit 3.4 to Amendment No. 1 to the registration statement on Form S-4 of CCH II, LLC and CCH II Capital Corp. filed on March 24, 2004 (File No. 333-111423)).
3	.5(a)#	Restated Certificate of Incorporation of Charter Communications, Inc. (Originally incorporated July 22, 1999) (incorporated by reference to Exhibit 3.1 to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on October 18, 1999 (File No. 333-83887)).
3	.5(b)#	Certificate of Amendment of Restated Certificate of Incorporation of Charter Communications, Inc. filed May 10, 2001 (incorporated by reference to Exhibit 3.1(b) to the annual report on Form 10-K filed by Charter Communications, Inc. on March 29, 2002 (File No. 000-27927)).
3	.6#	Amended and Restated By-laws of Charter Communications, Inc. as of June 6, 2001 (incorporated by reference to Exhibit 3.2 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 14, 2001 (File No. 000-27927)).
3	.6(a)#	First Amendment to Amended and Restated By-Laws of Charter Communications, Inc. adopted as of November 8, 1999 (incorporated by reference to Exhibit 3.2(b) to Amendment No. 1 to the registration statement on Form S-1 filed by Charter Communications, Inc. on February 3, 2006 (File No. 333-130898)).
3	.6(b)#	Second Amendment to Amended and Restated By-Laws of Charter Communications, Inc. adopted as of January 1, 2000 (incorporated by reference to Exhibit 3.2(c) to Amendment No. 1 to the registration statement on Form S-1 filed by Charter Communications, Inc. on February 3, 2006 (File No. 333-130898)).

Exhibit		Description

3	.6(c)#	Third Amendment to Amended and Restated By-Laws of Charter Communications, Inc. adopted as of June 6, 2001(incorporated by reference to Exhibit 3.2(d) to Amendment No. 1 to the registration statement on Form S-1 filed by Charter Communications, Inc. on February 3, 2006 (File No. 333-130898)).
3	.6(d)#	Fourth Amendment to Amended and Restated By-laws of Charter Communications, Inc. as of October 3, 2003 (incorporated by reference to Exhibit 3.3 to Charter Communications, Inc.’s quarterly report on Form 10-Q filed on November 3, 2003 (File No. 000-27927)).
3	.6(e)#	Fifth Amendment to Amended and Restated By-laws of Charter Communications, Inc. as of October 28, 2003 (incorporated by reference to Exhibit 3.4 to Charter Communications, Inc.’s quarterly report on Form 10-Q filed on November 3, 2003 (File No. 000-27927)).
3	.6(f)#	Sixth Amendment to Amended and Restated By-laws of Charter Communications, Inc. (incorporated by reference to Charter Communications, Inc.’s current report on Form 8-K filed on September 30, 2004 (File No. 000-27927)).
3	.6(g)#	Seventh Amendment to Amended and Restated By-laws of Charter Communications, Inc. (incorporated by reference to Charter Communications, Inc.’s current report on Form 8-K filed on October 22, 2004 (File No. 000-27927)).
3	.6(h)#	Eighth Amendment to the Amended and Restated By-Laws of Charter Communications, Inc. adopted as of December 14, 2004 (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K of Charter Communications, Inc. filed on December 15, 2004 (File No. 000-27927)).
3	.6(i)#	Ninth Amendment to Amended and Restated By-laws of Charter Communications, Inc. (incorporated by reference to Exhibit 3.1 to the Charter Communications, Inc.’s current report on Form 8-K filed of Charter Communications, Inc. filed on April 21, 2006 (File No. 000-27927)).
4.1		Indenture relating to the 10.25% Senior Notes due 2010, dated as of September 23, 2003, among CCH II, LLC, CCH II Capital Corp. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications Inc. filed on September 26, 2003 (File No. 000-27927)).
4.2		Indenture relating to the 8 3/4 % Senior Notes due 2013, dated as of November 10, 2003, by and among CCO Holdings, LLC, CCO Holdings Capital Corp. and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.1 to Charter Communications, Inc.’s current report on Form 8-K filed on November 12, 2003 (File No. 000-27927)).
4.3		Indenture relating to the 8% senior second lien notes due 2012 and 8 3/8 % senior second lien notes due 2014, dated as of April 27, 2004, by and among Charter Communications Operating, LLC, Charter Communications Operating Capital Corp. and Wells Fargo Bank, N.A. as trustee (incorporated by reference to Exhibit 10.32 to Amendment No. 2 to the registration statement on Form S-4 of CCH II, LLC filed on May 5, 2004 (File No. 333-111423)).
4	.4(a)	Indenture dated as of December 15, 2004 among CCO Holdings, LLC, CCO Holdings Capital Corp. and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of CCO Holdings, LLC filed on December 21, 2004 (File No. 333-112593)).
4	.4(b)	First Supplemental Indenture dated August 17, 2005 by and among CCO Holdings, LLC, CCO Holdings Capital Corp. and Wells Fargo Bank, L.A., as trustee (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of CCO Holdings, LLC and CCO Holdings Capital Corp. filed on August 23, 2005 (File No. 333-112593)).
4.5		Exchange and Registration Rights Agreement dated August 17, 2005 by and among CCO Holdings, LLC, CCO Holdings Capital Corp. and J.P. Morgan Securities Inc., Credit Suisse First Boston LLC, and Banc of America Securities LLC as representatives of the purchasers (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of CCO Holdings, LLC and CCO Holdings Capital Corp. filed on August 23, 2005 (File No. 333-112593)).
5	.1*	Opinion of Gibson, Dunn & Crutcher regarding legality.

Exhibit		Description

8	.1*	Opinion of Gibson, Dunn & Crutcher regarding tax matters.
10.1		Settlement Agreement and Mutual Releases, dated as of October 31, 2005, by and among Charter Communications, Inc., Special Committee of the Board of Directors of Charter Communications, Inc., Charter Communications Holding Company, LLC, CCHC, LLC, CC VIII, LLC, CC V, LLC, Charter Investment, Inc., Vulcan Cable III, LLC and Paul G. Allen (incorporated by reference to Exhibit 10.17 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 2, 2005 (File No. 000-27927)).
10.2		Exchange Agreement, dated as of October 31, 2005, by and among Charter Communications Holding Company, LLC, Charter Investment, Inc. and Paul G. Allen (incorporated by reference to Exhibit 10.18 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 2, 2005 (File No. 000-27927)).
10.3		CCHC, LLC Subordinated and Accreting Note, dated as of October 31, 2005 (revised) (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K of Charter Communications, Inc. filed on November 4, 2005 (File No. 000-27927)).
10.4		Amended and Restated Credit Agreement, dated as of April 28, 2006, among Charter Communications Operating, LLC, CCO) Holdings, LLC, the lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on May 1, 2006 (File No. 000-27927)).
10	.5(a)	First Amended and Restated Mutual Services Agreement, dated as of December 21, 2000, by and between Charter Communications, Inc., Charter Investment, Inc. and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.2(b) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on February 2, 2001 (File No. 333-54902)).
10	.5(b)	Letter Agreement, dated June 19, 2003, by and among Charter Communications, Inc., Charter Communications Holding Company, LLC and Charter Investment, Inc. regarding Mutual Services Agreement (incorporated by reference to Exhibit No. 10.5(b) to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 000-27927)).
10	.5(c)	Second Amended and Restated Mutual Services Agreement, dated as of June 19, 2003 between Charter Communications, Inc. and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.5(a) to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 000-27927)).
10	.6(a)	Amended and Restated Limited Liability Company Agreement for CC VIII, LLC, dated as of March 31, 2003 (incorporated by reference to Exhibit 10.27 to the annual report on Form 10-K of Charter Communications, Inc. filed on April 15, 2003 (File No. 000-27927)).
10	.6(b)	Third Amended and Restated Limited Liability Company Agreement for CC VIII, LLC, dated as of October 31, 2005 (incorporated by reference to Exhibit 10.20 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 2, 2005 (File No. 000-27927)).
10	.7(a)	Amended and Restated Limited Liability Company Agreement of Charter Communications Operating, LLC, dated as of June 19, 2003 (incorporated by reference to Exhibit No. 10.2 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 000-27927)).
10	.7(b)	First Amendment to the Amended and Restated Limited Liability Company Agreement of Charter Communications Operating, LLC, adopted as of June 22, 2004 (incorporated by reference to Exhibit 10.38(b) to the annual report on Form 10-K filed by Charter Communications, Inc. on February 28, 2006 (File No. 000-27927)).
10.8		Amended and Restated Management Agreement, dated as of June 19, 2003, between Charter Communications Operating, LLC and Charter Communications, Inc. (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 333-83887)).

Exhibit		Description

10	.9(a)	Stipulation of Settlement, dated as of January 24, 2005, regarding settlement of Consolidated Federal Class Action entitled in Re Charter Communications, Inc. Securities Litigation. (incorporated by reference to Exhibit 10.48 to the Annual Report on Form 10-K filed by Charter Communications, Inc. on March 3, 2005 (File No. 000-27927)).
10	.9(b)	Amendment to Stipulation of Settlement, dated as of May 23, 2005, regarding settlement of Consolidated Federal Class Action entitled In Re Charter Communications, Inc. Securities Litigation (incorporated by reference to Exhibit 10.35(b) to Amendment No. 3 to the registration statement on Form S-1 filed by Charter Communications, Inc. on June 8, 2005 (File No. 333-121186)).
10.10		Settlement Agreement and Mutual Release, dated as of February 1, 2005, by and among Charter Communications, Inc. and certain other insureds, on the other hand, and Certain Underwriters at Lloyd’s of London and certain subscribers, on the other hand. (incorporated by reference to Exhibit 10.49 to the annual report on Form 10-K filed by Charter Communications, Inc. on March 3, 2005 (File No. 000-27927)).
10.11		Stipulation of Settlement, dated as of January 24, 2005, regarding settlement of Federal Derivative Action, Arthur J. Cohn v. Ronald L. Nelson et al and Charter Communications, Inc. (incorporated by reference to Exhibit 10.50 to the annual report on Form 10-K filed by Charter Communications, Inc. on March 3, 2005 (File No. 000-27927)).
10	.12(a)†	Charter Communications Holdings, LLC 1999 Option Plan (incorporated by reference to Exhibit 10.4 to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on July 22, 1999 (File No. 333-77499)).
10	.12(b)†	Assumption Agreement regarding Option Plan, dated as of May 25, 1999, by and between Charter Communications Holdings, LLC and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.13 to Amendment No. 6 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on August 27, 1999 (File No. 333-77499)).
10	.12(c)†	Form of Amendment No. 1 to the Charter Communications Holdings, LLC 1999 Option Plan (incorporated by reference to Exhibit 10.10(c) to Amendment No. 4 to the registration statement on Form S-1 of Charter Communications, Inc. filed on November 1, 1999 (File No. 333-83887)).
10	.12(d)†	Amendment No. 2 to the Charter Communications Holdings, LLC 1999 Option Plan (incorporated by reference to Exhibit 10.4(c) to the annual report on Form 10-K filed by Charter Communications, Inc. on March 30, 2000 (File No. 000-27927)).
10	.12(e)†	Amendment No. 3 to the Charter Communications 1999 Option Plan (incorporated by reference to Exhibit 10.14(e) to the annual report of Form 10-K of Charter Communications, Inc. filed on March 29, 2002 (File No. 000-27927)).
10	.12(f)†	Amendment No. 4 to the Charter Communications 1999 Option Plan (incorporated by reference to Exhibit 10.10(f) to the annual report on Form 10-K of Charter Communications, Inc. filed on April 15, 2003 (File No. 000-27927)).
10	.13(a)†	Charter Communications, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.25 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on May 15, 2001 (File No. 000-27927)).
10	.13(b)†	Amendment No. 1 to the Charter Communications, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.11(b) to the annual report on Form 10-K of Charter Communications, Inc. filed on April 15, 2003 (File No. 000-27927)).
10	.13(c)†	Amendment No. 2 to the Charter Communications, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.10 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 14, 2001 (File No. 000-27927)).
10	.13(d)†	Amendment No. 3 to the Charter Communications, Inc. 2001 Stock Incentive Plan effective January 2, 2002 (incorporated by reference to Exhibit 10.15(c) to the annual report of Form 10-K of Charter Communications, Inc. filed on March 29, 2002 (File No. 000-27927)).

Exhibit		Description

10	.13(e)†	Amendment No. 4 to the Charter Communications, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.11(e) to the annual report on Form 10-K of Charter Communications, Inc. filed on April 15, 2003 (File No. 000-27927)).
10	.13(f)†	Amendment No. 5 to the Charter Communications, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.11(f) to the annual report on Form 10-K of Charter Communications, Inc. filed on April 15, 2003 (File No. 000-27927)).
10	.13(g)†	Amendment No. 6 to the Charter Communications, Inc. 2001 Stock Incentive Plan effective December 23, 2004 (incorporated by reference to Exhibit 10.43(g) to the registration statement on Form S-1 of Charter Communications, Inc. filed on October 5, 2005 (File No. 333-128838)).
10	.13(h)†	Amendment No. 7 to the Charter Communications, Inc. 2001 Stock Incentive Plan effective August 23, 2005 (incorporated by reference to Exhibit 10.43(h) to the registration statement on Form S-1 of Charter Communications, Inc. filed on October 5, 2005 (File No. 333-128838)).
10	.13(i)†	Description of Long-Term Incentive Program to the Charter Communications, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.18(g) to the annual report on Form 10-K filed by Charter Communications Holdings, LLC on March 31, 2005 (File No. 333-77499)).
10	.14†	Description of Charter Communications, Inc. 2006 Executive Bonus Plan (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on May 2, 2006 (File No. 000-27927)).
10	.15†	2005 Executive Cash Award Plan amended for 2006 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed April 17, 2006 (File No. 000-27927)).
10	.16†	Executive Services Agreement, dated as of January 17, 2005, between Charter Communications, Inc. and Robert P. May (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on January 21, 2005 (File No. 000-27927)).
10	.17†	Employment Agreement, dated as of October 8, 2001, by and between Carl E. Vogel and Charter Communications, Inc. (Incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 14, 2001 (File No. 000-27927)).
10	.18†	Separation Agreement and Release for Carl E. Vogel, dated as of February 17, 2005 (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K filed by Charter Communications, Inc. on February 22, 2005 (File No. 000-27927)).
10	.19†	Letter Agreement, dated April 15, 2005, by and between Charter Communications, Inc. and Paul E. Martin (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed April 19, 2005 (File No. 000-27927)).
10	.20†	Restricted Stock Agreement, dated as of July 13, 2005, by and between Robert P. May and Charter Communications, Inc. (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed July 13, 2005 (File No. 000-27927)).
10	.21†	Restricted Stock Agreement, dated as of July 13, 2005, by and between Michael J. Lovett and Charter Communications, Inc. (incorporated by reference to Exhibit 99.2 to the current report on Form 8-K of Charter Communications, Inc. filed July 13, 2005 (File No. 000-27927)).
10	.22†	Employment Agreement, dated as of August 9, 2005, by and between Neil Smit and Charter Communications, Inc. (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on August 15, 2005 (File No. 000-27927)).

Exhibit		Description

10	.23†	Employment Agreement dated as of September 2, 2005, by and between Paul E. Martin and Charter Communications, Inc. (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on September 9, 2005 (File No. 000-27927)).
10	.24†	Employment Agreement dated as of September 2, 2005, by and between Wayne H. Davis and Charter Communications, Inc. (incorporated by reference to Exhibit 99.2 to the current report on Form 8-K of Charter Communications, Inc. filed on September 9, 2005 (File No. 000-27927)).
10	.25†	Employment Agreement dated as of October 31, 2005, by and between Sue Ann Hamilton and Charter Communications, Inc. (incorporated by reference to Exhibit 10.21 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 2, 2005 (File No. 000-27927)).
10	.26†	Employment Agreement effective as of October 10, 2005, by and between Grier C. Raclin and Charter Communications, Inc. (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on November 14, 2005 (File No. 000-27927)).
10	.27†	Employment Offer Letter, dated November 22, 2005, by and between Charter Communications, Inc. and Robert A. Quigley (incorporated by reference to 10.68 to Amendment No. 1 to the registration statement on Form S-1 of Charter Communications, Inc. filed on February 2, 2006 (File No. 333-130898)).
10	.28†	Employment Agreement dated as of December 9, 2005, by and between Robert A. Quigley and Charter Communications, Inc. (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on December 13, 2005 (File No. 000-27927)).
10	.29†	Retention Agreement dated as of January 9, 2006, by and between Paul E. Martin and Charter Communications, Inc. (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on January 10, 2006 (File No. 000-27927)).
10	.30†	Employment Agreement dated as of January 20, 2006 by and between Jeffrey T. Fisher and Charter Communications, Inc. (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on January 27, 2006 (File No. 000-27927)).
10	.31†	Employment Agreement dated as of February 28, 2006 by and between Michael J. Lovett and Charter Communications, Inc. (incorporated by reference to Exhibit 99.2 to the current report on Form 8-K of Charter Communications, Inc. filed on March 3, 2006 (File No. 000-27927)).
10	.32†	Separation Agreement of Wayne H. Davis, dated as of March 23, 2006 (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on April 6, 2006 (File No. 000-27927)).
10	.33†	Consulting Agreement of Wayne H. Davis, dated as of March 23, 2006 (incorporated by reference to Exhibit 99.2 to the current report on Form 8-K of Charter Communications, Inc. filed on April 6, 2006 (File No. 000-27927)).
10	.34†	Employment Agreement of Marwan Fawaz, dated as of August 1, 2006 (incorporated by reference to Exhibit 99.1 to the current report of Form 8-K of Charter Communications, Inc. filed on August 1, 2006 (File No. 000-27927)).
10	.35#	Indenture dated May 30, 2001 between Charter Communications, Inc. and BNY Midwest Trust Company as Trustee governing 4.75% Convertible Senior Notes due 2006 (incorporated by reference to Exhibit 4.1(b) to the current report on Form 8-K filed by Charter Communications, Inc. on June 1, 2001 (File No. 000-27927)).
10	.36#	Certificate of Designation of Series A Convertible Redeemable Preferred Stock of Charter Communications, Inc. and related Certificate of Correction of Certificate of Designation (incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 14, 2001 (File No. 000-27927)).

Exhibit		Description

10	.37#	Certificate of Amendment of Certificate of Designation of Series A Convertible Redeemable Preferred Stock of Charter Communications, Inc. (incorporated by reference to Annex A to the Definitive Information Statement on Schedule 14C filed by Charter Communications, Inc. on December 12, 2005 (File No. 000-27927)).
10	.38#	Indenture relating to the 5.875% convertible senior notes due 2009, dated as of November 2004, by and among Charter Communications, Inc. and Wells Fargo Bank, N.A. as trustee (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
10	.39#	5.875% convertible senior notes due 2009 Resale Registration Rights Agreement, dated November 22, 2004, by and among Charter Communications, Inc. and Citigroup Global Markets Inc. and Morgan Stanley and Co. Incorporated as representatives of the initial purchasers (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
10	.40#	Share Loan Registration Rights Agreement, dated November 22, 2004, by and between Charter Communications, Inc. and Citigroup Global Markets Inc. (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
10	.41#	Collateral Pledge and Security Agreement, dated as of November 22, 2004, by and between Charter Communications, Inc. and Wells Fargo Bank, N.A. as trustee and collateral agent (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
10	.42#	Collateral Pledge and Security Agreement, dated as of November 22, 2004 among Charter Communications, Inc., Charter Communications Holding Company, LLC and Wells Fargo Bank, N.A. as trustee and collateral agent (incorporated by reference to Exhibit 10.5 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
10	.43#	Indenture relating to the 8.250% Senior Notes due 2007, dated as of March 17, 1999, between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (incorporated by reference to Exhibit 4.1(a) to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on June 22, 1999 (File No. 333-77499)).
10	.44(a)#	Indenture relating to the 8.625% Senior Notes due 2009, dated as of March 17, 1999, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (incorporated by reference to Exhibit 4.2(a) to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on June 22, 1999 (File No. 333-77499)).
10	.44(b)#	First Supplemental Indenture relating to the 8.625% Senior Notes due 2009, dated as of September 28, 2005, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.45(a)#	Indenture relating to the 9.920% Senior Discount Notes due 2011, dated as of March 17, 1999, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (incorporated by reference to Exhibit 4.3(a) to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on June 22, 1999 (File No. 333-77499)).

Exhibit		Description

10	.45(b)#	First Supplemental Indenture relating to the 9.920% Senior Discount Notes due 2011, dated as of September 28, 2005, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.46(a)#	Indenture relating to the 10.00% Senior Notes due 2009, dated as of January 12, 2000, between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (incorporated by reference to Exhibit 4.1(a) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on January 25, 2000 (File No. 333-95351)).
10	.46(b)#	First Supplemental Indenture relating to the 10.00% Senior Notes due 2009, dated as of September 28, 2005, between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee (incorporated by reference to Exhibit 10.5 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.47(a)#	Indenture relating to the 10.25% Senior Notes due 2010, dated as of January 12, 2000, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (incorporated by reference to Exhibit 4.2(a) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on January 25, 2000 (File No. 333-95351)).
10	.47(b)#	First Supplemental Indenture relating to the 10.25% Senior Notes due 2010, dated as of September 28, 2005, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee (incorporated by reference to Exhibit 10.6 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.48(a)#	Indenture relating to the 11.75% Senior Discount Notes due 2010, dated as of January 12, 2000, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (incorporated by reference to Exhibit 4.3(a) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on January 25, 2000 (File No. 333-95351)).
10	.48(b)#	First Supplemental Indenture relating to the 11.75% Senior Discount Notes due 2010, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee, dated as of September 28, 2005 (incorporated by reference to Exhibit 10.7 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.49(a)#	Indenture dated as of January 10, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.750% senior notes due 2009 (incorporated by reference to Exhibit 4.2(a) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on February 2, 2001 (File No. 333-54902)).
10	.49(b)#	First Supplemental Indenture dated as of September 28, 2005 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.750% Senior Notes due 2009 (incorporated by reference to Exhibit 10.8 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).

Exhibit		Description

10	.50(a)#	Indenture dated as of January 10, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 11.125% senior notes due 2011 (incorporated by reference to Exhibit 4.2(b) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on February 2, 2001 (File No. 333-54902)).
10	.50(b)#	First Supplemental Indenture dated as of September 28, 2005, between Charter Communications Holdings, LLC, Charter Communications Capital Corporation and BNY Midwest Trust Company governing 11.125% Senior Notes due 2011 (incorporated by reference to Exhibit 10.9 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.51(a)#	Indenture dated as of January 10, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 13.500% senior discount notes due 2011 (incorporated by reference to Exhibit 4.2(c) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on February 2, 2001 (File No. 333-54902)).
10	.51(b)#	First Supplemental Indenture dated as of September 28, 2005, between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 13.500% Senior Discount Notes due 2011 (incorporated by reference to Exhibit 10.10 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.52(a)#	Indenture dated as of May 15, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 9.625% Senior Notes due 2009 (incorporated by reference to Exhibit 10.2(a) to the current report on Form 8-K filed by Charter Communications, Inc. on June 1, 2001 (File No. 000-27927)).
10	.52(b)#	First Supplemental Indenture dated as of January 14, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 9.625% Senior Notes due 2009 (incorporated by reference to Exhibit 10.2(a) to the current report on Form 8-K filed by Charter Communications, Inc. on January 15, 2002 (File No. 000-27927)).
10	.52(c)#	Second Supplemental Indenture dated as of June 25, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 9.625% Senior Notes due 2009 (incorporated by reference to Exhibit 4.1 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 6, 2002 (File No. 000-27927)).
10	.52(d)#	Third Supplemental Indenture dated as of September 28, 2005 between Charter Communications Holdings, LLC, Charter Communications Capital Corporation and BNY Midwest Trust Company as Trustee governing 9.625% Senior Notes due 2009 (incorporated by reference to Exhibit 10.11 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.53(a)#	Indenture dated as of May 15, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.000% Senior Notes due 2011 (incorporated by reference to Exhibit 10.3(a) to the current report on Form 8-K filed by Charter Communications, Inc. on June 1, 2001 (File No. 000-27927)).
10	.53(b)#	First Supplemental Indenture dated as of January 14, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.000% Senior Notes due 2011 (incorporated by reference to Exhibit 10.3(a) to the current report on Form 8-K filed by Charter Communications, Inc. on January 15, 2002 (File No. 000-27927)).

Exhibit		Description

10	.53(c)#	Second Supplemental Indenture dated as of June 25, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.000% Senior Notes due 2011 (incorporated by reference to Exhibit 4.2 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 6, 2002 (File No. 000-27927)).
10	.53(d)#	Third Supplemental Indenture dated as of September 28, 2005 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing the 10.000% Senior Notes due 2011 (incorporated by reference to Exhibit 10.12 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.54(a)#	Indenture dated as of May 15, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 11.750% Senior Discount Notes due 2011 (incorporated by reference to Exhibit 10.4(a) to the current report on Form 8-K filed by Charter Communications, Inc. on June 1, 2001 (File No. 000-27927)).
10	.54(b)#	First Supplemental Indenture dated as of September 28, 2005 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 11.750% Senior Discount Notes due 2011 (incorporated by reference to Exhibit 10.13 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.55#	4.75% Mirror Note in the principal amount of $632.5 million dated as of May 30, 2001, made by Charter Communications Holding Company, LLC, a Delaware limited liability company, in favor of Charter Communications, Inc., a Delaware corporation (incorporated by reference to Exhibit 4.5 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 6, 2002 (File No. 000-27927)).
10	.56(a)#	Indenture dated as of January 14, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 12.125% Senior Discount Notes due 2012 (incorporated by reference to Exhibit 10.4(a) to the current report on Form 8-K filed by Charter Communications, Inc. on January 15, 2002 (File No. 000-27927)).
10	.56(b)#	First Supplemental Indenture dated as of June 25, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 12.125% Senior Discount Notes due 2012 (incorporated by reference to Exhibit 4.3 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 6, 2002 (File No. 000-27927)).
10	.56(c)#	Second Supplemental Indenture dated as of September 28, 2005 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 12.125% Senior Discount Notes due 2012 (incorporated by reference to Exhibit 10.14 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.57#	Share Lending Agreement, dated as of November 22, 2004 between Charter Communications, Inc., Citigroup Global Markets Limited, through Citigroup Global Markets, Inc. (incorporated by reference to Exhibit 10.6 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
10	.58#	Holdco Mirror Notes Agreement, dated as of November 22, 2004, by and between Charter Communications, Inc. and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.7 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
10	.59#	Unit Lending Agreement, dated as of November 22, 2004, by and between Charter Communications, Inc. and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.8 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).

Exhibit		Description

10	.60#	5.875% Mirror Convertible Senior Note due 2009, in the principal amount of $862,500,000 dated as of November 22, 2004 made by Charter Communications Holding Company, LLC, a Delaware limited liability company, in favor of Charter Communications, Inc., a Delaware limited liability company, in favor of Charter Communications, Inc., a Delaware corporation (incorporated by reference to Exhibit 10.9 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
10	.61#	Indenture dated as of September 28, 2005 among CCH I Holdings, LLC and CCH I Holdings Capital Corp., as Issuers and Charter Communications Holdings, LLC, as Parent Guarantor, and The Bank of New York Trust Company, NA, as Trustee, governing: 11.125% Senior Accreting Notes due 2014, 9.920% Senior Accreting Notes due 2014, 10.000% Senior Accreting Notes due 2014, 11.75% Senior Accreting Notes due 2014, 13.50% Senior Accreting Notes due 2014, 12.125% Senior Accreting Notes due 2015 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.62#	Indenture dated as of September 28, 2005 among CCH I, LLC and CCH I Capital Corp., as Issuers, Charter Communications Holdings, LLC, as Parent Guarantor, and The Bank of New York Trust Company, NA, as Trustee, governing 11.00% Senior Secured Notes due 2015 (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.63#	Consulting Agreement, dated as of March 10, 1999, by and between Vulcan Northwest Inc., Charter Communications, Inc. (now called Charter Investment, Inc.) and Charter Communications Holdings, LLC (incorporated by reference to Exhibit 10.3 to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on July 22, 1999 (File No. 333-77499)).
10	.64#	Letter Agreement, dated September 21, 1999, by and among Charter Communications, Inc., Charter Investment, Inc., Charter Communications Holding Company, Inc. and Vulcan Ventures Inc. (incorporated by reference to Exhibit 10.22 to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on October 18, 1999 (File No. 333-83887)).
10	.65#	Form of Exchange Agreement, dated as of November 12, 1999 by and among Charter Investment, Inc., Charter Communications, Inc., Vulcan Cable III Inc. and Paul G. Allen (incorporated by reference to Exhibit 10.13 to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on October 18, 1999 (File No. 333-83887)).
10	.66(a)#	Amended and Restated Limited Liability Company Agreement for Charter Communications Holding Company, LLC made as of August 31, 2001 (incorporated by reference to Exhibit 10.9 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 14, 2001 (File No. 000-27927)).
10	.66(b)#	Letter Agreement between Charter Communications, Inc. and Charter Investment Inc. and Vulcan Cable III Inc. amending the Amended and Restated Limited Liability Company Agreement of Charter Communications Holding Company, LLC, dated as of November 22, 2004 (incorporated by reference to Exhibit 10.10 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
10	.67#	Second Amended and Restated Limited Liability Company Agreement for Charter Communications Holdings, LLC, dated as of October 31, 2005 (incorporated by reference to Exhibit 10.21 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 2, 2005 (File No. 000-27927)).
15	.1**	Letter re: unaudited interim financial information of Charter Communications, Inc.
21	.1*	Subsidiaries of CCH II, LLC.
21	.2*	Subsidiaries of Charter Communications, Inc.
23	.1**	Consent of KPMG LLP with respect to the Consolidated Financial Statements of Charter Communications, Inc.

Exhibit		Description

23	.2**	Consent of KPMG LLP with respect to the Consolidated Financial Statements of CCH II, LLC.
23	.3*	Consent of Gibson, Dunn & Crutcher LLP (included with Exhibit 5.1).
23	.4*	Consent of Gibson, Dunn & Crutcher LLP regarding tax matters (included with Exhibit 8.1).
24	.1*	Power of attorney (included in signature page).
25	.1**	Statement of eligibility of trustee.
99	.1**	Letter of Transmittal.
99	.2**	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99	.3**	Letter to Clients.

*	Previously filed.

**	Filed herewith.

†	Management compensatory plan or arrangement.

#	Applicable only to Charter Communications, Inc.

Item 22.	Undertakings
      The undersigned registrants hereby undertake that:

(i) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuers undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(ii) Every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrants in the successful defense of any action, suit or proceeding, is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, Charter Communications, Inc. has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Louis, State of Missouri, on August 28, 2006.

CHARTER COMMUNICATIONS, INC.,
Registrant

By:	/s/ Kevin D. Howard

Name: Kevin D. Howard

Title:	Vice President and Chief Accounting Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Paul G. Allen	Chairman of the Board of Directors of Charter Communications, Inc.	August 28, 2006

* Neil Smit	President and Chief Executive Officer, Director (Principal Executive Officer) Charter Communications, Inc.	August 28, 2006

* Jeffrey T. Fisher	Executive Vice President and Chief Financial Officer (Principal Financial Officer) Charter Communications, Inc.	August 28, 2006

/s/ Kevin D. Howard Kevin D. Howard	Vice President and Chief Accounting Officer (Principal Accounting Officer) Charter Communications, Inc.	August 28, 2006

* W. Lance Conn	Director of Charter Communications, Inc.	August 28, 2006

* Nathaniel A. Davis	Director of Charter Communications, Inc.	August 28, 2006

* Jonathan L. Dolgen	Director of Charter Communications, Inc.	August 28, 2006

* Rajive Johri	Director of Charter Communications, Inc.	August 28, 2006

* Robert P. May	Director of Charter Communications, Inc.	August 28, 2006

Signature		Title	Date

* David C. Merritt		Director of Charter Communications, Inc.	August 28, 2006

* Marc B. Nathanson		Director of Charter Communications, Inc.	August 28, 2006

* Jo Allen Patton		Director of Charter Communications, Inc.	August 28, 2006

* John H. Tory		Director of Charter Communications, Inc.	August 28, 2006

* Larry W. Wangberg		Director of Charter Communications, Inc.	August 28, 2006

*By:	/s/ Kevin D. Howard Name: Kevin D. Howard Title: Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, CCH II, LLC has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Louis, State of Missouri, on August 28, 2006.

CCH II, LLC,
Registrant

CHARTER COMMUNICATIONS, INC.,
Sole Manager

By:	/s/ Kevin D. Howard

Name: Kevin D. Howard

Title:	Vice President and

Chief Accounting Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Paul G. Allen	Chairman of the Board of Directors of Charter Communications, Inc.	August 28, 2006

* Neil Smit	President and Chief Executive Officer, Director (Principal Executive Officer) Charter Communications, Inc.	August 28, 2006

* Jeffrey T. Fisher	Executive Vice President and Chief Financial Officer (Principal Financial Officer) Charter Communications, Inc.	August 28, 2006

/s/ Kevin D. Howard Kevin D. Howard	Vice President and Chief Accounting Officer (Principal Accounting Officer) Charter Communications, Inc.	August 28, 2006

* W. Lance Conn	Director of Charter Communications, Inc.	August 28, 2006

* Nathaniel A. Davis	Director of Charter Communications, Inc.	August 28, 2006

* Jonathan L. Dolgen	Director of Charter Communications, Inc.	August 28, 2006

* Rajive Johri	Director of Charter Communications, Inc.	August 28, 2006

Signature		Title	Date

* Robert P. May		Director of Charter Communications, Inc.	August 28, 2006

* David C. Merritt		Director of Charter Communications, Inc.	August 28, 2006

* Marc B. Nathanson		Director of Charter Communications, Inc.	August 28, 2006

* Jo Allen Patton		Director of Charter Communications, Inc.	August 28, 2006

* John H. Tory		Director of Charter Communications, Inc.	August 28, 2006

* Larry W. Wangberg		Director of Charter Communications, Inc.	August 28, 2006

*By:	/s/ Kevin D. Howard Name: Kevin D. Howard Title: Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, CCH II Capital Corp. has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Louis, State of Missouri, on August 28, 2006.

CCH II Capital Corp.,
Registrant

By:	/s/ Kevin D. Howard

Name: Kevin D. Howard

Title:	Vice President and Chief Accounting Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Neil Smit		President and Chief Executive Officer, Director (Principal Executive Officer) CCH II Capital Corp.	August 28, 2006

* Jeffrey T. Fisher		Executive Vice President and Chief Financial Officer (Principal Financial Officer) CCH II Capital Corp.	August 28, 2006

/s/ Kevin D. Howard Kevin D. Howard		Vice President and Chief Accounting Officer (Principal Accounting Officer) CCH II Capital Corp.	August 28, 2006

*By:	/s/ Kevin D. Howard Name: Kevin D. Howard Title: Attorney-in-Fact

EXHIBIT INDEX

Exhibit		Description

1	.1*	Form of Dealer Manager Agreement.
2.1		Purchase Agreement, dated May 29, 2003, by and between Falcon Video Communications, L.P. and WaveDivision Holdings, LLC (incorporated by reference to Exhibit 2.1 to Charter Communications, Inc.’s current report on Form 8-K filed on May 30, 2003 (File No. 000-27927)).
2.2		Asset Purchase Agreement, dated September 3, 2003, by and between Charter Communications VI, LLC, The Helicon Group, L.P., Hornell Television Service, Inc., Interlink Communications Partners, LLC, Charter Communications Holdings, LLC and Atlantic Broadband Finance, LLC (incorporated by reference to Exhibit 2.1 to Charter Communications, Inc.’s current report on Form 8-K/A filed on September 3, 2003 (File No. 000-27927)).
2.3		Purchase Agreement, dated August 11, 2005 by and among CCO Holdings, LLC, CCO Holdings Capital Corp. and J.P. Morgan Securities Inc., Credit Suisse First Boston LLC, and Banc of America Securities LLC as representatives of the purchasers (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of CCO Holdings, LLC and CCO Holdings Capital Corp. filed on August 17, 2005 (File No. 333-112593)).
2.4		Purchase Agreement dated as of January 26, 2006, by and between CCH II, LLC, CCH II Capital Corp. and J.P. Morgan Securities, Inc as Representative of several Purchasers for $450,000,000 10.25% Senior Notes Due 2010 (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K of Charter Communications, Inc. filed on January 27, 2006 (File No. 000-27927)).
2.5		Asset Purchase Agreement dated February 27, 2006, by and between Charter Communications Operating, LLC and Cebridge Acquisition Co., LLC (incorporated by reference to Exhibit 2.2 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on May 2, 2006 (File No. 000-27927)).
3.1		Certificate of Formation of CCH II, LLC (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the registration statement on Form S-4 of CCH II, LLC and CCH II Capital Corp. filed on March 24, 2004 (File No. 333-111423)).
3.2		Amended and Restated Limited Liability Company Agreement of CCH II, LLC, dated as of July 10, 2003 (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the registration statement on Form S-4 of CCH II, LLC and CCH II Capital Corp. filed on March 24, 2004 (File No. 333-111423)).
3.3		Certificate of Incorporation of CCH II Capital Corp. (incorporated by reference to Exhibit 3.3 to Amendment No. 1 to the registration statement on Form S-4 of CCH II, LLC and CCH II Capital Corp. filed on March 24, 2004 (File No. 333-111423)).
3.4		Amended and Reinstated By-laws of CCH II Capital Corporation (incorporated by reference to Exhibit 3.4 to Amendment No. 1 to the registration statement on Form S-4 of CCH II, LLC and CCH II Capital Corp. filed on March 24, 2004 (File No. 333-111423)).
3	.5(a)#	Restated Certificate of Incorporation of Charter Communications, Inc. (Originally incorporated July 22, 1999) (incorporated by reference to Exhibit 3.1 to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on October 18, 1999 (File No. 333-83887)).
3	.5(b)#	Certificate of Amendment of Restated Certificate of Incorporation of Charter Communications, Inc. filed May 10, 2001 (incorporated by reference to Exhibit 3.1(b) to the annual report on Form 10-K filed by Charter Communications, Inc. on March 29, 2002 (File No. 000-27927)).
3	.6#	Amended and Restated By-laws of Charter Communications, Inc. as of June 6, 2001 (incorporated by reference to Exhibit 3.2 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 14, 2001 (File No. 000-27927)).

Exhibit		Description

3	.6(a)#	First Amendment to Amended and Restated By-Laws of Charter Communications, Inc. adopted as of November 8, 1999 (incorporated by reference to Exhibit 3.2(b) to Amendment No. 1 to the registration statement on Form S-1 filed by Charter Communications, Inc. on February 3, 2006 (File No. 333-130898)).
3	.6(b)#	Second Amendment to Amended and Restated By-Laws of Charter Communications, Inc. adopted as of January 1, 2000 (incorporated by reference to Exhibit 3.2(c) to Amendment No. 1 to the registration statement on Form S-1 filed by Charter Communications, Inc. on February 3, 2006 (File No. 333-130898)).
3	.6(c)#	Third Amendment to Amended and Restated By-Laws of Charter Communications, Inc. adopted as of June 6, 2001(incorporated by reference to Exhibit 3.2(d) to Amendment No. 1 to the registration statement on Form S-1 filed by Charter Communications, Inc. on February 3, 2006 (File No. 333-130898)).
3	.6(d)#	Fourth Amendment to Amended and Restated By-laws of Charter Communications, Inc. as of October 3, 2003 (incorporated by reference to Exhibit 3.3 to Charter Communications, Inc.’s quarterly report on Form 10-Q filed on November 3, 2003 (File No. 000-27927)).
3	.6(e)#	Fifth Amendment to Amended and Restated By-laws of Charter Communications, Inc. as of October 28, 2003 (incorporated by reference to Exhibit 3.4 to Charter Communications, Inc.’s quarterly report on Form 10-Q filed on November 3, 2003 (File No. 000-27927)).
3	.6(f)#	Sixth Amendment to Amended and Restated By-laws of Charter Communications, Inc. (incorporated by reference to Charter Communications, Inc.’s current report on Form 8-K filed on September 30, 2004 (File No. 000-27927)).
3	.6(g)#	Seventh Amendment to Amended and Restated By-laws of Charter Communications, Inc. (incorporated by reference to Charter Communications, Inc.’s current report on Form 8-K filed on October 22, 2004 (File No. 000-27927)).
3	.6(h)#	Eighth Amendment to the Amended and Restated By-Laws of Charter Communications, Inc. adopted as of December 14, 2004 (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K of Charter Communications, Inc. filed on December 15, 2004 (File No. 000-27927)).
3	.6(i)#	Ninth Amendment to Amended and Restated By-laws of Charter Communications, Inc. (incorporated by reference to Exhibit 3.1 to the Charter Communications, Inc.’s current report on Form 8-K filed of Charter Communications, Inc. filed on April 21, 2006 (File No. 000-27927)).
4.1		Indenture relating to the 10.25% Senior Notes due 2010, dated as of September 23, 2003, among CCH II, LLC, CCH II Capital Corp. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications Inc. filed on September 26, 2003 (File No. 000-27927)).
4.2		Indenture relating to the 8 3/4% Senior Notes due 2013, dated as of November 10, 2003, by and among CCO Holdings, LLC, CCO Holdings Capital Corp. and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.1 to Charter Communications, Inc.’s current report on Form 8-K filed on November 12, 2003 (File No. 000-27927)).
4.3		Indenture relating to the 8% senior second lien notes due 2012 and 8 3/8% senior second lien notes due 2014, dated as of April 27, 2004, by and among Charter Communications Operating, LLC, Charter Communications Operating Capital Corp. and Wells Fargo Bank, N.A. as trustee (incorporated by reference to Exhibit 10.32 to Amendment No. 2 to the registration statement on Form S-4 of CCH II, LLC filed on May 5, 2004 (File No. 333-111423)).
4	.4(a)	Indenture dated as of December 15, 2004 among CCO Holdings, LLC, CCO Holdings Capital Corp. and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of CCO Holdings, LLC filed on December 21, 2004 (File No. 333-112593)).

Exhibit		Description

4	.4(b)	First Supplemental Indenture dated August 17, 2005 by and among CCO Holdings, LLC, CCO Holdings Capital Corp. and Wells Fargo Bank, L.A., as trustee (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of CCO Holdings, LLC and CCO Holdings Capital Corp. filed on August 23, 2005 (File No. 333-112593)).
4.5		Exchange and Registration Rights Agreement dated August 17, 2005 by and among CCO Holdings, LLC, CCO Holdings Capital Corp. and J.P. Morgan Securities Inc., Credit Suisse First Boston LLC, and Banc of America Securities LLC as representatives of the purchasers (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of CCO Holdings, LLC and CCO Holdings Capital Corp. filed on August 23, 2005 (File No. 333-112593)).
5	.1*	Opinion of Gibson, Dunn & Crutcher regarding legality.
8	.1*	Opinion of Gibson, Dunn & Crutcher regarding tax matters.
10.1		Settlement Agreement and Mutual Releases, dated as of October 31, 2005, by and among Charter Communications, Inc., Special Committee of the Board of Directors of Charter Communications, Inc., Charter Communications Holding Company, LLC, CCHC, LLC, CC VIII, LLC, CC V, LLC, Charter Investment, Inc., Vulcan Cable III, LLC and Paul G. Allen (incorporated by reference to Exhibit 10.17 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 2, 2005 (File No. 000-27927)).
10.2		Exchange Agreement, dated as of October 31, 2005, by and among Charter Communications Holding Company, LLC, Charter Investment, Inc. and Paul G. Allen (incorporated by reference to Exhibit 10.18 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 2, 2005 (File No. 000-27927)).
10.3		CCHC, LLC Subordinated and Accreting Note, dated as of October 31, 2005 (revised) (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K of Charter Communications, Inc. filed on November 4, 2005 (File No. 000-27927)).
10.4		Amended and Restated Credit Agreement, dated as of April 28, 2006, among Charter Communications Operating, LLC, CCO) Holdings, LLC, the lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on May 1, 2006 (File No. 000-27927)).
10	.5(a)	First Amended and Restated Mutual Services Agreement, dated as of December 21, 2000, by and between Charter Communications, Inc., Charter Investment, Inc. and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.2(b) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on February 2, 2001 (File No. 333-54902)).
10	.5(b)	Letter Agreement, dated June 19, 2003, by and among Charter Communications, Inc., Charter Communications Holding Company, LLC and Charter Investment, Inc. regarding Mutual Services Agreement (incorporated by reference to Exhibit No. 10.5(b) to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 000-27927)).
10	.5(c)	Second Amended and Restated Mutual Services Agreement, dated as of June 19, 2003 between Charter Communications, Inc. and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.5(a) to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 000-27927)).
10	.6(a)	Amended and Restated Limited Liability Company Agreement for CC VIII, LLC, dated as of March 31, 2003 (incorporated by reference to Exhibit 10.27 to the annual report on Form 10-K of Charter Communications, Inc. filed on April 15, 2003 (File No. 000-27927)).
10	.6(b)	Third Amended and Restated Limited Liability Company Agreement for CC VIII, LLC, dated as of October 31, 2005 (incorporated by reference to Exhibit 10.20 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 2, 2005 (File No. 000-27927)).

Exhibit		Description

10	.7(a)	Amended and Restated Limited Liability Company Agreement of Charter Communications Operating, LLC, dated as of June 19, 2003 (incorporated by reference to Exhibit No. 10.2 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 000-27927)).
10	.7(b)	First Amendment to the Amended and Restated Limited Liability Company Agreement of Charter Communications Operating, LLC, adopted as of June 22, 2004 (incorporated by reference to Exhibit 10.38(b) to the annual report on Form 10-K filed by Charter Communications, Inc. on February 28, 2006 (File No. 000-27927)).
10.8		Amended and Restated Management Agreement, dated as of June 19, 2003, between Charter Communications Operating, LLC and Charter Communications, Inc. (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 333-83887)).
10	.9(a)	Stipulation of Settlement, dated as of January 24, 2005, regarding settlement of Consolidated Federal Class Action entitled in Re Charter Communications, Inc. Securities Litigation. (incorporated by reference to Exhibit 10.48 to the Annual Report on Form 10-K filed by Charter Communications, Inc. on March 3, 2005 (File No. 000-27927)).
10	.9(b)	Amendment to Stipulation of Settlement, dated as of May 23, 2005, regarding settlement of Consolidated Federal Class Action entitled In Re Charter Communications, Inc. Securities Litigation (incorporated by reference to Exhibit 10.35(b) to Amendment No. 3 to the registration statement on Form S-1 filed by Charter Communications, Inc. on June 8, 2005 (File No. 333-121186)).
10.10		Settlement Agreement and Mutual Release, dated as of February 1, 2005, by and among Charter Communications, Inc. and certain other insureds, on the other hand, and Certain Underwriters at Lloyd’s of London and certain subscribers, on the other hand. (incorporated by reference to Exhibit 10.49 to the annual report on Form 10-K filed by Charter Communications, Inc. on March 3, 2005 (File No. 000-27927)).
10.11		Stipulation of Settlement, dated as of January 24, 2005, regarding settlement of Federal Derivative Action, Arthur J. Cohn v. Ronald L. Nelson et al and Charter Communications, Inc. (incorporated by reference to Exhibit 10.50 to the annual report on Form 10-K filed by Charter Communications, Inc. on March 3, 2005 (File No. 000-27927)).
10	.12(a)†	Charter Communications Holdings, LLC 1999 Option Plan (incorporated by reference to Exhibit 10.4 to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on July 22, 1999 (File No. 333-77499)).
10	.12(b)†	Assumption Agreement regarding Option Plan, dated as of May 25, 1999, by and between Charter Communications Holdings, LLC and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.13 to Amendment No. 6 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on August 27, 1999 (File No. 333-77499)).
10	.12(c)†	Form of Amendment No. 1 to the Charter Communications Holdings, LLC 1999 Option Plan (incorporated by reference to Exhibit 10.10(c) to Amendment No. 4 to the registration statement on Form S-1 of Charter Communications, Inc. filed on November 1, 1999 (File No. 333-83887)).
10	.12(d)†	Amendment No. 2 to the Charter Communications Holdings, LLC 1999 Option Plan (incorporated by reference to Exhibit 10.4(c) to the annual report on Form 10-K filed by Charter Communications, Inc. on March 30, 2000 (File No. 000-27927)).
10	.12(e)†	Amendment No. 3 to the Charter Communications 1999 Option Plan (incorporated by reference to Exhibit 10.14(e) to the annual report of Form 10-K of Charter Communications, Inc. filed on March 29, 2002 (File No. 000-27927)).
10	.12(f)†	Amendment No. 4 to the Charter Communications 1999 Option Plan (incorporated by reference to Exhibit 10.10(f) to the annual report on Form 10-K of Charter Communications, Inc. filed on April 15, 2003 (File No. 000-27927)).

Exhibit		Description

10	.13(a)†	Charter Communications, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.25 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on May 15, 2001 (File No. 000-27927)).
10	.13(b)†	Amendment No. 1 to the Charter Communications, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.11(b) to the annual report on Form 10-K of Charter Communications, Inc. filed on April 15, 2003 (File No. 000-27927)).
10	.13(c)†	Amendment No. 2 to the Charter Communications, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.10 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 14, 2001 (File No. 000-27927)).
10	.13(d)†	Amendment No. 3 to the Charter Communications, Inc. 2001 Stock Incentive Plan effective January 2, 2002 (incorporated by reference to Exhibit 10.15(c) to the annual report of Form 10-K of Charter Communications, Inc. filed on March 29, 2002 (File No. 000-27927)).
10	.13(e)†	Amendment No. 4 to the Charter Communications, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.11(e) to the annual report on Form 10-K of Charter Communications, Inc. filed on April 15, 2003 (File No. 000-27927)).
10	.13(f)†	Amendment No. 5 to the Charter Communications, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.11(f) to the annual report on Form 10-K of Charter Communications, Inc. filed on April 15, 2003 (File No. 000-27927)).
10	.13(g)†	Amendment No. 6 to the Charter Communications, Inc. 2001 Stock Incentive Plan effective December 23, 2004 (incorporated by reference to Exhibit 10.43(g) to the registration statement on Form S-1 of Charter Communications, Inc. filed on October 5, 2005 (File No. 333-128838)).
10	.13(h)†	Amendment No. 7 to the Charter Communications, Inc. 2001 Stock Incentive Plan effective August 23, 2005 (incorporated by reference to Exhibit 10.43(h) to the registration statement on Form S-1 of Charter Communications, Inc. filed on October 5, 2005 (File No. 333-128838)).
10	.13(i)†	Description of Long-Term Incentive Program to the Charter Communications, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.18(g) to the annual report on Form 10-K filed by Charter Communications Holdings, LLC on March 31, 2005 (File No. 333-77499)).
10	.14†	Description of Charter Communications, Inc. 2006 Executive Bonus Plan (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on May 2, 2006 (File No. 000-27927)).
10	.15†	2005 Executive Cash Award Plan amended for 2006 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed April 17, 2006 (File No. 000-27927)).
10	.16†	Executive Services Agreement, dated as of January 17, 2005, between Charter Communications, Inc. and Robert P. May (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on January 21, 2005 (File No. 000-27927)).
10	.17†	Employment Agreement, dated as of October 8, 2001, by and between Carl E. Vogel and Charter Communications, Inc. (Incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 14, 2001 (File No. 000-27927)).
10	.18†	Separation Agreement and Release for Carl E. Vogel, dated as of February 17, 2005 (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K filed by Charter Communications, Inc. on February 22, 2005 (File No. 000-27927)).
10	.19†	Letter Agreement, dated April 15, 2005, by and between Charter Communications, Inc. and Paul E. Martin (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed April 19, 2005 (File No. 000-27927)).

Exhibit		Description

10	.20†	Restricted Stock Agreement, dated as of July 13, 2005, by and between Robert P. May and Charter Communications, Inc. (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed July 13, 2005 (File No. 000-27927)).
10	.21†	Restricted Stock Agreement, dated as of July 13, 2005, by and between Michael J. Lovett and Charter Communications, Inc. (incorporated by reference to Exhibit 99.2 to the current report on Form 8-K of Charter Communications, Inc. filed July 13, 2005 (File No. 000-27927)).
10	.22†	Employment Agreement, dated as of August 9, 2005, by and between Neil Smit and Charter Communications, Inc. (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on August 15, 2005 (File No. 000-27927)).
10	.23†	Employment Agreement dated as of September 2, 2005, by and between Paul E. Martin and Charter Communications, Inc. (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on September 9, 2005 (File No. 000-27927)).
10	.24†	Employment Agreement dated as of September 2, 2005, by and between Wayne H. Davis and Charter Communications, Inc. (incorporated by reference to Exhibit 99.2 to the current report on Form 8-K of Charter Communications, Inc. filed on September 9, 2005 (File No. 000-27927)).
10	.25†	Employment Agreement dated as of October 31, 2005, by and between Sue Ann Hamilton and Charter Communications, Inc. (incorporated by reference to Exhibit 10.21 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 2, 2005 (File No. 000-27927)).
10	.26†	Employment Agreement effective as of October 10, 2005, by and between Grier C. Raclin and Charter Communications, Inc. (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on November 14, 2005 (File No. 000-27927)).
10	.27†	Employment Offer Letter, dated November 22, 2005, by and between Charter Communications, Inc. and Robert A. Quigley (incorporated by reference to 10.68 to Amendment No. 1 to the registration statement on Form S-1 of Charter Communications, Inc. filed on February 2, 2006 (File No. 333-130898)).
10	.28†	Employment Agreement dated as of December 9, 2005, by and between Robert A. Quigley and Charter Communications, Inc. (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on December 13, 2005 (File No. 000-27927)).
10	.29†	Retention Agreement dated as of January 9, 2006, by and between Paul E. Martin and Charter Communications, Inc. (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on January 10, 2006 (File No. 000-27927)).
10	.30†	Employment Agreement dated as of January 20, 2006 by and between Jeffrey T. Fisher and Charter Communications, Inc. (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on January 27, 2006 (File No. 000-27927)).
10	.31†	Employment Agreement dated as of February 28, 2006 by and between Michael J. Lovett and Charter Communications, Inc. (incorporated by reference to Exhibit 99.2 to the current report on Form 8-K of Charter Communications, Inc. filed on March 3, 2006 (File No. 000-27927)).
10	.32†	Separation Agreement of Wayne H. Davis, dated as of March 23, 2006 (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on April 6, 2006 (File No. 000-27927)).
10	.33†	Consulting Agreement of Wayne H. Davis, dated as of March 23, 2006 (incorporated by reference to Exhibit 99.2 to the current report on Form 8-K of Charter Communications, Inc. filed on April 6, 2006 (File No. 000-27927)).

Exhibit		Description

10	.34†	Employment Agreement of Marwan Fawaz, dated as of August 1, 2006 (incorporated by reference to Exhibit 99.1 to the current report of Form 8-K of Charter Communications, Inc. filed on August 1, 2006 (File No. 000-27927)).
10	.35#	Indenture dated May 30, 2001 between Charter Communications, Inc. and BNY Midwest Trust Company as Trustee governing 4.75% Convertible Senior Notes due 2006 (incorporated by reference to Exhibit 4.1(b) to the current report on Form 8-K filed by Charter Communications, Inc. on June 1, 2001 (File No. 000-27927)).
10	.36#	Certificate of Designation of Series A Convertible Redeemable Preferred Stock of Charter Communications, Inc. and related Certificate of Correction of Certificate of Designation (incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 14, 2001 (File No. 000-27927)).
10	.37#	Certificate of Amendment of Certificate of Designation of Series A Convertible Redeemable Preferred Stock of Charter Communications, Inc. (incorporated by reference to Annex A to the Definitive Information Statement on Schedule 14C filed by Charter Communications, Inc. on December 12, 2005 (File No. 000-27927)).
10	.38#	Indenture relating to the 5.875% convertible senior notes due 2009, dated as of November 2004, by and among Charter Communications, Inc. and Wells Fargo Bank, N.A. as trustee (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
10	.39#	5.875% convertible senior notes due 2009 Resale Registration Rights Agreement, dated November 22, 2004, by and among Charter Communications, Inc. and Citigroup Global Markets Inc. and Morgan Stanley and Co. Incorporated as representatives of the initial purchasers (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
10	.40#	Share Loan Registration Rights Agreement, dated November 22, 2004, by and between Charter Communications, Inc. and Citigroup Global Markets Inc. (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
10	.41#	Collateral Pledge and Security Agreement, dated as of November 22, 2004, by and between Charter Communications, Inc. and Wells Fargo Bank, N.A. as trustee and collateral agent (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
10	.42#	Collateral Pledge and Security Agreement, dated as of November 22, 2004 among Charter Communications, Inc., Charter Communications Holding Company, LLC and Wells Fargo Bank, N.A. as trustee and collateral agent (incorporated by reference to Exhibit 10.5 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
10	.43#	Indenture relating to the 8.250% Senior Notes due 2007, dated as of March 17, 1999, between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (incorporated by reference to Exhibit 4.1(a) to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on June 22, 1999 (File No. 333-77499)).
10	.44(a)#	Indenture relating to the 8.625% Senior Notes due 2009, dated as of March 17, 1999, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (incorporated by reference to Exhibit 4.2(a) to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on June 22, 1999 (File No. 333-77499)).

Exhibit		Description

10	.44(b)#	First Supplemental Indenture relating to the 8.625% Senior Notes due 2009, dated as of September 28, 2005, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.45(a)#	Indenture relating to the 9.920% Senior Discount Notes due 2011, dated as of March 17, 1999, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (incorporated by reference to Exhibit 4.3(a) to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on June 22, 1999 (File No. 333-77499)).
10	.45(b)#	First Supplemental Indenture relating to the 9.920% Senior Discount Notes due 2011, dated as of September 28, 2005, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.46(a)#	Indenture relating to the 10.00% Senior Notes due 2009, dated as of January 12, 2000, between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (incorporated by reference to Exhibit 4.1(a) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on January 25, 2000 (File No. 333-95351)).
10	.46(b)#	First Supplemental Indenture relating to the 10.00% Senior Notes due 2009, dated as of September 28, 2005, between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee (incorporated by reference to Exhibit 10.5 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.47(a)#	Indenture relating to the 10.25% Senior Notes due 2010, dated as of January 12, 2000, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (incorporated by reference to Exhibit 4.2(a) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on January 25, 2000 (File No. 333-95351)).
10	.47(b)#	First Supplemental Indenture relating to the 10.25% Senior Notes due 2010, dated as of September 28, 2005, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee (incorporated by reference to Exhibit 10.6 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.48(a)#	Indenture relating to the 11.75% Senior Discount Notes due 2010, dated as of January 12, 2000, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and Harris Trust and Savings Bank (incorporated by reference to Exhibit 4.3(a) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on January 25, 2000 (File No. 333-95351)).
10	.48(b)#	First Supplemental Indenture relating to the 11.75% Senior Discount Notes due 2010, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee, dated as of September 28, 2005 (incorporated by reference to Exhibit 10.7 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).

Exhibit		Description

10	.49(a)#	Indenture dated as of January 10, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.750% senior notes due 2009 (incorporated by reference to Exhibit 4.2(a) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on February 2, 2001 (File No. 333-54902)).
10	.49(b)#	First Supplemental Indenture dated as of September 28, 2005 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.750% Senior Notes due 2009 (incorporated by reference to Exhibit 10.8 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.50(a)#	Indenture dated as of January 10, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 11.125% senior notes due 2011 (incorporated by reference to Exhibit 4.2(b) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on February 2, 2001 (File No. 333-54902)).
10	.50(b)#	First Supplemental Indenture dated as of September 28, 2005, between Charter Communications Holdings, LLC, Charter Communications Capital Corporation and BNY Midwest Trust Company governing 11.125% Senior Notes due 2011 (incorporated by reference to Exhibit 10.9 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.51(a)#	Indenture dated as of January 10, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 13.500% senior discount notes due 2011 (incorporated by reference to Exhibit 4.2(c) to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on February 2, 2001 (File No. 333-54902)).
10	.51(b)#	First Supplemental Indenture dated as of September 28, 2005, between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 13.500% Senior Discount Notes due 2011 (incorporated by reference to Exhibit 10.10 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.52(a)#	Indenture dated as of May 15, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 9.625% Senior Notes due 2009 (incorporated by reference to Exhibit 10.2(a) to the current report on Form 8-K filed by Charter Communications, Inc. on June 1, 2001 (File No. 000-27927)).
10	.52(b)#	First Supplemental Indenture dated as of January 14, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 9.625% Senior Notes due 2009 (incorporated by reference to Exhibit 10.2(a) to the current report on Form 8-K filed by Charter Communications, Inc. on January 15, 2002 (File No. 000-27927)).
10	.52(c)#	Second Supplemental Indenture dated as of June 25, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 9.625% Senior Notes due 2009 (incorporated by reference to Exhibit 4.1 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 6, 2002 (File No. 000-27927)).
10	.52(d)#	Third Supplemental Indenture dated as of September 28, 2005 between Charter Communications Holdings, LLC, Charter Communications Capital Corporation and BNY Midwest Trust Company as Trustee governing 9.625% Senior Notes due 2009 (incorporated by reference to Exhibit 10.11 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).

Exhibit		Description

10	.53(a)#	Indenture dated as of May 15, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.000% Senior Notes due 2011 (incorporated by reference to Exhibit 10.3(a) to the current report on Form 8-K filed by Charter Communications, Inc. on June 1, 2001 (File No. 000-27927)).
10	.53(b)#	First Supplemental Indenture dated as of January 14, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.000% Senior Notes due 2011 (incorporated by reference to Exhibit 10.3(a) to the current report on Form 8-K filed by Charter Communications, Inc. on January 15, 2002 (File No. 000-27927)).
10	.53(c)#	Second Supplemental Indenture dated as of June 25, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.000% Senior Notes due 2011 (incorporated by reference to Exhibit 4.2 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 6, 2002 (File No. 000-27927)).
10	.53(d)#	Third Supplemental Indenture dated as of September 28, 2005 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing the 10.000% Senior Notes due 2011 (incorporated by reference to Exhibit 10.12 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.54(a)#	Indenture dated as of May 15, 2001 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 11.750% Senior Discount Notes due 2011 (incorporated by reference to Exhibit 10.4(a) to the current report on Form 8-K filed by Charter Communications, Inc. on June 1, 2001 (File No. 000-27927)).
10	.54(b)#	First Supplemental Indenture dated as of September 28, 2005 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 11.750% Senior Discount Notes due 2011 (incorporated by reference to Exhibit 10.13 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.55#	4.75% Mirror Note in the principal amount of $632.5 million dated as of May 30, 2001, made by Charter Communications Holding Company, LLC, a Delaware limited liability company, in favor of Charter Communications, Inc., a Delaware corporation (incorporated by reference to Exhibit 4.5 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 6, 2002 (File No. 000-27927)).
10	.56(a)#	Indenture dated as of January 14, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 12.125% Senior Discount Notes due 2012 (incorporated by reference to Exhibit 10.4(a) to the current report on Form 8-K filed by Charter Communications, Inc. on January 15, 2002 (File No. 000-27927)).
10	.56(b)#	First Supplemental Indenture dated as of June 25, 2002 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 12.125% Senior Discount Notes due 2012 (incorporated by reference to Exhibit 4.3 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 6, 2002 (File No. 000-27927)).
10	.56(c)#	Second Supplemental Indenture dated as of September 28, 2005 between Charter Communications Holdings, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 12.125% Senior Discount Notes due 2012 (incorporated by reference to Exhibit 10.14 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).

Exhibit		Description

10	.57#	Share Lending Agreement, dated as of November 22, 2004 between Charter Communications, Inc., Citigroup Global Markets Limited, through Citigroup Global Markets, Inc. (incorporated by reference to Exhibit 10.6 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
10	.58#	Holdco Mirror Notes Agreement, dated as of November 22, 2004, by and between Charter Communications, Inc. and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.7 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
10	.59#	Unit Lending Agreement, dated as of November 22, 2004, by and between Charter Communications, Inc. and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.8 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
10	.60#	5.875% Mirror Convertible Senior Note due 2009, in the principal amount of $862,500,000 dated as of November 22, 2004 made by Charter Communications Holding Company, LLC, a Delaware limited liability company, in favor of Charter Communications, Inc., a Delaware limited liability company, in favor of Charter Communications, Inc., a Delaware corporation (incorporated by reference to Exhibit 10.9 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
10	.61#	Indenture dated as of September 28, 2005 among CCH I Holdings, LLC and CCH I Holdings Capital Corp., as Issuers and Charter Communications Holdings, LLC, as Parent Guarantor, and The Bank of New York Trust Company, NA, as Trustee, governing: 11.125% Senior Accreting Notes due 2014, 9.920% Senior Accreting Notes due 2014, 10.000% Senior Accreting Notes due 2014, 11.75% Senior Accreting Notes due 2014, 13.50% Senior Accreting Notes due 2014, 12.125% Senior Accreting Notes due 2015 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.62#	Indenture dated as of September 28, 2005 among CCH I, LLC and CCH I Capital Corp., as Issuers, Charter Communications Holdings, LLC, as Parent Guarantor, and The Bank of New York Trust Company, NA, as Trustee, governing 11.00% Senior Secured Notes due 2015 (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on October 4, 2005 (File No. 000-27927)).
10	.63#	Consulting Agreement, dated as of March 10, 1999, by and between Vulcan Northwest Inc., Charter Communications, Inc. (now called Charter Investment, Inc.) and Charter Communications Holdings, LLC (incorporated by reference to Exhibit 10.3 to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation filed on July 22, 1999 (File No. 333-77499)).
10	.64#	Letter Agreement, dated September 21, 1999, by and among Charter Communications, Inc., Charter Investment, Inc., Charter Communications Holding Company, Inc. and Vulcan Ventures Inc. (incorporated by reference to Exhibit 10.22 to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on October 18, 1999 (File No. 333-83887)).
10	.65#	Form of Exchange Agreement, dated as of November 12, 1999 by and among Charter Investment, Inc., Charter Communications, Inc., Vulcan Cable III Inc. and Paul G. Allen (incorporated by reference to Exhibit 10.13 to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on October 18, 1999 (File No. 333-83887)).
10	.66(a)#	Amended and Restated Limited Liability Company Agreement for Charter Communications Holding Company, LLC made as of August 31, 2001 (incorporated by reference to Exhibit 10.9 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 14, 2001 (File No. 000-27927)).

Exhibit		Description

10	.66(b)#	Letter Agreement between Charter Communications, Inc. and Charter Investment Inc. and Vulcan Cable III Inc. amending the Amended and Restated Limited Liability Company Agreement of Charter Communications Holding Company, LLC, dated as of November 22, 2004 (incorporated by reference to Exhibit 10.10 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).
10	.67#	Second Amended and Restated Limited Liability Company Agreement for Charter Communications Holdings, LLC, dated as of October 31, 2005 (incorporated by reference to Exhibit 10.21 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 2, 2005 (File No. 000-27927)).
15	.1**	Letter re: unaudited interim financial information of Charter Communications, Inc.
21	.1*	Subsidiaries of CCH II, LLC.
21	.2*	Subsidiaries of Charter Communications, Inc.
23	.1**	Consent of KPMG LLP with respect to the Consolidated Financial Statements of Charter Communications, Inc.
23	.2**	Consent of KPMG LLP with respect to the Consolidated Financial Statements of CCH II, LLC.
23	.3*	Consent of Gibson, Dunn & Crutcher LLP (included with Exhibit 5.1).
23	.4*	Consent of Gibson, Dunn & Crutcher LLP regarding tax matters (included with Exhibit 8.1).
24	.1*	Power of attorney (included in signature page).
25	.1**	Statement of eligibility of trustee.
99	.1**	Letter of Transmittal.
99	.2**	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99	.3**	Letter to Clients.

*	Previously filed.

**	Filed herewith.

†	Management compensatory plan or arrangement.

#	Applicable only to Charter Communications, Inc.